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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on December 7, 2009.

Registration No. 333-163372

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COWEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6211 (Primary Standard Industrial Classification Code Number)	27-0423711 (I.R.S. Employer Identification No.)

599 Lexington Avenue
New York, New York 10022
(212) 845-7900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Kevin McCarthy
General Counsel
Cowen Group, Inc.
599 Lexington Avenue
New York, New York 10022
(212) 845-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David K. Boston, Esq. Laura L. Delanoy, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Michael T. Kohler, Esq. Bartholomew A. Sheehan, III, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Shares to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A common stock, par value $0.01	17,480,000	$114,098,400	$6,368(4)

(1)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum offering price is based (x) on a per share price of $6.53, with respect to 17,250,000 shares, and (y) on a per share price of $6.33, with respect to 230,000 shares, the averages of the high and low prices of our common stock on November 20, 2009 and December 3, 2009, respectively, as reported on the Nasdaq Global Market.
(2)
Includes shares of Class A common stock that the underwriters have an option to purchase solely to cover over-allotments.
(3)
Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $55.80 per $1 million of the proposed maximum aggregate offering price.
(4)
$6,286 has previously been paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated December 7, 2009

15,200,000 Shares

COWEN GROUP, INC.
Class A common stock

This is a public offering of shares of Class A common stock of Cowen Group, Inc. Cowen Group, Inc. is offering 15,000,000 shares of Class A common stock. The selling stockholder identified in this prospectus is offering an additional 200,000 shares of Class A common stock. Cowen Group, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

Our Class A common stock is presently traded on the NASDAQ Global Market under the symbol "COWN." On December 4, 2009, the last reported sale price of our Class A common stock was $6.32 per share.

An investment in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 11 of this prospectus to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Cowen Group, Inc.	$	$
Proceeds, before expenses, to the selling stockholder	$	$

We have granted the underwriters an option to purchase up to an additional 2,280,000 shares of our Class A common stock to cover any over-allotments, at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on December     , 2009.

Cowen and Company
BofA Merrill Lynch
Credit Suisse
Sandler O'Neill + Partners, L.P.

Keefe, Bruyette & Woods

December     , 2009

        You should rely only on the information contained in this prospectus. Neither we or the selling stockholder nor the underwriters have authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with additional or different information, you should not rely on it. We, the selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

i

 BASIS OF PRESENTATION

        In this prospectus, references to "the Company," "Cowen Group," "we," "our" and "us" are to Cowen Group, Inc. and, except as the context otherwise requires, its consolidated subsidiaries. In this prospectus, references to "Ramius" refer to Ramius LLC, a wholly owned subsidiary of the Company, references to "Cowen Holdings" refer to Cowen Holdings, Inc., a wholly owned subsidiary of the Company, and references to "RCG" refer to RCG Holdings LLC, an entity which holds approximately 66.56% of our Class A common stock, in each case unless the context indicates otherwise. References to "Cowen and Company" refer to Cowen and Company, LLC, a wholly owned subsidiary of Cowen Holdings and the Company's primary broker-dealer, and to the Company's investment banking operations generally.

        On November 2, 2009, the transactions (which we refer to collectively with the fund of funds asset exchange, described in the section titled "Prospectus Summary" below, as the Transactions) contemplated by the Transaction Agreement and Agreement and Plan of Merger, dated as of June 3, 2009 (which we refer to as the Transaction Agreement), by and among the Company, Ramius, Cowen Holdings, RCG and Lexington Merger Corp., were consummated including (1) the merger of Lexington Merger Corp. with and into Cowen Holdings, pursuant to which each outstanding share of common stock of Cowen Holdings was converted into one share of Class A common stock of the Company and (2) the transfer by RCG of substantially all of its assets and liabilities to Ramius in exchange for the Company's issuance to RCG of 37,536,826 shares of Class A common stock of the Company.

        Prior to the consummation of the Transactions, the Company did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Transaction Agreement. All financial statements and related financial information of the Company presented in this prospectus relate to the historical information of Ramius (the business of which was operated by RCG, the Company's accounting predecessor, prior to the consummation of the Transactions), unless the context indicates otherwise.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you and is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus and our financial statements and the related notes appearing elsewhere in this prospectus before you decide to invest in our Class A common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and other sections of this prospectus.

Our Business

        Cowen Group is a diversified financial services firm providing alternative investment management, investment banking, research, and sales and trading services through its business units, Ramius and Cowen and Company. Its alternative investment management products include hedge funds, fund of funds, real estate, healthcare royalty funds and cash management services, offered primarily under the Ramius name. Cowen and Company offers industry focused investment banking services for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.

        Cowen Group, a Delaware corporation, is a new holding company, formed in connection with the business combination of Ramius and Cowen Holdings. On November 2, 2009, the Transactions were consummated in which RCG received approximately 66.56% of our Class A common stock in exchange for the Ramius business and former Cowen Holdings shareholders received approximately 28.63% of our Class A common stock in exchange for the Cowen Holdings business. Following the consummation of the Transactions, each of Ramius and Cowen Holdings became a wholly owned subsidiary of the Company.

Industry Overview

        The financial market dislocation, which began in the fourth quarter of 2007 and accelerated into 2008, has created new opportunities for firms that are able to adapt to the changing landscape. In the past 24 months, many financial institutions in the United States either failed outright or were acquired by other financial institutions in distressed sales. Many of those that survived the dislocation found that their operating strategies had become greatly altered by the federal government, which became a major stakeholder in a number of financial institutions through various guarantee and support programs.

        We believe the firms that have navigated this dislocation and are unencumbered by government obligations will have advantages going forward. Such firms should have opportunities to develop new client relationships and to build and improve their talent base and product offerings.

Competitive Strengths

        We believe that the recent combination of Ramius's and Cowen and Company's businesses creates a firm with the breadth and depth to take advantage of the current market dislocation. The Company's global alternative investment management business (hedge funds, fund of funds, real estate, healthcare royalty funds and cash management services) complements the Company's established financial services practice (investment banking, research and sales and trading) in the following ways:

        Diversified Platform of Complementary Businesses.    The combination of our alternative investment management and investment banking businesses adds significant diversity to our sources of revenue. We believe that revenue diversification provides us with greater financial stability through market cycles when compared to other firms with a narrower product, sector or regionally-focused business model.

        Top-Tier Management Team.    We have a team of senior professionals led by seasoned executives with decades of experience building and managing financial services organizations and a track record of generating positive risk-adjusted returns. Additionally, the reputation of our senior management and their global network of relationships provides us with competitive advantages in identifying transactions and securing investment opportunities.

        Strong Balance Sheet with a Long-Term, Proprietary Track Record of Outperformance.    On a pro forma basis as of September 30, 2009, we had $408.6 million of total equity, a significant portion of which is invested or available for new investment opportunities. Since Ramius began investing its own capital on a proprietary basis in 1999, we generated a compounded annualized return on our invested capital through September 30, 2009 that significantly exceeds the S&P 500 return for the same period.

        Team-Oriented Culture.    Our senior management encourages collaboration and fosters a partnership culture in which highly-motivated team members can seek to build successful businesses together. We believe this enables us to identify and respond to new opportunities as they emerge and ultimately helps us to better identify, attract and retain talented, results-oriented people.

        Alignment of Interests.    One of our fundamental philosophies is to align the interests of our management and employees with those of our shareholders and investors. Employees, our executive officers and members of our board of directors own over 30% of our outstanding Class A common stock, including through their ownership of RCG. The equity held by certain Ramius principals through RCG is subject to transfer restrictions for at least 30 months from November 2, 2009. In addition, the Company's own capital is invested alongside our investors in many of our investment products.

        Institutionalized Operational Processes and Infrastructure.    We have developed highly institutionalized products, risk management, operational and information technology processes and controls. We believe that this infrastructure is scalable and important in attracting institutional investors, third-party distribution platforms and brokerage clients who demand portfolio transparency and deep insight into investment processes, as well as high quality research, execution and advisory services.

Opportunities for Growth

        The business combination of Ramius and Cowen and Company brought together two like-minded, collaborative cultures. We believe the open exchange of ideas and the leveraging of relationships across both organizations will lead to greater revenue opportunities in our existing business lines. Moreover, our balance sheet should allow us to pursue opportunistic expansion either organically, through the hiring of talented individuals or teams, or through acquisitions, investments and strategic partnerships for both our alternative investment management and investment banking businesses.

        Additional business line initiatives include:

  Alternative Investment Management Business

        Extend strong investment track record.    Historically, our hedge fund and fund of funds platforms have sought to deliver consistent, risk-adjusted returns to our investors throughout market cycles. In these platforms, we seek positive performance with minimal correlation to directional market indices. As we seek to increase our assets under management, our focus remains to provide our clients with strong investment performance through our current strategies.

        Grow assets under management by expanding our global distribution network.    We are focused on developing a more significant global presence and intend to expand our client relationships and distribution capabilities in key regions of the world through new distribution channels and joint ventures. In addition, we are seeking to become a preferred alternative investment service provider to financial intermediaries who will distribute our alternative investment management products through their distribution platforms.

        Expand investment products and strategies.    We are an alternative investment solutions provider that focuses on evolving client needs. We have consistently developed and added new products and strategies to our business and will continue to selectively expand our products, strategies and service offerings through acquisition, strategic partnership or the addition of new investment talent.

  Investment Banking Business

        Enhance our investment banking relationships.    We believe that the combination of Ramius's network of investors and partners and Cowen and Company's corporate and institutional relationships coupled with our capital markets capabilities should enable us to be retained for more and a wider variety of investment banking transactions.

        Leverage our sales and trading distribution into broader firm relationships.    The institutional knowledge and expertise of our sales and trading teams are highly valued by our clients. We will seek to leverage this knowledge and expertise into increased levels of dialogue with our clients to generate value added capital markets and portfolio management ideas that we can execute on their behalf.

        Hire additional senior professionals and add new industry verticals.    We anticipate adding financial professionals and coverage of new sectors on an opportunistic basis. We have recently hired individuals in two new industry verticals—financial institutions and REITs—that have the potential for strong transaction activity.

Our Alternative Investment Management Business

        We operate our alternative investment management business primarily through Ramius LLC, our wholly owned subsidiary. Our alternative investment management business had approximately $7.9 billion of assets under management as of October 1, 2009, after giving pro forma effect to the consummation of the Transactions. The predecessor to this business was founded in 1994 and, through one of its subsidiaries, has been a registered investment adviser under the Investment Advisers Act since 1997. Our alternative investment management products and services include hedge funds, fund of funds, real estate, healthcare royalty funds and cash management services. Our institutional investors include pension funds, insurance companies, banks, foundations and endowments, wealth management organizations and family offices.

Our Investment Banking Business

        We operate our investment banking business primarily through Cowen and Company, LLC, our primary broker-dealer. Cowen and Company, LLC is an international investment bank dedicated to providing superior research, brokerage and investment banking services to companies and institutional investor clients primarily in the healthcare, technology, media and telecommunications, consumer, aerospace and defense, financial institutions, REITs and alternative energy sectors. We provide research and brokerage services to over 1,000 domestic and international clients seeking to trade equity and equity-linked securities, principally in our target sectors. We focus our investment banking efforts, principally equity and equity-linked capital raising and strategic advisory services, on growth-oriented public companies as well as private companies.

Risk Factors

        Investing in our Class A common stock involves substantial risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our Class A common stock. Some of the most important risks are summarized below.

  •
  Difficult market conditions, market disruptions and volatility have adversely affected and may in the future continue to adversely affect the Company's businesses, results of operations and financial condition.

  •
  The Company is expected to incur substantial expenses related to the integration of Ramius and Cowen Holdings.

  •
  The Company's alternative investment management and investment banking businesses have incurred losses in recent periods and may incur losses in the future.

  •
  The Company depends on its key senior personnel and the loss of their services would have a material adverse effect on the Company's businesses and results of operations, financial condition and prospects.

  •
  The Company's ability to retain its senior professionals is critical to the success of its businesses, and its failure to do so may materially affect the Company's reputation, business and results of operations.

  •
  Limitations on the Company's access to capital could impair its liquidity and its ability to conduct its businesses.

  •
  Ramius and its funds and/or Cowen and Company may become subject to additional regulations which could increase the costs and burdens of compliance or impose additional restrictions which could have a material adverse effect on the Company's businesses and the performance of the funds in its alternative investment management business.

  •
  As a result of RCG's majority ownership interest in Company, RCG controls matters requiring stockholder approval, and its ownership could affect the liquidity in the market for our Class A common stock.

  •
  The Company is a "controlled company" within the meaning of the NASDAQ rules and, as a result, will qualify for, and rely on, exemptions from certain corporate governance standards, which may limit the presence of independent directors on the board of directors or board committees of the Company.

  •
  Investors in the Ramius funds and investors with managed accounts can generally redeem investments with prior notice. The rate of redemptions has recently accelerated and could continue to further accelerate. Redemptions have, and may continue to, create difficulties in managing the liquidity of the Ramius funds and managed accounts, reduce assets under management and adversely affect the Company's revenues.

  •
  Certain of the Company's alternative investment management products may invest in relatively high-risk, illiquid assets, and Ramius may fail to realize any profits from these activities for a considerable period of time or lose some or all of the principal amounts of these investments.

  •
  The ability of RCG and, subject to limitations, HVB Alternative Advisors LLC (which we refer to as HVB) and some of the Company's employees to sell Class A common stock could cause the stock price to decrease.

Recent Developments

  Consummation of the Transactions

        On November 2, 2009, the Transactions were consummated including (1) the conversion of each outstanding share of Cowen Holdings's common stock of into one share of our Class A common stock and (2) RCG's transfer of substantially all of its assets and liabilities to Ramius, our wholly owned subsidiary, in exchange for 37,536,826 shares of our Class A common stock.

  Fund of Funds Asset Exchange

        On November 2, 2009, as part of the Transactions, Cowen Holdings purchased from HVB the 50% interest in the Ramius fund of funds business, which is known as Ramius Alternative Solutions LLC (which we refer to as Ramius Alternative Solutions) that HVB owned in exchange for (1) the Company's issuance to HVB of 2,713,882 shares of our Class A common stock and (2) approximately $10.4 million in cash. This exchange resulted in Ramius Alternative Solutions becoming an indirect wholly owned subsidiary of the Company.

        The diagram below shows the structure of the Company as of November 2, 2009 following completion of the Transactions:

(1)
Members of our senior management control the managing member of RCG. RCG members also include BA Alpine Holdings, Inc., an affiliate of HVB.

(2)
Of the 37,536,826 shares of our Class A common stock held by RCG prior to this offering, (i) 8,518,685 shares are attributable to BA Alpine Holdings, Inc. and (ii) 9,527,596 are attributable to our directors and executive officers. RCG is selling 200,000 shares of Class A common stock in this offering and will distribute the net proceeds to satisfy withdrawals of certain of its other, non-affiliate members who are withdrawing one-third of their capital in RCG as of December 31, 2009.

  Credit Facility

        On November 2, 2009, the Company entered into a Secured Revolving Credit Agreement (which we refer to as the HVB Credit Facility) with Bayerische Hypo- und Vereinsbank AG, which we refer to as HVB AG, as Administrative Agent, and another lender. The credit agreement provides for a secured revolving loan facility of up to $50 million (which automatically reduces to $25 million on January 4, 2010), with a maturity date of September 29, 2011.

Principal Executive Offices

        Our principal executive offices are located at 599 Lexington Avenue, New York, New York 10022, and our telephone number is (212) 845-7900. Our website address is http://www.cowen.com/. Our website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

THE OFFERING

Class A common stock offered by us	15,000,000 shares
Class A common stock offered by the selling stockholder

200,000 shares. These shares are held by RCG and are attributable to certain of its non-affiliate members who are withdrawing one-third of their capital in RCG as of December 31, 2009. RCG is selling these shares and will distribute the net proceeds to those members to satisfy such withdrawals.

Over-allotment option granted by us to the underwriters	2,280,000 shares
Common stock to be outstanding after this offering	72,437,136 shares
Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, after deducting the underwriting discounts and other estimated offering expenses payable by us.

We anticipate that we will use approximately $25 million of the net proceeds received by us from this offering to repay indebtedness and the remainder for working capital and general corporate purposes.

We will not receive any proceeds from the sale of any shares in this offering by the selling stockholder.
See "Use of Proceeds."
Listing	Our Class A common stock is currently listed on the NASDAQ Global Market under the symbol "COWN."
Dividend Policy

We have never declared or paid any cash dividends on the Class A common stock and have no intent to do so for the foreseeable future. Any payment of cash dividends on Class A common stock in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, applicable law, contractual restrictions and other factors deemed relevant by our board of directors. See "Dividend Policy."

        References in this prospectus to the number of shares of our Class A common stock to be outstanding after this offering are based on 57,437,136 shares of Class A common stock outstanding on December 4, 2009 and exclude:

  •
  892,782 shares of Class A common stock issuable upon exercise of options outstanding as of December 4, 2009, at a weighted average exercise price of $15.06 per share;

  •
  2,746,301 shares of Class A common stock reserved for future grants under our stock option and incentive plans as of December 4, 2009; and

  •
  253,505 shares of Class A common stock underlying restricted stock units that have been granted under our stock option and incentive plans but have not been issued as of December 4, 2009.

        Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

SUMMARY HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summarizes our historical and pro forma consolidated financial information. We derived the historical financial information from our accounting predecessor's audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the unaudited consolidated financial statements for the nine months ended September 30, 2009 and 2008 included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations data and pro forma consolidated statements of financial condition data give effect to the Transactions as if they were completed on January 1, 2008 and include all adjustments which give effect to the events that are directly attributable to the Transactions, as long as the impact of such events are expected to continue and are factually supportable.

        This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings," "Unaudited Pro Forma Condensed Combined Financial Statements" and the financial statements and related notes of RCG and Cowen Holdings appearing elsewhere in this prospectus.

	Pro Forma
	Nine Months Ended
		Year Ended	Nine Months Ended September 30,
					Year Ended December 31,
	September 30, 2009	December 31, 2008
			2009	2008	2008	2007	2006
	(in thousands)
Consolidated Statements of Operations Data:
Revenues
Management fees	$38,125	$83,391	$31,408	$56,443	$70,818	$73,950	$65,635
Incentive income	177	—	177	—	—	60,491	81,319
Interest and dividends	592	5,355	225	1,443	1,993	16,356	17,189
Reimbursement from affiliates	7,832	16,330	7,832	11,675	16,330	7,086	4,070
Investment banking	28,917	50,937	—	—	—	—	—
Brokerage	103,773	149,901	—	—	—	—	—
Other Revenues	4,173	7,404	2,265	4,737	6,853	5,086	8,038
Consolidated Ramius Funds and certain real estate entities revenues	12,312	31,739	12,312	26,165	31,739	25,253	35,897

Total revenues	195,901	345,057	54,219	100,463	127,733	188,222	212,148
Expenses
Employee compensation and benefits	158,474	228,910	50,869	67,703	84,769	123,511	112,433
Non-compensation expense (excluding goodwill impairment)	103,760	152,640	38,070	37,929	54,856	79,020	54,277
Goodwill impairment	—	10,200	—	—	10,200	—	—
Consolidated Ramius Funds and certain real estate entities expenses	11,831	34,268	11,831	27,040	34,268	21,014	39,300

Total expenses	274,065	426,018	100,770	132,672	184,093	223,545	206,010
Other income (loss)
Net gain (loss) on securities, derivatives and other investments	(2,702)	(2,006)	(2,702)	800	(2,006)	94,078	54,765
Gain on exchange memberships	—	751	—	—	—	—	—
Consolidated Ramius Funds and certain real estate entities net gains (losses)	25,268	(198,485)	25,268	(85,523)	(198,485)	84,846	78,656

Total other income (loss)	22,566	(199,740)	22,566	(84,723)	(200,491)	178,924	133,421
Income (loss) before income taxes	(55,598)	(280,701)	(23,985)	(116,932)	(256,851)	143,601	139,559
Income tax provision (benefit)	(5,413)	10,486	(5,978)	738	(1,301)	1,397	4,814

Net income (loss)	(50,185)	(291,187)	(18,007)	(117,670)	(255,550)	142,204	134,745
Net Income (loss) attributable to non-controlling interests	13,247	(108,537)	13,888	(52,176)	(113,786)	66,343	74,189
Special allocation to the Managing Member	—	—	—	—	—	26,551	21,195

Net income (loss) available to all Redeemable Members	$(63,432)	$(182,650)	$(31,895)	$(65,494)	(141,764)	49,310	39,361

SUMMARY HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

	As of September 30,	As of December 31,
	2009	2008	2007	2006
	(in thousands)
Consolidated Statements of Financial Condition Data:
Total assets	$681,895	$797,831	$2,113,532	$2,468,195
Total liabilities	113,025	182,003	1,430,029	1,657,992
Redeemable non-controlling interests in consolidated subsidiaries	267,242	284,936	203,523	514,761

Total redeemable members' capital	$301,628	$330,892	$479,980	$295,442

Pro Forma
As of September 30, 2009
Consolidated Statements of Financial Condition Data:
Total assets	$869,977
Total liabilities	207,996
Total redeemable group equity	253,359

Total equity	$408,622

 CONFLICTS OF INTEREST

        Cowen and Company, LLC, a wholly owned subsidiary of Cowen Group, is a member of the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Security Dealers, Inc., or the NASD), or FINRA, and will participate in the distribution of the shares of our Class A common stock. We control Cowen and Company and this relationship is defined as a "conflict of interest" under Conduct Rule 2720 of the NASD. RCG also indirectly controls Cowen and Company and will sell shares of our Class A common stock in the offering. This relationship would also be defined as a "conflict of interest" under Conduct Rule 2720 of the NASD. BA Alpine Holdings, Inc., an affiliate of HVB, is a member of RCG and therefore considered an affiliate of Cowen and Company. In excess of 5% of the net offering proceeds are intended to be paid to HVB to repay amounts outstanding under the HVB Credit Facility. This is also defined as a "conflict of interest" under Conduct Rule 2720 of the NASD. Because of those relationships, the offering will be conducted in accordance with NASD Rule 2720. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of "due diligence" in respect to, the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended (or the "Securities Act"), specifically including those inherent in Section 11 of the Securities Act. We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against liabilities in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

RISK FACTORS

        An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following information, together with the other information in this prospectus, prior to making a decision to purchase shares of our Class A common stock. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. If any of the following risks occur or if any additional risks and uncertainties not presently known to us or not currently believed to be material occur, our business, results of operations, financial condition or prospects could be materially adversely affected.

 Risks Related to the Company's Businesses and Industry

        For purposes of the following risk factors, references made to Ramius's funds include hedge funds and other alternative investment management products offered by the Company and funds in the Ramius fund of funds business and real estate funds.

The Company

Difficult market conditions, market disruptions and volatility have adversely affected and may in the future continue to adversely affect the Company's businesses, results of operations and financial condition.

        The Company's businesses, by their nature, do not produce predictable earnings, and all of the Company's businesses may be materially affected by conditions in the global financial markets and by global economic conditions, such as interest rates, the availability of credit, inflation rates, economic uncertainty, changes in laws, commodity prices, asset prices (including real estate), currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations). Recently, global credit and other financial markets have suffered and continue to suffer substantial stress, volatility, illiquidity and disruption. Market turbulence reached unprecedented levels during the third and fourth quarters of 2008, as loss of investor confidence in the financial system resulted in an historically unprecedented lack of liquidity, decline in asset values (including real estate assets), and the bankruptcy or acquisition of, or government assistance to, several major domestic and international financial institutions. These factors, combined with volatile commodity prices and foreign exchange rates, have contributed to recessionary economic conditions globally and a deterioration in consumer and corporate confidence and could further exacerbate the overall market disruptions and risks to market participants, including the Ramius funds and managed accounts. These market conditions may affect the level and volatility of securities prices and the liquidity and the value of investments in the Ramius funds (including Ramius Enterprise L.P. (which we refer to as Enterprise) in which the Company has an investment of approximately $276 million of its own capital as of September 30, 2009) and managed accounts, and the Company may not be able to effectively manage its alternative investment management business's exposure to these market conditions. Losses in Enterprise could adversely affect our results of operations.

        In addition, industry-wide declines in the size and number of underwritings and mergers and acquisitions have had an adverse effect on revenues of Cowen and Company due to the decrease in equity underwritings and the decline in both announced and completed mergers and acquisitions. Continued weakness in equity markets and diminished trading volume of securities could further adversely impact Cowen and Company's brokerage business, from which Cowen Holdings historically generated a significant portion of its revenues. In addition, reductions in the trading prices for equity securities also tend to reduce the dollar value of investment banking transactions, such as underwriting and merger and acquisition transactions, which in turn would likely reduce the fees that Cowen and Company earns from these transactions. As the Company may be unable to reduce expenses correspondingly, its profits and profit margins of its investment banking business may decline. During 2008, the adverse market conditions impacted Cowen and Company's investment banking business, and there can be no assurance that these conditions will improve in the near term. Until they do, the Company expects its results of operations to be negatively impacted.

The Company is expected to incur substantial expenses related to the integration of Ramius and Cowen Holdings.

        The Company expects to continue to incur substantial expenses in connection with the integration of the business, policies, procedures, operations, technologies and systems of Ramius and Cowen Holdings. There are a large number of functions that must be integrated, including but not limited to information technology, finance, human resources, audit, corporate communications, risk management and legal and compliance. Furthermore, the Company expects to move its employees in New York to a single office location, which will likely result in the Company incurring additional costs for rent and capital expenditures. While the Company has calculated an estimate of expenses, there are a number of factors beyond the Company's control that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that the Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale, cost savings and revenue synergies related to the integration of the businesses as a result of the Transactions.

Although the Company expects that the combination of the businesses of Ramius and Cowen and Company will result in benefits to the Company, the Company may not realize those benefits because of integration difficulties and other challenges.

        The success of the combination of the businesses of Ramius and Cowen and Company will depend in large part on the success of the management of the Company in integrating the operations, strategies, technologies and personnel of the two predecessor companies. The Company may fail to realize some or all of the anticipated benefits of the Transactions if the integration process takes longer or is more costly than expected. The failure of the Company to meet the challenges involved in successfully integrating the operations of Ramius and Cowen and Company or to otherwise realize any of the anticipated benefits of the Transactions, including additional revenue opportunities, could impair the operations of the Company. In addition, the Company anticipates that the overall integration of the companies will be a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the business of Ramius and Cowen and Company.

        Potential difficulties the Company may encounter in the integration process include the following:

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  the integration of each company's management teams, strategies, technologies and operations, products and services;

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  the disruption of each company's ongoing businesses and distraction of their respective management teams from ongoing business concerns;

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  the retention of the existing clients of both companies;

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  the creation of uniform standards, controls, procedures, policies and information systems;

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  the reduction of the costs associated with each company's operations;

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  the consolidation and rationalization of information technology platforms and administrative infrastructures;

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  the integration of corporate cultures and maintenance of employee morale;

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  the retention of key employees;

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  the occurrence of unanticipated expenses related to technology integration; and

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  potential unknown liabilities associated with the Transactions.

        The anticipated benefits and synergies include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated benefits and synergies assume a successful integration and are based on projections and other assumptions, which are inherently uncertain. Furthermore, the combination of the Company's offices in New York will likely result in the Company initially incurring additional costs for rent and capital expenditures.

        Ramius and Cowen and Company operate in different business segments. Ramius's business is alternative investment management. Ramius's investment products and services include hedge funds, fund of funds, real estate funds, healthcare royalty funds and cash management services. Cowen and Company has a financial services practice, including investment banking, equity research, sales and trading and alternative investment management services. Although the management of the Company includes executives from both Ramius and Cowen and Company, the Company cannot guarantee that it will integrate and operate the business lines of Ramius and Cowen and Company to achieve the cost savings and other benefits that are anticipated to result from the Transactions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

The Company's alternative investment management and investment banking businesses have incurred losses in recent periods and may incur losses in the future.

        The Company's alternative investment management and investment banking businesses have incurred losses in several recent periods and also recorded net losses in certain quarters within other fiscal years. The Company may incur losses in any of its future periods. Future losses may have a significant effect on the Company's liquidity as well as our ability to operate.

        In addition, we may incur significant expenses in connection with any expansion, strategic acquisition or investment with respect to our businesses. Accordingly, the Company will need to increase its revenues at a rate greater than its expenses to achieve and maintain profitability. If the Company's revenues do not increase sufficiently, or even if its revenues increase but it is unable to manage its expenses, the Company will not achieve and maintain profitability in future periods. As an alternative to increasing its revenues, the Company may seek additional capital the sale of additional common stock or through other forms of financing. Particularly in light of current market conditions, the Company cannot be certain that it would have access to such financing on acceptable terms.

The Company depends on its key senior personnel and the loss of their services would have a material adverse effect on the Company's businesses and results of operations, financial condition and prospects.

        The Company depends on the efforts, skill, reputations and business contacts of its principals, Peter A. Cohen, David M. Malcolm, Jeffrey M. Solomon, Morgan B. Stark and Thomas W. Strauss and other key senior personnel, the information and investment activity these individuals generate during the normal course of their activities and the synergies among the diverse fields of expertise and knowledge held by the Company's senior professionals. Accordingly, the Company's continued success will depend on the continued service of these individuals. Key senior personnel may leave the Company in the future, and we cannot predict the impact that the departure of any key senior personnel will have on our ability to achieve our investment and business objectives. The loss of the services of any of them could have a material adverse effect on the Company's revenues, net income and cash flows and could harm our ability to maintain or grow assets under management in existing funds or raise additional funds in the future. Ramius historically relied in part on the interests of certain of these professionals in a special allocation to Ramius's managing member to discourage them from leaving Ramius's employ. However, in connection with the Transactions, the special allocation was terminated and will no longer act as incentive for them to continue to be employed at the Company. Our senior and other key personnel possess substantial experience and expertise and have strong business relationships with investors in its funds, clients and other members of the business community. As a result, the loss of these personnel could have a material adverse effect on the Company's businesses and results of operations, financial condition and prospects.

The Company's ability to retain its senior professionals is critical to the success of its businesses, and its failure to do so may materially affect the Company's reputation, business and results of operations.

        Our people are our most valuable resource. Our success depends upon the reputation, judgment, business generation capabilities and project execution skills of our senior professionals. The Company's employees' reputations and relationships with our clients are critical elements in obtaining and executing client engagements. Ramius and Cowen and Company encounter intense competition for qualified employees from other companies inside and outside of their industries. From time to time, Ramius and Cowen and Company have experienced departures of professionals. Losses of key personnel have occurred and may occur in the future. In addition, if any of our client-facing employees or executive officers were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of the services of Ramius and Cowen and Company. The consummation of the Transactions caused all unvested RCG equity and Cowen Holdings equity held by our employees prior to the Transactions to vest. There is no guarantee that the compensation arrangements and share lock-up agreements we may have entered into with our senior professionals are sufficiently broad or effective to prevent them from resigning to join our competitors.

        The success of our businesses is based largely on the quality of our employees and we must continually monitor the market for their services and seek to offer competitive compensation. In challenging market conditions, such as have occurred over the past two years, it may be difficult to pay competitive compensation without the ratio of our compensation and benefits expense to revenues becoming higher.

Volatility in the value of the Company's investments and securities portfolios or other assets and liabilities could adversely affect the financial condition or operations of the Company.

        The Company is subject to the provisions of Accounting Standards Codification (ASC) Topic 820 (which we refer to as ASC 820) which RCG, as the accounting predecessor of the Company, adopted on January 1, 2008. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Changes in fair value are reflected in the statement of operations at each measurement period. Therefore, continued volatility in the value of the Company's investments and securities portfolios or other assets and liabilities, including funds, will result in volatility of the Company's results. As a result, the changes in value may have an adverse effect on the Company's financial condition or operations in the future.

Limitations on the access to capital by the Company and its subsidiaries could impair its liquidity and its ability to conduct its businesses.

        Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to Cowen and Company's trading business and perceived liquidity issues may affect the Company's investment banking clients' and counterparties' willingness to engage in brokerage transactions with Cowen and Company. Cowen and Company's liquidity could be impaired due to circumstances that the Company may be unable to control, such as a general market disruption or an operational problem that affects Cowen and Company's trading clients, third parties or Cowen and

Company. Further, Cowen and Company's ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

        The Company is a holding company and primarily depends on dividends from its subsidiaries to funds its operations. Cowen and Company is subject to the net capital requirements of the SEC and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Cowen International Limited (which we refer to as CIL), the Company's U.K. registered broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority of the United Kingdom (which we refer to as the FSA). Cowen Latitude Advisors Limited (which we refer to as CLAL) is subject to the financial resources requirements of the Securities and Futures Commission of Hong Kong (which we refer to as the SFC). Any failure to comply with these capital requirements could impair the Company's ability to conduct its investment banking business.

Ramius and its funds and/or Cowen and Company may become subject to additional regulations which could increase the costs and burdens of compliance or impose additional restrictions which could have a material adverse effect on the Company's businesses and the performance of the funds in its alternative investment management business.

        Firms in the financial services industry have been subject to an increasingly regulated environment. The industry has experienced increased scrutiny from a variety of regulators, including the United States Securities and Exchange Commission (which we refer to as the SEC), the Financial Industry Regulatory Authority (which we refer to as FINRA), the New York Stock Exchange (which we refer to as NYSE), and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. The Company may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. The Company also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, the Company could be fined, prohibited from engaging in some of its business activities or subjected to limitations or conditions on its business activities. In addition, the Company could incur significant expense associated with compliance with any such legislation or regulations or the regulatory and enforcement environment generally. Substantial legal liability or significant regulatory action against the Company could have material adverse financial effects or cause significant reputational harm to the Company, which could seriously affect its business prospects.

        The Company may need to modify the strategies or operations of its alternative investment management business, face increased constraints or incur additional costs in order to satisfy new regulatory requirements or to compete in a changed business environment. The Company's alternative investment management business is subject to regulation by various regulatory authorities that are charged with protecting the interests of investors. The activities of certain of the Company's subsidiaries are regulated primarily by the SEC, FINRA, and the National Futures Association, as well as various state agencies, within the United States and are also subject to regulation in the various other jurisdictions in which they operate, including the FSA, the Financial Services Agency of Japan, the SFC, the German Federal Financial Supervisory Authority and the Commission of the Surveillance of the Financial Sector in Luxembourg. The activities of Ramius LLC, Ramius Securities LLC, Ramius Advisors, LLC, Ramius Asia, LLC, Ramius Alternative Solutions, Ramius Structured Credit Group LLC and RCG Starboard Advisors, LLC are all regulated by the SEC due to their registrations as U.S. investment advisers. In addition, the funds in the Company's alternative investment management business are subject to regulation in the jurisdictions in which they are organized. These and other regulators in these jurisdictions have broad regulatory powers dealing with all aspects of financial services including, among other things, the authority to make inquiries of companies regarding compliance with applicable regulations, to grant permits and to regulate marketing and sales practices and the maintenance of adequate financial resources. The Company is also subject to applicable anti-money laundering regulations and net capital requirements in the jurisdictions in which it operates. Additionally, the regulatory environment in which the Company operates frequently changes and has seen significant increased regulation in recent years and it is possible that this trend may continue. The Company may be materially adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. Such additional regulation could, among other things, increase compliance costs or limit our ability to pursue investment opportunities and strategies.

        The regulatory environment continues to be turbulent as regulators globally respond to the recent financial crisis. There is an extraordinary volume of regulatory discussion papers, draft directives and proposals being issued globally and these initiatives are not always coordinated. The European Commission has issued a draft Directive on Alternative Investment Fund Managers, recommendations on directors' pay and pay for the financial services sector and proposals on packaged retail investment products. In addition, the Financial Services Authority of the United Kingdom has issued a discussion paper entitled "A Regulatory Response to the Global Banking Crisis" as well as undertaken an exercise to collect data to assess the systemic risk that hedge funds may or may not pose. The Bank of England is also collecting data on the systemic risk of hedge funds. Recent rulemaking by the SEC and other regulatory authorities outside the United States have imposed trading restrictions and reporting requirements on short selling, which have impacted certain of the investment strategies of the Company's investment funds and managed accounts, and continued restrictions on or further regulations of short sales could negatively impact the performance of the investment funds and managed accounts.

        In addition, financial services firms are subject to numerous perceived or actual conflicts of interest, which have drawn scrutiny from the SEC and other federal and state regulators. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny, which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms. While the Company maintains various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seeks to review and update such policies, controls and procedures, appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if it fails to do so. Such policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

Cowen and Company, Ramius and the Company are subject to third party litigation risk and regulatory risk which could result in significant liabilities and reputational harm which, in turn, could materially adversely affect their business, results of operations and financial condition.

        As an investment banking firm, Cowen and Company depends to a large extent on its reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with Cowen and Company's services, it may be more damaging in its business than in other businesses. Moreover, Cowen and Company's role as advisor to clients on important underwriting or merger and acquisition transactions involves complex analysis and the exercise of professional judgment, including rendering "fairness opinions" in connection with mergers and other transactions. Such activities may subject the Company to the risk of significant legal liabilities to clients and aggrieved third parties, including stockholders of clients who could commence litigation against Cowen and Company and/or the Company. Although Cowen and Company's investment banking engagements typically include broad indemnities from its clients and provisions to limit exposure to legal claims relating to such services, these provisions may not protect the Company or may not be enforceable in all cases. As a result, the Company may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and/or adverse judgments. Substantial legal liability or significant regulatory action against the Company could have a material adverse effect on our results of operations or cause significant reputational harm, which could seriously harm our business and prospects.

        In connection with Cowen Holdings' initial public offering in July 2006 (which we refer to as the Cowen Holdings' IPO), Cowen Holdings entered into an Indemnification Agreement with Société Générale (which we refer to as SG), wherein, among other things, SG agreed to indemnify Cowen Holdings for all liability arising out of all known, pending or threatened litigation (including the cost of such litigation) and arbitrations and certain known regulatory matters, in each case, that existed prior to the date of Cowen Holdings' IPO. SG, however, will not indemnify Cowen Holdings, and Cowen Holdings will instead indemnify SG, for most litigation, arbitration and regulatory matters that may occur in the future but were unknown at the time of Cowen Holdings' IPO and certain known regulatory matters.

        In general, the Company is exposed to risk of litigation by investors in its alternative investment management business if the management of any of its funds is alleged to constitute negligence or dishonesty. Investors could sue to recover amounts lost by the Company's funds due to any alleged misconduct, up to the entire amount of the loss. We may also be exposed to litigation by investors in the Ramius fund of funds platform for losses resulting from similar conduct at an underlying fund. Furthermore, the Company may be subject to litigation arising from investor dissatisfaction with the performance of the Ramius funds and the funds invested in by the Ramius fund of funds platform. In addition, the Company is exposed to risks of litigation or investigation relating to transactions which presented conflicts of interest that were not properly addressed. In the majority of such actions the Company would be obligated to bear legal, settlement and other costs, which may be in excess of any available insurance coverage. In addition, although the Company is indemnified by the Ramius funds, our rights to indemnification may be challenged. If the Company is required to incur all or a portion of the costs arising out of litigation or investigations as a result of inadequate insurance proceeds, if any, or fails to obtain indemnification from its funds, our business, results of operations and financial condition could be materially adversely affected. In its alternative investment management business, the Company is exposed to the risk of litigation if a fund suffer catastrophic losses due to the failure of a particular investment strategy or due to the trading activity of an employee who has violated market rules or regulations. Any litigation arising in such circumstances is likely to be protracted, expensive and surrounded by circumstances which are materially damaging to Ramius's and the Company's reputations and businesses. In addition, the Company faces the risk of litigation from investors in the Ramius funds if restrictions applicable to such funds are violated.

As a result of the Transactions, there exists the potential for conflicts of interest, and a failure to appropriately identify and deal with conflicts of interest could adversely affect our businesses.

        With the combination of our alternative investment management and investment banking businesses, we will likely face an increasing potential for conflicts of interest, including situations where our services to a particular client, investor or our own interests in our investments conflict with the interests of another client. Such conflicts may also arise if our investment banking business has access to material non-public information that may not be shared with our alternative investment management business or vice versa. Additionally, our regulators have the ability to scrutinize our activities for potential conflicts of interest, including through detailed examinations of specific transactions.

        We have developed and implemented procedures and controls that are designed to identify and address conflicts of interest, including those designed to prevent the improper sharing of information among our businesses. However, appropriately identifying and dealing with conflicts of interest is complex and difficult, and the willingness of clients to enter into transactions or engagements in which such a conflict might arise may be affected if we fail to identify and deal appropriately with potential conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or enforcement actions.

Employee misconduct could harm Ramius, Cowen and Company and the Company by, among other things, impairing the Company's ability to attract and retain investors and subjecting the Company to significant legal liability, reputational harm and the loss of revenue from its own invested capital.

        It is not always possible to detect and deter employee misconduct. The precautions that the Company takes to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm and financial loss for any misconduct by our employees. The potential harm to the Company's reputation and to our business caused by such misconduct is impossible to quantify.

        There is a risk that the Company's employees or partners, or the managers of funds invested in by the Ramius fund of funds platform, could engage in misconduct that materially adversely affects the Company's business, including a decrease in returns on its own invested capital. The Company is subject to a number of obligations and standards arising from its alternative investment management business. The violation of these obligations and standards by any of the Company's employees could materially adversely affect the Company and its investors. For instance, the Company's businesses require that the Company properly deal with confidential information. If the Company's employees were improperly to use or disclose confidential information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one of the Company's employees were to engage in misconduct or were to be accused of such misconduct, the business and reputation of the Company could be materially adversely affected.

Required reductions in the available credit under the Company's secured revolving loan facility may limit our ability to maintain sufficient liquidity and any additional financing that we may need may not be available on favorable terms, or at all.

        Under the terms of the Company's secured revolving loan facility the amount of capital available is to be reduced to $25 million from $50 million on January 4, 2010, requiring us to reduce the outstanding balance to $25 million as of or prior to such date. The total amount outstanding as of the date hereof was approximately $43.0 million plus an outstanding letter of credit of approximately $7 million. As discussed under "Use of Proceeds", we intend to use a portion of the net proceeds of the offering to repay amounts outstanding under the secured revolving loan facility so that the remaining balance plus outstanding letters of credit will not exceed $25 million. Such reduction in our available liquidity could have a material adverse impact on our future financial position and results of operations and we may be required to obtain additional financing from other sources. There can be no assurance that we can find such financing in the amounts required or that the terms, covenants and the cost of such financing will be as favorable as those which were available under our existing secured revolving loan facility. If we are unable to obtain additional capital, we may have to change our business and capital expenditure plans, which would have a materially adverse effect on our future results of operations.

The Company may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect our results of operations.

        We intend to continually evaluate potential acquisitions, investments and strategic opportunities to expand our alternative investment management and investment banking businesses. In the future, we may seek additional acquisitions, investments, strategic alliances or similar arrangements, which may expose us to risks such as:

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  the difficulty of identifying appropriate acquisitions, investments, strategic allies or opportunities on terms acceptable to us;

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  the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

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  potential regulatory issues applicable to the financial services business;

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  the loss or reduction in value of the capital investment;

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  our inability to capitalize on the opportunities presented by these arrangements; and

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  the possibility of insolvency of a strategic ally.

        Furthermore, any future acquisitions of businesses could entail a number of risks, including:

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  problems with the effective integration of operations;

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  inability to maintain key pre-acquisition business relationships;

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  increased operating costs;

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  exposure to unanticipated liabilities; and

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  difficulties in realizing projected efficiencies, synergies and cost savings.

        There can be no assurance that we would successfully overcome these risks or any other problems encountered with these acquisitions, investments, strategic alliances or similar arrangements.

As a result of RCG's majority ownership interest in the Company, RCG controls matters requiring stockholder approval and its ownership could affect the liquidity in the market for our Class A common stock.

        RCG's majority ownership stake in the Company gives it control over matters requiring approval by the Company's stockholders, including the election of directors and approval of significant corporate transactions. Furthermore, RCG's managing member is controlled by certain members of our senior management, including Peter A. Cohen, our Chairman and Chief Executive Officer. Corporate action may be taken even if other stockholders, including those who purchase shares in this offering, oppose such action. RCG's concentration of ownership and ability to determine the composition of the Company's board of directors may discourage a third party from proposing a change of control or other strategic transaction concerning the Company or otherwise have the effect of delaying or preventing a change of control of the Company that other stockholders may view as beneficial. As a result, the Company's Class A common stock could trade at prices that do not reflect a "control premium" to the same extent as do the stocks of similarly situated companies that do not have any single stockholder with an ownership interest as large as RCG's ownership interest.

The Company is a "controlled company" within the meaning of the NASDAQ rules and, as a result, will qualify for, and rely on, exemptions from certain corporate governance standards, which may limit the presence of independent directors on the board of directors or board committees of the Company.

        RCG beneficially owns shares of the Company's capital stock which represent approximately 65.4% of the outstanding voting power of the Company's capital stock (or approximately 51.5% after giving effect to this offering, assuming no exercise of the underwriters' over-allotment option and approximately 49.97% assuming the underwriters' over-allotment option is exercised in full). Accordingly, the Company is a majority-owned subsidiary of RCG and RCG has the ability to elect the Company's board of directors and thereby control the management and affairs of the Company. Therefore, the Company is deemed to be a "controlled company" for purposes of NASDAQ Rule 5615(c)(2). Under this rule, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a "controlled company" and is exempt from certain corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. Accordingly, the Company's stockholders may not have the same protections afforded to stockholders of other companies that are required to fully comply with the NASDAQ rules. Solely for the purpose of including the director designated by BA Alpine Holdings, Inc. as a member of each of the compensation committee and the nominating and governance committee, the Company has elected to be treated as a "controlled company" for purposes of NASDAQ Rule 5615(c)(2). Even though the Company is treated as a "controlled company," a majority of the Company's board of directors consists of independent directors and each member of each of the compensation committee and the nominating and governance committee other than the director designated by BA Alpine Holdings, Inc. is independent. If the underwriters' over-allotment option is exercised in full, RCG will own approximately 49.97% of the outstanding voting power of the Company's capital stock and the Company would no longer be treated as a "controlled company" for purposes of NASDAQ Rule 5615(c)(2).

The market price of the Company's Class A common stock may decline in the future as a result of the Transactions.

        The market price of the Company's Class A common stock may decline in the future as a result of the Transactions for a number of reasons, including:

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  the unsuccessful integration of Ramius and Cowen and Company; or

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  the failure of the Company to achieve the perceived benefits of the Transactions, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

The unaudited pro forma financial data for the Company included in this prospectus are preliminary, and the Company's actual financial position and operations may differ materially from the unaudited pro forma financial data included in this document.

        The unaudited pro forma financial data for the Company in this prospectus are presented for illustrative purposes only and are not necessarily indicative of what the Company's actual financial position or operations would have been had the Transactions been completed on the dates indicated.

The Company's future results will suffer if the Company does not effectively manage its expanded operations following the Transactions.

        The Company may continue to expand its operations through new product and service offerings and through additional strategic investments, acquisitions or joint ventures, some of which may involve complex technical and operational challenges. The Company's future success depends, in part, upon its ability to manage its expansion opportunities, which pose numerous risks and uncertainties, including the need to integrate new operations into its existing business in an efficient and timely manner, to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of common stock of the Company, which may dilute the ownership of the Company's stockholders.

        In 2008, Cowen Holdings expanded its investment banking business in China with the acquisition of Cowen Latitude Capital Group. The continued expansion of the Company's investment banking business in China may require significant resources and/or may result in significant unanticipated losses, costs or liabilities. In addition, geographic and other expansion, acquisitions or joint ventures may require significant managerial attention, which may be diverted from other operations. These capital, equity and managerial commitments may impair the operation of the Company's businesses.

BA Alpine Holdings, Inc., its designee on the Company's board of directors and RCG may have interests that conflict with your interests.

        BA Alpine Holdings, Inc., its designee on the Company's board of directors and RCG may have interests that conflict with, or are different from, the Company's and your own. Conflicts of interest between BA Alpine Holdings, Inc. and/or RCG and the Company may arise, and such conflicts of interest may not be resolved in a manner favorable to the Company, including potential competitive business activities (in the case of BA Alpine Holdings, Inc.), corporate opportunities, indemnity arrangements, registration rights and sales or distributions by RCG, BA Alpine Holdings, Inc. or their respective affiliates of Class A common stock. The Company's amended and restated certificate of incorporation and by-laws do not contain any provisions designed to facilitate resolution of actual or potential conflicts of interest, or to ensure that potential business opportunities that may become available to BA Alpine Holdings, Inc. and the Company will be reserved for or made available to the Company. Pertinent provisions of law will govern any such matters if they arise. In addition, RCG, as the holder of the majority of the Company's issued and outstanding shares of Class A common stock, could delay or prevent an acquisition or merger even if such a transaction would benefit other stockholders.

The Company's failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on the Company's financial condition, results of operations, business and price of our Class A common stock.

        The Sarbanes-Oxley Act and the related rules require our management to conduct annual assessment of the effectiveness of our internal control over financial reporting and require a report by our independent registered public accounting firm addressing our internal control over financial reporting. To comply with Section 404 of the Sarbanes-Oxley Act, we have documented formal policies, processes and practices related to financial reporting that are necessary to comply with Section 404. Such policies, processes and practices are important to ensure the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

        If we fail for any reason to comply with the requirements of Section 404 in a timely manner, our independent registered public accounting firm may issue an adverse report regarding the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Any such event could adversely affect our financial condition, results of operations and business, and lead to a decline in the price of our Class A common stock.

Risks Related to the Company's Alternative Investment Management Business

Ramius's profitability and, thus, the Company's profitability may be adversely affected by decreases in revenue relating to changes in market and economic conditions.

        The adverse market conditions of the second half of 2008 continued in the early part of 2009 and while conditions have recently improved slightly, global market conditions have been and remain inherently unpredictable and outside of the Company's control. If these conditions continue, they may result in further reductions in Ramius's revenue and results of operations by causing a continued decline in assets under management, resulting in lower management fees and incentive income, an increase in the cost of financial instruments, lower investment returns, reduced demand for assets held by the Ramius funds, which would negatively affect the funds' ability to realize value from such assets and continued investor redemptions, resulting in lower fees and increased difficulty in raising new capital.

        These factors may reduce Ramius's revenue, revenue growth and income and may slow or reduce the growth of the alternative investment management business or may contract the alternative investment management business. In particular, negative fund performance reduces assets under management, which decreases the management fees and incentive income that Ramius earns. Negative performance of the Ramius Enterprise Master Fund Ltd (which we refer to as the Enterprise Fund) also decreases revenue derived from the Company's returns on investment of its own capital.

The net asset values of many Ramius funds are beneath their "high-water marks," which will limit the Company's ability to earn incentive income from such funds.

        Incentive income, which has historically comprised a substantial portion of Ramius's annual revenues, is subject to "high-water marks" whereby incentive income is earned by Ramius only to the extent that the net asset value of a fund at the end of a measurement period exceeds the highest net asset value as of the end of a preceding measurement period for which Ramius earned incentive income. Ramius's incentive allocations are also subject, in some cases, to performance hurdles. As a result of negative investment performance in 2008, Ramius entered 2009 with high-water marks in many hedge funds, which require the Ramius funds to recover cumulative losses before Ramius can begin to earn incentive income in 2009 and beyond with respect to the investments of fund investors who suffered losses last year. In order for Ramius to begin earning incentive fees from investors who had incurred losses in 2008, the respective funds they are invested in need to recoup the losses they incurred in 2008. For example, the net asset value of Ramius Multi-Strategy Fund Ltd decreased by 26.76% net of management fees in 2008 (assuming no further recovery from the 80% discount that Ramius has valued the net equity claim for assets held at Lehman Brothers International (Europe) (which we refer to as LBIE)). In order for Ramius to earn an incentive fee with respect to an investor who had participated fully in this loss, the fund will have to increase net asset value by 36.5%, net of management fees. Such analysis applies to each fund which incurred 2008 losses and current market conditions make it difficult to predict when Ramius will be eligible to earn incentive income from such funds.

        Certain of the Ramius funds face particular retention issues with respect to investment professionals whose compensation is tied, often in large part, to performance thresholds, or "high water marks." This retention risk is heightened during periods similar to those we are currently experiencing where market conditions make it more difficult to generate positive investment returns. For example, several investment professionals receive performance-based compensation at the end of each year based upon their annual investment performance, and this performance-based compensation represents substantially all of the compensation the professional is entitled to receive during the year. If the investment professional's annual performance is negative, the professional will not be entitled to receive any performance-based compensation for the year. If the investment professional or fund, as the case may be, does not produce investment results sufficient to merit performance-based compensation, any affected investment professional may be incentivized to join a competitor because doing so would allow the professional to eliminate the burden of having to satisfy the high water mark before earning performance-based compensation.

Investors in the Ramius funds and investors with managed accounts can generally redeem investments with prior notice. The rate of redemptions has recently accelerated and could continue to further accelerate. Redemptions have, and may continue to, create difficulties in managing the liquidity of the Ramius funds and managed accounts, reduce assets under management and adversely affect the Company's revenues.

        Investors in the Ramius funds and investors with managed accounts may generally redeem their investments with prior notice, subject to certain initial holding periods. Investors may reduce the aggregate amount of their investments, or transfer their investments to other funds or asset managers with different fee rate arrangements, for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. Furthermore, investors in the Ramius funds may be investors in products managed by other alternative asset managers where redemptions have been restricted or suspended. Such investors may redeem capital from Ramius funds, even if the Ramius funds' performance is superior, due to an inability to redeem capital from other managers. Investors have less confidence now and their allocation process is more selective and deliberate. Increased volatility in global markets could accelerate the pace of fund and managed account redemptions. Redemptions of investments in the Ramius funds could also take place more quickly than assets may be sold by those funds to meet the price of such redemptions, which could result in the relevant funds and/or Ramius being in breach of applicable legal, regulatory and contractual requirements in relation to such redemptions, resulting in possible regulatory and investor actions against Ramius, the Ramius funds and/or the Company. If the Ramius funds or managed accounts underperform, existing investors may decide to reduce or redeem their investments or transfer asset management responsibility to other asset managers and the Company may be unable to obtain new alternative investment management business. Any such action would potentially cause further redemptions and/or make it more difficult to attract new investors.

        The redemption of investments in the Ramius funds or in managed accounts could also adversely affect the revenues of the Company's alternative investment management business, which are substantially dependent upon the assets under management in the Ramius funds. If redemptions of investments cause revenues to decline, they would likely have a material adverse effect on our business, results of operations or financial condition. As a result of recent market developments and the potential for increased and continuing disruptions and the resulting uncertainty during the second half of 2008 and early 2009, Ramius has recently experienced an increase in the level of redemptions from the Ramius funds and managed accounts. Furthermore, redemption rates may stay elevated within the industry while market conditions remain unsettled. If the level of redemption activity persists at above historic levels, it could become more difficult to manage the liquidity requirements of the Ramius funds, making it more difficult or more costly for the Ramius funds to liquidate positions rapidly to meet redemption requests or otherwise. This in turn may negatively impact the Company's returns on its own invested capital.

        In addition to the impact on the market value of assets under management, the illiquidity and volatility of the global financial markets have negatively affected Ramius's ability to manage inflows and outflows from the Ramius funds. The Company's ability to attract new capital to existing Ramius funds or to develop new investment platforms may be negatively impacted during this period. Several alternative investment managers, including Ramius, have recently exercised and may in the future exercise their rights to limit, and in some cases, suspend, redemptions from the funds they manage. Ramius has also and may in the future negotiate with investors in an attempt to limit redemptions or create a variety of other investor structures to bring fund assets and liquidity requirements into a more manageable balance. To the extent that Ramius has negotiated with investors to limit redemptions, it may be likely that such investors will continue to seek further redemptions in the future. Such actions may have an adverse effect on the ability of the Ramius funds to attract additional assets under management. The Ramius fund of funds platform may also be adversely impacted as the hedge funds in which it invests themselves face similar investor redemptions or if such hedge funds exercise their rights to limit or suspend Ramius's redemptions from such funds. Poor performance relative to other asset management firms may result in reduced investments in the Ramius funds and managed accounts and increased redemptions from the Ramius funds and managed accounts. As a result, investment underperformance would likely have a material adverse effect on the Company's results of operations and financial condition.

Hedge fund investments, including the investments of the Company's own capital in the Enterprise Fund, are subject to other additional risks.

        Investments by the Ramius funds (including the Enterprise Fund in which the Company's own capital is invested) are subject to certain risks that may result in losses. Decreases to assets under management as a result of investment losses or client redemptions may have a material adverse effect on the Company's revenues, net income and cash flows and could harm our ability to maintain or grow assets under management in existing funds or raise additional funds in the future. Additional risks include the following:

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  Generally, there are few limitations on hedge funds' investment strategies, which are often subject to the sole discretion of the management company or the general partner of such funds.

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  Hedge funds may engage in short selling, which is subject to a theoretically unlimited risk of loss because there is no limit on how much the price of a security sold short may appreciate before the short position is closed out. A fund may be subject to losses if a security lender demands return of the lent securities and an alternative lending source cannot be found or if the fund is otherwise unable to borrow securities that are necessary to hedge its positions. Furthermore, recent rulemaking by the SEC and other regulatory authorities outside the United States have imposed trading restrictions and reporting requirements on short selling, which in certain circumstances may impair hedge funds' ability to use short selling effectively.

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  The efficacy of investment and trading strategies depend largely on the ability to establish and maintain an overall market position through a combination of financial instruments. A hedge fund's trading orders may not be executed in a timely and efficient manner due to various circumstances, including systems failures or human error. In such event, the fund might only be able to acquire some but not all of the components of the position, or if the overall position were in need of adjustment, the fund might not be able to make such an adjustment. As a result, a hedge fund would not be able to achieve the market position selected by the management company or general partner of such fund, and might incur a loss in liquidating its position.

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  Credit risk may arise through a default by one of several large institutions that are dependent on one another to meet their respective liquidity or operational needs, so that a default by one institution causes a series of defaults by the other institutions. This "systemic risk" may adversely affect the financial intermediaries (such as clearing agencies, clearing houses, banks, securities firms and exchanges) with which the hedge funds interact on a daily basis.

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  Hedge funds are subject to risks due to the potential illiquidity of assets. Hedge funds may make investments or hold trading positions in markets that are volatile and which may become illiquid. The timely sale of trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which they may be a party, and changes in industry and government regulations. It may be impossible or highly costly for hedge funds to liquidate positions rapidly to meet margin calls, withdrawal requests or otherwise, particularly if there are other market participants seeking to dispose of similar assets at the same time, if the relevant market is otherwise moving against a position or in the event of trading halts or daily price movement limits on the market. In addition, increased levels of redemptions may result in increased illiquidity as more liquid assets are sold to fund redemptions. Moreover, these risks may be exacerbated for the Ramius fund of funds platform. For example, if the Ramius fund of funds platform invested in two or more hedge funds that each had illiquid positions in the same issuer, the illiquidity risk for the Ramius fund of funds portfolios would be compounded. Furthermore, certain of the investments of the Ramius fund of funds platform were in third party hedge funds that halted redemptions in the recent past in the face of illiquidity and other issues, and could do so again in the future.

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  Hedge fund investments are subject to risks relating to investments in commodities, futures, options and other derivatives, the prices of which are highly volatile and may be subject to the theoretically unlimited risk of loss in certain circumstances, including short selling. Price movements of commodities, futures and options contracts and payments pursuant to swap agreements are influenced by, among other things, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments and national and international political and economic events and policies. The value of futures, options and swap agreements also depends upon the price of the commodities underlying them. In addition, hedge funds' assets are subject to the risk of the failure of any of the exchanges on which their positions trade or of their clearinghouses or counterparties.

If a Ramius fund's counterparty for any of its derivative or non-derivative contracts defaults on the performance of those contracts, the Company may not be able to cover its exposure under the relevant contract.

        The Ramius funds enter into numerous types of financing arrangements with a wide array of counterparties around the world, including loans, hedge contracts, swaps, repurchase agreements and other derivative and non-derivative contracts. The terms of these contracts are generally complex and often customized and often are not currently subject to regulatory oversight. The Company is subject to the risk that the counterparty to one or more of these contracts may default, either voluntarily or involuntarily, on its performance under the contract. Any such default may occur at any time without notice. Additionally, Ramius may not be able to take action to cover its exposure if a counterparty defaults under such a contract, either because of a lack of the contractual ability or because market conditions make it difficult to take effective action. The impact of market stress or counterparty financial condition may not be accurately foreseen or evaluated and, as a result, Ramius may not take sufficient action to reduce its risks effectively.

        Counterparty risk is accentuated where the fund has concentrated its transactions with a single or small group of counterparties. Generally, hedge funds are not restricted from concentrating any or all of their transactions with one counterparty. Moreover, the funds' internal review of the creditworthiness of their counterparties may prove inaccurate. The absence of a regulated market to facilitate settlement and the evaluation of creditworthiness may increase the potential for losses.

The Company may suffer losses in connection with the insolvency of prime brokers, custodians, administrators and other agents whose services the Company uses and who may hold assets of Ramius funds.

        All of the Ramius funds use the services of prime brokers, custodians, administrators or other agents to carry out certain securities transactions and to conduct certain business of the Ramius funds. In the event of the insolvency of a prime broker and/or custodian, the Ramius funds might not be able to recover equivalent assets in full as they may rank among the prime broker's and custodian's unsecured creditors in relation to assets which the prime broker or custodian borrows, lends or otherwise uses. In addition, the Ramius funds' cash held with a prime broker or custodian (if any) may not be segregated from the prime broker's or custodian's own cash, and the funds will therefore rank as unsecured creditors in relation thereto. Specifically, certain Ramius funds used an affiliate of Lehman Brothers as one of their prime brokers and some of these funds also held assets through accounts at Lehman Brothers. Other affiliates of Lehman Brothers that are now in insolvency proceedings were also trading counterparties for some of the hedge funds managed by Ramius. The total net equity claim of the Ramius funds with respect to Lehman Brothers was approximately $251.2 million. The Company estimates the total recoverable claim of the Ramius funds against Lehman Brothers and its affiliates to be approximately $58.6 million. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—2008 Fund Performance—Lehman Brothers" for more information.

Operational risks relating to the failure of data processing systems and other information systems and technology may disrupt our alternative investment management business, result in losses or limit the business's operations and growth.

        Ramius and its funds rely heavily on financial, accounting, trading and other data processing systems to, among other things, execute, confirm, settle and record transactions across markets and geographic locations in a time-sensitive, efficient and accurate manner. If any of these systems do not operate properly or are disabled, the Company could suffer financial loss, a disruption of its business, liability to the Ramius funds, regulatory intervention or reputational damage. In addition, Ramius is highly dependent on information systems and technology. The cost of maintaining such systems may increase from its current level. Such a failure to accommodate Ramius's operational needs, or an increase in costs related to such information systems, could have a material adverse effect on the Company, both with respect to a decrease in the operational performance of its alternative investment management business and an increase in costs that may be necessary to improve such systems.

        The Company depends on its headquarters in New York, New York, where most of the Company's alternative investment management personnel are located, for the continued operation of its business. We have taken precautions to limit the impact that a disruption to operations at our New York headquarters could cause (for example, by ensuring that offices in other geographic locations can operate independently of other offices). Although these precautions have been taken, a disaster or a disruption in the infrastructure that supports our alternative investment management business, including a disruption involving electronic communications or other services used by Ramius or third parties with whom Ramius does conduct business (including the funds invested in by the Ramius fund of funds platform), or directly affecting the New York, New York, headquarters, could have a material adverse impact on the Company's ability to continue to operate its alternative investment management business without interruption. Ramius's disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all. Finally, the Company relies on third party service providers for certain aspects of its business, including for certain information systems and technology and administration of the Ramius funds. Severe interruptions or deteriorations in the performance of these third parties or failures of their information systems and technology could impair the quality of Ramius's operations and could impact the Company's reputation and materially adversely affect our alternative investment management business.

Certain of the Ramius funds may invest in relatively high-risk, illiquid assets, and Ramius may fail to realize any profits from these activities for a considerable period of time or lose some or all of the principal amounts of these investments.

        Certain of the Ramius funds (including the Enterprise Fund in which the Company has approximately $276 million of its own capital invested as of September 30, 2009) invest all or a portion of their assets in securities that are not publicly traded and funds invested in by the Ramius fund of funds platform may do the same. In many cases, such funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time or there may not be a public market for such securities. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial length of time, exposing the investment returns to risks of downward movement in market prices during the disposition period. Accordingly, under certain conditions, the Ramius funds, or funds invested in by the Ramius fund of funds platform, may be forced to either sell securities at lower prices than they had expected to realize or defer, potentially for a considerable period of time, sales that they had planned to make. Investing in these types of investments is risky, and the Ramius funds (including the Enterprise Fund) may lose some or all of the principal amount of such investments, including our own invested capital.

Risk management activities may materially adversely affect the return on the Ramius funds' investments if such activities do not effectively limit a fund's exposure to decreases in investment values or if such exposure is overestimated.

        When managing the Ramius funds' exposure to market risks, the relevant fund (or one of the funds invested in by the Ramius fund of funds platform) may use forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative financial instruments to limit its exposure to changes in the relative values of investments that may result from market developments, including changes in interest rates, currency exchange rates and asset prices. The success of such derivative transactions generally will depend on Ramius's (or the underlying fund manager's) ability to accurately predict market changes in a timely fashion, the degree of correlation between price movements of a derivative instrument, the position being hedged, the creditworthiness of the counterparty and other factors. As a result, these transactions may result in poorer overall investment performance than if they had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases. In addition, the degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. For a variety of reasons, a perfect correlation between the instruments used in a hedging or other derivative transaction and the position being hedged may not be attained. An imperfect correlation could give rise to a loss. Also, it may not be possible to fully or perfectly limit exposure against all changes in the value of an investment because the value of an investment is likely to fluctuate as a result of a number of factors, some of which will be beyond Ramius's control or ability to hedge.

Fluctuations in currency exchange rates could materially affect the Company's alternative investment management business and its results of operations and financial condition.

        The Company uses U.S. dollars as its reporting currency. Investments in Ramius funds and managed accounts are made in different currencies, including Euros, Pounds Sterling and Yen. In addition, Ramius funds and managed accounts hold investments denominated in many foreign currencies. To the extent that the Company's revenues from its alternative investment management business are based on assets under management denominated in such foreign currencies, our reported revenues may be significantly affected by the exchange rate of the U.S. dollar against these currencies. Typically, an increase in the exchange rate between U.S. dollars and these currencies will reduce the impact of revenues denominated in these currencies in the financial results of our alternative investment management business. For example, management fee revenues derived from each Euro of assets under management denominated in Euros will decline in U.S. dollar terms if the value of the U.S. dollar appreciates against the Euro. In addition, the calculation of the amount of assets under management is affected by exchange rate movements as assets under management denominated in foreign currencies are converted to U.S. dollars. Ramius also incurs a portion of its expenditures in currencies other than U.S. dollars. As a result, our alternative investment management business is subject to the effects of exchange rate fluctuations with respect to any currency conversions and Ramius's ability to hedge these risks and the cost of such hedging or Ramius's decision not to hedge could impact the performance of the Ramius funds and our alternative investment management business and its results of operations and financial condition.

The due diligence process that Ramius undertakes in connection with investments by the Ramius funds may not reveal all facts that may be relevant in connection with making an investment.

        Before making investments, particularly investments in securities that are not publicly traded, Ramius endeavors to conduct a due diligence review of such investment that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, Ramius is often required to evaluate critical and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants, investment bankers and financial analysts may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, Ramius is limited to the resources available, including information provided by the target of the investment and, in some circumstances, third party investigations. The due diligence investigation that Ramius will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful, which may adversely affect the performance of the Ramius funds and managed accounts and the Company's ability to generate returns on its own invested capital from any such investment.

The Ramius real estate funds are subject to the risks inherent in the ownership and operation of real estate and the construction and development of real estate.

        Investments in the Ramius real estate funds are subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets. These risks include those associated with general and local economic conditions, changes in supply of and demand for competing properties in an area, changes in environmental and other laws, various uninsured or uninsurable risks, natural disasters, changes in real property tax rates, changes in interest rates, the reduced availability of mortgage financing which may render the sale or refinancing of properties difficult or impracticable, environmental liabilities, contingent liabilities on disposition of assets, terrorist attacks, war and other factors that are beyond our control. During 2008 and continuing in 2009, commercial real estate markets in the United States and Japan generally experienced major disruptions due to the unprecedented lack of available capital, in the form of either debt or equity, and declines in value as a result of the overall economic decline. As a result, transaction volume has dropped precipitously, negatively impacting the valuation and performance of the Ramius real estate funds significantly. Additionally, if the Ramius real estate funds acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost, potential for cost overruns and timely completion of construction (including risks beyond the control of Ramius fund, such as weather or labor conditions or material shortages) and the availability of both construction and permanent financing on favorable terms.

The alternative investment management industry is intensely competitive which may adversely affect the Company's ability to attract and retain investors and investment professionals.

        The alternative investment management industry is extremely competitive. Competition includes numerous international, national, regional and local asset management firms and broker-dealers, commercial bank and thrift institutions, and other financial institutions. Many of these institutions offer products and services that are similar to, or compete with, those offered by us and have substantially more personnel and greater financial resources than Ramius does. The key areas for competition include historical investment performance, the ability to identify investment opportunities, the ability to attract and retain the best investment professionals and the quality of service provided to investors. The Company's ability to compete may be adversely affected if it underperforms in comparison to relevant benchmarks, peer groups or competing asset managers. The competitive market environment may result in increased downward pressure on fees, for example, by reduced management fee and incentive allocation percentages. The future results of operations of the Company's alternative investment management business are dependent in part on its ability to maintain current fee levels for its products and services. In the current economic environment, many competing asset managers have experienced substantial declines in investment performance, increased redemptions, or counterparty exposures which impair their businesses. Some of these asset managers have reduced their fees in an attempt to avoid additional redemptions. Competition within the alternative investment management industry could lead to pressure on the Company to reduce the fees that it charges its clients for alternative investment management products and services. A failure to compete effectively in this environment may result in the loss of existing clients and business, and of opportunities to generate new business and grow assets under management, each of which could have a material adverse effect on the Company's alternative investment management business and results of operations, financial condition and prospects. Furthermore, consolidation in the alternative investment management industry may accelerate, as many asset managers are unable to withstand the substantial declines in investment performance, increased redemptions, and other pressures impacting their businesses, including increased regulatory, compliance and control requirements. Some competitors may acquire or combine with other competitors. The combined business may have greater resources than the Company does and may be able to compete more effectively against Ramius and rapidly acquire significant market share.

If Ramius or the Company were deemed an "investment company" under the U.S. Investment Company Act, applicable restrictions could make it impractical for Ramius and the Company to continue their respective businesses as contemplated and could have a material adverse effect on Ramius's and the Company's businesses and prospects.

        A person will generally be deemed to be an "investment company" for purposes of the U.S. Investment Company Act of 1940, if:

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  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

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  absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

        The Company believes it is engaged primarily in the business of providing asset management and financial advisory services and not in the business of investing, reinvesting or trading in securities. The Company also believes that the primary source of income from its business is properly characterized as income earned in exchange for the provision of services. Ramius is an alternative investment management company and the Company does not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, the Company does not believe that Ramius is an "orthodox" investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Additionally, neither Ramius nor the Company is (and neither anticipates being, after giving effect to the offering) an inadvertent investment company by virtue of the 40% test in Section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above.

        The Investment Company Act and the rules thereunder contain detailed requirements for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. The Company intends to conduct its alternative investment management operations so that neither the Company nor Ramius will be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause Ramius or the Company to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on their respective capital structures, ability to transact business with affiliates (including subsidiaries) and ability to compensate key employees, could make it impractical for either Ramius or the Company to continue their respective businesses as currently conducted, impair the agreements and arrangements between and among them, their subsidiaries and their senior personnel, or any combination thereof, and materially adversely affect their business, financial condition and results of operations. Accordingly, Ramius or the Company may be required to limit the amount of investments that it makes as a principal or otherwise conduct its business in a manner that does not subject Ramius or the Company to the registration and other requirements of the Investment Company Act.

        Recently, legislation was proposed in the U.S. that would impose recordkeeping, disclosure, and reporting requirements upon investment funds advised by a firm that is registered with the SEC under the Advisers Act. Should this or similar legislation be adopted, the Ramius funds may become subject to additional registration, reporting and other requirements. As a result, compliance costs and burdens upon the Ramius business may increase and the additional requirements may constrain Ramius's ability to conduct its business as currently conducted, which may adversely affect Ramius's and the Company's business, results of operations or financial condition.

Increased regulatory focus could result in regulation that may limit the manner in which the Company and the Ramius funds invest and the types of investors that may invest in the Ramius funds, materially impacting the Company's business.

        The Company's alternative investment management business may be adversely affected if new or revised legislation or regulations are enacted, or by changes in the interpretation or enforcement of existing rules and regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets and their participants. Such changes could place limitations on the type of investor that can invest in alternative investment funds or on the conditions under which such investors may invest. Further, such changes may limit the scope of investing activities that may be undertaken by alternative investment managers as well as their funds. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could be difficult and expensive and affect the manner in which Ramius conducts business, which may adversely impact its results of operations, financial condition and prospects.

        Additionally, as a result of recent highly publicized financial scandals, investors, regulators and the general public have exhibited concerns over the integrity of both the U.S. financial markets and the regulatory oversight of these markets. As a result, the business environment in which Ramius operates is subject to heightened regulation. With respect to alternative investment management funds, in recent years, there has been debate in both U.S. and foreign governments about new rules or regulations, including increased oversight or taxation, in addition to the recently proposed Private Fund Transparency Act. As calls for additional regulation have increased, there may be a related increase in regulatory investigations of the trading and other investment activities of alternative investment management funds, including Ramius funds. Such investigations may impose additional expenses on the

Company, may require the attention of senior management and may result in fines if any of the Ramius funds are deemed to have violated any regulations.

The Company's alternative investment management business may suffer as a result of loss of business from key investors.

        The Company generates a significant proportion of its alternative investment management revenue from a small number of its largest clients. As of September 30, 2009, affiliates of HVB and BA Alpine Holdings, Inc. constituted Ramius's largest institutional investor representing approximately 10.34% of assets under management, with the five largest investors collectively contributing approximately 21.94% of assets under management. The loss of all or a substantial portion of the business provided by one or more of these investors would have a material impact on income derived from management fees and incentive allocations and consequently have a material adverse effect on our alternative investment management business and results of operations or financial condition. Those affiliates of HVB and BA Alpine Holdings, Inc. have indicated that they intend to withdraw a portion of their investments to the extent permitted under their respective amended investment agreements, as discussed in "Business—Recent Developments—Amendment to Investment Agreement with Alpine Cayman Islands Limited" and "Business—Recent Developments—Amendment to Investment Agreement with HVB AG."

Risks Related to the Company's Investment Banking Business

The Company's investment banking business focuses principally on specific sectors of the economy, and deterioration in the business environment in these sectors or a decline in the market for securities of companies within these sectors could materially affect our investment banking business.

        Cowen and Company focuses principally on the healthcare, technology, media and telecommunications, consumer, aerospace and defense, and alternative energy sectors of the economy. Therefore, volatility in the business environment in these sectors or in the market for securities of companies within these sectors could substantially affect the Company's financial results and, thus, the market value of the Class A common stock. The business environment for companies in these sectors has been subject to substantial volatility, and Cowen and Company's financial results have consequently been subject to significant variations from year to year. The market for securities in each of Cowen and Company's target sectors may also be subject to industry-specific risks. For example, changes in policies of the United States Food and Drug Administration, along with changes in Medicare and government reimbursement policies, may affect the market for securities of healthcare companies.

        As an investment bank focused principally on specific growth sectors of the economy, Cowen and Company also depends significantly on private company transactions for sources of revenues and potential business opportunities. Most of these private company clients are initially funded and controlled by private equity firms. To the extent the pace of these private company transactions slows or the average size declines due to a decrease in private equity financings, difficult market conditions in Cowen and Company's target sectors or other factors, the Company's business and results of operations may be adversely affected.

The financial results of the Company's investment banking business may fluctuate substantially from period to period, which may impair the stock price of the Class A common stock.

        Cowen and Company has experienced, and we expect to experience in the future, significant periodic variations in its revenues and results of operations. These variations may be attributed in part to the fact that its investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond its control. In most cases, Cowen and Company receives little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our investment banking business is highly dependent on market conditions as well as the decisions and actions of its clients and interested third parties. For example, a client's acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client's or counterparty's business. If the parties fail to complete a transaction on which Cowen and Company is advising or an offering in which Cowen and Company is participating, we will earn little or no revenue from the transaction, and we may incur significant expenses that may not be recouped. This risk may be intensified by Cowen and Company's focus on growth companies in the healthcare, technology, media and telecommunications, consumer, aerospace and defense, and alternative energy sectors as the market for securities of these companies has experienced significant variations in the number and size of equity offerings. Many companies initiating the process of an IPO are simultaneously exploring merger and acquisition exit opportunities. The Company's investment banking revenues would be adversely affected in the event that an IPO for which it is acting as an underwriter is preempted by the company's sale if Cowen and Company is not also engaged as a strategic advisor in such sale. As a result, our investment banking business is unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect the stock price of the Class A common stock.

Pricing and other competitive pressures may impair the revenues of the Company's brokerage business.

        Cowen Holdings historically derived a significant portion of its revenues from the brokerage business of Cowen and Company, which accounted for approximately 69% of Cowen Holdings' revenues in 2008. Along with other firms, Cowen and Company has experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the pressure on trading commissions and spreads. The Company expects pricing pressures in the business to continue. Decimalization in securities trading has also reduced revenues and lowered margins within the equity brokerage divisions of many firms, including Cowen and Company. We expect to continue to experience competitive pressures in these and other areas in the future as some of our competitors in the investment banking industry seek to obtain market share by competing on the basis of price or use their own capital to facilitate client trading activities. In addition, the Company faces pressure from Cowen and Company's larger competitors, who may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. As we is committed to maintaining and improving Cowen and Company's comprehensive research coverage in its target sectors to support its brokerage business, the Company may be required to make substantial investments in Cowen and Company research capabilities. If Cowen and Company is unable to compete effectively in these areas, the revenues of its brokerage business may decline, and the Company's business and results of operations may be adversely affected.

Cowen and Company faces strong competition from larger firms.

        The research, brokerage and investment banking industries are intensely competitive, and the Company expects them to remain so. Cowen and Company competes on the basis of a number of factors, including client relationships, reputation, the abilities of Cowen and Company's professionals, market focus and the relative quality and price of Cowen and Company's services and products. Cowen and Company has experienced intense price competition in some of its businesses, including trading commissions and spreads in its brokerage business. In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and financial advisors, could adversely affect the Company's revenues from its investment banking business.

        Cowen and Company is a relatively small investment bank. Many of Cowen and Company's competitors in the research, brokerage and investment banking industries have a broader range of products and services, greater financial resources, larger customer bases, greater name recognition and marketing resources, a larger number of senior professionals to serve their clients' needs, greater global reach and more established relationships with clients than Cowen and Company has. These larger competitors may be better able to respond to changes in the research, brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

        The scale of our competitors in the investment banking industry has increased in recent years as a result of substantial consolidation among companies in the research, brokerage and investment banking industries. In addition, a number of large commercial banks and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than Cowen and Company does which may enhance their competitive position. They also have the ability to support their investment banking and advisory groups with commercial banking and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in Cowen Holdings' businesses. If we are unable to compete effectively with our competitors in the investment banking industry, the Company's business and results of operations will be adversely affected.

The Company's capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

        The Company's investment banking clients generally retain Cowen and Company on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and Cowen and Company's engagements with these clients may not recur, Cowen and Company must seek out new engagements when its current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If Cowen and Company is unable to generate a substantial number of new engagements that generate fees from new or existing clients, the Company's investment banking business and results of operations would likely be adversely affected.

Larger and more frequent capital commitments in the Company's trading and underwriting businesses increase the potential for significant losses.

        There has been a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to compete for certain transactions, investment banks may commit to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is completed before an investment bank commits to purchase securities for resale. The Company anticipates participating in this trend and, as a result, Cowen and Company will be subject to increased risk as it commits capital to facilitate business. Furthermore, Cowen and Company may suffer losses as a result of the positions taken in these transactions even when economic and market conditions are generally favorable for others in the industry.

        Cowen and Company may enter into large transactions in which it commits its own capital as part of its trading business to facilitate client trading activities. The number and size of these large transactions may materially affect Cowen and Company's results of operations in a given period. Market fluctuations may also cause Cowen and Company to incur significant losses from its trading activities. To the extent that Cowen and Company owns assets (i.e., has long positions), a downturn in the value of those assets or in the markets in which those assets are traded could result in losses. Conversely, to the extent that Cowen and Company has sold assets it does not own (i.e., has short positions), in any of those markets, an upturn in the value of those assets or in markets in which those assets are traded could expose the Company's investment banking business to potentially large losses as it attempts to cover short positions by acquiring assets in a rising market.

Operational risks relating to the failure of data processing systems and other information systems and technology or other infrastructure may disrupt the Company's investment banking business, result in losses or limit the our operations and growth in the industry.

        Cowen and Company's investment banking business is highly dependent on its ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions that Cowen and Company processes have become increasingly complex. The inability of Cowen and Company's systems to accommodate an increasing volume of transactions could also constrain the Company's ability to expand its investment banking business. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in Cowen and Company's internal processes, people or systems, the Company could suffer impairments, financial loss, a disruption of its investment banking business, liability to clients, regulatory intervention or reputational damage.

        Cowen and Company has outsourced certain aspects of its technology infrastructure including data centers and wide area networks, as well as some trading applications. Cowen and Company is dependent on its technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of the Company's control and could negatively impact our investment banking business. Cowen and Company has experienced disruptions on occasion, none of which has been material to Cowen and Company's operations and results. However, there can be no guarantee that future material disruptions with these providers will not occur.

        The Company also faces the risk of operational failure of or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries that Cowen and Company uses to facilitate its securities transactions. Any such failure or termination could adversely affect Cowen and Company's ability to effect transactions and to manage its exposure to risk.

        In addition, the Company's ability to conduct its investment banking business may be adversely impacted by a disruption in the infrastructure that supports Cowen and Company and the communities in which we are located. This may affect, among other things, the Company's financial, accounting or other data processing systems. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which Cowen and Company conducts business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise. Nearly all of our investment banking employees in our primary locations in New York, Boston, San Francisco and London work in close proximity to each other. Although Cowen and Company has a formal disaster recovery plan in place, if a disruption occurs in one location and our investment banking employees in that location are unable to communicate with or travel to other locations, Cowen and Company's ability to service and interact with its clients may suffer, and the Company may not be able to implement successfully contingency plans that depend on communication or travel.

        Our investment banking business also relies on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Although Cowen and Company takes protective measures and endeavors to modify them as circumstances warrant, Cowen and Company's computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our investment banking clients' or counterparties' confidential and other information processed and stored in, and transmitted through, Cowen and Company's computer systems and networks, or otherwise cause interruptions or malfunctions in our investment banking business', its clients', its counterparties' or third parties' operations. The Company may be required to expend significant additional resources to modify its protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and the Company may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by the Company.

 Risks Related to the Offering

If the Company is not the subject of securities analyst reports or if any securities analyst downgrades Class A common stock or the Company's sector, the price of Class A common stock could be negatively affected.

        Securities analysts may publish reports about the Company or the Company's industry containing information about the Company that may affect the trading price of Class A common stock. There are many publicly-traded companies active in the financial services industry, which may mean it will be less likely that the Company receives analysts' coverage, which in turn could affect the price of Class A common stock. In addition, if a securities or industry analyst downgrades the outlook for the Company stock or one of the Company's competitors' stocks, the trading price of the Class A common stock may also be negatively affected.

The ability of RCG and, subject to limitations, HVB and some of the Company's employees to sell Class A common stock could cause the stock price to decrease.

        RCG and HVB may sell the 40,250,708 aggregate shares of Class A common stock that they hold in the aggregate. All of these shares were issued in the Transactions and RCG is selling 200,000 of these shares in this offering for the purpose described below. However, the asset exchange agreement restricts the sale of shares by HVB under specified circumstances, and RCG's managing member agreed in RCG's operating agreement (as amended and restated at the closing of the Transactions) not to make any distributions of Class A common stock to the members of RCG (including BA Alpine Holdings, Inc.) for a period of time, up to 36 months, following the closing of the Transactions, which restriction may be waived by RCG's managing member in accordance with the terms of RCG's operating agreement. Approximately 1,655,726 shares of Class A common stock underlie the capital in RCG of those members of RCG who may withdraw one-third of their capital in RCG as of the end of each calendar year beginning on December 31, 2009. In connection with the withdrawal of capital by certain of these non-affiliate members of RCG as of December 31, 2009, RCG is selling 200,000 shares of Class A common stock attributable to these members in this offering and will use the net proceeds of such sales to satisfy the withdrawal requests of these members in cash. The restrictions on HVB and its affiliates (including BA Alpine Holdings, Inc. with respect to the 8,518,685 shares of Class A common stock held by RCG that are allocated to it) are subject to a number of exceptions and may be terminated upon the occurrence of certain events. The Company executed and delivered to RCG a registration rights agreement, as described below, which includes customary registration rights for RCG and HVB and its affiliates (including BA Alpine Holdings, Inc. with respect to the 8,518,685 shares of Class A common stock held by RCG that are allocated to BA Alpine Holdings, Inc.).

        The sale of a substantial number of shares of Class A common stock by RCG, HVB, the Company's employees or by other stockholders within a short period of time, or the possibility of such sales, may adversely affect the price of the Company's Class A common stock and impede the Company's ability to raise capital through the issuance of equity securities.

        Certain existing stockholders have entered into lock-up agreements pursuant to which they have agreed not to sell shares of Class A common stock in the public market for a period of 90 days following the completion of this public offering. The Company's amended and restated certificate of incorporation authorizes it to issue up to 250,000,000 shares of Class A common stock, of which following the completion of this offering 72,437,136 shares will be outstanding and 892,782 shares will be issuable upon the exercise of outstanding vested stock options. Of the 72,437,136 shares outstanding upon the completion of this offering, 31,502,718 shares will be freely tradeable without restriction and 32,386,428 shares will be freely tradeable following the expiration of the 90-day lock-up period. Certain shares are subject to additional transfer restrictions. See "Shares Eligible for Future Sale—Transfer Restrictions on Shares of our Common Stock Held by RCG and HVB." In addition, some of our stockholders have the right to require us to register our Class A common stock for resale in certain circumstances. See "Shares Eligible for Future Sale—Registration Rights Agreement."

The Company will have broad discretion in how it uses the net proceeds of this offering and the Company may not use them effectively, which could affect the Company's results of operations and cause the Company's stock price to decline, or the Company may use the net proceeds in ways with which you disagree.

        The Company will have considerable discretion in applying the net proceeds of this offering. Beyond using approximately $25 million of the net proceeds of this offering to repay outstanding indebtedness, the Company currently has no specific plans for the use of the net proceeds of this offering. The Company anticipates that it will use the net proceeds from this offering to repay indebtedness and for working capital and general corporate purposes. Because of the number and variability of factors that determine the Company's use of proceeds from this offering, the Company cannot predict its use of the proceeds of this offering. Stockholders may not deem the uses desirable, and the Company's use of the net proceeds may not yield a significant return or any return at all for the Company's stockholders. In particular, the Company has indicated that it may invest the net proceeds in various marketable equity securities and certain other liquid investments. There can be no assurance that such investments will be profitable.

The Company does not intend to pay dividends on shares of its Class A common stock for the foreseeable future.

        The Company intends to use earnings in the future to fund and develop the Company's business and does not anticipate paying any cash dividends on Class A common stock. Your potential gain from your investment in Class A common stock, therefore, will be solely the capital appreciation, if any, of Class A common stock.

Under the amended and restated certificate of incorporation of the Company, the Company is able to issue more shares of common stock than are currently outstanding. As a result, such future issuances of common stock could have a dilutive effect on the earnings per share and voting power of the Company stockholders.

        The amended and restated certificate of incorporation of the Company authorizes a greater number of shares of common stock than are currently outstanding. If the board of directors of the Company elects to issue additional shares of common stock in the future, whether in public offerings, in connection with mergers and acquisitions or otherwise, such additional issuances could dilute the earnings per share and voting power of the Company stockholders.

Certain provisions of the Company's amended and restated certificate of incorporation, amended and restated bylaws and Delaware law may have the effect of delaying or preventing an acquisition by a third party.

        The Company's certificate of incorporation, as amended, and amended and restated bylaws contain several provisions that may make it more difficult for a third party to acquire control of the Company, even if such acquisition would be financially beneficial to the Company's stockholders. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in the Company's stockholders receiving a premium over the then-current trading price of Class A common stock. For example, the Company's amended and restated certificate of incorporation authorizes its board of directors to issue up to 10,000,000 shares of "blank check" preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire the Company. In addition, the Company's amended and restated bylaws provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders. The Company is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or DGCL. Under these provisions, if anyone becomes an "interested stockholder," the Company may not enter into a "business combination" with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For the purposes of Section 203, "interested stockholder" means, generally, someone owning 15% or more of the Company's outstanding voting stock or an affiliate of the Company that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains a number of forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of the Company. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "seek," "anticipate," "estimate," "project," "potential," "possible," "would," "could," "should" or other similar expressions.

        The forward-looking statements involve particular risks and uncertainties. The ability of the Company to predict results or the actual effects of its plans and strategies is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth in the section titled "Risk Factors", as well as, among others, the following:

  •
  difficult market conditions, market disruptions and volatility have adversely affected and may in the future continue to adversely affect the Company's businesses, results of operations and financial condition;

  •
  the Company is expected to incur substantial expenses related to the integration of Ramius and Cowen Holdings; and

  •
  the Company's alternative investment management and investment banking businesses have incurred losses in recent periods and may incur losses in the future.

        Our forward-looking statements may include or relate to the following:

  •
  the extent and duration of continued economic and market disruptions and governmental regulatory proposals to address these disruptions;

  •
  our plans to continue to grow our business through organic growth and integration of previous and any future acquisitions;

  •
  the risk of reduction in revenue from the elimination of existing and potential customers due to consolidation in the banking, retail and financial services industries and the impact of such consolidation on the existing respective customer bases of Ramius and Cowen Holdings;

  •
  actions that may be taken by our competitors, customers and suppliers that may cause harm to the Company's businesses; and

  •
  decisions to restructure, divest or eliminate business units or otherwise change the Company's business mix.

        Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus or such other date that may be specified herein. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change.

        All subsequent written and oral forward-looking statements concerning the offering or other matters addressed in this prospectus and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from the sale of shares of our Class A common stock in this offering of approximately $             million, based on the public offering price of $            per share, and after deducting the underwriting discounts and other estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholder.

        We anticipate that we will use a portion of the net proceeds received by us from this offering to repay amounts outstanding under our $50 million credit facility with HVB so that the remaining balance plus outstanding letters of credit will not exceed $25 million. Additional net proceeds will be used for working capital and general corporate purposes.

        As of December 4, 2009 approximately $43.0 million was outstanding under the HVB Credit Facility, which matures on September 29, 2011 and has an annual interest rate of either, at our election, (i) the prime rate plus 1.5% (for a portion of the facility to be determined) or (ii) LIBOR plus 3.5% per annum. In addition, we had an outstanding letter of credit of approximately $7 million under the HVB Credit Facility. The amount available under the HVB Credit Facility automatically reduces to a $25 million on January 4, 2010. The HVB Credit Facility was used to repay the prior $50 million credit facility between RCG and HVB AG, among others.

        Pending the use of the remaining proceeds, we intend to invest these proceeds in liquid securities, which may include debt or equity.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2009:

  •
  on a historical basis;

  •
  on a pro forma basis, after giving effect to the completion of the Transactions;

  •
  on a pro forma basis, after giving effect to the completion of the Transactions, adjustments to give effect to the sale of 15,000,000 of our Class A shares offered by us in this offering at the public offering price of $                        per share and the application of $                         million of the net proceeds therefrom to repay outstanding indebtedness under our $50 million credit facility.

        You should read this table together with the other information contained in this prospectus, including "Use of Proceeds", "Unaudited Pro Forma Financial Information", "Managements Discussion and Analysis of Financial and Results of Operations" and our historical financial statements and related notes included elsewhere in this prospectus.

	Historical
	Ramius	Cowen Holdings	Pro Forma Cowen Group	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$5,871	$89,827	$75,828	$

Lines of credit	49,746	—	49,746

Redeemable members' capital	301,628	—	—		—
Redeemable noncontrolling interests	267,242	—	253,359
Stockholders' equity	—	127,685	406,930
Noncontrolling interests	—	1,692	1,692

Total Capitalization	$568,870	$129,377	$661,981	$

MARKET PRICE OF CLASS A COMMON STOCK

        Our Class A common stock is listed and trades on the NASDAQ Global Market under the symbol "COWN." On November 2, 2009, following the consummation of the Transactions, through November 30, 2009, our Class A common stock was listed and traded on the NASDAQ Global Market under the symbol "COWND." The most recent closing price for our Class A common stock as of December 4, 2009, was $6.32 and there were approximately 25 holders of record of our Class A common stock. From November 2, 2009 through December 4, 2009, the high and low sale prices were $9.00 and $6.08, respectively.

        Prior to November 2, 2009, the common stock of Cowen Holdings had traded under the symbol "COWN" since Cowen Holdings's initial public offering in July 2006. Prior to November 2, 2009, our common stock was held by RCG and Cowen Holdings as restricted shares and was not publicly tradable.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on Class A common stock. Any payment of cash dividends on Class A common stock in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Our ability to pay cash dividends is restricted under the terms of the HVB Credit Facility. We currently intend to retain any future earnings to fund the operation, development and expansion of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009, and for the fiscal year ended December 31, 2008, give effect to the Transactions as if they were completed on January 1, 2008, and include all adjustments which give effect to the events that are directly attributable to the Transactions, as long as the impact of such events are expected to continue and are factually supportable. The unaudited pro forma condensed combined statement of financial condition as of September 30, 2009 gives effect to the Transactions as if they had been completed on September 30, 2009 and includes all adjustments which give effect to the events that are directly attributable to the Transactions and that are factually supportable. The unaudited pro forma condensed combined financial data shown under this heading and the accompanying notes should be read together with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  the separate unaudited historical financial statements of RCG as of and for the nine months ended September 30, 2009 included elsewhere in this prospectus;

  •
  the separate audited historical financial statements of RCG as of and for the fiscal year ended December 31, 2008 included elsewhere in this prospectus;

  •
  the separate unaudited historical financial statements of Cowen Holdings as of and for the nine months ended September 30, 2009 included elsewhere in this prospectus; and

  •
  the separate audited historical financial statements of Cowen Holdings as of and for the fiscal year ended December 31, 2008 included elsewhere in this prospectus.

        On November 2, 2009, the transactions contemplated by the Transaction Agreement, by and among the Company, Ramius, Cowen Holdings, RCG and Lexington Merger Corp., were consummated including (1) the merger of Lexington Merger Corp. with and into Cowen Holdings, pursuant to which each outstanding share of common stock of Cowen Holdings, Inc. was converted into one share of Class A common stock of the Company and (2) the transfer by RCG of substantially all of its assets and liabilities to Ramius in exchange for the Company's issuance to RCG of 37,536,826 shares of Class A common stock of the Company. Following the consummation of the Transactions, each of Ramius and Cowen Holdings became a wholly owned subsidiary of the Company.

        The Transactions were treated under the acquisition method for accounting purposes. In this case, the Transactions were accounted for as an acquisition by RCG (which prior to the consummation of the Transactions operated the Ramius business) of Cowen Holdings. As such, Cowen Holdings's assets acquired and liabilities assumed were recorded at their fair value. The fair value of Cowen Holdings's securities issued to Cowen Holdings stockholders is the purchase consideration in the transactions. The purchase consideration for Cowen Holdings under the acquisition method is based on the stock price of Cowen Holdings on the closing date of the Transactions multiplied by the number of shares issued by Cowen to the Cowen Holdings stockholders. The preliminary allocation of the purchase price is based on a Cowen Holdings stock price of $7.55 per share (based on the closing stock price on October 30, 2009) and that 14,883,968 shares of Cowen Holdings stock were outstanding at the date of the completion of the Transactions. Included in the 14,883,968 shares of Cowen Holdings stock are 12,071,646 freely tradable shares, 2,784,816 restricted shares and 27,506 shares underlying vested restricted stock units at the balance sheet date. The number of shares used to estimate the purchase price excludes 185,828 restricted shares at the balance sheet date that did not vest as part of the Transactions and were not effectively purchased. Restricted shares, restricted share units and stock options of Cowen Holdings common stock at the effective time of the merger were converted into restricted shares, restricted share units and stock options of our Class A common stock on a one-for-one basis.

        On November 2, 2009, as part of the Transactions, Cowen Holdings purchased from HVB the 50% interest in Ramius Alternative Solutions, the Ramius fund of funds business, that HVB owned in exchange for (1) the Company's issuance to HVB of 2,713,882 shares of our Class A common stock and (2) approximately $10.4 million in cash, resulting in Ramius Alternative Solutions becoming an indirect wholly owned subsidiary of the Company. In accordance with the Financial Accounting Standards Board (which we refer to as FASB) accounting standards the acquisition of the additional interest in the Ramius fund of funds business was treated as a capital transaction and the difference between the fair value of the consideration paid and the carrying value of the non-controlling interest was recognized in equity.

        The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (which we refer to as GAAP) which are subject to change and interpretation. RCG has been treated as the acquirer in the Transactions for accounting purposes. The acquisition accounting is dependent on certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates, including the estimates of the purchase consideration and allocation of purchase price to Cowen Holdings' assets, including intangible assets, and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that Cowen Group may achieve as a result of the Transactions, the costs to integrate the operations of Ramius and Cowen Holdings or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

At September 30, 2009

	Historical
	Ramius	Cowen Holdings	Acquisition Pro Forma Adjustments		Pro Forma Cowen Group
	(in thousands)
Assets
Cash and cash equivalents	$5,871	$89,827	$(19,870	)a	$75,828
Cash collateral pledged	6,746	—	—		6,746
Restricted cash pursuant to escrow agreement	—	501	—		501
Securities owned, at fair value	8,205	13,262	—		21,467
Other investments	14,754	16,802	—		31,556
Receivable from brokers, dealers and clearing brokers	16,814	35,743	—		52,557
Fees receivable	12,118	7,924	—		20,042
Due from related parties	19,723	2,007	—		21,730
Fixed assets, net	25,451	8,600	—		34,051
Goodwill	20,028	2,551	(2,551	)b	20,028
Intangible assets, net	195	214	16,786	c	17,195
Other assets	4,488	14,758	1,528	d	20,774
Consolidated Ramius Funds assets:
Cash and cash equivalents	1,563	—	—		1,563
Other investments, at fair value	544,965	—	—		544,965
Other assets	974	—	—		974

Total assets	$681,895	$192,189	$(4,107)		$869,977

Liabilities, Redeemable Group Equity and Equity
Securities sold, not yet purchased	$—	$25,151	$—		$25,151
Payable to brokers, dealers and clearing brokers	3,888	1,396	—		5,284
Compensation payable	29,758	22,396	5,592	e	57,746
Lines of credit	49,746	—	—		49,746
Fees payable	1,872	—	—		1,872
Due to related parties	8,776	—	—		8,776
Accounts payable, accrued expenses and other liabilities	18,505	12,985	26,567	f	58,057
Bank overdraft	—	884	—		884
Consolidated Ramius Funds liabilities:
Capital withdrawals payable	86	—	—		86
Accounts payable, accrued expenses and other liabilities	394	—	—		394

Total liabilities	113,025	62,812	32,159		207,996

Redeemable members' capital	301,628	—	(301,628	)g	—
Redeemable noncontrolling interests	267,242	—	(13,883	)h	253,359

Total redeemable group equity	568,870	—	(315,511)		253,359

Equity
Stockholders' equity	—	127,685	279,245	i	406,930
Noncontrolling interests	—	1,692	—		1,692

Total equity	—	129,377	279,245		408,622

Total liabilities, redeemable group equity and equity	$681,895	$192,189	$(4,107)		$869,977

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2009

	Historical
	Ramius		Cowen Holdings	Acquisition Pro Forma Adjustments		Pro Forma Cowen Group
	(in thousands, except per share data)
Revenues
Management fees	$31,408		$6,717	$—		$38,125
Incentive fees	177		—	—		177
Interest and dividends	225		367	—		592
Reimbursement from affiliates	7,832		—	—		7,832
Investment banking	—		28,917	—		28,917
Brokerage	—		103,773	—		103,773
Other	2,265		1,908	—		4,173
Consolidated Ramius Funds and other	12,312		—	—		12,312

Total revenues	54,219		141,682	—		195,901

Operating expenses
Employee compensation and benefits	50,869		98,920	8,685	j	158,474
Interest and dividends	1,122		222	—		1,344
Professional, advisory and other fees	13,633		6,062	—		19,695
Communications	755		9,095	—		9,850
Occupancy and equipment	7,519		11,426	(3,116	)k	15,829
Floor brokerage and trade execution	—		10,268	—		10,268
Service fees	—		13,426	—		13,426
Depreciation and amortization	3,563		2,299	2,368	l	8,230
Client services, marketing and business development	4,850		6,836	—		11,686
Other	6,628		6,654	150	m	13,432
Consolidated Ramius Funds and other	11,831		—	—		11,831

Total expenses	100,770		165,208	8,087		274,065

Other income (loss)
Net loss on securities, derivatives and other investments	(2,702)		—	—		(2,702)
Consolidated Ramius Funds net realized and unrealized losses	25,268		—	—		25,268

Total other income (loss)	22,566		—	—		22,566

Loss before taxes	(23,985)		(23,526)	(8,087)		(55,598)
Income tax (benefit) provision	(5,978)		565	—		(5,413)

Net loss	(18,007)		(24,091)	(8,087)		(50,185)
Less: Net income (loss) attributable to noncontrolling interests	13,888		189	(830	)h	13,247

Net loss attributable to stockholders and members	$(31,895)		$(24,280)	$(7,257)		$(63,432)

Pro forma Net Income (Loss) Per Share
Basic	$(0.85	)o	$(2.07)	NA		$(1.15	)q
Diluted	$(0.85	)o	$(2.07)	NA		$(1.15	)q
Pro forma Weighted Average Common Shares
Basic	37,537	o	11,709	5,889	p	55,135	r
Diluted	37,537	o	11,709	5,889	p	55,135	r

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2008

	Historical
	Ramius		Cowen Holdings	Acquisition Pro Forma Adjustments		Pro Forma Cowen Group
	(in thousands, except per share data)
Revenues
Management fees	$70,818		$12,573	$—		$83,391
Interest and dividends	1,993		3,362	—		5,355
Reimbursement from affiliates	16,330		—	—		16,330
Investment banking	—		50,937	—		50,937
Brokerage	—		149,901	—		149,901
Other	6,853		551	—		7,404
Consolidated Ramius Funds and other	31,739		—	—		31,739

Total revenues	127,733		217,324	—		345,057

Operating expenses
Employee compensation and benefits	84,769		133,891	10,250	j	228,910
Interest and dividends	1,820		189	—		2,009
Professional, advisory and other fees	13,803		12,108	—		25,911
Communications	1,574		14,797	—		16,371
Occupancy and equipment	11,401		15,243	(4,156	)k	22,488
Floor brokerage and trade execution	—		10,864	—		10,864
Service fees	—		17,920	—		17,920
Depreciation and amortization	4,611		2,882	3,483	l	10,976
Client services, marketing and business development	8,647		12,709	—		21,356
Goodwill impairment	10,200		50,000	(50,000	)s	10,200
Other	13,000		11,545	200	m	24,745
Consolidated Ramius Funds and other	34,268		—	—		34,268

Total expenses	184,093		282,148	(40,223)		426,018

Other (loss) income
Net loss on securities, derivatives and other investments	(2,006)		—	—		(2,006)
Gain on exchange memberships	—		751	—		751
Consolidated Ramius Funds net realized and unrealized losses	(198,485)		—	—		(198,485)

Total other (loss) income	(200,491)		751	—		(199,740)

(Loss) income before taxes	(256,851)		(64,073)	40,223		(280,701)
Income tax (benefit) provision	(1,301)		8,081	3,706	n	10,486

Net (loss) income	(255,550)		(72,154)	36,517		(291,187)
Less: Net (loss) gain attributable to noncontrolling interests	(113,786)		—	5,249	h	(108,537)

Net (loss) income attributable to stockholders and members	$(141,764)		$(72,154)	$31,268		$(182,650)

Pro forma Net Income (Loss) Per Share
Basic	$(3.78	)o	$(6.41)	NA		$(3.31	)q
Diluted	$(3.78	)o	$(6.41)	NA		$(3.31	)q
Pro forma Weighted Average Common Shares
Basic	37,537	o	11,254	6,344	p	55,135	r
Diluted	37,537	o	11,254	6,344	p	55,135	r

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial statements give effect to the business combination of Ramius and Cowen Holdings in a transaction accounted for using the acquisition method of accounting, with Ramius treated as the accounting acquirer, as if the acquisition of Cowen Holdings had been completed on January 1, 2008, for statement of operations purposes, and on September 30, 2009, for statement of financial condition purposes.

        The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been completed during the period or as of the dates for which the pro forma data is presented, nor is it necessarily indicative of the future operating results or financial position of Cowen Group.

        Ramius's estimated purchase price for Cowen Holdings has been allocated to the assets acquired and the liabilities assumed based upon management's preliminary estimate of their respective fair values as of the date of acquisition. The purchase price allocation pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision upon finalization of the acquisition accounting.

        The accompanying unaudited pro forma condensed combined statements of operations do not include the impact of the following non-recurring items directly related to the Transactions:

  •
  transaction costs in connection with the acquisition yet to be incurred which will continue to be expensed as incurred;

  •
  a non-cash bargain purchase gain created from the Transactions, if any; and

  •
  a non-cash credit representing unrecognized net deferred tax assets recorded upon Ramius changing its tax status from a partnership to a corporation.

        Certain reclassifications have been made to the Cowen Holdings historical balances in the unaudited pro forma condensed combined financial statements to conform to Ramius's presentation.

Note 2—Purchase Price

        For the purpose of preparing the accompanying unaudited pro forma condensed combined statement of financial condition as of September 30, 2009, management made the following assumptions:

  •
  Cowen Holdings stockholders exchanged their shares of Cowen Holdings common stock for the equivalent of 28.63% of our Class A common stock issued and outstanding (which includes shares issued in conjunction with the Transactions);

  •
  the estimated fair value of Cowen Group securities to be issued to Cowen Holdings stockholders was determined based on the closing market price of the Cowen Holdings common shares on October 30, 2009, and the number of shares delivered at closing; and

  •
  the fair value of outstanding Cowen Holdings stock options, which immediately vested at the effective time of the Transactions, has been attributed to pre-combination services and included in the consideration transferred.

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

Note 2—Purchase Price (Continued)

        The estimated fair value of our Class A common stock issued to Cowen Holdings stockholders in the Transactions represents the purchase consideration in the Transactions, which was computed as follows:

	(in thousands, except per share data)
Number of Cowen Holdings common shares outstanding at closing:
Common float	12,071	(1)
Restricted shares	2,785	(2)
Restricted share units	27	(3)

Total shares issued to Cowen Holdings stockholders	14,884
Estimated market price of Cowen Holdings common shares	$7.55	(4)

Estimated purchase price of Cowen Holdings common shares	$112,374

Add: Fair value of unvested restricted shares and options issued	1,697	(5)

Estimated purchase price	$114,071

(1)
Based on the trading float of Cowen Holdings's common shares on the closing date.

(2)
Based on Cowen Holdings's unvested restricted shares outstanding on the closing date. Excludes restricted shares that were not subject to accelerated vesting as a result of the transactions.

(3)
Based on Cowen Holdings's restricted share units outstanding on the closing date.

(4)
The $7.55 share price used in calculating the estimated purchase consideration represents the closing share price of Cowen Holdings common stock on October 30, 2009.

(5)
In connection with the Transactions, each outstanding Cowen Holdings stock option was exchanged for one stock option of the Company. Each newly issued stock option was fully vested upon issuance, and has a strike price and expiration date equal to that of the original stock option. Cowen Holdings had 892,782 stock options outstanding as of the closing date. The fair value of Cowen Holdings's stock option awards was estimated to be $0.7 million using an assumed fair value of Cowen Holdings's stock options based on a Black-Scholes valuation model. Also included in the $1.7 million is $1.0 million related to the fair value of pre-combination service on restricted shares that were not subject to accelerated vesting as a result of the Transactions.

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

Note 2—Purchase Price (Continued)

        The following is a summary of the preliminary allocation of the purchase price as reflected in the unaudited pro forma combined statement of financial condition as of September 30, 2009:

	(in thousands)
Cash and cash equivalents	$89,827
Restricted cash pursuant to escrow agreement	501
Securities owned, at fair value	13,262
Receivable from brokers, dealers and clearing brokers	35,743
Fees receivable	7,924
Due from related parties	2,007
Other investments	16,802
Fixed assets, net	8,600
Intangible assets, net	17,000
Other assets	16,747
Securities sold, not yet purchased	(25,151)
Payable to brokers, dealers and clearing brokers	(1,396)
Compensation payable	(30,876)
Accounts payable, accrued expenses and other liabilities	(31,993)
Bank overdraft	(884)
Noncontrolling interest	(1,692)

Total net assets acquired	116,421
Bargain purchase gain on transactions	(2,350	)(1)

Total purchase price	$114,071

(1)
Represents the estimated bargain purchase gain on the transactions.

        We believe that all of the acquired receivables and contractual amounts receivable as reflected above in the preliminary allocation of the purchase price are recorded at fair value and are expected to be collected in full, except for $0.4 million which was expected to be uncollectible.

        The noncontrolling interest in Cowen Holdings at the balance sheet date represents the noncontrolling equity interests in Cowen Healthcare Royalty GP, LLC and CHRP Overflow Fund GP, LLC (collectively, the "CHRP GPs"), the general partners, respectively, to Cowen Healthcare Royalty Partners, L.P. and CHRP Overflow Fund, L.P. (the "CHRP Funds"), and are recorded at fair value. The CHRP GPs' only significant asset are their investments in CHRP Funds, which invest principally in commercial-stage biopharmaceutical products and companies through the purchase of royalty or synthetic royalty interests and structured debt and equity instruments. The CHRP Funds follow industry practices for valuation techniques including discounted cash flows, Black-Scholes valuation models and sale price of recent transactions in the same or similar securities and significant inputs such as estimated future cash flows, discount rates, volatility and dividend yield to measure the fair value of the investments in the CHRP Funds.

        Based on the September 30, 2009 estimated purchase price allocation, the fair value of the net identifiable assets acquired and liabilities assumed of $116.4 million exceeded the fair value of the estimated purchase price of $114.1 million. As a result, Cowen Group would have recognized a bargain purchase gain of $2.3 million if the transaction had closed at that date. Cowen Holdings's share price has traded below its book value for a substantial part of the last 52 weeks prior to the consummation of the Transactions, and as the purchase consideration is determined based on the stock price of Cowen

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

Note 2—Purchase Price (Continued)

Holdings at the closing date of the Transactions, the preliminary purchase price allocations have resulted in a bargain purchase gain.

Note 3—Acquisition Pro Forma Adjustments

  (a)
  Reflects the adjustments to cash as follows:

	(in thousands)
Cash paid for Fund of Funds purchase	$(10,370	)(1)
Tax obligation distribution	(9,000	)(2)
Excluded cash	(500	)(3)

Total	$(19,870)

(1)
Represents payment of $10.4 million related to the purchase of the remaining 50% interest in the Ramius fund of funds business

(2)
Represents $2.4 million of capital withdrawals made immediately prior to the closing of the Transactions in connection with the satisfaction of tax obligations associated with the vesting of various partnership interests as a result of the Transactions and an aggregate of $6.6 million of capital withdrawals made immediately prior to the closing by Messrs. Cohen and Stark and BA Alpine Holdings, Inc., each of which will result in a reduction of the members' equity of Ramius. See Note 3(j).

(3)
Represents the cash amount of Ramius's excluded assets, which RCG retained in order to pay ongoing operating expenses, such as audit fees.
  (b)
  Represents the adjustment to eliminate Cowen Holdings's historical goodwill. The Transactions are expected to result in negative goodwill of $2.3 million which is recognized as a gain upon the closing of the Transactions.

  (c)
  As of September 30, 2009, the estimated fair value of Cowen Holdings's intangible assets (other than goodwill) is $17.0 million (representing a $16.8 million increase in value over Cowen Holdings's historical intangible assets). The preliminary allocations included in the unaudited pro forma combined financial data are as follows:

	Estimated Intangible Assets Acquired	Estimated average remaining useful lives
	(in thousands)	(years)
Intangible asset class
Trade name and trademarks	$9,400	7.5
Customer relationships	6,800	4.0
Customer backlog	800	1.2

Total intangible assets	$17,000

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

Note 3—Acquisition Pro Forma Adjustments (Continued)

  (d)
  Adjustments to other assets are comprised of:

	(in thousands)
Deferred taxes	$1,633	(1)
Exchange memberships mark-down	(105	)(2)

Total	$1,528

(1)
Represents a $1.6 million net increase related to (a) the adjustments in deferred tax assets and current taxes receivable stemming from the pro forma adjustments made to loss before taxes, (b) a net deferred tax asset established following the change in tax status of Ramius from a partnership to a corporation as a result of the Transactions and (c) a full valuation allowance recognized against the Ramius deferred tax assets.

(2)
Represents an adjustment to Cowen Holdings's exchange memberships included in other assets, which have historically been carried at cost. This adjustment represents the estimated $0.1 million mark-down to fair value on those memberships.
  (e)
  Adjustments to compensation payable are as follows:

	(in thousands)
Deferred cash awards acceleration	$5,780	(1)
Payment to Mr. Malcolm	1,500	(2)
Payment to certain Cowen employees	1,200	(3)
Ramius partnership awards	(2,888	)(4)

Total	$5,592

(1)
Reflects accelerated vesting of $5.8 million of deferred cash awards granted to certain of Cowen Holdings's employees due to change in control provisions in the relevant deferred cash award agreements that was triggered by the transactions. The actual payments under the deferred cash awards will occur on the vesting schedule in such agreements (one third on each of May 15, 2010, 2011 and 2012).

(2)
Represents a cash payment of $1.5 million made to Mr. Malcolm at closing. This payment was made pursuant to the terms of Mr. Malcolm's new employment agreement. The payment amount relates to Mr. Malcolm's waiver of certain change in control rights and potential payments under his existing employment agreement with Cowen Holdings.

(3)
Represents cash payments to certain Cowen Holdings employees, the entitlement to which was triggered by the change in control.

(4)
Represents the previously accrued portion of Ramius partnership awards that vested as a result of the transactions. Upon vesting of these partnership interests, the existing liability related to the unvested balances will be reclassified to members' capital, net of any cash payments made to the employee to satisfy tax obligations.

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

Note 3—Acquisition Pro Forma Adjustments (Continued)

  (f)
  Reflects adjustments to accounts payable, accrued expenses and other liabilities as follows:

	(in thousands)
Unfavorable lease liability	$16,914	(1)
Contingent investment banking fees	7,250	(2)
Deferred and non-income based taxes	2,403	(3)

Total	$26,567

(1)
Represents an estimated net impact of an unfavorable lease liability of $17.8 million related to certain of Cowen Holdings's real estate leases that were at higher than market rates at the closing date, partially offset by the removal of a previously existing rent reserve of $0.9 million.

(2)
Represents Ramius's and Cowen Holdings's estimated contingent investment banking fees. The non-contingent portion of the transaction costs of approximately $10.4 million is being expensed as incurred.

(3)
Represents an increase to other liabilities related to the adjustment of deferred tax liabilities stemming from the pro forma adjustments made to loss before taxes and an adjustment for non-income based taxes.
  (g)
  Reflects Ramius's contribution of historical redeemable members' equity to the equity of the Company.

  (h)
  Reflects the adjustment to remove the 50% noncontrolling interest in the Ramius fund of funds business that was acquired by the combined entity as part of the transactions.

  (i)
  Reflects the adjustments to total stockholders' equity as follows:

	(in thousands)
Estimated purchase consideration paid for Cowen Holdings	$114,071	(1)
Historical stockholders' equity of Cowen Holdings	(127,685	)(2)
Ramius's contributed equity	301,628	(3)
Dividend to Ramius's members	(9,000	)(4)
Ramius's change of control vesting	2,888	(5)
Excluded cash	(500	)(6)
Ramius Fund of Funds capital effect	3,513	(7)
Estimated contingent investment banking fees	(7,250	)(8)
Deferred tax adjustments	(770	)(9)
Estimated bargain purchase gain ("negative goodwill") on transactions	2,350	(10)

Total	$279,245

(1)
Represents the estimated purchase consideration paid to Cowen Holdings stockholders in the Transactions.

(2)
Represents the elimination of the historical equity of Cowen Holdings.

(3)
Represents Ramius's contribution of historical redeemable members' equity to the equity of Cowen Group.

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

Note 3—Acquisition Pro Forma Adjustments (Continued)

(4)
Represents Ramius cash excluded from the Transactions (treated as a reduction of Ramius's historical members' capital contributed). Immediately prior to closing of the Transactions, $2.4 million of capital withdrawals was made in connection with the satisfaction of tax obligations associated with the vesting of various partnership interests as a result of the Transactions and an aggregate of $6.6 million of capital withdrawals by Messrs. Cohen and Stark and BA Alpine Holdings, Inc.

(5)
Represents the amount of compensation liability of Ramius associated with partnership interest awards that were reclassified to equity as a result of vesting caused by the Transactions.

(6)
Represents the cash amount of Ramius's excluded assets which RCG retained in order to pay ongoing operating expenses, such as audit fees.

(7)
Represents the issuance of common shares for the purchase of the remaining 50% of the fund of funds business, and the equity effect of that purchase accounted for under FASB accounting standards as follows:

	(in thousands)
Fair value of shares issued for purchase	$20,490	(a)
Equity effect of purchase	(16,977	)(b)

Net impact on stockholders' equity	$3,513

(a)
Based on the estimated Cowen Holdings share price of $7.55 multiplied by the 2,713,882 issued to HVB.

(b)
Represents the excess of the estimated purchase consideration over the carrying value of the noncontrolling interest. This amount is treated as a capital transaction and debited to equity (as opposed to goodwill) in accordance with FASB accounting standards, as Ramius already owned a controlling interest in the fund of funds business. The calculation of the excess is as follows:

(in thousands)
Fair value of shares issued	$20,490
Cash consideration paid	10,370

Total purchase consideration	30,860
Less: Carrying value of 50% noncontrolling interest purchased	(13,883)

Excess of purchase consideration over carrying value of noncontrolling interest purchased	$16,977

    (8)
    Reflects Ramius's and Cowen Holdings's estimated contingent investment banking fees of $7.3 million. The non-contingent portion of the costs of approximately $10.4 million is being expensed as incurred.

    (9)
    Represents (a) the adjustments to deferred tax assets and current taxes receivable stemming from the pro forma adjustments made to loss before taxes, (b) a net deferred tax asset established following the change in tax status of Ramius from a partnership to a

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

Note 3—Acquisition Pro Forma Adjustments (Continued)

      corporation as a result of the transactions, and (c) a full valuation allowance recognized against the Ramius deferred tax assets and an adjustment for non-income based taxes.

    (10)
    Represents the estimated bargain purchase gain ("negative goodwill") under the acquisition method, which is recognized as a day one gain of the combined entity.

  (j)
  Reflects the amortization of compensation expenses resulting from a one-time award of $25.0 million in equity to certain key employees of Ramius in connection with the transactions. This award will vest over a three-year period, with 50% of the awards vesting on each of the second and third anniversaries of the closing of the Transactions. Cowen Group will recognize the award as compensation expense each year in relation to the services received over the requisite service period pursuant to FASB accounting standards. Also reflects an adjustment to the base compensation and stock based compensation of two employees who entered into new employment agreements in connection with the Transactions.

  (k)
  Reflects amortization of the unfavorable lease obligation described in (f) above over the remaining lease terms.

  (l)
  Reflects amortization expense related to the estimated intangible assets recognized in connection with the Transactions, less the historical intangible asset amortization actually recognized for the period.

  (m)
  Reflects an adjustment for non-income-based taxes.

  (n)
  Reflects the impact on current and deferred taxes of pro forma adjustments made to loss before taxes and the corresponding effect on the valuation allowance already recorded by Cowen Holdings and Ramius.

  (o)
  Ramius's historical pro forma EPS has been calculated assuming the 37,536,826 shares of our Class A common stock that Ramius received upon closing of the Transactions were outstanding from the beginning of the period. Cowen Holdings's EPS represents the actual results reported for that period.

  (p)
  Reflects the adjustment necessary to arrive at the shares outstanding assuming the Transactions closed at the beginning of the periods presented. Primarily represents shares issued to HVB for the acquisition of the remaining interest in the fund of funds business and Cowen Holdings restricted share holders whose awards vested upon closing. See (r) below for further explanation.

  (q)
  Reflects the pro forma net loss for the Company divided by the pro forma weighted average shares outstanding for the Company.

  (r)
  Reflects the total shares of the Company issued in connection with the Transactions. As the unaudited pro forma combined statements of operations assume that the Transactions occurred as of the beginning of the period presented, all 55,135,000 shares of our Class A common stock issued in the Transactions are assumed to be outstanding for the entire period for the pro forma net loss per share calculation of Cowen Group. No adjustments have been made for the dilutive effects as the effects of outstanding restricted stock and awards would be anti-dilutive.

  (s)
  Reflects an adjustment to remove the $50.0 million historical goodwill impairment charge of Cowen Holdings. Had the Transactions been completed at the beginning of the period presented, the historical goodwill of Cowen Holdings would have been eliminated as part of the purchase price allocation.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
OF THE COMPANY

As the acquirer, for accounting purposes, in the Transactions, RCG (which prior to the consummation of the Transactions operated the Ramius business) is the Company's accounting predecessor and its financials are considered the historical financials for the Company. The following tables present the selected historical consolidated financial data of RCG regarding its business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the consolidated financial statements and related footnotes of the Company, RCG and Cowen Holdings included elsewhere in this prospectus. The following selected consolidated statements of financial condition data as of December 31, 2008 and 2007 and the selected consolidated statements of operations data for each of the three years in the three-year period ended December 31, 2008 have been derived from the audited consolidated financial statements and related notes thereto of RCG, the Company's accounting predecessor, included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The selected consolidated statements of financial condition data as of December 31, 2006, 2005 and 2004 and the selected consolidated statements of operations data for the years ended December 31, 2005 and 2004 have been derived from audited consolidated financial statements of RCG not included in this prospectus. The selected consolidated statements of financial condition data as of September 30, 2009 and the selected consolidated statements of operations data for the nine-month periods ended September 30, 2009 and September 30, 2008 have been derived from the unaudited consolidated financial statements of RCG included elsewhere in this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands)
Consolidated Statements of Operations Data:
Revenues
Management fees	$31,408	$56,443	$70,818	$73,950	$65,635	$65,592	$48,006
Incentive income	177	—	—	60,491	81,319	24,771	37,847
Interest and dividends	225	1,443	1,993	16,356	17,189	9,217	8,921
Reimbursement from affiliates	7,832	11,675	16,330	7,086	4,070	—	—
Other Revenues	2,265	4,737	6,853	5,086	8,038	8,201	4,879
Consolidated Ramius Funds and certain real estate entities revenues	12,312	26,165	31,739	25,253	35,897	15,325	(158)

Total revenues	$54,219	$100,463	$127,733	$188,222	$212,148	$123,106	$99,495
Expenses
Employee compensation and benefits	50,869	67,703	84,769	123,511	112,433	76,971	69,866
Non-compensation expense (excluding goodwill impairment)	38,070	37,929	54,856	79,020	54,277	46,406	26,440
Goodwill impairment	—	—	10,200	—	—	—	—
Consolidated Ramius Funds and certain real estate entities expenses	11,831	27,040	34,268	21,014	39,300	24,449	710

Total expenses	$100,770	$132,672	$184,093	$223,545	$206,010	$147,826	$97,016

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
OF THE COMPANY (Continued)

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands)
Other income (loss)
Net gain (loss) on securities, derivatives and other investments	(2,702)	800	(2,006)	94,078	54,765	67,000	47,419
Consolidated Ramius Funds and certain real estate entities net gains (losses)	25,268	(85,523)	(198,485)	84,846	78,656	61,019	1,961

Total other income (loss)	$22,566	$(84,723)	$(200,491)	$178,924	$133,421	$128,019	$49,380

Income (loss) before income taxes	(23,985)	(116,932)	(256,851)	143,601	139,559	103,299	51,859
Income tax expense (benefit)	(5,978)	738	(1,301)	1,397	4,814	1,304	717

Net income (loss)	(18,007)	(117,670)	(255,550)	142,204	134,745	101,995	51,142
Net Income (loss) attributable to non-controlling interests in consolidated subsidiaries	13,888	(52,176)	(113,786)	66,343	74,189	53,439	900
Special allocation to the Redeemable Managing Member	—	—	—	26,551	21,195	15,961	18,523

Net income (loss) available to all Redeemable Members	$(31,895)	$(65,494)	$(141,764)	$49,310	$39,361	$32,595	$31,719

		As of December 31,
	As of September 30, 2009
		2008	2007	2006	2005	2004
	(in thousands)
Consolidated Statements of Financial Condition Data:
Total assets	$681,895	$797,831	$2,113,532	$2,468,195	$1,833,789	$1,702,809
Total liabilities	113,025	182,003	1,430,029	1,657,992	1,095,805	1,477,469
Redeemable non-controlling interests in consolidated subsidiaries	267,242	284,936	203,523	514,761	482,801	19,119

Total redeemable members' capital	$301,628	$330,892	$479,980	$295,442	$255,183	$206,221

SUPPLEMENTAL QUARTERLY CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

        The following table presents RCG's unaudited quarterly results of operations for 2009, 2008 and 2007. These quarterly results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results. Revenues and net income (loss) can vary significantly from quarter to quarter due to the nature of the Ramius's business activities.

	Quarter Ended
					Year Ended December 31
	March 31	June 30	September 30	December 31
2009
Total revenues	$20,725	$17,032	$16,462
Net Income (loss)	(11,203)	(10,818)	4,014
Net Income (loss) attibutable to non-controlling interests in consolidated subsidiaries	(2,404)	6,393	9,899
Special allocation to the Redeemable Managing Member	—	—	—
Net income (loss) available to all Redeemable Members	$(8,799)	$(17,211)	$(5,885)
EPS data based on net income (loss)	N/A	N/A	N/A	N/A	N/A
2008
Total revenues	$29,813	$33,831	$36,819	$27,270	$127,733
Net Income (loss)	(35,434)	28,740	(110,976)	(137,880)	(255,550)
Net Income (loss) attibutable to non-controlling interests in consolidated subsidiaries	(13,175)	9,786	(48,787)	(61,610)	(113,786)
Special allocation to the Redeemable Managing Member	—	—	—	—	—
Net income (loss) available to all Redeemable Members	$(22,259)	$18,954	$(62,189)	$(76,270)	$(141,764)
EPS data based on net income (loss)	N/A	N/A	N/A	N/A	N/A
2007
Total revenues	$70,683	$79,081	$19,480	$18,978	$188,222
Net Income (loss)	68,305	76,713	4,178	(6,992)	142,204
Net Income (loss) attibutable to non-controlling interests in consolidated subsidiaries	22,166	31,172	9,453	3,552	66,343
Special allocation to the Redeemable Managing Member	16,149	15,939	(1,846)	(3,691)	26,551
Net income (loss) available to all Redeemable Members	$29,990	$29,602	$(3,429)	$(6,853)	$49,310
EPS data based on net income (loss)	N/A	N/A	N/A	N/A	N/A

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
OF COWEN HOLDINGS

        The following tables present the selected historical consolidated financial data of Cowen Holdings regarding its business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings" and the consolidated financial statements and related footnotes of the Company, RCG and Cowen Holdings included elsewhere in this prospectus. The following selected consolidated statements of financial condition data as of December 31, 2008 and 2007 and the selected consolidated statements of operations data for each of the three years in the three-year period ended December 31, 2008 have been derived from the audited consolidated financial statements and related notes thereto of Cowen Holdings included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The selected consolidated statements of financial condition data as of December 31, 2006, 2005 and 2004 and the selected consolidated statements of operations data for the years ended December 31, 2005 and 2004 have been derived from audited consolidated financial statements of Cowen Holdings not included in this prospectus. The selected consolidated statements of financial condition data as of September 30, 2009 and the selected consolidated statements of operations data for the nine-month periods ended September 30, 2009 and September 30, 2008 have been derived from the unaudited consolidated financial statements of Cowen Holdings included elsewhere in this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues
Investment banking	$28,917	$45,733	$50,937	$90,520	$164,342	$126,253	$113,795
Brokerage	103,773	116,607	149,901	158,720	159,879	145,700	164,188
Interest and dividend income	367	2,814	3,362	8,284	17,766	16,990	9,504
Other	8,625	10,543	13,181	4,045	2,980	5,348	5,574

Total revenues	141,682	175,697	217,381	261,569	344,967	294,291	293,061

Expenses
Employee compensation and benefits	98,920	106,835	133,891	177,948	215,707	172,128	170,546
Goodwill impairment	—	50,000	50,000	—	—	—	—
Non-compensation expense (excluding goodwill impairment)(1)	66,288	74,792	98,257	103,226	112,644	109,848	63,533	(2)

Total expenses	165,208	231,627	282,148	281,174	328,351	281,976	234,079

Operating (loss) income	(23,526)	(55,930)	(64,767)	(19,605)	16,616	12,315	58,982
Gain (loss) on exchange memberships	—	609	751	1,775	25,843	918	(1,993)

(Loss) income before income taxes	(23,526)	(55,321)	(64,016)	(17,830)	42,459	13,233	56,898
Provision (benefit) for income taxes	565	6,441	8,081	(6,509)	4,548	1,152	1,877

Net (loss) income	$(24,091)	(61,762)	$(72,097)	$(11,321)	$37,911	$12,081	$55,112
Less: net income attributable to noncontrolling interests	189	—	57	—	—	—	—

Net (loss) income attributable to Cowen Holdings	$(24,280)	$(61,762)	$(72,154)	$(11,321)	$37,911	$12,081	$55,112

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
OF COWEN HOLDINGS (Continued)

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Earnings (loss) per share:
Weighted average common shares outstanding:
Basic	11,709	11,251	11,254	12,805	12,903	12,900	12,900
Diluted	11,709	11,251	11,254	12,805	12,966	12,900	12,900
Earnings (loss) per share:
Basic	$(2.07)	$(5.49)	$(6.41)	$(0.88)	$2.94	$0.94	$4.27
Diluted	$(2.07)	$(5.49)	$(6.41)	$(0.88)	$2.92	$0.94	$4.27

(1)
Includes floor brokerage and trade execution, net service fees, communications, occupancy and equipment, marketing and business development, depreciation and amortization and other expenses.

(2)
Includes a net benefit of $46.9 million related to accruals for insurance recoveries and the net reversal of previously accrued reserves.

		As of December 31,
	September 30, 2009
		2008	2007	2006	2005	2004
Consolidated Statements of Financial Condition Data:
Total assets	$192,189	$207,498	$349,038	$684,438	$785,339	$820,350
Total liabilities and minority interest	64,504	65,383	140,383	466,310	411,388	466,872

Total stockholder's equity (2009-2006) and group equity (2005 and 2004)	$127,685	$142,115	$208,655	$218,128	$373,951	$353,478

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE COMPANY

        This discussion contains forward looking statements, which involve numerous risks and uncertainties, including, but not limited to, those in the section titled "Risk Factors" beginning on page 11 of this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company should be read in conjunction with the consolidated financial statements and related notes of RCG (the Company's accounting predecessor) and Cowen Holdings included elsewhere in this prospectus. Actual results may differ materially from those contained in any forward looking statements.

Recently Completed Transactions

        Cowen Group, Inc. is a new holding company formed in connection with the business combination of Ramius and Cowen Holdings. On November 2, 2009, the Transactions were consummated including (1) the merger of Lexington Merger Corp. with and into Cowen Holdings, pursuant to which each outstanding share of common stock of Cowen Holdings was converted into one share of Class A common stock of the Company and (2) the transfer by RCG of substantially all of its assets and liabilities to Ramius in exchange for the issuance by the Company to RCG of 37,536,826 shares of Class A common stock of the Company. Following the consummation of the Transactions, Cowen Group is the parent company of both Ramius and Cowen Holdings and RCG held approximately 66.56% of the Company's Class A common stock as of November 2, 2009. RCG's managing member is controlled by certain members of the Company's senior management team. Prior to the consummation of the Transactions, the Company did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Transaction Agreement. Concurrently with the completion of the transactions described above, HVB received 2,713,882 shares of Class A common stock of the Company and approximately $10.4 million in cash in exchange for transferring to Cowen Holdings the 50% interest in Ramius Alternative Solutions, Ramius's fund of funds business, not already owned by Ramius.

        The business combination between Ramius and Cowen Holdings was accounted for as an "acquisition" by Ramius of Cowen Holdings, as that term is used under GAAP for accounting and financial reporting purposes. As a result, the historical financial statements of Ramius (the business of which was operated by RCG, the Company's accounting predecessor, prior to the consummation of the Transactions) have become the historical financial statements of Cowen Group. Accordingly, the financial statements of Cowen Group included in this prospectus are Ramius's historical financial statements and do not reflect the historical financial position or results of operations of Cowen Holdings. Similarly, the discussion in this "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" relate to Ramius's financial condition and results of operations and do not reflect the financial condition or results of operations of Cowen Holdings. The historical financial statements of Cowen Holdings as of and for the period ending September 30, 2009 and as of and for periods ending prior to September 30, 2009 and the historical Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings have been included elsewhere in this prospectus. In addition, unaudited pro forma condensed consolidated financial statements of Cowen Group giving effect to the transactions described above have also been included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

        The assets and liabilities of Cowen Holdings were, as of November 2, 2009, recorded at their respective fair values and added to those of Ramius. The financial statements of the Company that include periods after November 2, 2009 will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Cowen Holdings. For periods after November 2, 2009, the results of operations of Cowen Holdings will be included in the results of operations of the Company.

Business Overview

        Prior to the consummation of the Transactions, the Company conducted its operations through one reportable segment, the alternative investment management segment, which provides management services to its hedge funds, fund of funds, real estate and other investment platforms. After the combination of Ramius and Cowen Holdings, the Company conducts its operations through two segments: an alternative investment management segment and an investment banking segment. The Company's alternative investment management business is conducted primarily through Ramius, its wholly owned subsidiary (the business of which was operated by RCG, the Company's accounting predecessor, prior to the consummation of the Transactions). For purposes of this historical discussion of the business of the Company as of September 30, 2009 and for prior periods, the Company's business is that of Ramius, the business of which was operated by RCG, the Company's accounting predecessor. For a discussion of the historical results of the Company's investment banking business see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings."

        We operate our alternative investment management business primarily through Ramius, our wholly owned subsidiary. Our alternative investment management business had approximately $7.9 billion of assets under management as of October 1, 2009, after giving pro forma effect to the consummation of the Transactions. The predecessor to this business was founded in 1994 and, through one of its subsidiaries, has been a registered investment adviser under the Investment Advisers Act since 1997. Our alternative investment management products and services include hedge funds, fund of funds, real estate, health care royalty funds and cash management services. Our institutional investors include pension funds, insurance companies, banks, foundations and endowments, wealth management organizations and family offices.

        Ramius's hedge fund and fund of funds platforms have historically sought to deliver consistent, risk-adjusted returns throughout a market cycle (which Ramius generally views as approximately three to five years). In these platforms, Ramius seeks positive performance with minimal correlation to directional market indices. Risk-adjusted returns refer to positive returns with lower volatility as compared to traditional asset classes such as equities.

Factors Affecting Our Alternative Investment Management Business

        Our alternative investment management business and results of operations are impacted by the following factors:

  •
  Assets under management.  Ramius's revenues from management fees are directly linked to assets under management. As a result, its future performance will depend on, among other things, its ability to retain assets under management and to grow assets under management from existing and new products. In addition, positive performance increases assets under management which results in higher management fees.

  •
  Investment performance.  Ramius's revenues from incentive income are linked to the performance of the funds and accounts that Ramius manages. Performance also affects assets under management because it influences investors' decisions to invest assets in, or withdraw assets from, the funds and accounts managed by Ramius.

  •
  Fee and allocation rates.  Ramius's management fee revenues are linked to the management fee rates it charges as a percentage of assets under management. Its incentive income revenues are linked to the incentive allocation rates Ramius charges as a percentage of performance driven asset growth. Ramius's incentive allocations are subject to "high-water marks," whereby incentive income is generally earned by Ramius only to the extent that the net asset value of a fund at the end of a measurement period exceeds the highest net asset value as of the end of the preceding measurement period for which Ramius earned incentive income. Ramius's incentive allocations are also subject, in some cases, to performance hurdles.

  •
  Investment performance of Ramius's own capital.  We invest our own capital and the performance of such invested capital affects our revenues. As of September 30, 2009, Ramius had an investment of approximately $276 million in Enterprise, an entity which invests its capital in Enterprise Fund. The Enterprise Fund is a multi-strategy fund that invests in all of Ramius's alternative investment strategies, with additional exposure to certain less liquid investments including real estate, private equity, private debt, and energy investments. Immediately following the consummation of the Transactions, Ramius transferred interests in Enterprise having a value of approximately $190 million to Cowen Group. The discussion in this section does not reflect this transfer. Most of Ramius's return on its own invested capital is derived from its investment in the Enterprise Fund, with such income directly dependent on the performance of the Enterprise Fund.

  •
  Personnel, systems, controls and infrastructure.  Ramius's ability to grow assets under management and produce positive performance depends on its ability to attract, retain and motivate investment and other professionals. Its business requires significant investment in its fund management platform, including infrastructure and back-office personnel.

        In addition, our alternative investment management business and results of operations may be affected by a number of external market factors. These include global asset allocation trends, regulatory developments and overall macroeconomic activity. Due to these and other factors, its operating results may reflect significant volatility from period to period. Ramius was affected by the conditions impacting the global financial markets and the hedge fund industry during 2008, which was characterized by substantial declines in investment performance and unanticipated levels of requested redemptions. Investors sought liquidity wherever it could be obtained, often due to liquidity constraints within their own organizations. As was generally the case on an industry-wide basis, during 2008 Ramius's funds experienced negative investment performance and increased redemptions. Ramius's assets under management declined from $12.9 billion as of December 31, 2007 to $7.1 billion as of October 1, 2009. After a very challenging period during the first quarter of 2009, market conditions subsequently stabilized and then began to improve. While there have been net redemptions in the industry for much of the year, investors' need for capital has become less acute. Although we remain cautious, we believe the pace of redemptions may be slowing with calendar 2009 coming to a close, as investors adjust their asset allocations looking forward to 2010. The variability of redemptions affects our alternative investment management business, and it is always possible that Ramius could intermittently experience redemptions above historical levels, regardless of fund performance. These conditions will continue to affect our alternative investment management business, and as other alternative investment managers continue to restrict fund investor liquidity, it is possible that we could continue to experience elevated redemptions relative to historic levels, regardless of fund performance. However, we believe the diversity of our alternative investment management products and services as well as the strength of our institutional platform, supported by our own capital, should benefit us throughout this period.

        For a discussion of the factors affecting our investment banking business see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings."

  Understanding Our Results

  Assets Under Management and Investment Performance

        The principal drivers of the results of our alternative investment management business are assets under management and investment performance. Delivering positive fund performance that is consistent with its investors' objectives is the principal determinant of the long-term success of our alternative investment management business as it enables us to grow assets under management organically, generate investment returns on our own invested capital, should enable us to attract new capital and minimize redemptions by our fund investors. Conversely, poor investment performance decreases our assets under management, can result in investor redemptions from its funds, generates losses on our own capital and impairs the marketability of our alternative investment management products and services.

        For a discussion of the principal drivers of the results of our investment banking business see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings."

        The ability of investors to contribute capital to and redeem capital from Ramius's funds can cause assets under management to fluctuate considerably from period to period. Such fluctuations also result from investment performance due to the retention and reinvestment of fund profits as well as the impact of fund losses. All of these factors impact the revenues we earn from management fees, incentive income and returns on its own capital. The need of Ramius's clients to satisfy their own liquidity requirements (especially if other managers have instituted redemption restrictions) may cause some investors to redeem investments in Ramius's funds for reasons unrelated to Ramius's performance.

        Most of the Company's return on its own invested capital is derived from Ramius's investment in the Enterprise Fund, with such income directly dependent on the performance of the Enterprise Fund. As of September 30, 2009, Ramius had $276 million of its own capital invested in the Enterprise Fund. As such, the investment performance of the Enterprise Fund may have a material impact on our performance. Pursuant to its authority as the investment manager of the Enterprise Fund and in accordance with the terms of the Enterprise offering documents, Ramius Advisors, LLC, a subsidiary of Ramius, is segregating certain illiquid and other assets of the Enterprise Fund, representing approximately 55% of the assets of the fund, in a "side-pocket" effective as of December 31, 2009. Investors in the Enterprise Fund, including the Company, may not withdraw any portion of their investment that has been allocated to the side-pocket, but as such assets are sold or income is received, the proceeds will be credited back to the investors' accounts in the Enterprise Fund. Ramius will continue to earn a management fee on the segregated assets, but will not be eligible to earn an incentive fee with respect to those assets until any gains are realized. Ramius has received redemption requests from investors in the Enterprise Fund for approximately $135 million for redemptions through March 31, 2010 (excluding the redemption request from the Company referred to under "—Liquidity and Capital Resources"), but investors will only be entitled to withdraw the portion of their investments that has not been allocated to the side-pocket. The Enterprise Fund has a rolling two year redemption cycle. Therefore, the remaining assets in the Enterprise Fund, excluding approximately $70 million which is eligible to be redeemed as of June 30, 2010, are locked up for another two years.

        Following the consummation of the Transactions, Ramius transferred interests in Enterprise having a value of approximately $190 million to the Company. The discussion in this section does not reflect this transfer.

  Revenues

        Our alternative investment management business generates revenue through three principal sources: management fees, incentive income and investment income from our own capital. The amount of revenues earned from those sources is directly related to the amount of its assets under management and the investment performance of its funds. Management fees are directly impacted by any increase or decrease in our assets under management, while incentive income is impacted by its funds' performance and any increase or decrease in assets under management. Investment income from our own capital is impacted by the performance of the funds in which its capital is invested, which is principally the Enterprise Fund.

        As of September 30, 2009, Ramius owned 50% of Ramius Alternative Solutions, the Ramius fund of funds business. Although 100% of the revenues from the fund of funds business were included as revenue in Ramius's consolidated financial statements, 50% of the net income was allocated to a non-controlling interest. As described above, following the closing of the Transactions on November 2,

2009, the Company became the sole indirect owner of Ramius Alternative Solutions. Furthermore, the general partners of Ramius's real estate funds are owned jointly by Ramius and third parties with Ramius's ownership interest in the general partners of the real estate funds ranging from 30% to 55%. Accordingly, the management fees, incentive income and investment income generated by the real estate funds are split between us and the other owners of the general partners. We do not possess unilateral control over the general partners. Pursuant to GAAP, the management fees, incentive income and investment income received by the general partners are accounted for under the equity method and are reflected under other income instead of management fees, incentive income and investment income.

  •
  Management Fees.  Ramius earns management fees based on its assets under management. The actual management fees received can vary depending on distribution fees or fee splits paid to third parties either in connection with raising the assets or structuring the investment. Management fees are generally paid on a quarterly basis, in arrears, at the beginning of each quarter and are prorated for capital inflows and redemptions. Accordingly, changes in Ramius's management fee revenues each quarter are influenced by changes in the applicable opening balances of assets under management, changes in average management fee rates and the relative magnitude and timing of inflows and redemptions during the respective periods. While some investors with significant investments in separately managed accounts may have separately negotiated fees, in general the management fees are as follows:

  •
  Hedge Funds.  Management fees for Ramius's hedge funds are generally charged at an annual rate of up to 2% of assets under management. Management fees are generally calculated monthly based on assets under management at the end of each month before incentive allocations.

  •
  Fund of Funds.  Management fees for the fund of funds are generally charged at an annual rate of up to 2% of assets under management. Management fees are generally calculated monthly based on assets under management at the beginning or end of each month before incentive allocations. The fund of funds group also takes on advisory assignments where it is typically paid a flat fee upon commencement of the assignment and an ongoing fee for the duration of the project. In each case these advisory assignment fees are negotiated directly with the client.

  •
  Real Estate Funds.  Management fees from the real estate funds are generally charged by their general partners at an annual rate between 1% and 1.5% of total capital commitments during the investment period and of invested capital or net asset value of the applicable fund after the investment period has ended. Management fees are typically paid to the general partners on a quarterly basis, at the beginning of the quarter, in arrears, and are prorated for changes in capital commitments throughout the investment period and invested capital after the investment period.

  •
  Other.  Management fees from Ramius's cash management services business range from annual rates of 0.08% to 0.20% of assets, based on the average daily balances of the assets under management. Ramius also provides mortgage advisory services where Ramius manages collateralized debt obligations (which we refer to as CDOs) and liquidates CDOs that were historically managed by others. Since the fourth quarter of 2007, Ramius has rebated the management fees in connection with managing CDOs and Ramius's advisory fees from liquidating CDOs are usually negotiated fixed fees.

  •
  Incentive Income.  Ramius earns incentive income based on the performance of the Ramius funds, fund of funds, real estate funds and managed accounts. Incentive allocations are typically between 10% and 20% for hedge funds and 10% for fund of funds, in each case based on the net realized and unrealized profits, including investment income earned for the full year that are attributable to each investor. However, many fund of funds products and some other products have no incentive allocation. Incentive income on real estate investments is earned in the year of the sale or realization of a private investment, subject to a clawback to the extent that the applicable minimum return is not generated upon the winding up of the fund. The real estate funds have incentive allocations of 20%. In order for the real estate funds to receive incentive allocations, investors in these funds must first receive a minimum return on their investments of approximately 8%. For most of Ramius's existing funds with an incentive allocation, there is a perpetual high-water mark. As a result of negative investment performance in 2008, Ramius entered 2009 with high-water marks in many hedge funds. These high-water marks require the Ramius funds to recover cumulative losses before Ramius can begin to earn incentive income in 2009 and beyond until the high-water marks are reached with respect to the investments of the fund investors who suffered losses last year. For example, the net asset value of Ramius Multi-Strategy Fund Ltd decreased by 26.76% net of management fees in 2008. This assumes no further recovery from the 80% discount that Ramius has valued the net equity claim for assets held at Lehman Brothers International (Europe) (which we refer to as LBIE). In order for Ramius to earn an incentive fee from an investor who had participated fully in this loss, the fund will have to increase net asset value by 36.5%, net of management fees (the fund has increased its net asset value 5.64% through the first nine months of 2009). Based on performance in the Ramius Multi-Strategy Fund Ltd. through the first nine months of 2009, net asset value must now increase by 29.25% before incentive fees will be earned on assets that participated fully in the 2008 loss. Such analysis applies to each fund which incurred 2008 losses. Current market conditions make it difficult to predict when Ramius may exceed these high-water marks. New capital is, however, eligible for incentive allocations based solely on performance after the investment is made. The industry is currently evolving in that many new hedge funds are being created with modified high-water marks that do not prohibit the manager from receiving an incentive allocation for an indeterminate period of time. Ramius plans to introduce modified high-water marks or other benchmarks as Ramius creates new products.

  •
  Interest and Dividends.  Ramius receives interest and dividends primarily from its own invested capital. Prior to 2008, when Ramius invested its capital directly, its interest and dividend revenues were significantly higher. Once Ramius invested its capital through the Enterprise Fund, it no longer received significant revenues directly from interest or dividends.

  •
  Reimbursements from Affiliates.  Ramius incurs certain expenses on behalf of its operating subsidiaries, such as the real estate businesses. The expenses relate to the administration of such subsidiaries. In addition, pursuant to the funds' offering documents, Ramius charges certain allowable expenses to the funds, including charges and personnel costs for legal, compliance, accounting, tax compliance, marketing, risk and technology expenses that directly relate to administering the assets of the funds.

  •
  Other Revenue.  Ramius periodically receives other revenue which is unrelated to its own invested capital or its activities on behalf of the Ramius funds. Historical sources of such other revenue primarily include certain placement fee income received by a non-wholly owned subsidiary of Ramius that engaged in the private placement of interests in the real estate funds. Ramius exited the placement agent business in the third quarter of 2009.

  •
  Consolidated Ramius Funds and Certain Real Estate Entities Revenues.  Certain Ramius funds and real estate entities are consolidated with Ramius pursuant to GAAP. As such, Ramius's consolidated financial statements reflect the other revenues of these consolidated entities, and the portions that are attributable to other investors are allocated to a non-controlling interest. The realized and unrealized trading income from these consolidated entities is recognized in other income (loss) as described below.

  Expenses

        The expenses for our alternative investment management business consist of compensation and benefits, interest expense and general, administrative and other expenses. In 2008, Ramius decided to focus on its larger products and rationalize or eliminate those products, strategies and businesses that were less likely to attract significant assets under management or were marginal to its business. This decision has resulted in a reduction in expenses (including a reduction in compensation expenses as a result of headcount reductions of both investment professionals and support staff). Such expense reductions began in the fourth quarter of 2008 and Ramius continues to evaluate its expenses on an ongoing basis.

  •
  Compensation and Benefits.  Compensation and benefits is comprised of salaries, benefits, discretionary cash bonuses and equity-based compensation. Annual incentive compensation is variable, and the amount paid is generally based on a combination of employees' performance, their contribution to the funds and separately managed accounts, and Ramius's net income. Generally, compensation and benefits comprise a significant portion of total expenses, with annual incentive compensation comprising a majority of total compensation and benefits expenses. This annual compensation expense historically has been funded by revenues, including incentive income earned at the end of a calendar year and investment returns on Ramius's own capital. As of September 30, 2008, prior to beginning headcount reductions, Ramius had 241 employees and as of September 30, 2009, Ramius had 147 employees.

  •
  Interest and Dividends.  Amounts included within interest and dividend expense primarily relates to interest paid on Ramius's revolving line of credit.

  •
  General, Administrative and Other.  General, administrative and other expenses are primarily related to professional services, occupancy and equipment, business development expenses, communications, insurance and other miscellaneous expenses. These expenses may also include certain one-time charges and non-cash expenses. The Company expects to move its employees in New York to a single office location, which will likely result in the Company incurring additional costs.

  •
  Consolidated Ramius Funds and Certain Real Estate Entities Expenses.  Certain Ramius funds and real estate entities are consolidated with Ramius pursuant to GAAP. As such, Ramius's consolidated financial statements reflect the expenses of these consolidated entities and the portion attributable to other investors is allocated to a non-controlling interest.

  Other Income (Loss)

        Ramius's other income (loss) primarily consists of realized and unrealized gains or losses from the investment of its own capital and from its consolidated funds and certain non-wholly owned operating subsidiaries.

  Income Taxes

        Historically, Ramius operated as a limited liability company and was not subject to U.S. federal or state income taxes. However, Ramius is subject to unincorporated business income tax (which we refer to as UBT), on its trade and business activities conducted in New York, New York. The effective UBT rates vary significantly between the effective rate applicable to income from business activities and the effective rate applicable to income from investment activities. Ramius is also subject to foreign taxation on income it generates in certain countries. In the third quarter of 2009, one of the consolidated Ramius funds had an investment in reinsurance companies that generated a significant tax benefit, which is explained in more detail below. See "GAAP Quarterly Comparison—Income Taxes."

  Non-controlling Interests

        Non-controlling interests represent the pro rata share of the income or loss of the non-wholly owned consolidated entities attributable to the other owners of such entities.

  Special Allocation to Ramius's Managing Member

        In accordance with Ramius's operating agreement in effect prior to the consummation of the Transactions, Ramius's managing member was historically entitled to receive a special allocation equal to 35% of Ramius's net profits. Following the closing of the Transactions as of November 2, 2009, Ramius no longer allocates a portion of its profits to its managing member, and the principals of the managing member, in their capacities as officers of Cowen Group, instead receive compensation in the form of salaries and discretionary bonuses.

Changes in Connection with the Transactions

        The changes discussed below occurred as of November 2, 2009 upon the closing of the Transactions. The impact of these changes are not reflected in the results of operations for the third quarter of 2009 discussed in this prospectus as they had not yet occurred.

  Fund of Funds Business

        Prior to November 2, 2009, Ramius Alternative Solutions was operated as a joint venture between Ramius and HVB. As a result, for all periods prior to November 2, 2009 the net income with respect to the fund of funds business was distributed equally to Ramius and HVB. On November 2, 2009, we purchased HVB's interest in Ramius Alternative Solutions in exchange for approximately 2.7 million shares, or 4.9%, of the Company's outstanding Class A common stock and approximately $10.4 million of cash. As a result, Cowen Group is now, indirectly, the sole owner of Ramius Alternative Solutions, the fund of funds business, and HVB will no longer participate directly in the fund of funds net income.

  Special Allocation to the Managing Member

        As described above, following the closing of the Transactions as of November 2, 2009, Ramius no longer allocates a portion of its profits to its managing member.

  Employee Ownership Program

        Ramius sponsors an employee ownership plan (which we refer to as the REOP program) for certain key employees at Ramius. The REOP program provides for the granting of equity interests in Ramius to certain participants, or equity REOP. Other participants have been granted non-equity awards which track the returns of an equity interest in Ramius, or phantom REOP. The equity REOP and phantom REOP awards which were awarded prior to the Transactions (other than the transaction REOP grants discussed below) vested upon the closing of the Transactions. More specifically, upon the closing of the Transactions, $3.3 million in outstanding equity and phantom REOP vested, of which $0.8 million will be paid out in cash with respect to equity REOP to fund certain tax withholding requirements, $1.8 million in outstanding equity REOP was converted to ownership interests in Ramius and $0.8 million in outstanding phantom REOP vested, and which was paid out in cash.

        Ramius Alternative Solutions also sponsors an employee profit participation plan (which we refer to as the RAPP program) for certain key employees at Ramius Alternative Solutions. The RAPP program provides for the granting of equity interests in related entities with the initial grant values based on a certain percentage of profits of the fund of funds business. In years that awards are granted, one half of the amount granted represents equity units in one of the consolidated fund of funds products managed by Ramius Alternative Solutions chosen by senior management and the other half of the amount granted represents equity units of Ramius. Upon the closing of the Transactions, $2.8 million in outstanding RAPP awards vested, of which $0.7 million was paid out in cash to fund certain tax withholding requirements, $1.0 million was converted to ownership interests in Ramius and $1.0 million was converted to ownership interests in certain fund of funds platforms.

        In connection with the Transactions, Ramius awarded equity REOP (which corresponded to an aggregate of 2,859,426 of the shares of Class A common stock RCG received in the Transactions) to certain key employees, or the "transaction REOP." The transaction REOP is a one-time award which will vest over a three-year period, with 50% of the awards vesting on each of the second and third anniversaries of the closing of the transactions. The Company will recognize the transaction REOP as compensation expense each year in relation to the services received over the requisite service period.

  Income Taxes

        As of the closing of the Transactions, the Company is subject to U.S. federal, state and local income tax on its income. The Company's carrying value of the Ramius business is higher for income tax purposes than for financial reporting purposes. The net deferred tax asset that will be recognized for this difference will be limited to the tax benefit expected to be realized in the foreseeable future. This benefit will be estimated based on a number of factors, especially the amount of unrealized gains in all of the net assets of the combined company existing for tax purposes at the date of the transaction that are actually expected to be realized, for tax purposes, in the foreseeable future. If the unrealized gains at the date of the closing of the Transactions that will be realized in the future increase or decrease, deferred income tax expense or benefit will be recognized accordingly.

Assets Under Management and Fund Performance

  Assets Under Management

        Assets Under Management.    The following table sets forth our assets under management as of October 1, 2009 across our alternative investment management products and services, without giving pro forma effect to the Transactions:

Platform	Total Assets under Management		Primary Strategies
	(dollars in millions)
Hedge Funds	$1,919	(1)	Multi-Strategy Single Strategy
Fund of Funds(2)	2,017		Ramius Multi-Strategy Ramius Vintage Multi-Strategy Ramius Customized Solutions
Real Estate(3)	1,628	(4)	Debt Equity
Other	1,526		Cash Management Mortgage Advisory
Total	$7,090	(5)

(1)
This amount includes our own invested capital of approximately $276 million as of September 30, 2009.

(2)
As discussed above, as of October 1, 2009, HVB owned 50% of Ramius Alternative Solutions, the fund of funds business. As of November 2, 2009, the Company acquired HVB's interest in Ramius Alternative Solutions.

(3)
As discussed above, Ramius owns between 30% and 55% of the general partners of the real estate business. We do not possess unilateral control over any of these general partners.

(4)
This amount reflects committed capital.

(5)
This does not reflect $806 million of assets under management in the CHRP Funds. Following the closing of the Transactions, the CHRP Funds became part of the alternative investment management business.

        Ramius typically accepts new investors and additional investments from existing investors into its funds on a monthly basis. Investors in Ramius's hedge funds and fund of funds, but not cash management accounts or real estate, generally have the right to redeem their interests on a quarterly basis, after providing the required advanced notice which typically ranges from thirty to 120 days. However, depending on the investment strategy, some products have less frequent redemption periods, such as annual or semi-annual. The funds generally have a lock-up period of one year or more from the date of investment during which time redemptions can only be made upon payment of a fee ranging from 1% to 5% of the amount being redeemed. Investors in the Enterprise Fund, however, only have the right to redeem their interests after a two-year period upon providing 120 days' notice. If an investor in the Enterprise Fund does not provide notice, the investor would then be subject to another two-year lock-up period with respect to investments in the Enterprise Fund. Investors in Ramius's real estate funds are required to meet capital calls over a designated investment period to the extent of their previously agreed capital commitments and redemptions are generally not permitted. Investors in Ramius's cash management accounts may freely withdraw capital from such accounts.

        The following table sets forth the changes to our alternative investment management business's assets under management, which, since 2007, has included Ramius's investment in the Enterprise Fund:

	Year ended December 31,			Three months ended October 1,	Nine months ended October 1,
	2006	2007	2008	2009	2009
	(dollars in thousands)
Beginning Assets under Management	$8,810,398	$9,592,135	$12,900,355	$7,394,095	$9,765,230
Net Subscriptions (Redemptions)	46,484	2,601,939	(1,066,714)	(484,624)	(2,947,067)
Net Performance(1)	735,253	706,281	(2,068,411)	180,956	272,264

Ending Assets under Management	$9,592,135	$12,900,355	$9,765,230	$7,090,427	$7,090,427

(1)
Net performance reflected is representative of the net return of the most recently issued full fee paying class of fund interests offered to investors. The net returns are net of all management and incentive fees, and are calculated monthly based on the change in an investor's current month ending equity as a percentage of their prior month's ending equity, adjusted for the current month's subscriptions and redemptions. Such returns are compounded monthly in calculating the final net year to date return. Included in net performance is the effect of any foreign exchange translation adjustments.

        Assets under management declined substantially during 2008 due primarily to substantial declines in investment performance and unanticipated levels of redemptions related to the unprecedented global financial market conditions, particularly during the second half of 2008. Our alternative investment management business has been adversely affected by these global market conditions. As a result, the investment returns in the funds were adversely affected, most significantly in the second half of 2008.

        Assets under management as of October 1, 2009 were $7.09 billion, a decrease of $2.68 billion from December 31, 2008, comprised of investor inflows of $943 million, investor outflows of $3.89 billion and performance related appreciation of $272 million. Ramius believes the redemptions were investors' response to the continuing global financial crisis and the decline in fund performance. Ramius believes its assets under management will continue to experience net outflows for the near term. As a result, Ramius expects that management fees will be lower in future quarters compared to prior periods until assets under management begin to increase. In addition, due to the high-water marks set in 2008, Ramius may not earn incentive income in 2009 and beyond until the high-water marks are reached with respect to the investments of the fund investors who suffered losses last year.

        In 2008, the decrease in assets under management was driven by net outflows of $1.07 billion, comprised of $3.57 billion of inflows and $4.64 billion of outflows, including $1.38 billion in inflows and $1.34 billion in outflows from cash management accounts as well as an $83.0 million inflow from an additional investment made by Ramius into the Enterprise Fund. In 2007, growth in assets under management was driven by net inflows of $2.60 billion, comprised of $5.87 billion of inflows and $3.27 billion of outflows, including $2.03 billion in inflows and $1.89 billion in outflows from cash management accounts as well as a $266.4 million inflow from Ramius's initial investment in the Enterprise Fund. In 2006, growth in assets under management was driven by net inflows of $46.5 million, comprised of $3.10 billion of inflows and $3.05 billion of outflows, including $1.36 billion in inflows and $1.19 billion in outflows from cash management accounts.

  Fund Performance

        Performance information for Ramius's most significant funds is included throughout this discussion and analysis to facilitate an understanding of its results of operations for the periods presented. The performance information reflected in this discussion and analysis is not indicative of the future results of any particular fund. An investment in Cowen Group's shares is not an investment in any of Ramius's funds. There can be no assurance that any of the specified funds or Ramius's other existing or future funds will achieve similar results.

        The table below sets forth performance information for the three month periods ending September 30, 2009 and 2008, the nine month period ending September 30, 2009 and the years ending December 31, 2008, 2007 and 2006 for Ramius's funds with assets greater than $200 million as well as information with respect to Ramius's largest single-strategy hedge fund. The performance reflected below is representative of the net return of the most recently issued full fee paying class of fund interests offered for the respective fund. The net returns are net of all management and incentive fees, and are calculated monthly based on the change in an investor's current month ending equity as a percentage of their prior month's ending equity, adjusted for the current month's subscriptions and redemptions. Such returns are compounded monthly in calculating the final net year to date return.

			Performance
			Three months ended September 30,
Platform	Strategy	Largest Funds(1)	2009	2008		2009(2)		2008		2007		2006
Hedge Funds	Multi-Strategy	Ramius Multi-Strategy Fund Ltd. (Inception Jan. 1, 1996)	3.98%	(9.77	)%(3)	5.64%		(22.64	)%(3)	6.05%		12.51%
		Ramius Enterprise LP (Inception Jan. 1, 2008)	4.41%	(11.88	)%(3)	3.94%		(25.38	)%(3)	24.91	%(4)	13.63	%(4)
	Single Strategy	Ramius Value and Opportunity Overseas Fund Ltd. (Inception Mar. 1, 2006)	5.70%	(3.14)%		12.07%		(20.81)%		6.34%		23.77%
Fund of Funds	Ramius Multi-Strategy	Ramius Multi-Strategy FOF Ltd. (Inception Jan. 1, 1998)	3.35%	(6.45)%		8.06%		(24.22)%		9.08%		6.94%
	Ramius Vintage Multi-Strategy	Ramius Vintage Multi-Strategy FOF Ltd. (Inception Jan. 1, 2006)	5.28%	(8.67)%		12.59%		(27.76)%		11.87%		8.99%
	Managed Accounts	Global Value Creation Portfolio with Hedging Overlay (Inception Sept. 1, 2007)	7.02%	(3.99)%		10.54%		(8.90)%		2.47%		na
		Low Volatility Multi-Strategy Fund (Inception Aug. 1, 2005)	2.56%	(6.25)%		6.05%		(18.17)%		9.41%		3.79%
Real Estate	Debt	RCG Longview Debt Fund IV, L.P. (Inception Nov. 12, 2007)	(3.31)%	(2.47)%		(9.09	)%(5)	(8.57)%		8.34%		na
	Equity	RCG Longview Equity Fund, L.P. (Inception Nov. 22, 2006)	6.37%	(0.22)%		4.75	%(5)	(14.85)%		(3.64)%		(18.76)%
Other	Cash Management		0.26%	0.87%		0.15%		3.67%		5.24%		5.05%

(1)
Funds with assets under management greater than $200 million and Ramius's largest single-strategy fund. The inception date for a fund represents the initial date that the fund accepted capital from third party investors. As of October 1, 2009, the net assets of the funds presented above were $4.23 billion, or 59.7% of the total assets under management as of October 1, 2009 of $7.09 billion. Excluded from the table above are funds with $2.86 billion, or 40.3% of total assets under management as of October 1, 2009. These include a total of 62 smaller individual funds and managed accounts.

(2)
Performance for 2009 year to date as of September 30, 2009.

(3)
Performance does not reflect any decrease in valuation for LBIE assets which have been segregated. See section titled "Management's Discussion and Analysis of Financial Condition and Results of Operation of the Company—Assets Under Management and Fund Performance—Fund Performance—2008 Fund Performance—Lehman Brothers."

(4)
Reflects returns on our own invested capital prior to the creation of the Enterprise Fund with the application to such performance of (i) an assumed annual management fee of 2% on average invested assets; (ii) an assumed annual performance fee of 20% on net income; and (iii) assumed annual estimated expenses of 0.26% on average invested assets. See section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance."

(5)
Returns for each year represent net internal rates of return to limited partners after management fees and incentive allocations, if any, and are computed on a year-to-year basis consistent with industry standards. Incentive allocations are computed based on a hypothetical liquidation of net assets of each fund as of the balance sheet date. Returns are calculated for the investors as a whole. The computation of such returns for an individual investor may vary from these returns based on different management fee and incentive arrangements and the timing of capital transactions. The hypothetical liquidation value may not reflect the ultimate value that may be realized from the real estate investments, particularly given the relatively long period of time that the real estate investments may be held under the terms of the real estate fund documents.

  2009 Fund Performance

        As 2009 began, market conditions remained unstable following the events of 2008, and industry-wide investor liquidity issues had yet to be resolved. For the first two months of the year and into early March, Ramius preserved capital in its funds while equity market indices declined substantially. In the second quarter, market conditions began to stabilize and directional markets improved. While the Enterprise Fund was profitable for the second quarter, the portfolio's asset mix is essentially non-directional in nature. When combined with a number of hedges still in place after the sharp market declines of 2008 and early 2009, performance would not be expected to be in line with the major market indices. The performance of Ramius's funds, however, has sequentially improved each quarter, with the third quarter being the year's strongest, as the Enterprise Fund was positive in each of the three months. Performance in the more liquid investment strategies has also continued to improve, not only as general market conditions have become more receptive, but also due to specific investments made in the various strategies in which Ramius engages. The less liquid investments, which have a longer term orientation, had experienced month-to-month variability in pricing which had been a drag on performance during the first half of 2009. As described above under "—Understanding Our Results—Assets Under Management and Investment Performance," effective as of December 31, 2009, Ramius Advisors, LLC, a subsidiary of Ramius, is segregating certain illiquid and other assets of the Enterprise Fund, representing approximately 55% of the assets of the fund, in a "side-pocket."

  2008 Fund Performance

        In 2008, the majority of the decline in performance was attributable to unprecedented levels of market volatility, a lack of liquidity in global markets and, beginning in the third quarter, investors' demands for liquidity wherever it could be obtained. These factors resulted in substantial declines in the value of almost every asset class globally. The combination of declining asset values, illiquid markets and redemption demands in turn forced a large part of the hedge fund (and fund of funds) industry to impose restrictions on redemptions (such as gates or outright suspensions), and to create a variety of investor structures (side pockets, liquidating and retention classes) in order to bring portfolio assets and liquidity requirements into a manageable balance.

        Lehman Brothers.    Certain of the hedge funds managed by Ramius used Lehman Brothers International (Europe) (which we refer to as LBIE) as one of their prime brokers and some of these funds also held assets through accounts at Lehman Brothers, Inc. (which we refer to as LBI). As a result of LBIE being placed into administration on September 15, 2008 by order of the English Court and LBI entering liquidation proceedings under the Securities Investor Protection Act of 1970, as amended, the assets, including securities and cash, held by Ramius and the hedge funds in their LBIE accounts and LBI accounts were frozen at LBIE and LBI, respectively.

        The net assets of the Ramius hedge funds held at LBIE at the time of administration, which Ramius refers to as the total net equity claim, were approximately $232.6 million. Given the great degree of uncertainty as to the status of the assets held at LBIE and the process and prospects of the return of those assets, Ramius has valued the total net equity claim at an 80% discount, or approximately $46.5 million, which Ramius believes is a reasonable estimate of value that ultimately may be recovered with respect to the total net equity claim. Since the status and ultimate resolution of the assets under LBIE's administration proceedings is uncertain, Ramius decided that only the investors who were invested at the time of the Administration should participate in any profit/loss relating to the estimated recoverable Lehman claim. As such, Ramius has segregated the Lehman claims for the benefit of such investors for so long as they remained in the funds. These segregated Lehman claims do not earn management fees.

        In November 2008, one of the hedge funds managed by Ramius was appointed as a member of the unsecured creditors' committee of LBIE and representatives of Ramius have been attending regular meetings of the creditors' committee and assisting in working on a solution to provide a framework for returning assets to clients.

        In addition, Ramius currently estimates that the combined net exposure of the hedge funds to LBI amounts to approximately $18.7 million in cash and securities. On September 19, 2008, LBI was placed in a Securities Investor Protection Corporation ("SIPC") liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The status of the assets under LBI's bankruptcy proceedings has not been determined. The amount that will ultimately be recovered from LBI will depend on the amount of assets available in the fund of customer property to be established by the trustee appointed under the Securities Investor Protection Act (the "SIPA Trustee") as approved by the bankruptcy court as well as the total amount of customer claims that seek recovery from the fund of customer property. Based on recent court filings by the SIPA Trustee, the total amount of customer claims exceeds the assets that are likely to be in the fund of customer property. In addition, the court filings also indicate that Barclays plc has submitted a substantial claim against LBI relating to an asset purchase agreement entered into by Barclays with LBIE near the time of the SIPC liquidation proceedings that could affect the amount of assets that are included in the fund of customer property. As a result of these uncertainties and the timing of any distributions from LBI in respect of our customer claims, Ramius has estimated its recovery with respect to our LBI exposure at 65%, which represents the present value of the mid point between what it believes are reasonable estimates of the low side and high side potential recovery rates with respect to its LBI exposure. The estimated recoverable amount by the Ramius hedge funds may differ from the actual recoverable amount of the pending LBI claim, and the differences may be material.

        As a result of Ramius being an investor in Enterprise and due to Ramius's additional direct exposure to LBIE, Ramius had a total exposure to LBIE of $12.94 million and a total exposure to LBI of $1.64 million, as of September 30, 2009. At September 30, 2009, the value of Ramius's exposure to LBIE and LBI after the mark downs discussed above, was $3.65 million.

  2007 Fund Performance

        Performance in 2007 was bifurcated between a strong first half and a modestly weak second half. Turmoil in the capital markets in the second half of the year caused Ramius to de-leverage the portfolios and employ significant macro-portfolio hedges, which helped protect performance. This period was the start of the unwinding of the massive overleveraging of the capital markets and adjustment in housing, mortgages, commodities and other asset classes.

  2006 Fund Performance

        Performance in 2006 was generally strong with solid performance coming from across the firm. In 2006, global liquidity was readily available, debt markets were extremely receptive, allowing for record issuance of both investment-grade and high-yield debt, driving global announced transaction volume to record highs.

Results of Operation

        In the discussion and analysis that follows, certain line items are not comparable from period to period as a result of the consolidation and deconsolidation of numerous funds. One of the most significant changes over the past three years was as a result of Ramius conducting investment activity for its own capital through the Enterprise Fund rather than directly. Ramius owned 100% of the Enterprise Fund since the fund's formation in 2007 until the fund was opened to outside investors in early 2008. As a result of these changes, different accounting treatment was applied to Ramius's investments in each of these periods.

  2006

        In 2006, Ramius invested its own capital directly in public and private securities, real estate, third party funds and funds managed by Ramius. Furthermore, due to Ramius's control of certain funds and entities, Ramius had to consolidate the assets and liabilities as well as the income and expenses of numerous fund entities. As a result:

  •
  the impact of direct investments in everything other than Ramius managed funds and certain entities appear on each line item in the financial statements; and

  •
  investments in Ramius managed funds and certain entities are presented in the captions Consolidated Ramius funds and certain real estate investments and the allocation of the portion of such results attributable to outside investors is presented under Net income (loss) attributable to non-controlling interests.

  2007

        Beginning October 1, 2007 Ramius transferred the vast majority of its direct investments to the Enterprise Fund which at that time was a wholly owned investment company. As a wholly owned entity, the financial performance of the entire Enterprise Fund was consolidated on a line by line basis in Ramius's financial statements. In addition, twenty-three other Ramius funds were deconsolidated from Ramius's financial statements.

  2008

        On January 1, 2008 Ramius contributed substantially all of its remaining directly owned investments into the Enterprise Fund and opened the fund to outside investors. As part of accepting outside capital Ramius established a master feeder structure for the Enterprise Fund with all of its capital invested through the domestic feeder. As a result:

  •
  the offshore feeder fund, which consists entirely of outside capital, was not consolidated resulting in management fees, incentive income and reimbursements to the extent expenses are allocated to the offshore feeder fund being presented on the respective lines in Ramius's statement of operations; and

  •
  the domestic feeder fund, however, was consolidated resulting in the financial results of such fund being presented in the captions Consolidated Ramius funds and certain real estate investments and the allocation of the portion of such results attributable to outside investors presented under Net income (loss) attributable to non-controlling interests. In the Statement of Financial Condition, Ramius records the fair value of its investment in the Enterprise Fund indirectly through the domestic feeder fund.

        To provide comparative information of Ramius's operating results for the periods presented, a discussion of Economic Income of our alternative investment management segment follows the discussion of its total consolidated GAAP results. Economic Income reflects, on a consistent basis for all periods presented in RCG's financial statements, income earned from the Ramius funds and managed accounts and from its own invested capital. Economic Income excludes certain adjustments required under GAAP. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Segment Analysis—Investment Management—Economic Income" and Note 20 to RCG's audited consolidated financial statements and Note 12 to RCG's unaudited consolidated financial statements for a reconciliation of Economic Income to total Company net income (loss).

GAAP Quarterly Comparison

Three Months Ended September 30, 2009 Compared with the Three Months Ended September 30, 2008
Consolidated Statement of Operations

	Three Months Ended Sept 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in thousands)
Revenues
Management fees	$8,974	$17,795	$(8,821)	(49.6)%
Incentive income (loss)	177	(862)	1,039	120.5%
Interest and dividends	47	530	(483)	(91.1)%
Reimbursement from affiliates	2,342	5,077	(2,735)	(53.9)%
Other Revenues	577	2,352	(1,775)	(75.5)%
Consolidated Ramius Funds and certain real estate entities revenues	4,345	11,927	(7,582)	(63.6)%

Total revenues	16,462	36,819	(20,357)	(55.3)%

Expenses
Employee compensation and benefits	22,083	15,769	6,314	40.0%
Interest and dividends	435	441	(6)	(1.4)%
General, Administrative and Other Expenses	11,178	14,550	(3,372)	(23.2)%
Consolidated Ramius Funds and certain real estate entities expenses	5,311	13,022	(7,711)	(59.2)%

Total expenses	39,007	43,782	(4,775)	(10.9)%

Other income (loss)
Net gain (loss) on securities, derivatives and other investments	1,274	(523)	1,797	343.6%
Consolidated Ramius Funds and certain real estate entities net gains (losses)	19,356	(102,936)	122,292	118.8%

Total other income (loss)	20,630	(103,459)	124,089	119.9%

Income (loss) before income taxes	(1,915)	(110,422)	108,507	98.3%
Income taxes	(5,929)	554	(6,483)	(1170.2)%

Net income (loss)	4,014	(110,976)	114,990	103.6%
Less: Income (loss) attributable to non-controlling interests	9,899	(48,787)	58,686	120.3%

Net loss attributable to all Redeemable Members	$(5,885)	$(62,189)	$56,304	90.5%

  Revenues

  Management Fees

        Management fees decreased $8.8 million, or 50%, to $9.0 million for the three months ended September 30, 2009 compared with $17.8 million in the third quarter of 2008. The decrease was primarily due to the lower level of assets under management in the current year period relative to the prior year period.

  Incentive Income (Loss)

        There was almost no incentive income for the three months ended September 30, 2009 compared with negative incentive fee income of $0.9 million for the third quarter of 2008. As previously discussed, 2008 performance in the funds resulted in losses and the negative incentive fee income in the 2008 period represents a reversal of incentive income that was accrued for the first and second quarters of 2008. In addition, due to the losses in 2008, many of the funds now have high-water marks such that Ramius will not earn incentive income with respect to the assets of the fund investors who suffered such losses last year until these investors recover their losses.

  Interest and Dividends

        Interest and dividends decreased $0.5 million, or 91%, to $0.05 million for the three months ended September 30, 2009 compared with $0.5 million in the third quarter of 2008. The decrease was primarily attributable to a combination of lower average interest rates and lower average interest bearing assets in the third quarter of 2009 compared with the third quarter of 2008.

  Reimbursements from Affiliates

        Ramius's reimbursements from affiliates decreased $2.7 million, or 54%, to $2.3 million for the three months ended September 30, 2009 compared with $5.1 million in the third quarter of 2008. The decrease was attributable to lower assets under management in the 2009 period as such allocations are largely made based on a percentage of assets under management.

  Other Revenue

        Other revenue decreased $1.8 million, or 76%, to $0.6 million for the three months ended September 30, 2009 compared with $2.4 million in the third quarter of 2008. The decrease was primarily due to placement fee income earned by a non-wholly owned subsidiary of Ramius that engaged in the distribution of interests in the real estate funds in 2008. Ramius exited the placement agent business in the third quarter of 2009.

  Consolidated Ramius Funds and Certain Real Estate Entities Revenues

        Consolidated Ramius funds and certain real estate entities revenues decreased $7.6 million, or 64%, to $4.3 million for the three months ended September 30, 2009 compared with $11.9 million in the third quarter of 2008. The decrease was primarily attributable to a decrease in the interest and dividends earned by the Enterprise Fund.

  Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expenses increased $6.3 million, or 40%, to $22.1 million for the three months ended September 30, 2009 compared with $15.8 million in the third quarter of 2008. The increase was a primarily a result of variable compensation accruals taken in the third quarter of 2009, compared to the reversal, in the prior year period, of variable compensation accruals taken in the first and second quarters of 2008. The reversal in the prior year period was made in order to reduce the aggregate awards for 2008 to an appropriate amount due to negative performance in the third quarter of 2008 that more than offset positive performance in the first and second quarters of that year.

  Interest and Dividends

        Interest and dividend expense remained substantially unchanged at $0.4 million for the three months ended September 30, 2009 compared to $0.4 million in the third quarter of 2008.

  General, Administrative and Other Expenses

        General, administrative and other expenses decreased $3.4 million, or 23%, to $11.2 million for the three months ended September 30, 2009 compared with $14.6 million in the third quarter of 2008. This decrease was primarily attributable to a decrease in client service and business development expenses of $1.6 million and a decrease in expenses associated with the placement agent business of $1.7 million. As stated above, Ramius exited the placement fee business in the third quarter of 2009.

  Consolidated Ramius Funds and Certain Real Estate Entities Expenses

        Consolidated Ramius funds and certain real estate entities expenses decreased $7.7 million, or 59%, to $5.3 million for the three months ended September 30, 2009 compared with $13.0 million in the third quarter of 2008. The decrease was primarily attributable to the decrease in interest and dividend expense recognized by the Enterprise Fund.

  Other Income (Loss)

        Other income increased $124.1 million, or 120%, to a gain of $20.6 million for the three months ended September 30, 2009 compared with a loss of $103.5 million in the third quarter of 2008. The increase is a result of positive fund performance in the current year period versus negative performance in the prior year period due to the general unprecedented levels of market volatility, and liquidity constraints, that began in the third quarter of 2008 and affected almost every asset class globally. As previously described, Ramius invests its own capital primarily in the Enterprise Fund with any gains or losses on Ramius's own capital shown under Consolidated Ramius Funds for that period. The gains and losses shown under Consolidated Ramius Funds reflect the consolidated total performance for such funds, and the portion of those gains or losses that are attributable to other investors is allocated to a non-controlling interest.

  Income Taxes

        Income taxes decreased $6.5 million resulting in a tax benefit of $5.9 million for the three months ended September 30, 2009 compared with a provision for taxes of $0.6 million for the three months ended September 30, 2008. This change was primarily due to a tax benefit of $6.0 million representing Ramius's proportionate share of deferred tax benefits generated by reinsurance companies invested in by one of the consolidated Ramius funds. During the third quarter of 2009, this Ramius fund acquired reinsurance companies in Luxembourg as part of a service program that provides reinsurance coverage to this Ramius fund. In order to obtain reinsurance coverage against certain risks, this Ramius fund, through a local subsidiary, acquired reinsurance companies in Luxembourg that had deferred tax liabilities. Upon these purchases, the local subsidiary generated deferred tax assets that fully offset these liabilities, resulting in the recognition of the deferred tax benefit.

  Income (Loss) Attributable to Non-controlling Interests

        Income attributable to non-controlling interests increased $58.7 million, to a gain of $9.9 million for the three months ended September 30, 2009 compared with a loss of $48.8 million in the third quarter of 2008. The increase was the result of positive performance of the Ramius consolidated funds and entities in 2009 compared to negative performance during the prior year period.

Nine Months Ended September 30, 2009 Compared with the Nine Months Ended September 30, 2008
Consolidated Statement of Operations

	Nine Months Ended Sept 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in thousands)
Revenues
Management fees	$31,408	$56,443	$(25,035)	(44.4)%
Incentive income	177	—	177	NM
Interest and dividends	225	1,443	(1,218)	(84.4)%
Reimbursement from affiliates	7,832	11,675	(3,843)	(32.9)%
Other Revenues	2,265	4,737	(2,472)	(52.2)%
Consolidated Ramius Funds and certain real estate entities revenues	12,312	26,165	(13,853)	(52.9)%

Total revenues	54,219	100,463	(46,244)	(46.0)%

Expenses
Employee compensation and benefits	50,869	67,703	(16,834)	(24.9)%
Interest and dividends	1,122	1,195	(73)	(6.1)%
General, Administrative and Other Expenses	36,948	36,734	214	0.6%
Consolidated Ramius Funds and certain real estate entities expenses	11,831	27,040	(15,209)	(56.2)%

Total expenses	100,770	132,672	(31,902)	(24.0)%

Other income (loss)
Net gain (loss) on securities, derivatives and other investments	(2,702)	800	(3,502)	(437.8)%
Consolidated Ramius Funds and certain real estate entities net gains (losses)	25,268	(85,523)	110,791	129.5%

Total other income (loss)	$22,566	(84,723)	107,289	126.6%

Income (loss) before income taxes	(23,985)	(116,932)	92,947	79.5%
Income taxes	(5,978)	738	(6,716)	(910.0)%

Net income (loss)	(18,007)	(117,670)	99,663	84.7%
Less: Income (loss) attributable to non-controlling interests	13,888	(52,176)	66,064	126.6%

Net loss attributable to all Redeemable Members	$(31,895)	$(65,494)	$33,599	51.3%

  Revenues

  Management Fees

        Management fees decreased $25.0 million, or 44%, to $31.4 million for the nine months ended September 30, 2009 compared with $56.4 million in the first nine months of 2008. The decrease was primarily due to the lower level of assets under management in the 2009 period relative to the prior year period.

  Incentive Income.

        There was almost no incentive income for the nine months ended September 30, 2009 and 2008. As previously discussed, 2008 performance in the funds resulted in losses and no incentive income was earned for the year. In addition, due to the losses in 2008, many of the funds now have high-water marks such that Ramius will not earn incentive income with respect to the assets of the fund investors who suffered such losses last year until these investors recover their losses.

  Interest and Dividends

        Interest and dividends decreased $1.2 million, or 84%, to $0.2 million for the nine months ended September 30, 2009 compared with $1.4 million in the first nine months of 2008. The decrease was primarily attributable to a combination of lower average interest rates and lower average interest bearing assets in the first nine months of 2009 compared with the first nine months of 2008.

  Reimbursements from Affiliates

        Ramius's reimbursements from affiliates decreased $3.8 million, or 33%, to $7.8 million for the nine months ended September 30, 2009 compared with $11.7 million for the first nine months of 2008. The decrease was attributable to lower assets under management in the 2009 period as such allocations are largely determined based on a percentage of assets under management.

  Other Revenue

        Other revenue decreased $2.5 million, or 52%, to $2.3 million for the nine months ended September 30, 2009 compared with $4.7 million in the first nine months of 2008. The decrease was primarily due to the elimination of stock loan fee income as Ramius exited that business in the fourth quarter of 2008, and the elimination of placement fee income. Ramius exited the placement agent business in the third quarter of 2009.

  Consolidated Ramius Funds and Certain Real Estate Entities Revenues

        Consolidated Ramius Funds and certain real estate entities revenues decreased $13.9 million, or 53%, to $12.3 million for the nine months ended September 30, 2009 compared with $26.2 million in the first nine months of 2008. The decrease was primarily attributable to a decrease in the interest and dividends earned by the Enterprise Fund.

  Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expenses decreased $16.8 million, or 25%, to $50.9 million for the nine months ended September 30, 2009 compared with $67.7 million in the first nine months of 2008. The decrease was due to a reduction in head count from 241 employees as of September 30, 2008 to 147 employees as of September 30, 2009.

  Interest and Dividends

        Interest and dividend expense remained substantially unchanged at $1.1 million for the nine months ended September 30, 2009 compared to $1.2 million for the first nine months of 2008.

  General, Administrative and Other Expenses

        General, administrative and other expenses remained substantially unchanged at $36.9 million for the nine months ended September 30, 2009 compared with $36.7 million in the first nine months of

2008. While the aggregate amount remained relatively unchanged, the mix of expenses changed as professional, advisory and other fees increased primarily due to the Transactions and legal fees incurred in connection with an arbitration initiated by Ramius increased in 2009. These increases were largely offset by a decrease in occupancy and equipment, as a result of Ramius subleasing its former office space for the entire nine months ended September 30, 2009 and only for the second and third quarters of 2008, and a decrease in client service and business development expenses. Ramius does not expect to incur additional expense in connection with the arbitration matter referenced above.

  Consolidated Ramius Funds and Certain Real Estate Entities Expenses

        Consolidated Ramius Funds and certain real estate entities expenses decreased $15.2 million, or 56%, to $11.8 million for the nine months ended September 30, 2009 compared with $27.0 million in the first nine months of 2008. The decrease was attributable to the decrease in interest and dividend expense recognized by the Enterprise Fund.

  Other Income (Loss)

        Other income increased $107.3 million, or 127%, to a gain of $22.6 million for the nine months ended September 30, 2009 compared with a loss of $84.7 million in the first nine months of 2008. The increase is a result of positive fund performance in the current year period versus negative performance in the prior year period as a result of the general unprecedented levels of market volatility, and liquidity constraints that began in the third quarter of 2008 and affected almost every asset class globally. As previously described, Ramius invests its own capital primarily in the Enterprise Fund with any gains or losses on Ramius's own capital shown under Consolidated Ramius Funds for that period. The gains and losses shown under Consolidated Ramius Funds reflect the consolidated total performance for such funds, and the portion of those gains or losses that are attributable to other investors is allocated to a non-controlling interest.

  Income Taxes

        Income taxes decreased $6.7 million resulting in a tax benefit of $6.0 million for the nine months ended September 30, 2009 compared with a provision for taxes of $0.7 million in the first nine months ended September 30, 2008. The decrease was caused by the recording of a tax benefit during the first nine months of 2009 due to the amendment of a prior year local tax return that will result in a refund, as well as lower taxes in foreign jurisdictions as a result of diminished or discontinued operations, and due to a tax benefit of $6.0 million representing Ramius's proportionate share of deferred tax benefits generated by reinsurance companies invested in by one of the consolidated Ramius funds. During the third quarter of 2009, this Ramius fund acquired reinsurance companies in Luxembourg as part of a service program that provides reinsurance coverage to this Ramius fund. In order to obtain reinsurance coverage against certain risks, this Ramius fund, through a local subsidiary, acquired reinsurance companies in Luxembourg that had deferred tax liabilities. Upon these purchases, the local subsidiary generated deferred tax assets that fully offset these liabilities, resulting in the recognition of the deferred tax benefit.

  Income (Loss) Attributable to Non-controlling Interests

        Income attributable to non-controlling interests increased $66.1 million, to a gain of $13.9 million for the nine months ended September 30, 2009 compared with a loss of $52.2 million in the first nine months of 2008. The period over period change was the result of improved performance in certain of the consolidated Ramius funds.

 Year Ended December 31, 2008 Compared with the Year Ended December 31, 2007
Consolidated Statement of Operations

	Year ended December 31,		Period-to-Period
			$ Change	% Change
	2008	2007
	(dollars in thousands)
Revenues
Management fees	$70,818	$73,950	$(3,132)	(4.2)%
Incentive income	—	60,491	(60,491)	(100.0)
Interest and dividends	1,993	16,356	(14,363)	(87.8)
Reimbursement from affiliates	16,330	7,086	9,244	130.5
Other Revenue	6,853	5,086	1,767	34.7
Consolidated Ramius Funds and certain real estate entities revenues	31,739	25,253	6,486	25.7

Total revenues	127,733	188,222	(60,489)	(32.1)

Expenses
Employee compensation and benefits	84,769	123,511	(38,742)	(31.4)
Interest and dividends	1,820	20,679	(18,859)	(91.2)
General, administrative and other expenses	53,036	58,341	(5,305)	(9.1)
Goodwill impairment	10,200	—	10,200	NM
Consolidated Ramius Funds and certain real estate entities expenses	34,268	21,014	13,254	63.1

Total expenses	184,093	223,545	(39,452)	(17.7)

Other income (loss)
Net gain (loss) on securities, derivatives and other investments	(2,006)	94,078	(96,084)	NM
Consolidated Ramius Funds and certain real estate entities net gains (losses)	(198,485)	84,846	(283,331)	NM

Total other income (loss)	(200,491)	178,924	(379,415)	NM

Income (loss) before income taxes	(256,851)	143,601	(400,452)	NM

Income taxes	(1,301)	1,397	(2,698)	NM

Net income (loss)	(255,550)	142,204	(397,754)	NM
Less: Income (loss) attributable to non-controlling interests	(113,786)	66,343	(180,129)	NM
Less: Special allocation to the Redeemable Managing Member	—	26,551	(26,551)	(100.0)

Net income (loss) available to all Redeemable Members	$(141,764)	$49,310	$(191,074)	NM

  Revenues

  Management Fees

        Management fees decreased $3.1 million, or 4%, to $70.8 million for the year ended December 31, 2008 compared with $73.9 million in 2007. The decrease was primarily due to a net decrease of $4.2 million from fees earned on managing CDOs, primarily as a result of Ramius electing to rebate certain CDO management fees, and a $0.9 million decrease in management fees from the fund of funds business. These decreases were partially offset by an increase in management fees from hedge funds of $1.9 million (net of $3.1 million in management fees from Enterprise that are eliminated in consolidation).

  Incentive Income

        Ramius earned no incentive income for the year ended December 31, 2008 compared with $60.5 million in 2007. The lack of incentive income in 2008 was driven by the negative performance in the Ramius funds resulting from challenging market conditions. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for a further discussion of 2008 fund performance.

  Interest and Dividends

        Interest and dividends decreased $14.4 million, or 88%, to $2.0 million for the year ended December 31, 2008 compared with $16.4 million in 2007. The decrease was primarily attributable to Ramius no longer investing its capital directly in interest and dividend bearing products. Prior to 2008, when Ramius invested its capital directly, its interest and dividend revenues were significantly higher. Once Ramius invested its capital through the Enterprise Fund, interest and dividends were included in Consolidated Ramius Funds and Certain Real Estate Entities revenues.

  Reimbursements from Affiliates

        Reimbursements from affiliates increased $9.2 million, or 130%, to $16.3 million for the year ended December 31, 2008 compared with $7.1 million in 2007. In 2008, Ramius conducted a review of the expenses it allocated to its funds and determined that it was not making sufficient allocations. Therefore, as permitted under the respective funds' offering documents, Ramius allocated back to certain of its funds and management companies a higher percentage of expenses that Ramius had incurred on behalf of those funds than it had in 2007. In addition, beginning in 2008, the investment expenses attributable to Ramius's own invested capital were allocated to the Enterprise Fund and recognized as a reimbursement to Ramius. Prior to 2008, such expenses had been borne directly by Ramius.

  Other Revenue

        Other revenue increased $1.8 million, or 35%, to $6.9 million for the year ended December 31, 2008 compared with $5.1 million in 2007. The increase was primarily attributable to $3.2 million of placement fee income received by a non-wholly owned subsidiary of Ramius that engaged in the distribution of interests in the real estate funds and $1.6 million of securities lending income. In 2007, other revenue primarily included $2.9 million of placement fee income and $1.9 million of securities lending income. In 2008, Ramius ceased its securities lending activities and it is currently closing its subsidiary that engages in the distribution of interests in real estate funds.

  Consolidated Ramius Funds and Certain Real Estate Entities Revenues

        Consolidated Ramius funds and certain real estate entities revenues increased $6.5 million, or 26%, to $31.7 million for the year ended December 31, 2008 compared with $25.2 million in 2007. The increase was primarily attributable to the consolidation of the Enterprise Fund. Specifically, in consolidating the Enterprise Fund, the interest and dividends from the Enterprise Fund are classified in this category whereas the other trading income is classified as other income (loss) below. This increase was partially offset by lower interest and dividend income for the year ended December 31, 2008.

  Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expenses decreased $38.7 million, or 31%, to $84.8 million for the year ended December 31, 2008 compared with $123.5 million in 2007. The decrease was primarily driven by a $42.5 million decrease in incentive compensation, partially offset by a $3.7 million increase in salaries and benefits.

  Interest and Dividends

        Interest and dividend expense decreased $18.9 million, or 91%, to $1.8 million for the year ended December 31, 2008 compared with $20.7 million in 2007. The decrease was primarily due to the consolidation of the Enterprise Fund, which resulted in the interest and dividend expense associated with Ramius investing its own capital being borne by the Enterprise Fund instead of directly by Ramius and accounted for under Consolidated Ramius Funds and certain real estate entities.

  General, Administrative and Other Expenses

        General, administrative and other expenses decreased $5.3 million, or 9%, to $53.0 million for the year ended December 31, 2008 compared with $58.3 million in 2007. The decrease was primarily the result of a $14.8 million reduction in professional, advisory and other fees. Such fees were higher in 2007 primarily due to $5.5 million in legal fees incurred in connection with an arbitration initiated by Ramius and the voluntary reimbursement to certain unconsolidated Ramius funds for third party advisory fees of $7.1 million previously recorded by the funds. This reduction was partially offset by additional expenses incurred by Ramius from renovating and relocating to new office space. In 2007, Ramius leased and renovated its new principal office space in New York City. Ramius moved into its new office space in March 2008 and entered into a sublease for its former office space for the remainder of the term of the existing lease. The renovation, relocation and sublease resulted in a $4.2 million increase in occupancy and equipment expenses and a $2.5 million increase in depreciation and amortization.

  Goodwill

        Ramius recorded a goodwill impairment charge of $10.2 million for the year ended December 31, 2008. This non-cash charge related to the impairment of its 50% ownership of the fund of funds business. In the fourth quarter of 2008, Ramius conducted its annual goodwill impairment test and, due to the decline in assets under management and the resulting decline in expected management fees and incentive income, recognized an impairment. The assets under management declined by $1.30 billion, or 33%, at the Ramius fund of funds reporting unit, primarily due to the difficult market environment in the second half of 2008.

  Consolidated Ramius Funds and Certain Real Estate Entities Expenses

        Consolidated Ramius funds and certain real estate entities expenses increased $13.3 million, or 63%, to $34.3 million for the year ended December 31, 2008 compared with $21.0 million in 2007. The increase was attributable to the consolidation of the Enterprise Fund, partially offset by a $6.3 million reduction in professional and advisory fees.

  Other Income (Loss)

        Other income (loss) decreased $379.4 million to a loss of $200.5 million for the year ended December 31, 2008 compared with income of $178.9 million in 2007. The decrease was attributable to the investment performance of Ramius's own invested capital and the consolidated Ramius funds. In

2007, Ramius direct investments resulted in a gain of $94.0 million. As previously described, most of Ramius's investments beginning in the fourth quarter of 2007 were made through the Enterprise Fund with any gains or losses on Ramius's own invested capital are shown under Consolidated Ramius Funds for that period. The gains and losses in 2007 and 2008 shown under Consolidated Ramius Funds reflect the consolidated total performance for such funds, and the portion of those gains or losses that are attributable to other investors is allocated to a non-controlling interest. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for a further discussion of 2008 fund performance.

  Income Taxes

        Income taxes decreased $2.7 million to a benefit of $1.3 million for the year ended December 31, 2008 compared with income tax expense of $1.4 million in 2007. The decrease was due to the reduction in 2008 of a tax provision for prior periods and lower foreign and local income subject to taxation.

  Income (Loss) Attributable to Non-controlling Interests

        Income (loss) attributable to non-controlling interests decreased $180.1 million to a loss of $113.8 million for the year ended December 31, 2008 compared with income of $66.3 million in 2007. The decrease was attributable to the allocation of losses incurred by the Ramius consolidated funds and entities to other investors of such funds and entities.

 Year Ended December 31, 2007 Compared with the Year Ended December 31, 2006
Consolidated Statement of Operations

	Year ended December 31,		Period-to-Period
	2007	2006	$ Change	% Change
	(dollars in thousands)
Revenues
Management fees	$73,950	$65,635	$8,315	12.7%
Incentive income	60,491	81,319	(20,828)	(25.6)
Interest and dividends	16,356	17,189	(833)	(4.9)
Reimbursement from affiliates	7,086	4,070	3,016	74.1
Other Revenue	5,086	8,038	(2,952)	(36.7)
Consolidated Ramius Funds and certain real estate entities revenues	25,253	35,897	(10,644)	(29.7)

Total revenues	188,222	212,148	(23,926)	(11.3)

Expenses
Employee compensation and benefits	123,511	112,433	11,078	9.9
Interest and dividends	20,679	17,694	2,985	16.9
General, Administrative and Other Expenses	58,341	36,583	21,758	59.5
Consolidated Ramius Funds and certain real estate entities expenses	21,014	39,300	(18,286)	(46.5)

Total expenses	223,545	206,010	17,535	8.5

Other income
Net gain on securities, derivatives and other investments	94,078	54,765	39,313	71.8
Consolidated Ramius Funds and certain real estate entities net gains	84,846	78,656	6,190	7.9

Total other income	178,924	133,421	45,503	34.1

Income before income taxes	143,601	139,559	4,042	2.9

Income taxes	1,397	4,814	(3,417)	(71.0)

Net income	142,204	134,745	7,459	5.5
Less: Income attributable to non-controlling interests	66,343	74,189	(7,846)	(10.6)
Less: Special allocation to the Redeemable Managing Member	26,551	21,195	5,356	25.3

Net income available to all Redeemable Members	$49,310	$39,361	$9,949	25.3%

  Revenues

  Management Fees

        Management fees increased $8.3 million, or 13%, to $73.9 million for the year ended December 31, 2007 compared with $65.6 million in 2006. The increase was primarily driven by an increase in assets under management in Ramius funds of $3.3 billion between December 31, 2007 and December 31, 2006.

  Incentive Income

        Incentive income decreased $20.8 million, or 26%, to $60.5 million for the year ended December 31, 2007 compared with $81.3 million in 2006. The decrease was attributable to a

$32.3 million decrease in incentive income from Ramius hedge funds due to lower investment performance in 2007 compared to 2006, partially offset by a $12.7 million increase in incentive income from the fund of funds business. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for a further discussion of 2007 fund performance.

  Interest and Dividends

        Interest and dividends decreased $0.8 million, or 5%, to $16.4 million for the year ended December 31, 2007 compared with $17.2 million in 2006.

  Reimbursements from Affiliates

        Reimbursements from affiliates increased $3.0 million, or 74%, to $7.1 million for the year ended December 31, 2007 compared with $4.1 million in 2006. The increase was attributable to an increase in aggregate assets under management resulting in Ramius allocating a larger portion of the expenses it incurred on behalf of the funds back to the funds as allowed under the respective offering documents.

  Other Revenue

        Other revenue decreased $3.0 million, or 37%, to $5.1 million for the year ended December 31, 2007 compared with $8.0 million in 2006. The decrease in 2007 was primarily related to placement fee income received by a non-wholly owned subsidiary of Ramius that engaged in the distribution of interests in the real estate funds and securities lending income.

  Consolidated Ramius Funds and Certain Real Estate Entities Revenues

        Consolidated Ramius funds and certain real estate entities revenues decreased $10.6 million, or 30%, to $25.3 million for the year ended December 31, 2007 compared with $35.9 million in 2006. The decrease was primarily due to having to consolidate twenty-three fewer funds for 2007 as compared to 2006.

  Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expenses increased $11.1 million, or 10%, to $123.5 million for the year ended December 31, 2007 compared with $112.4 million in 2006. The increase was primarily attributable to higher headcount in 2007 as Ramius continued to develop its investment strategies in connection with expanding its business.

  Interest and dividends

        Interest and dividends increased $3.0 million, or 17%, to $20.7 million for the year ended December 31, 2007 compared with $17.7 million in 2006. The increase was primarily due to a $4.5 million increase in interest and dividends recognized in connection with Ramius investing its capital which was partially offset by a $1.5 million decrease in interest expense due to lower average amounts outstanding under its revolving credit facility in 2007.

  General, Administrative and Other Expenses

        General, administrative and other expenses increased $21.8 million, or 60%, to $58.3 million for the year ended December 31, 2007 compared with $36.6 million in 2006. The increase was primarily driven by a $15.9 million increase in professional, advisory and other fees. Such fees were higher in 2007 primarily due to $5.5 million in legal fees incurred in connection with an arbitration initiated by

Ramius and the voluntary reimbursement to certain unconsolidated Ramius funds for third party advisory fees of $7.1 million previously recorded by the funds. There was also a $5.6 million increase in other expenses as a result of expenses in general increasing across several categories including travel, communication and other office expenses primarily due to an increase in headcount. There were also additional expenses incurred by Ramius in 2007 in connection with renovating new office space. In 2007, Ramius leased and began renovating its new principal office space in New York City. The new lease and renovation resulted in a $3.7 million increase in occupancy and equipment related expenses.

  Consolidated Ramius Funds and Certain Real Estate Entities Expenses

        Consolidated Ramius funds and certain real estate entities expenses decreased $18.3 million, or 47%, to $21.0 million for the year ended December 31, 2007 compared with $39.3 million in 2006. The decrease was primarily due to having to consolidate twenty-three fewer funds in 2007 as compared to 2006.

  Other Income

        Other income increased $45.5 million, or 34%, to $178.9 million for the year ended December 31, 2007 compared with $133.4 million in 2006. The increase was attributable to the investment performance of Ramius's own invested capital and the consolidated Ramius funds. As previously described, most of Ramius's investments beginning in the fourth quarter of 2007 were made through the Enterprise Fund with any gains or losses on Ramius's own invested capital are shown under the Consolidated Ramius Funds. The gains and losses in 2007 and 2006 shown under Consolidated Ramius Funds reflect the consolidated performance for such funds, and the portion of those gains or losses that are attributable to other investors is allocated to a non-controlling interest. In 2007, Ramius completed an offering of interests in Ramius resulting in net proceeds of $99.5 million. The increase in other income in 2007 is primarily a result of the investment of these proceeds and improved performance. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for a further discussion of 2007 and 2006 fund performance.

  Income Taxes

        Income tax expense decreased $3.4 million, or 71%, to $1.4 million for the year ended December 31, 2007 compared with $4.8 million in 2006. These results were due to the recording of a tax provision in 2006 for prior periods and lower foreign and local income subject to taxation.

  Income Attributable to Non-controlling Interests

        Income attributable to non-controlling interests decreased $7.9 million, or 11%, to $66.3 million for the year ended December 31, 2007 compared with $74.2 million in 2006. The decrease was attributable to a reduction in the amount of real estate entities being consolidated in 2007 as compared to 2006, resulting in less income being allocated to outside investors not controlled by Ramius.

Segment Analysis

  Investment Management—Economic Income

        Ramius conducts all of its operations through the alternative investment management segment. The performance measure for the alternative investment management segment is Economic Income, which management uses to evaluate the financial performance of and make operating decisions for the segment. Accordingly, management assesses its business by analyzing the performance of the alternative investment management segment and believes that investors should review the same performance measure that it uses to analyze its segment and business performance. In addition, management believes that Economic Income is helpful to gain an understanding of its segment results of operations because it reflects such results on a consistent basis for all periods presented.

        Economic Income may not be comparable to similarly titled measures used by other companies. Ramius uses Economic Income as a measure of its segment's operating performance, not as a measure of liquidity. Economic Income should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income described above, Economic Income has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its segment's performance as management measures it. For a reconciliation of Economic Income to GAAP net income (loss) for the periods presented and additional information regarding the reconciling adjustments discussed above, see Note 20 to Ramius's audited consolidated financial statements and Note 12 to Ramius's unaudited consolidated financial statements.

        In general, Economic Income is a pre-tax measure that (i) presents the segment's results of operations without the impact resulting from the consolidation of any of the Ramius funds, (ii) excludes goodwill impairment, (iii) excludes allocations to Ramius's managing member, as there will be no such allocations in the future and (iv) will exclude the reorganization expenses for the Transactions and the transaction REOP. In addition, Economic Income Revenue includes investment income that represents the income Ramius has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For GAAP purposes, these items are included in each of their respective line items. Economic Income Revenues also includes management fees, incentive income and investment income earned through Ramius's investment as a general partner in certain real estate entities. For GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income Expenses are reduced by reimbursement from affiliates, which for GAAP purposes is shown as part of revenue.

  Economic Income Revenues

        Ramius's Economic Income revenues are generated from three principal sources: management fees, incentive income and investment income from its own capital. Management fees are directly impacted by any increase or decrease in Ramius's assets under management, while incentive income is impacted by its funds' performance and any increase or decrease in assets under management. Investment income from Ramius's own capital is impacted by the performance of the funds in which its capital is invested, which is principally the Enterprise Fund. Ramius periodically receives other Economic Income revenue which is unrelated to its own invested capital or its activities on behalf of the Ramius funds, such as certain placement fee income received by a non-wholly owned subsidiary of Ramius that engaged in the distribution of interests in the real estate funds.

  Economic Income Expenses

        Ramius's Economic Income expenses consist of compensation and benefits, non-compensation expenses and reimbursement from affiliates.

  Non-controlling Interests

        Non-controlling interests represent the pro rata share of the income or loss of the non-wholly owned consolidated entities attributable to the other owners of such entities.

Segment Quarterly Comparison

Three Months Ended September 30, 2009 Compared with the
Three Months Ended September 30, 2008

	Three months ended Sept 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in thousands)
Economic Income Revenues
Management Fees	$12,035	$21,125	$(9,090)	(43.0)%
Incentive Income (Loss)	(1,293)	(3,857)	2,564	66.5%
Investment Income (Loss)	13,675	(56,661)	70,336	124.1%
Other Revenue	63	1,952	(1,889)	(96.8)%

Total Economic Income Revenues	24,480	(37,441)	61,921	165.4%

Economic Income Expenses
Compensation & Benefits	22,083	15,769	6,314	40.0%
Non-compensation expenses	10,752	15,315	(4,563)	(29.8)%
Reimbursement from affiliates	(2,558)	(5,613)	3,055	(54.4)%

Total Economic Income Expenses	30,227	25,471	4,806	18.9%

Net Economic Loss (before non-controlling interest)	(5,797)	(62,912)	57,115	90.8%
Non-Controlling Interest	(32)	1,277	(1,309)	(102.5)%

Economic (Loss)	$(5,829)	$(61,635)	$55,806	90.5%

  Economic Income Revenues

        Management Fees.    Management fees for the segment decreased $9.1 million, or 43%, to $12.0 million for the three months ended September 30, 2009 compared with $21.1 million in the third quarter of 2008. The decrease was due to lower assets under management during the current year period.

        Incentive Income (Loss).    Incentive loss for the segment decreased $2.6 million to a loss of $1.3 million for the three months ended September 30, 2009 compared to a loss of $3.9 million for the third quarter ended September 30, 2008, primarily as a result of a reversal, in the prior year period, of $2.2 million of incentive income that was accrued for in the second quarter of 2008. Also, included in both periods is a reversal of previously recorded incentive income allocations from Ramius's interests in the general partner of a certain real estate fund pursuant to the terms of the governing documents of such fund. These governing documents state that if the limited partners in these funds would not receive the required cumulative preferred return due to them, the general partner would be obligated to reimburse all incentive income allocations previously received, net of taxes. Based on a hypothetical liquidation of the real estate funds as of September 30, 2009 at then-recorded values, these limited partners would not receive their required cumulative preferred return since the fair values of the underlying investments held by these funds have been marked down from previously recorded values in part due to the continued deterioration in the commercial real estate markets. As a result, Ramius has recognized its share of this reversal of incentive income by the general partners for this obligation. In addition, as of September 30, 2009 there was a $4.6 million accrual pertaining to subordination agreements entered into by the general partners of two real estate funds with those funds' lead investor. Furthermore, many of the funds now have high-water marks so that Ramius will not earn incentive income with respect to the investments of the fund investors who suffered such losses last year until the investors recover their losses.

        Investment Income (Loss).    Investment income for the segment increased $70.3 million, or 124%, to a gain of $13.7 million for the three months ended September 30, 2009 compared with a loss of $56.7 million in the third quarter of 2008. The increase is a result of positive fund performance in the current year period versus negative performance in the prior year period due to the general unprecedented levels of market volatility, and liquidity constraints, that began in the third quarter of 2008 that affected almost every asset class globally.

        Other Revenue.    Other revenue for the segment decreased $1.9 million, or 97%, to $0.06 million for the three months ended September 30, 2009 compared with $2.0 million for the third quarter of 2008. The decrease was primarily due to placement fee income earned by a non-wholly owned subsidiary of Ramius that engaged in the distribution of interests in the real estate funds in 2008. Ramius exited the placement agent business in the third quarter of 2009.

  Economic Income Expenses

        Compensation and Benefits.    Compensation and benefits expenses for the segment increased $6.3 million, or 40%, to $22.1 million for the three months ended September 30, 2009 compared with $15.8 million in the third quarter of 2008. The increase was a primarily a result of variable compensation accruals taken in the third quarter of 2009, compared to the reversal, in the prior year period, of variable compensation accruals taken in the first and second quarters of 2008. The reversal in the prior year period was due to negative performance in the third quarter that more than offset positive performance in the first and second quarters.

        Non-compensation Expenses.    The following table shows the components of the non-compensation expenses for the segment for the three months ended September 30, 2009 and 2008:

	Three months ended Sept 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in thousands)
Non-compensation expenses:
Interest expense	$430	$330	$100	30.3%
Professional, advisory and other fees	4,463	3,818	645	16.9%
Occupancy and equipment	2,446	2,699	(253)	(9.4)%
Depreciation and amortization	1,129	1,351	(222)	(16.4)%
Other	2,284	7,117	(4,833)	(67.9)%

	$10,752	$15,315	$(4,563)	(29.8)%

        Non-compensation expenses for the segment decreased $4.6 million, or 30%, to $10.8 million for the three months ended September 30, 2009 compared with $15.3 million for the third quarter of 2008. This decrease was primarily attributable to a reduction in client service and business development expenses and expenses associated with the placement agent business. This decrease was partially offset by an increase in professional fees related to the Transactions. As stated above, Ramius exited the placement agent business in the 3rd quarter of 2009.

        Reimbursement from Affiliates.    Ramius's reimbursements from affiliates for the segment decreased $3.1 million, or 54%, to $2.6 million for the three months ended September 30, 2009 compared with $5.6 million for the third quarter of 2008. The decrease was attributable to lower assets under management in the 2009 period as such allocations are largely made based on a percentage of assets under management.

        Non-Controlling Interest.    Non-Controlling interest represents the portion of the net income or loss attributable to certain Ramius non-wholly owned subsidiaries that is allocated to other investors.

Nine Months Ended September 30, 2009 Compared with the Nine Months Ended September 30, 2008

	Nine months ended Sept 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in thousands)
Economic Income Revenues
Management Fees	$40,494	$65,614	$(25,120)	(38.3)%
Incentive Income (Loss)	(11,840)	(3,249)	(8,591)	(264.4)%
Investment Income (Loss)	16,644	(42,423)	59,067	139.2%
Other Revenue	652	2,731	(2,079)	(76.1)%

Total Economic Income Revenues	45,950	22,673	23,277	102.7%

Economic Income Expenses
Compensation & Benefits	50,869	67,703	(16,834)	(24.9)%
Non-compensation expenses	34,326	34,819	(493)	(1.4)%
Reimbursement from affiliates	(8,314)	(12,352)	4,038	(32.7)%

Total Economic Income Expenses	76,881	90,170	(13,289)	(14.7)%

Net Economic Income (before non-controlling interest)	(30,931)	(67,497)	36,566	54.2%
Non-Controlling Interest	(957)	2,741	(3,698)	(134.9)%

Economic Income (Loss)	$(31,888)	$(64,756)	$32,868	50.8%

  Economic Income Revenues

        Management Fees.    Management fees for the segment decreased $25.1 million, or 38%, to $40.5 million for the nine months ended September 30, 2009 compared with $65.6 million in the first nine months of 2008. The decrease was due to the decrease in assets under management.

        Incentive Income (Loss).    Incentive loss for the segment increased $8.6 million to a loss of $11.8 million for the nine months ended September 30, 2009 compared to a loss of $3.2 million for the nine months ended September 30, 2008 primarily as a result of an increase in a reversal, in the current year period, of previously recorded incentive income allocations from Ramius's interests in the general partner of a certain real estate fund pursuant to the terms of the governing documents of such fund. These governing documents state that if the limited partners in these funds would not receive the required cumulative preferred return due to them, the general partner would be obligated to reimburse all incentive income allocations previously received, net of taxes. Based on a hypothetical liquidation of the real estate funds as of September 30, 2009 at then-recorded values, these limited partners would not receive their required cumulative preferred return since the fair values of the underlying investments held by these funds have been marked down from previously recorded values in part due to the continued deterioration in the commercial real estate markets. As a result, Ramius has recognized its share of this reversal of incentive income by the general partners for this obligation. In addition, as of September 30, 2009 there was a $4.6 million accrual pertaining to subordination agreements entered into by the general partners of two real estate funds with those funds' lead investor. Furthermore, many of the funds now have high-water marks so that Ramius will not earn incentive income with respect to the investments of the fund investors who suffered such losses last year until the investors recover their losses.

        Investment Income.    Investment income for the segment increased $59.1 million, or 139%, to a gain of $16.6 million for the nine months ended September 30, 2009 compared with a loss of $42.4 million in the first nine months of 2008. The increase is a result of positive fund performance in the current year period versus negative performance in the prior year period as a result of the general unprecedented levels of market volatility, and liquidity constraints that began in the third quarter of 2008 that affected almost every asset class globally.

        Other Revenue.    Other revenue for the segment decreased $2.1 million, or 76%, to $0.7 million for the nine months ended September 30, 2009 compared with $2.7 million for the first nine months of 2008. The decrease was primarily due to the elimination of stock loan fee income as Ramius exited that business in the fourth quarter of 2008, and the elimination of placement fee income. Ramius exited the placement agent business in the third quarter of 2009.

  Economic Income Expenses

        Compensation and Benefits.    Compensation and benefits expenses for the segment decreased $16.8 million, or 25%, to $50.9 million for the nine months ended September 30, 2009 compared with $67.7 million in the first nine months of 2008. The decrease was driven by lower accruals for incentive compensation and lower base salaries and benefit expense associated with a reduction in head count from 241 employees as of September 30, 2008 to 147 employees as of September 30, 2009.

        Non-compensation Expenses.    The following table shows the components of the non-compensation expenses for the segment for the nine months ended September 30, 2009 and 2008:

	Nine months ended Sept 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in thousands)
Non-compensation expenses:
Interest expense	$1,103	$923	$180	19.5%
Professional, advisory and other fees	13,633	10,106	3,527	34.9%
Occupancy and equipment	7,519	8,863	(1,344)	(15.2)%
Depreciation and amortization	3,563	2,955	608	20.6%
Other	8,508	11,972	(3,464)	(28.9)%

	$34,326	$34,819	$(493)	(1.4)%

        Non-compensation expenses for the segment decreased $0.5 million, or 1%, to $34.3 million for the nine months ended September 30, 2009 compared with $34.8 million for the first nine months of 2008. While the aggregate amount remained relatively unchanged, the mix of expenses changed as professional, advisory and other fees increased primarily due to the Transactions and legal fees incurred in connection with an arbitration initiated by Ramius increased in 2009. These increases were more than offset by a decrease in occupancy and equipment, as a result of Ramius subleasing its former office space for the entire nine months ended September 30, 2009 and only for the second and third quarters of 2008, a decrease in client service and business development expenses and a decrease in expenses related the placement agent and stock loan businesses, each of which Ramius has exited. Ramius does not expect to incur additional expense in connection with the arbitration matter referenced above.

        Reimbursement from Affiliates.    Ramius's reimbursements from affiliates for the segment decreased $4.0 million, or 33%, to $8.3 million for the nine months ended September 30, 2009 compared with $12.4 million for the first nine months of 2008. The decrease was attributable to lower assets under management in the 2009 period as such allocations are largely made based on a percentage of assets under management.

        Non-Controlling Interest.    Non-Controlling interest represents the portion of the net income or loss attributable to certain Ramius non-wholly owned subsidiaries that is allocated to other investors.

 Year Ended December 31, 2008 Compared with the Year Ended December 31, 2007

	Year ended December 31,		Period-to-Period
	2008	2007	$ Change	% Change
	(dollars in thousands)
Economic Income Revenues
Management Fees	$84,621	$77,001	$7,620	9.9%
Incentive Income (Loss)	(7,329)	60,239	(67,568)	NM
Investment Income (Loss)	(104,939)	118,789	(223,728)	NM
Other Revenue	4,004	2,871	1,133	39.5

Total Economic Income Revenues	(23,643)	258,900	(282,543)	NM

Economic Income Expenses
Compensation & Benefits	84,769	123,511	(38,742)	(31.4)
Non-compensation expenses	46,284	54,730	(8,446)	(15.4)
Reimbursement from affiliates	(16,330)	(7,086)	(9,244)	130.5

Total Economic Income Expenses	114,723	171,155	(56,432)	(33.0)

Net Economic Income (Loss) (before non-controlling interest)	(138,366)	87,745	(226,111)	NM
Non-Controlling Interest	5,501	(10,487)	15,988	NM

Economic Income (Loss)	$(132,865)	$77,258	$(210,123)	NM

  Economic Income Revenues

        Management Fees.    Management fees for the segment increased $7.6 million, or 10%, to $84.6 million for the year ended December 31, 2008 compared with $77.0 million in 2007. The increase was primarily driven by a $4.8 million increase in management fees as a result of first offering the Enterprise Fund to outside investors in January 2008 and a $6.8 million increase in management fees from the real estate funds. These increases were partially offset by a decrease of $4.2 million in other management fees from managing CDOs because Ramius elected to rebate these fees in 2008.

        Incentive Income (Loss).    Incentive income for the segment decreased in 2008 by $67.6 million to a loss of $7.3 million for the year ended December 31, 2008 compared with income of $60.2 million in 2007. The decrease was driven by the negative performance in the Ramius funds in 2008 resulting from challenging market conditions, as well as a $7.3 million decrease of incentive allocation amounts previously allocated to the general partners of certain real estate funds which, under the governing documents of these funds, the general partners are required to pay back to the investors. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for a further discussion of 2008 fund performance.

        Investment Income (Loss).    Investment income for the segment decreased $223.7 million to a loss of $104.9 million for the year ended December 31, 2008 compared with income of $118.8 million in 2007. The decrease was primarily driven by the negative performance of Ramius's own invested capital in 2008 resulting from challenging market conditions. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Fund Performance" for a further discussion of 2008 fund performance.

        Other Revenue.    Other revenue for the segment increased $1.1 million, or 39%, to $4.0 million for the year ended December 31, 2008 compared with $2.9 million in 2007. The increase in 2008 was primarily due to a gain on a sale leaseback transaction that is being recognized over the remaining lease period and, to a lesser extent, increased placement fees received by a non-wholly owned subsidiary.

  Economic Income Expenses

        Compensation and Benefits.    Compensation and benefits expenses for the segment decreased $38.7 million, or 31%, to $84.8 million for the year ended December 31, 2008 compared with $123.5 million in 2007. The decrease was primarily driven by a $42.5 million decrease in incentive compensation, partially offset by a $3.7 million increase in salaries and benefits.

        Non-compensation Expenses.    The following table shows the components of the non-compensation expenses for the segment for year ended December 31, 2008 and 2007:

	Year ended December 31,		Period-to-Period
	2008	2007	$ Change	% Change
	(dollars in thousands)
Non-compensation expenses:
Interest expense	$1,500	$539	$961	178.3%
Professional, advisory and other fees	13,803	28,172	(14,369)	(51.0)
Occupancy and equipment	11,401	7,249	4,152	57.3
Depreciation and amortization	4,611	2,073	2,538	122.4
Other	14,969	16,697	(1,728)	(10.3)

	$46,284	$54,730	$(8,446)	(15.4)%

        Non-compensation expenses for the segment decreased $8.4 million, or 15%, to $46.3 million for the year ended December 31, 2008 compared with $54.7 million in 2007. The decrease was primarily attributable to a $14.4 million reduction in professional, advisory and other fees. Such fees were higher in 2007 primarily due to $5.5 million in legal fees incurred in connection with an arbitration initiated by Ramius and the voluntary reimbursement to certain unconsolidated Ramius funds for third party advisory fees of $7.1 million previously recorded by the funds. This reduction was partially offset by additional expenses incurred by Ramius from renovating and relocating to new office space. In 2007, Ramius leased and renovated its new principal office space in New York City. Ramius moved into its new office space in March 2008 and entered into a sublease for its former office space for the remainder of the term of the existing lease. The renovation, relocation and sublease resulted in a $4.2 million increase in occupancy and equipment expenses and a $2.5 million increase in depreciation and amortization.

        Reimbursement from Affiliates.    Reimbursements from affiliates for the segment increased $9.2 million, or 130%, to $16.3 million for the year ended December 31, 2008 compared with $7.1 million in 2007. In 2008, Ramius conducted a review of the expenses it allocated to its funds and determined that it was not making sufficient allocations. Therefore, as permitted under the respective funds' offering documents, Ramius allocated back to certain of its funds and management companies a higher percentage of expenses that Ramius had incurred on behalf of those funds than it had in 2007. In addition, beginning in 2008, the investment expenses attributable to Ramius's own invested capital were allocated to the Enterprise Fund and recognized as a reimbursement to Ramius. Prior to 2008, such expenses had been borne directly by Ramius.

        Non-Controlling Interest.    Non-Controlling interest represents the portion of the net income or loss attributable to Ramius non-wholly owned subsidiaries that is allocated to other investors.

 Year Ended December 31, 2007 Compared with the Year Ended December 31, 2006

	Year ended December 31,		Period-to-Period
	2007	2006	$ Change	% Change
	(dollars in thousands)
Economic Income Revenues
Management Fees	$77,001	$63,814	$13,187	20.7%
Incentive Income	60,239	83,747	(23,508)	(28.1)
Investment Income	118,789	56,412	62,377	110.6
Other Revenue	2,871	1,621	1,250	77.1

Total Economic Income Revenues	258,900	205,594	53,306	25.9

Economic Income Expenses
Compensation & Benefits	123,511	112,433	11,078	9.9
Non-compensation expenses	54,730	27,150	27,580	101.6
Reimbursement from affiliates	(7,086)	(4,070)	(3,016)	74.1

Total Economic Income Expenses	171,155	135,513	35,642	26.3

Net Economic Income (before non-controlling interest)	87,745	70,081	17,664	25.2
Non-Controlling Interest	(10,487)	(4,711)	(5,776)	122.6

Economic Income	$77,258	$65,370	$11,888	18.2%

  Economic Income Revenues

        Management Fees.    Management fees for the segment increased $13.2 million, or 21%, to $77.0 million for the year ended December 31, 2007 compared with $63.8 million in 2006. The increase was primarily driven by a $8.8 million increase as a result of increased assets under management in the Ramius funds, as well as a $3.7 million increase in real estate management fees.

        Incentive Income.    Incentive income for the segment decreased $23.5 million, or 28%, to $60.2 million for the year ended December 31, 2007 compared with $83.7 million in 2006. The decrease was primarily due to a $32.3 million decrease in incentive income from the Ramius funds due to lower investment performance which was partially offset by a $12.7 million increase in incentive income from the fund of funds. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for a further discussion of 2007 fund performance.

        Investment Income.    Investment income for the segment increased $62.4 million, or 111%, to $118.8 million for the year ended December 31, 2007 compared with $56.4 million in 2006. In 2007, Ramius completed an offering of interests in Ramius resulting in net proceeds of $99.5 million. The increase is primarily a result of the investment of these proceeds and improved performance of Ramius's own invested capital. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for a further discussion of 2007 fund performance.

        Other Revenue.    Other revenue for the segment increased $1.3 million, or 77%, to $2.9 million for the year ended December 31, 2007 compared with $1.6 million in 2006. The increase was due to placement fee income received by a non-wholly owned subsidiary of Ramius that engaged in the distribution of interests in the real estate funds.

  Economic Income Expenses

        Compensation and Benefits.    Compensation and benefits expenses for the segment increased $11.1 million, or 10%, to $123.5 million for the year ended December 31, 2007 compared with $112.4 million in 2006. The increase was primarily driven by an increase in incentive compensation and an increase in employees in 2007 compared to 2006, as new businesses began being developed.

        Non-compensation Expenses.    The following table shows the components of the non-compensation expenses for the segment for year ended December 31, 2007 and 2006:

	Year ended December 31,		Period-to-Period
	2007	2006	$ Change	% Change
	(dollars in thousands)
Non-compensation expenses:
Interest expense	$539	$2,012	$(1,473)	(73.2)%
Professional, advisory and other fees	28,172	12,720	15,452	121.5
Occupancy and equipment	7,249	3,405	3,844	112.9
Depreciation and amortization	2,073	3,237	(1,164)	(36.0)
Other	16,697	5,776	10,921	189.1

	$54,730	$27,150	$27,580	101.6%

        Non-compensation expenses for the segment increased $27.6 million, or 102%, to $54.7 million for the year ended December 31, 2007 compared with $27.1 million in 2006. The increase was primarily driven by a $15.5 million increase in professional, advisory and other fees. Such fees were higher in 2007 primarily due to $5.5 million in legal fees incurred in connection with an arbitration initiated by Ramius and the voluntary reimbursement to certain unconsolidated Ramius funds for third party advisory fees of $7.1 million previously recorded by the funds. There was also a $10.9 million increase in other expenses as a result of expenses in general increasing across several categories including travel, communications, and other office expenses primarily due to the increase in headcount employees. There were also additional expenses incurred by Ramius in 2007 in connection with renovating new office space. In 2007, Ramius leased and began renovating its new principal office space in New York City. The new lease and renovation resulted in a $3.8 million increase in occupancy and equipment expenses.

        Reimbursement from Affiliates.    Reimbursements from affiliates for the segment increased $3.0 million, or 74%, to $7.1 million for the year ended December 31, 2007 compared with $4.1 million in 2006. The increase was primarily from the increase in aggregate assets under management resulting in Ramius allocating a larger portion of the expenses it incurred on behalf of the funds back to the funds as allowed under the respective offering documents.

Liquidity and Capital Resources

        We continually monitor our liquidity position. The working capital needs of the Company's business have been met through current levels of equity capital, current cash and cash equivalents, and anticipated cash generated from our operating activities, including management fees, incentive income returns on the Company's own capital, investment banking fees and brokerage commissions. The Company expects that its primary working capital liquidity needs over the next twelve months will be to:

  •
  pay its operating expenses, primarily consisting of compensation and benefits and general and administrative expenses;

  •
  repay borrowings and related interest expense; and

  •
  provide capital to facilitate the growth of its existing business.

        Based on its historical results, management's experience, its current business strategy and current assets under management, the Company believes that its existing cash resources will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months. Its cash reserves include cash, cash equivalents, assets readily convertible into cash such as our securities held in inventory and the Company's special withdrawal rights from the Enterprise Fund which it can use to fund operations. Securities inventories are stated at fair value and are generally readily marketable. As of September 30, 2009 on a pro forma basis, we had cash and cash equivalents of $95.7 million. At September 30, 2009, Ramius's investment in the Enterprise Fund was valued at $276 million. The Company will withdraw approximately $35 million from the Enterprise Fund as of December 31, 2009.

        The timing of cash bonus payments to our employees may significantly affect our cash position and liquidity from period to period. While our employees are generally paid salaries bi-weekly during the year, cash bonus payments, which can make up a significant portion of total compensation, are generally paid once a year in February.

        The Company has committed to invest $27.0 million in the aggregate to Cowen Healthcare Royalty Partners, L.P. as a limited partner of Cowen Healthcare Royalty Partners, L.P. and also as a member of Cowen Healthcare Royalty GP, LLC, the general partner of Cowen Healthcare Royalty Partners, L.P. This commitment is expected to be called over a two to three year period. The Company will make its pro-rata investment in Cowen Healthcare Royalty Partners, L.P. along with the other limited partners. Through September 30, 2009, the Company has funded $15.2 million towards these commitments.

        As a registered broker-dealer and member firm of the NYSE, Cowen and Company is subject to the Uniform Net Capital Rule of the SEC. We have elected to use the alternative method permitted by the Uniform Net Capital Rule, which generally requires that we maintain minimum net capital of $1.0 million. The NYSE may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be below the regulatory limit. We expect these limits will not impact our ability to meet current and future obligations.

        At September 30, 2009, Cowen and Company's net capital under the SEC's Uniform Net Capital Rule was $62.2 million, or $61.2 million in excess of the minimum required net capital.

        CIL and Ramius UK Limited (which we refer to as Ramius UK) are subject to the capital requirements of the FSA of the U.K. Financial resources must exceed the total financial resources requirement of the FSA. At September 30, 2009, CIL's financial resources of $8.6 million and Ramius UK's financial resources of $1.7 million exceeded the minimum requirement of $3.1 million and $0.5 million by $5.5 million and $1.2 million, respectively.

        CLAL is subject to the financial resources requirements of the SFC of Hong Kong. Financial resources, as defined, must exceed the total financial resources requirement of the SFC. At September 30, 2009, CLAL's financial resources of $0.3 million exceeded the minimum requirement of $0.03 million by $0.3 million.

        The Company may also incur additional indebtedness or raise additional capital under certain circumstances to respond to market opportunities and challenges. Current market conditions may make it more difficult or costly to borrow additional funds or raise additional capital. In addition, our secured revolving credit facility with HVB AG referenced below prohibits us and certain of our subsidiaries from incurring any indebtedness, other than certain indebtedness permitted under the facility.

  Cowen Group Secured Revolving Credit Agreement

        On November 2, 2009, Cowen Group entered into a secured revolving credit agreement with HVB AG, as administrative agent, issuing bank, fronting lender and a lender. The credit agreement provides a secured, revolving loan facility of up to $50 million, including a $7 million sub-facility for existing letters of credit. On January 4, 2010, the commitment automatically reduces from $50 million to $25 million and remains at $25 million until maturity. The stated maturity date is September 29, 2011. The credit agreement may not be terminated by Cowen Group prior to the stated maturity date, even if there are no amounts outstanding thereunder and even if the total commitments thereunder have been permanently reduced to zero. The actual amount available to Cowen Group under the credit agreement from November 2, 2009 until January 4, 2010 is the lesser of (a) $50 million and (b) 20% of the net asset value of Cowen Group's and Ramius's aggregate limited partnership interests held in Ramius Enterprise L.P.. At January 4, 2010, the available amount is the lesser of (x) $25 million and (y) 15% of the net asset value of Cowen Group's and Ramius's aggregate limited partnership interests held in Ramius Enterprise LP. At the election of Cowen Group, borrowings under the credit agreement bear interest per annum (based on a 360-day year) equal to either (i) the prime rate plus 1.5% or (ii) LIBOR plus 3.5%. Cowen is required to pay a quarterly commitment fee on the undrawn portion of the revolving loan facility equal to 1.0% per annum. The credit agreement contains customary representations and warranties and covenants for a credit agreement of this type, including covenants restricting, among other things, Cowen Group's ability to incur indebtedness, create liens on assets, engage in mergers or consolidations, dispose of assets, engage in transactions with affiliates or make distributions or other restricted payments. The credit agreement is secured by 100% of the limited partnership interests of Ramius Enterprise LP held by Cowen Group and Ramius. The credit agreement was fully drawn as of the date hereof.

  Cowen Holdings Letters of Credit

        Cowen Holdings has an irrevocable letter of credit for $5.0 million, expiring on December 1, 2009, which supports obligations under Cowen Holdings' Boston office lease. Cowen Holdings also has two additional irrevocable letters of credit, the first of which is for $100,000, expiring on July 26, 2010, supporting workers' compensation insurance with Safety National Casualty Corporation, and the third of which is for $57,000, expiring on November 14, 2010, supporting Cowen Healthcare Royalty's Stamford office lease. To the extent any letter of credit is drawn upon, interest will be assessed at the prime commercial lending rate. As of September 30, 2009, there were no amounts due related to these letters of credit.

  Cash Flows Analysis

        Ramius's primary sources of cash are derived from its operating activities, fees, realized returns on its own invested capital, capital contributions and borrowings under its line of credit. Ramius's primary uses of cash include compensation, general and administrative expenses, capital withdrawals and payments of interest and principal under its line of credit. The consolidation and deconsolidation of various Ramius funds and operating entities in 2008, 2007 and 2006 resulted in substantially different cash flows from operating, investing and financing activities due to classification differences. Beginning in the fourth quarter of 2007, Ramius transferred substantially all of its own capital to the Enterprise Fund in exchange for an investment in the fund which it consolidated. The 2006 cash flow includes the consolidation of numerous funds and operating entities that were not consolidated in 2007 or 2008 due to various changes in structure. As a result, the cash flow amounts from operating, investing and financing activities for the years ended December 31, 2008, 2007 and 2006 are not comparable. For a discussion of the cash flows of our investment banking business see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings."

        Operating Activities.    Net cash provided by operating activities of $32.3 million for the nine months ended September 30, 2009 was predominately related to proceeds from sales of securities and sales of other investments, partially offset by a net cash loss and purchases of securities owned . Net cash used in operating activities of $96.7 million for the year ended December 31, 2008 was predominately related to a net cash loss, partially offset by the reduction in securities owned and fees receivable. In 2008, Ramius wound down its securities lending operation which resulted in a significant change in receivables from brokers mostly offset by a corresponding change in payable to brokers. Ramius generated net cash from operating activities of $51.8 million and $54.2 million for the years ended December 31, 2007 and 2006 respectively. The significant inflows and outflows of cash from operating activities during these two years were primarily caused by Ramius investing its own capital directly and the consolidation of numerous funds and operating entities.

        Investing Activities.    Net cash provided by investing activities of $7.8 million for the nine months ended September 30, 2009 was primarily due to the proceeds from sale of other investments. Net cash used in investing activities of $18.6 million for the nine months ended September 30, 2008 was the result of the net purchase of fixed assets related to the relocation of Ramius's headquarters into new office space. Net cash used in investing activities of $16.1 million for the year ended December 31, 2008 was primarily due to the purchase of fixed assets related to the relocation of Ramius's headquarters into new office space. Net cash used in investing activities of $87.8 million for the year ended December 31, 2007 was the result of the net purchases of other investments and the purchase of fixed assets in anticipation of the relocation to the new office space. Net cash used in investing activities of $14.4 million for the year ended December 31, 2006 was primarily due to the net purchases of investments.

        Financing Activities.    While the net cash used in financing activities for the nine months ended September 30, 2009 was $80.9 million, the financing activities excluding the consolidated entities used net cash of $18.0 million primarily due to net withdrawals of member's capital. For nine months ended September 30, 2008 net cash provided by financing activities was $158.0 million, however, the financing activities excluding the consolidated entities used net cash of $13.5 million primarily driven by a net withdrawal of $19 million of member's capital. While the net cash provided by financing activities for the year ended December 31, 2008 was $141.6 million, the financing activities excluding the consolidated entities used net cash of $11.7 million primarily due to net withdrawals of member's capital. In 2007, net cash provided by financing activities was $31.7 million, however, the financing activities excluding the consolidated entities provided net cash of $76.2 million primarily driven by a Ramius rights offering of $105.7 million partially offset by settling of securities sold under agreement to repurchase. Finally, net cash used in financing activities for the year ended December 31, 2006 was $19.3 million, however, financing activities excluding the consolidated entities provided net cash of $36.7 million primarily due to net borrowings on Ramius's line of credit and cash provided by securities sold under agreement to repurchase.

Contractual Obligations

        The following tables summarize Ramius's and Cowen Holdings's contractual cash obligations as of December 31, 2008:

Contractual Obligations of Ramius at December 31, 2008

	Total		Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands of dollars)
Operating Lease
Real estate	$107,463		$9,851	$23,141	$22,683	$51,789
Aircraft	8,946		1,760	5,279	1,906	—

Total:	$116,409		$11,611	$28,420	$24,589	$51,789
Debt
Ramius Line of Credit	$43,000		$43,000	—	—	—
Ramius Letter of Credit	6,948		6,948	—	—	—
Benefit Plan	962	(1)	—	—	—	—

Total:	$50,910		$49,948	—	—	—

(1)
Estimated 2009 funding requirements for Ramius's defined benefit plan. Future contributions to the plan beyond 2009 cannot reasonably be estimated and are excluded from the table above.

Contractual Obligations of Cowen Holdings at December 31, 2008

	Payments due by Period
	Total	2009	2010	2011-2012	2013 and thereafter
	(in thousands)
Operating lease obligations	$50,015	$9,796	$9,780	$18,962	$11,477
Other contractual obligations	16,052	11,306	4,746	—	—

Total	$66,067	$21,102	$14,526	$18,962	$11,477

        Operating lease obligations represent leases on Cowen Holdings' office locations. Other contractual obligations represent agreements related to the outsourcing of certain information technology services.

Off-Balance Sheet Arrangements

        Neither Ramius nor Cowen Holdings had any material off-balance sheet arrangements as of December 31, 2008. However, through indemnification provisions in its clearing agreement, customer activities may expose Cowen Holdings to off-balance-sheet credit risk. Pursuant to the clearing agreement, Cowen Holdings is required to reimburse our clearing broker, without limit, for any losses incurred due to a counterparty's failure to satisfy its contractual obligations. However, these transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through the settlement date. See the section titled "Qualitative and Quantitative Disclosures About Market Risk—Credit Risk."

        Cowen and Company is a member of various securities exchanges. Under the standard membership agreement, members are required to guarantee the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the exchange, all other members would be required to meet the shortfall. Cowen and Company's liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, management believes that the potential for Cowen and Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is carried in the Cowen Holdings Consolidated Statements of Financial Condition located elsewhere in this prospectus for these arrangements.

Critical Accounting Policies and Estimates

        Critical accounting policies are those that require Ramius to make significant judgments, estimates or assumptions that affect amounts reported in its consolidated financial statements or the notes thereto. Ramius bases its judgments, estimates and assumptions on current facts, historical experience and various other factors that Ramius believes to be reasonable and prudent. Actual results may differ materially from these estimates. See Note 2 to Ramius's audited consolidated financial statements, for a description of its accounting policies. For a discussion of the critical accounting policies of our investment banking business see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings—Critical Accounting Policies and Estimates."

        The following is a summary of what Ramius believes to be its most critical accounting policies and estimates:

  Consolidation

        Ramius has consolidated entities which comprise (i) entities in which Ramius has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity, including Ramius operating entities and (ii) currently four Ramius funds in which Ramius is the general partner and has substantive, controlling general partner interest. Ramius's funds that are subject to specialized accounting are not required to consolidate their investments. The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which Ramius has variable interest. These analyses involve estimates based on the assumptions of management.

        Ramius's consolidated financial statements reflect the assets, liabilities, revenues, expenses and cashflows of the consolidated Ramius funds on a gross basis. The management fees and incentive income earned by Ramius from the consolidated Ramius funds were eliminated in consolidation; however, Ramius's allocated share of net income from these funds was increased by the amount of this eliminated income. Hence, the consolidation of these Ramius funds had no net effect on Ramius's net earnings.

  Fair Value of Investments

        Ramius is the manager of Ramius funds and in certain cases participates in the valuation of underlying investments, many of which are illiquid and/or without a public market. The fair value of these investments is generally estimated based on proprietary models developed by Ramius, which include discounted cash flow analyses, public market comparables, and other techniques and may be based, at least in part, on independently sourced market information. The material estimates and assumptions used in these models include the timing and expected amount of cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, timing of, and estimated proceeds from expected financings. Significant judgment and estimation goes into the selection of an appropriate valuation methodology as well as the assumptions used in these models include the timing and the actual values realized with respect to investments could be materially different from values obtained based on the use of those estimates. The valuation methodologies applied impact the reported value of Ramius's investments in the Ramius funds in Ramius's consolidated financial statements.

        The Company discloses a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that Ramius has the ability to access at the measurement date;
Level 2	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active; and
Level 3
Fair value is determined based on pricing inputs that are unobservable and includes situations where there is little, if any, market activity for the asset or liability. The determination of fair value for assets and liabilities in this category requires significant management judgment or estimation.

        Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes "observable" requires significant judgment by Ramius. Ramius considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon the pricing transparency of the instrument and does not necessarily correspond to Ramius's perceived risk of that instrument.

        Ramius uses the "market approach" valuation technique to value its financial instruments measured at fair value. In determining an instrument's placement within the hierarchy, Ramius separates Ramius's financial instruments into three categories: securities owned, derivative contracts and other investments.

        Securities.    Securities whose values are based on quoted market prices in active markets for identical assets, and are therefore classified in level 1 of the fair value hierarchy, include active listed equities, certain U.S. government and sovereign obligations, and certain money market securities. Ramius does not adjust the quoted price for such instruments, even in situations where Ramius holds a large position and a sale could reasonably impact the quoted price.

        Derivative contracts.    Derivative contracts can be exchange-traded or privately negotiated over-the-counter (which we refer to as OTC). Exchange-traded derivatives, such as futures contracts and exchange traded option contracts, are typically classified within level 1 or level 2 of the fair value hierarchy depending on whether or not they are deemed to be actively traded. OTC derivatives, such as generic forwards, swaps and options, have inputs which can generally be corroborated by market data and are therefore classified within level 2.

        Other investments.    Other investments measured at fair value consist primarily of portfolio funds and real estate investments, which are valued as follows:

  •
  Portfolio Funds.  Portfolio funds include interests in Ramius funds and investment companies managed externally by unaffiliated managers. Substantially all of Ramius's investments in portfolio funds have been classified within level 2 or level 3 of the fair value hierarchy, as quoted prices in active markets are typically not available. The determination of whether a portfolio fund is categorized within level 2 or level 3 of the fair value hierarchy is generally determined by the amount of liquidity provided to investors in the fund, the observability of ongoing redemption and/or subscription activity, and the nature of the underlying investments. Due to their relative lack of liquidity, investments in fund of funds are classified as level 3.

  •
  Real estate investments.  Real estate investments are valued at estimated fair value. The fair value of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Real estate investments without a public market are valued based on assumptions and valuation techniques used by Ramius. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earning multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as adjusted for obsolescence, as well as independent external appraisals. In general, Ramius considers several valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate. Ramius also considers the type of real estate investments (stabilized/core vs. value-add/opportunistic) in choosing a suitable valuation technique. Real estate investments are reviewed on a quarterly basis by Ramius for significant changes at the property level or a significant change in the overall market which would impact the value of the real estate investment resulting in unrealized appreciation or depreciation.

    Ramius also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation based on amounts at which the financing liabilities could be transferred to market participants at the measurement date regardless of whether or not the transfer is permitted by the loan documents.

    Real estate and capital markets are cyclical in nature. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates and interest and inflation rates. In addition, Ramius invests in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by Ramius from investments sold may differ from the fair values presented, and the differences could be material.

    Ramius's real estate investments are typically categorized as Level 3 within the fair value hierarchy as management uses significant unobservable inputs in determining their estimated fair value.

        Underlying investments in Portfolio Funds.    The determination of where a portfolio fund is categorized in the fair value hierarchy as presented in these financial statements is determined by pricing inputs specific to the fund such as observable subscription and redemption activity, rather than its underlying investments. As a result the underlying investments held in the portfolio funds may be classified at a different level within the fair value hierarchy to that for the portfolio fund holding such investments. The underlying investments held by the portfolio funds are generally categorized as follows:

  •
  Investments whose values are based on quoted market prices in active markets, and are therefore classified within level 1, include active listed equities, certain U.S. government and sovereign obligations, and certain money market securities.

  •
  Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs are classified within level 2. These may include certain U.S. government and sovereign obligations, certain government agency securities, investment-grade corporate bonds, certain mortgage products, certain bank loans and bridge loans, less liquid listed equities, state, municipal and provincial obligations, most physical commodities and certain loan commitments. As level 2 investments include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non-transferability, which are generally based on available market information.

  •
  Investments classified within level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 instruments include private equity and real estate investments, certain bank loans and bridge loans, less liquid corporate debt securities (including distressed debt instruments), collateralized debt obligations, and less liquid mortgage securities (backed by either commercial or residential real estate). When observable prices are not available for these securities, one or more valuation techniques (e.g., the market approach or the income approach) are used for which sufficient and reliable data is available. Within level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

        The inputs used in estimating the value of level 3 investments may include the original transaction price, recent transactions in the same or similar instruments, completed or pending third party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity or debt capital markets, and changes in financial ratios or cash flows. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated in the absence of market information. The fair value measurement of level 3 investments excludes transaction costs that may have been capitalized as part of the security's cost basis. Assumptions used by the portfolio funds due to the lack of observable inputs may significantly impact the resulting fair value and therefore Ramius's results of operations.

        Because of the inherent uncertainty of valuation for Ramius's investments and related derivatives, including other investments and the underlying investments held by the portfolio funds, the estimated fair values assigned may differ from the values that would have been used had a ready market existed for these investments, and the differences may be material.

  Incentive Income

        Ramius is entitled to incentive income on the net profits, defined in the investment management agreement, allocable for each fiscal year that exceeds cumulative unrecovered net losses, if any, that have carried forward from prior years. Ramius has elected to adopt Method 2 of ASC Topic 605-20, Accounting for Management Fees Based on a Formula. Under Method 2, the incentive income of Ramius's funds and managed accounts for any period is based upon the net profits of Ramius funds at the reporting date. Any incentive income recognized in a quarter's consolidated statement of operations may be subject to clawback in a subsequent quarter.

  Impairment of Goodwill

        Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of the Ramius fund of funds reporting unit to its carrying amount, including goodwill. In performing the first step, Ramius determines the fair value of a reporting unit using a combination of a discounted cash flow (which we refer to DCF), analysis and price multiples approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the price multiples approach. The cash flows employed in the DCF analyses are based on Ramius most recent budget and, for years beyond the budget, Ramius's estimates, which are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of Ramius. In addition, the price multiples approach uses comparable publicly traded investment management companies using various operating metrics. If the estimated fair value of the Ramius fund of funds reporting unit exceeds its carrying amount, its goodwill is not impaired and the second step of the impairment test is not necessary. If the carrying amount of the Ramius fund of funds reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the Ramius fund of funds reporting unit goodwill with its carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the Ramius fund of funds reporting unit is allocated to all of its assets and liabilities (including any unrecognized intangible assets) as if the Ramius fund of funds reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the Ramius fund of funds reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess. Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances.

        In the fourth quarter of 2008, Ramius conducted a goodwill test for the fund of funds reporting unit and determined that $10.2 million of goodwill was impaired and a corresponding charge was recorded. The aggregate impairment charge was primarily attributable to decline in the assets under management at the Ramius fund of funds reporting unit and the resulting decline in the expected management and incentive income. The assets under management declined from 2007 to 2008 by $1.30 billion or 33% (2007 assets under management at $3.87 billion vs. 2008 assets under management at $2.57 billion), primarily as a result of the difficult market environment in the second half of 2008. Consistent with other fund of funds managers, the Ramius fund of funds business experienced significant negative performance in 2008. As such, the business will need to recoup significant positive performance going forward to meet high water marks before the business would earn incentive income. Significant judgments inherent in this analysis include the selection of appropriate weighted average cost of capital, estimating the amount and timing of estimated future cash flows attributable to management and incentive income and appropriate terminal growth rate assumptions. The discount rates used in the DCF analyses are intended to reflect the risk inherent in the projected future cash flow. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance" for additional discussion of 2008 fund performance.

Adoption of New Accounting Pronouncements

        Ramius adopted a new accounting standard, effective January 1, 2009, which requires changes to the accounting for transaction costs, certain contingent assets and liabilities, and other balances in a business combination. In addition, in partial acquisitions, when control is obtained, the acquiring company must measure and record all of the target's assets and liabilities, including goodwill, at fair value as if the entire target company had been acquired. Ramius has applied the provisions of this standard to business combinations occurring after December 15, 2008. Adoption of this standard did not affect the Ramius's financial condition, results of operations or cash flows, but will have an effect on accounting for business combinations occurring subsequent to the date of adoption, including the transaction as discussed the Transaction Agreement and Agreement and Plan of Merger.

        In June 2009, the FASB issued a new accounting standard which revises the accounting for variable interest entities ("VIEs") introducing a new consolidation model. This new standard changes the approach to determining the primary beneficiary of a VIE and requires companies to more frequently assess whether they must consolidate VIEs. The new model identifies two primary characteristics of a controlling financial interest: (1) the power to direct significant activities of the VIE, and (2) the obligation to absorb losses of and/or provide rights to receive benefits from the VIE. Management had recently begun to evaluate the application of it to Ramius and concluded that under this new model the Company may be required to consolidate an additional number of funds which are VIEs. In November 2009, the FASB proposed an indefinite deferral to the initial adoption of this standard by asset managers such as Ramius.

        Effective January 1, 2009, Ramius adopted a new accounting pronouncement which is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Since this standard requires only additional disclosures concerning derivatives and hedging activities, the adoption of it did not affect the Company's financial condition, results of operations or cash flows. See Note 3 for further information regarding the Company's investments and fair value measurements.

        Effective January 1, 2009, Ramius adopted a new accounting pronouncement which requires enhanced disclosures about credit derivatives and guarantees. Since this pronouncement only requires additional disclosures concerning credit derivatives and guarantees, adoption of it does not have an effect on the Company's financial condition, results of operations or cash flows. See Note 3 for further information regarding the Company's investments and fair value measurements.

Quantitative and Qualitative Disclosures about Market Risk

        The Company's primary exposure to market risk is a function of our role as investment manager for the Ramius funds and managed accounts and our role as a financial intermediary in custom trading and our market making activities, as well as the fact that a significant portion of our own capital is invested in securities. Adverse movements in the prices of securities that are either owned or sold short may negatively impact the Company's management fees and incentive income, as well as the value of our own invested capital.

        The market value of the assets and liabilities with Ramius's funds and managed accounts, as well as the Company's own securities, may fluctuate in response to changes in equity prices, interest rates, credit spreads, currency exchange rates, commodity prices, implied volatility, dividends, prepayments, recovery rates and the passage of time. The net effect of market value changes caused by fluctuations in these risk factors will result in gains (losses) for Ramius's funds and managed accounts which will impact Ramius's management fees and incentive income and for the Company's securities which will impact the value of our own invested capital as well as the capital utilized in facilitating customer trades.

        The Company's risk measurement and risk management processes are an integral part of our daily investment process as well as market making and customer facilitation trading activities. These processes are implemented at the individual position, strategy and total portfolio levels and are designed to provide a complete picture of the Company's funds' and managed accounts' risks. The key elements of our risk reporting include sensitivities, exposures, stress testing and profit and loss attribution. As a result of our views of levels of risk being taken, the firm may undertake to hedge out some or all of any or all risks at either the individual position, strategy or total portfolio levels.

  Impact on Management Fees

        Ramius's management fees are based on the net asset value of the Ramius funds and managed accounts. Accordingly, management fees will change in proportion to changes in the market value of investments held by the Ramius funds and managed accounts.

  Impact on Incentive Income

        Ramius's incentive income is generally based on a percentage of the profits of the various Ramius funds and managed accounts, which is impacted by global economies and market conditions and other factors. Consequently, incentive income cannot be readily predicted or estimated.

  Custody and prime brokerage risks

        There are risks involved in dealing with the custodians or prime brokers who settle trades. Under certain circumstances, including certain transactions where Ramius's assets are pledged as collateral for leverage from a non-broker-dealer custodian or a non-broker-dealer affiliate of the prime broker, or where Ramius's assets are held at a non-U.S. prime broker, the securities and other assets deposited with the custodian or broker may be exposed to a credit risk with regard to such parties. In addition, there may be practical or time problems associated with enforcing Ramius's rights to its assets in the case of an insolvency of any such party. For additional information, also see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company—Assets Under Management and Fund Performance—Fund Performance—2008 Fund Performance—Lehman Brothers" above.

  Market risk

        Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Our exposure to market risk is primarily related to the fluctuation in the fair values of securities owned and sold, but not yet purchased in the Ramius funds and our role as a financial intermediary in customer trading and to our market making and investment activities. Market risk is inherent in financial instruments and risks arise in options, warrants and derivative contracts from changes in the fair values of their underlying financial instruments. Securities sold, but not yet purchased, represent obligations of the Ramius funds to deliver specified securities at contracted prices and thereby create a liability to repurchase the securities at prevailing future market prices. We trade in equity securities as an active participant in both listed and over the counter markets. We typically maintain securities in inventory to facilitate our market making activities and customer order flow. We may use a variety of risk management techniques and hedging strategies in the ordinary course of our trading business to manage our exposures. In connection with our trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Typically, market conditions are evaluated and transaction details and securities positions are reviewed. These activities are intended to ensure that our trading strategies are conducted within acceptable risk tolerance parameters, particularly when we commit our own capital to facilitate client trading. Activities include price verification procedures, position reconciliations and reviews of transaction booking. We believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

        A 10% change in the fair value of the investments held by the Ramius funds as of September 30, 2009 would result in a change of approximately $709 million in Ramius's assets under management and would impact management fees by approximately $5.3 million. This number is an estimate. The amount would be dependent on the fee structure of the particular fund or funds that experienced such a change.

  Currency risk

        The Company is also exposed to foreign currency fluctuations. Currency risk arises from the possibility that fluctuations in foreign currency exchange rates will affect the value of such financial instruments, including direct or indirect investments in securities of non-U.S. companies. A 10% weakening or strengthening of the U.S. dollar against all or any combination of currencies to which the Company's investments or Ramius funds have exposure to exchange rates would not have a material effect on the Company's revenues, net loss or Economic Income.

  Inflation risk

        Because our assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation and communications charges, which may not be readily recoverable in the prices of services we offer. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect our financial condition and results of operations in certain businesses.

  Leverage and interest rate risk

        There is no guarantee that the Company's borrowing arrangements or other arrangements for obtaining leverage will continue to be available, or if available, will be available on terms and conditions acceptable to the Company. Unfavorable economic conditions also could increase funding costs, limit access to the capital markets or result in a decision by lenders not to extend credit to the Company. In addition, a decline in market value of the Company's assets may have particular adverse consequences in instances where they have borrowed money based on the market value of those assets. A decrease in market value of those assets may result in the lender (including derivative counterparties) requiring the Company to post additional collateral or otherwise sell assets at a time when it may not be in Ramius's best interest to do so.

        As we may hold interest-sensitive assets and liabilities from time to time, we are exposed to additional interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve.

        In the event that LIBOR, and rates directly or indirectly tied to LIBOR, were to increase by 10% over LIBOR as of September 30, 2009, based on Ramius funds' debt investments and obligations as of September 30, 2009, we estimate that the net effect on interest income and interest expense would not result in a material impact on our earnings. A tightening of credit and increase in prevailing interest rates could make it difficult for us to raise capital and sustain its growth rate.

        In addition, the Company's debt obligations bear interest at rates indexed to LIBOR. For every 1% increase in LIBOR, as of September 30, 2009, our annual interest expense will increase by $0.5 million.

  Credit risk

        The Company clears all of its securities transactions through clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between the Company and the clearing brokers, the clearing brokers have the right to charge the Company for losses that result from a counterparty's failure to fulfill its contractual obligations. As the right to charge the Company has no maximum amount and applies to all trades executed through the clearing brokers, we believe there is no maximum amount assignable to this right. Accordingly, at September 30, 2009, the Company had recorded no liability.

        Credit risk is the potential loss the Company may incur as a result of the failure of a counterparty or an issuer to make payments according to the terms of a contract. The Company's exposure to credit risk at any point in time is represented by the fair value of the amounts reported as assets at such time.

        In the normal course of business, our activities may include trade execution for its clients. These activities may expose us to risk arising from price volatility which can reduce clients' ability to meet their obligations. To the extent investors are unable to meet their commitments to us, we may be required to purchase or sell financial instruments at prevailing market prices to fulfill clients' obligations.

        In accordance with industry practice, client trades are settled generally three business days after trade date. Should either the client or the counterparty fail to perform, we may be required to complete the transaction at prevailing market prices.

        We manage credit risk by monitoring the credit exposure to and the standing of each counterparty, requiring additional collateral where appropriate, and using master netting agreements whenever possible.

  Operational risk

        Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. We outsource all or a portion of several critical business functions, such as clearing, data center and desktop maintenance and support. Accordingly, we negotiate our agreements with these firms with attention focused not only on the delivery of core services but also on the safeguards afforded by back-up systems and disaster recovery capabilities. We make specific inquiries on any relevant exceptions noted in a service provider's Statement on Auditing Standards No. 70 report on the state of its internal controls. We are focused on maintaining our overall operational risk management framework and minimizing or mitigating these risks through a formalized control assessment process to ensure awareness and adherence to key policies and control procedures.

        Our Internal Audit department oversees, monitors, measures, analyzes and reports on operational risk across the Company. The scope of Internal Audit encompasses the examination and evaluation of the adequacy and effectiveness of the Company's system of internal controls and is sufficiently broad to help determine whether the Company's network of risk management, control and governance processes, as designed by management, is adequate and functioning as intended. Internal Audit works with the senior management to help ensure a transparent, consistent and comprehensive framework exists for managing operational risk within each area, across the Company and globally.

        Primary responsibility for management of operational risk is with the businesses and the business managers therein. The business managers, generally, maintain processes and controls designed to identify, assess, manage, mitigate and report operational risk. As new products and business activities are developed and processes are designed and modified, operational risks are considered.

  Legal risk

        Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and standards. Legal risk also includes contractual and commercial risk such as the risk that a counterparty's performance obligations will be unenforceable. The Company has established procedures based on legal and regulatory requirements that are designed to achieve compliance with applicable statutory and regulatory requirements. The Company, principally through the Legal and Compliance Division, also has established procedures that are designed to require that the Company's policies relating to conduct, ethics and business practices are followed. In connection with its businesses, the Company has and continuously develops various procedures addressing issues such as regulatory capital requirements, sales and trading practices, new products, potential conflicts of interest, use and safekeeping of customer funds and securities, money laundering, privacy and recordkeeping. In addition, the Company has established procedures to mitigate the risk that a counterparty's performance obligations will be unenforceable, including consideration of counterparty legal authority and capacity, adequacy of legal documentation, the permissibility of a transaction under applicable law and whether applicable bankruptcy or insolvency laws limit or alter contractual remedies. The legal and regulatory focus on the financial services industry presents a continuing business challenge for the Company.

LEXINGTONPARK PARENT CORP.

Recently Completed Transactions

        LexingtonPark Parent Corp., a Delaware corporation that is now known as Cowen Group, Inc., was formed on June 1, 2009 in connection with the Transaction Agreement. As of September 30, 2009, LexingtonPark Parent Corp. had not conducted any material activities other than those incidental to its formation.

Results of Operations

        As of September 30, 2009, LexingtonPark Parent Corp. had not conducted any material activities other than those incidental to its formation and those matters contemplated by the Transaction Agreement.

Liquidity and Capital Resources

        As of September 30, 2009, LexingtonPark Parent Corp. had no outstanding short-term or long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COWEN HOLDINGS

        This discussion contains forward looking statements, which involve numerous risks and uncertainties, including, but not limited to, those in the section titled "Risk Factors" beginning on page 11 of this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations of Cowen Holdings should be read in conjunction with the consolidated financial statements and related notes of Cowen Holdings, the Company and RCG included elsewhere in this prospectus. Actual results may differ materially from those contained in any forward looking statements.

External Factors Impacting Cowen Holdings's Business

        Cowen Holdings's financial performance is highly dependent on the environment in which its businesses operates. The macro business environment for many of Cowen Holdings's businesses has been, and continues to be, challenging. There can be no assurance that these conditions will improve in the near term.

        A favorable business environment is characterized by many factors, including a stable geopolitical climate, transparent financial markets, low inflation, low interest rates, low unemployment, strong business profitability and high business and investor confidence. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence, limitations on the availability or increases in the cost of credit and capital, increases in inflation, interest rates, exchange rate volatility, outbreaks of hostilities or other geopolitical instability, corporate, political or other scandals that reduce investor confidence in the capital markets, or a combination of these or other factors. These factors influence levels of equity security issuance and merger and acquisition activity generally and in Cowen Holdings's target sectors, which affect its investment banking business. The same factors also affect trading volumes and valuations in secondary financial markets, which affect its brokerage business. Commission rates, market volatility, investment fund flows between equity and debt securities and other factors also affect Cowen Holdings's brokerage revenues and may cause these revenues to vary from period to period.

        In recent months, U.S. and global markets, as well as general economic conditions, have continued to be challenging. The Company's investment banking segment's target sectors have been particularly disrupted. Although Cowen Holdings has no outstanding debt, credit derivative or structured product exposure, the historic decline in market conditions and investor sentiment continue to negatively impact the financial services industry and the securities markets generally, in the form of fewer and smaller investment banking, strategic advisory and equity capital-raising transactions.

        Cowen Holdings's business, by its nature, does not produce predictable earnings. Cowen Holdings's results in any period can be materially affected by conditions in global financial markets and economic conditions generally. Cowen Holdings is also subject to various legal and regulatory actions that impact its business and financial results. In addition, its business focuses primarily on small to mid-capitalization and private companies in specific industry sectors. These sectors may experience growth or downturns independently of general economic and market conditions, or may face market conditions that are disproportionately better or worse than those impacting the economy and markets generally. Therefore, Cowen Holdings's business could be affected differently than overall market trends.

Basis of Presentation

        The Condensed Consolidated Financial Statements of Cowen Holdings for the three and nine months ended September 30, 2009 and September 30, 2008 and the years ended December 31, 2008, 2007 and 2006 included elsewhere in this prospectus have been prepared in conformity with GAAP.

The nature of Cowen Holdings's business is such that the results of any interim period may not be indicative of the results to be expected for a full year.

        The Condensed Consolidated Statements of Operations of Cowen Holdings do not include litigation expenses incurred by Cowen Holdings in connection with certain litigation and other legal matters that are indemnified by SG through the Indemnification Agreement. The legal reserves related to these indemnified matters are included in legal reserves and legal expenses payable in the condensed consolidated statements of financial condition of Cowen Holdings. The effect of this indemnification on Cowen Holdings's consolidated results of operations is that when a future increase to a loss contingency reserve that is related to litigation covered by the Indemnification Agreement is recorded, the litigation cost and the indemnification recovery will be reflected as an increase in litigation and related expense and the indemnification recovery will be recorded as a reduction to Cowen Holdings's litigation and related expense. See Notes 13 and 15 of the notes to the audited condensed consolidated financial statements of Cowen Holdings and Notes 11 and 13 of the notes to the unaudited condensed consolidated financial statements of Cowen Holdings, for further discussion.

        The condensed consolidated financial statements of Cowen Holdings include the accounts of Cowen Holdings, its subsidiaries and entities in which Cowen Holdings has a controlling financial interest. All intercompany accounts and transactions have been eliminated upon consolidation. Certain reclassifications have been made to conform prior-period amounts to the current-period presentation, including the reclassification of interest expense of $0.1 million to other for the nine months ended September 30, 2008.

Revenues

        Prior to the consummation of the Transactions on November 2, 2009, Cowen Holdings operated its business as a single segment. Cowen Holdings derives the majority of its revenues from two primary sources, investment banking and brokerage.

  Investment Banking

        Cowen Holdings earns investment banking revenue primarily from fees associated with public and private capital raising transactions and providing strategic advisory services. Cowen Holdings's investment banking revenues are derived primarily from small and mid-capitalization companies within Cowen Holdings's target sectors of healthcare, technology, media and telecommunications, consumer, aerospace and defense, and alternative energy.

  •
  Underwriting fees

        Cowen Holdings earns underwriting revenues in securities offerings in which Cowen Holdings acts as an underwriter, such as IPOs, follow-on equity offerings and convertible security offerings. Cowen Holdings's underwriting revenues include management fees, selling concessions and underwriting fees. Fee revenue relating to underwriting commitments is recorded when all significant items relating to the underwriting cycle have been completed and the amount of the underwriting revenue has been determined. This generally is the point at which all of the following have occurred: (i) the issuer's registration statement has become effective with the SEC, or the other offering documents are finalized; (ii) Cowen Holdings has made a firm commitment for the purchase of shares from the issuer; and (iii) Cowen Holdings has been informed of the number of shares that it has been allotted.

        When Cowen Holdings is not the lead manager for a registered equity underwriting transaction, management must estimate Cowen Holdings's share of transaction-related expenses incurred by the lead manager in order to recognize revenue. Transaction-related expenses are deducted from the underwriting fee and therefore reduce the revenue Cowen Holdings recognizes as co-manager. Such amounts are adjusted to reflect actual expenses in the period in which Cowen Holdings receives the final settlement, typically within 90 days following the closing of the transaction.

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  Strategic/financial advisory fees

        Cowen Holdings's strategic advisory revenues include success fees earned in connection with advising companies, both buyers and sellers, principally in mergers and acquisitions. Cowen Holdings also earns fees for related advisory work such as providing fairness opinions. Cowen Holdings records strategic advisory revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

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  Private placement fees

        Cowen Holdings earns agency placement fees in non-underwritten transactions such as private placements, PIPEs and Registered Direct transactions ("RDs"). Cowen Holdings records private placement revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

        Since Cowen Holdings's investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions.

  Brokerage

        Cowen Holdings's brokerage revenues consist of commissions, principal transactions and fees paid to Cowen Holdings for equity research. Management reviews brokerage revenue on a combined basis as the vast majority of the revenue is derived from the same group of clients. Cowen Holdings derives its brokerage revenue primarily from trading equity and equity-linked securities on behalf of institutional investors. The majority of Cowen Holdings's trading gains and losses are a result of activities that support the facilitation of client orders in both listed and over-the-counter securities, although all trading gains and losses are recorded in brokerage.

  •
  Commissions

        Cowen Holdings's brokerage business generates commission revenues from securities trading commissions paid by institutional investor clients. Commissions are recognized on a trade date basis. Cowen Holdings permits institutional customers to allocate a portion of their commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. Commissions on soft dollar brokerage are recorded net of the related expenditures on an accrual basis.

  •
  Principal transactions

        Cowen Holdings's brokerage revenues also include net trading gains and losses from principal transactions, which primarily include acting as a market-maker in over-the-counter equity securities, listed options trading, trading of convertible securities, and from trading gains and losses on inventory and other firm positions, which include warrants previously received as part of investment banking transactions. In certain cases, Cowen Holdings commits its own capital to provide liquidity to clients buying or selling blocks of shares of listed stocks without previously identifying the other side of the trade at execution, which subjects Cowen Holdings to market risk. These positions are typically held for a very short duration.

  •
  Equity research fees

        Cowen Holdings's brokerage revenues also include fees paid to Cowen Holdings for providing equity research. Revenue is recognized once an arrangement exists, access to research has been provided, the fee amount is fixed or determinable, and collection is reasonably assured.

  Interest and Dividend Income

        Interest and dividend income primarily consists of interest earned on Cowen Holdings's interest bearing assets and interest and dividends on securities maintained in trading accounts related to Cowen Holdings's brokerage business.

  Other

        Other revenues include fees for managing assets and investments in private equity, traditional asset management and alternative asset management funds, as well as fees for managing a portfolio of merchant banking investments on behalf of SG and other third party investors, and miscellaneous income such as fees for managing venture capital investments. Management fees are recognized in the periods during which the related services are performed and the amounts have been contractually earned.

Expenses

        A significant portion of Cowen Holdings's expense base is variable, including employee compensation and benefits, brokerage and clearance, communications, and marketing and business development expenses. Certain of Cowen Holdings's expenses are largely fixed in nature, the most significant of which include expenses associated with rent and occupancy, outsourced services such as information technology infrastructure, presentation center, copy center and library services.

  Compensation Expense

        Cowen Holdings's ongoing compensation expense includes salaries, employee benefits, amortization of equity compensation, amortization of deferred cash and forgivable loan awards, and cash bonuses. The annual base salary for each individual employee is based on their experience and position, however, at this time base salaries generally do not exceed $250,000. Amortization expense of equity awards relates to both the compensation expense associated with the initial grant of equity to Cowen Holdings's senior employees in connection with Cowen Holdings's IPO and the expense associated with awards under Cowen Holdings's ongoing equity and incentive plans. A significant portion of Cowen Holdings's equity awards is granted as a component of annual employee compensation. Employees who earn total compensation above a designated level may have a specified percentage of their compensation paid in the form of deferred compensation. Deferred compensation can be awarded as either restricted equity awards or deferred cash awards. When restricted equity awards and deferred cash awards are utilized the amount of such awards paid to an employee is calculated using a pre-determined formula such that higher levels of compensation dictate an increased percentage of total compensation to be paid in deferred equity and deferred cash. As is typical in Cowen Holdings's industry, variable bonuses represent a significant component of compensation expense.

        Historically, Cowen Holdings sought to maintain a ratio of compensation and benefits expense to revenue of between 58% and 60%, excluding the compensation expense associated with the initial grant of equity to Cowen Holdings's senior employees in connection with Cowen Holdings's IPO. As noted in the past, Cowen Holdings believes that it will be difficult to achieve Cowen Holdings's target compensation levels under challenging market conditions. In the third quarter of 2009, Cowen Holdings accrued compensation at 79% of revenues, excluding expense associated with the initial grant of equity in connection with Cowen Holdings's IPO. The success of Cowen Holdings's business is based largely on the quality of its employees, and Cowen Holdings must continually monitor the market for their services and seek to offer competitive compensation. The Company will continue to review its compensation to revenue ratio on a quarterly basis, and there can be no assurance that its investment banking business will be able to achieve its target levels under difficult market conditions.

        The expense associated with the initial grant of equity to Cowen Holdings's senior employees in connection with Cowen Holdings's IPO was $0.5 million and $1.8 million for the three and nine months ended September 30, 2009, respectively. Cowen Holdings recorded an adjustment of $5.1 million in the first quarter of 2008 to reverse amounts previously expensed in 2006 and 2007 associated with the shares forfeited by Kim Fennebresque, Cowen Holdings's former Chairman and Chief Executive Officer, upon his resignation. This adjustment was partially offset by the reversal of associated income tax benefits of $2.2 million.

        The annual expense may be adjusted in the future based on actual forfeiture rates. Cowen Holdings has accounted for its equity awards in accordance with ASC Topic 718, Compensation—Stock Compensation.

  Non-compensation Expense

        Floor brokerage and trade execution.    These expenses include floor brokerage and trade execution costs that fluctuate depending on the volume of trades Cowen Holdings completes.

        Service fees.    These expenses include fees for outsourcing services such as information technology infrastructure, management and support, and Cowen Holdings's trading and order management system.

        Communications.    These expenses include costs for telecommunication and data communication, primarily consisting of expenses for obtaining third-party market data.

        Occupancy and equipment.    These expenses include rent and utilities associated with Cowen Holdings's various offices, occupancy and premises taxes, support for software applications and other fixed asset service fees.

        Marketing and business development.    These expenses include costs such as business travel and entertainment, expenses related to holding conferences and advertising costs.

        Depreciation and amortization.    Cowen Holdings incurs depreciation and amortization expense related to capital assets, such as investments in technology and leasehold improvements, and amortization expense related to Cowen Holdings's intangible assets.

        Goodwill impairment.    This expense represents a non-cash charge for the impairment of Cowen Holdings's goodwill.

        Other.    Other expenses include consulting fees, professional fees, legal and related costs, implementation costs related to outsourcing and other projects, insurance premiums, placement fees, exchange membership fees, interest, research delivery costs and other related expenses.

Provision for Income Taxes

        The taxable results of Cowen Holdings's U.S. operations are included in the consolidated income tax returns of Cowen Holdings as well as stand-alone state and local tax returns. The tax results of Cowen Holdings's U.K. operations are reported by CIL and Cowen Asset Management Limited (which we refer to as CAM UK) separately in their respective U.K. tax filings. If applicable, CIL and CAM UK share tax losses to the extent permitted by local law. CLAL files a stand-alone Hong Kong tax return while the tax results of Cowen Latitude Investment Consulting (Beijing) Co., Ltd. ("CLICB") are reported in its People's Republic of China tax filings.

        The income tax provision reflected in the Condensed Consolidated Statements of Operations is consistent with the liability method described in ASC Topic 740, Income Taxes. Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under applicable tax laws and rates. A valuation allowance is provided for deferred tax assets when it is considered more likely than not that any benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

        The 2009 projected effective tax rate differs from the statutory rate of 35% primarily due to a net increase in the valuation allowance and non-deductible meals and entertainment expense. Cowen Holdings's projected effective tax rate and tax expense (benefit) for each quarterly reporting period requires considerable approximations and substantial judgment including but not restricted to the results of its business, estimates of the portion of domestic versus foreign income, permanent book to tax differences, differences in stock grant and stock vesting prices and the ability to utilize deferred tax assets. Such judgments and approximations are subject to change as tax law and rules as well as the information used in determining such approximations and judgments evolve. Moreover, a high proportion of Cowen Holdings's deferred tax assets are attributable to share-based compensation. To the extent that share-based awards vest at a share price less than the grant price, such a shortfall will result in an unfavorable permanent book-tax difference. Finally, Cowen Holdings underwent an ownership change as defined by Internal Revenue Code Section 382 which will result in an annual limitation on the future utilization of net operating loss carryovers and net unrealized built-in losses.

Results of Operations

Three Months Ended September 30, 2009 Compared with the Three Months Ended September 30, 2008

Overview

        Total revenues decreased $9.8 million, or 17%, to $48.2 million for the three months ended September 30, 2009 compared with $58.0 million in the third quarter of 2008. This decrease was primarily due to reductions in brokerage revenue of $8.2 million, interest and dividend revenues of $0.6 million, and other revenue of $1.5 million, partially offset by an increase in investment banking revenue of $0.5 million.

        Total expenses decreased $53.5 million, or 47%, to $60.4 million for the three months ended September 30, 2009 compared with $113.9 million in the third quarter of 2008. The decrease was primarily due to a decrease in non-compensation expenses. Total non-compensation expenses decreased $52.7 million, or 71%, during the three months ended September 30, 2009 compared with the third quarter of 2008. This decrease was primarily attributable to the $50.0 million non-recurring non-cash goodwill impairment charge in the third quarter of 2008. In addition, there was a reduction in marketing and business development, and other expenses. Excluding goodwill impairment, non-compensation expenses decreased $2.7 million, or 11%, during the three months ended September 30, 2009 compared with the third quarter of 2008. Cowen Holdings recorded a net loss attributable to Cowen Holdings of $13.3 million for the three months ended September 30, 2009 compared with a net loss attributable to Cowen Holdings of $61.7 million in the third quarter of 2008.

        The following table provides a comparison of Cowen Holdings's revenues and expenses for the periods presented:

	Three Months Ended September 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(in thousands)
Revenues
Investment banking	$11,842	$11,369	$473	4.2%
Brokerage	33,150	41,408	(8,258)	(19.9)
Interest and dividend income	76	672	(596)	(88.7)
Other	3,096	4,588	(1,492)	(32.5)

Total revenues	48,164	58,037	(9,873)	(17.0)

Expenses
Employee compensation and benefits	38,387	39,121	(734)	(1.9)
Floor brokerage and trade execution	4,038	2,720	1,318	48.5
Service fees, net	4,145	4,125	20	0.5
Communications	3,097	3,691	(594)	(16.1)
Occupancy and equipment	4,122	4,225	(103)	(2.4)
Marketing and business development	1,573	2,577	(1,004)	(39.0)
Depreciation and amortization	794	716	78	10.9
Goodwill impairment	—	50,000	(50,000)	(100.0)
Other	4,276	6,690	(2,414)	(36.1)

Total expenses	60,432	113,865	(53,433)	(46.9)

Operating loss	(12,268)	(55,828)	43,560	(78.0)
Gain on exchange memberships	—	609	(609)	(100.0)

Loss before income taxes	(12,268)	(55,219)	42,951	(77.8)
Provision for income taxes	975	6,486	(5,511)	(85.0)

Net loss	(13,243)	(61,705)	48,462	(78.5)
Less: Net income attributable to noncontrolling interests	85	—	85	NM

Net loss attributable to Cowen Holdings	$(13,328)	$(61,705)	$48,377	(78.4)%

NM—indicates not meaningful.

Revenues

  Investment Banking

        Investment banking revenues increased $0.4 million, or 4%, to $11.8 million for the three months ended September 30, 2009 compared with $11.4 million in the third quarter of 2008. Cowen Holdings's underwriting revenues increased $3.2 million, or 484%, to $3.9 million for the three months ended September 30, 2009 compared with $0.7 million during the same period in the prior year. The underwriting revenue results in both periods were primarily due to the continued depressed capital markets environment and Cowen Holdings's focus on equity rather than debt underwriting activities. Cowen Holdings's private placement revenues increased $2.1 million, or 394%, to $2.6 million for the three months ended September 30, 2009 compared with $0.5 million in the third quarter of 2008. Cowen Holdings's strategic advisory fees decreased $4.8 million, or 48%, to $5.3 million for the three months ended September 30, 2009 compared with $10.2 million in the third quarter of 2008. The decrease in strategic advisory fees was primarily the result of a decrease in the number of transactions completed during the third quarter of 2009 as compared to the third quarter of 2008.

  Brokerage

        Brokerage revenue decreased $8.2 million, or 20%, to $33.2 million for the three months ended September 30, 2009 compared with $41.4 million in the third quarter of 2008. The decrease resulted primarily from a reduction in per share commissions, a reduction in volumes in Cowen Holdings's traditional cash equities business, and a higher loss ratio as Cowen Holdings provided greater liquidity to Cowen Holdings's clients, partially offset by increased revenue in Cowen Holdings's listed options and program trading businesses.

  Interest and Dividend Income

        Interest and dividend income decreased $0.6 million, or 89%, to $0.1 million for the three months ended September 30, 2009 as compared with $0.7 million in the third quarter of 2008. The decrease resulted primarily from lower average interest rates as compared to the third quarter of 2008.

  Other

        Other revenues decreased $1.5 million, or 33%, to $3.1 million for the three months ended September 30, 2009 compared with $4.6 million in the third quarter of 2008. This decrease was attributable to a reduction in fees for managing the assets and investments of certain private equity and alternative asset management funds. Management fees in the third quarter of 2008 included one time fees paid by investors admitted to the Cowen Healthcare Royalty Fund during the quarter, as such investors were required to pay their pro rata portion of fees retroactive from the date of the first closing of the fund.

Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expense decreased $0.7 million, or 2%, to $38.4 million for the three months ended September 30, 2009 compared with $39.1 million in the third quarter of 2008. The decrease was primarily attributable to the application of Cowen Holdings's compensation to revenue ratio to lower revenue in the 2009 period. Excluding the expense associated with the initial grant of equity, employee compensation and benefits expense as a percentage of total revenues was 79% and 65% for the three months ended September 30, 2009 and 2008, respectively.

  Floor Brokerage and Trade Execution

        Floor brokerage and trade execution fees increased $1.3 million, or 48%, to $4.0 million for the three months ended September 30, 2009 compared with $2.7 million in the third quarter of 2008. This increase was primarily attributable to a combination of increased trading volumes and a decrease in the ratio of shares traded that supplied liquidity to the market, which reduced Cowen Holdings's liquidity rebates.

  Communications

        Communication expenses decreased $0.6 million, or 16%, to $3.1 million for the three months ended September 30, 2009 compared with $3.7 million in the third quarter of 2008. This decrease was primarily attributable to a reduction in costs associated with certain market data services.

  Marketing and Business Development

        Marketing and business development expense decreased $1.0 million, or 39%, to $1.6 million for the three months ended September 30, 2009 compared with $2.6 million in the third quarter of 2008. These results were primarily attributable to a combination of decreased conference related expenses as well as a reduction in travel related expenses.

  Goodwill Impairment

        Goodwill impairment was $50.0 million for the three months ended September 30, 2008. The completion of Cowen Holdings's interim impairment test during the third quarter of 2008 resulted in a $50.0 million non-recurring non-cash goodwill impairment charge.

  Other

        Other expenses decreased $2.4 million, or 36%, to $4.3 million for the three months ended September 30, 2009 compared with $6.7 million in the third quarter of 2008. This decrease is primarily attributable to a reduction in $1.3 million of placement fees incurred in the third quarter 2008 related to a closing of Cowen Healthcare Royalty Partners, L.P. and a decrease in FX related losses, partially offset by an increase in professional fees in the third quarter 2009 related to the transaction with Ramius.

Provision for Income Taxes

        For the three months ended September 30, 2009, the provision for income taxes was $0.1 million. The 2009 effective tax rate differs from the statutory rate of 35% primarily due to a net increase in the valuation allowance and non-deductible meals and entertainment expense both of which lower Cowen Holdings's effective tax rate as Cowen Holdings reported a net loss for the period.

        For the three months ended September 30, 2008, the effective tax rate differed from the statutory rate of 35% primarily due to non-deductible placement fees, meals and entertainment, share-based compensation, and state and local taxes.

Nine Months Ended September 30, 2009 Compared with the Nine Months Ended September 30, 2008

Overview

        Total revenues decreased $34.0 million, or 19%, to $141.7 million for the nine months ended September 30, 2009 compared with $175.7 million in the first nine months of 2008. This decrease was primarily due to a decrease in investment banking revenues of $16.8 million, a decrease in brokerage revenue of $12.8 million, a decrease in interest and dividends of $2.4 million, and a decrease in other revenues of $1.9 million.

        Total expenses decreased $66.4 million, or 29%, to $165.2 million for the nine months ended September 30, 2009 compared with $231.6 million in the first nine months of 2008. The decrease was primarily due to the decrease in both the compensation and benefits expense and non-compensation expense. Compensation expense decreased as a result of the decrease in total revenues partially offset by an increase in Cowen Holdings's compensation to revenue ratio from 61.7% to 68.5%, excluding the expense associated with the initial grant of equity to Cowen Holdings's employees in connection with its initial public offering. Employee compensation and benefits expense for the first nine months of 2009 included a $1.8 million expense associated with the initial grant of equity to Cowen Holdings's employees in connection with its initial public offering which compares to a reversal of $1.5 million of expense in the prior year period. The reversal in the first nine months of 2008 primarily relates to amounts previously expensed in 2006 and 2007 associated with the IPO awards that were forfeited by Mr. Fennebresque in connection with his resignation. Total non-compensation expenses decreased $58.5 million, or 47%, during the nine months ended September 30, 2009 compared with the first nine months of 2008, primarily due to $50 million in goodwill impairment recorded in the third quarter of 2008, decreases in communication, marketing and business development, and other expenses. These decreases were partially offset by an increase in floor brokerage and trade execution charges and depreciation and amortization expense. Excluding goodwill impairment, non-compensation expenses decreased $8.5 million, or 11%, during the nine months ended September 30, 2009 compared with the first nine months of 2008. Cowen Holdings recorded a net loss attributable to Cowen Holdings of $24.3 million for the nine months ended September 30, 2009 compared with a net loss attributable to Cowen Holdings of $61.8 million in the first nine months of 2008.

        The following table provides a comparison of Cowen Holdings's revenues and expenses for the periods presented:

	Nine Months Ended September 30,		Period-to-Period
	2009	2008	$ Change	% Change
	(in thousands)
Revenues
Investment banking	$28,917	$45,733	$(16,816)	(36.8)%
Brokerage	103,773	116,607	(12,834)	(11.0)
Interest and dividend income	367	2,814	(2,447)	(87.0)
Other	8,625	10,543	(1,918)	(18.2)

Total revenues	141,682	175,697	(34,015)	(19.4)

Expenses
Employee compensation and benefits	98,920	106,835	(7,915)	(7.4)
Floor brokerage and trade execution	10,268	8,233	2,035	24.7
Service fees, net	12,504	12,451	53	0.4
Communications	9,095	11,233	(2,138)	(19.0)
Occupancy and equipment	12,348	12,444	(96)	(0.8)
Marketing and business development	6,836	10,080	(3,244)	(32.2)
Depreciation and amortization	2,299	2,003	296	14.8
Goodwill impairment	—	50,000	(50,000)	(100.0)
Other	12,938	18,348	(5,410)	(29.5)

Total expenses	165,208	231,627	(66,419)	(28.7)

Operating loss	(23,526)	(55,930)	32,404	(57.9)
Gain on exchange memberships	—	609	(609)	(100.0)

Loss before income taxes	(23,526)	(55,321)	31,795	(57.5)
Provision for income taxes	565	6,441	(5,876)	(91.2)

Net loss	(24,091)	(61,762)	37,671	(61.0)
Less: Net income attributable to noncontrolling interests	189	—	189	NM

Net loss attributable to Cowen Holdings	$(24,280)	$(61,762)	$37,482	(60.7)%

Revenues

  Investment Banking

        Investment banking revenues decreased $16.8 million, or 37%, to $28.9 million for the nine months ended September 30, 2009 compared with $45.7 million in the first nine months of 2008. Cowen Holdings's underwriting revenues decreased $0.8 million, or 13%, to $5.7 million for the nine months ended September 30, 2009 compared with $6.5 million during the same period in the prior year. The decrease in underwriting revenues was the result of a decrease in transaction volume which was due to the continued depressed capital markets environment. Cowen Holdings's private placement revenues increased $0.7 million, or 15%, to $5.3 million for the nine months ended September 30, 2009 compared with $4.6 million in the first nine months of 2008. The increase was primarily attributable to increased transaction volume. Cowen Holdings's strategic advisory fees decreased $16.7 million, or 48%, to $18.0 million for the nine months ended September 30, 2009 compared with $34.6 million during the same period in the prior year. The decrease in strategic advisory fees was primarily due to a decrease in the number of transactions completed during the first nine months of 2009 compared to the first nine months of 2008.

  Brokerage

        Brokerage revenue decreased $12.8 million, or 11%, to $103.8 million for the nine months ended September 30, 2009 as compared with $116.6 million in the first nine months of 2008. The decrease resulted primarily from a reduction in per share commissions and a higher loss ratio as Cowen Holdings provided greater liquidity to Cowen Holdings's clients, partially offset by increased revenue in Cowen Holdings's listed options business and Cowen Holdings's program trading business.

  Interest and Dividend Income

        Interest and dividend income decreased $2.4 million, or 87%, to $0.4 million for the nine months ended September 30, 2009 compared with $2.8 million in the first nine months of 2008. The decrease resulted primarily from lower average interest rates and lower average interest bearing assets as compared with the first nine months of 2008.

  Other

        Other revenues decreased $1.9 million, or 18%, to $8.6 million for the nine months ended September 30, 2009 compared with $10.5 million in the first nine months of 2008. This decrease was attributable to a reduction in fees for managing the assets and investments of certain private equity and alternative asset management funds. Management fees in the first nine months of 2008 included one time fees paid by investors admitted to the Cowen Healthcare Royalty Fund during the nine month period, as such investors were required to pay their pro rata portion of fees retroactive from the date of the first closing of the fund.

Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expense decreased $7.9 million, or 7%, to $98.9 million for the nine months ended September 30, 2009 compared with $106.8 million in the first nine months of 2008. The decrease was primarily attributable to the application of Cowen Holdings's compensation to revenue ratio to lower revenue in the first nine months of 2009, partially offset by the increase of Cowen Holdings's compensation to revenue ratio, excluding the expense associated with the initial grant of equity, to 68.5% in the first nine months of 2009 compared to 61.7% in the first nine months of 2008. Employee compensation and benefits expense for the first nine months of 2009 included a $1.8 million expense associated with the initial grant of equity to Cowen Holdings's employees in connection with its initial public offering which compares to a reversal of $1.5 million of expense in the prior year period. The reversal in the first nine months of 2008 primarily relates to amounts previously expensed in 2006 and 2007 associated with the Cowen Holdings IPO awards that were forfeited by Mr. Fennebresque in connection with his resignation.

  Floor Brokerage and Trade Execution

        Floor brokerage and trade execution fees increased $2.0 million, or 25%, to $10.2 million for the nine months ended September 30, 2009 compared with $8.2 million in the first nine months of 2008. This increase was primarily attributable to a combination of increased aggregate trading volumes (electronic, options and traditional cash equities) and a decrease in the ratio of shares traded that supplied liquidity to the market, which reduced Cowen Holdings's liquidity rebates.

  Communications

        Communications expenses decreased $2.1 million, or 19%, to $9.1 million for the nine months ended September 30, 2009 compared with $11.2 million in the first nine months of 2008. This decrease was primarily attributable to a reduction in costs associated with certain market data services.

  Marketing and Business Development

        Marketing and business development expense decreased $3.3 million, or 32%, to $6.8 million for the nine months ended September 30, 2009 compared with $10.1 million in the first nine months of 2008. These results are primarily attributable to a reduction in certain conference and travel related expenses.

  Depreciation and Amortization

        Depreciation and amortization expense increased $0.3 million, or 15%, to $2.3 million for the nine months ended September 30, 2009 compared with $2.0 million in the first nine months of 2008. This increase was primarily attributable to the amortization of intangible assets related to the Latitude acquisition in 2008 and an increase in software amortization.

  Goodwill Impairment

        Goodwill impairment was $50.0 million for the nine months ended September 30, 2008. The completion of Cowen Holdings's interim impairment test during the third quarter of 2008 resulted in a $50.0 million non-recurring non-cash goodwill impairment charge.

  Other

        Other expenses decreased $5.4 million, or 29%, to $12.9 million for the nine months ended September 30, 2009 compared with $18.3 million in the first nine months of 2008. This decrease was primarily attributable to $3.4 million in placement fees incurred for the nine months ended September 30, 2008 related to the closings of Cowen Healthcare Royalty Partners, L.P. and a reduction in legal fees, partially offset by an increase in professional fees in the first nine months of 2009 related to the transaction with Ramius.

Gain on Exchange Memberships

        The $0.6 million gain during the first nine months of 2008 was a result of the sale of the Boston Stock Exchange to NASDAQ OMX and MX US 2, a wholly owned subsidiary of the Montreal Exchange Inc.

Provision for income taxes

        For the nine months ended September 30, 2009, the provision for income taxes was $0.6 million. The 2009 effective tax rate differs from the statutory rate of 35% primarily due to a net increase in the valuation allowance and non-deductible meals and entertainment expense both of which lower Cowen Holdings's effective tax rate as Cowen Holdings reported a net loss for the period.

        For the nine months ended September 30, 2008, the effective tax rate differed from the statutory rate of 35% primarily due to non-deductible placement fees, meals and entertainment, share-based compensation, and state and local taxes.

Year Ended December 31, 2008 Compared with the Year Ended December 31, 2007

Overview

        Total revenues decreased $44.2 million, or 17%, to $217.4 million for the year ended December 31, 2008 compared with $261.6 million in 2007. This decrease was primarily due to a decrease in investment banking revenues of $39.6 million, a decrease in brokerage income of $8.8 million, and a decrease in interest and dividend income of $4.9 million, partially offset by an increase in other revenue of $9.1 million.

        Total expenses increased $1.0 million to $282.2 million for the year ended December 31, 2008 compared with $281.2 million in 2007. Total expenses for the year ended December 31, 2008 include a $50.0 million non-cash goodwill impairment charge. Excluding this goodwill impairment charge, total expenses decreased $49.0 million, or 17%, to $232.2 million for the year ended December 31, 2008 compared with $281.2 million in 2007. This decrease was primarily due to the decrease in compensation expense. Compensation expense decreased as a result of applying a lower compensation to revenue ratio to lower total revenues and the reversal of share-based compensation expense related to the resignation of Cowen Holdings's former Chief Executive Officer. Total non-compensation expenses, excluding the $50.0 million goodwill impairment charge, decreased $5.0 million, or 5%, for the year ended December 31, 2008 compared with 2007, primarily due to a reduction in floor brokerage and trade execution related expenses, communications related expenses, maintenance costs related to Cowen Holdings's information technology infrastructure, employment fees and consulting costs. These decreases were partially offset by an increase in service fees related to a change in Cowen Holdings's new trading and order management system and $3.7 million in placement fees related to the closing of Cowen Healthcare Royalty Partners, L.P. Excluding both the goodwill impairment charge and the $3.7 million of placement fees, total non-compensation expenses decreased $8.7 million, or 8%, for the year ended December 31, 2008 compared with 2007.

        Cowen Holdings recorded a net loss attributable to Cowen Holdings of $72.2 million for the year ended December 31, 2008 compared with a net loss attributable to Cowen Holdings of $11.3 million in 2007. Cowen Holdings's operating loss, excluding the $50.0 million non-cash goodwill impairment charge, was $14.8 million for the year ended December 31, 2008 compared with $19.6 million in 2007. The net loss for the year ended December 31, 2008 includes a $0.8 million gain resulting primarily from the sale of the Boston Stock Exchange to NASDAQ OMX and MX US 2, a wholly owned subsidiary of the Montreal Exchange Inc. The net loss for 2007 includes a $1.8 million gain resulting from of the sale of Cowen Holdings's seat on the Chicago Board Options Exchange.

        The following table provides a comparison of Cowen Holdings's revenues and expenses for the periods presented:

	Year Ended December 31,		Period-to-Period
	2008	2007	$ Change	% Change
	(in thousands)
Revenues
Investment banking	$50,937	$90,520	$(39,583)	(43.7)%
Brokerage	149,901	158,720	(8,819)	(5.6)
Interest and dividend income	3,362	8,284	(4,922)	(59.4)
Other	13,181	4,045	9,136	225.9

Total revenues	217,381	261,569	(44,188)	(16.9)

Expenses
Employee compensation and benefits	133,891	177,948	(44,057)	(24.8)
Floor brokerage and trade execution	10,864	11,879	(1,015)	(8.5)
Service fees, net	16,649	15,337	1,312	8.6
Communications	14,797	16,292	(1,495)	(9.2)
Occupancy and equipment	16,514	17,237	(723)	(4.2)
Marketing and business development	12,709	12,792	(83)	(0.6)
Depreciation and amortization	2,882	3,168	(286)	(9.0)
Goodwill impairment	50,000	—	50,000	NM
Other	23,842	26,521	(2,679)	(10.1)

Total expenses	282,148	281,174	974	0.3

Operating loss	(64,767)	(19,605)	(45,162)	230.4
Gain on exchange memberships	751	1,775	(1,024)	(57.7)

Loss before income taxes	(64,016)	(17,830)	(46,186)	259.0
Provision (benefit) for income taxes	8,081	(6,509)	14,590	NM

Net loss	(72,097)	(11,321)	(60,776)	536.8
Less: net income attributable to noncontrolling interests	57	—	57	NM

Net loss attributable to Cowen Holdings	$(72,154)	$(11,321)	$(60,833)	537.3%

NM—indicates not meaningful.

Revenues

Investment Banking

        Investment banking revenues decreased $39.6 million, or 44%, to $50.9 million for the year ended December 31, 2008 compared with $90.5 million in 2007. Cowen Holdings's underwriting revenues decreased $38.3 million, or 85%, to $6.7 million for the year ended December 31, 2008 compared with $45.0 million the prior year. The decrease in underwriting revenues was the result of a decrease in both the number of transactions completed and average revenue per transaction, due primarily to the continued depressed capital markets environment. Cowen Holdings's private placement revenues decreased $11.9 million, or 71%, to $4.9 million for the year ended December 31, 2008 compared with $16.8 million in 2007. The decrease was primarily attributable to decreased transaction volume which is consistent with the overall slowdown in private capital raising activity. The decrease in capital raising revenues was partially offset by an increase of $10.6 million, or 37%, in strategic advisory fees to $39.3 million for the year ended December 31, 2008 compared with $28.7 million in 2007. The increase in strategic advisory fees was primarily due to an increase in the number of transactions completed during 2008 compared to 2007.

Brokerage

        Brokerage revenue decreased $8.8 million, or 6%, to $149.9 million for the year ended December 31, 2008 compared with $158.7 million in 2007. This decrease was primarily associated with losses on warrants previously received as part of Cowen Holdings's investment banking transactions and losses related to investments associated with Cowen Holdings's asset management businesses.

Interest and Dividend Income

        Interest and dividend income decreased $4.9 million, or 59%, to $3.4 million for the year ended December 31, 2008 compared with $8.3 million in 2007. This decrease was primarily due to a combination of lower average interest bearing assets and lower average interest rates in 2008 compared to 2007.

Other

        Other revenues increased $9.2 million, or 226%, to $13.2 million for the year ended December 31, 2008 compared with $4.0 million in 2007. This increase was attributable to an increase in fees for managing the assets and investments of certain private equity and alternative asset management funds.

Expenses

Employee Compensation and Benefits

        Employee compensation and benefits expense decreased $44.0 million, or 25%, to $133.9 million for the year ended December 31, 2008 compared with $177.9 million in 2007. The decrease was primarily attributable to the application of Cowen Holdings's compensation to revenue ratio to lower revenue in 2008 and the decrease in Cowen Holdings's compensation to revenue ratio, excluding the expense associated with the initial grant of equity to employees in connection with Cowen Holdings's IPO, to 62% in 2008 compared to 65% in 2007. Employee compensation and benefits expense for the year ended December 31, 2008 included a net reversal of $0.9 million of expense associated with the initial grant of equity to Cowen Holdings's employees in connection with Cowen Holdings's IPO which compares to $7.9 million of expense in 2007. The reversal in 2008 primarily relates to amounts previously expensed in 2006 and 2007 associated with the Cowen Holdings IPO awards that were forfeited by Cowen Holdings's former Chief Executive Officer in connection with his resignation.

Floor Brokerage and Trade Execution

        Floor brokerage and trade execution fees decreased $1.0 million, or 9%, to $10.9 million for the year ended December 31, 2008 compared with $11.9 million in 2007. This decrease was primarily attributable to more favorable pricing under Cowen Holdings's current clearing agreement with a non-affiliate.

Service Fees

        Service fees increased $1.3 million, or 9%, to $16.6 million for the year ended December 31, 2008 compared with $15.3 million in 2007. This increase was primarily attributable to additional services related to the outsourcing of Cowen Holdings's information technology infrastructure and Cowen Holdings's trading and order management system.

Communications

        Communications expense decreased $1.5 million, or 9%, to $14.8 million for the year ended December 31, 2008 compared with $16.3 million in 2007. This decrease was primarily attributable to a reduction in costs associated with certain third-party market data services.

Occupancy and Equipment

        Occupancy and equipment expense decreased $0.7 million, or 4%, to $16.5 million for the year ended December 31, 2008 compared with $17.2 million in 2007. These results are primarily attributable to a decrease in maintenance costs related to Cowen Holdings's information technology infrastructure.

Depreciation and Amortization

        Depreciation and amortization expense decreased $0.3 million, or 9%, to $2.9 million for the year ended December 31, 2008 compared with $3.2 million in 2007. This decrease was primarily due to a reduction in capitalized project costs due to an accelerated amortization on retired software taken in 2007, partially offset by the amortization of intangible assets related to the 2008 Latitude acquisition.

Goodwill Impairment

        Goodwill impairment was $50.0 million for the year ended December 31, 2008. This non-cash charge related to the impairment of the legacy goodwill resulting from the 1998 acquisition of Cowen Holdings's predecessor by SG. This goodwill was retained by Cowen Holdings at the time of its initial public offering and was recorded at the U.S. broker-dealer subsidiary of Cowen Holdings. Cowen Holdings follows the provisions of ASC Topic 350—Intangibles—Goodwill and Other, and tests goodwill annually, or between annual tests if events or circumstances dictate. Over the past year Cowen Holdings's stock, like others in Cowen Holdings's industry, has traded at historically low levels relative to book value. These depressed valuations have placed significant pressure on goodwill impairment tests as market capitalization is a key determinant of possible goodwill impairment. As a result, Cowen Holdings performed an impairment test as prescribed by ASC Topic 350 and determined that Cowen Holdings's legacy goodwill from SG's acquisition of Cowen Holdings's predecessor had been fully impaired.

Other

        Other expenses decreased $2.7 million, or 10%, to $23.8 million for the year ended December 31, 2008 compared with $26.5 million in 2007. This decrease was primarily attributable to a reduction in legal fees, employment fees and reduced consulting costs. These decreases were partially offset by $3.7 million in placement fees in 2008 related to the closing of Cowen Healthcare Royalty Partners, L.P.

Gain on Exchange Memberships

        Gain on exchange memberships decreased $1.0 million to $0.8 million for the year ended December 31, 2008 compared to $1.8 million in 2007. During 2007, Cowen Holdings sold its seat on the Chicago Board Options Exchange for a one-time gain of $1.8 million. During 2008, Cowen Holdings realized one time gains related primarily to the sale of the Boston Stock Exchange to NASDAQ OMX and MX US 2, a wholly owned subsidiary of the Montreal Exchange Inc.

Provision for Income Taxes

        Cowen Holdings reported a tax provision of $8.1 million for the year ended December 31, 2008, which reflects an effective tax rate of (12.6)%, compared to a tax benefit of $6.5 million in 2007, which reflects an effective tax rate of 36.5%. The 2008 effective tax rate differs from the statutory tax rate of

35% primarily due to a change in the valuation allowance and state and local taxes. The 2007 effective tax rate differed from the statutory rate of 35% primarily due to the establishment of a valuation allowance against certain stock compensation deferred tax assets offset by a state and local tax benefit.

Year Ended December 31, 2007 Compared with the Year Ended December 31, 2006

Overview

        Total revenues decreased $83.4 million, or 24%, to $261.6 million for the year ended December 31, 2007 compared with $345.0 million in 2006. This decrease was primarily due to a decrease in investment banking revenues of $73.8 million and a decrease in interest and dividend income of $9.5 million.

        Total expenses decreased $47.2 million, or 14%, to $281.2 million for the year ended December 31, 2007 compared with $328.4 million in 2006, primarily due to a decrease in compensation expense. Compensation expense decreased primarily as a result of the decrease in total revenues, partially offset by an increase of 7% in the accrual ratio of compensation and benefits expense from 58% in 2006 to 65% in 2007. The results in 2007 include $7.9 million of expense associated with the initial grant of equity to Cowen Holdings's employees in connection with the Cowen Holdings IPO compared to $5.2 million during 2006. In addition, compensation expense for the year ended December 31, 2006 included $10.6 million associated with the vesting of deferred compensation plans that were terminated as a result of Cowen Holdings's separation from SG.

        Total non-compensation expenses decreased $9.4 million, or 8%, during the year ended December 31, 2007 compared with 2006, primarily due to a decrease in service fees as a result of Cowen Holdings's separation from SG and a decrease in floor brokerage and trade execution related expenses. These decreases were partially offset by an increase in marketing and development expenses, and depreciation and amortization expense related to leasehold improvements made during 2006 in certain of Cowen Holdings's offices.

        Cowen Holdings recorded a net loss of $11.3 million for the year ended December 31, 2007 compared with net income of $37.9 million for the year ended December 31, 2006. Net income for the year ended December 31, 2006 included one-time gains on exchange memberships of $25.8 million resulting primarily from the consummation of the merger of the NYSE and Archipelago Holdings, Inc. which occurred on March 7, 2006.

        The following table provides a comparison of Cowen Holdings's revenues and expenses for the periods presented:

	Year Ended December 31,		Period-to-Period
	2007	2006	$ Change	% Change
	(in thousands)
Revenues
Investment banking	$90,520	$164,342	$(73,822)	(44.9)%
Brokerage	158,720	159,879	(1,159)	(0.7)
Interest and dividend income	8,284	17,766	(9,482)	(53.4)
Other	4,045	2,980	1,065	35.7

Total revenues	261,569	344,967	(83,398)	(24.2)

Expenses
Employee compensation and benefits	177,948	215,707	(37,759)	(17.5)
Floor brokerage and trade execution	11,879	18,811	(6,932)	(36.9)
Service fees, net	15,337	16,961	(1,624)	(9.6)
Communications	16,292	17,316	(1,024)	(5.9)
Occupancy and equipment	17,237	17,772	(535)	(3.0)
Marketing and business development	12,792	12,581	211	1.7
Depreciation and amortization	3,168	2,369	799	33.7
Other	26,521	26,834	(313)	(1.2)

Total expenses	281,174	328,351	(47,177)	(14.4)

Operating (loss) income	(19,605)	16,616	(36,221)	NM
Gain on exchange memberships	1,775	25,843	(24,068)	(93.1)

(Loss) income before income taxes	(17,830)	42,459	(60,289)	NM
(Benefit) provision for income taxes	(6,509)	4,548	(11,057)	NM

Net (loss) income	$(11,321)	$37,911	$(49,232)	NM %

NM—indicates not meaningful.

Revenues

Investment Banking

        Investment banking revenues decreased $73.8 million, or 45%, to $90.5 million for the year ended December 31, 2007 compared with $164.3 million in 2006. Cowen Holdings's underwriting revenues decreased $35.2 million, or 44%, to $45.0 million for the year ended December 31, 2007 compared with $80.2 million the prior year. The decrease in underwriting revenues was the result of a decrease in both the number of transactions completed and average revenue per transaction, due in part to the depressed capital markets environment in the second half of 2007, and, Cowen Holdings believes, employee dislocation within Cowen Holdings's investment banking department in 2007. Cowen Holdings lead managed 30% and 39% of Cowen Holdings's underwritten transactions during 2007 and 2006, respectively. Cowen Holdings's private placement revenues decreased $49.1 million, or 74%, to $16.8 million for the year ended December 31, 2007 compared with $65.9 million in 2006. The decrease in private placement revenues was primarily attributable to a decrease in both the number of transactions completed and the average revenues per transaction during 2007 compared to 2006. The decrease in capital raising revenues was partially offset by an increase of $10.5 million, or 58%, in strategic advisory fees to $28.7 million for the year ended December 31, 2007 compared with $18.2 million during the prior year. The increase in strategic advisory fees was primarily due to an increase in the size of transactions completed during 2007 compared to 2006, which more than offset the slight decrease in transaction volume during 2007 compared to 2006.

Brokerage

        Brokerage revenue decreased $1.2 million, or 1%, to $158.7 million for the year ended December 31, 2007 compared with $159.9 million in 2006. The decrease in revenues is associated with a reduction of Cowen Holdings's convertible inventory which was partially offset by increases in revenues related to Cowen Holdings's options activities and gains on warrants previously received as part of Cowen Holdings's investment banking transactions.

Interest and Dividend Income

        Interest and dividend income decreased $9.5 million, or 53%, to $8.3 million for the year ended December 31, 2007 compared with $17.8 million in 2006. This decrease was primarily the result of lower average interest bearing assets during 2007 compared to 2006. In conjunction with the Cowen Holdings IPO, Cowen Holdings made a payment of $180.3 million, representing a return of capital, to SGASH. The level of Cowen Holdings's interest bearing assets was significantly reduced as a result of this capital distribution which resulted in a meaningful reduction in Cowen Holdings's interest income in 2007.

Other

        Other revenues increased $1.0 million, or 36%, to $4.0 million for the year ended December 31, 2007 compared with $3.0 million in 2006. This increase was attributable to an increase in fees for managing the assets and investments of certain private equity and alternative asset management funds.

Expenses

Employee Compensation and Benefits

        Employee compensation and benefits expense decreased $37.8 million, or 17%, to $177.9 million for the year ended December 31, 2007 compared with $215.7 million in 2006. This decrease was primarily attributable to Cowen Holdings's compensation and benefits expense to revenue ratio being applied to lower total revenues, partially offset by an increase of 7% in the accrual ratio of compensation and benefits expense from 58% in 2006 to 65% in 2007. In addition, 2007 includes $7.9 million of expense associated with the initial grant of equity to Cowen Holdings's employees in connection with the Cowen Holdings IPO compared with $5.2 million during 2006. The $7.9 million expense in 2007 includes a reversal of $1.9 million for a cumulative adjustment related to a change in estimated forfeitures. Lastly, 2006 included a vesting expense of $10.6 million related to deferred compensation plans that were terminated as a result of Cowen Holdings's separation from SG. Excluding the compensation expense associated with the initial grant of equity and the terminated deferred compensation plans, employee compensation and benefits expense as a percentage of total revenues was 65% and 58% for the years ended December 31, 2007 and 2006, respectively.

Floor Brokerage and Trade Execution

        Floor brokerage and trade execution fees decreased $6.9 million, or 37%, to $11.9 million for the year ended December 31, 2007 compared with $18.8 million in 2006. This decrease was primarily attributable to more favorable pricing under Cowen Holdings's current clearing agreement.

Service Fees

        Service fees decreased $1.6 million, or 10%, to $15.3 million for the year ended December 31, 2007 compared with $16.9 million in 2006. This decrease was primarily attributable to the termination of various service level agreements with SG for certain support functions as a result of the IPO, partially offset by additional services related to the outsourcing of Cowen Holdings's information technology infrastructure.

Communications

        Communications expense decreased $1.0 million, or 6%, to $16.3 million for the year ended December 31, 2007 compared with $17.3 million in 2006. This decrease was primarily attributable to a reduction in costs associated with certain third-party market data services.

Occupancy and Equipment

        Occupancy and equipment expense decreased $0.5 million, or 3%, to $17.2 million for the year ended December 31, 2007 compared with $17.7 million in 2006. This decrease was primarily attributable to moving expenses associated with relocating certain employees within Cowen Holdings's New York office and relocating Cowen Holdings's San Francisco office during 2006.

Marketing and Business Development

        Marketing and business development expense increased $0.2 million, or 2%, to $12.8 million for the year ended December 31, 2007 compared with $12.6 million in 2006. This increase was primarily due to an increase in conference related costs, partially offset by a decrease in travel and entertainment related expenses.

Depreciation and Amortization

        Depreciation and amortization expense increased $0.8 million, or 34%, to $3.2 million for the year ended December 31, 2007 compared with $2.4 million in 2006. This increase was primarily attributable to the amortization of additional network hardware and additional leasehold improvements placed into service during 2006. In addition, there was accelerated amortization expense on certain retired software.

Other

        Other expenses decreased $0.3 million, or 1%, to $26.5 million for the year ended December 31, 2007 compared with $26.8 million in 2006. Decreases in insurance premiums, exchange dues and interest expense were partially offset by an increase in legal related expenses due to broken transactions and new business initiatives.

Gain on Exchange Memberships

        Gain on exchange memberships decreased $24.0 million to $1.8 million for the year ended December 31, 2007 compared to $25.8 million in 2006. This decrease was primarily attributable to a $24.8 million one-time gain realized upon the consummation of the merger of the NYSE and Archipelago Holdings, Inc. which occurred on March 7, 2006. NYSE members were entitled to receive cash and shares of NYSE Group common stock for each NYSE membership seat. Cowen Holdings held seven NYSE membership seats at the date of the merger. Cowen Holdings directed its interests from the merger to SGASH. The remaining gain occurred on November 16, 2006, as a result of the demutualization of the New York Mercantile Exchange ("NYMEX"). Cowen Holdings exchanged its seats at the Commodity Exchange ("COMEX") for 16,800 shares of restricted NYMEX common stock and two trading rights in the restructured COMEX. The NYMEX shares and the trading rights were recognized at fair value at the date of exchange, and Cowen Holdings recognized a gain of approximately $1.0 million representing the difference between the previous carrying value of the seats and the fair value of the shares that were received from the exchange at the time of demutualization. During the first quarter of 2007, Cowen Holdings sold its seat on the Chicago Board Options Exchange for a one-time gain of $1.8 million.

Provision for Income Taxes

        Cowen Holdings reported a tax benefit of $6.5 million for the year ended December 31, 2007, which reflects an effective tax rate of 36.5%, compared to a tax provision of $4.5 million in 2006, which reflects an effective tax rate of 10.7%. The 2007 effective tax rate differs from the statutory tax rate of 35% primarily due to the establishment of a valuation allowance against certain stock compensation deferred tax assets offset by a state and local tax benefit. The low effective tax rate in 2006 is primarily the result of a net reversal of valuation allowance due to payments of deferred compensation arrangements related to the Cowen Holdings IPO and pre-IPO amortization of goodwill.

Liquidity and Capital Resources

        Please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company—Liquidity and Capital Resources" included elsewhere in this prospectus for a discussion of the liquidity position and capital requirements for the Company.

Cash Flows

  Nine Months Ended September 30, 2009.

        Cash decreased by $18.8 million for the nine months ended September 30, 2009, primarily as a result of cash used in operating activities.

        Cowen Holdings's operating activities used $16.8 million of cash due to a decrease in cash from changes in operating assets of $3.9 million, a decrease in cash from changes in operating liabilities of $1.0 million and a net loss of $24.1 million, partially offset by a net increase in cash from non-cash charges of $12.2 million.

        The changes in operating assets of $3.9 million was primarily due to an increase in receivables from brokers, dealers and clearing brokers of $17.8 million, an increase in securities owned of $4.6 million and an increase in corporate finance and syndicate receivables of $4.2 million, partially offset by a decrease in restricted cash pursuant to escrow agreement of $12.5 million and a decrease in other assets of $11.4 million. The increase in corporate finance and syndicate receivables was primarily related to an increase in transactions near the end of the reporting period where the cash has not yet been collected. The change in securities owned, at fair value, caused cash to decrease by that amount. The decrease in cash pursuant to escrow agreement was due to settlements related to indemnified legal matters. The decrease in other assets was primarily related to amortization expense on forgivable loans.

        The change in operating liabilities of $1.0 million was primarily due to a decrease in employee compensation and benefits payable of $12.1 million and a decrease in accounts payable, accrued expenses and other liabilities of $7.2 million, partially offset by an increase in securities sold, not yet purchased of $21.0 million. The decrease in employee compensation and benefits payable was due to the payment of 2008 bonus accruals during the first quarter of 2009. The decrease in accounts payable, accrued expenses and other liabilities was primarily due to timing on payments of accruals. The nine-month change in securities sold, not yet purchased, at fair value, caused cash to increase by that amount.

        The non-cash charges represent share-based compensation, deferred income taxes, and depreciation and amortization charges.

        Cowen Holdings's investing activities used $1.9 million of cash due to cash investment purchases of $1.7 million and purchases of fixed assets of $0.4 million, partially offset by distributions from investments of $0.1 million and retirement of fixed assets of $0.1 million.

  Year Ended December 31, 2008.

        Cash decreased by $31.3 million for the year ended December 31, 2008, as a result of cash used in operating activities, cash used in investing activities and cash used in financing activities.

        Cowen Holdings's operating activities used $8.5 million of cash due to a net loss of $72.2 million and a decrease in cash from changes in operating liabilities of $76.8 million, partially offset by cash from changes in operating assets of $70.8 million and non-cash charges of $69.6 million.

        The change in operating liabilities of $76.8 million was primarily due to a decrease in securities sold, not yet purchased, at fair value, of $21.5 million, a decrease in employee compensation and benefits payable of $38.6 million, and a decrease in legal reserves and legal expenses payable of $17.7 million. The 2008 change in securities sold, not yet purchased, at fair value, associated with our convertible trading inventory, caused cash to decrease by that amount. The decrease in employee compensation and benefits payable was due to the payment of 2007 bonus accruals in the first quarter of 2008, partially offset by lower 2008 bonus accruals at December 31, 2008. Legal reserves and expenses payable decreased due to settlement payments and a return of excess funds to SGASH.

        The change in operating assets of $70.8 million was primarily due to a decrease in securities owned, at fair value, of $17.0 million, a decrease in receivable from brokers, dealers and clearing brokers of $30.9 million, a decrease in corporate finance and syndicate receivables, net, of $10.3 million and a decrease in restricted cash pursuant to escrow agreement of $10.5 million. The decrease in securities owned, at fair value, caused cash to increase by that amount. The decrease in receivable from brokers, dealers and clearing brokers was primarily due to a reduction in net inventory and collections from clearing brokers. The decrease in corporate finance and syndicate receivables, net, was due to collection on outstanding balances. The decrease in cash pursuant to escrow agreement was the result of settlement payments and a return of excess funds to SGASH. The non-cash charges primarily represent a goodwill impairment charge, share-based compensation, deferred income taxes, and depreciation and amortization charges.

        Cowen Holdings's investing activities used $19.9 million of cash in 2008 due to cash paid for Cowen Holdings's acquisition of Cowen Latitude Capital Group, net of cash acquired, of $3.2 million, investment purchases of $18.1 million and purchases of fixed assets of $1.6 million. These amounts were partially offset by distributions from investments of $3.0 million.

        Cowen Holdings's financing activities used $2.8 million of cash in 2008, primarily due to the use of $4.4 million for the purchase of shares under Cowen Holdings's stock repurchase program. For the year ended December 31, 2008, Cowen Holdings repurchased 0.5 million of its own shares in the open market, at an average price of $9.29. These shares have been permanently retired. The repurchase program is funded through the return of capital to Cowen Holdings from Cowen and Company. For more information about the repurchase program, see Note 21 to the audited consolidated financial statements of Cowen Holdings.

Credit Facilities

        Please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company—Liquidity and Capital Resources" included elsewhere in this prospectus for a discussion of the Company's credit facilities.

Contractual Obligations

        Please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company—Contractual Obligations" included elsewhere in this prospectus for a discussion of the Company's contractual obligations.

Off-Balance Sheet Arrangements

        Please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company—Off-Balance Sheet Arrangements" included elsewhere in this prospectus for a discussion of the Company's off-balance sheet arrangements.

Critical Accounting Policies and Estimates

        The preparation of Cowen Holdings's condensed consolidated financial statements requires Cowen Holdings to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. Cowen Holdings bases its estimates and assumptions on historical experience and on various other factors that Cowen Holdings believes are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors, such as those described in "Risk Factors" beginning on page 11 of this prospectus cause actual events to differ from the assumptions Cowen Holdings used in applying the accounting policies, Cowen Holdings's results of operations, financial condition and liquidity could be materially adversely affected.

        Cowen Holdings's significant accounting policies are summarized in Note 2 to Cowen Holdings's condensed consolidated financial statements included elsewhere in this prospectus. On an ongoing basis, Cowen Holdings evaluates its estimates and assumptions, particularly as they relate to accounting policies that Cowen Holdings believes are most important to the presentation of Cowen Holdings's financial condition and results of operations. Cowen Holdings regards an accounting estimate or assumption to be most important to the presentation of Cowen Holdings's financial condition and results of operations where:

  •
  the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

  •
  the impact of the estimate or assumption on Cowen Holdings's financial condition or operating performance is material.

        Using these criteria, the Company believes the following to be Cowen Holdings's critical accounting policies:

  Revenue Recognition

        Cowen Holdings earns investment banking revenue primarily from fees associated with public and private capital raising transactions and providing strategic advisory services. Cowen Holdings's investment banking revenues are derived primarily from small and mid-capitalization companies within Cowen Holdings's target sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy.

  •
  Underwriting fees.  Cowen Holdings earns underwriting revenues in securities offerings in which Cowen Holdings acts as an underwriter, such as IPOs, follow-on equity offerings and convertible security offerings. Cowen Holdings's underwriting revenues include management fees, selling concessions and underwriting fees. Fee revenue relating to underwriting commitments is recorded when all significant items relating to the underwriting cycle have been completed and the amount of the underwriting revenue has been determined. This generally is the point at which all of the following have occurred: (i) the issuer's registration statement has become effective with the SEC, or the other offering documents are finalized; (ii) Cowen Holdings has made a firm commitment for the purchase of shares from the issuer; and (iii) Cowen Holdings has been informed of the number of shares that it has been allotted.

    When Cowen Holdings is not the lead manager for a registered equity underwriting transaction, management must estimate Cowen Holdings's share of transaction related expenses incurred by the lead manager in order to recognize revenue. Transaction-related expenses are deducted from the underwriting fee and therefore reduce the revenue Cowen Holdings recognizes as co-manager. Such amounts are adjusted to reflect actual expenses in the period in which Cowen Holdings receives the final settlement, typically within 90 days following the closing of the transaction.

  •
  Strategic/financial advisory fees.  Cowen Holdings's strategic advisory revenues include success fees earned in connection with advising companies, both buyers and sellers, principally in mergers and acquisitions. Cowen Holdings also earns fees for related advisory work such as providing fairness opinions. Cowen Holdings records strategic advisory revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

  •
  Private placement fees.  Cowen Holdings earns agency placement fees in non-underwritten transactions such as private placements, PIPEs and RDs. Cowen Holdings records private placement revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

  Valuation of Financial Instruments

        Substantially all of Cowen Holdings's financial instruments are recorded at fair value or contract amounts that approximate fair value. Securities owned and securities sold, not yet purchased and derivative financial instruments including options and warrant positions are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in brokerage revenue in the Condensed Consolidated Statements of Operations. Financial instruments carried at contract amounts include amounts receivable from and payable to brokers, dealers and clearing brokers, and corporate finance and syndicate receivables, net.

        Cowen Holdings determines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 establishes a fair value hierarchy that distinguishes between valuations obtained from sources independent of the entity and those from the entity's own unobservable inputs that are not corroborated by observable market data.

        Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. In these instances, primarily for warrants, Cowen Holdings estimates the fair value of these instruments using various pricing models and available information that management deems most relevant. Among the factors considered by Cowen Holdings in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar quality and yield, and other factors generally pertinent to the valuation of financial instruments.

  Goodwill

        Goodwill represents the excess of the purchase price of a business acquisition over the fair value of the net assets acquired. In accordance with ASC Topic 350, goodwill is not amortized. Cowen Holdings monitors goodwill annually or more frequently if events or circumstances indicate a possible impairment.

        A two-step test is used to determine whether goodwill is impaired. The first step is to compare the carrying value of a reporting unit with the fair value of the reporting unit. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, the third step is applied. The third step is to compare the carrying amount of the reporting unit's goodwill with the implied fair value of the reporting unit's goodwill as determined in accordance with ASC Topic 350. Goodwill impairment is recognized if its carrying value exceeds its implied fair value. The determination of fair value includes consideration of projected cash flows, relevant trading multiples of comparable exchange-listed corporations, and the trading price of Cowen Holdings's common shares.

        Goodwill impairment tests are subject to significant judgment in determining the estimation of future cash flows, discount rates and other assumptions. Changes in these estimates and assumptions could have a significant impact on the fair value and any resulting impairment of goodwill.

  Legal and Regulatory Reserves

        Cowen Holdings is involved in a number of legal and regulatory matters that arise from time to time in connection with the conduct of Cowen Holdings's businesses. To the extent that Cowen Holdings is indemnified by SG under Cowen Holdings's Indemnification Agreement, indemnified legal expenses and liabilities will be paid out of escrow pursuant to Cowen Holdings's Escrow Agreement. See Note 5 of the Notes to the condensed consolidated financial statements of Cowen Holdings, and Note 15 of the Notes to the condensed consolidated financial statements of Cowen Holdings, for further discussion of the Escrow and Indemnification Agreements. To the extent that Cowen Holdings is not indemnified by SG, Cowen Holdings estimates potential losses that may arise out of these matters and record a reserve and take a charge to income when losses with respect to such matters are deemed probable and can be reasonably estimated, in accordance with ASC Topic 450—Contingencies. Such estimates, by their nature, are based on judgment and currently available information and involve a variety of factors, including, but not limited to, the type and nature of the litigation, claim or proceeding, the progress of the matter, the advice of legal counsel, Cowen Holdings's defenses and Cowen Holdings's experience in similar cases or proceedings as well as Cowen Holdings's assessment of matters, including settlements, involving other defendants in similar or related cases or proceedings. Cowen Holdings may increase or decrease Cowen Holdings's legal reserves in the future, on a matter-by-matter basis, to account for developments in such matters. Any future increases to Cowen Holdings's loss contingency reserves or releases from these reserves may affect Cowen Holdings's results of operations. Historically, legal costs have significantly impacted Cowen Holdings's financial results.

Quantitative and Qualitative Disclosures about Market Risk

        Please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company—Quantitative and Qualitative Disclosures about Market Risk" included elsewhere in this prospectus for a discussion of the Company's quantitative and qualitative disclosures about market risk.

BUSINESS

Our Business

        Cowen Group is a diversified financial services firm providing alternative investment management, investment banking, research, and sales and trading services through its business units, Ramius and Cowen and Company. Its alternative investment management products include hedge funds, fund of funds, real estate, healthcare royalty funds and cash management services, offered primarily under the Ramius name. Cowen and Company offers industry focused investment banking services for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.

        Cowen Group, a Delaware corporation, is a new holding company, formed in connection with the business combination of Ramius and Cowen Holdings. On November 2, 2009, the Transactions were consummated in which RCG received approximately 66.56% of our Class A common stock in exchange for the Ramius business and former Cowen Holdings shareholders received approximately 28.63% of our common stock in exchange for the Cowen Holdings business. Following the consummation of the Transactions, each of Ramius and Cowen Holdings became a wholly owned subsidiary of the Company.

Industry

        The financial market dislocation, which began in the fourth quarter of 2007 and accelerated into 2008, has created new opportunities for firms that are able to adapt to the changing landscape. In the past 24 months, many financial institutions in the United States either failed outright or were acquired by other financial institutions in distressed sales. Many of those that survived the dislocation found that their operating strategies had become greatly altered by the federal government, which became a major stakeholder in a number of financial institutions through various guarantee and support programs.

        We believe the firms that have navigated this dislocation and are unencumbered by government obligations will have advantages going forward. Such firms should have opportunities to develop new client relationships and to build and improve their talent base and product offerings.

  Alternative Investment Management Industry

        Over the past ten years, the alternative investment management industry experienced strong growth in assets under management (AUM). Hedge Fund Research, Inc. estimates that from 2000 to 2007, the global AUM for the hedge fund industry grew from $491 billion to a peak of $1,868 billion. Much of that growth can be attributed to investments by a growing number of institutional and individual investors seeking alternative investment management strategies as a means of obtaining diversification in their investment portfolios and improving their risk-adjusted returns. Despite the rapid expansion in institutional inflows, alternative investment management strategies still account for a relatively small portion of total institutional AUM, which we believe creates significant opportunity for continued growth.

Estimated Hedge Fund Asset Growth

Source: Hedge Fund Research, Inc., Q3 2009

        As shown in the table above, since the beginning of the financial dislocation, industry-wide AUM decreased from a peak of $1,868 billion to a low of $1,332 billion at the end of the first quarter of 2009 due to net asset outflows and negative performance. Since that time, the broader markets and the hedge fund industry have started to stabilize as a result of continuing institutional demand for increased risk-adjusted returns in the face of a generally low yielding fixed-income environment and the disappointing performance of many passive equity investment products. Even during its most difficult performance period from January 1, 2008 to March 31, 2009, the hedge fund industry was only down approximately 20% broadly as compared to the S&P 500 which had declines of over 40%.

        We believe the financial dislocation and related events that have transpired over the past two years have changed the alternative investment management industry landscape. Barriers to entry have dramatically increased and we see due diligence from investors and investment consultants intensifying and becoming more institutional in nature. We believe investors will increasingly demand transparent investment philosophies, decision-making processes, risk management and performance attribution, thereby increasing the need for scale and well-developed operational infrastructure. In addition, we expect that open architecture distribution platforms at large financial institutions will become increasingly important means to attract clients to such institutions. We believe those distribution platforms will select alternative investment management firms that have breadth of quality investment product and the institutional capability to be strategic partners in the development of client solutions.

  Investment Banking Industry

        The failure of Bear Stearns and Lehman Brothers and a consolidation trend toward fewer large financial firms has created an opportunity for smaller, more focused investment banking firms to gain market share with growth oriented clients that want better access to key, senior advisors in their industry. Many large financial institutions have suffered disruptions in their client relationships and are impeded by one or more federal initiatives. Much of the remaining industry consists of numerous smaller, boutique firms which are typically either product, industry or geographically focused. Although the downturn in the economy significantly reduced capital markets and mergers and acquisitions deal flow, we believe that trend is changing as the effects of extraordinarily accommodative monetary policy take hold. Mergers and acquisitions activity is expected to increase as companies begin to face diminishing organic growth opportunities. Equity capital markets activity is also expected to increase as corporations seek to deleverage their balance sheets and financial sponsors seek to monetize and restructure investments in their portfolios.

Competitive Strengths

        We believe that the recent combination of Ramius's and Cowen and Company's businesses creates a firm with the breadth and depth to take advantage of the current market dislocation. The Company's global alternative investment management business (hedge funds, fund of funds, real estate, healthcare royalty funds and cash management services) complements the Company's established financial services practice (investment banking, research and sales and trading) in the following ways:

        Diversified Platform of Complementary Businesses.    The combination of our alternative investment management and investment banking businesses adds significant diversity to our sources of revenue. We believe that revenue diversification provides us with greater financial stability through market cycles when compared to other firms with a narrower product, sector or regionally-focused business model.

        Top-Tier Management Team.    We have a team of senior professionals led by seasoned executives with decades of experience building and managing financial services organizations and a track record of generating positive risk-adjusted returns. Additionally, the reputation of our senior management and their global network of relationships provides us with competitive advantages in identifying transactions and securing investment opportunities.

        Strong Balance Sheet with a Long-Term, Proprietary Track Record of Outperformance.    On a pro forma basis as of September 30, 2009, we had $406.8 million of total equity, a significant portion of which is invested or available for new investment opportunities. Since Ramius began investing its own capital on a proprietary basis in 1999, we generated a compounded annualized return on our invested capital through September 30, 2009 that significantly exceeds the S&P 500 return for the same period.

        Team-Oriented Culture.    Our senior management encourages collaboration and fosters a partnership culture in which highly-motivated team members can seek to build successful businesses together. We believe this enables us to identify and respond to new opportunities as they emerge and ultimately helps us to better identify, attract and retain talented, results-oriented people.

        Alignment of Interests.    One of our fundamental philosophies is to align the interests of our management and employees with those of our shareholders and investors. Employees, our executive officers and members of our board of directors own over 30% of our outstanding Class A common stock, including through their ownership of RCG. The equity held by certain Ramius principals through RCG is subject to transfer restrictions for at least 30 months from November 2, 2009. In addition, the Company's own capital invested alongside our investors in many of our investment products.

        Institutionalized Operational Processes and Infrastructure.    We have developed highly institutionalized products, risk management, operational and information technology processes and controls. We believe that this infrastructure is scalable and important in attracting institutional investors, third-party distribution platforms and brokerage clients who demand portfolio transparency and deep insight into investment processes, as well as high quality research, execution and advisory services.

Opportunities for Growth

        The business combination of Ramius and Cowen and Company brought together two like-minded, collaborative cultures. We believe the open exchange of ideas and the leveraging of relationships across both organizations will lead to greater revenue opportunities in our existing business lines. Moreover, our balance sheet should allow us to pursue opportunistic expansion either organically, through the hiring of talented individuals or teams, or through acquisitions, investments and strategic partnerships for both our alternative investment management and investment banking businesses.

        Additional business line initiatives include:

  Alternative Investment Management Business

        Extend strong investment track record.    Historically, our hedge fund and fund of funds platforms have sought to deliver consistent, risk-adjusted returns to our investors throughout market cycles. In these platforms, we seek positive performance with minimal correlation to directional market indices. As we seek to increase our assets under management, our focus remains to provide our clients with strong investment performance through our current strategies.

        Grow assets under management by expanding our global distribution network.    We are focused on developing a more significant global presence and intend to expand our client relationships and distribution capabilities in key regions of the world through new distribution channels and joint ventures. In addition, we are seeking to become a preferred alternative investment service provider to financial intermediaries who will distribute our alternative investment management products through their distribution platforms.

        Expand investment products and strategies.    We are an alternative investment solutions provider that focuses on evolving client needs. We have consistently developed and added new products and strategies to our business and will continue to selectively expand our products, strategies and service offerings through acquisition, strategic partnership or the addition of new investment talent.

  Investment Banking Business

        Enhance our investment banking relationships.    We believe that the combination of Ramius's network of investors and partners and Cowen and Company's corporate and institutional relationships coupled with our capital markets capabilities should enable us to be retained for more and a wider variety of investment banking transactions.

        Leverage our sales and trading distribution into broader firm relationships.    The institutional knowledge and expertise of our sales and trading teams are highly valued by our clients. We will seek to leverage this knowledge and expertise into increased levels of dialogue with our clients to generate value added capital markets and portfolio management ideas that we can execute on their behalf.

        Hire additional senior professionals and add new industry verticals.    We anticipate adding financial professionals and coverage of new sectors on an opportunistic basis. We have recently hired individuals in two new industry verticals—financial institutions and REITs—that have the potential for strong transaction activity.

Our Alternative Investment Management Business

        We operate our alternative investment management business primarily through Ramius LLC, our wholly owned subsidiary. Our alternative investment management business had approximately $7.9 billion of assets under management as of October 1, 2009, after giving pro forma effect to the consummation of the Transactions. The predecessor to this business was founded in 1994 and, through one of its subsidiaries, has been a registered investment adviser under the Investment Advisers Act since 1997. Our alternative investment management products and services include hedge funds, fund of funds, real estate, healthcare royalty funds and cash management services. Our institutional investors include pension funds, insurance companies, banks, foundations and endowments, wealth management organizations and family offices.

  Alternative Investment Management Products and Services

        Hedge Funds.    Ramius's hedge funds are focused on addressing the needs of institutional investors and high net worth individuals to preserve and grow allocated capital through a risk-averse, research intensive process. Ramius offers multi-strategy hedge funds, each of which attempts to employ a series of strategies with a focus on investments that seek low correlation to each other and to the return patterns of traditional assets such as equities and fixed income. Examples of the strategies included within Ramius's multi-strategy funds include: macro-trading, merger arbitrage and small-cap value creation, hedged equity, convertible arbitrage, private convertibles, real estate and special situations. Ramius also currently offers two single-strategy hedge funds, one focused on small-cap value creation and another focused on corporate credit and credit-related products.

        Fund of Funds.    A fund of funds offers investors the opportunity to invest in a private investment vehicle whose purpose is to invest in a group of underlying hedge funds or other alternative investment management vehicles selected by the fund of funds investment manager. Ramius offers fund of funds investment products which invest in a number of alternative investment management vehicles which are selected by Ramius and are not affiliated with Ramius with the goal of achieving consistent and stable returns to investors. We have created a number of programs including long/short equity, global value creation, diversified absolute return, concentrated multi-strategy, as well as client-focused solutions based on hedging overlays and hedge fund replication, varying regulatory structures and other client-driven portfolio constraints. The fund of funds program employs evaluation procedures to determine the opportunity set for each strategy, sources appropriate institutional quality underlying-managers with a history of longevity and stability, conducts detailed investment, operational, legal, financial and risk due diligence on each underlying-manager, and utilizes qualitative and quantitative techniques to construct portfolios of those underlying-managers' funds. The resulting portfolio allocations are continuously analyzed and adjusted according to the outlook for each strategy and underlying-manager. The Ramius fund of funds program invests with approximately 54 hedge fund managers and was established in 1998.

        Real Estate Funds.    The Ramius real estate funds have focused on generating long-term returns through the structuring, ownership, management, financing and construction of all real estate property types since 1999. This approach attempts to focus on real estate fundamentals and potential market inefficiencies. As of September 30, 2009, the Ramius Urban American Fund owned interests in and managed approximately 12,000 multi-family housing units in the New York metropolitan area. The Ramius Longview platform provides bridge senior/subordinated mortgages, mezzanine loans, and preferred equity through its debt fund series, makes equity investments through its equity fund and, as of September 30, 2009, the members of the general partners of the funds on this platform owned interests in and/or managed approximately 34,000 residential units and approximately 35 million square feet of commercial and retail space in 37 states. The general partners of Ramius's real estate funds are owned jointly by Ramius and third parties with Ramius's ownership interest in the general partners of the real estate funds ranging from 30% to 55%. We do not possess unilateral control over any of these general partners.

        Cowen Healthcare Royalty Partners.    The CHRP Funds manage investment programs that invest principally in commercial-stage biopharmaceutical products and companies through the purchase of royalty or synthetic royalty interests and structured debt and equity instruments. The CHRP Funds seek these royalty interests in end-user sales of commercial-stage or near commercial-stage medical products such as pharmaceuticals, biotechnology products and medical devices. Prior to the consummation of the Transactions, the CHRP Funds were part of Cowen Holdings' business. We share the net management fees from the CHRP Funds equally with the founders of the CHRP Funds. In addition, we have interests in the general partners of the CHRP Funds ranging from 33.3% and 40.2%.

        Cash Management and Mortgage Advisory Services.    Ramius's cash management services business provides clients with investment guidelines for managing cash and establishes investment programs for managing their cash in separately managed accounts. Ramius's cash management products are focused on preserving principal, maintaining daily liquidity and maximizing returns for investors. Portfolios are separately managed according to each investor's investment guidelines and are held at a custodian. Investor cash and other short term fixed income assets are managed for corporate, municipal, not-for-profit and other institutional clients (including hedge funds). Ramius also provides mortgage advisory services where Ramius manages collateralized debt obligations (which we refer to as CDOs) held by investors and liquidates CDOs that were historically managed by others.

        Assets Under Management.    The following table sets forth our assets under management as of October 1, 2009 across our alternative investment management products and services, after giving pro forma effect to the Transactions:

Platform	Total Assets under Management		Primary Strategies
	(dollars in millions)
Hedge Funds	$1,919	(1)	Multi-Strategy Single Strategy
Fund of Funds(2)	2,017		Ramius Multi-Strategy Ramius Vintage Multi-Strategy Ramius Customized Solutions
Real Estate(3)	1,628	(4)	Debt Equity
Cowen Healthcare Royalty Partners(5)	806	(4)	Royalty Interests
Other	1,526		Cash Management Mortgage Advisory
Total	$7,896

(1)
This amount includes our own invested capital of approximately $276 million as of September 30, 2009.

(2)
As discussed above, as of October 1, 2009, HVB owned 50% of Ramius Alternative Solutions, the fund of funds business. As of November 2, 2009, the Company acquired HVB's interest in Ramius Alternative Solutions.

(3)
As discussed above, Ramius owns between 30% and 55% of the general partners of the real estate business. We do not possess unilateral control over any of these general partners.

(4)
This amount reflects committed capital.

(5)
Prior to the closing of the Transactions, the CHRP Funds were part of the business of Cowen Holdings. The Company shares the management fees from the CHRP Funds equally with the founders of the CHRP Funds. In addition, the Company receives a share of the carried interests of the general partners of the CHRP Funds of between 33.3% and 40.2%.

Our Investment Banking Business

        We operate our investment banking business primarily through Cowen and Company, our primary broker-dealer and a subsidiary of Cowen Holdings. Cowen and Company is an international investment bank dedicated to providing superior research, brokerage and investment banking services to companies and institutional investor clients primarily in the healthcare, technology, media and telecommunications, consumer, aerospace and defense, financial institutions, REITs and alternative energy sectors. We provide research and brokerage services to over 1,000 domestic and international clients seeking to trade equity and equity-linked securities, principally in our target sectors. We focus our investment banking efforts, principally equity and equity-linked capital raising and strategic advisory services, on growth-oriented public companies as well as private companies.

  Investment Banking

        Our investment banking professionals are focused on providing strategic advisory and capital raising services to public and private companies in the healthcare, technology, media and telecommunications, consumer, aerospace and defense, financial institutions, REITs and alternative energy sectors. By focusing on Cowen and Company's target sectors over a long period of time, we have developed a significant understanding of the unique challenges and demands with respect to public and private capital raising and strategic advice in these sectors. Our advisory and capital raising capabilities begin at the early stages of a private company's accelerated growth phase and continue through its evolution as a public company. Historically, a significant majority of Cowen and Company's investment banking revenue has been earned from high-growth small and mid-capitalization companies. We believe the high level of expertise and client trust Cowen and Company has developed allows it to generate significant repeat business. In 2008, over 27% of Cowen and Company's investment banking business was executed for clients that had utilized its services in the past.

  Brokerage

        Our team of brokerage professionals serves institutional investor clients in the U.S. and internationally. Cowen and Company primarily trades common stocks and listed options on behalf of its clients. We have relationships with over 1,000 institutional investor clients. Our brokerage team is comprised of experienced professionals dedicated to Cowen and Company's target sectors, which allows us to develop a level of knowledge and focus that differentiates our brokerage capabilities from those of many of our competitors. We tailor our account coverage to the unique needs of our clients.

        Our sales professionals also provide our institutional investor clients with access to the management of our investment banking clients outside the context of financing transactions. These meetings are commonly referred to as non-deal road shows. Non-deal road shows allow our investment banking clients to increase their visibility with the institutional investor community while providing its institutional investor clients with the opportunity to further educate themselves on companies and industries through meetings with management. We believe Cowen and Company's deep relationships with company management teams and its sector-focused approach provide us with broad access to management.

        Our sector traders are able to provide superior execution because of their extensive knowledge of the interests of our institutional investor clients in specific companies in Cowen and Company's target sectors.

  Research

        We currently have a research team of 23 senior analysts covering more than 325 companies. Within our coverage universe, approximately 34% are healthcare companies, 34% are technology companies, 19% are consumer companies, 9% are aerospace and defense companies and 4% are alternative energy companies. In addition, we recently announced the addition of three senior analysts who will form our REIT research platform.

        We highlight our investment research and provide significant investor access to corporate management teams through a number of annual conferences focused on Cowen and Company's sectors and sub-sectors. We believe these conferences are differentiated by the integrity of our research presented, the quality of its survey results presented and the reputations of our expert panelist participants. Expert panelists who appear at these conferences are drawn from our extensive network of industry thought leaders that Cowen and Company developed over the past thirty years. Our investor clients recognize that Cowen and Company's networks, particularly in healthcare, are comprised of many of the leading professionals in their respective fields.

Employees

        As of September 30, 2009, Ramius had 147 employees and Cowen and Company had 419 employees.

Competition

        We compete with many other firms in all aspects of our business, including raising funds, seeking investment opportunities and hiring and retaining professionals, and we expect our business will continue to be highly competitive. The alternative investment management and investment banking industries are currently undergoing contraction and consolidation, reducing the number of industry participants and generally resulting in the larger firms being better positioned to retain and gain market share. We compete in the United States and globally for investment opportunities, investor capital, client relationships, reputation and talent. We face competitors that are larger than we are and have greater financial, technical and marketing resources. Certain of these competitors continue to raise additional amounts of capital to pursue investment strategies that may be similar to ours. Some of these competitors may also have access to liquidity sources that are not available to us, which may pose challenges for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances or make different risk assessments than we do, allowing them to consider a wider variety of investments and establish broader networks of business relationships. Our competitive position depends on our reputation, our investment performance and processes, the breadth of our business platform and our ability to continue to attract and retain qualified employees while managing compensation and other costs. For additional information regarding the competitive risks that we face, see "Risk Factors—Risks Related to the Company's Alternative Investment Management Business" and "Risk Factors—Risks Related to the Company's Investment Banking Business."

Recent Developments

  Consummation of the Transactions

        On November 2, 2009, the Transactions were consummated including (1) the conversion of each outstanding share of Cowen Holdings's common stock into one share of our Class A common stock and (2) RCG's transfer of substantially all of its assets and liabilities to Ramius, our wholly owned subsidiary, in exchange for 37,536,826 shares of our Class A common stock.

  Fund of Funds Asset Exchange

        On November 2, 2009, as part of the Transactions, Cowen Holdings purchased from HVB the 50% interest in Ramius Alternative Solutions, the Ramius fund of funds business that HVB owned in exchange for (1) the Company's issuance to HVB of 2,713,882 shares of our Class A common stock, and (2) approximately $10.4 million cash. This exchange resulted in Ramius Alternative Solutions becoming an indirect wholly owned subsidiary of the Company.

  Amendment to Investment Agreement with Alpine Cayman Islands Limited

        In connection with the Transactions, Ramius and Alpine Cayman Islands Limited, an affiliate of BA Alpine Holdings, Inc., amended the investment agreement with respect to Alpine Cayman Islands Limited's investment in certain Ramius funds. Alpine Cayman Islands Limited has agreed that until September 30, 2010, it will not withdraw a portion of its investment if as a consequence of such withdrawal, the value of its investment would be less than $250 million, subject to specified exceptions. Beginning on September 30, 2010 and on each subsequent calendar quarter end date, there is no restriction on withdrawing a portion of the investment equal to at least $40 million from the Ramius funds plus any additional amounts that are permitted to be withdrawn from such investment on such date as is specified in the amendment to the investment agreement.

        Notwithstanding the limitations described above, Alpine Cayman Islands Limited may also reduce its investments if:

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  the value of its investment in the Ramius funds and the amount of assets under management in the Ramius funds attributable to third party investors other than Alpine Cayman Islands Limited and its affiliates fall below certain levels;

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  if RCG ceases to be controlled by at least two of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon;

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  any merger, consolidation, tender offer or any other transaction resulting in the stockholders of the Company immediately before such transaction owning less than a majority of the aggregate voting power of the resultant entity or any sale of all or substantially all of the assets of the Company;

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  the Ramius funds are no longer managed by the Company or one of its subsidiaries; or

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  certain individuals, or Ramius, directly or indirectly, on behalf of these individuals, dispose of shares of our common stock other than as permitted by certain provisions of RCG's organizational documents.

        In addition, if the Ramius funds in which Alpine Cayman Islands Limited is invested suspend or otherwise restrict withdrawals from the funds, Alpine Cayman Islands Limited would be entitled to withdraw a portion of its investment in such funds on a pro rata basis with third party investors in these funds.

  Amendment to Investment Agreement with HVB AG

        In connection with the Transactions, Ramius and HVB AG, an affiliate of BA Alpine Holdings, Inc., amended the investment agreement with respect to an investment in certain funds of Ramius Alternative Solutions. It has been agreed that until September 30, 2010, a portion of this investment may not be withdrawn if after such withdrawal, the value of the investment would be less than $350 million, subject to specified exceptions. Beginning on September 30, 2010 and on each subsequent calendar quarter end date, there is no restriction on withdrawing a portion of the investment equal to at least $60 million from the funds of Ramius Alternative Solutions plus any additional amounts that are permitted to be withdrawn from such investment on such date as is specified in the amendment to the investment agreement.

        Notwithstanding the limitations described above, the investment in Ramius Alternative Solutions may be reduced if:

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  following the closing of the transactions, the value of the investment in the funds of Ramius Alternative Solutions falls below a certain level;

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  if RCG ceases to be controlled by at least two of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon;

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  any merger, consolidation, tender offer or any other transaction resulting in the stockholders of the Company immediately before such transaction owning less than a majority of the aggregate voting power of the resultant entity or any sale of all or substantially all of the assets of the Company;

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  the funds of Ramius Alternative Solutions are no longer managed by the Company or one of its subsidiaries; or

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  certain individuals, or RCG, directly or indirectly, on behalf of these individuals, dispose of shares of our common stock other than as permitted by certain provisions of RCG's organizational documents.

  Credit Facility

        On November 2, 2009, the Company entered into the HVB Credit Facility. The HVB Credit Facility provides for a secured revolving loan facility of up to $50 million (which automatically reduces to $25 million on January 4, 2010), with a maturity date of November 2, 2011. The HVB Credit Facility is not able to be terminated by the Company prior to the maturity date even if there are no amounts outstanding thereunder. The actual amount available to us under the HVB Credit Facility is limited to the lesser of (a) $50 million and (b) 20% of the net asset value of our aggregate direct and indirect limited partnership interests in Ramius Enterprise LP. At our election, borrowings under the HVB Credit Facility bear interest per annum (based on a 360-day year) equal to either: (i) the prime rate plus 1.5% (for a portion of the facility to be determined) or (ii) LIBOR plus 3.5%. We are required to pay a quarterly commitment fee on the undrawn portion of the revolving loan facility equal to 1.0% per annum. The HVB Credit Facility is secured by 100% of the limited partnership interests of Ramius Enterprise LP held by us and Ramius.

Regulation

        Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations by governmental and self-regulatory organizations, in the United States and the jurisdictions in which we operate around the world. As a publicly traded company in the United States, we are subject to the U.S. federal securities laws and regulation by the SEC. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws.

        Most of the investment advisers of our investment funds are registered as investment advisers with the SEC and all of our wholly owned investment advisers to our investment funds comply with the rules of being a registered adviser. Registered investment advisers are subject to the requirements and regulations of the Advisers Act. Such requirements relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients and general anti-fraud prohibitions.

        We are also subject to regulation under the Exchange Act, as defined below, the Securities Act and various other statutes. In addition, we are subject to regulation by the Department of Labor under the U.S. Employee Retirement Income Security Act of 1974, which we refer to as "ERISA." In the United Kingdom, we are subject to regulation by the U.K. Financial Services Authority, and in Luxembourg by the Commission de Surveillance du Secteur Financier. Our Asian operations, and our investment activities around the globe, are subject to a variety of regulatory regimes that vary country by country, including the Securities and Futures Commission in Hong Kong.

        As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. Currently. in light of current conditions in the financial markets, governmental authorities in the U.S. and in the other countries in which we operate have proposed additional disclosure requirements and regulation of hedge funds and other alternative asset managers. For example, as described below, recent rulemaking by the SEC and other regulatory authorities outside the United States has imposed trading and reporting requirements on short selling, which could adversely affect trading opportunities, including hedging opportunities, for our funds. See the section titled "Risk Factors" for more information. Our businesses have operated for many years within a legal framework that requires our being able to monitor and comply with a broad range of legal and regulatory developments that affect our activities. Certain of our businesses are subject to compliance with laws and regulations of United States federal and state governments, non-United States governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability. The United States and non-United States government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, we have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to our activities.

        Cowen and Company, LLC, our U.S. based indirect wholly owned subsidiary, is registered as a broker-dealer with the SEC and in all 50 states, the District of Columbia and Puerto Rico. Self-regulatory organizations, such as the Financial Industry Regulatory Authority ("FINRA") and the New York Stock Exchange, Inc. ("NYSE"), adopt and enforce rules governing the conduct and activities of its member firms, including Cowen and Company, LLC. In addition, state securities regulators also have regulatory or oversight authority over our broker-dealer entities. Accordingly, Cowen and Company, LLC is subject to regulation and oversight by the SEC, FINRA and the NYSE. FINRA and the NYSE are themselves subject to oversight by the SEC. Cowen and Company, LLC is also a member of, and subject to regulation by, the Chicago Board Options Exchange, the Philadelphia Stock Exchange, the American Stock Exchange, the International Stock Exchange, the Nasdaq Stock Exchange, the Chicago Board of Trade and the New York Mercantile Exchange.

        Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, Cowen is subject to the SEC's uniform net capital rule, Rule 15c3-1 under the Securities Exchange Act of 1934 ("Exchange Act"). Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer's assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker- dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule requires us to give prior notice to the SEC for certain withdrawals of capital. As a result, our ability to withdraw capital from our broker-dealer subsidiary may be limited.

        The research functions of investment banks have been, and continue to be, the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the predecessor to FINRA adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. The requirements resulting from these regulations have necessitated the development and enhancement of corresponding policies and procedures.

        The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The Bank Secrecy Act ("BSA"), as amended by Title III of the USA PATRIOT Act of 2001 and its implementing regulations ("Patriot Act"), requires broker-dealers and other financial services companies to maintain an anti-money laundering compliance program that includes written policies and procedures, designated compliance officer(s), appropriate training, independent review of the program, standards for verifying client identity at account opening and obligations to report suspicious activities and certain other financial transactions. Through these and other provisions, the BSA and Patriot Act seek to promote the identification of parties that may be involved in financing terrorism or money laundering. We must also comply with sanctions programs administered by the U.S. Department of Treasury's Office of Foreign Asset Control, which may include prohibitions on transactions with designated individuals and entities and with individuals and entities from certain countries.

        Anti-money laundering laws outside the United States contain certain similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs. Any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

        Effective October 17, 2008, the SEC adopted the "naked" short selling anti-fraud rule, which makes it a violation of the Exchange Act for a person to sell a security short and (i) deceive a broker-dealer as to its intent or ability to deliver the security on or before the settlement date, and (ii) fail to deliver the security on or before the settlement date. Effective July 31, 2009, the SEC adopted Rule 204 of Regulation SHO under the Exchange Act, which imposes a firm delivery requirement for long and short equity sales. The Company has implemented procedures and conducted employee training to ensure compliance with the new regulations.

        Rigorous legal and compliance analysis of our businesses and investments is important to our culture and risk management. In addition, disclosure controls and procedures and internal controls over financial reporting are documented, tested and assessed for design and operating effectiveness in compliance with the U.S. Sarbanes-Oxley Act of 2002. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of conduct, compliance systems, communication of compliance guidance and employee education and training. Our enterprise risk management function further analyzes our business, investment, and other key risks, reinforcing their importance in our environment. We have a compliance group that monitors our compliance with all of the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our General Counsel supervises our compliance group, which is responsible for addressing all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, position reporting, personal securities trading, valuation of investments on a fund-specific basis, document retention, potential conflicts of interest and the allocation of investment opportunities. Our compliance group also monitors the information barriers that we maintain between each of our different businesses. We believe that our various businesses' access to the intellectual knowledge and contacts and relationships that reside throughout our firm benefits all of our businesses. However, in order to maximize that access without compromising our compliance with the legal and contractual obligations to which we are subject, our compliance group oversees and monitors the communications between or among our firm's different businesses to facilitate regulatory compliance.

Our Facilities

        Our main offices, all of which are leased, are located in New York City, Boston, San Francisco and London. Our corporate headquarters are located at 599 Lexington Avenue, New York, New York, comprise approximately 72,000 square feet of leased space, pursuant to a lease agreement expiring in 2022, and is operated primarily for use by our alternative investment management segment. We also lease approximately 109,619 square feet of space at 1221 Avenue of the Americas, New York, New York pursuant to a sublease agreement expiring in 2013 and 38,217 square feet of space at Two International Place in Boston pursuant to a lease agreement expiring in 2014, both of which are used primarily by our investment banking segment. In San Francisco, we lease approximately 29,072 square feet of space at 555 California Street, pursuant to a lease agreement expiring in 2015 and used by our investment banking segment. Our London offices are located at 10 Bruton Street and Broadgate West Phase II, 1 Snowden Street, are subject to lease agreements expiring in 2011 and 2012, and are used by our alternative investment management and investment banking segments, respectively. Our other offices, all of which are leased, are located in Atlanta, Chicago, Cleveland, Dallas, Stamford, Geneva, Munich, Purchase (New York), Luxembourg, Munich, Tokyo, Hong Kong, Beijing and Shanghai.

Legal Proceedings

        We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under federal securities and other laws in connection with securities offerings and other transactions, as well as advice and opinions we provide concerning strategic transactions. In addition, like most financial institutions, we are often the subject of claims made by current and former employees arising out of their employment or termination of employment with us. We are involved in a number of judicial, regulatory and arbitration matters arising in connection with our business including those described below.

        Pursuant to ASC Topic 450, we review the need for any loss contingency reserves, and we have established reserves for certain of these matters that we believe are adequate where, in the opinion of management, the likelihood of liability is probable and the extent of such liability is reasonably estimable. In addition, in connection with the Cowen Holdings's IPO, Cowen Holdings entered into an indemnification agreement (which we refer to as the Indemnification Agreement) with SG, wherein SG agreed to indemnify Cowen Holdings for all liability arising out of all known, pending or threatened litigation and arbitrations and certain specified regulatory matters that existed at the time of the Cowen Holdings IPO. The Indemnification Agreement provides that SG will indemnify Cowen Holdings for all known or unknown liabilities, including litigation and related matters, arising from any business conducted by SG or previously conducted by Cowen Holdings to the extent that such business was not part of the businesses conducted by Cowen Holdings at the time of the Cowen Holdings IPO. The liabilities for which SG will indemnify Cowen Holdings include the costs of legal fees and related expenses incurred in connection with the indemnified matters as well as any settlements or awards. Under the Indemnification Agreement, Cowen Holdings has agreed to indemnify SG for all claims made after the Cowen Holdings IPO to the extent they relate to the businesses conducted by Cowen Holdings at the time of the Cowen Holdings IPO and were not known or threatened at the time of the Cowen Holdings IPO. All of the Company's material pending legal proceedings are described below. Certain of these material proceedings, along with certain other immaterial known, pending or threatened litigations and arbitrations, are subject to indemnification by SG under the Indemnification Agreement as indicated below.

In re: Initial Public Offering Securities Litigation

        Cowen and Company is one of many financial institutions named as a defendant in a number of putative securities class actions entitled In re: Initial Public Offering Securities Litigation, filed in the United States District Court for the Southern District of New York ("SDNY") relating to numerous initial and other public offerings of common stock from approximately 1998 through 2000. The various complaints allege that the underwriters of certain IPOs, including Cowen and Company, made material misrepresentations and omissions to purchasers of the stock sold in the IPOs, thereby inflating the value of the stock. Specifically, the plaintiffs allege that the defendants failed to disclose, among other things, the purported existence of improper tie-in and compensation arrangements they had with certain purchasers of the stock and alleged conflicts of interest relating to research published by the underwriters, all in violation of federal securities laws. The district court granted plaintiffs' motion to certify six "focus" cases as class actions. Cowen and Company is a named defendant in four of these "focus" cases. Cowen and Company appealed the class certification decision to the Second Circuit Court of Appeals (the "Second Circuit") and on December 4, 2006, the Second Circuit reversed the SDNY's decision and remanded the matter for reconsideration in light of the Second Circuit's opinion. Plaintiffs petitioned for rehearing and rehearing en banc by the Second Circuit. On December 14, 2006, the SDNY stayed discovery in the consolidated banc. On April 6, 2007, the Second Circuit denied plaintiffs' petition for rehearing en banc. Plaintiffs amended their complaints and revised their class definitions in an attempt to comply with the Second Circuit's December 4, 2006 decision. Defendants in the six focus cases, including Cowen and Company, moved to dismiss the amended complaints in each case and opposed plaintiffs' motion for class certification. On March 26, 2008, the SDNY denied defendants' motion to dismiss the amended complaints. On October 3, 2008, plaintiffs withdrew their motion for class certification without prejudice. On April 2, 2009, counsel for plaintiffs filed a Motion for Preliminary Approval of Settlement with the SDNY. On June 10, 2009, the SDNY granted plaintiffs' Motion for Preliminary Approval of Settlement and, on June 11, 2009, issued a Preliminary Order in Connection with Settlement Proceedings. On October 5, 2009, the SDNY issued a final order approving the settlement. On October 23, 2009, certain class members filed with the Second Circuit a petition to appeal the SDNY's Class Certification Order. Separately, certain other class members filed appeals with the Second Circuit of the SDNY's final order approving the settlement. To the extent that Cowen Holdings incurs legal fees, costs or expenses related to this settlement, it will be indemnified by SG.

Adelphia Communications Corp. Litigation

        Cowen and Company is a named defendant in several litigations relating to Adelphia Communications, a cable company that filed for bankruptcy in June 2002. The complaints generally allege that the Rigas family, who controlled Adelphia, took advantage of Adelphia's assets, including through the use of certain loans, or "co-borrowing facilities," that allowed the family to take more than $3 billion for their private use. Cowen and Company has been named as a defendant in four actions arising out of certain offerings of Adelphia securities in which Cowen and Company participated as a member of the underwriting syndicate. All four actions are pending before the SDNY. The complaints in each of these actions raise a variety of claims arising out of the sale of Adelphia securities, including claims under the federal securities laws.

        These actions are generally referred to as the "Adelphia Securities Class Action," "W.R. Huff Asset Management" (or "Huff"), "Appaloosa" and "Stocke." The SDNY granted Cowen and Company's motion to dismiss all federal securities claims brought against Cowen and Company in the Adelphia Securities Class Action. Thereafter, the financial institution defendants reached a settlement with the plaintiffs. On June 15, 2006, the SDNY preliminarily approved the settlement. A fairness hearing was held on November 10, 2006, and the settlement was approved on November 20, 2006. Cowen and Company's share of the settlement is approximately $1.7 million plus interest at 4.37% beginning December 1, 2006 (all of which is covered by the Indemnification Agreement). In November 2006, this amount was placed in an attorneys' escrow account bearing the required rate of interest. On December 8, 2006, a group of class members appealed the order approving the settlement agreement with the class plaintiffs to the Second Circuit. The SDNY also has granted in part, and denied in part, certain motions to dismiss filed by various defendants, including Cowen and Company, in Huff, Appaloosa and Stocke. On April 7, 2008, the Stocke action was dismissed by stipulation and order following a ruling by the Second Circuit that affirmed in all respects Judge McKenna's approval of the class settlement, which ruling is now final. Accordingly, the claims made by all class members who did not opt out, including the Stocke plaintiffs, have been dismissed and released.

        In addition, in August 2005, the SDNY denied Cowen and Company's motion to dismiss based on Huff's lack of standing, and subsequently granted leave to file an interlocutory appeal to the Second Circuit of that ruling. The Second Circuit granted Cowen and Company's petition to appeal under 28 U.S.C. § 1292. In December 2008, the Second Circuit held that Huff lacks standing to pursue the claims it had asserted, and remanded the case to Judge McKenna. In January 2009, Judge McKenna issued an order dismissing the Huff case. Huff subsequently moved to vacate the dismissal order, which was denied, and for reconsideration, which also was denied. Thereafter, Huff moved to (among other things) amend the complaint in an effort to overcome the effect of the Second Circuit's ruling. On May 21, 2009, Judge McKenna of the SDNY issued an opinion and order granting plaintiff Huff leave to amend the complaint to add the actual purchasers of the securities, but in addition, granted defendants leave to serve discovery regarding the identity of those purchasers and the circumstances under which Huff was purportedly prosecuting claims on their behalf. In addition to the cases in which Cowen and Company has been named as a defendant, Cowen and Company may also face potential liability pursuant to the applicable master agreements among underwriters for any judgments or settlements in other cases involving the Adelphia securities offerings in which Cowen and Company participated. To the extent that Cowen Holdings incurs additional legal fees or pays any fine or monetary sanction, it will be indemnified by SG.

        Cowen and Company was also one of many defendants in two related adversary proceedings that originally were filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). These adversary proceedings were filed by the Official Committee of Unsecured Creditors (the "Creditors' Committee") and the Official Committee of Equity Security Holders (collectively, the "Committees"). Both of these cases raised a variety of common law and federal claims, which were generally similar to the claims asserted in the Adelphia cases described above. With respect to Cowen and Company and other investment banks, the complaints taken together originally set forth claims for violation of the Bank Holding Company Act, equitable disallowance or equitable subordination, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, aiding and abetting fraud, gross negligence and breach of contract, among others. Cowen and Company filed motions to dismiss the claims asserted by the Committees, which were granted in part and denied in part, by the Bankruptcy Court in two decisions issued on June 11, 2007 and August 17, 2007, respectively. Cowen and Company appealed to the SDNY those portions of the Bankruptcy Court's June 11, 2007 decision that denied Cowen and Company's motion to dismiss the claims asserted against

Cowen and Company by the Creditors' Committee. On January 17, 2008, the SDNY denied Cowen and Company's appeal and affirmed, in part, the June 11, 2007 decision, with the exception of the Bank Holding Company Act claim which was dismissed against Cowen and Company and the other investment banks.

        As part of the bankruptcy plan confirmation process, claims by both Committees were assigned to a litigation trust. In October 2007, the trust filed an amended complaint in the SDNY against multiple defendants, including Cowen Holdings, in which it repleaded several of its claims, including, without limitation, the following claims: aiding and abetting fraud; fraudulent concealment; fraud; equitable disallowance; equitable subordination; and violation of the Bank Holding Company Act. On January 4, 2008, Cowen and Company filed an answer to the amended complaint and a joinder to a motion filed by certain investment banks seeking a dismissal of several counts in the amended complaint. On June 17, 2008, the SDNY issued an Opinion and Order dismissing certain claims contained in the amended complaint, including, without limitation, the equitable disallowance and equitable subordination claims. On May 4, 2009, the SDNY issued an opinion that resolved the pending motions to dismiss portions of the amended complaint filed by the litigation trust. In its decision, the SDNY dismissed the fraudulent concealment claim and the fraud claim as to certain alleged misstatements. The court denied the motions to dismiss the remaining claims. The litigation trust has appealed the June 17, 2008 Opinion and Order issued by the SDNY, which appeal is currently pending before the Second Circuit. To the extent that Cowen Holdings incurs additional legal fees or pays any fine or monetary sanction, it will be indemnified by SG.

In re: HealthSouth Corporation Bondholder Litigation

        Cowen and Company has been named as a defendant in a purported class action filed in the United States District Court for the Northern District of Alabama on January 8, 2004 as a result of Cowen and Company's predecessor's involvement as one of the initial purchasers in a March 1998 private placement of debt securities issued by HealthSouth Corporation, which were subsequently exchanged for materially identical registered securities. The complaint alleges that the offering materials for the private placement and the registration statement in the associated offering violated federal securities laws by failing to disclose HealthSouth's subsequently revealed accounting irregularities. On June 8, 2006, the District Court, among other things, dismissed the claims arising out of the March 1998 private placement (the only claims against Cowen and Company). On August 21, 2006, following plaintiffs' subsequent submission of amendments to the complaint, the District Court so-ordered a stipulation and order dismissing all amended counts against Cowen and Company. The dismissal is not yet a "final" judgment from which an appeal may be taken by plaintiffs. To the extent that Cowen Holdings incurs additional legal fees or pays any fine or monetary sanction, it will be indemnified by SG.

Madden Litigation

        On June 28, 2006, a group of approximately 60 medical doctors filed a lawsuit against Cowen and Company in San Francisco Superior Court. Plaintiffs allege that Cowen and Company negligently rendered a fairness opinion in 1998 in connection with the acquisition of Orange Coast Managed Care Services and St. Joseph Medical Corporation by FPA Medical Management, Inc. ("FPA"). According to the complaint, plaintiffs received restricted FPA stock as consideration in the sale and, shortly after the acquisition, FPA went bankrupt, rendering the stock worthless. On August 14, 2006, Cowen and Company removed the case to the United States District Court for the Northern District of California (the "NDCA"). On August 17, 2006 Cowen and Company filed a motion to dismiss the complaint. Plaintiffs sought a remand to state court. On March 18, 2007, the Court granted Cowen and Company's motion to dismiss, with leave to replead, and denied plaintiffs' move to remand. By stipulation and order dated April 20, 2007, the Court directed entry of a final judgment dismissing the complaint with prejudice. On May 17, 2007, plaintiffs filed with the United States Court of Appeals for the Ninth Circuit (the "Ninth Circuit"), a Notice of Appeal of the District Court's dismissal. On February 11, 2009, the Ninth Circuit issued an opinion vacating the NDCA's judgment and remanding the matter back to state court. On March 4, 2009, Cowen and Company filed with the Ninth Circuit a petition for panel rehearing and suggestion for rehearing en banc. On August 7, 2009, the Ninth Circuit issued an opinion denying Cowen and Company's petition for rehearing and rehearing en banc, but also superseding the February 11, 2009 opinion and remanding the matter back to the NDCA to determine whether the case should be dismissed or remanded to state court. To the extent that Cowen Holdings incurs additional legal fees or pays any fine or monetary sanction, it will be indemnified by SG.

WorldSpace Litigation

        Cowen and Company is named as an underwriter defendant in several putative securities class actions brought in the SDNY in 2007. In all of the cases brought to date, plaintiffs seek to recover for losses allegedly caused by misrepresentations and omissions in connection with the August 4, 2005 IPO of WorldSpace, Inc., a satellite-radio provider. The complaints allege that the WorldSpace prospectus referenced a subscriber count that improperly included subscribers who had stopped paying for the service and failed to disclose that WorldSpace lacked the internal systems necessary to accurately determine the number of subscribers to its service. On June 21, 2007, the SDNY issued an order consolidating the actions and appointing a lead plaintiff. The consolidated amended complaint was filed on August 9, 2007. On October 9, 2007, Cowen and Company filed a motion to dismiss the consolidated amended complaint which was denied by the SDNY on July 21, 2008. On August 25, 2008, Cowen and Company filed an answer to the consolidated amended complaint. On October 17, 2008, WorldSpace filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the District of Delaware. On October 20, 2009, the SDNY continued a stay of the litigation in light of the ongoing WorldSpace bankruptcy proceedings.

China Sunergy Litigation

        Cowen and Company is named as one of several underwriter defendants in two cases filed in the SDNY in 2007. Plaintiffs in both cases seek to recover for losses allegedly caused by misrepresentations and omissions in the prospectus relating to the May 17, 2007 IPO of China Sunergy Co. Ltd ("China Sunergy"). Principally, the complaints allege that China Sunergy's prospectus failed to disclose that China Sunergy was having difficulty obtaining sufficient raw materials to achieve its revenue objectives, and also failed to disclose that China Sunergy would likely face a loss in the second quarter of 2007. On September 29, 2008, the SDNY appointed a lead plaintiff. On December 5, 2008, the lead plaintiff filed a consolidated amended complaint, and on January 26, 2009, defendants filed a motion to dismiss that complaint. On October 16, 2009, the plaintiffs filed a Stipulation and Agreement of Settlement with the SDNY, which is pending approval by the court.

BigBand Litigation

        Cowen and Company is one of five underwriter defendants that was named in putative securities class actions filed during 2007 in the NDCA (collectively, the "Federal Securities Actions") and the Superior Court for the State of California, County of San Francisco (the "State Securities Action") relating to the March 15, 2007 IPO of BigBand Networks, Inc ("BigBand"). The complaints in each of these actions set forth claims under the federal securities laws and alleged generally, among other things, that BigBand's registration statement and prospectus contained material misrepresentations or omissions with respect to BigBand's growth plan, projections and internal controls. Defendants removed the State Securities Action to the NDCA, pursuant to a notice of removal filed on January 2, 2008. Plaintiffs moved to remand that action back to the Superior Court for the State of California and on June 16, 2008, the NDCA granted that motion. Thereafter, all defendants moved to stay the State

Securities Action pending resolution of the Federal Securities Actions, and on August 11, 2008, the Superior Court for the State of California granted defendants' motion. On October 27, 2009, plaintiffs in the State Securities Action filed a request for a voluntary dismissal of that action, which was approved by the court on the same date.

        On May 30, 2008, after the Federal Securities Actions were consolidated and a lead plaintiff was appointed, plaintiffs in the Federal Securities Actions filed a Consolidated Amended Complaint. On August 8, 2008, Cowen and Company filed a motion to dismiss the consolidated amended complaint. On April 6, 2009, prior to the motion being determined by the NDCA, plaintiffs filed with the NDCA a motion for preliminary approval of settlement. On September 18, 2009, the NDCA issued a final order approving the settlement.

        On May 7, 2009, Cowen and Company, along with several other underwriters, was named as a defendant in an amended complaint filed in connection with a previously pending derivative action against BigBand's officers and directors in the Superior Court of the State of California, County of San Mateo. The amended complaint alleged, among other things, that the underwriter defendants aided and abetted purported breaches of fiduciary duty by BigBand's officers and directors and that the underwriters breached fiduciary duties in connection with alleged insider selling and misappropriation of information. The amended complaint also contained related equitable claims for unjust enrichment, contribution and indemnification. On August 18, 2009, the court sustained BigBand's demurrer to the amended complaint and granted plaintiff leave to amend. On September 8, 2009, plaintiffs in the derivative action filed a Stipulation of Dismissal with Prejudice. The court approved the Stipulation and dismissed the case with prejudice as to the named plaintiff on September 23, 2009.

Opnext Litigation

        Cowen and Company is one of five underwriters named as defendants in two cases filed in March 2008 in the DNJ, relating to the February 14, 2007 IPO of Opnext, Inc. ("Opnext"). Both complaints assert claims against the underwriters under federal securities laws and allege generally that the financial statements in the registration statement and prospectus contained materially false and misleading statements and omissions, which resulted in the financial statements being restated by Opnext due to an error in the valuation of inventory consigned to one of its contract manufacturers. On June 30, 2008, the DNJ appointed a lead plaintiff, and on July 30, 2008, the lead plaintiff filed a consolidated class action complaint. The underwriter defendants filed an answer and affirmative defenses to the consolidated complaint on October 21, 2008. On January 30, 2009, the DNJ entered an order referring the matter to non-binding mediation and staying any further discovery in the litigation until April 30, 2009. On October 2, 2009, plaintiffs filed a motion for preliminary approval of settlement and, on October 6, 2009, the DNJ issued an order preliminarily approving the settlement and scheduling a fairness hearing for January 6, 2010.

Global Cash Litigation

        On August 18, 2008, Cowen and Company was named as a defendant, along with several other underwriters, in a consolidated complaint filed in the SDNY relating to the September 22, 2005 initial public offering and subsequent secondary offering of Global Cash Access Holdings, Inc. ("GCA") common stock. The consolidated complaint alleges generally that the registration statements and prospectuses for the GCA IPO and secondary offering were false and misleading and failed to disclose, among other things, that GCA incorrectly calculated the amount of commissions payable to GCA's customers and that GCA's financial statements understated the company's expenses and overstated net income for 2005 and 2006. On September 18, 2008, the SDNY granted a motion made by certain defendants to transfer venue of the case to the United States District Court for the District of Nevada ("DNV"). On November 14, 2008, the underwriter defendants moved to dismiss the consolidated amended complaint. On June 23, 2009, the DNV heard oral argument on defendants' motion to dismiss the consolidated amended complaint, and on June 29, 2009, the DNV issued an order denying that motion. The defendants filed an answer to the consolidated amended complaint on July 29, 2009. Pretrial discovery in the matter is underway and, pursuant to a scheduling order entered by the DNV, will continue until March 26, 2010. On October 23, 2009, plaintiffs filed a motion for class certification. The underwriter defendants' filed an opposition to that motion on November 20, 2009.

Lehman Brothers

        Certain of the hedge funds managed by Ramius used Lehman Brothers International (Europe) (which we refer to as LBIE) as one of their prime brokers and some of these funds also held assets through accounts at Lehman Brothers, Inc. (which we refer to as LBI). As a result of LBIE being placed into administration on September 15, 2008 by order of the English Court and LBI entering liquidation proceedings under the Securities Investor Protection Act of 1970, as amended, the assets, including securities and cash, held by Ramius and the hedge funds in their LBIE accounts and LBI accounts were frozen at LBIE and LBI, respectively.

        The net assets of the Ramius hedge funds held at LBIE at the time of administration, which Ramius refers to as the total net equity claim, were approximately $232.6 million. Given the great degree of uncertainty as to the status of the assets held at LBIE and the process and prospects of the return of those assets, Ramius has valued the total net equity claim at an 80% discount, or approximately $46.5 million, which Ramius believes is a reasonable estimate of value that ultimately may be recovered with respect to the total net equity claim. Since the status and ultimate resolution of the assets under LBIE's administration proceedings is uncertain, Ramius decided that only the investors who were invested at the time of the administration should participate in any profit/loss relating to the estimated recoverable Lehman claim. As such, Ramius has segregated the Lehman claims for the benefit of such investors for so long as they remain in the funds. These segregated Lehman claims do not earn management fees.

        In November 2008, one of the hedge funds managed by Ramius was appointed as a member of the unsecured creditors' committee of LBIE and representatives of Ramius have been attending regular meetings of the creditors' committee and assisting in working on solutions to provide a framework for returning assets to clients.

        In addition, Ramius currently estimates that the combined net exposure of the hedge funds to LBI amounts to approximately $18.7 million in cash and securities. On September 19, 2008, LBI was placed in a Securities Investor Protection Corporation ("SIPC") liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The status of the assets under LBI's bankruptcy proceedings has not been determined. The amount that will ultimately be recovered from LBI will depend on the amount of assets available in the fund of customer property to be established by the trustee appointed under the Securities Investor Protection Act (the "SIPA Trustee") as approved by the bankruptcy court as well as the total amount of customer claims that seek recovery from the fund of customer property. Based on recent court filings by the SIPA Trustee, the total amount of customer claims exceeds the assets that are likely to be in the fund of customer property. In addition, the court filings also indicate that Barclays plc has submitted a substantial claim against LBI relating to the asset purchase agreement entered into by Barclays with LBIE near the time of the SIPC liquidation proceeding that could affect the amount of assets that are included in the fund of customer property. As a result of these uncertainties and the timing of any distributions from LBI in respect of our customer claims, Ramius estimated its recovery with respect to our LBI exposure at 65%, which represents the present value of the mid point between what it believes are reasonable estimates of the low side and high side potential recovery rates with respect to its LBI exposure. The estimated recoverable amount by the Ramius hedge funds may differ from the actual recoverable amount of the pending LBI claim, and the differences may be material.

        As a result of Ramius being an investor in Enterprise and due to Ramius's additional direct exposure to LBIE, Ramius had a total exposure to LBIE of $12.94 million and a total exposure to LBI of $1.64 million, as of September 30, 2009. At September 30, 2009, the value of Ramius's exposure to LBIE and LBI after the mark downs discussed above, was $3.65 million.

Regulatory Inquiries and Investigations

        In addition to the civil litigation matters described above, we are also involved in a number of regulatory inquiries and investigations, which are not covered by the Indemnification Agreement. The most significant regulatory matters are as follows:

  •
  Cowen and Company has provided various data and information to the NASD (now known as FINRA) in response to its request for information as part of an industry-wide "sweep" relating to gifts, gratuities and entertainment policies, practices and procedures. On July 31, 2008, Cowen and Company received a Cautionary Action letter from FINRA indicating that it found certain deficiencies during its review but did not intend to take any disciplinary action against Cowen and Company. In addition, Cowen and Company has also received a subpoena for documents and information from the SEC, and additional requests for information from FINRA, seeking information concerning, among other things, gifts, gratuities and entertainment and the use of one of Cowen and Company's error accounts primarily involving an unaffiliated mutual fund company. In the fourth quarter of 2007, FINRA requested additional documentation, including emails, from Cowen and Company, took sworn testimony from certain of Cowen and Company's current and former employees, and engaged Cowen and Company in discussions regarding the scope and conduct of the investigation relating to the use of error accounts. FINRA's review of the error accounts is continuing and we are cooperating fully with the ongoing investigation.

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  On May 29, 2009, the Division of Enforcement of the New York Stock Exchange ("NYSE") sent a letter to Cowen and Company stating that it was commencing an investigation into certain alleged violations of NYSE order handling rules identified during an examination of Cowen and Company by the SEC's Office of Compliance Inspections and Examinations. Cowen and Company is cooperating fully with the investigation.

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  On June 9, 2009, the Office of the United States Trustee for the District of Delaware sent a letter to Cowen and Company requesting informal discovery relating to Cowen and Company's retention as financial advisor to a debtor corporation involved in a Chapter 11 bankruptcy proceeding pending before the United States Bankruptcy Court for the District of Delaware. Cowen and Company has fully responded to the requests from the U.S. Trustee and has not received any further inquiries.

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  On July 13, 2009, FINRA sent written notification to Ramius that it intends to recommend an enforcement action against Ramius's broker-dealer subsidiary, referred to as Ramius Securities, pertaining to finder's fees which were paid by another party in connection with certain transactions executed by Ramius Securities' former securities lending business in 2003 and 2004, in violation of marketplace rules. Ramius is cooperating fully with this FINRA investigation.

BOARD AND MANAGEMENT OF COWEN GROUP

Executive Officers and Directors

        Set forth below is certain information about our directors and executive officers as of December 4, 2009.

Name	Age	Position
Peter A. Cohen	63	Chief Executive Officer and President, Chairman of the Board of Directors
Jules B. Kroll	68	Director
David M. Malcolm	62	Chief Executive Officer and President of Cowen and Company, LLC, Director
Jerome S. Markowitz	69	Director
Jack H. Nusbaum	68	Director
L. Thomas Richards, M.D.	40	Director
Edoardo Spezzotti	56	Director
John E. Toffolon, Jr.	58	Director
Charles W.B. Wardell, III	64	Director
Joseph R. Wright	70	Director
Morgan B. Stark	70	Chief Executive Officer and President of Ramius LLC, member of the Company's Executive and Operating Committees
Thomas W. Strauss	67	Chief Executive Officer and President of Ramius Alternative Solutions, member of the Company's Executive and Operating Committees
Stephen A. Lasota	46	Chief Financial Officer
Marran H. Ogilvie	41	Chief of Staff
Jeffrey M. Solomon	43	Chief Strategy Officer and Chairman of the Investment Committee
Christopher A. White	44	Chief Operating Officer

        Peter A. Cohen.    Mr. Cohen serves as Chairman of Cowen Group's Board of Directors and Chief Executive Officer of Cowen Group. Mr. Cohen is a founding principal of RCG. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic's subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. Over his career, Mr. Cohen has served on a number of corporate, industry and philanthropic boards, including the New York Stock Exchange, The Federal Reserve International Capital Markets Advisory Committee, The Depository Trust Company, The American Express Company, Olivetti SpA, Telecom Italia SpA, Kroll, Inc. and L-3 Communications. He is presently a Trustee of Mount Sinai Medical Center and Vice Chairman of the Board of Directors of Scientific Games Corporation.

        Jules B. Kroll.    Mr. Kroll serves as a director of Cowen Group. Mr. Kroll is Chairman of the Board of John Jay College Foundation. Since 2008, Mr. Kroll has been the President of JEMKroll Group, a family consultancy. Mr. Kroll has also been a member of the advisory board of Metalmark Capital Partners, a private equity firm, since 2007. Mr. Kroll founded Kroll Inc. in 1972, where he served as the Chairman of the Board of Directors and Chief Executive Officer until its acquisition by Marsh & McLennan Company in 2004. Following the acquisition of Kroll Inc., Mr. Kroll served as the Vice Chairman of Marsh Inc. and as a member of Marsh McLennan International Advisory Board until his retirement from those positions in 2008. Mr. Kroll is a former Chairman of the Board of the Georgetown Law Center.

        David M. Malcolm.    Mr. Malcolm serves as a director of Cowen Group and as Chief Executive Officer and President of Cowen and Company, LLC, Cowen Group's broker-dealer subsidiary. Mr. Malcolm was previously President and Chief Executive Officer of Cowen Holdings and has been serving in this position since March 4, 2008. Mr. Malcolm has also served as Chairman, Chief Executive Officer and President of Cowen and Company since March 4, 2008. Mr. Malcolm previously served as Cowen Holding's Executive Vice Chairman from October 2006. From 2001 through 2006, Mr. Malcolm served as Head of Investment Banking. He joined Cowen Holdings in 2000 as Chairman of the Executive Committee from Société Générale, where he served as Head of Leveraged Finance. Prior to joining Société Générale in 1996, Mr. Malcolm was a Senior Managing Director at Bear Stearns. Mr. Malcolm also served as a Managing Partner of Anthem Partners, L.P., an advisory investment banking boutique. Prior to that, Mr. Malcolm was a Managing Director of The First Boston Corporation, where he founded and ran the High Yield Finance Group.

        Jerome S. Markowitz.    Mr. Markowitz serves as a director of Cowen Group. Mr. Markowitz has been a Senior Partner at Conifer Securities LLC, a boutique servicing the operational needs of investment managers, since 2006. From 1998 to 2006, Mr. Markowitz was actively involved in managing a private investment portfolio. Prior to 1998, Mr. Markowitz was Managing Director and a member of the executive committee at Montgomery Securities and was responsible for starting their private client, high yield, equity derivatives and prime brokerage divisions. Prior to joining Montgomery, Mr. Markowitz was a Managing Director of L.F. Rothschild's Institutional Equity Department. Mr. Markowitz is a director and serves on the audit committee of Market Axess Inc., and also formerly served on the advisory board of Thomas Weisel Partners Group, Inc.

        Jack H. Nusbaum.    Mr. Nusbaum serves as a director of Cowen Group. Mr. Nusbaum is Chairman of the New York law firm of Willkie Farr & Gallagher LLP and has been a partner in that firm for more than thirty years. Willkie Farr & Gallagher LLP is outside counsel to Cowen Group. Mr. Nusbaum is also a director of W. R. Berkley Corporation.

        L. Thomas Richards, M.D.    Dr. Richards serves as a director of Cowen Group. Dr. Richards served as a director of Cowen Holdings since September 12, 2006. Dr. Richards is an Emergency Medicine physician who serves on the Clinical Faculty of UCSF Medical Center. Dr. Richards is a 2003 graduate of Harvard Medical School and a graduate of Yale College. Prior to attending medical school in 1999, Dr. Richards was an investment banker in the Mergers & Acquisitions departments of several firms, including Lazard Frères & Co, UBS Securities LLC and Cowen and Company.

        Edoardo Spezzotti.    Mr. Spezzotti serves as a director of Cowen Group. Mr. Spezzotti has been with the Unicredit Group since 2006 and is a Senior Executive Vice President, member of the Unicredit Group Management Committee and a member of the Corporate and Investment Banking Executive Committee, responsible for the Corporate and Investment Banking Integration. He held the position of Global Head of Markets & Investment Banking Division until its merger with the Corporate Banking Division in March 2009. Mr. Spezzotti is also Chairman of UniCredit CAIB Poland S.A., Vice Chairman of UniCredit Menkul Degerler A.S., Turkey and a member of the Supervisory Board of ZAO UniCredit Bank, Moscow. Prior to joining the UniCredit Group, Mr. Spezzotti was a managing partner at Esfin LLP, a corporate finance firm founded in 2004, a position he continues to hold. During his extensive career in finance Mr. Spezzotti has worked at Merrill Lynch and at Goldman Sachs in various senior positions for Italy and for the EMEA region and has advised clients on numerous mergers, acquisitions and capital markets transactions.

        John E. Toffolon, Jr.    Mr. Toffolon serves as Lead Director of Cowen Group's Board of Directors. Mr. Toffolon served as non-Executive Chairman of Cowen Holdings from July 2008 through the closing of the Transactions. Mr. Toffolon previously served as Cowen Holding's Lead Independent Director from June 2007 until his appointment as Chairman, and has been a member of Cowen Holding's Board of Directors and has served as the Chairman of Cowen Holding's Audit Committee since September 2006. Since May 2009, Mr. Toffolon has served as a member of the Board of Directors and as the Chairman of the audit committee of Westway Group, Inc., a leading global provider of bulk liquid storage services. Previously, Mr. Toffolon, in his capacity as a partner of The Shermen Group, served as the Chief Financial Officer and a member of the Board of Directors of Shermen WSC Acquisition Corp. since August 2006 until the business combination with Westway in May 2009. From 2001 to 2003, Mr. Toffolon served as an advisor to the Chairman and Chief Executive Officer of Royster-Clark, Inc., a privately-held chemicals distribution company. From 1992 to 2000, Mr. Toffolon served in various capacities, including Executive Managing Director, Chief Financial Officer and Chief Administrative Officer for Nomura Holding America, Inc. and Nomura Securities International, Inc. Mr. Toffolon also served as a member of the Boards of Directors of both Nomura companies. From 1979 to 1990, Mr. Toffolon worked at The First Boston Corporation as a Managing Director in various capacities, including Chief Financial Officer and served on the Management and Capital Commitment Committees.

        Charles W.B. Wardell, III.    Mr. Wardell serves as a director of Cowen Group. Mr. Wardell served as a director of Cowen Holdings since July 2006. Mr. Wardell is the Senior Advisor to the Chief Executive Officer and Chairman of Emerging Markets at Korn/Ferry International. Korn/Ferry International is an executive search firm with more than 70 offices throughout the world. Mr. Wardell has eight years of service with Korn/Ferry. Prior to joining Korn/Ferry, Mr. Wardell held senior positions at a number of firms, including Nordeman Grimm, American Express, Travelers, Mastercard International and Citicorp. Mr. Wardell also served as Deputy Special Assistant and Staff Assistant to Presidents Nixon and Ford, Administrative Aide to General Alexander Haig and Richard Cheney when they served as President Nixon's and Ford's Chief of Staff, respectively, and was appointed by President Ford as a Deputy Assistant Secretary of State. Mr. Wardell graduated from Harvard College and was honorably discharged as an officer in the Army after distinguished service in Vietnam. Mr. Wardell also serves on the Board of General Employment Enterprises.

        Joseph R. Wright.    Mr. Wright serves as a director of Cowen Group. Mr. Wright has served as Chief Executive Officer of Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide, since January 1, 2009 and has served as Vice Chairman of Scientific Games Corporation's Board of Directors since May 1, 2008, of which he has been a member since 2004. From July 2006 through April 2008, he served as Chairman of Intelsat, Ltd., the world's largest provider of satellite services, and as Chief Executive Officer of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006. Mr. Wright was the Chairman of GRC International, Inc. from 1996 to March 2000 and was an Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994. Mr. Wright was a member of President Reagan's Cabinet, was Director and Deputy Director of the White House Office of Management and Budget from 1982 to 1989 and was Deputy Secretary of the Department of Commerce from 1981 to 1982. He received the Distinguished Citizens Award from President Reagan in 1988. Mr. Wright is a director of Terremark Worldwide, Inc. and Federal Signal Corporation.

        Morgan B. Stark.    Mr. Stark serves as Chief Executive Officer and President of Ramius LLC and serves as a member of the Executive and Operating Committees of Cowen Group following the closing of the Transactions. Mr. Stark is a founding principal of RCG. From 1979 to 1988, Mr. Stark held senior management positions at Chemical Bank and in 1989 he became President and CEO of Chemical Securities, Inc., a Section 20 securities subsidiary. From 1993 to 1995, Mr. Stark was a portfolio manager and Managing Director with Granite Capital International Group. Mr. Stark is a former Chairman and member of the United States Treasury Borrowing Advisory Committee of the Bond Market Association. He currently serves as a member of the Investors Advisory Committee on Financial Markets for the Federal Reserve Bank of New York. He previously served as President, Vice President and member of the Board of Directors of the Dealer Bank Association. Mr. Stark's philanthropic activities include his positions as a member of the Board of Directors of the Founders Affiliate (Northeast) of the American Heart Association, member of the Investment Committee of the American Heart Association, member of the Board of Directors and Vice President of the Perlman Music Program and Chairman of the Endowment Committee of the Perlman Music Program.

        Thomas W. Strauss.    Mr. Strauss serves as Chief Executive Officer and President of Ramius Alternative Solutions and serves as a member of the Executive and Operating Committees of Cowen Group. Mr. Strauss is a founding principal of RCG. From 1963 to 1991, Mr. Strauss was with Salomon Brothers Inc. where he was admitted as a General Partner in 1972 and was appointed to the Executive Committee in 1981. In 1986, he became President of Salomon Brothers and a Vice Chairman and member of the Board of Directors of Salomon Inc., the holding company of Salomon Brothers and Phibro Energy, Inc. In 1993, Mr. Strauss became Co-Chairman of Granite Capital International Group. Mr. Strauss is a former member of the Board of Governors of the American Stock Exchange, the Chicago Mercantile Exchange, the Public Securities Association, the Securities Industry Association, the Federal Reserve International Capital Markets Advisory Committee and the U.S. Japan Business-Council. He is a past President of the Association of Primary Dealers in U.S. Government Securities. Mr. Strauss currently serves on the Board of Trustees of the U.S.-Japan Foundation and is a member of the Board of Trustees and Executive Committee of Mount Sinai Medical Center and Mount Sinai-NYU Health System.

        Stephen A. Lasota.    Mr. Lasota serves as Chief Financial Officer of Cowen Group. Mr. Lasota was appointed Chief Financial Officer in November 2009. Following the consummation of the Transactions, Mr. Lasota was the Chief Financial Officer of Ramius LLC and a Managing Director of the Company. Mr. Lasota began working at RCG in November 2004 as the Director of Tax and was appointed Chief Financial Officer in May 2007. Prior to joining RCG, Mr. Lasota was a Senior Manager at PricewaterhouseCoopers LLP. Mr. Lasota has been working in the accounting industry for over twenty years and is a Certified Public Accountant.

        Marran H. Ogilvie.    Ms. Ogilvie serves as Chief of Staff and as a member of the Operating Committee of the Company. Ms. Ogilvie joined RCG in 1994 and served as its General Counsel from 1997 to 2008. Ms. Ogilvie served as Chief Operating Officer of RCG from 2007 until November 2009. In addition, she is a member of the American Bar Association and the New York State Bar Association.

        Jeffrey M. Solomon.    Mr. Solomon serves as Chief Strategy Officer, Chairman of the Investment Committee and as a member of the Operating Committee of Cowen Group. Mr. Solomon is a founding principal of RCG. From 1991 to 1994, Mr. Solomon was at Republic New York Securities Corporation, the brokerage affiliate of Republic National Bank (now part of the HSBC Group), where he served as Chief Administrative Officer, Head of Corporate Development and Strategic Planning. Prior to joining Republic, Mr. Solomon was in the Mergers and Acquisitions Group at Shearson Lehman Brothers. Currently, Mr. Solomon serves on the Boards of Directors of Hale & Hearty Soups,

NuGo Nutrition and Tollgrade Communications, Inc. Mr. Solomon also serves on the Technical Advisory Group of the Committee on Capital Markets Regulation.

        Christopher A. White.    Mr. White serves as the Chief Operating Officer and as a member of the Operating Committee of Cowen Group. In November 2009, Mr. White served as the Chief Financial Officer of Cowen Group. Mr. White served as the Vice President of Cowen Holdings since its formation in February 2006 and was a member of the operating committee and Office of the Chief Executive. Mr. White served as Chief of Staff of Cowen and Company and its predecessor entities from December 2005 and as Chief Administrative Officer of Cowen and Company and its predecessor entities from June 2006 to November 2009. Mr. White served as a member of SG Capital Partners, the Merchant Banking Division of Cowen and Company, from 2003 to December 2005. Prior to joining the Merchant Banking Division, Mr. White was in the Equity Capital Markets Group of Cowen and Company. Prior to joining Cowen in 1999, Mr. White worked at Salomon Smith Barney in the Equity Capital Markets Group. In addition, Mr. White has seven years experience as a practicing securities and mergers and acquisitions lawyer. Mr. White serves as a Director of Coleman Properties, LLC.

CORPORATE GOVERNANCE

  Composition of the Cowen Group Board of Directors

        Of the individuals currently serving on the board of directors of Cowen Group, the following members have been determined by Cowen Group's board of directors to be independent in accordance with applicable NASDAQ corporate governance rules and not to have a material relationship with Cowen Group which would impair their independence from management or otherwise compromise their ability to act as an independent director: Jules B. Kroll, Jerome S. Markowitz, Jack H. Nusbaum, L. Thomas Richards, M.D., John E. Toffolon, Jr. and Charles W.B. Wardell, III.

        In addition, BA Alpine Holdings, Inc. (a third party investor in RCG) has the right to designate one of the six individuals appointed by RCG for nomination to the Cowen Group board of directors, currently Mr. Spezzotti, until certain of its affiliates own less than 4.9% of the outstanding common stock of Cowen Group (including shares held by RCG that are attributable to BA Alpine Holdings, Inc.) throughout any consecutive ninety-day period. Cowen Group has agreed to nominate the BA Alpine Holdings, Inc. designee as part of the slate of directors proposed by Cowen Group in connection with any vote to elect the board of directors of Cowen Group, and RCG has agreed to vote all of the shares of our Class A common stock that it holds in favor of the election of such nominee.

        See the section titled "Board and Management of Cowen Group" for more information on the individuals who serve on the board of directors of Cowen Group.

  Classification of the Cowen Group Board of Directors

        Cowen Group has one class of directors.

  Committees of the Cowen Group Board of Directors

        The Cowen Group board of directors has three standing committees: (a) an audit committee, (b) a compensation committee and (c) a nominating and corporate governance committee.

        The following directors currently serve as members of the Cowen Group audit committee: Jerome S. Markowitz, L. Thomas Richards, M.D., John E. Toffolon, Jr. and Charles W.B. Wardell, III.

        The following directors currently serve as members of the Cowen Group compensation committee: Jules B. Kroll, Jerome S. Markowitz, Edoardo Spezzotti, John E. Toffolon, Jr. and Charles W.B. Wardell, III.

        The following directors currently serve as members of the Cowen Group nominating and corporate governance committee: Jules B. Kroll, Jack H. Nusbaum, L. Thomas Richards, M.D. and Edoardo Spezzotti.

        Unless and until BA Alpine Holdings, Inc. and its affiliates beneficially own, in the aggregate, less than 10% of the common stock of Cowen Group (including shares held by RCG that are attributable to BA Alpine Holdings, Inc.) throughout any consecutive ninety-day period following the closing of the Transactions, Cowen Group is obligated to use its reasonable best efforts to cause the director designated by BA Alpine Holdings, Inc. to be a member of each such committee.

        Solely for the purpose of including Mr. Spezzotti, the director designated by BA Alpine Holdings, Inc., as a member of each of the compensation committee and the nominating and governance committee, Cowen Group has elected to be treated as a "controlled company" for purposes of NASDAQ Rule 5615(c)(2). Under this rule, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a "controlled company" and is exempt from certain corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. Even though Cowen Group is treated as a "controlled company," a majority of its board of directors consists of independent directors and each member of each of the compensation committee and the nominating and governance committee other than the director designated by BA Alpine Holdings, Inc. is independent.
  Director Compensation

        It has been proposed that outside director compensation be $125,000 per annum per director, payable 50% in cash and 50% in shares of our Class A common stock. Committee chairman compensation is proposed to be $7,000 per annum. This proposal remains under consideration by the Compensation Committee of Cowen Group.

  Director Resignation; Removal; Vacancies

        Under the Cowen Group amended and restated certificate of incorporation, a director may resign his office at any time, and any director may be removed from office with or without cause at any time by the affirmative vote of stockholders holding at least a majority of the outstanding shares of Cowen Group stock entitled to vote in an election of directors, given at a meeting of stockholders at which directors are elected or at a special meeting of the stockholders.

        Under the Cowen Group amended and restated certificate of incorporation, vacancies on the Cowen Group board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if fewer than a quorum, or by a sole remaining director.

Other Agreements with BA Alpine Holdings, Inc.

        Until BA Alpine Holdings, Inc. and its affiliates no longer beneficially own any shares of Cowen Group common stock, RCG has agreed with BA Alpine Holdings, Inc. (1) not to vote the shares of Cowen Group common stock held by RCG in favor of an amendment to the terms of the Cowen Group Class B common stock without the prior consent of BA Alpine Holdings, Inc. and (2) to vote the shares of Cowen Group common stock held by RCG as directed by BA Alpine Holdings, Inc. with respect to an amendment to the terms of Cowen Group's certificate of incorporation or by-laws which is intended to discriminate against BA Alpine Holdings relative to the other members of RCG.

        Until November 2, 2011, each of RCG, its managing member and certain RCG members who are also principals of RCG (some of whom are also members of RCG's managing member and some of whom will be officers of Cowen Group following the closing of the Transactions) has agreed with BA Alpine Holdings, Inc. not to engage in any transaction with Cowen Group or any of its controlled affiliates without the prior consent of BA Alpine Holdings, Inc., subject to certain exceptions.

  Vacancies on the Cowen Group Board of Directors

        Vacancies on the Cowen Group board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, although fewer than a quorum.

Matters Relating to Cowen Group Stockholders

  Special Meetings of Cowen Group Stockholders

        Special meetings of Cowen Group stockholders may be called by the Chairman of the Cowen Group board of directors, by the President, or by a majority of the board of directors at any time in office.

  Action without a Meeting

        No action may be taken by Cowen Group stockholders without a meeting, and Cowen Group stockholders may not act by written consent.

  Advance Notice Requirement for Stockholder Proposals

        In order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Cowen Group's Corporate Secretary.

        To be timely, a stockholder's notice of business must be delivered to Cowen Group's Corporate Secretary at the principal executive offices of Cowen Group:

  •
  not less than ninety nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; or

  •
  if the date of the annual meeting is changed by more than thirty days from such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received at the principal executive offices of Cowen Group no later than the close of business on the tenth day following the earlier of (i) the date on which notice of the date of the meeting was mailed and (ii) the date on which public disclosure of the meeting date was made.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

        Peter A. Cohen currently serves on the compensation committee of Scientific Games Corporation, whose current chief executive officer, Joseph R. Wright, serves as a director of Cowen Group.

Transactions with Related Persons

  Side-by-Side Investments

        To the extent permissible by applicable law, our principals and certain eligible employees, as well as such individuals' immediate family members and other investors they refer to us, have historically been permitted to invest their own capital either directly in, or in side-by-side investments with, our alternative investment management funds. Side-by-side investments are investments in assets substantially similar to the investments of the applicable fund. Direct investment in, or side-by-side investments with, our funds by such individuals are generally made on the same terms and conditions as the investments made by other third-party investors in the funds, except that such investments are subject to discounted management and performance fees. Certain Company employees who are eligible to make such investments will be permitted to invest their own capital either directly in, or in side-by-side investments with, our funds on the same terms currently available to our employees.

  Cowen Healthcare Royalty Partners

        In connection with Mr. Malcolm's election as President and Chief Executive Officer of Cowen Holdings, he received the right to purchase 6.25% of the general partner of Cowen Healthcare Royalty Partners, L.P. Mr. Malcolm purchased this interest in March 2008.

        On August 7, 2009, Christopher A. White entered into an agreement with Cowen Holdings whereby Mr. White was awarded the right to receive an amount equal to 0.15387% of the profits, if any, in excess of certain minimum levels, earned by the general partner of Cowen Healthcare Royalty Partners, L.P. The award vests in two equal installments, with 50% vesting on the second anniversary of the grant date and 50% vesting on the third anniversary of the grant date, subject to Mr. White's continued employment. Mr. White was one of seventeen Cowen Holdings employees who have received such an award.

  Employment Arrangements

        Andrew Cohen, the son of Peter A. Cohen, is a Director of Ramius, and earned in 2008 approximately $450,000 in cash, as well as $100,000 in phantom REOP awards (as described below). Mason Stark, the son of Morgan B. Stark, is a Managing Director of Ramius, and earned in 2008 $492,000 in cash, as well as $150,000 in equity REOP awards (as described below). The REOP awards of both Andrew Cohen and Mason Stark earned in 2008 have fully vested. In addition, each of Andrew Cohen and Mason Stark received transaction REOP awards in RCG, which correspond to 57,189 shares and 45,751 shares, respectively, of our Class A common stock.

  Real Estate

        The Company makes certain office systems and space available at a monthly rate of approximately $16,800 to JEMKroll Group, a family consultancy owned and operated by Jules B. Kroll.

  Services Agreement with RCG

        The Company and RCG are parties to a services agreement, under which the Company provides certain services (including accounting services, distribution of annual statements to members of RCG, maintenance and storage of RCG books and records, and coordination services relating to the sale and distribution of restricted shares of our Class A common stock held by RCG), to RCG for a total annual cost to RCG not to exceed $12,000, for a term not to exceed four years from the closing of the Transactions and terminable upon the mutual agreement of both parties.

Review and Approval of Transactions with Related Persons

        To minimize actual and perceived conflicts of interests, it is anticipated that our board of directors will adopt a written policy governing transactions in which the Company is a participant, the aggregate amount involved is reasonably expected to exceed $120,000, and any of the following persons has or may have a direct or indirect material interest in the transaction: (a) our executive officers, directors (including nominees) and certain other highly compensated employees, (b) stockholders who own more than 5% of our common stock, and (c) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law or person (other than a tenant or employee) sharing the same household of any person described in (a) or (b) above. These transactions will be considered "related person transactions."

        Unless exempted from such policy as described below, the policy will require that related person transactions must be reported to our General Counsel, Deputy General Counsel or Chief Compliance Officer who will then submit the related person transaction for review by our Audit Committee. The Audit Committee will review all relevant information available to it and will approve or ratify only those related person transactions that it determines are not inconsistent with the best interests of the Company. If our General Counsel, Deputy General Counsel or Chief Compliance Officer determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review, and, in its discretion, may ratify the related person transaction at its next meeting, or at the next meeting following the date that the related person transaction comes to the attention of our General Counsel, Deputy General Counsel or Chief Compliance Officer. However, the General Counsel, Deputy General Counsel or Chief Compliance Officer may present a related person transaction that arises between Audit Committee meetings to the Chair of the Audit Committee, who will review and may approve the related person transaction, subject to the Audit Committee's ratification at its next meeting.

        It is anticipated that any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing will be reviewed annually by the Audit Committee to ensure that such transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board anticipates it will determine that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy:

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  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction;

  •
  a transaction with a significant stockholder, or such stockholder's immediate family members, who has a current Schedule 13G filed with the SEC with respect to such stockholder's ownership of our securities; and

  •
  a transaction that is specifically contemplated by provisions of our charter or bylaws.

        The board anticipates the policy will provide that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

COMPENSATION DISCUSSION AND ANALYSIS

        As a newly formed company with a limited operating history, our overall compensation philosophy is still being developed by our Compensation Committee in consultation with its outside advisors and management. Among the policies and practices being considered by our Compensation Committee are new equity grants under the two equity incentive plans assumed in connection with the Transactions and the establishment of an annual performance-based bonus plan pursuant to which annual bonuses will be calculated. Before making any new compensation decisions with respect to any executive, the Compensation Committee intends to consider various objective and subjective factors, including, without limitation, obligations under pre-existing employment agreements, the executive's skills and capabilities, the executive's contributions to the management team and overall company performance, and whether the total compensation potential and structure is sufficient to ensure the retention of the executive.

        Prior to the completion of the Transactions on November 2, 2009, we did not pay any compensation to any of our executive officers. We entered into employment agreements with several individuals who became our executive officers upon the closing of the Transactions, including our Chief Executive Officer, Peter A. Cohen, and Christopher A. White, who served as our Chief Financial Officer until November 23, 2009, and who now serves as our Chief Operating Officer, and our other executive officers, Morgan B. Stark, Thomas W. Strauss, and David M. Malcolm, which agreements became effective upon the closing of the Transactions. The material terms of the agreements are described below. The material terms of the compensation of Stephen A. Lasota, our Chief Financial Officer since November 23, 2009, who is not party to an employment agreement with the Company, are also described below.

  David M. Malcolm and Christopher A. White's Agreements

        The Company is party to employment agreements with Messrs. Malcolm and White, formerly employees of Cowen Holdings, which became effective on November 2, 2009, upon the closing of the Transactions. Mr. Malcolm's employment agreement supersedes his previous employment agreement with Cowen Holdings, while Mr. White did not have a preexisting agreement with Cowen Holdings.

        The employment agreements provide, among other things, with respect to Mr. Malcolm, that he will be employed as the Chief Executive Officer and President of the Company's Broker-Dealer Subsidiary, and will serve as a member of the Company's Board of Directors and as a member of the Company's Executive Management Committee and Operating Committee, and with respect to Mr. White, that he will be employed as a Managing Director and Chief Operating Officer of the Company and will serve as a member of the Company's Operating Committee. Messrs. Malcolm and White are entitled to annual base salaries of $450,000 and $400,000, respectively, and will be eligible to receive an annual performance-based bonus as determined, with respect to Mr. Malcolm, by the Compensation Committee of the Board of Directors and, with respect to Mr. White, by Mr. Malcolm and the Chief Executive Officer of the Company. Mr. Malcolm is entitled to a guaranteed minimum bonus of $200,000 for each completed calendar year ending during the term of employment.

        Under the terms of these employment agreements, Messrs. Malcolm and White waived their rights to accelerated vesting upon completion of the Transactions of their Cowen Holdings equity compensation awards granted prior to the completion of the Transactions. Messrs. Malcolm and White also agreed not to sell any shares held by them as of the completion of the Transactions or received in respect of equity awards granted prior to the completion of the Transactions until the one-year anniversary of the Transactions, with exceptions for qualifying terminations of their employment, a change in control of the Company and the payment of taxes. Mr. Malcolm also waived his rights to severance under his previous employment agreement with Cowen Holdings, which would have entitled him to a $5 million change in control severance payment and a lump sum payment of $2.25 million in respect of senior advisor fees in connection with a qualifying termination of his employment following completion of the Transactions.

        Under the terms of his employment agreement, Mr. Malcolm received a cash payment of $1.5 million and a restricted equity grant of 288,832 shares of the Company's Class A common stock upon the completion of the Transactions, in lieu of any change in control related payments under his previous employment agreement with Cowen Holdings. The restricted equity grant will vest in two equal installments on each of the second and third anniversaries of the completion of the Transactions, subject to earlier vesting if Mr. Malcolm is terminated under specified circumstances or if there is a change in control of the Company. The Company granted Mr. White 115,533 restricted shares of the Company's Class A common stock upon completion of the Transactions, with the same vesting and other terms as those described above for Mr. Malcolm. In addition, the Company granted Mr. White an additional 68,682 shares of restricted Class A common stock of the Company as a retention award in connection with the consummation of the Transactions. This restricted equity grant will vest in two equal installments on each of the second and third anniversaries of the grant date, December 2, 2009, subject to earlier vesting if Mr. White is terminated under specified circumstances and subject to forfeiture if Mr. White is terminated for "cause" or voluntarily resigns.

        If Mr. Malcolm's or Mr. White's employment is terminated by the Company without "cause" or by the executive with "good reason," the executive will be entitled to the following:

  •
  specified accrued obligations;

  •
  vesting of his equity compensation awards and exercisability of any stock options for the remainder of their terms; and

  •
  with respect to Mr. Malcolm, a cash payment equal to the sum of $2.25 million, his prior year's base salary and the cash portion of his prior year's bonus, as well as vesting of his interest in Cowen Healthcare Royalty Partners consistent with the terms of his previous employment agreement with Cowen Holdings.

        Mr. Malcolm's cash severance payments are subject to his signing and not revoking a separation and release agreement.

        Mr. Malcolm's employment agreement retains the senior advisor provisions from his previous employment agreement with Cowen Holdings, except that he may not retire prior to the date in the first quarter of 2012 on which 2011 annual bonuses are paid. Accordingly, if Mr. Malcolm terminates his full-time employment due to his retirement, he would serve as a senior advisor to the Company for a three-year term, at an annual base salary of $750,000, and the Company would provide him, his spouse and his dependents with health and medical benefits during this three-year term (to the extent permitted by the terms of the applicable plans). Provided that Mr. Malcolm complies with the covenant not to compete to which he will be subject while a senior advisor, any unvested equity awards held by Mr. Malcolm will continue to vest in accordance with their terms. In addition, in the event of a change in control of the Company while Mr. Malcolm is a senior advisor, he would generally be entitled to receive a lump-sum cash payment equal to the unpaid balance of his base salary for the remainder of the three-year term.

        Messrs. Malcolm and White have agreed to abide by an ongoing confidentiality obligation to not solicit customers and employees while they are employed by the Company and for one year after their employment with the Company ends, and to not compete during the term of their employment with the Company. In addition, if Mr. Malcolm becomes a senior advisor as described above, he would be subject to a similar agreement not to solicit while employed as a senior advisor and for two years after he is no longer employed as a senior advisor and a similar agreement not to compete while employed as a senior advisor and for one year after he is no longer employed as a senior advisor.

  Stephen A. Lasota's Compensation

        Mr. Lasota was appointed to serve as the Chief Financial Officer of the Company in November 2009. Prior to this appointment, Mr. Lasota served as Chief Financial Officer of RCG. Mr. Lasota, who is not currently party to an employment agreement with the Company, will receive a base salary of $300,000. In connection with the Transactions, Mr. Lasota received a special grant of transaction REOP equity interests in RCG (which corresponds to 34,313 shares of the Company's Class A common stock), which will vest in two equal installments on each of the second and third anniversaries of the completion of the Transactions, subject to earlier vesting in the event of certain qualifying terminations of employment or a change in control of the Company.

  Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss' Agreements

        The Company is party to employment letter agreements with Messrs. Cohen, Stark, and Strauss, each of whom is a member of RCG's managing member, C4S & Co., LLC (which we refer to as C4S) and a former employee of RCG, which became effective on November 2, 2009, upon the closing of the Transactions. Mr. Strauss' employment agreement supersedes his previous employment agreement with RCG, while Messrs. Cohen and Stark did not have preexisting agreements with RCG. The material terms of the agreements are as follows:

        Mr. Cohen's Agreement.    Mr. Cohen's agreement provides that he will serve as the Chairman and Chief Executive Officer of the Company. During the term of his employment, Mr. Cohen will be entitled to an annual base salary of $500,000 and an annual performance-based bonus of no less than $250,000 for each completed calendar year ending during the term of employment. In the event that Mr. Cohen's employment is terminated for any reason other than cause or by reason of his death or disability, or if he resigns for good reason (with cause, disability, and good reason each being defined in his agreement), he will be entitled to the following: (i) accrued obligations (earned but unpaid base salary and annual bonus), (ii) a lump sum cash payment equal to two times the sum of his base salary plus his annual bonus for the year in which termination occurs, (iii) immediate vesting of outstanding equity awards and (iv) all outstanding stock options will remain exercisable for the remainder of their respective terms (we refer to the benefits described in clauses (iii) and (iv) as the Equity Benefits). In the event Mr. Cohen is terminated due to his death or disability, he or his estate will be entitled to the accrued obligations and the Equity Benefits. Mr. Cohen's agreement subjects him to non-competition and non-solicitation obligations while he is employed, and non-solicitation obligations for one year following a termination of employment for any reason.

        Mr. Stark's Agreement.    Mr. Stark's agreement provides that he will serve as the Chief Executive Officer and President of the Company's Hedge Fund Subsidiary. The material terms of Mr. Stark's agreement, including those relating to compensation, severance, and restrictive covenants, are identical to those contained in Mr. Cohen's agreement, except that if Mr. Stark is terminated for any reason other than cause or by reason of his death or disability, or if he resigns for good reason (with cause, disability, and good reason each being defined in his agreement), he will also be entitled to an additional cash payment equal to $1.5 million. In addition, Mr. Stark's agreement provides that if he retires on or after December 31, 2010, he will be employed by the Company as a Senior Advisor beginning on the date of his retirement and for three years thereafter, which employment will be governed by a Senior Advisor Agreement. The Senior Advisor Agreement entitles Mr. Stark to an annual base salary of $750,000 and continued vesting of his equity awards and provides that if the Company undergoes a change in control (as defined in the Senior Advisor Agreement) during the term of Mr. Stark's employment as a senior advisor, he will be entitled to a lump sum cash payment equal to the unpaid balance of his base salary for the remainder of the three-year term of his employment. The Senior Advisor Agreement subjects Mr. Stark to non-solicitation obligations during the term of his employment and for two years thereafter, and non-competition obligations during the term of his employment and for one year thereafter.

        Mr. Strauss's Agreement.    Mr. Strauss's agreement provides that he will serve as the Chief Executive Officer and President of Ramius Fund of Funds Group LLC. During the term of his employment, Mr. Strauss will be entitled to an annual base salary of $450,000 and an annual performance-based bonus of no less than $500,000 for each completed year ending during the term of employment. Mr. Strauss is also eligible to participate in the RAPP program, which is described in more detail in the section titled "Management's Analysis of Financial Condition and Results of Operations of the Company—Changes in Connection with the Transactions—Employee Ownership Program". In the event that Mr. Strauss is terminated for any reason other than cause or by reason of his death or disability, or if he resigns for good reason (with cause, disability, and good reason each being defined in his agreement) he will be entitled to the following: (i) accrued obligations, (ii) a lump sum cash payment equal to two times the greater of (A) the sum of his base salary plus his annual bonus for the year in which termination occurs and (B) the value of his RAPP program award for the year prior to the year in which termination occurs and (iii) the Equity Benefits. In the event Mr. Strauss is terminated due to his death or disability, he or his estate will be entitled to the accrued obligations and the Equity Benefits. The restrictive covenants contained in Mr. Strauss's agreement are identical to those contained in Mr. Cohen's and Mr. Stark's agreements.

        Equity Awards.    On November 2, 2009, in connection with the completion of the Transactions, Messrs. Cohen, Stark, and Strauss received, respectively, special grants of 423,195, 423,195 and 263,067 Series IV equity interests in RCG, which will generally vest in two equal installments on each of the second and third anniversaries of the completion of the Transactions, subject to earlier vesting in the event of certain qualifying terminations of employment or a change in control of the Company. These grants were awarded to Messrs. Cohen, Stark, and Strauss to reflect the overall change in structure of their compensation packages from equity holders of RCG to employees of the Company and represent the right to receive distributions of Company common stock pursuant to the provisions of RCG's operating agreement.

Other Compensation Information

        The following discussion sets forth a description of the compensation earned with respect to services performed in 2008 by our executive officers for their former employers and predecessors to our business, RCG and Cowen Holdings. The compensation described in this section is not an indication of amounts that such executives may earn from us with respect to future services, which will be earned pursuant to their employment agreements and any other benefits plans or arrangements that we implement as part of our overall compensation program, in each case as described above.

  Compensation Earned by Former RCG Executives

        RCG had sought to align the interests of its owners with those of the investors in RCG products. As such, Messrs. Cohen, Stark, and Strauss did not historically receive any salary or bonus as employees of RCG; rather, through their ownership interests in RCG, they were entitled to receive distributions that were based on the annual profitability of RCG. In addition, in lieu of a salary, Messrs. Cohen and Stark historically received guaranteed payments in respect of their ownership interests in RCG in amounts determined to be appropriate collectively by the managing members of C4S. In 2005, Ramius Fund of Funds Group LLC entered into an employment agreement with Mr. Strauss to better align his compensation with the business of Ramius Fund of Funds Group LLC, specifically, and he ceased being compensated exclusively in connection with his ownership interest in C4S. Pursuant to his employment agreement and as Chief Executive Officer of Ramius Fund of Funds Group LLC, Mr. Strauss received a fixed salary in the form of a draw against distributions relating to his ownership of RCG; however, a substantial portion of Mr. Strauss's total compensation was based on the net profits of Ramius Fund of Funds Group LLC through the grant of interests under the RAPP program.

        RCG did not have a compensation committee. Historically, all compensation determinations relating to Messrs. Cohen, Stark, and Strauss, including allocations of distributions in respect of their ownership of RCG through their ownership of C4S, which is entitled to receive 35% of the net profits of RCG, were made collectively by the managing members of C4S.

        The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2008, Messrs. Cohen, Stark and Strauss.

Name and Principal Position	Year	Salary ($)		Equity Awards ($)		All Other Compensation(1) ($)	Total(2) ($)
Peter A. Cohen	2008	—		—		$143,632	$143,632
Managing Member
Morgan B. Stark	2008	—		—		$75,869	$75,869
Managing Member
Thomas W. Strauss	2008	$603,638	(3)	$706,672	(4)	$85,658	$1,395,968
Managing Member and Chief Executive Officer of Ramius Fund of Funds Group LLC

(1)
The amounts shown in the "All Other Compensation" column are attributable to perquisites and other personal benefits or compensation not reported elsewhere in the table. Perquisites in 2008 for each of Messrs. Cohen, Stark and Strauss included a company match under the 401(k) plan as well as company-provided group term life and long-term disability insurance. Additionally, Mr. Cohen was reimbursed $33,240 for tax and financial planning expenses reimbursed by Ramius as well as $88,578 representing 60% of the total cost of a car and driver provided to him for his personal use. Mr. Stark was reimbursed $53,506 for tax and financial planning expenses reimbursed by Ramius, and Mr. Strauss was reimbursed $63,295 representing 50% of the total cost of a car and driver provided to him for his personal use. The cars and drivers used by Messrs. Cohen and Strauss for personal use were available for use by RCG personnel at other times for business purposes.

(2)
Other than the "All Other Compensation" disclosed above, neither Mr. Cohen nor Mr. Stark historically received any compensation from RCG, and each had been compensated primarily in the form of the increased value of his respective ownership interests in RCG and C4S and distributions with respect to such interests. In 2008, Messrs. Cohen and Stark received guaranteed payments with respect to their respective ownership interests in RCG and C4S equal to $537,028 and $499,522, respectively, which amounts were less than prior years' guaranteed payment, to reflect economic performance during such year.

(3)
Mr. Strauss's employment agreement with Ramius Fund of Funds Group LLC entitled him to an annual base salary of $650,000 and a minimum annual bonus of $500,000. Due to the financial underperformance of Ramius Fund of Funds Group LLC, Mr. Strauss agreed to forego his minimum bonus in respect of RCG's 2008 fiscal year and receive a reduced base salary for 2008.

(4)
This amount represents the dollar amount recognized during 2008 for financial statement reporting purposes in accordance with ASC Topic 718 in respect of the interests in which Mr. Strauss vested in 2008 pursuant to RAPP interests awarded to him prior to 2008.

        The following table sets forth the outstanding RCG equity awards held by Messrs. Cohen, Stark and Strauss as of December 31, 2008.

Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)
Peter A. Cohen	—	—
Morgan B. Stark	—	—
Thomas W. Strauss	—	$686,383	(1)

(1)
The amount in this column represents the market value as of December 31, 2008, of the portion of Mr. Strauss's unvested RAPP interests that represent equity units of RCG, which are denominated by reference to dollar value, not number of units. These interests vested in full upon the closing of the Transactions.

        The following table sets forth information relating to the vesting of unvested RCG equity interests held by Messrs. Cohen, Stark and Strauss during 2008.

Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter A. Cohen	—	—
Morgan B. Stark	—	—
Thomas W. Strauss	—	$706,672	(1)

(1)
The amount in this column represents the value realized by Mr. Strauss in respect of the portion of his RAPP interests earned in prior years that vested in 2008 that represent equity units of RCG, which are denominated by reference to dollar value, not number of units. This amount is also disclosed as having been earned by Mr. Strauss in 2008 in the Equity Awards column of the table above.

        The following table sets forth information relating to the accumulated pension benefits for Messrs. Cohen, Stark, and Strauss in the Ramius LLC Cash Balance Plan as of December 31, 2008.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter A. Cohen	Ramius LLC Cash Balance Plan	3	$534,856	—
Morgan B. Stark	Ramius LLC Cash Balance Plan	3	$629,243	—
Thomas W. Strauss	Ramius LLC Cash Balance Plan	3	$597,781	—

        Ramius maintained the Ramius LLC Cash Balance Plan, pursuant to which participants received an annual contribution credit (based on age and "tier" of participation) and an annual interest credit (based on 30-Year Treasury Bills) on the balances in their respective accounts. Based on their respective ages, the plan accounts for Messrs. Cohen, Stark and Strauss were credited in 2008 with contributions of $170,000, $200,000 and $190,000, respectively. Participants were able to elect payments in the form of a lump sum distribution or among several annuity options. All participants were 100% vested in their account balances at all times. A participant in the plan was entitled to receive his accumulated benefits upon any separation from service.

        The following table shows information regarding nonqualified deferred compensation earned but not received by Messrs. Cohen, Stark, and Strauss as of December 31, 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Peter A. Cohen	—	—	—		—		—
Morgan B. Stark	—	—	—		—		—
Thomas W. Strauss	—	—	$(439,535	)(1)	$706,672	(2)	$620,815	(3)

(1)
The amount in this column represents the notional earnings (or losses) during 2008 on the portion of Mr. Strauss's RAPP interests that represents a nominal investment in RCG fund of funds products.

(2)
The amount in this column represents the amount distributed to Mr. Strauss in 2008 in respect of that portion of his RAPP interests that vested during 2008 that represents a nominal investment in RCG fund of funds products.

(3)
The amount in this column represents the aggregate value of that portion of Mr. Strauss's outstanding RAPP interests that represents a nominal investment in RCG fund of funds products.

  Potential Payments Upon a Termination or Change in Control

        For information relating to amounts to which Mr. Cohen, Mr. Stark, or Mr. Strauss will be entitled upon certain termination events or a change in control, please see the discussion above relating to their current employment agreements with the Company.

  Compensation Earned by Former Cowen Holdings Executives

        Messrs. Malcolm and White were members the Office of the Chief Executive of Cowen Holdings, or the OCE, as of December 31, 2008. Subject to the oversight of the Cowen Holdings Board of Directors, the OCE was responsible for establishing policies and procedures regarding overall corporate decisions, including investment decisions, legal, regulatory and compliance matters, insurance coverage, human resources and administration and tax matters. In addition, the OCE set general compensation policies, determines our financing requirements, objectives and principles, and considers, where appropriate, acquisitions, dispositions and other significant transactions.

  Compensation Philosophy and Objectives

        Historically, Cowen Holdings sought to maintain a ratio of compensation and benefit expense to revenues in an amount between 58% and 60%, excluding expense associated with the initial grant of restricted stock and options in connection with Cowen Holdings' initial public offering in 2006. Market conditions deteriorated throughout 2008, and Cowen Holdings' revenues likewise suffered as the capital raising portion of Cowen Holdings' revenue base was effectively eliminated. Based on performance in 2008, Cowen Holdings elected to accrue compensation at 62% of revenues, excluding expense associated with the initial grant of equity in connection with the initial public offering. The success of Cowen Holdings' business was based largely on the quality of its employees, and Cowen Holdings sought to continually monitor the market for their services and seek to offer competitive compensation. Cowen Holdings sought to maintain compensation levels within a target range; however, Cowen Holdings believed it was in its stockholders' best interest to attempt to minimize employee turnover as a result of paying below market compensation. As a result, Cowen Holdings in the past reviewed its compensation to revenue ratio on a quarterly basis.

        Cowen Holdings' compensation program, including compensation of Messrs. Malcolm and White, was designed to achieve three objectives:

  •
  Pay for Performance. A significant portion of the total compensation paid to Messrs. Malcolm and White was variable. The amount of compensation paid was determined based on: (i) the performance of Cowen Holdings on an absolute basis through a comparison of its results to competitor firms; (ii) an evaluation of each executive's contribution to Cowen Holdings; and (iii) his performance against individualized qualitative goals.

  •
  Align Executive Officers' Interests with Stockholders' Interests. Cowen Holdings believed that deferred compensation aligned the interests of its executive officers with those of its stockholders and ensured that its employees were focused on the long-term performance of Cowen Holdings. In 2008, Cowen Holdings paid certain employees a portion of their year-end bonus in the form of deferred cash and/or deferred equity awards subject to service-based vesting requirements. In connection with fiscal 2008 bonus payments, most employees earning at least $300,000 in total compensation for the year received a portion of their bonus in deferred cash or deferred equity. Pursuant to the deferred compensation formula approved by the Cowen Holdings Compensation Committee, the percentage of total compensation paid in deferred cash or deferred equity increases as total compensation increases.

  •
  Recruiting and Retention. Cowen Holdings operated in an intensely competitive industry, and Cowen Holdings believed that its success was closely related to its recruiting and retention of highly-talented employees and a strong management team. Cowen Holdings tried to keep its compensation program comparable to industry practices so that its could recruit and retain talented executive officers and employees.

  Setting Compensation

        The Cowen Holdings Compensation Committee was responsible for approving the compensation paid to Messrs. Malcolm and White. Although the Compensation Committee had the authority to approve compensation for these individuals, the Compensation Committee elected to present its compensation recommendations to the full Cowen Holdings Board of Directors for approval as a matter of good corporate governance. At the end of each year, the Compensation Committee would recommend to the Cowen Holdings Board that the Cowen Holdings Board approve the amount of total compensation to be paid to such individuals. In making compensation determinations, the Cowen Holdings Compensation Committee reviewed information presented to them by Cowen Holdings' executive officers, compensation peer group information and the recommendations of a compensation consultant engaged by the Cowen Holdings Committee. The Cowen Holdings Compensation Committee reviewed Cowen Holdings' compensation to revenue ratio on a quarterly basis and would adjust the compensation to revenue ratio in order to maintain Cowen Holdings' compensation philosophy of aligning the interests of its executive officers and its stockholders.

  Involvement of Executive Officers

        Mr. Malcolm, in consultation with Cowen Holdings' Vice President, General Counsel and employees in its Human Resources department, would assist the Cowen Holdings Compensation Committee with its work. These individuals assisted the Cowen Holdings Compensation Committee by presenting information to the Cowen Holdings Compensation Committee and making recommendations for the Cowen Holdings Compensation Committee's review and consideration. Such information and recommendations would include, among other things, the compensation that should be received by the executive officers and certain other highly compensated employees; performance evaluations; financial information regarding Cowen Holdings that should be reviewed in connection with compensation decisions; the firms to be included in a compensation peer group; and the evaluation and compensation process to be followed by Cowen Holdings' Compensation Committee. Mr. Malcolm would recuse himself from all discussions regarding his compensation recommendations and determinations.

  Compensation Peer Group

        In making compensation decisions, Cowen Holdings' Compensation Committee reviewed two sets of peer group data. One set of data included a compensation peer group of firms identified by management with which Cowen Holdings competed for executive talent. For 2008, Cowen Holdings' compensation peer group consisted of Greenhill & Co., Inc., Jefferies Group, Inc., JMP Securities, Keefe, Bruyette & Woods, Inc., Knight Capital Group, Lazard LLC, Piper Jaffray & Co., and Thomas Weisel Partners Group, LLC. Management, together with PricewaterhouseCoopers (PWC), the Cowen Holdings Compensation Committee's compensation consultant, gathered and provided information to the Cowen Holdings Compensation Committee relating to the compensation of the executive officers of these peer firms, including annual base salary, annual cash bonus, equity awards and all other compensation. The Cowen Holdings Compensation Committee considered these data when determining Cowen Holdings' 2008 compensation levels to ensure that compensation levels were competitive relative to the compensation paid by the peer group.

        The other set of peer group data consisted of external market surveys provided by MGMC, Inc., a compensation advisory firm. These market surveys allowed the Cowen Holdings Compensation Committee to benchmark each executive officer's total compensation against that of certain boutique investment banks and global investment banks. Cowen Holdings used these external market surveys because Cowen Holdings competed with companies of various sizes for executive officers and other senior employees. For 2008, the boutique investment banks included the following firms: BNP Paribas, Dresdner, Jefferies Group, Inc., JMP Securities, Knight Securities, Lazard LLC, Piper Jaffray & Co. and Thomas Weisel Partners Group, LLC. The global investment banks included the following firms: Bank of America, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JPMorgan Chase, Lehman Brothers, Merrill Lynch, Morgan Stanley and UBS. Each executive officer's total compensation for each of 2007 and 2006, and his compensation recommendation by management to the Cowen Holdings Compensation Committee for 2008, were compared to: (i) the 2007 average, 25th, 50th and 75th percentile of total compensation of a similarly positioned executive officer at a boutique investment bank; and (ii) the 2007 average, 25th, 50th and 75th percentile of total compensation of an officer with similar functions (but not necessarily the same title) at a global investment bank. The Cowen Holdings Compensation Committee reviewed such composite market data to determine the market median compensation paid to similarly-situated executives. Market data were some of the many factors considered by the Compensation Committee when setting compensation, and the amount paid to each executive officer would be more or less than the composite market median based on the roles and responsibilities of the executive officer, experience level and other factors.

  The Impact of 2008 Market Conditions on Compensation Determinations

        Although the Cowen Holdings Compensation Committee reviewed the peer group data discussed above to assist with their determinations of appropriate compensation levels for Messrs. Malcolm and White in 2008, the Cowen Holdings Compensation Committee determined that, in light of developments in the financial markets in 2008, the historical data was not as meaningful because it did not reflect the current market environment's impact on peer compensation. Therefore, the Cowen Holdings Compensation Committee's determinations regarding 2008 total compensation were primarily focused on the Company's performance in 2008 and Messrs. Malcolm and White's respective contributions to the franchise during this tumultuous period.

  Compensation Consultant

        In 2006, the Cowen Holdings Compensation Committee engaged PWC as a compensation consultant to provide peer group analyses, competitive assessments and advice. At the request of the Cowen Holdings Compensation Committee, PWC reviewed all Cowen Holdings Compensation Committee presentation materials during 2008 and advised the Cowen Holdings Compensation Committee as to the competitiveness of the base salary and bonus recommendations presented by Mr. Malcolm, and the competitiveness of the ultimate compensation levels approved by the Cowen Holdings Board of Directors for Messrs. Malcolm and White.

  Compensation Program and Payments

        Cowen Holdings' executive compensation consisted of base salary, an annual bonus paid in the form of cash and deferred cash or equity awards and benefits, such as life insurance and other personal benefits.

  Base Salary

        When making compensation decisions, the Cowen Holdings Compensation Committee would make a determination as to the total compensation an executive officer should receive for that fiscal year, and base salary was a component of that total compensation. The purpose of base salary was to provide a set amount of cash compensation for each executive officer that was not variable in nature and was generally competitive with market practices. Each year the Cowen Holdings Compensation Committee would approve a cap on the aggregate firm-wide dollar amount of base salary increases based on a percentage of the prior year firm-wide base salary level. Historically, Cowen Holdings sought to set the base salaries of Messrs. Malcolm and White such that a significant amount of their total compensation would be derived from their annual bonus. This was consistent with standard practice within the securities industry and Cowen Holdings believed this allowed us to reward performance.

        On occasion, Cowen Holdings would adjust Messrs. Malcolm and White's base salaries within the firm-wide base salary cap described above. Cowen Holdings did not adjust salaries for Mr. Malcolm or White in 2008. Each of Messrs. Malcolm and White received a base salary of $250,000.

  Annual Bonus

        The majority of total compensation received by Messrs. Malcolm and White was paid in the form of an annual bonus. This was consistent with Cowen Holdings' view that a significant portion of compensation paid was to be based on the performance of Cowen Holdings and of each executive officer. In prior years, Cowen Holdings' senior management developed, and the Cowen Holdings Compensation Committee approved, an equity distribution grid that set forth the percentage of total compensation an employee would receive in the form of equity awards, in lieu of, not in addition to, a cash payment. In 2008, senior management recommended the use of deferred cash in addition to restricted stock awards as an additional component of deferred compensation and developed a deferred compensation formula, which set forth a percentage of total compensation an employee will receive in the form of deferred compensation awards in lieu of an immediate cash payment. The deferred component of the annual bonus was subject to vesting schedules as discussed below. The deferred compensation formula was discussed and ultimately approved by the Cowen Holdings Compensation Committee. While conducting this evaluation, the Cowen Holdings Compensation Committee reviewed the practices of its peer companies. For fiscal 2008, the deferred compensation formula was set such that any employee, regardless of title, earning total compensation in excess of $250,000 would, with rare exception, receive a percentage of his compensation over $250,000 in the form of a deferred cash or equity award. According to the deferred compensation formula approved by the Cowen Holdings Compensation Committee, the percentage of total compensation that must be paid in deferred cash or equity would increase as total compensation increased. For example, according to the fiscal 2008 deferred compensation formula, an employee earning in excess of $300,000 in total compensation would have received at least 2.5% of his total compensation in the form of a deferred compensation award, while an employee earning over $1 million in total compensation would have received at least 30% of his total compensation in the form of a deferred compensation award.

        In determining the distribution of deferred cash versus deferred equity awards, the Cowen Holdings Compensation Committee evaluated the following factors:

  •
  the number of shares of restricted stock or other equity-based awards that would need to be granted to achieve the appropriate dollar amount of equity being awarded to the employee;

  •
  limiting as much as possible the dilution to Cowen Holdings' stockholders associated with the issuance of additional shares at prices below tangible book value; and

  •
  the number of shares of common stock available for grant under Cowen Holdings' 2007 and 2006 Equity and Incentive Plans.

  Compensation Determinations and Relevant Factors

        When determining the amount of annual bonus to be paid for fiscal 2008, the Cowen Holdings Compensation Committee reviewed and considered the following information:

  •
  the financial performance of Cowen Holdings as a whole and each individual business unit compared to fiscal 2007;

  •
  the financial performance of Cowen Holdings compared to comparable public companies and other companies in the securities industry;

  •
  historical compensation information for each executive officer;

  •
  with respect to Mr. White, performance evaluations prepared by Mr. Malcolm, reflecting his review and peer reviews of Mr. White, which the Cowen Holdings Compensation Committee discussed with Mr. Malcolm;

  •
  recommendations of Mr. Malcolm regarding total compensation of Mr. White, which the Cowen Holdings Compensation Committee discussed with Mr. Malcolm;

  •
  external market surveys of total compensation paid by certain boutique investment banks and global investment banks; and

  •
  base salary, cash bonus, equity awards and all other compensation paid by the compensation peer group.

  Mr. Malcolm's 2008 Compensation

        When setting fiscal 2008 total compensation for Mr. Malcolm, in addition to the terms of his former employment agreement with Cowen Holdings, the following factors significantly influenced the Cowen Holdings Compensation Committee:

  •
  Mr. Malcolm's compensation was negatively impacted by the overall annual financial performance of Cowen Holdings during fiscal 2008.

  •
  Mr. Malcolm's compensation was positively impacted by his leadership of the firm through the transition period caused by Cowen Holdings' former Chief Executive Officer's voluntary resignation.

  •
  Mr. Malcolm's compensation was positively impacted by his leadership during the unprecedented market disclocation in 2008 and his contributions to strengthening our existing platform in the difficult environment, including through strategic personnel investments and new initiatives, such as:

    •
    contributing to the continued performance of Cowen Holdings' brokerage group;

    •
    strengthening Cowen Holdings' strategic advisory practice, which resulted in increased revenue year-over-year;

    •
    contributing to the establishment and successful closing of Cowen Healthcare Royalty Partners' first fund in August 2008;

    •
    completing the acquisition of Cowen Latitude Capital Group; and

    •
    executing various cost cutting measures, which resulted in a year-over-year reduction in non-compensation expenses (excluding the $50 million non-cash goodwill impairment charge).

  Mr. White's Compensation

        When setting fiscal 2008 total compensation for Mr. White, the following factors significantly influenced the Cowen Holdings Compensation Committee:

  •
  Mr. White's compensation was negatively impacted by the overall annual financial performance of Cowen Holdings during fiscal 2008.

  •
  Mr. White's compensation was positively impacted by his respective contributions to strengthening our existing platform in the difficult market environment, and otherwise increasing the efficiency of Cowen Holdings, such as:

  •
  contributing to the establishment and successful closing of Cowen Healthcare Royalty Partners' first fund in August 2008;

  •
  completing the acquisition of Cowen Latitude Capital Group;

  •
  executing various cost cutting measures, which resulted in the year-over-year reduction in non-compensation expenses (excluding the $50 million non-cash goodwill impairment charge); and

  •
  contributing to the successful management transition following Cowen Holdings' former Chief Executive Officer's resignation.

        In February 2008, at the recommendation of Cowen Holdings' former Chief Executive Officer, and the Cowen Holdings Compensation Committee, the Cowen Holdings Board of Directors approved a special one-time cash award of $150,000 to Mr. White in connection with his efforts in assisting with the completion of certain strategic initiatives. This award did not impact the Cowen Holdings Compensation Committee's determinations regarding year-end compensation for Mr. White.

        Cowen Holdings did not sponsor any non-qualified deferred compensation plans in which either Mr. Malcolm or Mr. White was a participant.

  Tax Deductibility under Section 162(m) of the Internal Revenue Code

        The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to Mr. Malcolm or Mr. White. In 2007, Cowen Holdings sought and obtained shareholder approval for the Cowen Holdings 2007 Equity and Incentive Plan. The plan was designed to qualify compensation awarded under our annual incentive program as "performance based" to ensure that the tax deduction was available to Cowen Holdings.

        The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2008, by Messrs. Malcolm and White. No portion of the bonuses paid in restricted stock to Messrs. Malcolm and White for their fiscal 2008 performance is included in this table because such equity awards were made in 2009. The entries in the stock awards column reflect the amount of stock-based compensation recognized in each period relating to restricted stock awarded in respect of prior years performance.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
David M. Malcolm	2008	250,000	437,500	1,234,108	233,295	—		2,154,903
Chief Executive Officer
Christopher A. White	2008	250,000	335,000	169,834	30,908	150,000	(4)	935,742
Chief of Staff and Chief Administrative Officer

(1)
The amounts in this column reflect cash bonuses paid to Messrs. Malcolm and White for fiscal 2008 performance. For 2008, the amount of cash bonus for Messrs. Malcolm and White was determined by inputting each named executive officer's total compensation for the fiscal year into the deferred compensation formula. For 2008, bonuses for Messrs. Malcolm and White were entirely discretionary. Messrs. Malcolm and White received a deferred cash award on February 2, 2009, which related to 2008 performance. Pursuant to SEC rules for compensation disclosure in proxy statements, the value of a deferred cash award (or a portion thereof) will be reflected in the Bonus column of the Summary Compensation Table in the year in which such deferred cash award or such portion thereof, as applicable, vests.

(2)
The entries in the stock awards column reflect the dollar amounts of stock-based compensation recognized for 2008 financial statement reporting purposes in accordance with ASC Topic 718, excluding forfeiture assumptions. For Messrs. Malcolm and White, the amounts in 2008 reflect the compensation cost of both the restricted stock awards granted in connection with our initial public offering and the restricted stock awards granted in January 2008 in connection with 2007 compensation. In accordance with ASC Topic 718 expense recognition provisions, unearned compensation associated with share-based awards with graded vesting periods is expensed on an accelerated basis over the vesting period of the award. Please refer to Note 18 in Cowen Holdings's audited financial statements, attached hereto, for a discussion of the relevant assumptions used to determine the valuation of Cowen Holdings's stock for accounting purposes. Please note that this table does not include restricted stock awards related to fiscal 2008 bonuses since those awards were granted after December 31, 2008.

(3)
The entries in the option awards column reflect the dollar amounts of stock-based compensation recognized for 2008 financial statement reporting purposes in accordance with ASC Topic 718, excluding forfeiture assumptions. In accordance with ASC Topic 718 expense recognition provisions, unearned compensation associated with share-based awards with graded vesting periods is expensed on an accelerated basis over the vesting period of the award. Please refer to Note 18 in Cowen Holdings's audited financial statements, attached hereto, for a discussion of the relevant assumptions used to determine the valuation of Cowen Holdings's stock options for accounting purposes.

(4)
For fiscal 2008, Mr. White received a special one-time cash award in connection with the completion of certain strategic initiatives.

        The following table provides information regarding grants of plan-based awards made to Messrs. Malcolm and White during fiscal 2008.

	Grant Date	Corporate Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
David M. Malcolm	1/25/2008	12/20/2007	23,326	—	—	224,163
Christopher A. White	1/25/2008	12/20/2007	12,350	—	—	118,684

(1)
Amounts in this column represent January 2008 awards of restricted stock to Messrs. Malcolm and White in connection with 2007 performance.

(2)
Cowen Holdings did not award options to Messrs. Malcolm or White in fiscal 2008.

(3)
The amounts in this column represent the grant date fair value of the awards in accordance with ASC Topic 718, excluding forfeiture assumptions. Refer to Note 18 of the Notes to audited financial statements of Cowen Holdings for the fiscal year ended December 31, 2008, attached hereto, for a discussion of the relevant assumptions used to determine the valuation of Cowen Holdings's stock and options for accounting purposes.

        The following table contains certain information regarding equity awards held by Messrs. Malcolm and White at December 31, 2008.

	Option Awards
					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)
			Option Exercise Price ($)	Option Expiration Date	Number of Shares that have Not Vested (#)	Market Value of Shares that have Not Vested ($)(1)
David M. Malcolm
IPO Restricted Stock(2)	—	—	—	—	102,294	650,590
IPO Options(3)	25,847	77,543	16.00	7/12/2013	—	—
January 2007 Restricted Stock Award(4)	—	—	—	—	21,398	136,091
January 2008 Restricted Stock Award(5)	—	—	—	—	23,326	148,353
Christopher A. White
IPO Restricted Stock(2)	—	—	—	—	19,217	122,220
IPO Options(3)	4,819	14,457	16.00	7/12/2013	—	—
January 2007 Restricted Stock Award(4)	—	—	—	—	3,514	22,349
January 2008 Restricted Stock Award(5)	—	—	—	—	12,350	78,546

(1)
The values in the column are based on the $6.36 closing price of Cowen Holdings's common stock on the Nasdaq Global Market on December 31, 2008.

(2)
Restricted stock awarded on July 12, 2006, in connection with Cowen Holdings's initial public offering will vest with respect to 25% of the shares on each of July 12, 2009 and July 12, 2010, respectively and the remaining 50% on July 12, 2011 provided that the terms and conditions of the applicable award agreements are satisfied.

(3)
Options awarded in connection with Cowen Holdings's initial public offering will vest in 25% annual increments commencing on July 12, 2008, the second anniversary of the grant date, in each case so long as the award recipient complies with the terms and conditions of the applicable award agreements.

(4)
Restricted stock awarded on January 16, 2007, for 2006 performance will vest with respect to 25% of the shares on each of January 16, 2008 and January 16, 2009, respectively, and the remaining 50% on January 16, 2010, in each case so long as the award recipient complies with the terms and conditions of the applicable award agreements.

(5)
Restricted stock awarded on January 25, 2008, for 2007 performance will vest with respect to 25% of the shares on each of May 15, 2009 and May 15, 2010, respectively and the remaining 50% on May 15, 2011, in each case so long as the award recipient complies with the terms and conditions of the applicable award agreements.

        The following table contains certain information regarding the vesting of unvested Cowen Holdings awards held by Messrs. Malcolm and White during 2008.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David M. Malcolm	10,699	98,966
Christopher A. White	1,756	16,243

(1)
The values in the column are based on the $9.25 closing price of Cowen Holdings' common stock on the Nasdaq Global Market on January 16, 2008.

  Potential Payments Upon Termination or Change in Control

        For information relating to amounts to which Messrs. Malcolm and White will be entitled upon certain termination events or a change in control, please see the discussion above relating to their current employment agreements with the Company.

DESCRIPTION OF CAPITAL STOCK

        The following description of the material terms of the capital stock of Cowen Group includes a summary of specified provisions of Cowen Group's amended and restated certificate of incorporation. This description is subject to the relevant provisions of Delaware law and is qualified by reference to Cowen Group's amended and restated certificate of incorporation, a copy of which is attached as Exhibit 3.1 to this prospectus.

Authorized Capital Stock

        Cowen Group is authorized to issue 500,000,000 shares of common stock, which shall consist of 250,000,000 shares of Class A common stock, par value $0.01 per share, and 250,000,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Subject to the rights of holders of any outstanding preferred stock, the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the shares entitled to vote on such matters, but in no instance can the number of authorized shares be reduced below the number of shares then outstanding.

        As of December 4, 2009, Cowen Group has outstanding 57,437,136 shares of Class A common stock and no shares of Class B common stock or preferred stock.

Common Stock

  Voting Rights

        Each holder of Class A common stock is entitled to one vote per share in connection with the election of directors and on all other matters submitted to a stockholder vote, provided, however, that, except as otherwise required by law, holders of Class A common stock are not entitled to vote on any amendment to Cowen Group's amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of Cowen Group preferred stock, if holders of the Cowen Group preferred stock series are entitled to vote on the amendment under Cowen Group's certificate of incorporation or Delaware law. No holder of Class A common stock may cumulate votes in voting for Cowen Group directors.

        Each holder of Class B common stock is not entitled to vote except as otherwise provided by law, provided however that Cowen Group must obtain the consent of a majority of the holders of Class B common stock to effect any amendment, alteration or repeal of any provision of the Cowen Group amended and restated certificate of incorporation or amended and restated by-laws that would adversely affect the voting powers, preferences or rights of holders of Class B common stock. Except as otherwise provided by law, Class B common stock shares will not be counted as shares held by stockholders for purposes of determining whether a vote or consent has been approved or given by the requisite percentage of shares.

        Stockholders may only take action at an annual or special meeting of stockholders and are not authorized to take action by written consent or electronic transmission.

        See the section entitled "Corporate Governance of Cowen Group—Other Agreements with BA Alpine Holdings, Inc." for more information regarding certain agreements between RCG and BA Alpine Holdings, Inc. with respect to the voting of the shares of our Class A common stock held by RCG in certain circumstances.

  Terms of Conversion

        Each share of Class A common stock is convertible at the option of the holder and at no cost into one share of Class B common stock, and each share of Class B common stock is convertible at the option of the holder and at no cost into one share of Class A common stock. The conversion ratios will be adjusted proportionally to reflect any stock split, stock dividend, merger, reorganization, recapitalization or other change in the Class A common stock and Class B common stock. Upon conversion, converted shares resume the status of authorized and unissued shares. The certificate of incorporation of Cowen Group provides for two classes of common stock, and for the convertibility of each class into the other, to provide a mechanism by which holders of Class A common stock of Cowen Group who may be limited in the amount of voting common stock of Cowen Group they can hold pursuant to federal, state or foreign bank laws, to convert their shares into non-voting Class B common stock to prevent being in violation of such laws.

  Dividend Rights

        Subject to the preferences of the holders of any Cowen Group preferred stock that may be outstanding from time to time, each share of Class A common stock and Class B common stock will have an equal and ratable right to receive dividends and other distributions in cash, property or shares of stock as may be declared by the Cowen Group board of directors out of assets or funds legally available for the payment of dividends and other distributions.

  Liquidation Rights

        In the event of the liquidation, dissolution or winding up of Cowen Group, subject to the preferences of the holders of any Cowen Group preferred stock that may be outstanding from time to time, holders of Class A common stock and Class B common stock will be entitled to share equally and ratably in the assets available for distribution to Cowen Group stockholders.

  Redemption and Sinking Fund

        There are no redemption or sinking fund provisions applicable to the Class A or the Class B common stock.

  Exchange Listing

        Our Class A common stock is currently listed on the NASDAQ Global Market under the symbol "COWN."

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services.

  Certain Transfer Restrictions

        Certain shares of our Class A common stock held by RCG and HVB are subject to certain restrictions and limitations on transfer.

Preferred Stock

        Cowen Group's amended and restated certificate of incorporation permits Cowen Group to issue up to 10,000,000 shares of Cowen Group preferred stock in one or more series with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by the Cowen Group board of directors without any further action by Cowen Group stockholders. The Cowen Group board of directors may increase or decrease the number of shares of any series of preferred stock following the issuance of that series of preferred stock, but in no instance can the number of shares of a series of preferred stock be reduced below the number of shares of the series then outstanding.

Stock Incentive and Other Compensation Plans

        The Company currently maintains the Cowen Group, Inc. 2007 Equity and Incentive Plan (which we refer to as the 2007 Equity and Incentive Plan) and the Cowen Group, Inc. 2006 Equity and Incentive Plan (which we refer to as the 2006 Equity and Incentive Plan and together with the 2007 Equity and Incentive Plan, the "Equity and Incentive Plans"). Under the Equity and Incentive Plans, the Company has reserved 2,746,301 shares of the Company's Class A common stock (subject to adjustment upon certain corporate events) for issuance to eligible individuals in the form of stock options, stock appreciation rights, awards of restricted stock, restricted stock units, other stock-based awards or other cash-based awards. The 2006 Equity and Incentive Plan's term is currently scheduled to expire on December 7, 2016, and the 2007 Equity and Incentive Plan's term is currently scheduled to expire on April 16, 2017.

Antitakeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called at the exclusive request of the board of directors, of the chairman of the board of directors or the chief executive officer. Our amended and restated certificate of incorporation and amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting at the exclusive request of the board of directors, of the chairman of the board of directors or the chief executive officer. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our amended and restated bylaws has established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing or electronic transmission by such stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, THE SELLING STOCKHOLDER AND MANAGEMENT

        The following table indicates information regarding the beneficial ownership of our common stock before and after the completion of this offering by:

  •
  each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our Class A common stock or Class B common stock;

  •
  each member of our Board of Directors upon completion of this offering;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise indicated below, the address of each entity, officer and director listed below is c/o Cowen Group, Inc., 599 Lexington Avenue, New York, New York 10022.

        The table below assumes the underwriters will not exercise their over-allotment option to purchase up to 2,280,000 additional shares of our Class A common stock. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person.

	Class A Common Stock	Class B Common Stock	% Common Prior to Offering	% Voting Prior to Offering	% Common Following Offering	% Voting Following Offering
5% Stockholders:
RCG Holdings LLC	37,536,826	0	65.35%	65.35%	51.54%	51.54%
Executive Officers and Directors:
Peter A. Cohen(1)(2)	37,536,826	0	65.35%	65.35%	51.54%	51.54%
Jules B. Kroll	0	0	*	*	*	*
David M. Malcolm(3)	653,522	0	*	*	*	*
Jerome S. Markowitz(4)	0	0	*	*	*	*
Jack H. Nusbaum	0	0	*	*	*	*
L. Thomas Richards, M.D.	12,734	0	*	*	*	*
Edoardo Spezzotti(5)	0	0	*	*	*	*
John E. Toffolon, Jr.(6)	64,717	0	*	*	*	*
Charles W.B. Wardell, III	11,734	0	*	*	*	*
Joseph R. Wright	0	0	*	*	*	*
Morgan B. Stark(1)(7)	37,536,826	0	65.35%	65.35%	51.54%	51.54%
Thomas W. Strauss(1)(8)	37,536,826	0	65.35%	65.35%	51.54%	51.54%
Stephen A. Lasota(9)	0	0	*	*	*	*
Marran H. Ogilvie(10)	0	0	*	*	*	*
Jeffrey M. Solomon(1)(11)	37,536,826	0	65.35%	65.35%	51.54%	51.54%
Christopher A. White(12)	263,669	0	*	*	*	*
All directors and executive officers as a group (16 persons)	38,543,202	0	66.96%	66.96%	52.84%	52.84%

*
corresponds to less than 1% of Cowen Group common stock.

(1)
The number of shares of Class A common stock beneficially owned by Mr. Cohen, Mr. Solomon, Mr. Stark and Mr. Strauss consists of the 37,536,826 shares issued to RCG upon consummation of the Transactions. C4S & Co., L.L.C. ("C4S") is the managing member of RCG and may be considered to be the beneficial owner of any securities deemed to be beneficially owned by RCG. C4S disclaims beneficial ownership of these securities. Mr. Cohen, Mr. Solomon, Mr. Stark and Mr. Strauss are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities, except as otherwise expressly described below.

(2)
Mr. Cohen does not disclaim beneficial ownership with respect to the 2,997,813 shares of Class A common stock that are held by RCG and allocated to Mr. Cohen in connection with his ownership interest in RCG (including shares attributed to unvested REOP interests in RCG granted to Mr. Cohen in connection with the Transactions). However, the distribution by RCG of those shares to Mr. Cohen is subject to certain restrictions.

(3)
Includes 103,390 shares of Class A common stock underlying options exercisable within 60 days.

(4)
Mr. Markowitz has a pecuniary interest in 321,054 shares of Class A common stock that are held by RCG and allocated to Mr. Markowitz in connection with his ownership interest in RCG, but is not deemed to be the beneficial owner of these shares. The distribution by RCG of those shares to Mr. Markowitz is subject to certain restrictions.

(5)
Mr. Spezzotti, the designee of BA Alpine Holdings, Inc. and HVB (each of which is a subsidiary of UniCredit Group), is not deemed to be the beneficial owner of (i) the 8,518,685 shares of Class A common stock that are held by RCG and allocated to BA Alpine Holdings, Inc. or (ii) the 2,713,882 shares of Class A common stock that are held by HVB Alternative Advisors LLC.

(6)
Includes 10,000 shares of Class A common stock held by family trusts.

(7)
Mr. Stark does not disclaim beneficial ownership with respect to the 2,376,924 shares of Class A common stock that are held by RCG and allocated to Mr. Stark in connection with his ownership interest in RCG (including shares attributed to unvested REOP interests in RCG granted to Mr. Stark in connection with the Transactions) and the 58,208 shares of Class A common stock that are held by RCG and allocated to Sidney Stark, Mr. Stark's wife, in connection with her ownership interest in RCG. However, the distribution by RCG of those shares to Mr. and Mrs. Stark is subject to certain restrictions.

(8)
Mr. Strauss does not disclaim beneficial ownership with respect to the 1,817,799 shares of Class A common stock that are held by RCG and allocated to Mr. Strauss in connection with his ownership interest in RCG (including shares attributed to unvested REOP interests in RCG granted to Mr. Strauss in connection with the Transactions) and the 1,056,202 shares of our Class A common stock that are held by RCG and allocated to an entity controlled by Mr. Strauss, in connection with its ownership interest in RCG. However, the distribution by RCG of those shares to Mr. Strauss and the entity is subject to certain restrictions.

(9)
Mr. Lasota has a pecuniary interest in the 62,690 shares of Class A common stock that are held by RCG and allocated to Mr. Lasota in connection with his ownership interest in RCG (including shares attributed to unvested REOP interests in RCG granted to Mr. Lasota in connection with the Transactions), but is not deemed to be the beneficial owner of these shares. The distribution by RCG of those shares to Mr. Lasota is subject to certain restrictions.

(10)
Ms. Ogilvie has a pecuniary interest in the 307,233 shares of Class A common stock that are held by RCG and allocated to Ms. Ogilvie in connection with her ownership interest in RCG (including shares attributed to unvested REOP interests in RCG granted to Ms. Ogilvie in connection with the Transactions), but is not deemed to be the beneficial owner of these shares. The distribution by RCG of those shares to Ms. Ogilvie is subject to certain restrictions.

(11)
Mr. Solomon does not disclaim beneficial ownership with respect to the 587,881 shares of Class A common stock that are held by RCG and allocated to Mr. Solomon in connection with his ownership interest in RCG (including shares attributed to unvested REOP interests in RCG granted to Mr. Solomon in connection with the Transactions). However, the distribution by RCG of those shares to Mr. Solomon is subject to certain restrictions.

(12)
Includes (i) 19,276 shares of Class A common shares underlying options exercisable within 60 days and (ii) 200 shares of Class A common stock owned by Mr. White's children.

        The following table indicates information regarding the selling stockholder's beneficial ownership of our common stock before and after the completion of this offering:

        The selling stockholder is offering 200,000 shares of our Class A common stock pursuant to this offering. No other stockholder is selling Class A common stock as part of this offering. The table below assumes the underwriters will not exercise their over-allotment option to purchase up to 2,280,000 additional shares of our Class A common stock.

	Class A Common Stock	Class B Common Stock	% Common Prior to Offering	% Voting Prior to Offering	Shares Being Offered	Class A Common Stock Following Offering	% Common Following Offering	% Voting Following Offering
RCG Holdings LLC(1)	37,536,826	0	65.35%	65.35%	200,000	37,336,826	51.54%	51.54%

(1)
None of the shares RCG proposes to sell under this prospectus have been allocated to any of the members of our Board of Directors, executive officers or employees of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

        If our stockholders sell substantial amounts of our Class A common stock, including shares issued upon the exercise of options, in the public market following the offering, the market price of our Class A common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Upon completion of this offering, we will have outstanding 72,437,136 shares of Class A common stock. Shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

Lock-up Agreements

        Pursuant to lock-up agreements described under "Underwriting" entered into in connection with this offering, we, our executive officers and directors, RCG entered into lock-up agreements with the underwriters. See "Underwriting—No Sales of Similar Securities."

Rule 144

        In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months (including the holding period of any prior owner other than an affiliate) to sell its shares, subject to the availability of current pubic information about us.

        An "affiliate" is a person that directly, or indirectly, through one or more intermediates, controls or is controlled by, or is under common control with us.

        Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, would be entitled to sell those shares without regard to the public information requirement of Rule 144.

        Generally, Rule 144 provides that an affiliate who has beneficially owned "restricted" shares for at least six months will be entitled to sell on the open market in brokers' transactions, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of common stock, which will equal approximately 724,371 shares of our Class A common stock immediately after this offering; and

  •
  the average weekly trading volume of the Class A common stock on the open market during the four calendar weeks preceding the filing of notice with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and the availability of current public information about our company.

        To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Stock Options

        As of December 4, 2009, we had 892,782 outstanding options to purchase shares of Class A common stock, all of which are exercisable. On October 30, 2009, we filed a registration statement on Form S-8 under the Securities Act covering approximately 2,746,301 shares of Class A common stock reserved for issuance under our 2007 and 2006 Equity and Incentive Plans. Please see "Description of

Capital Stock—Stock Incentive and Other Compensation Plans" for additional information regarding this plan. Accordingly, shares registered under the registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions and lock-up agreements applicable to these shares.

Transfer Restrictions on Shares of our Common Stock Held by RCG and HVB

        Following the consummation of the Transactions, the capital of RCG's members in RCG consists primarily of shares of our Class A common stock. Under RCG's operating agreement, the members of RCG generally will not be entitled to receive any distributions of our Class A common stock or other capital from RCG, and RCG's managing member has agreed in RCG's operating agreement not to make any distributions of our Class A common stock or other capital to these members (except for, in certain circumstances, distributions of any dividends on the shares of our Class A common stock held by RCG and tax distributions) for specified periods of time. Following the distribution of our Class A common stock to the members of RCG in accordance with the lock-up provisions described below, such shares will be freely tradeable (subject to any applicable restrictions on transfers by affiliates). These lock-up provisions may be waived by RCG's managing member in accordance with the terms of RCG's operating agreement.

        The minimum lock-up which is applicable to certain RCG members provides that they may withdraw one-third of their capital in RCG as of the end of each calendar year beginning on December 31, 2009. Approximately 1,655,726 shares of our Class A common stock, in the aggregate, underlie the capital that these members currently hold in RCG. In connection with the withdrawal of capital by these members of RCG as December 31, 2009, RCG is selling 200,000 shares of our common stock attributable to these members in this offering and will use the net proceeds of such sales to satisfy the withdrawal requests of these members in cash.

        A second group of RCG members have agreed in RCG's operating agreement to further lock-up their capital so that they may only withdraw one-third of their capital upon each of the first, second and third anniversaries of the closing of the Transactions. Approximately 17,906,994 shares of our Class A common stock, in the aggregate, underlie the capital that these members hold in RCG. Upon the withdrawal of capital by these members of RCG, RCG will distribute to the members the shares of our common stock underlying the withdrawn capital.

        Furthermore, certain RCG members who are also principals of RCG (some of whom are also members of RCG's managing member, some of whom are officers of the Company and all of whom are employees of the Company) have further agreed in RCG's operating agreement not to withdraw any of their capital from RCG (except for, in certain circumstances, distributions of any dividends on the shares of our Class A common stock held by RCG and certain tax distributions) until the 30-month anniversary of the closing of the Transactions, at which time such members would be allowed to withdraw half of their capital in RCG. Upon the 36-month anniversary of the closing of the Transactions, these individuals would be able to withdraw all of their remaining capital from RCG. Approximately 9,455,421 shares of our Class A common stock, in the aggregate, underlie the capital that these members hold in RCG. If, however, at any time BA Alpine Holdings, Inc. (a third party investor in RCG) and its affiliates beneficially own less than 4.9% of the then-outstanding shares of our common stock (including shares held by RCG that are attributable to BA Alpine Holdings, Inc.), the managing member of RCG may elect to make distributions of capital to these principals of RCG in accordance with the schedule set forth in the immediately preceding paragraph. If RCG's managing member elects to make such accelerated distributions, Alpine Cayman Islands Limited (an affiliate of BA Alpine Holdings, Inc.) and HVB AG may, subject to certain exceptions, reduce their respective investments in certain Ramius funds and certain funds of Ramius Alternative Solutions below the agreed upon levels described in more detail in the sections titled "Business—Recent Developments—Amendment to Investment Agreement with Alpine Cayman Islands Limited" and "Business—Recent

Developments—Amendment to Investment Agreement with HVB AG" respectively. Upon the withdrawal of capital by these members of RCG, RCG will distribute to the members the shares of our common stock underlying the withdrawn capital.

        Under the terms of the asset exchange agreement, HVB has agreed to transfer restrictions with respect to the shares it received in the exchange. Following the closing of the fund of funds asset exchange for a period of six months as described below, HVB will not transfer any of the 2,713,882 shares of our Class A common stock issued to HVB under asset exchange agreement, other than (i) to wholly owned affiliates, (ii) to the extent necessary to prevent HVB from being in violation of federal, state or foreign banking laws, including the Bank Holding Company Act of 1956, as amended, or (iii) in non-market private sales to third party investors, so long as, without the consent of RCG, no such private sale, individually or in the aggregate, results in any third party investor beneficially owning in excess of 10% of the outstanding shares of our Class A common stock and provided that any transferee of all or a portion of the shares pursuant to clauses (i) and (ii) above agrees in writing to be bound by the transfer restrictions of the asset exchange agreement. The asset exchange agreement does not prohibit HVB from engaging in hedging or derivative transactions with respect to the shares.

        Following the six-month anniversary of the closing of the fund of funds asset exchange, HVB will be allowed to freely transfer the shares of our common stock it received in the exchange to the extent that HVB, together with its affiliates (including BA Alpine Holdings, Inc.) and permitted transferees, continue to beneficially own 50% of the aggregate number of shares of our common stock that HVB and its affiliates beneficially owned at the closing of the fund of funds asset exchange, including shares beneficially owned indirectly through RCG.

        In addition, these transfer restrictions will terminate following the second anniversary of the closing of the fund of funds asset exchange or after the occurrence of any of the following events:

  •
  a material breach by Ramius of certain agreements between Ramius and HVB and certain of its affiliates, which is not cured within ten days of receipt of notice by Ramius;

  •
  the failure of RCG to vote all of its shares of our Class A common stock in favor of the election to our board of directors of a designee of BA Alpine Holdings, Inc., so long as BA Alpine Holdings, Inc. is entitled to designate a nominee as discussed above;

  •
  if the managing member of RCG ceases to be controlled by at least two of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon; or

  •
  any merger, consolidation, tender offer or any other transaction resulting in the stockholders of the Company immediately before such transaction owning less than a majority of the aggregate voting power of the resultant entity or any sale of all or substantially all of the assets of the Company.

        Withdrawals of BA Alpine Holdings, Inc.'s capital in RCG are subject to restrictions and limitations substantially similar to the restrictions and limitations to which HVB is subject, as described in the immediately preceding paragraphs. Approximately 8,518,685 shares of our common stock is currently allocated to BA Alpine Holdings, Inc. in respect of its ownership in RCG. In connection with a withdrawal of capital by BA Alpine Holdings, Inc., at the option of BA Alpine Holdings, Inc., RCG will either (1) sell the shares of our common stock underlying the withdrawn capital and distribute the proceeds to BA Alpine Holdings, Inc. in cash or (2) distribute to BA Alpine Holdings, Inc. the shares of our common stock underlying the withdrawn capital.

Registration Rights Agreement

        BA Alpine Holdings, Inc., HVB AG and HVB (each of which is a subsidiary of UniCredit Group and which we refer to collectively as the HVB Parties), RCG and Cowen Group have entered into a registration rights agreement, which sets forth certain rights of the HVB Parties and RCG and its members with respect to their shares of Cowen Group common stock (including, with respect to BA Alpine Holdings, Inc., shares held by Ramius that are attributable to BA Alpine Holdings, Inc.).

Registration Statements

        Under the terms of the registration rights agreement, so long as Cowen Group is not eligible to use Form S-3 to register shares of its common stock, the HVB Parties (or RCG, acting on their behalf and at their direction) will be entitled to demand that Cowen Group prepare and file a registration statement on Form S-1 with respect to any shares of Class A common stock held or acquired (including directly or indirectly through RCG) by the HVB Parties, RCG or the members of RCG or any permitted transferee of an HVB Party and any stock of Cowen Group issued as a dividend or other distribution with respect to such shares of Class A common stock (which we refer to collectively as the registrable securities). Upon such demand, Cowen Group will use its reasonable best efforts to cause such registration statement to be declared effective, provided, that the registration statement will not be required to become effective prior to one day after the six-month anniversary of the closing of the transactions.

        Cowen Group will also use its reasonable best efforts to qualify and maintain its eligibility to use Form S-3 for secondary sales by the HVB Parties, RCG and the members of RCG (including BA Alpine Holdings, Inc.) as soon as practicable following the execution of the registration rights agreement. Once Cowen Group is eligible to use Form S-3, it will file an automatic registration statement on Form S-3 and use its reasonable best efforts to effect and maintain the registration of all shares of registrable securities on Form S-3 and for so long as RCG or an HVB Party holds registrable securities, subject to certain limitations.

Piggyback Rights

        If Cowen Group gives notice of a registered public offering of its Class A common stock involving an underwriting for its own account or for the account of the HVB Parties, and the HVB Partners are then permitted to transfer their registrable securities, Cowen Group will notify the holders of registrable securities of such offering and the holders of registrable securities may participate in such offering, subject to customary market cutback restrictions under which the HVB Parties will receive priority over other holders of registrable securities and Cowen Group.

Underwritten Offerings

        Cowen Group also agreed to cooperate with the HVB Parties in a distribution of registrable securities in an underwritten offering, such as this offering, subject to customary market cutback restrictions under which the HVB Parties receive priority over other holders of registrable securities. Cowen Group is obligated to pay all registration expenses (including the fees and expenses of one counsel for the holders of registrable securities participating in any offering) incurred in connection with the registration rights agreement other than underwriting discounts and selling commissions applicable to sales of registrable securities. Under the terms of the registration rights agreement, the HVB Parties may demand a total of six underwritten offerings, of which this is not one, and may require Cowen Group to support three such offerings, including by causing senior executives of Cowen Group to participate in marketing efforts with respect to such offerings, including customary "road shows."

Additional Rights and Obligations

        Subject to the limitations contained in the registration rights agreement, Cowen Group will be permitted to postpone a filing of a registration statement, and sales of registrable securities will be suspended, for a period that does not exceed sixty days, and not to exceed 120 days in any twelve-

month period, if an event has occurred as a result of which any registration statement or prospectus would, in Cowen Group's reasonable judgment based on advice of outside counsel, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if Cowen Group notifies the holders of registrable securities that such actions would, in the good faith judgment of outside counsel, require the disclosure of material non-public information which Cowen Group has a bona fide business purpose for preserving as confidential and which Cowen Group would not otherwise be required to disclose.

        The registration rights agreement will require Cowen Group to indemnify each holder of registrable securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the registration rights agreement. Furthermore, each holder whose registrable securities are included in a registration statement agrees to indemnify Cowen Group and each other holder of registrable securities to the extent that any losses result from information furnished in writing by that holder expressly for use in a registration statement.

MATERIAL UNITED STATES TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income (and to the limited extent set forth below, estate) tax considerations generally applicable to non-United States holders (as defined below) of the acquisition, ownership, conversion and disposition of our Class A common stock issued pursuant to this offering. Except as specifically provided herein with respect to the conversion of Class A common stock into Class B common stock (and vice versa), as discussed below under "Treatment of Conversion", the following discussion does not address the tax treatment to United States holders (as defined below). This discussion is not a complete analysis of all the potential United States federal income and estate tax consequences relating to the acquisition, ownership, conversion and disposition of our Class A common stock, nor does it address any tax consequences arising under any state, local or non-United States tax laws or any other United States federal tax laws (other than income and estate tax laws). This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder ("Treasury Regulations"), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this offering. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in United States federal income or estate tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, conversion or disposition of our Class A common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to beneficial owners of our Class A common stock who purchase our Class A common stock issued pursuant to this offering and who hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax considerations that may be relevant to a particular beneficial owner in light of that beneficial owner's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to beneficial owners of our Class A common stock subject to special rules under the United States federal income tax laws, including, without limitation, former United States citizens or residents, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation and persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a "conversion transaction" or other integrated investment.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, CONVERTING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

        For purposes of this discussion, a "non-United States holder" is any beneficial owner (other than an entity treated as a partnership for United States federal income tax purposes) of our Class A common stock that is not a "United States holder". A "United States holder" is a beneficial owner of our Class A common stock that is for United States federal income tax purposes:

  •
  an individual who is or is treated as a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, such partners are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of being a partner in a partnership that holds our Class A common stock.

Distributions on our Common Stock

        Distributions of cash or property (other than certain pro rata distributions of our Class A common stock) on our Class A common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes first will constitute a return of capital and be applied against and reduce a non-United States holder's adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as gain from the sale or exchange of such stock, the treatment of which is described below.

        Dividends paid to a non-United States holder of our Class A common stock that are not effectively connected with a United States trade or business conducted by such non-United States holder generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-United States holder must furnish a valid IRS Form W-8BEN (or applicable successor form) certifying such non-United States holder's qualification for the reduced rate. This certification must be provided prior to the payment of dividends and may be required to be updated periodically. Non-United States holders that do not timely provide the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

        If a non-United States holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Class A common stock are effectively connected with such holder's United States trade or business, the non-United States holder will be exempt from United States federal withholding tax. To claim the exemption, the non-United States holder must furnish a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-United States holder's conduct of a trade or business within the United States.

        Any dividends paid on our Class A common stock that are effectively connected with a non-United States holder's United States trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-United States holder in the United States) generally will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-United States holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-United States holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Disposition of our Common Stock

        A non-United States holder generally will not be subject to United States federal income tax or withholding on any gain realized upon the sale or other disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-United States holder in the United States);

  •
  the non-United States holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, during the relevant statutory period, and, in the case where our Class A common stock is regularly traded on an established securities market, such as the NASDAQ Global Market, the non-United States holder owns or has owned, or is treated as owning, more than 5% of such class of our stock at any time during the relevant statutory period.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis in the same manner as if such non-United States holder were a United States person. In such a case, a non-United States holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-United States holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        Gain described in the second bullet point above generally will be subject to United States federal income tax at a flat 30% rate, but may be offset by United States source capital losses of the non-United States holder.

        With respect to the third bullet point above, in general, a corporation is a USRPHC if the fair market value of its United States real property interests (as defined in Section 897 of the Code) equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently and are not likely to become a USRPHC. However, no assurance can be given that we will not be a USRPHC.

Treatment of Conversion

        A holder's conversion of Class A common stock into Class B common stock (and vice versa) will be tax-free and the holder will therefore not recognize any gain or loss on such conversion for United States federal income tax purposes. A holder's adjusted tax basis in the common stock received upon a conversion will equal the holder's adjusted tax basis in the common stock that was converted. A holder's holding period for the common stock received will include the holder's holding period for the common stock converted. This section generally applies to United States holders as well as to non-United States holders.

Federal Estate Tax

        Shares of our Class A common stock owned by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death generally will be included in such person's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        Information concerning the amount of dividends and the amount of any tax withheld with respect to those dividends must be reported to the IRS and to each non-United States holder. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the non-United States holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. However, backup withholding generally will not apply to payments of dividends to a non-United States holder of our Class A common stock provided the non-United States holder furnishes the required certification as to its non-United States status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption.

        Generally, information reporting, but not backup withholding, will apply to payments of the proceeds from a disposition by a non-United States holder of our Class A common stock made by or through a non-United States office of a broker if the broker is a United States person or a non-United States person with certain types of relationships to the United States, unless the broker has documentary evidence that the beneficial owner is a non-United States holder or an exemption is otherwise established.

        Payment of the proceeds from a non-United States holder's disposition of our Class A common stock made by or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-United States holder certifies as to its non-United States holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Non-United States holders should consult their tax advisors on the application of information reporting and backup withholding to them in their particular circumstances.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

        Cowen and Company, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse (USA) LLC and Sandler O'Neill & Partners, L.P. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholder and the underwriters, we and the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholder, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Cowen and Company, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Sandler O'Neill & Partners, L.P.
Keefe, Bruyette & Woods, Inc.

Total	15,200,000

        Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Class A common stock sold under the purchase agreement if any of these shares of our Class A common stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares of our Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our Class A common stock, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares of our Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the Company	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

Over-allotment Option

        We have granted an option to the underwriters to purchase up to 2,280,000 additional shares of our Class A common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of our Class A common stock proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

        At our request, the underwriters have reserved for sale, at the public offering price, up to 300,000 of the shares of our Class A common stock offered by us pursuant to this prospectus for sale to some of our directors, officers, employees and certain other persons associated with us. If these persons purchase reserved shares of our Class A common stock, this will reduce the number of shares of our Class A common stock available for sale to the general public. Any reserved shares of our Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered by this prospectus.

No Sales of Similar Securities

        We, our executive officers, directors and RCG have agreed, subject to certain exceptions, not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with our Class A common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any Class A common stock,

  •
  sell any option or contract to purchase any Class A common stock,

  •
  purchase any option or contract to sell any Class A common stock,

  •
  grant any option, right or warrant for the sale of any Class A common stock,

  •
  lend or otherwise dispose of or transfer any Class A common stock,

  •
  request or demand that we file a registration statement related to the Class A common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares of our Class A common stock or other securities, in cash or otherwise.

        This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Global Market Listing

        The shares of our Class A common stock are currently listed on the NASDAQ Global Market under the symbol "COWN."

Price Stabilization, Short Positions

        Until the distribution of the shares of our Class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our Class A common stock than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our Class A common stock in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares of our Class A common stock in the open market. In determining the source of shares of our Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market as compared to the price at which they may purchase shares of our Class A common stock through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of our Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

        Neither we or the selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we or the selling stockholder nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

        In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the Class A common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Class A common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares of our Class A common stock for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Conflicts of Interest

        Cowen and Company is a member of FINRA and will participate in the distribution of the shares of our Class A common stock. We control Cowen and Company and this relationship is defined as a "conflict of interest" under Conduct Rule 2720 of the NASD. RCG also indirectly controls Cowen and Company and will sell shares of our Class A common stock in the offering. This relationship would also be defined as a "conflict of interest" under Conduct Rule 2720 of the NASD. BA Alpine Holdings, Inc., an affiliate of HVB, is a member of RCG and therefore considered an affiliate of Cowen and Company. In excess of 5% of the net offering proceeds are intended to be paid to HVB to repay amounts outstanding under the HVB Credit Facility. This is also defined as a "conflict of interest" under Conduct Rule 2720 of the NASD. Because of those relationships, the offering will be conducted in accordance with NASD Rule 2720. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of "due diligence" in respect to, the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against liabilities in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

        Because Cowen and Company has a "conflict of interest" as defined in Rule 2720 of the Conduct Rules of the NASD, it is not permitted to sell shares of our Class A common stock in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        Credit Suisse Securities (USA) LLC and Sandler O'Neill & Partners, L.P. acted as financial advisers to RCG and Cowen Holdings, respectively, in connection with the consummation of the Transactions and received customary transaction fees.

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our Class A common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of shares of our Class A common stock within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we or the selling stockholder nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our Class A common stock through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares of our Class A common stock contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State receives any communication in respect of, or who acquires any shares of our Class A common stock under, the offer of shares of our Class A common stock contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (a)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (b)
  in the case of any shares of our Class A common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of our Class A common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares of our Class A common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of our Class A common stock to it is not treated under the Prospectus Directive as having been made to such persons.

        In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        This prospectus, as well as any other material relating to the shares of our Class A common stock which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares of our Class A common stock will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this prospectus, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares of our Class A common stock are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of our Class A common stock with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This prospectus, as well as any other material relating to the shares of our Class A common stock, is personal and confidential and do not constitute an offer to any other person. This prospectus may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of our Class A common stock which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our Class A common stock offered should conduct their own due diligence on the shares of our Class A common stock. If you do not understand the contents of this prospectus you should consult an authorised financial adviser.

LEGAL MATTERS

        The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Jack H. Nusbaum, a director of the Company, is Chairman of Willkie Farr & Gallagher LLP. Sidley Austin LLP, New York, New York, has acted as a counsel to the underwriters.

EXPERTS

        The consolidated statement of financial condition of LexingtonPark Parent Corp. and subsidiaries as of June 30, 2009 and the consolidated financial statements of Ramius LLC and subsidiaries as of December 31, 2008 and December 31, 2007 and for each of the three years in the period ended December 31, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated statements of financial condition of Cowen Holdings and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity/group equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2008, and the effectiveness of Cowen Holdings and subsidiaries' internal control over financial reporting as of December 31, 2008, are included elsewhere in this prospectus in reliance on the reports of Ernst & Young LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the shares of our Class A common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the Class A common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

        Additionally, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of these materials (including the registration statement and the exhibits and schedules thereto) and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-732-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov. Our SEC filings and other information about us may also be obtained from our website at http://www.cowen.com/, although the information on our website does not constitute a part of this prospectus, and we are not incorporating information on our website into this prospectus.

        You can also obtain documents referenced in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

COWEN GROUP, INC.

599 Lexington Avenue
New York, New York 10022

Attention: J. Kevin McCarthy

General Counsel and Corporate Secretary

Telephone: (212) 845-7900

        If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Ramius LLC and Subsidiaries:

        In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in redeemable group equity and cash flows present fairly, in all material respects, the financial position of Ramius LLC and its Subsidiaries (the "Group") at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 22, 2009, except for Note 20, as to which the date is July 10, 2009

Ramius LLC and Subsidiaries

Consolidated Statements of Financial Condition

	As of December 31,
	2008	2007
	(dollars in thousands)
Assets
Cash and cash equivalents	$46,677	$17,967
Cash collateral pledged	6,948	16,512
Securities owned, at fair value	15,309	193,108
Other investments	18,827	20,489
Receivable from brokers	25,911	785,893
Fees receivable (see Note 22)	19,330	97,592
Due from related parties (see Note 22)	25,298	33,711
Fixed assets, net of accumulated depreciation and amortization of $13,789 and $10,067, respectively	28,449	13,938
Goodwill	20,028	30,228
Intangible assets, net of accumulated amortization of $3,514 and $2,734, respectively	780	1,796
Other assets	4,984	15,395
Consolidated Ramius Funds and certain real estate entities assets:
Cash and cash equivalents	533	5,284
Cash collateral pledged	—	3,433
Securities owned, at fair value	—	357,565
Other investments, at fair value	584,462	451,513
Securities purchased under agreement to resell	—	52,275
Receivable from brokers	—	9,294
Investments made in advance	—	3,755
Other assets	295	3,784

Total Assets	$797,831	$2,113,532

Liabilities and Redeemable Group Equity
Securities sold, but not yet purchased, at fair value	$—	$32,005
Securities sold under agreement to repurchase	1,425	1,861
Payable to brokers	3,817	771,131
Compensation payable	44,450	85,681
Note payable and short-term borrowings	49,948	50,000
Fees payable (see Note 22)	7,781	37,848
Due to related parties (see Note 22)	10,549	12,773
Capital withdrawals payable	16,941	19,083
Accounts payable, accrued expenses and other liabilities	15,715	19,638
Consolidated Ramius Funds and certain real estate entities liabilites:
Securities sold, but not yet purchased, at fair value	—	78,761
Securities sold under agreement to repurchase	—	183,997
Payable to brokers	—	61,339
Note payable and short-term borrowings	10,207	57,586
Due to related parties	136	—
Capital withdrawals payable	20,622	14,806
Accounts payable, accrued expenses and other liabilities	412	3,520

Total Liabilities	$182,003	$1,430,029
Commitments and Contingencies (see Note 16)
Redeemable Group Equity
Redeemable Managing Member	$47,390	$74,184
Redeemable Non-Managing Members	284,665	406,086
Accumulated other comprehensive loss	(1,163)	(290)

Total redeemable members' capital	330,892	479,980

Redeemable Non-controlling interests in consolidated subsidiaries	284,936	203,523

Total Redeemable Group Equity	$615,828	$683,503

Total Liabilities and Redeemable Group Equity	$797,831	$2,113,532

The accompanying notes are an integral part of these consolidated financial statements.

Ramius LLC and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Revenues
Management fees	$70,818	$73,950	$65,635
Incentive income	—	60,491	81,319
Interest and dividends	1,993	16,356	17,189
Reimbursement from affiliates	16,330	7,086	4,070
Other	6,853	5,086	8,038
Consolidated Ramius Funds and certain real estate entities revenues:
Management fees	—	—	16,810
Interest and dividends	30,267	19,977	18,053
Other	1,472	5,276	1,034

Total revenues	$127,733	$188,222	$212,148
Expenses
Employee compensation and benefits	$84,769	$123,511	$112,433
Interest and dividends	1,820	20,679	17,694
Professional, advisory and other fees	13,803	28,621	12,751
Communications	1,574	1,201	788
Occupancy and equipment	11,401	7,249	3,539
Floor brokerage and trade execution	—	1,027	364
Depreciation and amortization	4,611	2,073	2,457
Client services and business development	8,647	9,333	8,808
Goodwill impairment	10,200	—	—
Other	13,000	8,837	7,876
Consolidated Ramius Funds and certain real estate entities expenses:
Interest and dividends	28,806	11,088	10,488
Professional, advisory and other fees	2,790	9,089	10,700
Floor brokerage and trade execution	1,228	—	—
Other	1,444	837	18,112

Total expenses	$184,093	$223,545	$206,010
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	$(2,006)	$94,078	$54,765
Consolidated Ramius Funds and certain real estate entities net gains (losses):
Net realized and unrealized gains (losses) on investments and other transactions	(216,910)	74,615	78,827
Net realized and unrealized gains (losses) on derivatives	6,771	10,820	—
Net gains (losses) on foreign currency transactions	11,654	(589)	(171)

Total other income (loss)	$(200,491)	$178,924	$133,421

Income (loss) before income taxes	$(256,851)	$143,601	$139,559

Income tax expense (benefit)	(1,301)	1,397	4,814

Net income (loss)	$(255,550)	$142,204	$134,745
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries	(113,786)	66,343	74,189
Special allocation to the Redeemable Managing Member	—	26,551	21,195

Net income (loss) available to all Redeemable Members	$(141,764)	$49,310	$39,361

The accompanying notes are an integral part of these consolidated financial statements.

Ramius LLC and Subsidiaries

Consolidated Statements of Changes in Redeemable Group Equity

	Redeemable Managing Member	Redeemable Non-Managing Members	Accumulated Other Comprehensive Loss	Total Redeemable Members' Capital	Redeemable Non-Controlling Interests	Total Redeemable Group Equity	Total Comprehensive Income (Loss)
	(dollars in thousands)
Balance at December 31, 2005	$40,860	$214,324	$—	$255,184	$482,800	$737,984	$—
Contributions	—	8,219	—	8,219	143,708	151,927	—
Withdrawals	(10,448)	(18,069)	—	(28,517)	(175,615)	(204,132)	—
Deconsolidation of consolidated Ramius Funds (see Note 1)	—	—	—	—	(10,322)	(10,322)	—
Comprehensive income
Net income (see Note 10)	6,108	33,253	—	39,361	74,189	113,550	113,550
Special Allocation (see Note 10)	21,195	—	—	21,195	—	21,195	21,195

Balance at December 31, 2006	$57,715	$237,727	$—	$295,442	$514,760	$810,202	$134,745

Contributions	—	128,137	—	128,137	192,516	320,653	—
Withdrawals	(16,820)	(2,350)	—	(19,170)	(184,370)	(203,540)	—
Deconsolidation of consolidated Ramius Funds (see Note 1)	—	—	—	—	(385,726)	(385,726)	—
Comprehensive income
Net income (see Note 10)	6,738	42,572	—	49,310	66,343	115,653	115,653
Special Allocation (see Note 10)	26,551	—	—	26,551	—	26,551	26,551
Defined benefit plans	—	—	(290)	(290)	—	(290)	(290)

Balance at December 31, 2007	$74,184	$406,086	$(290)	$479,980	$203,523	$683,503	$141,914

Contributions	—	12,465	—	12,465	236,886	249,351	—
Withdrawals	(5,375)	(13,541)	—	(18,916)	(41,687)	(60,603)	—
Comprehensive loss
Net loss (see Note 10)	(21,419)	(120,345)	—	(141,764)	(113,786)	(255,550)	(255,550)
Defined benefit plans	—	—	(873)	(873)	—	(873)	(873)

Balance at December 31, 2008	$47,390	$284,665	$(1,163)	$330,892	$284,936	$615,828	$(256,423)

The accompanying notes are an integral part of these consolidated financial statements.

Ramius LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(255,550)	$142,204	$134,745
Adjustments to reconcile net income (loss) to net cash (used in) / provided by operating activities:
Depreciation and amortization	4,611	2,073	2,457
Interest, custody and other expenses capitalized on the note payable balance	1,538	3,954	4,135
Goodwill impairment	10,200	—	—
Purchases of securities owned, at fair value	(44,199)	(884,030)	(467,311)
Proceeds from sales of securities owned, at fair value	28,890	758,039	406,396
Proceeds from sale of short investments	—	159,037	60,343
Payments to cover short investments	—	(105,038)	(49,980)
Net (gains) losses on securities, derivatives and other investments	211	(32,157)	(23,218)
Consolidated Ramius Funds and certain real estate entities:
Purchases of securities owned, at fair value	—	(2,055,201)	(311,508)
Proceeds from sales of securities owned, at fair value	—	1,658,554	221,706
Proceeds from sale of short investments	—	533,519	114,044
Payments to cover short investments	—	(418,580)	(64,002)
Purchases of other investments	(234,550)	(75,294)	(38,969)
Proceeds from sales of other investments	84,142	152,055	187,870
Net realized and unrealized (gains) losses on investments and other transactions	199,983	(46,262)	(78,922)
(Increase) decrease in operating assets:
Cash collateral pledged	9,564	(2,811)	(1,519)
Securities owned, at fair value, held at broker dealer	78,100	101,383	(63,364)
Other investments, at fair value, held at broker dealer	(769)	38,155	(25,507)
Receivable from brokers	759,982	198,011	(300,103)
Fees receivable	78,261	15,503	(71,305)
Securities purchased under agreement to resell	(435)	6,451	(6,451)
Due from related parties	8,413	(13,937)	(3,808)
Other assets	10,410	(9,089)	5,223
Consolidated Ramius Funds and certain real estate entities:
Cash and cash equivalents	4,752	(443)	(4,234)
Cash acquired upon consolidation of certain subsidiaries	—	—	11,296
Cash collateral pledged	—	(3,433)	—
Securities purchased under agreement to resell	—	(52,275)	—
Receivable from brokers	—	139,919	(52,012)
Due from related parties	—	17	907
Other assets	4,248	125	2,584
Increase (decrease) in operating liabilities:
Securities sold, but not yet purchased, at fair value, held at broker dealer	—	(26,943)	(51,154)
Compensation payable	(41,868)	6,869	28,445
Fees payable	(30,067)	18,169	10,272
Payable to brokers	(767,313)	(412,990)	477,693
Payable to affiliates	—	7,395	—
Due to related parties	(2,224)	—	(3,265)
Accounts payable, accrued expenses and other liabilites	(3,393)	1,183	6,071
Consolidated Ramius Funds and certain real estate entities:
Securities sold under agreement to repurchase	—	183,997	—
Payable to brokers	—	61,339	—
Due to related parties	136	146	4,583
Accounts payable, accrued expenses and other liabilities	195	2,158	(7,961)

Net cash (used in) / provided by operating activities	(96,732)	51,772	54,177

Ramius LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Cash flows from investing activities:
Purchases of other investments	(5,383)	(96,383)	(40,868)
Proceeds from sales of other investments	7,602	20,708	27,763
Cash outflow as a result of deconsolidation	—	(1)	—
Sale of fixed assets	46	—	—
Purchase of fixed assets	(18,388)	(12,154)	(1,289)

Net cash used in investing activities	(16,123)	(87,830)	(14,394)

Cash flows from financing activities:
Securities sold under agreement to repurchase	—	(19,075)	20,936
Borrowings on the line of credit	68,203	97,000	61,063
Repayments on the line of credit	(68,254)	(94,722)	(33,341)
Capital contributions by members	11,899	128,137	8,219
Capital withdrawals to members	(21,059)	(27,231)	(7,854)
Capital contributions by non-controlling interests in Ramius operating entities	—	—	1,252
Capital withdrawals to non-controlling interests in Ramius operating entities	(2,500)	(7,958)	(13,547)
Consolidated Ramius Funds and certain real estate entities:
Borrowings on the line of credit	14,900	11,090	26,887
Repayments on the line of credit	(63,817)	(24,910)	(50,601)
Minority interest consolidation (deconsolidation)	—	(45,222)	—
Capital contributions by non-controlling interests in consolidated Ramius Funds and certain real estate entities	235,565	192,516	142,455
Capital withdrawals to non-controlling interests in consolidated Ramius Funds and certain real estate entities	(33,372)	(177,883)	(174,775)

Net cash provided by / (used in) financing activities	141,565	31,742	(19,306)

Change in cash and cash equivalents	28,710	(4,316)	20,477
Cash and cash equivalents at beginning of year	17,967	22,283	1,806
Cash and cash equivalents at end of year	$46,677	$17,967	$22,283

Supplemental information
Cash paid during the year for interest	$4,119	$24,461	$26,250

Cash paid during the year for taxes	$2,530	$4,045	$700

Supplemental non-cash information
Interest, custody and other expenses capitalized on the note payable balance (see Note 18)	$1,538	$3,954	$4,135

The accompanying notes are an integral part of these consolidated financial statements.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Business

        Ramius LLC ("Ramius" or the "Company"), a limited liability company organized under the laws of Delaware, commenced operations on July 1, 1997 for the purpose of acting as a holding and operating company for financial service activities primarily engaged in providing alternative investment management services. Its investment services and products include hedge funds, fund of funds, real estate and cash management. Ramius's managing member is C4S & Co., L.L.C. ("C4S" or the "Managing Member"), whose managing members are Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark and Thomas W. Strauss.

        The accompanying consolidated financial statements include the accounts of Ramius and its consolidated subsidiaries, which include a broker-dealer, operating companies formed for purposes of serving as the managing members/general partners and/or investment managers to affiliated hedge fund, fund of funds, and real estate investment companies (the "Ramius Funds"), and four Ramius Funds at December 31, 2008 and 2007. The Company and its consolidated subsidiaries are collectively referred to hereinafter as the "Group".

        Ramius Securities LLC ("Ramius Securities"), a Delaware limited liability company and a wholly owned subsidiary of Ramius, is registered as a broker-dealer under federal and Delaware securities laws. Ramius Securities acts as a placement agent for real estate entities and is an introducing broker for employee and other accounts. Effective January 1, 2008, Ramius Securities is no longer engaged in merger arbitrage, distressed debt investing, convertible arbitrage, equity market neutral investing, small-cap value creation and warrant arbitrage. As of November 2008, Ramius Securities is no longer engaged in stock borrowing or lending activities.

        The Ramius operating companies presently are Ramius Fund of Funds Group LLC ("Ramius FOF"), Ramius UK Ltd, RCG Ardis Capital, L.L.C., Ramius Advisors, LLC ("Ramius Advisors"), Ramius Structured Credit Group LLC, Ramius Asia LLC, Ramius Asia Ltd, Safe Harbor Investments, Ltd., Safe Harbor Advisors, Ltd., RCG RE Manager, LLC ("RE Manager"), October LLC and RCG Starboard Advisors, LLC. These entities provide, directly or indirectly, a full range of investment advisory services in their capacity as the managing members/general partners and/or investment managers to the Ramius Funds and certain other managed accounts. The Company, Ramius Securities and the Ramius operating companies are collectively referred to hereinafter as "Ramius Operating Entities".

        Ramius, Ramius FOF, RCG Ardis Capital L.L.C., Ramius Advisors, Ramius Structured Credit Group LLC and RCG Starboard Advisors, LLC are each registered as an investment adviser with the U.S. Securities and Exchange Commission ("SEC"). Additionally, Ramius FOF and Ramius Advisors are registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as commodity pool operators and are relying upon an exemption from most of the disclosure and reporting requirements otherwise applicable to a commodity pool operator pursuant to Regulation 4.13 of the CFTC. In 2008 Ramius deregistered with the CFTC as a commodity pool operator and is no longer subject to the disclosure and reporting requirements of the CFTC. Ramius GmbH ("GmbH"), a wholly owned subsidiary of Ramius FOF, provides certain securities related advisory services to Ramius FOF. RE Manager is the investment manager for certain real estate funds. October LLC is a special purpose vehicle which leases an aircraft for use by the Company. Safe Harbor Investments, Ltd. serves as the general partner and investment manager of certain Ramius Funds. Safe Harbor Advisors, Ltd. makes investment recommendations to Safe Harbor Investments, Ltd., and its Tokyo branch is registered in Japan as an investment advisor under the Investment Advisory Business Law of Japan. Ramius Asia Ltd is an investment advisor registered in Hong Kong with the Securities and Futures

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Organization and Business (Continued)

Commission. Ramius Asia LLC provides investment advisory services and acts as an investment manager to affiliated funds in Asia. Ramius UK Ltd is an investment advisor registered in the United Kingdom with the Financial Services Authority.

        Certain Ramius Funds are consolidated with Ramius pursuant to generally accepted accounting principles as described in Note 2. Consequently, the Group's consolidated financial statements reflect the assets, liabilities, income and expenses of these funds on a gross basis. The ownership interests in these funds which are not owned by Ramius are reflected as redeemable non-controlling interests in consolidated subsidiaries in the accompanying consolidated financial statements. The management fees and incentive income earned by Ramius or the Ramius Operating Entities from these funds are eliminated in consolidation.

        The Company completed a reorganization of entities under common control and management on October 1, 2007. On October 1, 2007, Ramius transferred certain investments, as well as other assets and liabilities, to a newly created investment company, Ramius Enterprise Master Fund Ltd (formerly RCG Enterprise, Ltd.) ("Enterprise Master"), in exchange for a 100% equity investment in Enterprise Master. Enterprise Master was formed with Ramius's own capital as a vehicle to allow third party investors to invest in conjunction with Ramius. The fair value of the net assets transferred, which was also the carrying value, was $238.7 million and consisted primarily of equities, debt instruments, external and internal partnership interests and other assets and liabilities.

        Included in the transfer to Enterprise Master, were investments in twenty-three affiliated funds and real estate investments and their respective consolidated subsidiaries (the "Enterprise Funds"), which were previously consolidated by the Company. Enterprise Master is an investment company under the AICPA Audit and Accounting Guide—Investment Companies, and as such does not generally consolidate its majority-owned investments. Following the transfer, the Enterprise Funds were deconsolidated from the consolidated financial statements of Ramius. At December 31, 2007, Enterprise Master was consolidated in the consolidated financial statements of Ramius.

        The deconsolidation of the Enterprise Funds at October 1, 2007 had significant effects on many accounts in these consolidated financial statements, but had no net effect on net income. Subsequent to their deconsolidation, the results of the Enterprise Funds are included in net realized and unrealized gains (losses) on investments and other transactions in the consolidated statements of operations.

        Ramius's investment in Enterprise Master was transferred on January 1, 2008 to Ramius Enterprise LP ("Enterprise LP"). As a result, Enterprise Master was deconsolidated as of January 1, 2008 and Enterprise LP is consolidated since January 1, 2008. The three other Ramius Funds which are presently consolidated by the Company are Ramius Levered Multi-Strategy FOF LP (formerly Tapestry Enhanced Fund, L.P.) ("Levered FOF"), Ramius Multi-Strategy FOF LP (formerly Tapestry Fund, L.P.) ("Multi-Strat FOF") and Ramius Vintage Multi-Strategy FOF LP (formerly Tapestry Vintage Fund, L.P.) ("Vintage FOF"). See Note 5 for further discussion of these consolidated Ramius Funds.

2. Significant Accounting Policies

        These consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America ("US GAAP"). The following is a summary of the significant accounting policies followed by the Group.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

a.     Basis of presentation

        These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make certain estimates and assumptions. The most significant estimates and assumptions relate to fair value measurements of the Group's investments and related derivatives and the accounting for goodwill and identifiable intangible assets. Although these and other estimates and assumptions are based on the best available information, actual results could be materially different from these estimates.

        These consolidated financial statements include the accounts of the Company and its consolidated subsidiaries, which comprise (i) those entities in which it has an investment of 50% or more and has the unilateral control over significant operating, financial and investing decisions of the entity, and (ii) the consolidated Ramius Funds, in which the Group has a substantive, controlling general partner interest. All material intercompany transactions and balances have been eliminated. The Ramius Funds are not subject to these consolidation provisions with respect to their investments pursuant to their specialized accounting.

        The Group determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity ("VOE") or a variable interest entity ("VIE") under generally accepted accounting principles.

        Voting Interest Entities—VOEs are entities in which (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently and (ii) the equity holders have the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity's activities. VOEs are consolidated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of All Majority-Owned Subsidiaries" ("SFAS 94"), or, where applicable, Emerging Issues Task Force ("EITF") Issue No. 04-05, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" ("EITF 04-05").

        Under SFAS 94, the usual condition for a controlling financial interest in an entity is ownership of a majority voting interest. Accordingly, the Group consolidates VOEs in which it owns a majority of the entity's voting shares or units.

        EITF 04-05 provides that a general partner of a limited partnership (or a managing member, in the case of a limited liability company) is presumed to control the partnership, and thus should consolidate it, unless a simple majority of the limited partners has the right to remove the general partner without cause or to terminate the partnership. In accordance with EITF 04-05, the Group presently consolidates four Ramius Funds deemed to be VOEs for which it acts as the general partner.

        Variable Interest Entities—VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both. Any enterprise having a controlling financial interest in a VIE is considered that VIE's primary beneficiary. In accordance with the Financial Accounting Standards Board ("FASB") Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46-R"), an enterprise must consolidate all VIEs of which it is the primary beneficiary.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        The Group determines whether it is the primary beneficiary of a VIE by performing a qualitative and/or quantitative analysis of the VIE that includes a review of, among other things, its capital structure, terms of any contracts between the Group and the VIE, which interests create or absorb variability, related party relationships and the design of the VIE.

        As at December 31, 2008, the Group holds a significant variable interest in Enterprise Master, Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP (the "Unconsolidated Master Funds") through three of its consolidated Ramius Funds: Enterprise LP, Multi-Strategy FOF and Vintage FOF (the "Consolidated Feeder Funds"), respectively. It was determined that the Consolidated Feeder Funds were the primary beneficiaries of their respective Unconsolidated Master Funds as at December 31, 2008. However, investment companies like the Consolidated Feeder Funds, which account for their investments under the specialized accounting guidance of the AICPA Audit and Accounting Guide-Investment Companies, are not subject to the consolidation provisions of FIN 46-R. Therefore the Group has not consolidated the Unconsolidated Master Funds, or any other VIEs. The Consolidated Feeder Funds' maximum exposure to loss related to their respective Unconsolidated Master Funds at December 31, 2008 was limited to their investment in their respective Unconsolidated Master Funds. See Note 5 for further information regarding the Group's investments.

        Equity Method Investments—For operating entities over which the Group exercises significant influence but which do not meet the requirements for consolidation as outlined above, the Group uses the equity method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18"). The Group's investments in equity method investees are recorded in other investments in the consolidated statements of financial condition. The Group's equity in earnings or losses from equity method investees is included in net gains (losses) on securities, derivatives and other investments in the consolidated statements of operations.

        The Group evaluates for impairment its equity method investments whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable in accordance with APB 18. The difference between the carrying value of the equity method investment and its estimated fair value is recognized as an impairment when the loss in value is deemed other than temporary.

        Cost Method Investments—When the Company and/or the Ramius Operating Entities do not have a controlling financial interest and do not exert significant influence over an entity's operating and financial policies, but have an investment in private equity for which market quotations are not readily available, the Group accounts for its investment in accordance with the cost method of accounting prescribed by APB 18.

        Other—If the Company and/or the Ramius Operating Entities do not consolidate an entity, apply the equity method of accounting or account for an investment under the cost method, the Group accounts for all other debt and marketable equity securities which are bought and held principally for the purpose of selling them in the near term as trading securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), at fair value with unrealized gains (losses) resulting from changes in fair value reflected as a component of operations.

        Retention of Specialized Accounting—The Ramius Funds are investment companies under the AICPA Audit and Accounting Guide—Investment Companies. The Group has retained the specialized

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

accounting for these funds pursuant to EITF Issue No. 85-12, "Retention of Specialized Accounting for Investments in Consolidation". Accordingly, the accompanying consolidated financial statements reflect different accounting policies for investments depending on whether they are held through an investment company subsidiary. In addition, Ramius Securities is a broker-dealer and applies the specialized accounting prescribed under the AICPA Audit and Accounting Guide—Brokers and Dealers in Securities. The Group has retained this specialized accounting in consolidation.

        The consolidated Ramius Funds report their investments on the consolidated statements of financial condition at their estimated fair value, with unrealized gains (losses) resulting from changes in fair value reflected as a component of operations. Additionally, these funds generally do not consolidate their majority-owned and controlled investments.

b.     Use of estimates and indemnifications

        The preparation of the consolidated financial statements in conformity with US GAAP requires the management of the Group to make estimates and assumptions that affect the fair value of securities and other investments, the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c.     Cash and cash equivalents

        The Group considers investments in money market funds and other highly liquid investments with original maturities of three months or less which are deposited with a bank or prime broker to be cash equivalents. Cash and cash equivalents held at consolidated Ramius Funds, although not legally restricted, are not available to fund the general liquidity needs of the Company. The Group is also exposed to credit risk as a result of cash being held at several banks.

d.     Valuation of investments and derivative contracts

        Ramius and its operating company subsidiaries act as the manager for the Ramius Funds and in certain cases participate in the valuation of underlying investments, many of which are illiquid and/or without a public market. The fair value of these investments is generally estimated based on proprietary models developed by Ramius, which include discounted cash flow analyses, public market comparables, and other techniques and may be based, at least in part, on independently sourced market information. The material estimates and assumptions used in these models include the timing and expected amount of cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, timing of, and estimated proceeds from expected financings. Significant judgment and estimation goes into the selection of an appropriate valuation methodology as well as the assumptions used in these models include the timing and the actual values realized with respect to investments could be materially different from values obtained based on the use of those estimates. The valuation methodologies applied impact the reported value of Ramius' investments and the investments held by the Ramius Funds in the consolidated financial statements.

        SFAS No. 157, "Fair Value Measurements" ("SFAS 157") establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date;
Level 2	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active; and
Level 3
Fair value is determined based on pricing inputs that are unobservable and includes situations where there is little, if any, market activity for the asset or liability. The determination of fair value for assets and liabilities in this category requires significant management judgment or estimation.

        Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes "observable" requires significant judgment by the Group. The Group considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon the pricing transparency of the instrument and does not necessarily correspond to the Group's perceived risk of that instrument.

        The Group uses the "market approach" valuation technique to value its financial instruments measured at fair value. In determining an instrument's placement within the hierarchy, the Group separates the Group's financial instruments into three categories: securities, derivative contracts and other investments. To the extent applicable, each of these categories can further be divided between those held long or sold short.

        Securities—Securities whose values are based on quoted market prices in active markets for identical assets, and are therefore classified in level 1 of the fair value hierarchy, include active listed equities, certain U.S. government and sovereign obligations, and certain money market securities. The Group does not adjust the quoted price for such instruments, even in situations where the Group holds a large position and a sale could reasonably impact the quoted price.

        Certain positions for which there is a limited market, consisting primarily of convertible debt, corporate debt and loans, are stated at fair value. The estimated fair values assigned by the Investment Manager are determined in good faith and are based on available information considering, among other things, quotations provided by published pricing services, counterparties and other market participants, and pricing models using quoted input, and do not necessarily represent the amounts which might ultimately be realized. Such positions that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources which are supported by observable inputs are classified within level 2. As level 2 investments include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non-transferability, which are generally based on available market information.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Derivative contracts—Derivative contracts can be exchange-traded or privately negotiated over-the-counter ("OTC"). Exchange-traded derivatives, such as futures contracts and exchange traded option contracts, are typically classified within level 1 or level 2 of the fair value hierarchy depending on whether or not they are deemed to be actively traded. OTC derivatives, such as generic forwards, swaps and options, have inputs which can generally be corroborated by market data and are therefore classified within level 2. Derivative contracts are included within other assets on the consolidated statements of financial condition.

        Other investments—Other investments measured at fair value consist primarily of Portfolio Funds and real estate investments, which are valued as follows:

  i.
  Portfolio Funds—"Portfolio Funds" include interests in Ramius Funds and investment companies managed externally by unaffiliated managers. Substantially all of the Group's investments in Portfolio Funds have been classified within level 2 or level 3 of the fair value hierarchy, as quoted prices in active markets are typically not available. The determination of whether a Portfolio Fund is categorized within level 2 or level 3 of the fair value hierarchy is generally determined by the amount of liquidity provided to investors in the fund, the observability of ongoing redemption and/or subscription activity, and the nature of the underlying investments.

  ii.
  Real estate investments—Real estate investments are valued at estimated fair value. The fair value of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Real estate investments without a public market are valued based on assumptions and valuation techniques used by the Group. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earning multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as adjusted for obsolescence, as well as independent external appraisals. In general, the Group considers several valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate. The Group also considers the type of real estate investments (stabilized/core vs. value-add/opportunistic) in choosing a suitable valuation technique. Real estate investments are reviewed on a quarterly basis by the Group for significant changes at the property level or a significant change in the overall market which would impact the value of the real estate investment resulting in unrealized appreciation or depreciation.

    The Group also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation based on amounts at which the financing liabilities could be transferred to market participants at the measurement date regardless of whether or not the transfer is permitted by the loan documents.

    Real estate and capital markets are cyclical in nature. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates and interest and inflation rates. In addition, the Group invests in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

    volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, declines in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by the Group from investments sold may differ from the fair values presented, and the differences could be material.

    The Group's real estate investments are typically categorized as level 3 within the fair value hierarchy as management uses significant unobservable inputs in determining their estimated fair value.

        Underlying investments in Portfolio Funds—The determination of where a Portfolio Fund is categorized in the fair value hierarchy as presented in these financial statements is determined by pricing inputs specific to the fund such as observable subscription and redemption activity, rather than its underlying investments. As a result the underlying investments held in the Portfolio Funds may be classified at a different level within the fair value hierarchy to that for the Portfolio Fund holding such investments. The underlying investments held by the Portfolio Funds are generally categorized as follows:

        Investments whose values are based on quoted market prices in active markets, and are therefore classified within level 1, include active listed equities, certain U.S. government and sovereign obligations, and certain money market securities.

        Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs are classified within level 2. These may include certain U.S. government and sovereign obligations, certain government agency securities, investment-grade corporate bonds, certain mortgage products, certain bank loans and bridge loans, less liquid listed equities, state, municipal and provincial obligations, most physical commodities and certain loan commitments. As level 2 investments include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non-transferability, which are generally based on available market information.

        Investments classified within level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 instruments include private equity and real estate investments, certain bank loans and bridge loans, less liquid corporate debt securities (including distressed debt instruments), collateralized debt obligations, and less liquid mortgage securities (backed by either commercial or residential real estate). When observable prices are not available for these securities, one or more valuation techniques (e.g., the market approach or the income approach) are used for which sufficient and reliable data is available. Within level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

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Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        The inputs used in estimating the value of level 3 investments may include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity or debt capital markets, and changes in financial ratios or cash flows. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated in the absence of market information. The fair value measurement of level 3 investments does not include transaction costs that may have been capitalized as part of the security's cost basis. Assumptions used by the Portfolio Funds due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Group's results of operations.

        Because of the inherent uncertainty of valuation for the Group's investments and derivative contracts, including other investments and the underlying investments held by the Portfolio Funds, the estimated fair values assigned may differ from the values that would have been used had a ready market existed for these investments, and the differences may be material.

        The fair value of the Group's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosures about Fair Values of the Financial Instruments", approximate the carrying value amounts as presented in the consolidated statements of financial condition because they are either fair valued or short term in nature.

        See Note 5 for further information regarding the Group's investments and fair value measurements.

e.     Due from/due to related parties

        The Company may advance amounts and pay certain expenses on behalf of members of the Company or other affiliates of the Company. These amounts settle in the ordinary course of business or, in the case of principal advances, normally will settle against group equity at year end. Such amounts are included in due from and due to related parties, respectively, on the consolidated statements of financial condition.

f.      Receivable from/payable to brokers

        Receivable from brokers includes cash held at clearing brokers, amounts receivable or payable for unsettled transactions, monies borrowed and proceeds from short sales equal to the fair value of securities sold, but not yet purchased.

        Securities borrowed and securities loaned are carried at the amounts of cash collateral advanced or received. Securities borrowed transactions require the Group to deposit cash or other collateral with the lender. The Group receives cash or collateral in an amount generally in excess of the market value of securities loaned. The Group monitors the market value of securities borrowed and loaned on a daily basis and may require counterparties to deposit additional collateral or return collateral pledged, when appropriate.

g.     Securities sold under agreements to repurchase and securities purchased under agreements to resell

        Transactions involving the sale of securities under agreements to repurchase are carried at their contract value and are accounted for as collateralized financings. In connection with these financings, as of December 31, 2008 and 2007, the Group has pledged collateral in the amounts of $1.4 million and $188.5 million, respectively. As of December 31, 2008 and 2007, the Group's securities sold under agreements to repurchase were with one and three counterparties, respectively.

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Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Transactions involving purchases of securities under agreements to resell are carried at their contract value which approximates fair value. On December 31, 2007, the fair value of the collateral received by the Group was $52.1 million. As of December 31, 2008, the Group held no securities purchased under agreements to resell. All of the Group's securities purchased under agreements to resell were with two counterparties at December 31, 2007.

        Collateral is valued periodically and the Group and its counterparties may adjust the collateral or require additional collateral to be deposited when appropriate. Collateral held by counterparties may be sold or rehypothecated by such counterparties, subject to certain limitations sometimes imposed by the Group. It is the policy of the Group to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under the resale agreement. Collateralized repurchase agreements may result in credit exposure in the event the counterparties to the transactions are unable to fill their contractual obligations. The Group minimizes the credit risk associated with this activity by monitoring credit exposure and collateral values, and by requiring additional collateral to be promptly deposited with or returned to the Company when deemed necessary.

h.     Fixed assets

        Fixed assets are stated at cost less accumulated depreciation or amortization. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful life or lease term. Other fixed assets are depreciated utilizing a straight-line basis over their estimated useful lives.

Asset	Depreciable Lives	Principal Method
Telephone and computer equipment	3-5 years	Straight-line
Computer software	3 years	Straight-line
Furniture and fixtures	8 years	Straight-line
Leasehold improvements	10-15 years	Straight-line

i.      Goodwill and intangible assets

        Goodwill represents the excess of the purchase price consideration of acquired companies over the estimated fair value assigned to the individual assets acquired and liabilities assumed. The Company tests goodwill for impairment in accordance with the two-step method described in SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The first step involves a comparison of the estimated fair value of the reporting unit to its carrying amount, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying amount, its goodwill is not impaired and the second step of the impairment test is not necessary. If the carrying amount of the reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit goodwill with its carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess. Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in

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Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

circumstances. Goodwill impairment tests are subject to significant judgment in determining the estimation of future cash flows, discount rates and other assumptions. Changes in these estimates and assumptions could have a significant impact on the fair value and any resulting impairment of goodwill. See Note 17 for further discussion.

        Intangible assets, which are primarily comprised of investment contracts, are amortized on a straight-line basis over their estimated useful lives of 5 years. Intangible assets are tested for potential impairment whenever events or changes in circumstances suggest that an asset's or asset group's carrying value may not be fully recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the estimated undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

j.      Mandatorily redeemable liabilities

        The Group has adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". Capital withdrawals are recognized as liabilities, net of any incentive income, when the amount requested in the withdrawal notice represents an unconditional obligation at a specified or determined date (or dates) or upon an event certain to occur. This generally may occur either at the time of the receipt of the notice, or on the last day of a reporting period, depending on the nature of the request. As a result, withdrawals paid after the end of the year, but based upon year-end capital balances are reflected as liabilities at the balance sheet date. Mandatorily redeemable liabilities are treated as capital for purposes of allocations of gains/losses pursuant to the Group's governing documents.

k.     Non-controlling interests in consolidated subsidiaries

        Non-controlling interests represent the pro rata share of the book value of the financial positions and results of operations attributable to the other owners of the consolidated subsidiaries. Non-controlling interests related to consolidated Ramius Funds are generally subject to annual, semi-annual or quarterly withdrawals or redemptions by investors in these funds, sometimes following the expiration of a specified period of time (generally one year), or may only be withdrawn subject to a redemption fee (generally ranging from 1% to 5%). Likewise, non-controlling interests related to certain other consolidated entities are generally subject to withdrawal, redemption, transfer or put/call rights that permit such non-controlling investors to withdraw from the entities on varying terms and conditions. Because these non-controlling interests are redeemable at the option of the non-controlling interests, they have been classified as temporary equity in the consolidated statements of financial condition. When redeemed amounts become legally payable to investors on a current basis, they are reclassified as a liability.

l.      Revenue recognition

        Ramius generates revenue through several principal sources as more fully described below:

  Management fees

        The Group earns management fees from affiliated funds and certain managed accounts that it serves as the investment manager based on assets under management. The actual management fees

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Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

received can vary depending on distribution fees or fee splits paid to third parties either in connection with raising the assets or structuring the investment.

        Management fees are generally paid on a quarterly basis at the beginning of each quarter in arrears and are prorated for capital inflows and redemptions. While some investors may have separately negotiated fees pursuant to side letter arrangements, in general the management fees are as follows:

  •
  Hedge Funds—Management fees for Ramius's hedge funds are generally charged at an annual rate of up to 2% of assets under management. Management fees are generally calculated monthly based on assets under management at the end of each month before incentive income.

  •
  Fund of Funds—Management fees for the fund of funds are generally charged at an annual rate of up to 2% of assets under management. Management fees are generally calculated monthly based on assets under management at the end of each month before incentive income or based on assets under management at the beginning of the month.

  •
  Real Estate Funds—Management fees from the real estate funds are generally charged by their general partners at an annual rate between 1% and 1.5% of total capital commitments during the investment period and of invested capital or net asset value of the applicable fund after the investment period has ended. Management fees are typically paid to the general partners on a quarterly basis, at the beginning of the quarter in arrears, and are prorated for changes in capital commitments throughout the investment period and invested capital after the investment period. The general partners of Ramius's real estate funds are owned jointly by Ramius and third parties. Accordingly, the management fees (in addition to incentive income and investment income) generated by the real estate funds are split between Ramius and the other general partners. Pursuant to US GAAP, these fees and other income received by the general partners that are accounted for under the equity method of accounting are reflected under other income instead of management fees.

  •
  Other—Ramius also provides other investment advisory services. Other management fees are primarily earned from Ramius's cash management business and range from annual rates of 0.08% to 0.20% of assets, based on the average daily balances of the assets under management.

  Incentive income

        Ramius earns incentive income based on the net profits, as defined in the respective investment management agreements with the Ramius Funds and certain managed accounts, allocable for each fiscal year that exceeds cumulative unrecovered net losses, if any, that have carried forward from prior years. Incentive income earned is typically between 10% and 20% for hedge funds and 10% for fund of funds of the net profits earned for the full year that are attributable to each fee-paying investor. Incentive income on real estate investments is earned in the year of a sale or realization of a private investment.

        In periods following a period of a net loss attributable to an investor, Ramius does not earn incentive income on any future profits attributable to that investor until the accumulated net loss from prior periods are recovered. Incentive income, once earned, is not subject to repayment. Ramius has adopted Method 2 of EITF Topic D-96, "Accounting for Management Fees Based on a Formula" ("EITF Topic D-96"). Under Method 2, the incentive income from Ramius Funds and managed accounts for any period is based upon the net profits of those Ramius Funds and managed accounts at the reporting date. Any incentive income recognized in a quarter's consolidated statement of operations

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

may be subject to reversal in a subsequent quarter as a result of subsequent negative investment performance prior to the conclusion of the fiscal year, when all contingencies have been resolved. In the case of certain real estate funds, incentive income is subject to clawback to the extent investors in these funds do not earn a minimum preferred return (generally 8%) for the duration of the real estate fund. Incentive income is payable after the end of the fiscal year. As a result of negative investment performance in 2008, the Company has entered 2009 with high-water marks in many Ramius Funds. These high-water marks require the Ramius Funds to recover cumulative losses before the Group can begin to earn incentive income in 2009 and beyond until the high-water marks are reached with respect to the capital accounts of the Ramius Funds' investors who suffered losses in 2008.

  Interest and dividends

        Interest and dividends are earned by the Group from various sources. The Group receives interest and dividends primarily from its brokerage balances from invested capital. Interest is recognized on an accrual basis and interest income is recognized on the debt of those issuers who are currently paying. Interest income and expense includes premiums and discounts amortized and accreted on debt investments based on criteria determined by the Group using the effective yield method. Dividends are recognized on the ex-dividend date.

  Reimbursement from affiliates

        The Group allocates, at its discretion, certain expenses incurred on behalf of its operating subsidiaries, including its hedge fund, fund of funds and real estate businesses. These expenses relate to the administration of such subsidiaries and assets that the Group manages for its Ramius Funds. In addition, pursuant to the Ramius Funds' offering documents, the Group charges certain allowable expenses to the Ramius Funds, including charges and personnel costs for legal, compliance, accounting, tax compliance, marketing, risk and technology expenses that directly relate to administering the assets of the Ramius Funds. Such expenses that have been reimbursed at their actual costs are included in the consolidated statements of operations as employee compensation and benefits, professional, advisory and other fees, communications, occupancy and equipment, client services and business development and other.

  Other revenues

        The Group receives other revenues which is unrelated to its principal sources of revenue and which may vary from year to year. Historical sources of such other revenues primarily include certain placement fee income and rebate income earned from stock lending activities of the Group.

m.    Investments transactions and related income/expenses

        Purchases and sales of securities, net of commissions, and derivative contracts, and the related revenues and expenses are recorded on a trade date basis with net trading gains and losses included as a component of net gains (losses) on securities, derivatives and other investments, and with respect to the consolidated Ramius Funds and other real estate entities as a component of net realized and unrealized gains (losses) on investments and other transactions and net realized and unrealized gains (losses) on derivatives, in the consolidated statements of operations.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Net realized gains (losses) and net unrealized gains (losses) on investments and other transactions for consolidated Ramius hedge funds and certain real estate entities for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Consolidated Ramius hedge funds and certain real estate entities net gains (losses)
Net realized gains (losses) on investments and other transactions	$(37,965)	$35,913	$51,798
Net unrealized gains (losses) on investments and other transactions	(130,601)	11,589	7,392
Consolidated Ramius hedge funds and certain real estate entities net gains (losses)
Net realized gains (losses) on derivatives	$1,581	$9,595	$—
Net unrealized gains (losses) on derivatives	5,190	1,225	—

        In accordance with financial reporting guidance permitted by the AICPA Audit and Accounting Guide—Brokers and Dealers in Securities, the Group has reported securities borrowing and lending rebate interest income and expense related to the operations of Ramius Securities on a net basis in other revenues on the consolidated statements of operations. As of November 2008, Ramius Securities is no longer engaged in stock borrowing or lending activities.

n.     Employee benefit plans

        The Group applies the provisions of SFAS No. 123-R "Share-Based Payment" ("SFAS 123-R") for its stock-based awards. In accordance with SFAS 123-R, the Group has elected to measure its stock-based awards using the intrinsic-value method. Under this method stock-based compensation cost is recognized over the requisite service period based on the intrinsic value of the award measured at grant date over the requisite service period. The majority of the Group's assets and liabilities are stated at fair value, short term in nature and hence, approximate fair value. Therefore, the intrinsic value approximates the fair value of these awards. See Note 12 for further information regarding the Employee Ownership Plans and how the Group applies SFAS 123-R.

        The Group applies the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132-R" ("SFAS 158") for its defined benefit plans. SFAS 158 requires an entity to recognize in its statement of financial condition the funded status of its defined benefit plans, measured as the difference between the fair value of the plan assets and the benefit obligation. SFAS 158 also requires an entity to recognize changes in the funded status of a defined benefit plan within accumulated other comprehensive income, net of tax, to the extent such changes are not recognized in earnings as components of periodic net benefit cost. See Note 13 for further information regarding the Group's defined benefit plans.

o.     Lease and sale-leaseback accounting

        The Company leases certain facilities and equipment used in its operations. The Company accounts for its leases under the provisions of SFAS No. 13, "Accounting for Leases", as amended ("SFAS 13"), which requires that leases be evaluated and classified as operating or capital leases for

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

financial reporting purposes. Assets held under capital leases are included in fixed assets. Operating lease expense is recorded on a straight-line basis over the lease term. Leases with escalating rents are expensed on a straight-line basis over the life of the lease. Landlord incentives are recorded as deferred rent and amortized, as reductions to lease expense, on a straight-line basis over the life of the applicable lease.

        During June 2008, Ramius sold its fractional share ownership of a business jet for a net gain of $0.5 million. In the same month, October LLC also sold a plane through a sale-leaseback transaction. In accordance with SFAS No. 13, "Accounting for Leases", and SFAS No. 28, "Accounting for Sales with Leasebacks", the Group is recognizing a net gain of $2.8 million over a period of sixty-seven months, the term of the lease. During the year ended December 31, 2008 the amount of the gain recognized in the consolidated statements of operations was $0.3 million. Related to this transaction, Ramius was required to maintain minimum assets under management at all times of no less than $6 billion. In the event that the Company does not maintain this minimum, the Company shall immediately either a) deposit collateral with a perfected security interest to secure the next twelve months' lease payments (approximately $1.8 million) or b) provide a letter of credit in the same amount. As of and during the year ended December 31, 2008, the Company was in compliance with this minimum requirement.

p.     Income taxes

        The income tax provision reflected in the consolidated statements of operations is in accordance with the liability method described in SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under applicable tax laws and rates. A valuation allowance is provided for deferred tax assets when it is considered more likely than not that any benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

        The Company follows the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 requires recognition and measurement of a tax position taken or expected be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.

        The Company and certain consolidated subsidiaries are subject to New York City Unincorporated Business Tax ("NYC UBT") on their taxable income. Certain other consolidated subsidiaries that operate in countries other than the United States, including the United Kingdom, Japan, Hong Kong, Germany, and Austria, are subject to foreign income taxation on their taxable income. Nevertheless, Ramius conducts its activities in a manner that is intended to minimize its taxable presence in any non-U.S. jurisdiction in which Ramius or any of its affiliates has an office, including the ones listed above, or is otherwise deemed to be engaged in a trade or business. However, to the extent such activities subject the Company or its foreign affiliates to taxation in any jurisdiction, then the Company and its affiliates intend to abide by all applicable laws and regulations to calculate the tax liability in such jurisdiction.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

q.     Foreign currency transactions

        Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. Dollar amounts at the date of valuation. Purchases and sales of securities and other assets and liabilities and the related income and expenses denominated in foreign currencies are translated into U.S. Dollar amounts on the respective dates of the transactions. The Group does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on these balances from fluctuations arising from changes in market prices of securities and other assets/liabilities held or sold. Such fluctuations are included in the consolidated statements of operations as a component of net gains (losses) on securities, derivatives and other investments. Gains and losses primarily relating to foreign currency broker balances are included in net gains (losses) on foreign currency transactions in the consolidated statements of operations.

        The functional currency of the Group's foreign subsidiaries is the U.S. Dollar.

r.      Future adoption of accounting pronouncements

        In December 2007, the FASB issued a revision to SFAS No. 141, "Business Combinations" ("SFAS 141-R"). SFAS 141-R requires changes to the accounting for transaction costs, certain contingent assets and liabilities, and other balances in a business combination. In addition, in partial acquisitions, when control is obtained, the acquiring company must measure and record all of the target's assets and liabilities, including goodwill, at fair value as if the entire target company had been acquired. The Group will apply the provisions of SFAS 141-R to business combinations occurring after December 15, 2008. Adoption of SFAS 141-R will not affect the Group's financial condition, results of operations or cash flows, but may have an effect on accounting for future business combinations.

        In December 2007, the FASB issued SFAS No. 160, "Non-controlling interests in Consolidated Financial Statements—an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 changes the accounting and reporting of non-controlling interests in the consolidated financial statements and requires that such non-controlling interests be accounted for and presented as equity, rather than as liabilities or mezzanine equity. SFAS 160 applies to the Group beginning January 1, 2009, but the presentation and disclosure requirements are to be applied retrospectively for all periods presented. Upon the adoption of SFAS 160, effective January 1, 2009, the Group has applied the presentation and disclosure requirements for all periods presented in these consolidated financial statements. As a result, (a) with respect to the consolidated statements of financial condition, the redeemable non-controlling interests in consolidated subsidiaries was renamed as such and remained classified as mezzanine equity, (b) with respect to the consolidated statements of operations, net income (loss) is now presented before non-controlling interests and the consolidated statements of operations now nets to net income (loss) available to all redeemable members, and (c) with respect to the consolidated statements of changes in redeemable group equity, roll forward columns have now been added for each component of non-controlling interests discussed in (a) above.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Since SFAS 161 requires only additional disclosures concerning derivatives and

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

hedging activities, the adoption of SFAS 161 will not affect the Group's financial condition, results of operations or cash flows.

        In September 2008, the FASB issued FASB Staff Position ("FSP") FAS 133-1 and FIN 45-4, "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161". FSP FAS 133-1 and FIN 45-4 requires enhanced disclosures about credit derivatives and guarantees and amends FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), to exclude credit derivative instruments accounted for at fair value under SFAS No. 133. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. Since FSP FAS 133-1 and FIN 45-4 only requires additional disclosures concerning credit derivatives and guarantees, adoption of FSP FAS 133-1 and FIN 45-4 will not have an effect on the Group's financial condition, results of operations or cash flows.

        In April 2009, the FASB issued FSP FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" ("FSP 157-4"). FSP 157-4 does not change the objective of fair value measurement, which is to identify the price that would be received to exchange an asset or liability in an orderly transaction at the measurement date between market participants. Rather, FSP 157-4 provides additional guidance to highlight and expand on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for an asset or liability. FSP 157-4 is effective for interim and annual periods ending after June 15, 2009. The Company does not expect FSP 157-4 to have a material impact on its financial position or results of operations.

        In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167"). SFAS 167 changes the approach to determining the primary beneficiary of a VIE and requires companies to more frequently assess whether they must consolidate VIEs. SFAS 167 is effective for annual periods beginning after November 15, 2009. Management has recently begun to evaluate the application of SFAS 167 to the Group and is not in a position at this time to quantify the significance of its impact on the Group's financial position, results of operations, or cash flows. However, as a result of the issuance of SFAS 167, the Company may be required to consolidate or deconsolidate an additional number of VIEs than previously determined.

3. Cash collateral pledged

        As of December 31, 2008, cash collateral pledged in the amount of $6.9 million relates to a letter of credit issued to the landlord of the Group's premises in New York City (see Note 18).

        As of December 31, 2007, cash collateral pledged includes $6.7 million collateral amount related to the same line of credit issued to the landlord of the Group's premises in New York City, and $13.2 million of cash collateral pledged in connection with derivative transactions, of which $3.4 million is related to the activities of consolidated Ramius Funds and certain real estate entities.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Receivable From and Payable To Brokers

        Receivable from brokers and payable to brokers includes cash held at the clearing brokers, amounts receivable or payable for unsettled transactions, monies borrowed and proceeds for short sales equal to the fair value of securities sold, but not yet purchased, which are restricted until the Group purchases the securities sold short. Pursuant to the Group's prime broker agreements, these balances are presented net (assets less liabilities) across balances with the same broker. As of December 31, 2008 and 2007, receivable from and payable to brokers, of the Ramius Operating Entities, consists of the following:

	As of December 31,
	2008	2007
	(dollars in thousands)
Cash held at brokers	$25,911	$30,547
Receivable for securities borrowed	—	755,346

	$25,911	$785,893

Payable to brokers	$3,817	$12,250
Payable for securities loaned	—	758,881

	$3,817	$771,131

        Receivable from brokers, held by consolidated Ramius Funds and certain real estate entities, primarily consists of cash held at brokers, proceeds from short sales, and receivables for unsettled transactions. Payable to brokers, held by consolidated Ramius Funds and certain real estate entities, is generally comprised of payables for unsettled transactions and monies borrowed on margin.

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities

a.     Ramius Operating Entities

Securities owned and securities sold, but not yet purchased, at fair value

        Securities owned and securities sold, but not yet purchased, are directly held by the Company and Ramius Securities and considered held for trading and carried at fair value. At December 31, 2008 securities owned of $15.3 million consisted of U.S. Government securities with maturities ranging from May 15, 2009 through September 15, 2009 and interest rates ranging between 0.37% and 0.53%. As of

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

December 31, 2007, securities owned and securities sold, but not yet purchased, consisted of the following at fair value:

	As of December 31, 2007
	Securities Owned	Securities Sold, but not yet Purchased
	(dollars in thousands)
Common stocks	$161,439	$30,938
Convertible bonds	11,529	—
Distressed debt	1,024	1,037
Warrants and rights	18,429	—
Other	687	30

	$193,108	$32,005

Other investments

        At December 31, 2008 and 2007 other investments consist of the following:

	As of December 31,
	2008	2007
	(dollars in thousands)
(1) Portfolio Funds, at fair value	$5,975	$14,543
(2) Real estate investments, at fair value	1,605	1,327
(3) Equity method investments	11,038	4,619
(4) Lehman claims, at fair value	209	—

	$18,827	$20,489

(1) Portfolio Funds, at fair value

        The Portfolio Funds as of December 31, 2008 and 2007 include the following:

	As of December 31,
	2008	2007
	(dollars in thousands)
Tapestry Investment Co PCC Ltd	$2,758	$7,912
Ramius Vintage Multi-Strategy FOF Ltd	1,375	1,879
Ramius Value and Opportunity Fund LP	1,092	547
RCG Special Opportunities Fund, Ltd	555	—
Ramius Intermediate Fund, L.P.	—	3,992
Other affiliated Ramius Funds	195	213

	$5,975	$14,543

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

(2) Real estate investments, at fair value

        Real estate investments at December 31, 2008 and 2007 are carried at estimated fair value and include real estate equity investments held by RE Manager of $0.7 million and $0.4 million and real estate debt investments held by Ramius of $0.9 million and $0.9 million, respectively.

(3) Equity method investments

        Equity method investments include investments held by Ramius, Ramius Securities and RE Manager in several operating companies whose responsibilites include the day to day management of a number of real estate funds, including the portfolio management and administrative services related to the acquisition, disposition, and active monitoring of the real estate fund's underlying debt and equity investments. The Group's ownership interests in these equity method investments range from 30% to 55%. The Group holds a majority of the outstanding ownership interest (i.e., more than 50%) in three of these entities: RCG Longview Debt Fund IV Management, LLC, RCG Longview Debt Fund IV Partners, LLC and RCG Longview Partners II, LLC. The operating agreements that govern the management of day to day operations and affairs of each of these three entities stipulate that certain decisions require support and approval from other members in addition to the support and approval of the Group. As a result, all operating decisions made in these three entities require the support of both the Group and an affirmative vote of a majority of the other managing members who are not affiliates of the Group. As the Group does not possess unilateral control over any of these entities, the presumption of consolidation has been overcome pursuant to EITF Issue No. 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights" ("EITF 96-16"), and the Group accounts for these investments under the equity method of accounting in accordance with APB 18. The following table summarizes equity method investments held by the Group:

	As of December 31,
	2008	2007
	(dollars in thousands)
RCG Longview Debt Fund IV Management, LLC	$2,624	$—
JT Partners LLC	2,346	1,557
RCG Longview Partners, LLC	1,329	870
RCG Longview Louisiana Manager, LLC	1,183	1,479
RCG Urban American Management, LLC	729	—
Others	2,827	713

	$11,038	$4,619

        For the years ended December 31, 2008, 2007 and 2006, the Group's income (loss) from equity method investees was $5.5 million, $(1.4) million, and $2.6 million, respectively.

(4) Lehman Claims, at fair value

        Lehman Brothers International (Europe) ("LBIE"), through certain affiliates, was a prime broker for Enterprise Master and certain of the Ramius Funds which Enterprise Master invested. In addition

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

to Enterprise Master and certain of the Ramius Funds holding certain assets at LBIE, Ramius held cash and cash equivalent balances with LBIE. On September 15, 2008 LBIE was placed in administration (the "Administration") in the United Kingdom and, as a result, the assets held by Ramius, Enterprise Master and by certain of the Ramius Funds in their LBIE accounts were frozen at LBIE. The status and ultimate resolution of the assets under LBIE's Administration proceedings is uncertain. The assets of Ramius at LBIE and the net assets of Enterprise Master and certain of the Ramius Funds at LBIE at the time of Administration (the "Total Net Equity Claim") consists of $1.043 million held by Ramius and $16.7 million held by Enterprise Master. There can be no assurance that the Total Net Equity Claim value, as determined by Ramius, will be accepted by the Administrators, nor does Ramius know the manner and timing in which such claim will be satisfied and the ultimate value that will be received.

        Given the great degree of uncertainty as to the status of the assets held at LBIE and the process and prospects of the return of those assets, Ramius has decided to fair value the Total Net Equity Claim at an approximately 80% discount which represents the estimated recoverable Lehman claim of $209,000 (the "Estimated Recoverable Lehman Claim"), which represents management's best estimate of value that ultimately may be recovered with respect to the Total Net Equity Claim. The Estimated Recoverable Lehman Claim was recorded at fair value considering a number of factors including the status of the assets under UK insolvency laws and the trading levels of Lehman unsecured debt. The Group recorded a loss of $834,000 which is included in net gains (losses) on securities, derivatives and other investments on the consolidated statements of operations. In determining the estimated value of the Total Net Equity Claim, Ramius was required to use considerable judgment and is based on the facts currently available. As additional information on the LBIE proceeding becomes available, Ramius may need to adjust the valuation of the Estimated Recoverable Lehman Claim. The actual loss that may ultimately be incurred by Ramius with respect to the pending LBIE claim is not known and could be materially different from the estimated fair value assigned by Ramius.

b.
Consolidated Ramius Funds and certain real estate entities

Securities owned and securities sold, but not yet purchased, at fair value

        At December 31, 2008, the consolidated Ramius Funds and certain real estate entities had no directly held securities owned or securities sold, but not yet purchased. Securities owned and securities sold, but not yet purchased, as of December 31, 2007 represented the securities directly held by

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

Enterprise Master. The following table is a summary of these securities, at fair value, held by Enterprise Master at December 31, 2007:

	As of December 31, 2007
Description	Securities Owned	Securities Sold, but not yet purchased
	(dollars in thousands)
Asset backed securities ("ABS")
Cayman Islands
Other ABS	$686	$—
United States
Other ABS	352	—

Total Asset backed securities	1,038	—
Collateralized debt obligation
Cayman Islands	2,220	—

Total Collateralized debt obligation	2,220	—
Common stock
China
Auto Manufacturers	16	—
Great Britain
Banks	—	132
Hong Kong
Packaging & Containers	34	—
Isle of Man
Investment Companies	5,814	—
Israel
Internet	1,540	—
Italy
Investment Companies	1,981	—
Republic of Korea
Internet	1,080	—
Switzerland
Computers	—	643
Diversified Financial Services	—	230

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

	As of December 31, 2007
Description	Securities Owned	Securities Sold, but not yet purchased
	(dollars in thousands)
United States
Advertising	1,744	—
Airlines	3,001	—
Agriculture	—	533
Apparel	1,054	—
Banks	—	1,687
Biotechnology	—	829
Building Materials	1,409	1,719
Chemicals	7,063	—
Commercial Services	2,445	2,326
Cosmetics/Personal Care	—	928
Distribution/Wholesale	—	831
Diversified Financial Services	—	339
Diversified Holding Companies	—	1,151
Entertainment	24,938	—
Environmental Control	2,094	1,044
Food	6,669	2,017
Forest Products & Paper	616	—
Healthcare-Products	17,987	280
Home Builders	1,681	506
Home Furnishings	3,742	680
Household Products/Wares	—	402
Insurance	2,952	—
Internet	9,949	984
Investment Companies	—	429
Media	880	—
Metal Fabricate/Hardware	4,070	—
Miscellaneous Manfacturing	9,051	—
Technology	467	—
Office Furnishings	1,648	898
Oil & Gas	7,022	—
Packaging & Containers	3,225	—
Pharmaceuticals	1,750	906
Real Estate	1,743	—
Retail	9,188	3,534
Savings & Loans	—	525
Software	8,848	—
Transportation	5,739	—

Total Common stock	151,440	23,553

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

	As of December 31, 2007
Description	Securities Owned	Securities Sold, but not yet purchased
	(dollars in thousands)
Convertible debt
United States
Building Materials	11,828	—
Internet	481	—
Holding Companies—Diversified	5,665	—

Total Convertible debt	17,974	—
Corporate bonds
United States
Holding Companies—Diversified	—	1,897
Real Estate	—	1,171

Total Corporate bonds	—	3,068
Loan
United States
Auto Manufacturers	2,500	—
Other	17	—

Total Loan	2,517	—
Options—put
United States
Commodities	36	27
Diversified Financial Services	—	27
Retail	40	—

Total Options—put	76	54
Options—call
United States
Commodities	26	21

Total Options—call	26	21
Preferred stock
United States
Internet	5,993	—

Total Preferred stock	5,993	—
U.S. treasury bills
United States
Sovereign
U.S. treasury bills, March 2008	—	5,964
U.S. treasury bills, March 2008—July 2008	21,288	—

Total U.S. treasury bills	21,288	5,964

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

	As of December 31, 2007
Description	Securities Owned	Securities Sold, but not yet purchased
	(dollars in thousands)
U.S. treasury notes
United States
Sovereign
U.S. treasury notes 3.125%-3.25%, November 2009-December 2009	154,766	—
U.S. treasury notes, 5.125% May 2016	—	46,101

Total U.S. treasury notes	154,766	46,101
Warrants
Isle of Man
Investment Companies	227	—

Total Warrants	227	—
Total
(Cost $330,806)(Proceeds $79,548)	$357,565	$78,761

Other investments, at fair value

        Other investments held by the consolidated Ramius Funds and certain real estate entities are comprised of:

	As of December 31,
	2008	2007
	(dollars in thousands)
(1) Portfolio Funds	$580,581	$451,513
(2) Lehman Claims	3,881	—

	$584,462	$451,513

(1) Investments in Portfolio Funds, at fair value

        At December 31, 2008 and 2007, investments in Portfolio Funds, at fair value, included the following:

	As of December 31
Description	2008	2007
	(dollars in thousands)
Ramius Enterprise Master Fund Ltd's investments in Portfolio Funds	$—	$174,632
Investments of Enterprise LP	423,064	—
Investments of consolidated fund of funds investment companies	157,517	276,881

	$580,581	$451,513

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

Ramius Enterprise Master Fund Ltd's investments in Portfolio Funds as of December 31, 2007:

Description	Strategy	Fair Value
		(dollars in thousands)
624 Art Holdings, LLC	Artwork	$2,981
QR 1 LLC	Life Settlements	83
QREX LLC (debt)	Life Settlements	2,297
QREX LLC (equity)	Life Settlements	799
Q Capital Strategies LLC	Life Settlements	1,280
RCG Longview Equity Fund, LP	Real Estate	2,778
RCG Longview II, LP	Real Estate	4,450
RCG Longview Debt Fund IV, LP	Real Estate	7,500
RCG Longview, LP	Real Estate	298
RCG Soundview, LLC	Real Estate	4,112
RCG Urban American Real Estate Fund, L.P.	Real Estate Equity	4,035
Ramius Fund, Ltd	Multi-Strategy	1,030
Portside Growth and Opportunity Fund	Multi-Strategy	28,181
RCG Asia Opportunity Fund, Ltd	Multi-Strategy	2,872
RCG Special Opportunity Fund, Ltd	Multi-Strategy	171
RCG Carpathia Overseas Fund, Ltd	Multi-Strategy	5,180
RCG Endeavor LLC	Multi-Strategy	3,674
Ramius Halifax Overseas Fund Ltd.	Multi-Strategy	5,771
RCG Renergys, LLC	Energy	24,957
Externally Managed Energy Investments	Energy	13,172
Externally Managed Small-cap Value Creation	Small-cap Value Creation	9,592
Externally Managed Private Investments	Private Investment	11,580
Externally Managed Special Situations Investments	Special Situations	4,857
Externally Managed Litigation Investments	Litigation	2,625
Externally Managed Real Estate Investments	Real Estate	30,357

Total investments		$174,632

Consolidated investments of Enterprise LP as of December 31, 2008:

        In January 2008, Enterprise Master began operating under a "master—feeder" structure, whereby its shareholders are Enterprise LP and RCG II Intermediate, LP. In January 2008, the interest that Ramius had in Enterprise Master of $271.0 million at December 31, 2007 was transferred to an investment in Enterprise Master's domestic feeder, Enterprise LP. Also, in January 2008, Ramius Securities transferred its investments to Ramius who, in turn, contributed those assets to Enterprise Master in exchange for an equity ownership in Enterprise LP in an amount of $83.0 million. The consolidated investment in Portfolio Funds recorded in other investments on the consolidated statements of financial condition includes Enterprise LP's investment of $423.1 million in Enterprise Master as of December 31, 2008. Enterprise Master utilizes certain strategies including merger arbitrage and small-cap value creation, investments in distressed securities, convertible hedging, capital structure arbitrage, equity market neutral, investments in private placements of convertible securities, proprietary mortgages, structured credit investments, investments in mortgage-backed securities and other structured finance products, investments in real estate and real property interests, structured private placements and other relative value strategies. Enterprise Master has broad investment powers and maximum flexibility in seeking to achieve its investment objective. It may invest in equity securities,

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

debt instruments, options, futures, swaps, credit default swaps and other derivatives. See Note 6 for further information on the underlying investments of Enterprise Master.

Investments of consolidated fund of funds investment companies

        The investments of consolidated fund of funds investment companies of $157.5 million and $276.9 million at December 31, 2008 and 2007, respectively, include the investments of Levered FOF, Multi-Strat FOF and Vintage FOF, all of which are investment companies managed by Ramius FOF. Levered FOF's and Multi-Strat FOF's investment objectives are to invest discrete pools of their capital on a leveraged basis among portfolio managers that invest through Portfolio Funds, forming a multi-strategy, diversified investment portfolio designed to achieve returns with low to moderate volatility. Vintage FOF's investment objective is to allocate its capital among portfolio managers that invest through investment pools or managed accounts thereby forming concentrated investments in high conviction portfolio managers designed to achieve attractive risk adjusted returns with moderate relative volatility. The following is a summary of the investments held by the three consolidated fund of funds, at fair value, as of December 31, 2008 and 2007:

		As of December 31, 2008
Description	Strategy	Ramius Levered Multi-Strategy FOF LP	Ramius Multi-Strategy FOF LP	Ramius Vintage Multi-Strategy FOF LP	Total
			(dollars in thousands)
Ramius Fixed Income Arbitrage FOF LP*	Fixed Income Arbitrage	$3,937	$—	$—	$3,937
Ramius Hedged Equity FOF LP*	Hedged Equity	1,083	—	—	1,083
Ramius Multi-Strategy Master FOF LP*	Multi-Strategy	—	72,762	—	72,762
Ramius Vintage Multi-Strategy Master FOF LP*	Multi-Strategy	—	—	57,794	57,794
Tapestry Pooled Account V LLC*	Credit-Based	1,492	—	—	1,492
Externally Managed Portfolio Funds	Credit-Based	5,570	—	—	5,570
Externally Managed Portfolio Funds	Event Driven	8,649	—	—	8,649
Externally Managed Portfolio Funds	Hedged Equity	1,214	—	—	1,214
Externally Managed Portfolio Funds	Multi-Strategy	4,471	—	—	4,471
Externally Managed Portfolio Funds	Other	545	—	—	545

		$26,961	$72,762	$57,794	$157,517

*
These Portfolio Funds are affiliates of the Company.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

		As of December 31, 2007
Description	Strategy	Ramius Levered Multi-Strategy FOF LP	Ramius Multi-Strategy FOF LP	Ramius Vintage Multi-Strategy FOF LP	Total
			(dollars in thousands)
Ramius Fixed Income Arbitrage FOF LP*	Fixed Income Arbitrage	$14,025	$—	$—	$14,025
Ramius Hedged Equity FOF LP*	Hedged Equity	15,147	—	—	15,147
Ramius Multi-Strategy Master FOF LP*	Multi-Strategy	—	103,610	—	103,610
Ramius Vintage Multi-Strategy Master FOF LP*	Multi-Strategy	—	—	78,608	78,608
Externally Managed Portfolio Funds	Credit-Based	16,463	—	—	16,463
Externally Managed Portfolio Funds	Event Driven	30,338	—	—	30,338
Externally Managed Portfolio Funds	Hedged Equity	4,617	—	—	4,617
Externally Managed Portfolio Funds	Multi-Strategy	11,028	—	—	11,028
Externally Managed Portfolio Funds	Other	3,045	—	—	3,045

		$94,663	$103,610	$78,608	$276,881

*
These Portfolio Funds are affiliates of the Company.

        Multi-Strat FOF and Vintage FOF operate under a "master-feeder" structure, whereby Multi-Strat FOF and Vintage FOF are feeder funds that make their investments primarily through their master funds, Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP, respectively. These master funds are not consolidated by the Group. See Note 6 for further information on the underlying investments of Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP.

(2) Lehman Claims, at fair value

        With respect to the aforementioned Lehman claims, the Total Net Equity Claim of Enterprise Master consists of $16.7 million. Through its investment in Enterprise Master, the Group recorded its indirect loss of $9.5 million during the year. As a result of Enterprise Master and certain of the Ramius Funds having assets they held at LBIE frozen in their LBIE prime brokerage account and the degree of uncertainty as to the status of those assets and the process and prospects of the return of those assets, Enterprise Master and the Ramius Funds decided that only the investors who were invested at the time of the Administration should participate in any profit/loss relating to the Estimated Recoverable Lehman Claim. As a result, Enterprise Master and certain of the Ramius Funds with assets held at LBIE granted a 100% participation in the Estimated Recoverable Lehman Claims to Special Purpose Vehicles (the "SPVs" or "Lehman Segregated Funds") incorporated under the laws of the Cayman Islands on September 29, 2008, whose shares were distributed to each of those funds' investors which included Enterprise LP. Fully redeeming investors of Enterprise LP will not be paid out on the balance invested in the SPV until the claim with LBIE is settled and assets are returned by LBIE. In addition, Lehman Brothers, Inc. ("LBI") was a prime broker to Enterprise Master and it

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

holds cash balances of $1.7 million. On September 19, 2008, LBI was placed in a Securities Investor Protection Corporation ("SIPC") liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The status of the assets under LBI's bankruptcy proceedings has not been determined. The Group believes it has a reasonable claim against LBI with respect to the return of cash balances based on the facts currently available and believes the LBI exposure is 100% recoverable. The estimated recoverable amount by the Group may differ from the actual recoverable amount of the pending LBI claim, and the differences may be material.

Indirect Concentration of the Underlying Investments Held by Consolidated Ramius Funds

        From time to time, through its investments in the consolidated Ramius Funds, the Group may indirectly maintain exposure to a particular issue or issuer (both long and/or short) which may account for 5% or more of the consolidated Ramius Funds' net assets (on an aggregated basis). Based on information that is available to the Group at December 31, 2008 and 2007, the Group identified consolidated Ramius Funds that had interests in an issuer of investments, for which the Group's pro-rata share exceeds 5% of the consolidated Ramius Funds' net assets (on an aggregated basis). The following table presents such interests which represent the aggregate of (i) the gross amount of exposure that consolidated Ramius Funds have through their investments held directly and (ii) the gross amount of exposure held indirectly through their investments in any Unconsolidated Master Funds:

	As of December 31, 2008
Description	Shares/ Principal/ Contract Amount	Fair Value
	(amounts in thousands)
German treasury notes, 3.75%, due January 2017	€39,100	$57,978
U.S. Treasury bills, 0.0%, due June 25, 2009-September 15, 2009	$137,500	137,187
U.S. Treasury notes, 0.875%-4.125%, due 2010-2015	$71,024	71,768
Buoni Poliennali del Tesero, 4.0%, due February 1, 2017	€41,926	(58,323)
U.S. Treasury notes, 0.875%-4.75%, due 2010-2018	$266,720	(269,010)
February 2009 Puts on S&P 500 Index	13	228
January 2009 Puts on S&P 500 Index	393	9,171
March 2009 Puts on S&P 500 Index	156	5,691
February 2009 Calls on S&P 500 Index	16	505
January 2009 Calls on S&P 500 Index	213	5,690
March 2009 Calls on S&P 500 Index	276	15,014
February 2009 Puts on S&P 500 Index	116	(2,202)
January 2009 Puts on S&P 500 Index	177	(1,957)
March 2009 Puts on S&P 500 Index	164	(5,943)
February 2009 Calls on S&P 500 Index	73	(7,034)
January 2009 Calls on S&P 500 Index	520	(17,973)
March 2009 Calls on S&P 500 Index	118	(6,591)
Fannie Mae, 3.25%-3.875%, due August 2010-July 2013	$54,000	57,156
Freddie Mac, 3.25%-4.125%, due July 2010-September 2013	$48,000	51,108
Federal Home Loan Mortgage Corporation TBA, 5.5%, due February 2035	$24,000	24,510
Federal Home Loan Mortgage Corporation TBA, 4.5%-5.5%, due February 2038-February 2039	$76,000	77,064

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

	As of December 31, 2007
Description	Shares/ Principal/ Contract Amount	Fair Value
	(amounts in thousands)
Scientific Games Corporation	750	$24,938
U.S. Treasury notes, 3.125%-3.25%, due November 2009-December 2009	154,480	154,766
U.S. Treasury notes, 5.125%, due May 2016	45,000	(46,101)
U.S. Treasury bills, due March 2008-July 2008	21,600	21,288
U.S. Treasury bills, due March 2008	6,000	(5,964)
Ramius Hedged Equity FOF LP*	—	30,331
Cerberus Partners, LP	—	30,212

*
These Portfolio Funds are affiliates of the Company.

Fair value measurements

        The following table presents the financial instruments recorded at fair value on the consolidated statements of financial condition by caption and by level within the valuation hierarchy as of December 31, 2008:

Ramius Operating Entities

	Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Securities owned
US government securities	$15,309	$—	$—	$15,309
Other investments
Portfolio Funds	2,758	1,256	1,970	5,984
Real estate investments	—	—	1,605	1,605
Lehman claims	—	—	209	209
Other assets
Derivative contracts	—	480	—	480

	$18,067	$1,736	$3,784	$23,587

Consolidated Ramius Funds' and certain real estate entities' investments

	Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Other investments
Portfolio Funds	$—	$423,068	$157,513	$580,581
Lehman claims	—	—	3,881	3,881

	$—	$423,068	$161,394	$584,462

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds and Certain Real Estate Entities (Continued)

        The following table includes a rollforward of the amounts for the year ended December 31, 2008 for financial instruments classified within level 3. The classification of a financial instrument within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

	Other Investments
	Ramius Operating Entities	Consolidated Ramius Funds' and certain real estate entities' investments
	(dollars in thousands)
Balance at December 31, 2007	$3,358	$276,881
Net purchases and sales	718	(73,678)
Transfers in (out)	209	3,881
Realized gains (losses)	(235)	(62,313)
Unrealized gains (losses)	(266)	16,623

Balance at December 31, 2008	$3,784	$161,394

6. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds

Enterprise Master

        As discussed in Note 5, Enterprise LP's investment in Enterprise Master is equal to Enterprise LP's proportional share of Enterprise Master's net assets; as a result, the investment balances of Enterprise Master reflected below exceed the net investment which Enterprise LP has

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

recorded. The following tables presents summarized investment information for the underlying investments and derivatives held by Enterprise Master at December 31, 2008:

Securities owned and securities sold, but not yet purchased by Enterprise Master

	As of December 31, 2008
	Securities owned	Securities sold, but not yet purchased
Description	Fair Value
	(dollars in thousands)
Asset backed securities	$—	$—
Bank debt	5,853	—
Collateralized debt obligation	—	—
Common stock	72,473	(37,303)
Convertible debt	20,393	(223)
Corporate bonds	107,593	—
Distressed debt securities	2,501	—
Exchange traded funds	33,331	(32,460)
Government debt	57,978	(58,323)
Government-sponsored enterprise debt	209,838	—
Loans	655	—
Municipal bonds	16,538	—
Options—put	24,519	(26,075)
Options—call	40,551	(35,364)
Preferred stock	1,953	(28)
Restricted stock	4,994	—
Rights	1,640	—
Trade claims	128	—
US Treasury Bills	137,187	—
US Treasury Notes	71,768	(269,010)
Warrants	1,185	—

	$811,078	$(458,786)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

Derivative contracts, owned by Enterprise Master, net

December 31, 2008
Description	Fair Value
(dollars in thousands)
Contract for difference—long exposure	$9
Contract for difference—short exposure	(1)
Credit default swaps—protection purchased	(354)
Credit default swaps—protection sold	(9)
Currency forwards	797
Equity swaps—long exposure	659
Equity swaps—short exposure	199
Futures	1,206
Index swaps—long exposure	(1,338)
Interest rate call swaption	633
Interest rate swaps—long exposure	1,655
Interest rate swaps—short exposure	2,661

$6,117

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

Portfolio Funds, owned by Enterprise Master

	December 31, 2008
Description	Strategy	Fair Value
	(dollars in thousands)
624 Art Holdings, LLC*	Artwork	$2,401
QREX, LLC*	Life Settlements	2,883
Q Capital Strategies, LLC*	Life Settlements	778
RCG Longview Equity Fund, LP*	Real Estate	5,580
RCG Longview II, LP*	Real Estate	2,821
RCG Longview Debt Fund IV, LP*	Real Estate	13,185
RCG Longview, LP*	Real Estate	231
RCG Soundview, LLC*	Real Estate	4,649
RCG Urban American Real Estate Fund, L.P.*	Real Estate	3,404
RCG International Opportunities Sarl*	Multi-Strategy	4,350
Portside Growth and Opportunity Fund*	Multi-Strategy	25,380
RCG Special Opportunities Fund, Ltd*	Multi-Strategy	99,880
Ramius Credit Opportunities Fund Ltd*	Distressed	2,370
RCG Endeavour, LLC*	Multi-Strategy	591
Ramius Leveraged Multi-Strategy Fund Ltd*	Multi-Strategy	2,816
RCG Renergys, LLC*	Energy	3
Energy Investments	Energy	16,687
Externally Managed Small-cap Value Creation	Small-cap Value Creation	918
Other Private Investments	Private Investments	16,452
Real Estate Investments	Real Estate	32,624

		$238,003

*
These Portfolio Funds are affiliates of the Company.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP

        As discussed in Note 5, Multi-Strat FOF and Vintage FOF's investments in their respective master funds are equal to their proportional share of their master fund's net assets; as a result, the investments in Portfolio Funds of the master funds reflected below exceed the net investment which Multi-Strat FOF and Vintage FOF have recorded. The following table presents summarized investment information for the underlying Portfolio Funds held by Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP, at fair value, as of at December 31, 2008 and 2007:

		Ramius Multi-Strategy Master FOF LP	Ramius Vintage Multi-Strategy Master FOF LP	Ramius Multi-Strategy Master FOF LP	Ramius Vintage Multi-Strategy Master FOF LP
Description	Strategy	December 31, 2008		December 31, 2007
		(dollars in thousands)
Ramius Fixed Income Arbitrage FOF LP*	Fixed Income Arbitrage	$5,743	$—	$8,571	$—
Ramius Hedged Equity FOF LP*	Hedged Equity	15,772	—	15,184	—
Ramius Vintage Multi-Strategy FOF LP*	Multi Strategy	7,243	—	19,301	—
Tapestry Pooled Account I, LLC*	Multi-Strategy	—	5,708	—	5,888
Tapestry Pooled Account II, LLC*	Hedged Equity	—	4,152	—	5,959
Tapestry Pooled Account V, LLC*	Credit-Based	3,076	3,281	—	—
Externally Managed Funds	Credit-Based	5,302	2,233	13,392	8,065
Externally Managed Funds	Event Driven	13,994	26,088	43,213	50,391
Externally Managed Funds	Fixed Income Arbitrage	4,096	6,018	3,505	—
Externally Managed Funds	Hedged Equity	436	4,078	5,819	14,278
Externally Managed Funds	Opportunistic Equity	—	—	—	9,927
Externally Managed Funds	Multi Strategy	18,799	10,503	27,798	15,709
Externally Managed Funds	Other	46	—	848	700

		$74,507	$62,061	$137,631	$110,917

*
These Portfolio Funds are affiliates of the Company.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities

        Other assets in Ramius Operating Entities are as follows:

	As of December 31,
	2008	2007
	(dollars in thousands)
Deposits	$2,254	$9,141
Prepaid expenses	697	2,092
Tax receivable	423	—
Derivative contracts, at fair value	480	258
Other	1,130	3,904

	$4,984	$15,395

        Other assets in consolidated Ramius Funds and certain real estate entities are comprised as follows:

	As of December 31,
	2008	2007
	(dollars in thousands)
Derivative contracts, at fair value	$—	$2,098
Interest and dividends receivable	—	1,371
Other receivables	295	315

	$295	$3,784

        Accounts payable, accrued expenses and other liabilities in Ramius Operating Entities are as follows:

	As of December 31,
	2008	2007
	(dollars in thousands)
Deferred rent obligations	$6,534	$5,768
Deferred income on sale-leaseback	2,533	—
Drafts payable	1,541	1,761
Interest and dividends payable	5	399
Contributions received in advance	—	566
Accrued expenses and accounts payable	5,069	8,832
Accrued tax liabilities	33	1,894
Derivative contracts, at fair value	—	418

	$15,715	$19,638

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities (Continued)

        Accounts payable, accrued expenses and other liabilities in consolidated Ramius Funds and certain real estate entities are comprised as follows:

	As of December 31,
	2008	2007
	(dollars in thousands)
Derivative contracts, at fair value	$—	$1,100
Interest and dividends payable	—	692
Contributions received in advance	—	1,321
Accrued expenses	412	407

	$412	$3,520

8. Fixed Assets

        As of December 31, 2008 and 2007, fixed assets consisted of the following:

	As of December 31,
	2008	2007
	(dollars in thousands)
Telephone and computer equipment	$8,844	$5,816
Computer software	3,110	3,013
Furniture and fixtures	5,357	2,642
Leasehold improvements	24,867	12,474
Other	60	60

	42,238	24,005
Less: Accumulated depreciation and amortization	(13,789)	(10,067)

	$28,449	$13,938

9. Redeemable non-controlling interests in consolidated subsidiaries

        Non-controlling interests in consolidated subsidiaries and the related net income (loss) attributable to non-controlling interests in consolidated subsidiaries are comprised as follows:

	As of December 31,
	2008	2007
	(dollars in thousands)
Redeemable non-controlling interests in consolidated subsidiaries
Ramius Operating Companies	$12,382	$20,383
Consolidated Ramius Funds and certain real estate entities	272,554	183,140

	$284,936	$203,523

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Redeemable non-controlling interests in consolidated subsidiaries (Continued)

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Net income (loss) attributable to non-controlling interests in consolidated subsitiaries
Ramius Operating Companies	$(5,485)	$10,488	$5,929
Consolidated Ramius Funds and certain real estate entities	(108,301)	55,855	68,260

	$(113,786)	$66,343	$74,189

10. Income/Loss Allocation, Withdrawals and Rights of the Members

        In accordance with the Ramius operating agreement, the Managing Member is entitled to receive a special allocation equal to 35% of the net profits (the "Special Allocation") in any fiscal year that the Company has net income. Net income (after Special Allocation) or net loss is then allocated pro-rata in accordance with the Ramius operating agreement. In general, the net income (after Special Allocation) or net loss is then allocated among the members (including the Managing Member) in proportion to each member's capital interest. For the years ended December 31, 2007 and 2006, the Special Allocation was $26.6 million and $21.2 million, respectively. There was no Special Allocation for the year ended December 31, 2008 due to the Company's net loss.

        Investors in the Company commit to a minimum two-year lock-up for each capital contribution made; provided, however, that upon the withdrawal, such capital will be withdrawn and paid to the investor by the Company over a period of three years. Members' capital is presented as redeemable as any member may withdraw from the Company on at least 90 days notice prior to the end of any fiscal year.

        The business and affairs of the Company shall be managed by the Managing Member. The Managing Member intends to manage the Company and its investments in the best interests of the members.

11. Other Revenues and Expenses

        Gross rebate income earned by Ramius Securities for the years ended December 31, 2008, 2007 and 2006 was $17.9 million, $46.3 million and $40.3 million and rebate interest expense incurred by Ramius Securities was $13.7 million, $43.9 million and $38.8 million, respectively. The net rebate income for the years ended December 31, 2008, 2007 and 2006 of $4.2 million, $2.4 million and $1.5 million, respectively, were reduced by the income related to affiliates of the Company as that amount was transferred to the applicable affiliates. As a result, net rebate income from the operations of Ramius Securities of $1.6 million, $1.9 million and $1.4 million, respectively, were included in other revenues in the consolidated statements of operations for the years ended December 31, 2008, 2007, and 2006, respectively.

        Ramius Securities acts as a placement agent for certain affiliates and real estate entities. Accordingly Ramius Securities records placement fee income as services are provided and revenues are earned. Placement fee income of $3.2 million is recorded in other revenues on the consolidated statements of operations for the year ended December 31, 2008. Related to these activities, Ramius Securities' affiliate, JT Partners LLC, incurs compensation and other expense charges. For the year

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Other Revenues and Expenses (Continued)

ended December 31, 2008, Ramius Securities reimbursed JT Partners LLC for these expenses of $3.2 million which are included in other expenses on the consolidated statements of operations. As at December 31, 2008 the amount due to JT Partners LLC totaled $4.5 million which is included in due to related parties in the consolidated statements of financial condition.

        Other expenses during the years ended December 31, 2008, 2007 and 2006, except as noted above, are primarily the general administrative expenses of operating the Ramius Operating Entities or Ramius Funds and certain real estate entities and research expenses.

12. Employee Ownership Plans

        Ramius sponsors an employee ownership plan ("REOP Program") for certain key employees of the Group. The REOP Program provides for the granting of equity interests in Ramius to certain participants ("Equity REOP"). Other participants have been granted non-equity awards which track the returns of an equity interest in Ramius ("Phantom REOP"). Both Equity REOP and Phantom REOP awards vest over a specified service period. Once vested, Equity REOP awards will convert to ownership interests in Ramius and Phantom REOP awards will be settled in cash. Phantom REOP awards have all the same rights and privileges as Equity REOP awards except for their vesting option. Upon vesting Ramius may settle a portion of the Equity REOP awards in cash in order to fund minimum tax withholding requirements. It is the intention of Ramius to settle in cash certain Equity REOP awards in excess of minimum tax withholding requirements. As a result, the Group applies variable accounting for both the Equity REOP and Phantom REOP awards and classifies them as a liability in the consolidated statements of financial condition.

        Ramius applies SFAS 123-R to its equity-based awards. SFAS 123-R permits share-based awards to employees which are classified as liabilities to be recognized in the financial statements based on their intrinsic values. SFAS 123-R requires that the Group estimate forfeitures when recognizing compensation expense and that this estimate of forfeitures be adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of the unamortized compensation expense to be recognized in future periods.

        For the years ended December 31, 2008, 2007 and 2006, the Group granted units with a grant date fair value of $3.0 million, $3.0 million and $2.5 million and recognized compensation expense of $0.3 million, $3.0 million and $3.0 million, respectively. The Group has not capitalized as an asset any compensation expense for these years and has no income tax benefit for the share-based compensation arrangement. Included in compensation payable at December 31, 2008 was $2.8 million related to the REOP Program, of which $2.2 million will vest by December 31, 2009. In accordance with the vesting schedule, 25% of the grants issued will be vested in year 2, 25% in year 3 and 50% in year 4. The Group recognizes compensation expense each year in relation to the services received on a straight-line basis over the requisite service period for each separately vesting portion of the award and any appreciation thereon. As of December 31, 2008, the Group had $3.8 million of unrecognized compensation expense related to unvested REOP Program awards. This compensation expense is expected to be recognized over a weighted average period of 1.43 years.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Employee Ownership Plans (Continued)

        The following summarizes the award roll forward for the year ended December 31, 2008:

Unvested awards at January 1, 2008	$7,712
Awards granted during 2008	2,975
Awards vested/exercised during 2008	(2,506)
Awards expired during 2008	—
Awards forfeited during 2008	(847)

Unvested awards at December 31, 2008	$7,334

        For the year ended December 31, 2008, cash used to settle awards under the REOP Program was $0.8 million.

        Ramius FOF sponsors an employee Profit Participation Plan ("Rapp Program") for key employees. The Rapp Program provides for the granting of equity interests in related entities with initial grant values based on a certain percentage of profits of Ramius FOF. One half of the amount granted represents equity units in one of the consolidated fund-of-funds products managed by Ramius FOF chosen by senior management. The other half of the amount granted represents equity units of Ramius.

        These grants, as well as any income thereon, will vest over a specified service period, generally 4 years. Once vested, the Ramius equity units granted will convert to membership interests in Ramius and the remaining portion will represent a vested ownership interest in the chosen fund-of-funds product. Similar to the REOP Program, on vesting, Ramius may settle a portion of the awards in cash in order to fund tax withholding requirements. It is the intention of Ramius to settle in cash certain awards in excess of minimum tax withholding requirements. As a result, the Group applies variable accounting for these awards and classifies them as liabilities in the consolidated financial statements.

        For the year ended December 31, 2008, there were no awards granted to Rapp program participants. For the years ended December 31, 2007 and 2006, Ramius FOF granted awards with a grant date fair value of $4.7 million and $2.4 million, respectively. For the years ended December 31, 2008, 2007 and 2006, the Group recognized compensation expense of $0.9 million, $3.9 million and $2.3 million, respectively, for the Rapp program. The Group has not capitalized as an asset any compensation expense for these years and has no income tax benefit for the share-based compensation arrangement. Included in compensation payable at December 31, 2008 was $3.4 million related to the Rapp Program, of which $2.6 million will vest by December 31, 2009. In accordance with the vesting schedule, 25% of the grants issued will be vested in year 2, 25% in year 3 and 50% in year 4. The Group recognizes compensation expense each year in relation to the services received on a straight-line basis over the requisite service period for each separately vesting portion of the award and any appreciation thereon. As of December 31, 2008, the Group had $3.9 million unrecognized compensation expense related to unvested Rapp Program awards. This compensation expense is expected to be recognized over a weighted average period of 1.25 years.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Employee Ownership Plans (Continued)

        The following summarizes the award roll forward for the year ended December 31, 2008:

Unvested awards at January 1, 2008	$9,418
Awards granted during 2008	—
Awards vested during 2008	(2,993)
Awards forfeited during 2008	(184)

Unvested awards outstanding at December 31, 2008	$6,241

        For the year ended December 31, 2008, cash used to settle awards under the Rapp Program was $1.2 million.

13. Defined Benefit Plans

        On December 1, 2005, Ramius adopted a defined benefit plan ("Cash Balance Plan") to provide retirement income to all eligible employees of Ramius and its subsidiaries in accordance with the terms and conditions in the plan document. The benefits are determined based on years of credited service and employees' age. Investment policies and strategies of the Cash Balance Plan will be set by the plan trustee, as appointed by the plan administrator. The plan trustee will oversee the actual investment of plan assets into permitted asset classes to achieve targeted plan returns. There were net assets of $5.2 million and $5.3 million in the Cash Balance Plan at December 31, 2008 and 2007, respectively. Hypothetical participant balances are vested at all times. The Cash Balance Plan pays lump sum payments and will apply settlement accounting in any given year if the total lump sum payments are in excess of the total service and interest cost for the year. The Cash Balance Plan is developed to meet the requirements of Section 401(a) and Section 501(a) of the Internal Revenue Code.

        The Company's funding policy for the Cash Balance Plan is to contribute annually at least the minimum amount required by the Employee Retirement Income Security Act ("ERISA") of 1974. The Company contributed $1 million into the plan during 2008. The Trustees of the Cash Balance Plan have decided to temporarily suspend plan contributions effective from January 1, 2009. The intent is to recommence the contributions once the economic climate improves.

        GmbH has a defined benefit pension plan (the "GmbH Plan") covering some of its employees. The GmbH Plan does not require any contributions by the employer or employee and there are no plan assets associated with the GmbH Plan. The benefits are based on years of credited service and a percentage of the employee's compensation.

        In addition, Ramius Japan Ltd. and Safe Harbor Advisors, Ltd. also established defined benefit plans (the "Retirement Allowance Plans") covering their employees. There are no plan assets associated with these plans and the benefits are based on years of credited service and a percentage of the employee's compensation. The Safe Harbor Advisors, Ltd. plan was closed during 2008.

        The estimated future benefits for the above plans are an actuarial estimate of the benefits that the Company will be required to pay. A measurement date of December 31 was used for each of the actuarial calculations.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Defined Benefit Plans (Continued)

        The following amounts contained in the following tables relate to the above plans in aggregate as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006:

	As of December 31,
	2008	2007
	(dollars in thousands)
Projected benefit obligation
Benefit obligation at beginning of year	$8,295	$5,595
Service cost	208	2,666
Interest cost	443	284
Actuarial loss (gain)	12	(175)
Benefits paid	(235)	(145)
Lump sum settlement	(516)	—
Effect of change in currency conversion	(14)	70

Benefit obligation at end of year	$8,193	$8,295

Change in plan assets
Fair value of plan assets at beginning of year	$5,292	$2,443
Actual return on plan assets	(586)	259
Employer contributions	1,235	2,735
Benefits paid	(235)	(145)
Lump sum settlement	(516)	—

Fair value of plan assets at the end of year	$5,190	$5,292

Funded balance at end of year	$(3,003)	$(3,003)
Amounts recognized in the consolidated statement of financial condition
Liabilities	$3,003	$3,003
Accumulated benefit obligation	$8,027	$8,065

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Defined Benefit Plans (Continued)

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Components of net periodic benefit cost included in employee compensation and benefits
Service cost	$208	$2,666	$2,450
Interest cost	443	284	130
Expected return on plan assets	(397)	(262)	(44)
Amortization of loss	67	—	—
Amortization of prior service cost	25	25	22
Effect of curtailment	24	—	—
Effect of settlement	84	—	—

Net periodic benefit cost	$454	$2,713	$2,558

Other changes in plan assets and benefit obligations recognized in other comprehensive loss
Net loss	$1,073
Effect of curtailment	(24)
Effect of settlement	(84)
Amortization of loss	(67)
Amortization of prior service cost	(25)

Total recognized in other comprehensive loss	$873

Total recognized in net periodic benefit cost and other comprehensive loss	$1,327

Amounts recognized in accumulated other comprehensive loss
Net gain (loss)	$(641)	$274
Prior service cost	(535)	(564)
Effect of change in currency conversion	13	—

Total recognized in accumulated other comprehensive loss	$(1,163)	$(290)

Estimated amounts to be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year
Prior service cost	$24	$25
Net gain (loss)	$(5)	$61

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Defined Benefit Plans (Continued)

        The discount rates at December 31, 2008, 2007 and 2006 used to measure the year-end benefit obligations and the earnings effects for the subsequent year were as follows:

	Cash Balance Plan			GmbH Plan			Retirement Allowance Plan
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Discount Rate	5.50%	5.50%	5.50%	6.00%	5.25%	5.50%	2.50%	2.50%	2.50%
Rate of Compensation Increase	N/A	N/A	N/A	5.00%	5.00%	4.00%	2.50%	2.50%	2.50%

        The assumed long term rate of return on the Cash Balance Plan assets was 7% as of December 31, 2008, 2007 and 2006. The Company's approach in determining the long-term rate of return for plan assets is based upon historical financial market relationships that have existed over time with the presumption that this trend will generally remain constant in the future.

        The composition of plan assets by asset category for the Cash Balance Plan are set forth below:

	As of December 31,
	2008	2007
	(dollars in thousands)
Ramius Funds	$1,260	$1,461
External Mutual Funds	3,930	3,831

	$5,190	$5,292

        The investment approach of the Cash Balance Plan is to generate a return equal to or greater than the 30-year treasury rate with relatively low risk by investing in a variety of vehicles. Investment risk is measured and monitored on an ongoing basis through semi-annual retirement committee meetings and annual liability measurements.

Estimated future benefits payments

        The following benefit payments, which reflect future service, as appropriate, are expected to be paid:

(dollars in thousands)
2009	$3,427
2010	707
2011	2,680
2012	883
2013	759
2014-2018	3,923

$12,379

        The Company expects to contribute approximately $1.0 million to the pension plans during calendar year 2009.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Defined Benefit Plans (Continued)

        The following table illustrates the incremental effects of applying SFAS 158 on individual line items in the consolidated statements of financial condition as of December 31, 2007:

	Pre-FAS 158 without AML adjustment	AML adjustment	Pre-FAS 158 with AML adjustment	FAS 158 adoption adjustments	Post FAS 158
	(dollars in thousands)
Intangible Assets, net of accumulated amortization	$2,236	$(203)	$2,033	$(237)	$1,796
Total Assets	2,113,972	(203)	2,113,769	(237)	2,113,532
Compensation payable	85,832	(203)	85,629	52	85,681
Total Liabilities	1,430,180	(203)	1,429,977	52	1,430,029
Accumulated other comprehensive income (loss)	—	—	—	(290)	(290)

Redeemable Members' Capital	$479,980	$—	$479,980	$—	$479,980

14. Defined Contribution Plans

        The Company sponsors a Retirement and Savings Plan which is a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. All full-time employees of the Company can contribute on a tax deferred basis to the plan up to 15% of their annual compensation, subject to certain limitations. For the years ended December 31, 2008, 2007 and 2006, the Company's contributions to this defined contribution plan (and related cost recognized) were $1.1 million, $1.2 million, and $1.2 million, respectively.

        GmbH contributes to employer sponsored defined contribution plans for its Austria, United Kingdom and Germany based employees. These defined contribution plans are invested with several pension providers based in Europe and the pension holders are entitled to insurance type guaranteed entitlements. The contribution amounts for the plans vary by pension provider and are also limited by the local statutory requirements. For the years ended December 31, 2008, 2007 and 2006, GmbH's contribution to defined contribution plans and related cost recognized was $0.1 million, $0.1 million and $0.1 million, respectively.

15. Income Taxes

        As partnerships, Ramius and its subsidiaries are not subject to taxation by federal and state tax authorities. Thus, Ramius does not record a federal or state income tax provision. However, Ramius and certain consolidated subsidiaries are subject to NYC UBT on the portion of their operating income (after certain adjustments) and investment income allocated to New York City, at a statutory rate of 4%. Also, certain subsidiaries of Ramius are subject to income tax of the foreign countries in which they conduct business. Taking into account these taxes, Ramius' effective income tax rate was approximately 0.51%, 0.97%, and 3.45% for 2008, 2007 and 2006 respectively.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

        Tax Rate Reconciliation:

	Year Ended December 31,
	2008	2007	2006
Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
Income passed through to members	(35.00)%	(35.00)%	(35.00)%
Local income taxes	0.68%	0.44%	2.37%
Foreign taxes	(0.17)%	0.53%	1.08%

Effective income tax rate	0.51%	0.97%	3.45%

        The provision for income taxes consists of the following:

	Year Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Local current income tax expense (benefit)	$(1,742)	$637	$3,309
Foreign current income tax expense (benefit)	441	760	1,505

Total current income tax expense (benefit)	(1,301)	1,397	4,814
Total deferred income tax expense (benefit)	—	—	—

Total income tax expense (benefit)	$(1,301)	$1,397	$4,814

        The Company adopted FIN 48 as of January 1, 2007. This interpretation clarifies the criteria that must be met prior to recognition of the financial statement benefit, in accordance with SFAS 109, of a position taken in a tax return. As of adoption, the Company had gross unrecognized tax benefits of $2.1 million of which none were recognized as a change in opening retained earnings. For the year ended December 2007 and December 2008, the Company had gross unrecognized tax benefits of $1.8 million and $0.5 million respectively. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.

        The total balance of gross unrecognized tax benefits of $0.5 million would, if recognized, affect the Company's effective income tax rate in future periods. It is expected that unrecognized tax benefits will decrease in the next twelve months by approximately $0.5 million as a result of expiring statutes of limitations or settlements. The Company does not expect this change to have a significant impact on the results of operations or financial position of the Company.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2008	2007
	(dollars in thousands)
Beginning balance	$1,775	$2,128
Additions:
Current year tax positions	—	—
Prior year tax positions	—	—
Reductions:
Expired statute of limitations	(1,271)	(353)

Ending balance	$504	$1,775

        As the Group is not subject to federal and state income taxation, no deferred tax asset or liability is recorded for differences in the basis that the Group has in its assets and liabilities under US GAAP and under US tax principles, as well as loss carryforwards. However, the Company calculates a deferred tax asset or liability for such differences related to NYC UBT. The Group also calculates deferred tax assets and liabilities in foreign jurisdictions where it is subject to tax, such as the United Kingdom, Austria, Hong Kong, and Japan. The Group has loss carryforwards for NYC UBT purposes and in the United Kingdom and Austria as detailed in the table below. Management does not believe it will be able to generate sufficient income to utilize these losses and, thus, a corresponding full valuation allowance has been established against these deferred tax assets.

        The following table demonstrates the Group's gross deferred tax asset and liability balances:

	Year Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Deferred tax assets
Net operating losses—local	$310	$—	$—
Net operating losses—United Kingdom	760	—	—
Net operating losses—Austria	9,220	10,236	9,249

Total net operating loss related deferred tax assets	10,290	10,236	9,249
Less: Valuation Allowance	(10,290)	(10,236)	(9,249)

Total net deferred tax assets	$—	$—	$—

        The Group has the following net approximate operating loss carryforwards at December 31, 2008:

Jurisdiction:	NYC UBT	United Kingdom	Austria
	(dollars in thousands)
Net operating loss	$7,759	$2,534	$36,878
Year of expiration	2015	Indefinite	Indefinite

        The Group is currently not subject to any federal, state, local, and foreign income tax audits. Ramius is currently undergoing a New York State Withholding Tax audit for tax years 2005-2007. Management believes this audit will not result in significant tax adjustments.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Commitments and Contingencies

        The Group has entered into non-cancellable leases for office space. These leases contain escalation clauses for operating expenses and real estate taxes. The Group records rent expense on a straight-line basis over the lease term, including any rent holiday periods. Rent expense for the years ended December 31, 2008, 2007 and 2006 were $9.9 million, $6.3 million, and $2.8 million, respectively. At December 31, 2008, future minimum annual lease payments for the Company and its affiliates were as follows:

	Minimum Lease Payments
	Equipment Leases	Facility Leases
	(dollars in thousands)
2009	$1,760	$9,851
2010	1,760	8,554
2011	1,760	7,303
2012	1,760	7,283
2013	1,760	7,622
Thereafter	146	66,850

	$8,946	$107,463

        During 2008, the Company has also entered into agreements to sublease certain of the premises for which the lease commitments are included in the above table. These subleases expire in May 2010. During the year ended December 31, 2008, the Company recorded sublease income related to these leases of $1.1 million.

        Ramius has a requirement through the lease contract for the Group's premises in New York City to maintain minimum assets under management of no less than $5 billion. As of and during the year ended December 31, 2008, the Company was in compliance with this minimum requirement.

        The Group serves as the general partner/managing member and/or investment manager to the Ramius Funds. As such, the Group is contingently liable for obligations for those entities. The Group believes, however, that the assets in the Ramius Funds are sufficient to discharge any liabilities.

        As of December 31, 2008, the Group had unfunded commitments of $52.2 million pertaining to capital commitments in 12 investments held by the Group. Of such commitments, $34.2 million pertain to related party investments. Such commitments can be called at any time, subject to advance notice.

        Various claims against the Company may exist in the ordinary course of business. Management of the Company does not believe that any such matter will have a material adverse effect on the Company's consolidated statements of financial condition, consolidated statements of operations and consolidated statements of cash flows.

17. Goodwill and Intangibles

        In accordance with SFAS No. 141, "Business Combinations", a business transaction in 2004 was considered a business combination and was accounted for under the purchase method resulting in the recognition of goodwill of $30.2 million The Group's goodwill resides in the fund of funds reporting unit. The Group performed its annual impairment test for goodwill in accordance with SFAS No. 142

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. Goodwill and Intangibles (Continued)

as of December 31, 2008 and 2007. In performing the first step of the goodwill impairment test, the Group determined the fair value of the fund of funds reporting unit using a combination of a discounted cash flow ("DCF") analysis and price multiples approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the price multiples approach. The cash flows employed in the DCF analyses were based on the Group's most recent budget and, for years beyond the budget, the Company's estimates, which were based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the Group. In addition, the price multiples approach uses comparable publicly traded investment management companies using various operating metrics.

        Based on the results of the valuation performed, the Group has recorded a partial impairment of goodwill during the year ended December 31, 2008 in the amount of $10.2 million. The aggregate impairment charge was primarily attributable to a decline in the assets under management at the fund of funds reporting unit and the resulting decline in the expected management and incentive income. The assets under management declined from December 31, 2007 to December 31, 2008 by approximately $1.30 billion or 33%, primarily as a result of the difficult market environment in the second half of 2008. The following table presents the changes in the Company's goodwill balance for the year ended December 31, 2008:

(dollars in thousands)
Balance at December 31, 2007	$30,228
Partial goodwill impairment	(10,200)

Balance at December 31, 2008	$20,028

        The Group had intangible assets of $780,000 (net of accumulated amortization of $3.5 million) as of December 31, 2008, which consisted of investment contracts recognized as a result of a business transaction in 2004. As of December 31, 2007, the Group has intangible assets of $1.8 million (net of accumulated amortization of $2.7 million), which were primarily comprised of $1.6 million of investment contracts recognized as a result of aforementioned transaction. The investment contracts are amortized on a straight line basis over their estimated useful lives of 5 years. For each of the years ended December 31, 2008, 2007, and 2006, total amortization expense related to investment contracts was $780,000.

18. Note Payable and Short-Term Borrowings

        The Company has a $50.0 million line of credit with a major financial institution. As of December 31, 2008 and 2007, the Company had borrowings of $49.9 million and $50 million under this line, respectively. The line of credit portions of $43 million as of December 31, 2008 and $43.3 million as of December 31, 2007 accrued interest at the LIBOR rate plus 2.5%. The letter of credit portion of $6.9 million as of December 31, 2008 and $6.7 million as of December 31, 2007 accrued interest at a net rate of 1.25%. Due to the variable interest rate on these borrowings, their carrying values approximate fair value. The Company also bears a commitment fee of 0.05% of the unfunded loan balance. The loan was due to mature on June 30, 2009 (see Note 24). The financial institution had membership interests of $87.9 million as of December 31, 2008 and $123.5 million as of December 31, 2007 in the Company which exclude withdrawals

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Note Payable and Short-Term Borrowings (Continued)

of $4.8 million effective January 1, 2009. The Company also serves as the investment manager to certain accounts managed on behalf of the financial institution.

        Interest incurred on the Company's line of credit for the years ended December 31, 2008, 2007 and 2006 was $1.5 million, $0.5 million and $2.0 million, respectively.

        As discussed in Note 3, cash collateral pledged of $6.9 million and $6.7 million as of December 31, 2008 and 2007, respectively, represented collateral that was required to be posted for obligations or potential obligations under the letter of credit discussed above pursuant to the Group's lease agreement.

        Levered FOF had a $100.0 million line of credit with a major financial institution with a minimum borrowing amount of $20.0 million. Levered FOF could borrow on this line of credit up to 72% of the amount of collateral pledged. In accordance with the loan agreement, interest accrued on the loan as well as custodian and other fees incurred by Levered FOF in connection with the loan was capitalized and added to the total outstanding balance of the loan. As of December 31, 2008 and 2007 the outstanding balance on this line of credit was $10.0 million and $47.2 million, respectively. This loan bears interest at LIBOR plus 1.35% per annum. Due to the floating rate of interest, its carrying value approximates fair value. As of December 31, 2008 and 2007, all investments owned by Levered FOF have been pledged as collateral in connection with this line of credit. Interest incurred on Levered FOF's line of credit during the years ended December 31, 2008, 2007 and 2006 was $1.6 million, $3.9 million and $4.0 million, respectively. Levered FOF's line of credit was repaid in full as of February 5, 2009 and was discontinued on that date.

19. Risk Management

        In the ordinary course of business, the Group manages a variety of risks including custody and brokerage risks, credit risk, market risk, foreign currency exchange risk, risks associated with investing in foreign markets, liquidity risk and other operational and macro-business risks. The Group identifies, measures and monitors risk through various control mechanisms, including, but not limited to, trading limits and diversifying exposures and activities across a variety of instruments, markets and counterparties.

Custody and prime brokerage risks

        There are risks involved in dealing with the custodians or prime brokers who settle trades. Under certain circumstances, including certain transactions where the Group's assets are pledged as collateral for leverage from a non-broker-dealer custodian or a non-broker-dealer affiliate of the prime broker, or where the Group's assets are held at a non-U.S. prime broker, the securities and other assets deposited with the custodian or broker may be exposed to a credit risk with regard to such parties. In addition, there may be practical or time problems associated with enforcing the Group's rights to its assets in the case of an insolvency of any such party.

        The Group maintains a custody account with its prime broker and primary custodian, Goldman Sachs ("Goldman"). Although the Group monitors Goldman and believes that it is an appropriate custodian, there is no guarantee that Goldman, or any other custodian that the Group may use from time to time, will not become insolvent. In addition, there may be practical or time problems associated with enforcing the Group's rights to its assets in the case of an insolvency of any such party. While both the U.S. Bankruptcy Code and the Securities Investor Protection Act of 1970 seek to protect customer property in the event of a failure, insolvency or liquidation of a broker-dealer, there is no

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. Risk Management (Continued)

certainty that, in the event of a failure of a broker-dealer that has custody of Group assets, the Group would not incur losses due to its assets being unavailable for a period of time, ultimately less than full recovery of its assets, or both. Because substantially all of the Group's assets are custodied with a single prime broker, such losses could be significant and could materially impair the ability of the Group to achieve its investment objective.

Credit and market risks

        Credit risk is the potential loss the Group may incur as a result of the failure of a counterparty or an issuer to make payments according to the terms of a contract. The Group is engaged in various trading and brokerage activities in which the counterparties primarily include broker-dealers, banks, and other financial institutions. In the event that these counterparties do not fulfill their obligations, the Group may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Group's policy to review, as necessary, the credit standing of each counterparty. The Group's exposure to credit risk at any point in time is represented by the fair value of the amounts reported as assets at such time.

        In the normal course of business, the Group's activities, through its broker-dealer subsidiary, may include trade execution for its clients. These activities may expose the Group to risk arising from price volatility which can reduce the client's ability to meet their obligations. To the extent clients are unable to meet their commitments to the Group, the Group may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the client's obligations.

        In accordance with industry practice, client trades are settled generally three business days after trade date. Should either the client or the counterparty fail to perform, the Group may be required to complete the transaction at prevailing market prices.

        The Group clears all of its securities transactions through three clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between the Group and the clearing brokers, the clearing brokers have the right to charge the Group for losses that result from a counterparty's failure to fulfill its contractual obligations. As the right to charge the Group has no maximum amount and applies to all trades executed through the clearing brokers, the Group believes there is no maximum amount assignable to this right. Accordingly, at December 31, 2008 and 2007, the Group has recorded no liability.

        In addition to credit risk, the Group is exposed to market risk. This is the risk of potential loss due to the fluctuation in the fair value of securities owned, securities sold, but not yet purchased and other investments. Market risks also arise in options and derivative contracts from changes in the fair values of their underlying financial instruments. Securities sold, but not yet purchased, represent obligations of the Group to deliver specified securities at contracted prices and thereby create a liability to repurchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance-sheet risk as the Group's ultimate obligation to satisfy the sale of securities sold, but not yet purchased, may exceed the amount recognized in the consolidated financial statements. Market values for certain of the Group's investments can be more volatile and difficult to determine relative to other securities. In addition, if the Group is required to liquidate all or a portion of its portfolio quickly, it may realize significantly less than the value at which it previously recorded its investments. The Group may have investments with similar characteristics, such as the type of issuer, credit ratings and underlying collateral, and such investments may be affected similarly by changes in economic conditions.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. Risk Management (Continued)

        The Group through its investments in Portfolio Funds is also exposed to market risk. This is the risk of potential loss due to the fluctuation in the fair values of securities owned and sold, but not yet purchased in the Portfolio Funds. Risks arise in options, warrants and derivative contracts from changes in the fair values of their underlying financial instruments. Securities sold, but not yet purchased, represent obligations of the Portfolio Funds to deliver specified securities at contracted prices and thereby create a liability to repurchase the securities at prevailing future market prices.

        In the normal course of their operations, the Portfolio Funds make investments in both long and short securities and other financial instruments, including derivatives, where the risk of potential loss due to changes in the fair value (market risk) or failure of the other party to the transaction to perform (credit risk) exceeds the related amounts recorded. The Portfolio Funds also utilize various degrees of leverage and are subject to the same risks described earlier with respect to the Group. However, due to the nature of the Group's interest in the Portfolio Funds, such risks are limited to the Group's investments in each Portfolio Fund.

        The Group is also exposed to currency and margin risk. Currency risk arises from the possibility that fluctuations in foreign currency exchange rates will affect the value of such financial instruments, including direct or indirect investments in securities in non-U.S. companies. Margin risk arises from the borrowing of funds by the Group to increase the amount of capital available for investments or trading purposes.

        Investing in foreign markets may involve special risks and considerations not typically associated with investing in the United States. These risks include revaluations of foreign currencies, high rates of inflation, repatriation restrictions on income and capital, and adverse political and economic developments. Securities issued in these markets may be less liquid, subject to government ownership control or delayed settlements and their prices may be more volatile than those of comparable securities in the United States. The Group identifies the potential foreign market exposure by using quantitative and qualitative analyses to manage this exposure through the implementation of economic hedging techniques.

Liquidity risk

        Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial assets and liabilities. Liquidity risk may result from an inability to sell a financial asset quickly at an amount close to its fair value. The Group is also exposed to liquidity risk as the Portfolio Funds in which it invests may not allow it to redeem its units or interest readily. The portfolio construction and composition is determined having regard to its liquidity and the composition of investors. Because of the limitation of rights of redemptions and the fact that the Portfolio Funds do not trade on any securities exchange or other market and will be subject to restrictions on transfer, and because of the fact that the Group's invests in Portfolio Funds that do not permit frequent redemptions and may invest in illiquid securities, the Group's investment in Portfolio Funds are considered illiquid and may involve a substantial degree of risk. Portfolio Funds are riskier than liquid securities because the Portfolio Funds may not be able to dispose of the illiquid securities if their investment performance deteriorates, or may be able to dispose of the illiquid securities only at a greatly reduced price. Similarly, the illiquidity of the Portfolio Funds may cause the Group to incur losses because of an inability to withdraw their investments during or following periods of negative performance. The redemption frequency of Portfolio Funds does not consider the effect of initial

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. Risk Management (Continued)

lockups, gates, early redemptions with penalties and timing of separate investment tranches, among other factors, on the ultimate liquidity of a Portfolio Fund. These effects will vary from Portfolio Fund to Portfolio Fund and may have a material effect on actual liquidity. This risk is partially mitigated by the fact that the Company has special withdrawal rights through its investment in Enterprise LP which permit the Company to withdraw its capital in Enterprise LP notwithstanding an initial lockup period of two years in Enterprise LP. The Company has agreed, until December 31, 2009, not to withdraw its capital from Enterprise LP if, after such withdrawal, its investment in Enterprise LP would be less than $250 million.

Business and regulatory risks of hedge funds

        The Company's principal sources of revenue are driven by the amount of assets under management and the ability to generate consistent investment returns of which the Company is entitled to a percentage as well as the Company's own invested capital. Consequently, the ability of investors to contribute capital to and redeem capital, changes in the market value of investments held by the Ramius Funds as well as the impact of losses incurred on the Group's invested capital could have a significant effect on earnings and liquidity.

        Legal, tax and regulatory changes could occur during the term of the Group that may adversely affect the Company. The regulatory environment for the Ramius Funds is evolving, and changes in the regulation of hedge funds may adversely affect the value of investments held by the Group and the ability of the Group to obtain the leverage they might otherwise obtain or to pursue its trading strategies. In addition, securities and futures markets are subject to comprehensive statutes, regulations and margin requirements. Regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. The regulation of derivative transactions and short selling and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial actions. The effect of any future regulatory change on the Group could be substantial and adverse.

Ability to achieve investment objective

        During 2008, market events led to a temporary prohibition by the SEC on short sales of publicly traded equity securities in certain financial and other companies. Similar restrictions were enacted in certain other countries and markets as well. The new rules banning short selling in the U.S. expired on October 8, 2008. Restrictions on short sales in other countries vary in duration. These regulatory changes may have inhibited, and may continue to inhibit, the ability of the Group to achieve its investment objectives.

Leverage risk

        There is no guarantee that the Group's borrowing arrangements or other arrangements for obtaining leverage will continue to be available, or if available, will be available on terms and conditions acceptable to the Group. Unfavorable economic conditions also could increase funding costs, limit access to the capital markets or result in a decision by lenders not to extend credit to the Group. In addition, a decline in market value of the Group's assets may have particular adverse consequences in instances where they have borrowed money based on the market value of those assets. A decrease in

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. Risk Management (Continued)

market value of those assets may result in the lender requiring the Group to post additional collateral or otherwise sell assets at a time when it may not be in the Group's best interest to do so.

        In addition, the Group's debt obligations bear interest at rates indexed to LIBOR. In the event that LIBOR, or rates directly or indirectly tied to LIBOR, were to increase, there could be an impact to the Group's results of operations. A tightening of credit and increase in prevailing interest rates could make it difficult for the Group to raise capital and sustain its growth rate.

20. Segment Reporting

        Ramius conducts all of its operations through the Investment Management segment primarily in the United States and substantially all of its revenues are generated domestically. The performance measure for the Investment Management segment is Economic Income, which management uses to evaluate the financial performance of and make operating decisions for the segment including determining appropriate compensation levels.

        The chief operating decision maker uses Economic Income to assess the performance of the Investment Management segment. Economic Income is a pre-tax measure that (i) presents the segment's results of operations without the impact resulting from the consolidation of any of the Ramius funds and (ii) excludes goodwill impairment.

        The performance measure for the Investment Management segment is Economic Income, which management uses to evaluate financial performance and to make operating decisions for the segment. As further stated below, one major difference between Economic Income and US GAAP income is that Economic Income presents the segment's results of operations without the impact resulting from the full consolidation of any of the Ramius Funds. Consolidation of these funds results in including in income the pro rata share of the income or loss attributable to other owners of such entities. This pro rata share has no effect on the overall financial performance for the Investment Management segment, as ultimately, this income or loss is not income or loss for the Investment Management segment itself. Included in Economic Income is the actual pro rata share of the income or loss attributable to Ramius as an investor in such entities, which is relevant in management making operating decisions and evaluating financial performance.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Segment Reporting (Continued)

        The following tables set forth operating results for the Company's investment management segment and related adjustments necessary to the investment management Economic Income measure to arrive at the Company's combined income before income taxes:

	Year Ended December 31, 2008
	Adjustments
	Investment Management Economic Income	Funds Consolidation	Other Adjustments		Ramius Group Consolidated
	(dollars in thousands)
Revenues
Management fees	$84,621	$(5,210)	$(8,593)	(a)	$70,818
Incentive income	(7,329)	—	7,329	(a)	—
Investment Income	(104,939)	—	104,939	(c)	—
Interest and dividends	—	—	1,993	(c)	1,993
Reimbursement from affiliates	—	—	16,330	(b)	16,330
Other Revenue	4,004	—	2,849	(c)	6,853
Consolidated Ramius Funds and certain real estate entities revenues	—	31,739	—		31,739

Total revenues	(23,643)	26,529	124,847		127,733
Expenses
Employee compensation and benefits	84,769	—	—		84,769
Interest and dividends	1,500	—	320	(c)	1,820
General, Administrative and Other Expenses	44,784	1,064	7,188	(c)	53,036
Goodwill impairment	—	—	10,200	(b)	10,200
Reimbursement from affiliates	(16,330)		16,330	(b)	—
Consolidated Ramius Funds and certain real estate entities expenses	—	34,268	—		34,268

Total expenses	114,723	35,332	34,038		184,093
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	—	—	(2,006)	(c)	(2,006)
Consolidated Ramius Funds and certain real estate entities net gains (losses)	—	(99,482)	(99,003)		(198,485)

Total other income (loss)	—	(99,482)	(101,009)		(200,491)

Income (loss) before income taxes and non-controlling interests	(138,366)	(108,285)	(10,200)		(256,851)

Income taxes	—	—	(1,301)	(b)	(1,301)

Economic Income (Loss) / Net income (loss) before non-controlling interests	(138,366)	(108,285)	(8,899)		(255,550)
Less: Income (loss) attributable to non-controlling interests	(5,501)	(108,285)	—		(113,786)
Less: Special allocation to the Managing Member	—	—	—		—

Economic Income (Loss) / Net income (loss) available to all Members	$(132,865)	$—	$(8,899)		$(141,764)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Segment Reporting (Continued)

	Year Ended December 31, 2007
	Adjustments
	Investment Management Economic Income	Funds Consolidation	Other Adjustments		Ramius Group Consolidated
	(dollars in thousands)
Revenues
Management fees	$77,001	$(2,232)	$(819)	(a)	$73,950
Incentive income	60,239	(1,293)	1,545	(a)	60,491
Investment Income	118,789	—	(118,789)	(c)
Interest and dividends	—	—	16,356	(c)	16,356
Reimbursement from affiliates	—	—	7,086	(b)	7,086
Other Revenue	2,871	—	2,215	(c)	5,086
Consolidated Ramius Funds and certain real estate entities revenues	—	25,253	—		25,253

Total revenues	258,900	21,728	(92,406)		188,222
Expenses
Employee compensation and benefits	123,511	—	—		123,511
Interest and dividends	539	—	20,140	(c)	20,679
General, Administrative and Other Expenses	54,191	—	4,150	(c)	58,341
Goodwill impairment	—	—	—		—
Reimbursement from affiliates	(7,086)		7,086	(b)	—
Consolidated Ramius Funds and certain real estate entities expenses	—	21,014	—		21,014

Total expenses	171,155	21,014	31,376		223,545
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	—	—	94,078	(c)	94,078
Consolidated Ramius Funds and certain real estate entities net gains (losses)	—	55,142	29,704		84,846

Total other income (loss)	—	55,142	123,782		178,924

Income (loss) before income taxes and non-controlling interests	87,745	55,856	—		143,601

Income taxes	—	—	1,397	(b)	1,397

Economic Income (Loss) / Net income (loss) before non-controlling interests	87,745	55,856	(1,397)		142,204
Less: Income (loss) attributable to non-controlling interests	10,487	55,856	—		66,343
Less: Special allocation to the Managing Member	—	—	26,551		26,551

Economic Income (Loss) / Net income (loss) available to all Members	$77,258	$—	$(27,948)		$49,310

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Segment Reporting (Continued)

	Year Ended December 31, 2006
	Adjustments
	Investment Management Economic Income	Funds Consolidation	Other Adjustments		Ramius Group Consolidated
		(dollars in thousands)
Revenues
Management fees	$63,814	$(1,691)	$3,512	(a)	$65,635
Incentive income	83,747	(212)	(2,216	)(a)	81,319
Investment Income	56,412	—	(56,412	)(c)	—
Interest and dividends	—	—	17,189	(c)	17,189
Reimbursement from affiliates	—	—	4,070	(b)	4,070
Other Revenue	1,621	—	6,417	(c)	8,038
Consolidated Ramius Funds and certain real estate entities revenues	—	35,897	—		35,897

Total revenues	205,594	33,994	(27,440)		212,148
Expenses
Employee compensation and benefits	112,433	—	—		112,433
Interest and dividends	2,012	—	15,682	(c)	17,694
General, Administrative and Other Expenses	25,138	—	11,445	(c)	36,583
Goodwill impairment	—	—	—		—
Reimbursement from affiliates	(4,070)		4,070	(b)	—
Consolidated Ramius Funds and certain real estate entities expenses	—	39,300	—		39,300

Total expenses	135,513	39,300	31,197		206,010
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	—	—	54,765	(c)	54,765
Consolidated Ramius Funds and certain real estate entities net gains (losses)	—	74,784	3,872		78,656

Total other income (loss)	—	74,784	58,637		133,421

Income (loss) before income taxes and non-controlling interests	70,081	69,478	—		139,559

Income taxes	—	—	4,814	(b)	4,814

Economic Income (Loss) / Net Income (loss) before non-controlling interests	70,081	69,478	(4,814)		134,745
Less: Income (loss) attributable to non-controlling interests	4,711	69,478	—		74,189
Less: Special allocation to the Managing Member	—	—	21,195		21,195

Economic Income (Loss) / Net income (loss) available to all Members	$65,370	$—	$(26,009)		$39,361

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Segment Reporting (Continued)

        The following is a summary of the adjustments made to US GAAP net income (loss) for the segment to arrive at Economic Income:

        Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Ramius Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the consolidated Ramius Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

  (a)
  Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

  (b)
  Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

  (c)
  Economic Income recognizes our income from proprietary trading net of related expenses. From October 1, 2007 substantially all of the Company's proprietary trading income/loss is generated from its investment in Enterprise LP and other Ramius Funds. Prior to October 1, 2007, the income/loss is generated from its direct investments. Adjustment for periods after October 1, 2007 relates to the elimination of equity income from the Ramius Funds in which the Company has direct investments and adjustments for periods prior to October 1, 2007 relates to the classification of the proprietary trading income and expenses to the respective US GAAP line items.

        Substantially all of the Company's revenues are earned from the Ramius Funds. For the year-ended December 31, 2008, the Company recorded revenues of $16.0 million and $14.7 million from two Ramius Funds, which represented more than 10% each of the Company's total revenues. For the year-ended December 31, 2007, the Company recorded revenues of $28.4 million and $27.5 million from two Ramius Funds, which represented more than 10% each of the Company's total revenues. For the year-ended December 31, 2006, the Company recorded revenues of $43.2 million from one Ramius Fund, which represented more than 10% of the Company's total revenues.

21. Regulatory Requirements

        Ramius Securities is subject to the SEC's Uniform Net Capital Rule 15c3-1 (the "Rule"), which requires the maintenance of minimum net capital. Ramius Securities has elected to use the alternative method, permitted by the Rule, which requires that Ramius Securities maintain net capital in an amount not less than $2,500 for each security in which it makes a market based on the average number of such markets made by such broker or dealer during the 30 days immediately preceding the computation date. Since Ramius Securities has elected not to be subject to the Aggregate Indebtedness Standard (a)(1)(i) of the Rule and Ramius Securities has not made a market in any securities since January 2006, Ramius Securities shall not permit its net capital to be less than $250,000. As of December 31, 2008 and 2007, Ramius Securities had net capital of $8.2 million and $114.6 million,

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Regulatory Requirements (Continued)

which were $7.9 million and $114.3 million in excess of its required minimum net capital of $250,000, respectively.

        Ramius Securities is exempt from the provisions of Rule 15c3-3 under the Securities Exchange Act of 1934 as Ramius Securities' activities are limited to those set forth in the conditions for exemption appearing in paragraph (k)(2)(ii) of the Rule.

22. Related Party Transactions

        The Group acts as managing member, general partner and/or investment manager to the Ramius Funds and certain managed accounts. Management fees and incentive income are primarily earned from affiliated entities. Fees receivable from related parties represents the management fees and incentive income owed to the Group from these Ramius Funds and certain affiliated managed accounts.

        The Group may, at its discretion, waive certain of the fees charged to the Ramius Funds to avoid duplication of fees when such funds have an underlying investment in another affiliated investment fund. For the years ended December 31, 2008, 2007, and 2006, the Group reimbursed the Ramius Funds $24.6 million, $43.0 million, and $23.6 million, respectively, which were recorded net in management fees and incentive income in the consolidated statements of operations.

        Pursuant to the operating agreement for its subsidiary Ramius FOF, Ramius is required to pay certain distribution fees on assets raised by third party distributors. Such distribution fees are reported as client services and business development in the consolidated statements of operations and for the years ended December 31, 2008, 2007 and 2006 equaled $3.6 million, $4.6 million and $6.6 million, respectively. At December 31, 2008 and 2007, related amounts still payable were $0.3 million and $0.4 million, respectively, and were reflected in fees payable in the consolidated statements of financial condition.

        As a result of the business combination in 2004, Ramius FOF acquired receivables of $9.6 million and assumed liabilities of a corresponding amount relating to various agreements with investors. Such amounts have been recorded in fees receivable and due to related parties, respectively, in the consolidated statements of financial condition. The remaining balance yet to be paid was $3.2 million and $4.3 million as of December 31, 2008 and 2007, respectively. Of such amounts outstanding at December 31, 2008, $0.7 million will be paid in 2009.

        Included in due from related parties at December 31, 2008 and 2007 were approximately $7.5 million and $13.5 million related to principal advances, respectively. These amounts are generally short term in nature and may have various interest rates but no less than the applicable federal rate of interest as required by the Internal Revenue Service. The Company may also make loans to employees or other affiliates. These loans are interest bearing and settle pursuant to the agreed-upon terms with such employees or affiliates and are included in receivable from affiliates in the consolidated statement of financial condition. As of December 31, 2008 and 2007, loans to employees of $0.8 million and $0.6 million, respectively, and were included in due from related parties on the consolidated statement of financial condition. For the years ended December 31, 2008, 2007 and 2006, interest of $0.3 million, $0.6 million and $0.3 million was charged for these loans and advances, respectively.

        In 2007, Ramius, the Investment Manager of certain unconsolidated Ramius Funds, voluntarily paid $7.1 million of third party advisory fees expense on behalf of these funds. At December 31, 2007,

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

22. Related Party Transactions (Continued)

this amount is recorded in due to related parties on the consolidated statements of financial condition to reimburse these funds for these advisory fees which they previously recorded during the second half of 2007 as the Group voluntarily agreed to reimburse these Ramius Funds for an overstatement relating to advisory fees, which was due to a third party, in the amount of $7.1 million. At December 31, 2007, this amount is included in due to related parties on the consolidated statements of financial condition.

23. Guarantees

        FIN 45 requires the Company to disclose information about its obligations under certain guarantee arrangements. FIN 45 defines guarantees as contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying security (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or nonoccurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. FIN 45 also defines guarantees as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity's failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

        In the normal course of its operations, the Group enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Group's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Group that have not yet occurred. However, based on experience, the Group expects the risk of loss to be remote.

        The Group indemnifies and guarantees certain service providers, such as clearing and custody agents, trustees and administrators, against specified potential losses in connection with their acting as an agent of, or providing services to, the Group or its affiliates. The Group also indemnifies some clients against potential losses incurred in the event specified third-party service providers, including sub-custodians and third-party brokers, improperly execute transactions. The maximum potential amount of future payments that the Group could be required to make under these indemnifications cannot be estimated. However, the Group believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the consolidated financial statements for these indemnifications.

        The Group also provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. The Group may also provide standard indemnifications to some counterparties to protect them in the event additional taxes are owed or payments are withheld, due either to a change in or adverse application of certain tax laws. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Group could be required to make under these indemnifications cannot be estimated. However, the Group believes it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the consolidated financial statements for these indemnifications.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

24. Subsequent Events

        During the period from January 1, 2009 to May 1, 2009, additional capital contributions of $1.7 million were made into Ramius LLC. Capital withdrawals from Ramius LLC for the same period were approximately $16.9 million all of which were effective as of January 1, 2009 and are included in capital withdrawals payable in the consolidated statements of financial condition.

        During the period from January 1, 2009 to May 1, 2009, there were no capital contributions made into the consolidated Ramius Funds. Capital withdrawals from Multi-Strat FOF and Vintage FOF for the same period were approximately $13.2 million and $7.4 million, respectively, all of which all were effective as of January 1, 2009 and are included in capital withdrawals payable the consolidated statements of financial condition.

        Ramius FOF, as the general partner of Levered FOF, resolved on December 22, 2008 to dissolve the partnership as of December 31, 2008 and took actions to wind up its affairs. The partnership has so far paid $2.4 million as redemptions.

        Effective January 1, 2009 the Managing Member's interest in Ramius LLC was transferred to the individual members of the Managing Member. As a result, the Managing Member retains no economic interest in the Group effective from January 1, 2009.

        On April 10, 2009, Ramius FOF decided to close GmbH. This decision was part of an overall budget reduction. Upon the closing of the Austrian office, currently expected to be completed by September 30, 2009, Ramius FOF's administrative and accounting functions will be consolidated into its New York City office. As a result of this decision, the tax losses otherwise available to Ramius FOF will be abandoned. In addition, the fixed assets will be disposed of, the lease agreement for the GmbH premises will be terminated, and the GmbH employee benefit plans will cease.

Ramius LLC and Subsidiaries

Consolidated Statements of Financial Condition

(Unaudited)

	As of September 30, 2009	As of December 31, 2008
	(dollars in thousands)
Assets
Cash and cash equivalents	$5,871	$46,677
Cash collateral pledged	6,746	6,948
Securities owned, at fair value	8,205	15,309
Other investments	14,754	18,827
Receivable from brokers	16,814	25,911
Fees receivable (see Note 14)	12,118	19,330
Due from related parties (see Note 14)	19,723	25,298
Fixed assets, net of accumulated depreciation and amortization of $15,160 and $13,789, respectively	25,451	28,449
Goodwill	20,028	20,028
Intangible assets, net of accumulated amortization of $3,705 and $3,120, respectively	195	780
Other assets	4,488	4,984
Consolidated Ramius Funds
Cash and cash equivalents	1,563	533
Other investments, at fair value	544,965	584,462
Other assets	974	295

Total Assets	$681,895	$797,831

Liabilities and Redeemable Group Equity
Securities sold under agreement to repurchase	$—	$1,425
Payable to brokers	3,888	3,817
Compensation payable	29,758	44,450
Note payable and short-term borrowings	49,746	49,948
Fees payable (see Note 14)	1,872	7,781
Due to related parties (see Note 14)	8,776	10,549
Capital withdrawals payable	—	16,941
Accounts payable, accrued expenses and other liabilities	18,505	15,715
Consolidated Ramius Funds
Note payable and short-term borrowings	—	10,207
Due to related parties	—	136
Payable to brokers	—
Capital withdrawals payable	86	20,622
Accounts payable, accrued expenses and other liabilities	394	412

Total Liabilities	$113,025	$182,003
Commitments and Contingencies (see Note 11)
Redeemable Group Equity
Redeemable Managing Member	$—	$47,390
Redeemable Non-Managing Members	302,312	284,665
Accumulated other comprehensive loss	(684)	(1,163)

Total Redeemable Members' Capital	301,628	330,892

Redeemable Non-controlling interests in consolidated subsidiaries	267,242	284,936

Total Redeemable Group Equity	$568,870	$615,828

Total Liabilities and Redeemable Group Equity	$681,895	$797,831

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ramius LLC and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(dollars in thousands)		(dollars in thousands)
Revenues
Management fees	$8,974	$17,795	$31,408	$56,443
Incentive income/(loss)	177	(862)	177	—
Interest and dividends	47	530	225	1,443
Reimbursement from affiliates	2,342	5,077	7,832	11,675
Other	577	2,352	2,265	4,737
Consolidated Ramius Funds
Interest and dividends	4,319	11,439	12,186	24,479
Other	26	488	126	1,686

Total revenues	$16,462	$36,819	$54,219	$100,463
Expenses
Employee compensation and benefits	$22,083	$15,769	$50,869	$67,703
Interest and dividends	435	441	1,122	1,195
Professional, advisory and other fees	4,463	3,818	13,633	10,106
Communications	228	371	755	1,151
Occupancy and equipment	2,446	2,699	7,519	8,863
Depreciation and amortization	1,129	1,351	3,563	2,955
Client services and business development	1,537	3,127	4,850	7,010
Other	1,375	3,184	6,628	6,649
Consolidated Ramius Funds
Interest and dividends	2,286	11,264	6,917	22,937
Professional, advisory and other fees	2,552	451	4,259	1,513
Other	473	1,307	655	2,590

Total expenses	$39,007	$43,782	$100,770	$132,672
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	$1,274	$(523)	$(2,702)	$800
Consolidated Ramius Funds net gains (losses):
Net realized and unrealized gains (losses) on investments and other transactions	26,891	(109,580)	59,178	(100,978)
Net realized and unrealized gains (losses) on derivatives	(5,972)	643	(30,870)	9,553
Net gains (losses) on foreign currency transactions	(1,563)	6,001	(3,040)	5,902

Total other income (loss)	$20,630	$(103,459)	$22,566	$(84,723)

Income (loss) before income taxes	$(1,915)	$(110,422)	$(23,985)	$(116,932)

Income tax expense (benefit)	(5,929)	554	(5,978)	738

Net income (loss)	$4,014	$(110,976)	$(18,007)	$(117,670)
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries	$9,899	$(48,787)	$13,888	$(52,176)
Special allocation to the Redeemable Managing Members	—	—	—	—

Net (loss attributable) to all Redeemable Members	$(5,885)	$(62,189)	$(31,895)	$(65,494)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ramius LLC and Subsidiaries

Consolidated Statements of Changes in Redeemable Group Equity

(Unaudited)

	Redeemable Managing Member	Redeemable Non-Managing Members	Accumulated Other Comprehensive Loss	Total Redeemable Members' Capital	Redeemable Non-Controlling Interests	Total Redeemable Group Equity	Total Comprehensive Income (Loss)
	(dollars in thousands)
Balance at January 1, 2008	$74,184	$406,086	$(290)	$479,980	$203,523	$683,503	$—
Contributions	—	12,465	—	12,465	234,242	246,707	—
Withdrawals	—	(1,976)	—	(1,976)	(18,654)	(20,630)	—
Comprehensive income (loss)
Net loss (see Note 7)	(9,871)	(55,623)	—	(65,494)	(52,176)	(117,670)	(117,670)
Special Allocation	—	—	—	—	—	—	—
Defined benefit plans	—	—	68	68	—	68	68

Balance at September 30, 2008	$64,313	$360,952	$(222)	$425,043	$366,935	$791,978	$(117,602)

Balance at January 1, 2009	$47,390	$284,665	$(1,163)	$330,892	$284,936	$615,828	$—
Contributions	—	2,152	—	2,152	490	2,642	—
Withdrawals	—	—	—	—	(32,072)	(32,072)	—
Transfer of equity (see Note 7)	(47,390)	47,390	—	—	—	—	—
Comprehensive income (loss)
Net loss (see Note 7)	—	(31,895)	—	(31,895)	13,888	(18,007)	(18,007)
Special Allocation	—	—	—	—	—	—	—
Defined benefit plans	—	—	479	479	—	479	479

Balance at September 30, 2009	$—	$302,312	$(684)	$301,628	$267,242	$568,870	$(17,528)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ramius LLC and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2009	2008
	(dollars in thousands)
Cash flows from operating activities:
Net loss	$(18,007)	$(117,670)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	3,563	2,955
Interest, custody and other expenses capitalized on the note payable balance	—	1,312
Net loss on sale of fixed assets	202	—
Net (gains) losses on securities, derivatives and other investments	(2,335)	(2,460)
Purchases of securities owned, at fair value	(81,892)	—
Proceeds from sales of securities owned, at fair value	95,711	—
Consolidated Ramius Funds:
Net realized and unrealized gains (losses) on investments and other transactions	(31,560)	85,049
Purchases of other investments	(2,181)	(233,233)
Proceeds from sales of other investments	73,237	63,047
(Increase) decrease in operating assets:
Cash collateral pledged	202	9,564
Securities owned, at fair value, held at broker dealer	(6,619)	78,100
Receivable from brokers	9,097	730,241
Fees receivable	7,212	71,534
Due from related parties	5,575	(17,864)
Other assets	496	295
Consolidated Ramius Funds:
Cash and cash equivalents	(1,030)	3,664
Receivable from brokers		(121)
Other assets	(606)	4,543
Increase (decrease) in operating liabilities:
Compensation payable	(12,061)	(40,994)
Fees payable	(5,909)	(25,068)
Payable to brokers	—	(735,590)
Due to related parties	(1,773)	(7,641)
Accounts payable, accrued expenses and other liabilities	2,790	(4,058)
Consolidated Ramius Funds:
Due to related parties	(136)	—
Accounts payable, accrued expenses and other liabilities	(18)	690

Net cash provided by / (used in) operating activities	$33,958	$(133,705)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ramius LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(Unaudited)

	Nine months ended September 30,
	2009	2008
	(dollars in thousands)
Cash flows from investing activities:
Purchase of fixed assets	$(312)	$(18,124)
Sale of fixed assets	130	42
Purchases of other investments	(215)	(7,106)
Proceeds from sale of other investments	6,527	6,623

Net cash provided by / (used in) investing activities	$6,130	$(18,565)

Cash flows from financing activities:
Securities sold under agreement to repurchase	$(1,425)	$(1,860)
Borrowings on note payable	—	68,209
Repayments on note payable	(202)	(68,254)
Capital contributions by members	—	7,512
Capital withdrawals to members	(16,941)	(19,083)
Capital withdrawals to non-controlling interests in Ramius operating entities	541	—
Consolidated Ramius Funds:
Borrowings on note payable	—	14,900
Repayments on note payable	(10,207)	(44,020)
Capital contributions from non-controlling interests in consolidated Ramius Funds	490	232,921
Capital withdrawals to non-controlling interests in consolidated Ramius Funds	(53,149)	(32,345)

Net cash (used in) / provided by financing activities	$(80,893)	$157,980

Change in cash and cash equivalents	$(40,806)	$5,710
Cash and cash equivalents at beginning of period	46,677	17,967
Cash and cash equivalents at end of period	$5,871	$23,677

Supplemental information:
Cash paid during the period for interest	$1,029	$2,548

Cash paid during the period for taxes	$133	$1,038

Supplemental non-cash information:
Interest, custody and other expenses capitalized on the note payable balance	$—	$1,312

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Organization and Business

        Ramius LLC ("Ramius"), a limited liability company organized under the laws of Delaware, commenced operations on July 1, 1997 for the purpose of acting as a holding and operating company for financial service activities primarily engaged in providing alternative investment management services. Its investment services and products include hedge funds, fund of funds, real estate and cash management. Ramius's managing member is C4S & Co., L.L.C. ("C4S" or the "Managing Member"), whose managing members are Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark and Thomas W. Strauss.

        On June 3, 2009, Ramius entered into a Transaction Agreement and Agreement and Plan of Merger (the "Transaction Agreement"), by and among Cowen Group, Inc. ("Cowen Holdings"), LexingtonPark Parent Corp. ("Cowen Group"), Lexington Merger Corp. and Park Exchange LLC. The transactions contemplated by the Transaction Agreement and Asset Exchange Agreement closed on November 2, 2009 (see Note 16).

2. Significant Accounting Policies

        The accompanying consolidated financial statements include the accounts of Ramius and its consolidated subsidiaries, which include a broker-dealer, operating companies formed for purposes of serving as the managing members/general partners and/or investment managers to affiliated hedge fund, fund of funds, and real estate investment companies (the "Ramius Funds"), and four Ramius Funds at September 30, 2009 and December 31, 2008. Ramius and its consolidated subsidiaries are collectively referred to hereinafter as the "Group".

        In the opinion of management these unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and the rules and regulations of the SEC related to interim financial statements. Results for interim periods should not be considered indicative of results for any other interim period or for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, included in the Form S-4 of Cowen Group as filed with the SEC on October 2, 2009. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are necessary to present fairly the results for the interim periods. All such adjustments are of a normal and recurring nature, except for the presentation of non-controlling interests in consolidated subsidiaries, as described below.

a.     Non-controlling interests in consolidated subsidiaries

        Non-controlling interests represent the pro rata share of the book value of the financial positions and results of operations attributable to the other owners of the consolidated subsidiaries. Non-controlling interests related to consolidated Ramius Funds are generally subject to annual, semi-annual or quarterly withdrawal or redemption by investors in these funds, sometimes following the expiration of a specified period of time (generally one year), or may only be withdrawn subject to a redemption fee (generally ranging from 1% to 5%). Likewise, non-controlling interests related to certain other consolidated entities are generally subject to withdrawal, redemption, transfer or put/call rights that permit such non-controlling investors to withdraw from the entities on varying terms and conditions. Because these non-controlling interests are redeemable at the option of the non-controlling interests, they have been classified as temporary equity in the consolidated statements of financial

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

2. Significant Accounting Policies (Continued)

condition. When redeemed amounts become legally payable to investors on a current basis, they are reclassified as a liability.

        In December 2007, the Financial Accounting Standards Board ("FASB") issued a new accounting standard which changes the accounting and reporting of non-controlling interests in the consolidated financial statements and requires that such non-controlling interests be accounted for and presented as equity, rather than as liabilities or mezzanine equity. This standard applies prospectively as of January 1, 2009, except for the presentation and disclosure requirements which are to be applied retrospectively for all periods presented. The Group adopted this standard effective January 1, 2009, and as a result, (a) with respect to the consolidated statements of financial condition, the redeemable non-controlling interests in consolidated subsidiaries was renamed as such and remained classified as mezzanine equity, (b) with respect to the consolidated statements of operations, net income (loss) is now presented before non-controlling interests and the consolidated statements of operations now nets to net income (loss) attributable to all redeemable members, and (c) with respect to the consolidated statements of changes in redeemable group equity, roll forward columns have now been added for each component of non-controlling interests discussed in (a) above. Ramius has revised its prior period presentation as required to conform to this new pronouncement.

b.     Recently adopted accounting pronouncements

        Effective September 30, 2009, the Group adopted the new FASB Accounting Standards Codification (Codification). The Codification was officially launched on July 1, 2009, and became the primary source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under the authority of Federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. As the Codification was not expected nor intended to change GAAP, the Group's adoption of the Codification did not have a material impact on its Consolidated Financial Statements.

        The Group adopted a new accounting standard, effective January 1, 2009, which requires changes to the accounting for transaction costs, certain contingent assets and liabilities, and other balances in a business combination. In addition, in partial acquisitions, when control is obtained, the acquiring company must measure and record all of the target's assets and liabilities, including goodwill, at fair value as if the entire target company had been acquired. The Group has applied the provisions of this standard to business combinations occurring after December 15, 2008. Adoption of this standard did not affect the Group's financial condition, results of operations or cash flows, but will have an effect on accounting for business combinations occurring subsequent to the date of adoption, including the transaction as discussed in Note 16.

        Effective January 1, 2009, the Group adopted a new accounting standard which is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Since this standard requires only additional disclosures concerning derivatives and hedging activities, the adoption of it did not affect the Group's financial condition, results of operations or cash flows. See Note 3 for further information regarding the Group's investments and fair value measurements.

        Effective January 1, 2009, the Group adopted a new accounting standard which requires enhanced disclosures about credit derivatives and guarantees. Since this standard only requires additional

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

2. Significant Accounting Policies (Continued)

disclosures concerning credit derivatives and guarantees, adoption of it does not have an effect on the Group's financial condition, results of operations or cash flows. See Note 3 for further information regarding the Group's investments and fair value measurements.

        Effective June 30, 2009, the Group adopted a new accounting standard regarding determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that we have identified as not orderly. This new accounting standard does not change the objective of fair value measurement, which is to identify the price that would be received to exchange an asset or liability in an orderly transaction at the measurement date between market participants. Rather it provides additional guidance related to: (1) estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability, and (2) circumstances that may indicate that a transaction is not orderly (i.e. forced liquidation or distressed sale). This new accounting standard was effective prospectively for interim and annual reporting periods ending after June 15, 2009. The adoption of this new accounting standard did not have a material impact on the Group's financial position and results of operations. See Note 3 for further information regarding the Group's investments and fair value measurements.

        Effective June 30, 2009, the Group adopted a new accounting standard regarding interim disclosures about fair value of financial instruments. This new accounting standard requires disclosures in the body or in the accompanying notes of its summarized financial information for interim reporting periods of the fair value of all financial instruments for which it is practicable to estimate fair value, whether recognized or not recognized in the balance sheet. Such disclosures were previously required only in annual financial statements. This new accounting standard also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions. The Group's adoption of this standard did not have an impact on its financial position or results of operations. See Note 3 for further information regarding the Group's investments and fair value measurements.

        Effective June 30, 2009, the Group adopted a new accounting standard regarding subsequent events which established general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This standard is based on the same principles as those that currently exist in auditing standards with the addition of some new terminology. The standard is effective for interim or annual periods ending after June 15, 2009. Since this standard requires only additional financial statement disclosures, the Group's adoption of it did not have an impact on its financial position or results of operations. See Note 16 for further information.

c.     Future adoption of accounting pronouncements

        In June 2009, the FASB issued a new accounting standard which revises the accounting for variable interest entities ("VIEs") introducing a new consolidation model. This new standard changes the approach to determining the primary beneficiary of a VIE and requires companies to more frequently assess whether they must consolidate VIEs. The new model identifies two primary characteristics of a controlling financial interest: (1) the power to direct significant activities of the VIE, and (2) the obligation to absorb losses of and/or provide rights to receive benefits from the VIE. Management had recently begun to evaluate the application of it to the Group and concluded that under this new model Ramius may be required to consolidate an additional number of funds which are VIEs. In November

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

2. Significant Accounting Policies (Continued)

2009, the FASB proposed an indefinite deferral to the initial adoption of this standard by asset managers such as Ramius.

        In August 2009, the FASB issued a new accounting standard which provides guidance in measuring liabilities when a quoted price in an active market for an identical liability is not available and clarifies that a reporting entity should not make an adjustment to fair value for a restriction that prevents the transfer of the liability. This standard is effective for financial statements issued for the first reporting period beginning after issuance of the standard. Because the Group's current fair value measurement policies are consistent with this, adoption will not affect the Group's financial condition, results of operations or cash flows.

        In September 2009, the FASB issued a new accounting standard which provides guidance about using net asset value to measure the fair value of interests in certain investment funds and requires additional disclosures about interests in investment funds. This standard is effective for financial statements issued for reporting periods ending after December 15, 2009, with earlier application permitted. Because the Group's current fair value measurement policies are consistent with this standard, the adoption will not affect the Group's financial condition, results of operations or cash flows. The Group will adopt the standard in the fourth quarter of 2009 to comply with the disclosure requirements.

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds

a.     Ramius Operating Entities

Securities owned, at fair value

        Securities owned are directly held by Ramius and considered held for trading and carried at fair value. At September 30, 2009, securities owned of $8.2 million consisted of US government securities and corporate bonds with maturities ranging from October 22, 2009 through December 10, 2009 and interest rates ranging between 0.15% and 0.31%. At December 31, 2008, securities owned of $15.3 million consisted of U.S. Government securities with maturities ranging from May 15, 2009 through September 15, 2009 and interest rates ranging between 0.37% and 0.53%.

Other investments

        At September 30, 2009 and December 31, 2008, other investments consist of the following:

	As of September 30, 2009	As of December 31, 2008
	(dollars in thousands)
(1) Portfolio Funds, at fair value	$5,390	$5,975
(2) Real estate investments, at fair value	1,483	1,605
(3) Equity method investments	7,672	11,038
(4) Lehman claims, at fair value	209	209

	$14,754	$18,827

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

(1) Portfolio Funds, at fair value

        The Portfolio Funds as of September 30, 2009 and December 31, 2008 include the following:

	As of September 30, 2009	As of December 31, 2008
	(dollars in thousands)
Tapestry Investment Co PCC Ltd	$4,351	$2,758
Ramius Vintage Multi-Strategy FOF Ltd	—	1,375
Ramius Value and Opportunity Fund LP	612	1,092
RCG Special Opportunities Fund, Ltd	324	555
Other affiliated Ramius Funds	103	195

	$5,390	$5,975

(2) Real estate investments, at fair value

        Real estate investments at September 30, 2009 and December 31, 2008 are carried at estimated fair value and include real estate equity investments held by RE Manager of $0.6 million and $0.7 million and real estate debt investments held by Ramius of $0.9 million and $0.9 million, respectively.

(3) Equity method investments

        Equity method investments include investments held by Ramius and RCG RE Manager, LLC in several operating companies, whose responsibilities include the day to day management of a number of real estate funds, including the portfolio management and administrative services related to the acquisition, disposition, and active monitoring of the real estate fund's underlying debt and equity investments. The Group's ownership interests in these equity method investments range from 30% to 55%. The Group holds a majority of the outstanding ownership interest (i.e., more than 50%) in three of these entities: RCG Longview Debt Fund IV Management, LLC, RCG Longview Debt Fund IV Partners, LLC and RCG Longview Partners II, LLC. The operating agreements that govern the management of day to day operations and affairs of each of these three entities stipulate that certain decisions require support and approval from other members in addition to the support and approval of the Group. As a result, all operating decisions made in these three entities require the support of both the Group and an affirmative vote of a majority of the other managing members who are not affiliates of the Group. As the Group does not possess unilateral control over any of these entities, the presumption of consolidation has been overcome pursuant to current accounting standards and the

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

Group accounts for these investments under the equity method of accounting. The following table summarizes equity method investments held by the Group:

	As of September 30, 2009	As of December 31, 2008
	(dollars in thousands)
RCG Longview Debt Fund IV Management, LLC	$2,060	$2,624
JT Partners LLC	—	2,346
RCG Longview Partners, LLC	1,189	1,329
RCG Longview Louisiana Manager, LLC	885	1,183
RCG Urban American, LLC	636	691
RCG Urban American Management, LLC	620	729
RCG Longview Equity Management, LLC	1,031	497
Other	1,251	1,639

	$7,672	$11,038

        As of September 30, 2009, the Group's share of losses in its equity method investment in RCG Longview Partners II, LLC has exceeded the carrying amount recorded in this investee. RCG Longview Partners II, LLC, as general partner to a real estate fund, has reversed previously recorded incentive income allocations and has recorded a current clawback obligation to the limited partners in the fund. This obligation is due to a change in unrealized value of the fund on which there have previously been distributed carried interest realizations; however, the settlement of a potential obligation is not due until the end of the life of the respective fund (See Note 11). As the Group is obligated to return previous distributions it received from RCG Longview Partners II, LLC, it has continued to record its share of losses in the investee including reflecting its share of the clawback obligation in the amount of $6.2 million. All such amounts are included in accounts payable, accrued expenses and other liabilities in the consolidated statements of financial condition.

        The Group's income (loss) from equity method investees was $1.2 million and $2.5 million for the three months ended September 30, 2009 and 2008, respectively, and ($3.1) million and $4.9 million for the nine months ended September 30, 2009 and 2008, respectively and is included in Net Gains (losses) on securities, derivatives and other investments on the accompanying Consolidated Statements of Operations.

        At September 30, 2009, the Group has a single significant investment in RCG Longview Partners II, LLC that is accounted for using the equity method of accounting. Summarized financial information for the investment assuming a 100% ownership interest is as follows (in thousands):

Nine months ended September 30, 2009
Income Statement
Revenues	$1,286
Loss from continuing operations before income taxes	$(9,793)
Net loss	$(9,793)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

        For the nine months ended September 30, 2008 the Group's comparable summarized financial information for the investment assuming a 100% ownership interest is as follows (in thousands):

Nine months ended September 30, 2008
Income Statement
Revenues	$2,819
Income from continuing operations before income taxes	$1,531
Net income	$1,531

(4) Lehman Claims, at fair value

        Lehman Brothers International (Europe) ("LBIE"), through certain affiliates, was a prime broker to Ramius, and Ramius held cash and cash equivalent balances with LBIE. On September 15, 2008, LBIE was placed into administration (the "Administration") in the United Kingdom and, as a result, the assets held by Ramius in its LBIE accounts were frozen at LBIE. The status and ultimate resolution of the assets under LBIE's Administration proceedings is uncertain. The assets of Ramius at LBIE at the time of Administration (the "Total Net Equity Claim") consist of $1.0 million. There can be no assurance that the Total Net Equity Claim value, as determined by Ramius, will be accepted by the Administrators, nor does Ramius know the manner and timing in which such claim will be satisfied and the ultimate value that will be received.

        Given the great degree of uncertainty as to the status of the assets held at LBIE and the process and prospects of the return of those assets, Ramius has decided to fair value the Total Net Equity Claim at an approximately 80% discount, which represents the Estimated Recoverable Lehman Claim (the "Estimated Recoverable Lehman Claim"), which represents management's best estimate of value that ultimately may be recovered with respect to the Total Net Equity Claim. The estimated recoverable Lehman claim was recorded at fair value considering a number of factors including the status of the assets under UK insolvency laws and the trading levels of Lehman unsecured debt. In determining the estimated value of the Total Net Equity Claim, Ramius was required to use considerable judgment and is based on the facts currently available. As additional information on the LBIE proceeding becomes available, Ramius may need to adjust the valuation of the Estimated Recoverable Lehman Claim. The actual loss that may ultimately be incurred by Ramius with respect to the pending LBIE claim is not known and could be materially different from the estimated value assigned by Ramius.

b.     Consolidated Ramius Funds

Other investments, at fair value

        As of September 30, 2009 and December 31, 2008 other investments consisted of investments in Portfolio Funds of $541.1 million and $580.6 million and Lehman claims of $3.9 million and $3.9 million, respectively.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

(1) Investments in Portfolio Funds, at fair value

        At September 30, 2009 and December 31, 2008, investments in Portfolio Funds, at fair value, included the following:

	September 30, 2009	December 31, 2008
	(dollars in thousands)
Investments of Enterprise LP	$443,408	$423,064
Investments of consolidated fund of funds investment companies	97,676	157,517

	$541,084	$580,581

Consolidated investments of Enterprise LP

        In January 2008, Enterprise Master began operating under a "master—feeder" structure, whereby its shareholders are Enterprise LP and RCG II Intermediate, LP. In January 2008, the interest that Ramius had in Enterprise Master was transferred to an investment in Enterprise Master's domestic feeder, Enterprise LP. The consolidated investments in Portfolio Funds recorded in other investments on the consolidated statements of financial condition includes Enterprise LP's investment in Enterprise Master as of September 30, 2009 and December 31, 2008. Enterprise Master utilizes certain strategies including merger arbitrage and small-cap value creation, investments in distressed securities, convertible hedging, capital structure arbitrage, equity market neutral, investments in private placements of convertible securities, proprietary mortgages, structured credit investments, investments in mortgage-backed securities and other structured finance products, investments in real estate and real property interests, structured private placements and other relative value strategies. Enterprise Master has broad investment powers and maximum flexibility in seeking to achieve its investment objective. It may invest in equity securities, debt instruments, options, futures, swaps, credit default swaps and other derivatives. See Note 4 for further information on the underlying investments of Enterprise Master.

Investments of consolidated fund of funds investment companies

        The investments of consolidated affiliated fund of funds investment companies include the accounts of Levered FOF, Multi-Strat FOF and Vintage FOF, all of which are investment companies managed by Ramius FOF. Levered FOF's and Multi- Strat FOF's investment objectives are to invest discrete pools of their capital on a leveraged basis among portfolio managers that invest through Portfolio Funds, forming a multi-strategy, diversified investment portfolio designed to achieve returns with low to moderate volatility. Vintage FOF's investment objective is to allocate its capital among portfolio managers that invest through investment pools or managed accounts thereby forming concentrated investments in high conviction portfolio managers designed to achieve attractive risk adjusted returns with moderate relative volatility. The following is a summary of the investments held

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

by the three consolidated affiliated fund of funds, at fair value, as of September 30, 2009 and December 31, 2008:

		As of September 30, 2009
Description	Strategy	Ramius Levered Multi-Strategy FOF LP	Ramius Multi-Strategy FOF LP	Ramius Vintage Multi-Strategy FOF LP	Total
			(dollars in thousands)
Ramius Fixed Income Arbitrage FOF LP*	Fixed Income Arbitrage	$—	$—	$—	$—
Ramius Multi-Strategy Master FOF LP*	Multi-Strategy	—	43,755	—	43,755
Ramius Vintage Multi-Strategy Master FOF LP*	Multi-Strategy	—	—	46,334	46,334
Tapestry Pooled Account V, LLC*	Credit-Based	1,052	—	—	1,052
Externally Managed Portfolio Funds	Credit-Based	1,835	—	—	1,835
Externally Managed Portfolio Funds	Event Driven	3,019	—	—	3,019
Externally Managed Portfolio Funds	Hedged Equity	28	—	—	28
Externally Managed Portfolio Funds	Multi-Strategy	1,563	—	—	1,563
Externally Managed Portfolio Funds	Fixed Income Arbitrage	60	—	—	60
Externally Managed Portfolio Funds	Others	30	—	—	30

		$7,587	$43,755	$46,334	$97,676

		As of December 31, 2008
Description	Strategy	Ramius Levered Multi-Strategy FOF LP	Ramius Multi-Strategy FOF LP	Ramius Vintage Multi-Strategy FOF LP	Total
			(dollars in thousands)
Ramius Fixed Income Arbitrage FOF LP*	Fixed Income Arbitrage	$3,937	$—	$—	$3,937
Ramius Hedged Equity FOF LP*	Hedged Equity	$1,083	$—	$—	$1,083
Ramius Multi-Strategy Master FOF LP*	Multi-Strategy	—	72,762	—	72,762
Ramius Vintage Multi-Strategy Master FOF LP*	Multi-Strategy	—	—	57,794	57,794
Tapestry Pooled Account V, LLC*	Credit-Based	1,492	—	—	1,492
Externally Managed Portfolio Funds	Credit-Based	5,570	—	—	5,570
Externally Managed Portfolio Funds	Event Driven	8,649	—	—	8,649
Externally Managed Portfolio Funds	Hedged Equity	1,214	—	—	1,214
Externally Managed Portfolio Funds	Multi-Strategy	4,471	—	—	4,471
Externally Managed Portfolio Funds	Other	545	—	—	545

		$26,961	$72,762	$57,794	$157,517

*
These Portfolio Funds are affiliates of Ramius.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

        Multi-Strat FOF and Vintage FOF operate under a "master-feeder" structure, whereby Multi-Strat FOF and Vintage FOF are feeder funds that make their investments primarily through their master funds, Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP, respectively. These master funds are not consolidated by the Group. See Note 4 for further information on the underlying investments of Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP.

(2) Lehman Claims, at fair value

        With respect to the aforementioned Lehman claims, the Total Net Equity Claim of Enterprise Master consists of $16.7 million. As a result of Enterprise Master and certain of the Ramius Funds having assets they held at LBIE frozen in their LBIE prime brokerage account and the degree of uncertainty as to the status of those assets and the process and prospects of the return of those assets, Enterprise Master and the Ramius Funds decided that only the investors who were invested at the time of the Administration should participate in any profit or loss relating to the Estimated Recoverable Lehman Claim. As a result, Enterprise Master and certain of the Ramius Funds with assets held at LBIE granted a 100% participation in the Estimated Recoverable Lehman Claims to Special Purpose Vehicles (the "SPVs" or "Lehman Segregated Funds") incorporated under the laws of the Cayman Islands on September 29, 2008, whose shares were distributed to each of their investor funds. Fully redeeming investors of Enterprise LP will not be paid out on the balance invested in the SPV until the claim with LBIE is settled and assets are returned by LBIE.

        In addition, Lehman Brothers, Inc. ("LBI") was a prime broker to Enterprise Master and it holds cash balances of $1.7 million. On September 19, 2008, LBI was placed in a Securities Investor Protection Corporation ("SIPC") liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The status of the assets under LBI's bankruptcy proceedings has not been determined. The amount that will ultimately be recovered from LBI will depend on the amount of assets available in the fund of customer property to be established by the trustee appointed under the Securities Investor Protection Act (the "SIPA Trustee") as approved by the bankruptcy court as well as the total amount of customer claims that seek recovery from the fund of customer property. Based on recent court filings by the SIPA Trustee, we now understand that the total amount of customer claims exceeds the assets that are likely to be in the fund of customer property. In addition, the court filings also indicate that Barclays plc has submitted a substantial claim against LBI relating to an asset purchase agreement entered into by Barclays with LBIE near the time of the SIPC liquidation proceeding that could affect the amount of assets that are included in the fund of customer property. As a result of these uncertainties and the timing of any distributions from LBI in respect of our customer claims, we have estimated our recovery with respect to our LBI exposure at 65%, which represents the present value of the mid point between what we believe are reasonable estimates of the low side and high side potential recovery rates with respect to our LBI exposure. The estimated recoverable amount by the Group may differ from the actual recoverable amount of the pending LBI claim, and the differences may be material.

Indirect Concentration of the Underlying Investments Held by Consolidated Ramius Funds

        From time to time, through its investments in the consolidated Ramius Funds, the Group may indirectly maintain exposure to a particular issue or issuer (both long and/or short) which may account

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

for 5% or more of the consolidated Ramius Funds' net assets (on an aggregated basis). Based on information that is available to the Group at September 30, 2009 and December 31, 2008, the Group identified consolidated Ramius Funds that had interests in an issuer, for which the Group's pro-rata share exceeds 5% of the Ramius Funds' net assets (on an aggregated basis). The following table presents such interests which represent the aggregate of (i) the gross amount of exposure that consolidated Ramius Funds have through their investments held directly and (ii) the gross amount of exposure held indirectly through their investments in any Unconsolidated Master Funds:

	As of September 30, 2009
Description	Shares/Principal Amount	Fair Value
	(amounts in thousands)
Common stock, Wyeth	1,214	$58,971
Common stock, Schering-Plough Corp.	1,653	46,695
Corporate bond, Sprint Nextel Corp. 7.625%-8.375% due January 2011-August 2017	$19,088	19,424
Corporate bond, Sprint Nextel Corp. floating rate due June 2010	19,500	18,915
U.S. Treasury notes, 1.0%-4.0%, due September 2011-August 2019	103,880	105,108

U.S. Treasury notes, 1.00%-3.625%, due June 2011-August 2019	(187,363)	(187,888)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

	As of December 31, 2008
Description	Shares/Principal/ Contract Amount	Fair Value
	(amounts in thousands)
German treasury notes, 3.75%, due January 2017	€39,100	$57,978
U.S. Treasury bills, 0.0%, due June 25, 2009-September 15, 2009	$137,500	137,187
U.S. Treasury notes, 0.875%-4.125%, due 2010-2015	71,024	71,768
Buoni Poliennali del Tesero, 4.0%, due February 1, 2017	€41,926	(58,323)
U.S. Treasury notes, 0.875%-4.75%, due 2010-2018	$266,720	(269,010)
February 2009 Puts on S&P 500 Index	13	228
January 2009 Puts on S&P 500 Index	393	9,171
March 2009 Puts on S&P 500 Index	156	5,691
February 2009 Calls on S&P 500 Index	16	505
January 2009 Calls on S&P 500 Index	213	5,690
March 2009 Calls on S&P 500 Index	276	15,014
February 2009 Puts on S&P 500 Index	116	(2,202)
January 2009 Puts on S&P 500 Index	177	(1,957)
March 2009 Puts on S&P 500 Index	164	(5,943)
February 2009 Calls on S&P 500 Index	73	(7,034)
January 2009 Calls on S&P 500 Index	520	(17,973)
March 2009 Calls on S&P 500 Index	118	(6,591)
Fannie Mae, 3.25%-3.875%, due August 2010-July 2013	54,000	57,156
Freddie Mac, 3.25%-4.125%, due July 2010-September 2013	48,000	51,108
Federal Home Loan Mortgage Corporation TBA, 5.5%, due February 2035	24,000	24,510
Federal Home Loan Mortgage Corporation TBA, 4.5%-5.5%, due February 2038-February 2039	76,000	77,064

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

Fair value measurements

        The following table presents the financial instruments recorded at fair value on the consolidated statements of financial condition by caption and by level within the valuation hierarchy as of September 30, 2009 and December 31, 2008:

Ramius Operating Entities

	Assets at Fair Value as of September 30, 2009
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Securities owned
U.S. government securities	$8,205	$—	$—	$8,205
Other investments
Portfolio Funds	4,351	675	364	5,390
Real estate investments	—	—	1,483	1,483
Lehman claims	—	—	209	209

	$12,556	$675	$2,056	$15,287

	Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Securities owned
US government securities	$15,309	$—	$—	$15,309
Other investments
Portfolio Funds	2,758	1,256	1,970	5,984
Real estate investments	—	—	1,605	1,605
Lehman claims	—	—	209	209
Other assets
Derivative contracts	—	480	—	480

	$18,067	$1,736	$3,784	$23,587

Consolidated Ramius Funds

	Assets at Fair Value as of September 30, 2009
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Other investments
Portfolio Funds	$—	$443,408	$97,676	$541,084
Lehman claims	—	—	3,881	3,881

	$—	$443,408	$101,557	$544,965

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Investments and Fair Value Measurements for Ramius Operating Entities and Consolidated Ramius Funds (Continued)

	Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Other investments
Portfolio Funds	$—	$423,068	$157,513	$580,581
Lehman claims	—	—	3,881	3,881

	$—	$423,068	$161,394	$584,462

        The following table includes a roll forward of the amounts for the three months and nine months ended September 30, 2009 and 2008 for financial instruments classified within level 3. The classification of a financial instrument within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

Ramius Operating Entities

	Three months ended,		Nine months ended,
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(dollars in thousands)		(dollars in thousands)
Beginning Balance	$3,614	$4,687	$3,784	$3,358
Net purchases and sales	(1,458)	680	(1,546)	2,198
Realized gains/(losses)	—	—		7
Unrealized gains/(losses)	(100)	(395)	(182)	(591)

Ending Balance	$2,056	$4,972	$2,056	$4,972

Consolidated Ramius Funds

	Three months ended,		Nine months ended,
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(dollars in thousands)		(dollars in thousands)
Beginning Balance	$129,253	$243,997	$161,394	$276,881
Net purchases and sales	(30,853)	(23,897)	(68,169)	(49,612)
Realized gains/(losses)	3,595	6,964	4,367	14,074
Unrealized gains/(losses)	(438)	(22,575)	3,965	(36,854)

Ending Balance	$101,557	$204,489	$101,557	$204,489

4. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds

Enterprise Master

        As discussed in Note 3, Enterprise LP's investment in Enterprise Master is equal to Enterprise LP's proportional share of Enterprise Master's net assets; as a result, the investment balances of Enterprise Master reflected below exceed the net investment which Enterprise LP has recorded. The following tables present summarized investment information for the underlying

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

investments and derivatives held by Enterprise Master, at fair value, as of September 30, 2009 and December 31, 2008:

Securities owned and securities sold, but not yet purchased by Enterprise Master

	September 30, 2009		December 31, 2008
Description	Securities owned	Securities sold, but not yet purchased	Securities owned	Securities sold, but not yet purchased
	(dollars in thousands)		(dollars in thousands)
Agency Bond	$10,017	$—	$—	$—
Asset backed securities	31	—	—	—
Bank debt	1,646	—	5,853	—
Commercial mortgage backed securities	2,681	—	—	—
Common stock	243,487	(126,252)	72,473	(37,303)
Convertible debt	85,003	—	20,393	(223)
Convertible preferred stock	—	—	—	—
Corporate bonds	275,034	—	107,593	—
Discount note	—	—	—	—
Distressed debt securities	17,736	—	2,501	—
Exchange traded funds	2,398	(4,509)	33,331	(32,460)
Government debt	6,090	(6,212)	57,978	(58,323)
Government-sponsored enterprise debt	—	—	209,838	—
Loans	827	—	655	—
Municipal bonds	7,762	—	16,538	—
Options—put	3,988	(214)	24,519	(26,075)
Options—call	2,760	(2,096)	40,551	(35,364)
OTC fx call option	33	(12)	—	—
Preferred stock	440	(32)	1,953	(28)
Restricted stock	6,869	—	4,994	—
Rights	1,775	—	1,640	—
Trade claims	128	—	128	—
US Treasury Bills	—	—	137,187	—
US Treasury Notes	105,108	(187,890)	71,768	(269,010)
Warrants	4,103	—	1,185	—

	$777,916	$(327,217)	$811,078	$(458,786)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

Derivative contracts, owned by Enterprise Master, net

Description	As of September 30, 2009	As of December 31, 2008
	(dollars in thousands)
Contract for difference—long exposure	$—	$9
Contract for difference—short exposure	—	(1)
Asset swaps	245	—
Credit default swaps—put swaption	38
Credit default swaps—call swaption	(12)
Credit default swaps—protection purchased	(291)	(354)
Credit default swaps—protection sold	407	(9)
Currency forwards	25	797
Equity swaps—long exposure	(63)	659
Equity swaps—short exposure	(53)	199
Futures	(268)	1,206
Index swaps—long exposure	(5)	(1,338)
Index swaps—short exposure	311	—
Interest rate call swaption—long exposure	311	633
Interest rate call swaption—short exposure	(76)
Interest rate swaps—long exposure	(72)	1,655
Interest rate swaps—short exposure	—	2,661

	$497	$6,117

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

Portfolio Funds, owned by Enterprise Master

		September 30, 2009	December 31, 2008
Description	Strategy	Fair Value
		(dollars in thousands)
624 Art Holdings, LLC*	Artwork	$2,059	$2,401
QREX, LLC*	Life Settlements	1,775	2,883
Q Capital Strategies, LLC*	Life Settlements	779	778
RCG Longview Equity Fund, LP*	Real Estate	8,328	5,580
RCG Longview II, LP*	Real Estate	2,570	2,821
RCG Longview Debt Fund IV, LP*	Real Estate	8,455	13,185
RCG Longview, LP*	Real Estate	206	231
RCG Soundview, LLC*	Real Estate	4,275	4,649
RCG Urban American Real Estate Fund, L.P.*	Real Estate	3,679	3,404
RCG International Sarl*	Multi-Strategy	6,147	4,350
Portside Growth & Opportunity Fund*	Multi-Strategy	11,167	25,380
RCG Special Opportunities Fund, Ltd*	Multi-Strategy	109,256	99,880
Ramius Credit Opportunities Fund Ltd*	Distressed	705	2,370
RCG Endeavour, LLC*	Multi-Strategy	200	591
Ramius Leveraged Multi-Strategy Fund Ltd*	Multi-Strategy	—	2,816
RCG Renergys, LLC*	Energy	3	3
Energy Investments	Energy	18,209	16,687
Externally Managed Small-cap Value Creation	Small-cap Value Creation	—	918
Other Private Investments	Various	18,308	16,452
Real Estate Investments	Real Estate	23,107	32,624

		$219,228	$238,003

*
These Portfolio Funds are affiliates of Ramius.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Underlying Investments of Unconsolidated Master Funds Held by Consolidated Ramius Funds (Continued)

Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP

        As discussed in Note 3, Multi-Strat FOF and Vintage FOF's investments in their respective master funds are equal to their proportional share of their master funds' net assets; as a result, the investments in Portfolio Funds of the master funds reflected below exceed the net investment which Multi-Strat FOF and Vintage FOF have recorded. The following table presents summarized investment information for the underlying Portfolio Funds held by Ramius Multi-Strategy Master FOF LP and Ramius Vintage Multi-Strategy Master FOF LP at fair value, as of September 30, 2009 and December 31, 2008:

		As of September 30, 2009		December 31, 2008
Description	Strategy	Ramius Multi-Strategy Master FOF LP	Ramius Vintage Multi-Strategy Master FOF LP	Ramius Multi-Strategy Master FOF LP	Ramius Vintage Multi-Strategy Master FOF LP
		(dollars in thousands)		(dollars in thousands)
Ramius Fixed Income Arbitrage FOF LP*		$—	$—	$5,743	$—
Ramius Hedged Equity FOF LP*	Hedged Equity	6,600	—	15,772	—
Ramius Vintage Multi-Strategy Master FOF LP*	Multi Strategy	5,261	—	7,243	—
Tapestry Pooled Account I, LLC*	Multi-Strategy	—	—	—	5,708
Tapestry Pooled Account II, LLC*	Hedged Equity	—	—	—	4,152
Tapestry Pooled Account V, LLC*	Credit-Based	2,168	—	3,076	3,281
Externally Managed Funds	Credit-Based	3,991	3,398	5,302	2,233
Externally Managed Funds	Event Driven	9,076	13,076	13,994	26,088
Externally Managed Funds	Fixed Income Arbitrage	87	—	4,096	6,018
Externally Managed Funds	Hedged Equity	393	8,830	436	4,078
Externally Managed Funds	Multi Strategy	13,712	14,033	18,799	10,503
Externally Managed Funds	Other	122	1,544	46	—
Externally Managed Funds	Global Macro	1,075	5,217	—	—
Externally Managed Funds	Opportunistic Equity	—	2,719	—	—

		$42,485	$48,817	$74,507	$62,061

*
These Portfolio Funds are affiliates of Ramius.

5. Goodwill

        All of Ramius's goodwill as of September 30, 2009 and December 31, 2008 resulted from the 2004 business combination with HVB AG. Goodwill is reviewed for possible impairment at least annually, consistent with current accounting valuation methodologies. There were no additions to goodwill and no impairment losses during the nine months ended September 30, 2009.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Redeemable Non-controlling Interests in Consolidated Subsidiaries

        The non-controlling interests in consolidated subsidiaries on the consolidated statements of financial condition as of September 30, 2009 and December 31, 2008 were $267.2 million and $284.9 million, respectively. The income (loss) attributable to non-controlling interests on the consolidated statements of operations was $9.9 million and ($48.8) million for the three months ended September 30, 2009 and 2008, respectively, and was $13.9 million and ($52.2) million for the nine months ended September 30, 2009 and 2008, respectively.

7. Income/Loss Allocation, Withdrawals and Rights of Ramius's Investors

        In accordance with the Ramius operating agreement, the Managing Member is entitled to receive a special allocation equal to 35% of the net profits (the "Special Allocation") in any fiscal year that Ramius has net income. Net income (after Special Allocation) or net loss is allocated pro rata in accordance with the Ramius operating agreement. In general, revenues and expenses are allocated among the members (including the Managing Member) in proportion to each member's capital interest. There was no Special Allocation during the nine months ended September 30, 2009 and 2008 due to Ramius's net loss.

        Effective January 1, 2009, the Managing Member transferred the respective ownership interest in the Managing Member to each of the individuals who owned the Managing Member (the "C4S Owners"). As a result, the balance in the Managing Member's capital account of $47.4 million at December 31, 2008 was transferred to the capital accounts of the C4S Owners and is reflected in redeemable non-managing members' capital. The Managing Member retains no economic interest in the Group effective January 1, 2009.

        Investors in Ramius commit to a minimum two-year lock-up for each capital contribution made; provided, however, that upon the withdrawal, such capital will be withdrawn and paid to the investor by Ramius over a period of three years. Members' capital is presented as redeemable as any member may withdraw from Ramius on at least 90 days' notice prior to the end of any fiscal year.

8. Defined Benefit Plans

        The following amounts relate to the defined benefit plans in aggregate for the three months and nine months ended September 30, 2009 and 2008.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

8. Defined Benefit Plans (Continued)

Components of net periodic benefit cost included in employee compensation and benefits

	Three months ended,		Nine months ended,
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(dollars in thousands)		(dollars in thousands)
Service cost	$—	$52	$—	$156
Interest cost	81	111	248	332
Expected return on plan assets	(83)	(99)	(245)	(298)
Amortization of loss	—	17	—	50
Amortization of prior service cost	5	6	16	19
Settlement	1	—	28	—

Net periodic benefit cost	$4	$87	$47	$259

        During the nine months ended September 30, 2009, the Group made a contribution to its defined benefit plans of $962,000 out of total expected contributions for the year ended December 31, 2009 of approximately $1.0 million. The Group recorded a settlement loss of approximately $28,000 during the nine months ended September 30, 2009 in connection with terminations and related payouts occurring during the period.

        The Group is currently in the process of winding down the operations of Ramius GmbH ("GmbH"), and as a result, a defined benefit plan for employees of GmbH (the "GmbH Plan") will cease. During the three months ended September 30, 2009 the Group recorded additional compensation expense of $57,828 related to the GmbH Plan and made payments of $622,342. As of September 30, 2009, Ramius has recorded a liability of $425,375 related to the GmbH Plan for payments it expects to make during the remainder of 2009 to settle its remaining liabilities relating to this plan.

9. Income Taxes

        Ramius and certain consolidated subsidiaries are subject to New York City Unincorporated Business Tax ("NYC UBT") on the portion of their operating income (after certain adjustments) and investment income allocated to New York City, at a statutory rate of 4%. Also, certain subsidiaries of Ramius are subject to income tax of the foreign countries in which they conduct business. Taking into account these taxes, Ramius's effective income tax rate was approximately 309.6% and (0.5%) for the three months ended September 30, 2009 and 2008, respectively and 24.9% and (0.6%) for the nine months ended September 30, 2009 and 2008, respectively. The Group's effective tax rate differs from the NYC UBT statutory rate of 4% due to income subject to taxation in foreign jurisdictions and loss carryforwards against which Ramius records a full valuation allowance. Further, Ramius recorded a deferred tax benefit of approximately $6.0 million as a result of deferred tax assets generated against deferred tax liabilities acquired during the third quarter of 2009 as part of a service program that provides reinsurance coverage to Enterprise Master. Under this program, in order to receive reinsurance services for certain of its risks, Enterprise Master acquired reinsurance companies in Luxembourg through a local subsidiary. The reinsurance companies carried deferred tax liabilities and,

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

9. Income Taxes (Continued)

upon their purchase, the local subsidiary generated deferred tax assets that fully offset these liabilities, resulting in the recognition of a deferred tax benefit.

        The provision for income taxes consists of the following:

Provision for income taxes:

	Nine months ended September 30, 2009	Nine months ended September 30, 2008
	(dollars in thousands)	(dollars in thousands)
Local current income tax expense (benefit)	$(336)	$109
Foreign current income tax expense (benefit)	343	629

Total current income tax expense (benefit)	7	738
Local deferred income tax expense (benefit)	—	—
Foreign deferred income tax expense (benefit)	(5,985)	—

Total deferred income tax expense (benefit)	(5,985)	—

Total income tax expense (benefit)	$(5,978)	$738

	Three months ended September 30, 2009	Three months ended September 30, 2008
	(dollars in thousands)	(dollars in thousands)
Local current income tax expense (benefit)	$13	$35
Foreign current income tax expense (benefit)	43	519

Total current income tax expense (benefit)	56	554
Local deferred income tax expense (benefit)	—	—
Foreign deferred income tax expense (benefit)	(5,985)
Total deferred income tax expense (benefit)	(5,985)	—

Total income tax expense (benefit)	$5,929	$554

        There were no changes to Ramius's unrecognized tax benefit balance of $0.5 million in the three and nine months ended September 30, 2009.

10. Note Payable and Short-Term Borrowings

        As of December 31, 2008, Ramius had a $50.0 million line of credit with a major financial institution. As of December 31, 2008, Ramius had borrowings of $49.9 million under this line. The line of credit portion of $43 million accrued interest at the LIBOR rate plus 2.5%. The letter of credit portion of $6.9 million accrued interest at a net rate of 1.25%. Due to the variable interest rate on these borrowings, the carrying value approximates fair value. Ramius also bears a commitment fee of 0.05% of the unfunded loan balance. The loan matured on June 30, 2009. The financial institution had membership interests of $87.9 million as of December 31, 2008 in Ramius which exclude withdrawals of $4.8 million effective January 1, 2009. Ramius also serves as the investment manager to certain accounts managed on behalf of the financial institution.

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

10. Note Payable and Short-Term Borrowings (Continued)

        On June 3, 2009, Ramius entered into a collateralized revolving credit agreement with HVB AG, as lender, administrative agent and issuing bank, providing for a revolving credit facility with a $50.0 million aggregate loan commitment amount available, with a $7.0 million letter of credit sub-limit. As of September 30, 2009, Ramius had borrowings of $43 million under the line of credit portion and $6.7 million under the letter of credit portion. At Ramius's election and discretion, borrowings under the 2009 collateralized revolving credit agreement bear interest per annum (based on a 360 day year) equal to either: (a) 0.5% plus the greater of (1) the lender's prime rate, (2) the overnight federal funds rate plus 0.5% and (3) the LIBOR rate plus 1.0% or (b) the LIBOR rate plus 2.75%. Due to the variable interest rate on these borrowings, their carrying values approximate fair value. Ramius is required to pay a quarterly commitment fee on the undrawn portion of the revolving credit facility equal to 1.0% per annum of the undrawn amount. For letters of credit, Ramius will pay a fee on the stated amount of the letter of credit at a rate equal to 2.75%. The 2009 collateralized revolving credit agreement matured on November 2, 2009 (See note 16). The 2009 collateralized revolving credit agreement contained financial and other restrictive covenants that limited Ramius' ability to incur additional debt and engage in other activities. As of and during the nine months ended September 30, 2009, Ramius was in compliance with these covenants.

        Interest incurred on Ramius's line of credit (in combination with the previous line of credit) was $0.4 million and $0.3 million for the three months ended September 30, 2009 and 2008, respectively, and was $1.1 million and $0.9 million for the nine months ended September 30, 2009 and 2008, respectively.

        Cash collateral pledged, on the consolidated statements of financial condition, represents collateral that was required to be posted for obligations or potential obligations under the letter of credit discussed above pursuant to the lease agreement for the Group's premises in New York City. Ramius's investment in Enterprise Master through Enterprise LP has been pledged as collateral under the line of credit portion of the revolving credit agreement discussed above.

        Levered FOF had a $100.0 million line of credit with a major financial institution with a minimum borrowing amount of $20.0 million. Levered FOF could borrow on this line of credit up to 72% of the amount of collateral pledged. In accordance with the loan agreement, interest accrued on the loan as well as custodian and other fees incurred by Levered FOF in connection with the loan was capitalized and added to the total outstanding balance of the loan. As of December 31, 2008 the outstanding balance on this line of credit was $10.0 million. This loan bears interest at LIBOR plus 1.35% per annum. Due to the floating rate of interest, its carrying value approximates fair value. As of December 31, 2008, all investments owned by Levered FOF have been pledged as collateral in connection with this line of credit. Interest incurred on Levered FOF's line of credit during the three and nine months ended September 30, 2008 was $.3 million and $1.3 million, respectively. Levered FOF's line of credit was repaid in full as of February 5, 2009 and was discontinued on that date.

11. Commitments and Contingencies

        The Group has entered into non-cancellable leases for office space. These leases contain escalation clauses for operating expenses and real estate taxes. The Group records rent expense on a straight-line basis over the lease term, including any rent holiday periods. Net rent expense was $2.0 million and $2.2 million for the three months ended September 30, 2009 and 2008, respectively and was

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

11. Commitments and Contingencies (Continued)

$6.4 million and $7.6 million for the nine months ended September 30, 2009 and 2008, respectively. At September 30, 2009, future minimum annual lease payments for Ramius and its affiliates were as follows:

	Minimum Lease Payments
	Equipment Leases	Facility Leases
	(dollars in thousands)
Remainder of 2009	$440	$2,411
2010	1,760	8,565
2011	1,760	7,311
2012	1,760	7,292
2013	1,760	7,630
Thereafter	146	66,859

	$7,626	$100,068

        Ramius has entered into agreements to sublease certain of the premises for which the lease commitments are included in the above table. These subleases expire in May 2010. Ramius recorded sublease income related to these leases of $478,692 and $417,331 during the three months ended September 30, 2009 and 2008, respectively and $1.4 million and $620,930 during the nine months ended September 30, 2009 and 2008, respectively.

        Ramius has a requirement through the lease contract for the Group's premises in New York City to maintain minimum assets under management of no less than $5 billion. As of, and during, the nine months ended September 30, 2009, Ramius was in compliance with this minimum requirement.

        The Group serves as the general partner/managing member and/or investment manager to the Ramius Funds. As such, the Group is contingently liable for obligations for those entities. The Group believes, however, that the assets in the Ramius Funds are sufficient to discharge any liabilities.

        As of September 30, 2009, Enterprise Master had unfunded commitments of $43.8 million pertaining to capital commitments in 12 investments held by Enterprise Master. Of such commitments, $30.9 million pertained to related party investments. Ramius LLC had unfunded commitments of $8.4 million pertaining to capital commitments in 3 investments held by Ramius LLC, all of which were related parties. Such commitments can be called at any time, subject to advance notice.

        In connection with the Group's investment in the general partner of one of its real estate funds, the general partner is entitled to receive certain carried interest distributions based on the performance of the fund. Amounts received as carried interest are subject to clawback to the extent that the carried interest received to date exceeds the amount due to the general partner based on cumulative results. At September 30, 2009, pursuant to a hypothetical liquidation of the fund at fair value, the amount of carried interest subject to potential clawback would be $6.2 million, on an after-tax basis (see Note 3 (a) (3)). This amount is the maximum obligation associated with this carried interest based on the Group's estimates at September 30, 2009.

        The Group has entered into certain side letter agreements with a related party in connection with investments made in the Group's managed real estate funds. In these side letter agreements, the Group

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

11. Commitments and Contingencies (Continued)

has agreed to indemnify and hold harmless from, and reimburse for, any diminution in value resulting from that related party's investment in the general partner of certain real estate funds. Those funds are subject to side letter agreements with a lead investor and require the establishment of holdback accounts, into which distributions from the general partner are to be paid, until such amounts equal 10% of the lead investor's capital contributions. Upon dissolution and final liquidation of the funds, the lead investor is entitled to receive amounts by which their aggregate capital contributions actually paid to the funds exceed the cumulative amount of distributions received over the life of the funds, including all liquidating distributions, but limited to the amounts in the holdback account and the fair value of the general partner's capital account.

        On July 13, 2009, FINRA sent written notification to Ramius that it intends to recommend an enforcement action against Ramius Securities's pertaining to finder fees which were paid by another party in connection with certain transactions executed by Ramius Securities's former securities lending business in 2003 and 2004, in violation of marketplace rules. This inquiry is ongoing and Ramius is unable to determine what impact it may have on the Group's business and consolidated financial statements. A loss contingency will be recorded when it is probable and can be reasonably estimated. As Ramius is unable to make this determination at this time no amount has been accrued related to this inquiry.

        Various claims against Ramius may exist in the ordinary course of business. Management of Ramius does not believe that any such matter will have a material adverse effect on Ramius's consolidated statements of financial condition, consolidated statements of operations and consolidated statements of cash flows.

12. Segment Reporting

        Ramius conducts all of its operations through the Investment Management segment primarily in the United States and substantially all of its revenues are generated domestically. The performance measure for the Investment Management segment is Economic Income, which management uses to evaluate the financial performance of and make operating decisions for the segment including determining appropriate compensation levels.

        The chief operating decision maker uses Economic Income to assess the performance of the Investment Management segment. Economic Income is a pre-tax measure that (i) presents the segment's results of operations without the impact resulting from the consolidation of any of the Ramius Funds and (ii) excludes goodwill impairment.

        The performance measure for the Investment Management segment is Economic Income, which management uses to evaluate financial performance and to make operating decisions for the segment. As further stated below, one major difference between Economic Income and US GAAP income is that Economic Income presents the segment's results of operations without the impact resulting from the full consolidation of any of the Ramius Funds. Consolidation of these funds results in including in income the pro rata share of the income or loss attributable to other owners of such entities being included in Ramius's income or loss. This pro rata share has no effect on the overall financial performance for the Investment Management segment, as ultimately, this income or loss is not income or loss for the Investment Management segment itself. Included in Economic Income is the actual pro

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

12. Segment Reporting (Continued)

rata share of the income or loss attributable to Ramius as an investor in such entities, which is relevant in management making operating decisions and evaluating financial performance.

        The following tables set forth operating results for Ramius's Investment Management segment and other operational and related adjustments necessary to reconcile the Investment Management Economic Income measure to arrive at Ramius's combined GAAP income before income taxes:

	Three months ended September 30, 2009
		Adjustments
	Investment Management Economic Income	Funds Consolidation	Other Adjustments		Ramius Group Consolidated
	(dollars in thousands)
Revenues
Management fees	$12,035	$(968)	$(2,093	)(a)	$8,974
Incentive income	(1,293)	—	1,470	(a)	177
Investment Income	13,675	—	(13,675	)(c)	—
Interest and dividends	—	—	47	(c)	47
Reimbursement from affiliates	—	(216)	2,558	(b)	2,342
Other Revenue	63		514	(c)	577
Consolidated Ramius Funds	—	4,345	—		4,345

Total revenues	24,480	3,161	(11,179)		l6,462
Expenses
Employee compensation and benefits	22,083	—	—		22,083
Interest and dividends	430	—	5	(c)	435
General Administrative and Other Expenses	10,322	—	856	(c)	11,178
Reimbursement from affiliates	(2,558)	—	2,558	(b)	—
Consolidated Ramius Funds	—	5,311			5,311

Total expenses	30,277	5,311	3,419		39,007
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	—	—	1,274	(c)	1,274
Consolidated Ramius Funds	—	9,728	9,628		19,356

Total other income (loss)	—	9,728	10,902		20,630

Income (loss) before income taxes and non-controlling interests	(5,797)	7,578	(3,696)		(1,915)

Income taxes	—	(2,289)	(3,640	)(b)	(5,929)

Economic Income (Loss) / Net income (loss) before non-controlling interests	(5,797)	9,867	(56)		4,014
Less: Income (loss) attributable to non-controlling interests	32	9,867	—		9,899

Economic Income (Loss) / Net income (loss) available to all Members	$(5,829)	$—	$(56)		$(5,885)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

12. Segment Reporting (Continued)

	Three months ended September 30, 2008
		Adjustments
	Investment Management Economic Income	Funds Consolidation	Other Adjustments		Ramius Group Consolidated
	(dollars in thousands)
Revenues
Management fees	$21,125	$(1,448)	$(1,882	)(a)	$17,795
Incentive income	(3,857)	—	2,995	(a)	(862)
Investment Income	(56,661)	—	56,661	(c)	—
Interest and dividends	—	—	530	(c)	530
Reimbursement from affiliates	—	(536)	5,613	(b)	5,077
Other Revenue	1,952		400	(c)	2,352
Consolidated Ramius Funds	—	11,927	—		11,927

Total revenues	(37,441)	9,943	64,317		36,819
Expenses
Employee compensation and benefits	15,769	—	—		15,769
Interest and dividends	330	—	111	(c)	441
General Administrative and Other Expenses	14,985	—	(435	)(c)	14,550
Reimbursement from affiliates	(5,613)	—	5,613	(b)	—
Consolidated Ramius Funds	—	13,022	—		13,022

Total expenses	25,471	13,022	5,289		43,782
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	—	—	(523	)(c)	(523)
Consolidated Ramius Funds	—	(44,431)	(58,505)		(102,936)

Total other income (loss)	—	(44,431)	(59,028)		(103,459)

Income (loss) before income taxes and non-controlling interests	(62,912)	(47,510)	0		(110,422)

Income taxes	—	—	554	(b)	554

Economic Income (Loss) / Net income (loss) before non-controlling interests	(62,912)	(47,510)	(554)		(110,976)
Less: Income (loss) attributable to non-controlling interests	(1,277)	(47,510)	—		(48,787)

Economic Income (Loss) / Net income (loss) available to all Members	$(61,635)	$—	$(554)		$(62,189)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

12. Segment Reporting (Continued)

	Nine months ended September 30, 2009
		Adjustments
	Investment Management Economic Income	Funds Consolidation	Other Adjustments		Ramius Group Consolidated
	(dollars in thousands)
Revenues
Management fees	$40,494	$(3,015)	$(6,071	)(a)	$31,408
Incentive income	(11,840)	—	12,017	(a)	177
Investment Income	16,644	—	(16,644	)(c)	—
Interest and dividends	—	—	225	(c)	225
Reimbursement from affiliates	—	(482)	8,314	(b)	7,832
Other Revenue	652	—	1,613	(c)	2,265
Consolidated Ramius Funds	—	12,312	—		12,312

Total revenues	45,950	8,815	(546)		54,219
Expenses
Employee compensation and benefits	50,869	—			50,869
Interest and dividends	1,103	—	19	(c)	1,122
General, Administrative and Other Expenses	33,223	—	3,725	(c)	36,948
Reimbursement from affiliates	(8,314)	—	8,314	(b)	—
Consolidated Ramius Funds	—	11,831	—		11,831

Total expenses	76,881	11,831	12,058		100,770
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	—	—	(2,702	)(c)	(2,702)
Consolidated Ramius Funds	—	13,658	11,610		25,268

Total other income (loss)	—	13,658	8,908		22,566

Income (loss) before income taxes and non-controlling interests	(30,931)	10,642	(3,696)		(23,985)

Income taxes	—	(2,289)	(3,689	)(b)	(5,978)

Economic Income (Loss) / Net income (loss) before non-controlling interests	(30,931)	12,931	(7)		(18,007)
Less: Income (loss) attributable to non-controlling interests	957	12,931	—		13,888

Economic Income (Loss) / Net income (loss) available to all Members	$(31,888)	$—	$(7)		$(31,895)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

12. Segment Reporting (Continued)

	Nine months ended September 30, 2008
		Adjustments
	Investment Management Economic Income	Funds Consolidation	Other Adjustments		Ramius Group Consolidated
	(dollars in thousands)
Revenues
Management fees	$65,614	$(4,120)	$(5,051	)(a)	$56,443
Incentive income	(3,249)	(1,316)	4,565	(a)	—
Investment Income	(42,423)	—	42,423	(c)	—
Interest and dividends	—	—	1,443	(c)	1,443
Reimbursement from affiliates	—	(677)	12,352	(b)	11,675
Other Revenue	2,731	—	2,006	(c)	4,737
Consolidated Ramius Funds	—	26,165	—		26,165

Total revenues	22,673	20,052	57,738		100,463
Expenses
Employee compensation and benefits	67,703	—	—		67,703
Interest and dividends	923		272	(c)	1,195
General, Administrative and Other Expenses	33,896		2,838	(c)	36,734
Reimbursement from affiliates	(12,352)		12,352	(b)
Consolidated Ramius Funds	—	27,040	—		27,040

Total expenses	90,170	27,040	15,462		132,672
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	—	—	800	(c)	800
Consolidated Ramius Funds	—	(42,447)	(43,076)		(85,523)

Total other income (loss)	—	(42,447)	(42,276)		(84,723)

Income (loss) before income taxes and non-controlling interests	(67,497)	(49,435)	0		(116,932)

Income taxes	—	—	738	(b)	738

Economic Income (Loss) Net income (loss) before non-controlling interests	(67,497)	(49,435)	(738)		(117,670)
Less: Income (loss) attributable to non-controlling interests	(2,741)	(49,435)	—		(52,176)

Economic Income (Loss) Net income (loss) available to all Members	$(64,756)	$—	$(738)		$(65,494)

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

12. Segment Reporting (Continued)

        The following is a summary of the adjustments made to US GAAP net income (loss) for the segment to arrive at Economic Income:

        Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Ramius Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the consolidated Ramius Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

  Other Adjustments:

  (a)
  Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

  (b)
  Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income Expenses, but for US GAAP is shown as part of revenues.

  (c)
  Economic Income Revenues include investment income that represents the income Ramius has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in other income (loss).

13. Regulatory Requirements

        Ramius Securities is subject to the SEC's Uniform Net Capital Rule 15c3-1 (the "Rule"), which requires the maintenance of minimum net capital. Ramius Securities has elected to use the alternative method, permitted by the Rule, which requires that Ramius Securities maintain net capital in an amount not less than $2,500 for each security in which it makes a market based on the average number of such markets made by such broker or dealer during the 30 days immediately preceding the computation date. Since Ramius Securities has elected not to be subject to the Aggregate Indebtedness Standard (a)(1)(i) of the Rule and Ramius Securities has not made a market in any securities since January 2006, Ramius Securities shall not permit its net capital to be less than $250,000. At September 30, 2009, Ramius Securities had net capital of $4.34 million, which was $4.09 million in excess of its required minimum net capital of $250,000. As of December 31, 2008, Ramius Securities had net capital of $8.2 million, which was $7.9 million in excess of its required minimum net capital of $250,000.

        Ramius Securities is exempt from the provisions of Rule 15c3-3 under the Securities Exchange Act of 1934 as Ramius Securities' activities are limited to those set forth in the conditions for exemption appearing in paragraph (k)(2)(ii) of the Rule.

14. Related Party Transactions

        The Group acts as managing member, general partner and/or investment manager to the Ramius Funds and certain managed accounts. Management fees and incentive income are primarily earned from affiliated entities. Fees receivable from related parties represents the management fees and

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

14. Related Party Transactions (Continued)

incentive income owed to the Group from these Ramius Funds and certain affiliated managed accounts.

        The Group may, at its discretion, waive certain of the fees charged to the Ramius Funds to avoid duplication of fees when such funds have an underlying investment in another affiliated investment fund. The Group reimbursed the Ramius Funds for management fees of $0.8 million and $6.0 million, and incentive income (loss) of $0.3 and ($2.5) million, respectively for the three months ended September 30, 2009 and 2008. The Group reimbursed the Ramius Funds for management fees of $3.2 million and $20.7 million, and incentive income of $0.3 and $2.5 million for the nine months ended September 30, 2009 and 2008, respectively. During the periods ended September 30, 2009 and 2008, these reimbursements have been recorded net in management fees and incentive income in the consolidated statements of operations, respectively.

        Included in due from related parties at September 30, 2009 and December 31, 2008 were approximately $3.3 million and $7.5 million related to principal advances, respectively. These amounts are generally short term in nature and may have various interest rates but no less than the applicable federal rate of interest as required by the Internal Revenue Service. Ramius may also make loans to employees or other affiliates. These loans are interest bearing and settle pursuant to the agreed-upon terms with such employees or affiliates and are included in due from related parties in the consolidated statements of financial condition. As of September 30, 2009 and December 31, 2008, loans to employees were $1.1 million and $0.8 million and were included in due from related parties on the consolidated statements of financial condition. Interest was charged for these loans and advances of $34,467 and $92,268 for the three months ended September 30, 2009 and 2008, respectively and $79,577 and $201,860 for the nine months ended September 30, 2009 and 2008.

        As of September 30, 2009 and December 31, 2008, included in payments due to related parties are reimbursement obligations of $4.6 million and $1.8 million, respectively, related to certain letter agreements with a related party due to changes in unrealized value of certain managed real estate funds. The settlement of these potential reimbursement obligations is not due until the end of the life of the respective fund (see Note 11).

15. Guarantees

        Ramius discloses information about its obligations under certain guarantee arrangements. Guarantees are contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying security (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or nonoccurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. Guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity's failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

        In the normal course of its operations, the Group enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Group's maximum exposure under these arrangements is unknown as this would involve future claims that may be made

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

15. Guarantees (Continued)

against the Group that have not yet occurred. However, based on experience, the Group expects the risk of loss to be remote.

        The Group indemnifies and guarantees certain service providers, such as clearing and custody agents, trustees and administrators, against specified potential losses in connection with their acting as an agent of, or providing services to, the Group or its affiliates. The Group also indemnifies some clients against potential losses incurred in the event specified third-party service providers, including sub-custodians and third-party brokers, improperly execute transactions. The maximum potential amount of future payments that the Group could be required to make under these indemnifications cannot be estimated. However, the Group believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the consolidated financial statements for these indemnifications.

        The Group also provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. The Group may also provide standard indemnifications to some counterparties to protect them in the event additional taxes are owed or payments are withheld, due either to a change in or adverse application of certain tax laws. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Group could be required to make under these indemnifications cannot be estimated. However, the Group believes it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the consolidated financial statements for these indemnifications.

16. Subsequent Events

        The transactions, as contemplated by the Transaction Agreement (see Note 1), were consummated on November 2, 2009. On that date, Ramius changed its name to RCG Holdings LLC ("RCG"), LexingtonPark Parent Corp. changed its name to Cowen Group, Inc ("Cowen Group"), Park Exchange LLC changed its name to Ramius LLC and Cowen Group, Inc changed its name to Cowen Holdings, Inc ("Cowen Holdings"). Upon the closing of the transactions Park Exchange LLC acquired substantially all of the assets and assumed substantially all of the liabilities of RCG. At the closing of the transactions, 37,536,826 shares of the Cowen Group's Class A Common Stock were issued to RCG Holdings. Under the terms of the Transaction Agreement each outstanding share of common stock of Cowen Holdings was converted into one share of Class A Common Stock of Cowen Group. Cowen Group is the parent of both Cowen Holdings and Park Exchange LLC following the consummation of the transactions.

        At completion of the transactions, on a fully diluted basis, former Cowen stockholders collectively held approximately 28.63% (including shares issued in conjunction with the transactions). Ramius holds approximately 66.56% and HVB holds approximately 4.81% of the outstanding shares of Class A common stock of Cowen Group, Inc.

        Concurrently with the completion of the transactions described above, HVB Alternative Advisors LLC ("HVB"), received approximately 2.7 million shares of Class A Common Stock of Cowen

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

16. Subsequent Events (Continued)

Group and approximately $10.4 million in exchange for transferring to Cowen Holdings the 50% interest in Ramius's fund of funds business not already owned by Ramius.

        The business combination between Ramius and Cowen Holdings was accounted for as an acquisition by Ramius of Cowen Holdings. As a result, the historical financial statements of Ramius will become the historical financial statements of Cowen Group when the Company issues financial statements for periods ending subsequent to the transaction.

        Cowen Holdings is an established provider of investment banking, equity research, sales and trading and alternative asset management services to companies and institutional investor clients. They are a sector expert in secular growth industries, including the healthcare, technology, consumer, telecommunications, alternative energy and aerospace and defense sectors.

        The Company believes that the combination of Ramius's and Cowen Holdings's businesses creates a firm with the breadth and depth to take advantage of the current market dislocation, and that Ramius's global alternative investment management business (hedge funds, fund of funds, real estate, healthcare royalty funds and cash management services) complements Cowen Holdings's established financial services practice (investment banking, research and sales and trading).

        Initial accounting for the transaction is incomplete as of the date through which subsequent events have been evaluated and therefore additional information on the fair value of consideration transferred and assets and liabilities acquired is not yet available.

        In connection with the transactions completed on November 2, 2009, as stated in the Transaction Agreement (see Note 1), the Special Allocation to the Managing Member has been discontinued. Additionally, in connection with this transaction Ramius awarded $25.0 million in equity REOP awards to certain key employees. Such award grants are a one-time award which will vest over a three-year period, with 50% of the awards vesting on each of the second and third anniversaries of the closing of the transactions. The compensation expense related to these award grants will be recognized by Cowen Group over the requisite service period in relation to the services provided by the employees.

        On November 2, 2009, Cowen Group entered into an amended collateralized revolving credit agreement with HVB AG, as lender, administrative agent and issuing bank, providing for a revolving credit facility with a $50.0 million aggregate loan commitment amount available, with a $7.0 million letter of credit sub-limit. At Cowen Group's election and discretion, borrowings under the collateralized revolving credit agreement bear interest per annum (based on a 360 day year) equal to either: (a) 1.5% plus the greater of (1) the lender's prime rate, (2) the overnight federal funds rate plus 0.5% and (3) the LIBOR rate plus 1.0% or (b) the LIBOR rate plus 3.5%. Cowen Group is required to pay a quarterly commitment fee on the undrawn portion of the revolving credit facility equal to 1.0% per annum of the undrawn amount. For letters of credit, Cowen Group will pay a fee on the stated amount of the letter of credit at a rate equal to 3.5%. $25.0 million of the collateralized revolving credit agreement will mature on January 4, 2010; the remainder on September 29, 2011.

        Immediately following the consummation of the transactions, Ramius transferred interests in Ramius Enterprise LP, having a value of approximately $190 million, to Cowen Group. In addition, Ramius has submitted a redemption request to Ramius Enterprise LP to withdraw up to $75 million

Ramius LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

16. Subsequent Events (Continued)

from the fund as of December 31, 2009, but has not yet determined the amount of capital that it will actually withdraw.

        New guaranty agreements were executed on November 2, 2009 by Cowen Group and Park Exchange LLC to obtain the consent of the lessor of Ramius's leased aircraft to assign the lease to Cowen Group and Park Exchange LLC. Cowen Group's guaranty contains a covenant that the entity must maintain a minimum assets under management of $6.5 billion, based on the combined assets under management of Ramius and Cowen Holdings. If the assets under management at Cowen Group falls below $6.5 billion, the Lessor would require a cash deposit or letter of credit equal to 12 months of lease payments ($1,759,800).

        On November 2, 2009, Ramius's office leases at 599 Lexington Avenue, New York, NY, 666 Third Avenue, New York, NY, and Purchase, NY were assigned to and assumed by Park Exchange LLC . Concurrently, landlord consents for the lease assignments were obtained and guaranty agreements were executed by Cowen Group. The guaranties provide for, among other things, the full and timely payment of rent and the full and prompt observance of other obligations set forth in the lease.

        During the period from October 1, 2009 to December 5, 2009, there were no capital contributions or withdrawals to/from Ramius LLC. There were no capital contributions or withdrawals to/from the consolidated Ramius Funds for the same period.

        The Group has evaluated events that have occurred since September 30, 2009 and through December 5, 2009, and it has determined except for what is disclosed in this note, there are no other events that have occurred that would require recognition or additional disclosures in these interim unaudited consolidated financial statements to prevent them from being misleading.

Management's Assessment of Internal Control over Financial Reporting

        The management of Cowen Group, Inc. (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system is designed to provide reasonable assurance to the Company's management and Board of Directors regarding the reliability of financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

        The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment we believe that, as of December 31, 2008, the Company's internal control over financial reporting is effective based on those criteria.

        Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of Cowen Group, Inc. included in this Annual Report on Form 10-K, has audited the effectiveness of internal control over financial reporting as of December 31, 2008. Their report, which expresses an unqualified opinion on the effectiveness of Cowen Group, Inc.'s internal control over financial reporting as of December 31, 2008, is included herein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Cowen Group, Inc.

        We have audited the accompanying consolidated statements of financial condition of Cowen Group, Inc. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity / group equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cowen Group, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cowen Group, Inc.'s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, NY
March 3, 2009

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Cowen Group, Inc.

        We have audited Cowen Group, Inc.'s (the "Company") internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Cowen Group, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Cowen Group, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' / group equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008, and our report dated March 3, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, NY
March 3, 2009

Cowen Group, Inc.

Consolidated Statements of Financial Condition

As of December 31, 2008 and 2007

	2008	2007
Assets
Cash and cash equivalents	$108,595	$139,879
Restricted cash pursuant to escrow agreement	13,034	23,515
Securities owned, at fair value	8,632	25,613
Receivable from brokers, dealers and clearing brokers	17,918	48,776
Corporate finance and syndicate receivables, net	3,391	12,956
Due from related parties	1,087	2,708
Exchange memberships, at cost (fair value of $221 and $961 at December 31, 2008 and 2007, respectively)	379	486
Investments	15,141	—
Furniture, fixtures, equipment and leasehold improvements (net of accumulated depreciation and amortization of $11,863 and $9,303 at December 31, 2008 and 2007, respectively)	10,472	11,414
Goodwill	2,551	50,000
Intangible assets, net	369	—
Other assets	25,929	33,691

Total assets	$207,498	$349,038

Liabilities and Equity
Liabilities
Bank overdrafts	$242	$1,719
Securities sold, not yet purchased, at fair value	4,141	25,639
Payable to brokers, dealers and clearing brokers	214	373
Employee compensation and benefits payable	34,453	73,077
Legal reserves and legal expenses payable (see Note 13, Commitments, Contingencies and Guarantees) Net loss (income) attributable to Cowen Group, Inc.	7,798	25,464
Accounts payable, accrued expenses and other liabilities	17,010	14,111

Total liabilities	63,858	140,383

Equity
Cowen Group, Inc. stockholders' equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 14,201,448 and 14,641,776 shares issued, and 14,201,448 and 14,488,759 shares outstanding at December 31, 2008 and 2007, respectively (including 2,963,960 and 2,999,031 restricted shares, respectively)	110	115
Additional paid-in capital	223,567	217,102
Accumulated deficit	(80,716)	(8,562)
Accumulated other comprehensive loss	(846)	—
Less: common stock held in treasury, at cost: 153,017 shares at December 31, 2007	—	—

Total Cowen Group, Inc. stockholders' equity	142,115	208,655

Noncontrolling interest	1,525	—

Total equity	143,640	208,655

Total liabilities and equity	$207,498	$349,038

The accompanying notes are an integral part of these consolidated financial statements.

Cowen Group, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Revenues
Investment banking	$50,937	$90,520	$164,342
Brokerage	149,901	158,720	159,879
Interest and dividend income	3,362	8,284	17,766
Other	13,181	4,045	2,980

Total revenues	217,381	261,569	344,967

Expenses
Employee compensation and benefits	133,891	177,948	215,707
Floor brokerage and trade execution	10,864	11,879	18,811
Service fees	16,649	15,337	16,961
Communications	14,797	16,292	17,316
Occupancy and equipment	16,514	17,237	17,772
Marketing and business development	12,709	12,792	12,581
Depreciation and amortization	2,882	3,168	2,369
Goodwill impairment	50,000	—	—
Other	23,842	26,521	26,834

Total expenses	282,148	281,174	328,351

Operating (loss) income	(64,767)	(19,605)	16,616
Gain on exchange memberships	751	1,775	25,843

(Loss) income before income taxes	(64,016)	(17,830)	42,459
Provision (benefit) for income taxes	8,081	(6,509)	4,548

Net (loss) income	(72,097)	(11,321)	37,911
Less: net income attributable to noncontrolling interests	57	—	—

Net loss (income) attributable to Cowen Group, Inc.	$(72,154)	$(11,321)	$37,911

Weighted average common shares outstanding:
Basic	$11,254	$12,805	$12,903
Diluted	$11,254	$12,805	$12,996
Earnings (loss) per share:
Basic	$(6.41)	$(0.88)	$2,94
Diluted	$(6.41)	$(0.88)	$2.92

The accompanying notes are an integral part of these consolidated financial statements.

Cowen Group, Inc.
Consolidated Statements of Changes in Stockholders' / Group Equity and Comprehensive Income (Loss)
For the Years Ended December 31, 2008, 2007 and 2006

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Group Equity	Total Cowen Group, Inc. Stockholders'/ Group Equity	Noncontrolling Interest	Total Equity	Total Comprehensive Income (Loss)
Balance, December 31, 2005	—	$—	$—	$—	$—	$373,951	$373,951	$—	$373,951	$—
Net income, pre IPO	—	—	—	—	—	35,152	35,152	—	35,152	35,152
Change in liability related to the retail brokerage business not conducted by the Company (see Note 1)	—	—	—	—	—	(1,817)	(1,817)	—	(1,817)	—
Capital contributions	—	—	—	—	—	6,843	6,843	—	6,843	—
Capital distributions (see Note 1)	—	—	—	—	—	(207,129)	(207,129)	—	(207,129)	—
Underwriting discount received in connection with the IPO (see Note 1)	—	—	3,020	—	—	—	3,020	—	3,020	—
Net income, post IPO	—	—	—	—	2,759	—	2,759	—	2,759	2,759
Stock issuance (see Note 1, includes 2,100,000 of restricted shares)	15,000,000	129	206,871	—	—	(207,000)	—	—	—	—
Amortization of share based compensation	—	—	5,349	—	—	—	5,349	—	5,349	—
Forfeitures of restricted stock awards	(11,528)	—	—	—	—	—	—	—	—	—

Balance, December 31, 2006	14,988,472	129	215,240	—	2,759	—	218,128	—	218,128	37,911

Net loss	—	—	—	—	(11,321)	—	(11,321)	—	(11,321)	(11,321)
Stock repurchases	(1,416,800)	(14)	(14,579)	—	—	—	(14,593)	—	(14,593)	—
Capital distributions (see Note 1)	—	—	(184)	—	—	—	(184)	—	(184)	—
Stock issuance (includes 1,337,553 of restricted shares)	1,344,081	—	—	—	—	—	—	—	—	—
Amortization of share based compensation	—	—	16,824	—	—	—	16,824	—	16,824	—
Syndication costsNet loss (income) attributable to Cowen Group, Inc.			(199)	—	—	—	(199)	—	(199)	—
Forfeitures of restricted stock awards	(426,994)	—	—	—	—	—	—	—	—	—

Balance, December 31, 2007	14,488,759	115	217,102	—	(8,562)	—	208,655	—	208,655	(11,321)

Net loss	—	—	—	—	(72,154)	—	(72,154)	—	(72,154)	(72,154)
Stock repurchases	(467,271)	(5)	(4,346)	—	—	—	(4,351)	—	(4,351)	—
Stock issuance (includes 1,591,314 of restricted shares)	1,595,739	—	—	—	—	—	—	—	—	—
Amortization of share based compensation	—	—	10,811	—	—	—	10,811	—	10,811	—
Forfeitures of restricted stock awards	(1,415,779)	—	—	—	—	—	—	—	—	—
Contributions from noncontrolling interest	—	—	—	—	—	—	—	1,468	1,468
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	57	57
Foreign currency translation adjustment (net of taxes)	—	—	—	(846)	—	—	(846)	—	(846)	(846)

Balance, December 31, 2008	14,201,448	$110	$223,567	$(846)	$(80,716)	$—	$142,115	$1,525	$143,640	$(73,000)

The accompanying notes are an integral part of these consolidated financial statements.

Cowen Group, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities
Net (loss) income	$(72,154)	$(11,321)	$37,911
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain on exchange memberships	—	—	(24,827)
Share-based compensation	10,811	16,824	5,440
Depreciation and amortization	2,882	3,168	2,369
Deferred income taxes	5,935	(7,158)	(832)
Goodwill impairment	50,000	—	—
(Increase) decrease in operating assets:
Restricted cash pursuant to escrow agreement	10,481	28,584	(52,099)
Cash segregated under federal and other regulations	—	—	1,107
Securities owned, at fair value	16,981	234,308	(39,835)
Securities purchased under agreement to resell	—	—	410,981
Receivable from brokers, dealers and clearing brokers	30,858	34,788	(57,715)
Corporate finance and syndicate receivables, net	10,304	14,066	(10,902)
Insurance claims receivable	—	—	5,316
Exchange memberships	107	326	—
Due from related parties	1,619	(1,341)	(799)
Other assets	553	(14,955)	30,811
Increase (decrease) in operating liabilities:
Bank overdrafts	(1,477)	(139)	277
Net loss (income) attributable to Cowen Group, Inc.	(21,498)	(225,941)	108,357
Payable to brokers, dealers and clearing brokers	(159)	(29,545)	14,542
Employee compensation and benefits payable	(38,624)	(42,944)	(40,903)
Legal reserves and legal expenses payable	(17,666)	(27,703)	2,206
Accounts payable, accrued expenses and other liabilities	2,561	565	(2,844)

Net cash (used in) provided by operating activities	(8,486)	(28,418)	388,561

Cash flows from investing activities
Acquisition, net of cash acquired	(3,204)	—	—
Purchase of investments	(15,141)	—	—
Purchase of fixed assets from Société Générale	—	—	(228)
Purchase of fixed assets	(1,570)	(1,953)	(11,547)

Net cash used in investing activities	(19,915)	(1,953)	(11,775)

Cash flows from financing activities
Payments related to the Retail brokerage business not conducted by the Company (see Note 1)	—	—	(27,771)
Share repurchases	(4,351)	(14,593)	—
Capital distributions	—	(199)	(180,332)
Capital contributions, net	—	—	14,209
Contributions from minority interest holders	1,468	—	—

Net cash used in financing activities	(2,883)	(14,792)	(193,894)

Net (decrease) increase in cash and cash equivalents	(31,284)	(45,163)	182,892
Cash and Cash Equivalents
Beginning of period	139,879	185,042	2,150

End of period	$108,595	$139,879	$185,042

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$210	$675	$801
Income taxes	$2,066	$9,674	$3,351
Supplemental disclosure of non-cash flow information
Transfer to SGASH of consideration of NYSE merger with Archipelago	$—	$—	$32,182
Accrued capital withdrawal payable to Société Générale	$—	$184	$1,965

The accompanying notes are an integral part of these consolidated financial statements.

Cowen Group, Inc.

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

        Cowen Group, Inc. (together with its subsidiaries, the "Company") was incorporated in Delaware on February 15, 2006 with the issuance of 100 shares of common stock with a par value of $0.01 per share. The Company completed an initial public offering ("IPO") of its common stock on July 12, 2006. Prior to July 12, 2006, the Company was a wholly-owned subsidiary of SG Americas Securities Holdings, Inc. ("SGASH"). SGASH was a wholly-owned subsidiary of SG Americas, Inc. ("SGAI"), which in turn was a wholly-owned subsidiary of Société Générale ("SG"). The Company is operated and managed on an integrated basis as a single operating segment and primarily provides research, institutional brokerage and investment banking services to its clients. Certain material subsidiaries of the Company and other entities in which the Company has a controlling financial interest are discussed below.

        Cowen and Company, LLC ("Cowen"), a Delaware single-member limited liability company, is the United States broker-dealer subsidiary of the Company. Cowen is a full-service investment banking and securities brokerage firm focused on the emerging growth sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy, operating primarily in the United States. Cowen clears its securities transactions on a fully disclosed basis through National Financial Services, LLC and does not carry customer funds or securities.

        Cowen International Limited ("CIL"), a corporation formed under the laws of England and Wales, is the United Kingdom broker-dealer subsidiary of the Company. CIL is an investment banking and brokerage firm also focused on the emerging growth sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy, primarily in Europe.

        Cowen Asset Management, LLC ("CAM US"), a Delaware single-member limited liability company, is a wholly-owned subsidiary of the Company. CAM US focuses on a growth-oriented investment style centered on small and mid-sized companies based in North America.

        Cowen Asset Management Limited ("CAM UK"), a corporation formed under the laws of England and Wales, is a wholly-owned subsidiary of the Company. CAM UK provides traditional asset management services for investors outside the United States, focusing on a global equity strategy.

        Cowen Funds p.l.c. ("Cowen Funds"), an open-ended investment company ("OEIC") with variable capital, is incorporated with limited liability in Ireland, regulated by the Irish Financial Services Regulatory Authority ("IFR"), and established as an undertaking for collective investment in transferable securities ("UCITS"). A UCITS is a public limited company that manages investment funds in the European Union. As such, Cowen Funds is structured as an umbrella fund with segregated liability between sub-funds which are listed on the Irish Stock Exchange. The Company, through Cowen, has a controlling financial interest in Cowen Funds.

        Cowen Healthcare Royalty Management, LLC ("CHRP Management"), a Delaware single-member limited liability company, is an indirect wholly-owned subsidiary of the Company. CHRP Management manages Cowen Healthcare Royalty Partners, L.P. (the "CHRP Fund"), which invests principally in commercial-stage biopharmaceutical products and companies through the purchase of royalty or synthetic royalty interests and structured debt and equity instruments.

        Cowen Capital Partners, LLC ("Cowen Capital"), a Delaware single-member limited liability company, is an indirect wholly-owned subsidiary of the Company. Cowen Capital focuses on providing

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Organization and Basis of Presentation (Continued)

investment management services to management teams who acquire significant equity positions in growing businesses engaged in business services, healthcare services and specialty manufacturing.

        On August 22, 2008, the Company acquired (through its purchase of Latitude Holdings Limited) Latitude Advisors Limited, a Hong Kong corporation which was re-named Cowen Latitude Advisors Limited ("CLAL"), and Latitude Investment Consulting (Beijing) Co., Ltd., a Chinese wholly-owned foreign enterprise, which was re-named Cowen Latitude Investment Consulting (Beijing) Co., Ltd. ("CLICB"). CLAL and CLICB are each indirect wholly-owned subsidiaries of the Company. CLAL serves as an investment banking firm focused on the emerging growth sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy, primarily in Hong Kong. CLICB, which is located in China, primarily provides consulting services to CLAL. See Note 4, "Acquisition," for further discussion.

        Concurrent with the Company's IPO, the Board of Directors of the Company approved a return of capital distribution to SGASH which left the Company with initial stockholders' equity of $207.0 million at July 12, 2006. In connection with the IPO, the Company distributed cash of $180.3 million to SGASH pursuant to this authorization. Under the terms of the separation agreement between the Company and SG (the "Separation Agreement"), the amount of this distribution was subject to adjustment based on a final review of the Company's separation from SG. See Note 15, "Separation from Société Générale and Other Related Matters" for further discussion of the Separation Agreement. At December 31, 2007, the Company had accrued $2.1 million as a capital distribution to SG related to this final review, which was included in accounts payable, accrued expenses and other liabilities on the accompanying Consolidated Statements of Financial Condition. On July 1, 2008, the Company made a payment of $2.1 million to SG.

        SGASH received all of the proceeds from the sale of 11,517,392 shares as a result of the IPO. In addition, 2,100,000 restricted shares were granted to employees of the Company. SGASH retained 1,382,608 shares of the Company out of the total 12,900,000 shares it held immediately prior to the IPO. On December 5, 2007, the Company filed a Registration Statement on Form S-3 on behalf of SG, which remains effective. As a result, SG may sell its remaining shares at any time.

Basis of Presentation

        The consolidated financial statements for periods prior to July 13, 2006 include the carve-out accounts of Cowen and the carve-out accounts of SG London Branch, the predecessor of CIL, in each case using the historical basis of accounting for the results of operations, assets and liabilities of the businesses that currently constitute Cowen and CIL. The consolidated financial information included herein, for periods prior to July 13, 2006, may not necessarily be indicative of the Company's results of operations, financial condition and cash flows in the future or what its results of operations, financial condition and cash flows would have been had the Company been a stand- alone company during the entire periods presented.

        The Consolidated Statements of Operations do not include litigation expenses incurred by the Company in connection with certain litigation and other legal matters that are indemnified by SG through an indemnification agreement (the "Indemnification Agreement"). The legal reserves related to these indemnified matters are included in legal reserves and legal expenses payable in the Consolidated Statements of Financial Condition. Since the Company's IPO, these payments have been

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Organization and Basis of Presentation (Continued)

included as operating activities. The effect of this indemnification on the Company's consolidated results of operations is that when a future increase to a loss contingency reserve that is related to litigation covered by the Indemnification Agreement is recorded, the litigation cost and the indemnification recovery will be reflected as an increase in litigation and related expense and the indemnification recovery will be recorded as a reduction to the Company's litigation and related expense. See Note 13, "Commitments, Contingencies and Guarantees" and Note 15, "Separation from Société Générale and Other Related Matters" for further discussion.

        The Consolidated Financial Statements include the accounts of the Company, its subsidiaries and entities in which the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated upon consolidation. Certain reclassifications have been made to conform prior-period amounts to the current-period presentation, including the reclassification of interest expense of $0.5 million and $1.0 million to other expenses for the years ended December 31, 2007, and 2006, respectively.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The Consolidated Financial Statements include the accounts of Cowen Group, Inc., its subsidiaries, and all other entities in which the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated in consolidation. The Company determines whether it has a controlling financial interest by first evaluating whether the entity is a voting interest entity, or a variable interest entity ("VIE").

        Voting interest entities are those in which the total equity investment at risk is sufficient to enable the entity to finance its activities independently. Voting interest entities provide equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity's activities. Voting interest entities are consolidated in accordance with Accounting Research Bulletin No. 51, Consolidated Financial Statements ("ARB 51"). ARB 51 provides that ownership of a majority voting interest is a condition for a controlling financial interest in an entity.

        According to Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), VIEs lack one or more of the characteristics of a voting interest entity as described above. FIN 46R provides that a controlling financial interest in an entity is present when an entity has one or more variable interests that are expected to absorb a majority of the entity's expected losses, receive a majority of the entity's residual returns, or both. The entity that is determined to be the primary beneficiary holds the controlling financial interest and is required to consolidate the VIE. Accordingly, the Company consolidates VIEs in which the Company is deemed to be the primary beneficiary.

        When the Company does not have a controlling financial interest in an entity but exerts significant influence over that entity's operating and financial policies, the Company accounts for its investment in accordance with the equity method of accounting prescribed by Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This generally applies to cases in which the Company owns a voting or economic interest of between 20 and 50 percent. The equity method may also apply to non-controlling ownership interests in general partnerships, or ownership interests in limited partnerships of more than 3 to 5 percent.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In addition to the situations described above, the Company evaluates partnerships, limited liability companies and similar entities that are not VIEs according to the provisions of EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights ("EITF 04-5"). The Company consolidates any such entities over which the Company, as general partner or managing member, has the presumption of control according to EITF 04-5.

Minority Interest

        The Company reports the proportionate share of equity interests held by minority interest holders in Cowen Healthcare Royalty GP, LLC ("CHRGP"), the general partner of the CHRP Fund, as minority interest in the Consolidated Financial Statements.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its Consolidated Financial Statements are reasonable and prudent; however, actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. At December 31, 2008 and 2007, cash and cash equivalents included $98.4 million and $125.5 million, respectively, of money market funds.

Valuation of Financial Instruments

        Substantially all of the Company's financial instruments are recorded at fair value or contract amounts that approximate fair value. Securities owned and securities sold, not yet purchased and derivative financial instruments including options and warrant positions are stated at fair value, with any related changes in unrealized appreciation or depreciation reflected in brokerage revenue in the Consolidated Statements of Operations. Financial instruments carried at contract amounts include amounts receivable from and payable to brokers, dealers and clearing brokers, and corporate finance and syndicate receivables, net.

        On January 1, 2008, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements ("SFAS 157") as it relates to financial assets and financial liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 establishes a fair value hierarchy that distinguishes between valuations obtained from sources independent of the entity and those from the entity's own unobservable inputs that are not corroborated by observable market data.

        For many financial instruments, fair value is based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are not marketable, they may not have readily determinable fair values. In these instances, primarily for warrants, the Company estimates fair value using various pricing models and available information that

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

management deems most relevant. Among the factors considered by the Company in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar quality and yield, and other factors generally pertinent to the valuation of financial instruments. See Note 12, "Fair Value Measurements" for further discussion.

        Because of the inherent uncertainty of valuation of the Company's investment in derivatives and limited partnership investment, the estimated fair values assigned may differ from values that would have been used had a ready market existed for these investments, and the differences may be material.

        Prior to January 1, 2008, the Company followed the American Institute of Certified Public Accountants ("AICPA") Audit and Accounting Guide, Brokers and Dealers in Securities, when determining fair value for financial instruments, which permitted the recognition of a discount to the quoted price when determining the fair value for a substantial block of a particular security, when the quoted price was not considered to be readily realizable (i.e., a block discount).

Securities Purchased Under Agreements to Resell

        Securities purchased under agreements to resell generally are collateralized by U.S. government and agency obligations, are treated as collateralized financing transactions and are carried at amounts at which the securities will be resold plus accrued interest. It is the Company's policy to take possession or control of securities purchased under agreements to resell. The Company requires the fair value of the collateral to be equal to or in excess of the principal amount loaned under the resale agreements. The Company minimized credit risk associated with these activities by monitoring credit exposure and collateral values on a daily basis and requiring additional collateral or principal to be deposited or returned when deemed appropriate.

Receivable from and Payable to Brokers, Dealers and Clearing Brokers

        Amounts receivable from and payable to brokers, dealers and clearing brokers primarily include proceeds from securities sold short including commissions and fees related to securities transactions, net receivables and payables for unsettled transactions, and deposits with the clearing brokers. Proceeds related to securities sold, not yet purchased, may be restricted until the securities are purchased.

Corporate Finance and Syndicate Receivables, net

        Corporate finance and syndicate receivables, net, include receivables relating to the Company's investment banking and advisory engagements. The Company records an allowance for doubtful accounts on these receivables on a specific identification basis. The valuation allowance was $0.3 million and $0.0 million as of December 31, 2008 and 2007, respectively.

Investments

        The Company's limited partnership investment in the CHRP Fund is accounted for under the equity method, with the Company's proportionate share of the income or loss of the CHRP Fund recorded in other revenue. See Note 9, "Investments" for further discussion.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Furniture, Fixtures, Equipment, and Leasehold Improvements

        Furniture, fixtures, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of furniture, fixtures and equipment is provided on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease, which ranges from two to eight years.

Goodwill

        Goodwill represents the excess of the purchase price of a business acquisition over the fair value of the net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), goodwill is not amortized. The Company monitors goodwill annually or more frequently if events or circumstances indicate a possible impairment.

        A two-step test is used to determine whether goodwill is impaired. The first step is to compare the carrying value of the Company with the fair value of the Company. If the carrying value of the Company exceeds the fair value of the Company, the second step is applied. The second step is to compare the carrying amount of the goodwill with the implied fair value of the goodwill as determined in accordance with SFAS 142. Goodwill impairment is recognized if its carrying value exceeds its implied fair value. The determination of fair value includes consideration of projected cash flows, relevant trading multiples of comparable exchange-listed corporations, and the trading price of the Company's common shares.

        Goodwill impairment tests are subject to significant judgment in determining the estimation of future cash flows, discount rates and other assumptions. Changes in these estimates and assumptions could have a significant impact on the fair value and any resulting impairment of goodwill.

Intangible Assets, net

        Intangible assets with finite lives are amortized over their estimated average useful lives in accordance with SFAS 142. Finite lived intangible assets are tested for impairment whenever events or circumstance suggest that the carrying amount of an asset is not recoverable and the carrying amount exceeds the fair value of the intangible asset. The Company does not have any intangible assets deemed to have indefinite lives. See Note 11, "Goodwill and Intangible Assets" for further discussion.

Exchange Memberships

        Exchange memberships represent both an ownership interest and the right to conduct business on the exchange are carried at cost. The Company evaluates exchange memberships for other-than-temporary impairment annually or more frequently if events or circumstances indicate a possible impairment.

Share-Based Compensation

        Share-based awards granted under the Company's equity and incentive compensation plans are accounted for according to the provisions of SFAS No. 123(R), Share-Based Payment ("SFAS 123R"). See Note 18, "Share-Based Compensation" for a description of these awards.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Legal Reserves

        The Company estimates potential losses that may arise out of legal and regulatory proceedings and records a reserve and takes a charge to income when losses with respect to such matters are deemed probable and can be reasonably estimated, in accordance with SFAS No. 5, Accounting for Contingencies ("SFAS 5"). These amounts are reported in other expenses, net of recoveries, in the Consolidated Statements of Operations. The Consolidated Statements of Operations do not include litigation expenses incurred by the Company in connection with indemnified litigation matters. See Note 13, "Commitments, Contingencies, and Guarantees" and Note 15, "Separation from Société Générale and Other Related Matters" for additional information. As the successor of the named party in these litigation matters, the Company recognizes the related legal reserve in the Consolidated Statements of Financial Condition.

Revenue Recognition

  Investment Banking

        The Company earns investment banking revenue primarily from fees associated with public and private capital raising transactions and providing strategic advisory services. Investment banking revenues are derived primarily from small and mid-capitalization companies within the Company's target sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy.

  •
  Underwriting fees

        The Company earns underwriting revenues in securities offerings in which the Company can act as an underwriter, such as initial public offerings, follow-on equity offerings and convertible security offerings. Underwriting revenues include management fees, selling concessions and underwriting fees. Fee revenue relating to underwriting commitments is recorded when all significant items relating to the underwriting cycle have been completed and the amount of the underwriting revenue has been determined. This generally is the point at which all of the following have occurred: (i) the issuer's registration statement has become effective with the SEC, or the other offering documents are finalized; (ii) the Company has made a firm commitment for the purchase of shares from the issuer; and (iii) the Company has been informed of the number of shares that it has been allotted.

        When the Company is not the lead manager for a registered equity underwriting transaction, management must estimate the Company's share of transaction-related expenses incurred by the lead manager in order to recognize revenue. Transaction-related expenses are deducted from the underwriting fee and therefore reduce the revenue the Company recognizes as co-manager. Such amounts are adjusted to reflect actual expenses in the period in which the Company receives the final settlement, typically within 90 days following the closing of the transaction.

  •
  Strategic/financial advisory fees

        The Company's strategic advisory revenues include success fees earned in connection with advising companies, both buyers and sellers, principally in mergers and acquisitions. The Company also earns fees for related advisory work such as providing fairness opinions. The Company records strategic advisory revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  •
  Private placement fees

        The Company earns agency placement fees, including warrants in certain transactions, in non-underwritten transactions such as private placements, private investment in public equity transactions ("PIPEs") and registered direct transactions ("RDs"). The Company records private placement revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

  Brokerage

        Brokerage revenue consists of commissions, principal transactions and equity research fees.

  •
  Commissions

        Commission revenue includes fees from executing client transactions in listed securities. These fees are recognized on a trade date basis. The Company permits institutional customers to allocate a portion of their commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. Commissions on soft dollar brokerage are recorded net of the related expenditures on an accrual basis.

  •
  Principal Transactions

  Principal transaction revenue includes net trading gains and losses from the Company's market-making activities in over-the-counter equity securities, listed options trading, trading of convertible securities, and trading gains and losses on inventory and other firm positions, which include warrants previously received as part of investment banking transactions. In certain cases, the Company provides liquidity to clients buying or selling blocks of shares of listed stocks without previously identifying the other side of the trade at execution, which subjects the Company to market risk. These positions are typically held for a very short duration.

  •
  Equity Research Fees

        Equity research fees are paid to the Company for providing equity research. These fees are recognized as revenue when they are earned.

  Other

        Other revenue includes fees for managing assets and investments in private equity, traditional asset management and alternative asset management funds, as well as fees for managing a portfolio of merchant banking investments on behalf of SG and other third party investors, and miscellaneous income such as fees for managing venture capital investments. Management fees are recognized in the periods during which the related services are performed and the amounts have been contractually earned.

Revenue Recognition on Incentive Income

        The Company recognizes incentive income when certain financial returns are achieved over the life of funds managed by the Company, and has elected to account for incentive income that is subject to

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

contingencies in accordance with Method 1 of Emerging Issues Task Force Topic D-96, Accounting for Management Fees Based on a Formula ("D-96"). Under Method 1 of D-96, incentive income is recognized at the end of the contract period when all of the contingencies have been resolved. The Company may be required to repay a portion of the incentive income to the limited partners of the fund in the event minimum performance levels are not achieved by the fund as a whole (these potential repayments are referred to as "clawbacks"). The Company would be required to establish a reserve for potential clawbacks if it determined that the likelihood of a clawback is probable and the amount of the clawback can be reasonably estimated. As of December 31, 2008, the Company has not recorded any incentive income related to this arrangement.

Derivative Financial Instruments

        The Company uses futures contracts for proprietary trading activities and has, in the past, utilized credit default swaps to buy credit protection. The Company uses listed options for proprietary trading activities and to economically hedge trading positions. The Company also holds warrant positions. Warrants provide the holder the right to purchase securities from the issuer, and may be received in connection with certain private placement transactions.

        The fair values of the credit default swaps and options are based on current market quotes. The fair value of warrants is based on a valuation model that considers contractual term, market price and volatility. Initially, the fair value of warrants received in connection with private placement transactions is included in investment banking revenues in the Consolidated Statement of Operations. Subsequent realized and unrealized gains and losses related to changes in the fair value of warrants are included in brokerage revenue in the Consolidated Statement of Operations. The fair value of listed options, warrants, and credit default swaps is included in securities owned and securities sold, not yet purchased in the Consolidated Statements of Financial Condition. There were no futures contracts or required margin deposits at December 31, 2008 or December 31, 2007. There were no credit default swaps at December 31, 2008.

        Realized and unrealized gains and losses from changes in the fair value of derivatives are included in brokerage revenue in the Consolidated Statements of Operations. The Company does not use hedge accounting as described in SFAS No. 133, Accounting for Derivatives and Hedging Activities.

Earnings Per Share

        The Company computes earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is calculated by dividing net income by the weighted average outstanding shares assuming conversion of all potentially dilutive restricted stock and stock options, in accordance with the treasury stock method.

Leases

        Leases are accounted for under SFAS No. 13, Accounting for Leases. All of the Company's leases are classified as operating leases.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Foreign Currency

        The Company consolidates certain foreign subsidiaries that have designated a foreign currency as their functional currency. For entities that have designated a foreign currency as their functional currency, assets and liabilities are translated into U.S. dollars based on current rates, which are the rates prevailing at each statement of financial condition date, and revenues and expenses are translated at historical rates, which are the average rates for the relevant periods. The resulting translation gains and losses, and the tax effects of such gains and losses, are recorded in other comprehensive income (loss), a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

Income Taxes

        The income tax provision reflected in the Consolidated Statements of Operations is consistent with the liability method described in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under applicable tax laws and rates. A valuation allowance is provided for deferred tax assets when it is considered more likely than not that any benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

        The Company follows the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 requires recognition and measurement of a tax position taken or expected be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

3. Accounting Developments

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, ("SFAS 160"). SFAS 160 will significantly change financial accounting and reporting for noncontrolling (or minority) interests in consolidated financial statements. SFAS 160 is effective for the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The adoption of SFAS 160 is not expected to have a material impact on the Company's consolidated financial statements, but is expected to effect the presentation of the Company's noncontrolling interests.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS 141R"), which replaces SFAS 141. SFAS 141R establishes principles and requirements for how an acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited.

        In February 2008, the FASB issued FASB Staff Position SFAS 157-2, Effective Date of FASB Statement No. 157 ("FSP SFAS 157-2"). FSP SFAS 157-2 delays the effective date of SFAS 157 to fiscal

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Accounting Developments (Continued)

years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of FSP SFAS 157-2 is not expected to have a material impact on the Company's consolidated financial statements.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ("SFAS 161"). SFAS 161 requires enhanced disclosure requirements for derivative instruments and hedging activities, including a description of how and why an entity uses derivatives, how these instruments and the related hedged items are accounted for under SFAS 133 and related interpretations, and how derivative instruments and related hedged items affect the entity's financial position, results of operations and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted. The adoption of SFAS 161 is not expected to have a material impact on the Company's consolidated financial statements.

4. Acquisition

        On August 22, 2008, the Company acquired 100% of the outstanding shares of Latitude Holdings Limited ("Latitude") for $2.7 million in cash, plus direct acquisition costs. Latitude, through its subsidiary Latitude Capital Group, is a boutique investment bank headquartered in Hong Kong with offices in Beijing and Shanghai. The Company acquired Latitude in order to expand its activities in China and provide a platform for future growth of its sector-focused investment banking strategy across the region.

        The Company accounted for the acquisition in accordance with the purchase method as required by SFAS No. 141, Business Combinations ("SFAS 141"). The results of operations for Latitude are included in the accompanying Consolidated Statements of Operations since the date of acquisition, and the assets and liabilities acquired were recorded at fair value as of the acquisition date.

        The table below summarizes the preliminary allocation of the purchase price consideration. The allocation is preliminary, and estimates and assumptions are subject to change. The primary areas of the purchase price allocation not yet finalized relate to the valuation of assets and liabilities acquired, including goodwill, and direct acquisition costs.

(in thousands)
Net tangible assets acquired	$26
Goodwill	2,551
Identifiable intangible assets	640

Total consideration	$3,217

        See Note 11, "Goodwill and Intangible Assets," for a description of the intangible assets acquired, and amortization periods.

        Latitude's results of operations included within the Company's Consolidated Statements of Operations for the period August 22, 2008 (acquisition date) through December 31, 2008 were not material. In addition, Latitude's results of operations prior to the acquisition date would not have been

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Acquisition (Continued)

material to the Company's results of operations on a pro-forma basis for the years ended December 31, 2008, 2007 and 2006.

        The purchase agreement provides for additional contingent consideration of up to $2.0 million to be paid to certain of the sellers, based upon their continued service as employees. The contingent consideration vests one-third on each of the first, second, and third anniversaries of the acquisition date, and will be charged to employee compensation over the service period.

5. Restricted Cash Pursuant to Escrow Agreement and Related Indemnification Agreement with Société Générale

        In connection with the IPO, the Company entered into an Indemnification Agreement with SG under which (1) SG will indemnify, and will defend and hold harmless the Company and each of the Company's subsidiaries from and against certain liabilities assumed or retained by SG; and (2) SG will indemnify the Company for known, pending and threatened litigation (including the costs of such litigation) and certain known regulatory matters, in each case, that existed prior to the date of the IPO to the extent the cost of such litigation results in payments in excess of the amount placed in escrow to fund such matters. See Note 15, "Separation from Société Générale and Other Related Matters," for further discussion of the Indemnification Agreement.

        On July 12, 2006, the Company entered into an escrow agreement with SGASH and a third-party escrow agent (the "Escrow Agreement") and deposited with the escrow agent $72.3 million for the payment of liabilities arising out of the matters for which SG has agreed to indemnify the Company. Subsequent to making this deposit, certain matters covered by the Escrow Agreement have been settled and excess reserves related to these settled matters were returned to SGASH. The escrow agent will, when and as directed by SGASH, distribute funds from the escrow account to satisfy specified contingent liabilities for which SG has assumed responsibility should such liabilities become due. Any amounts remaining in the escrow account after final conclusion of the related litigation will be paid to SGASH. SGASH is also entitled to any interest earned on such deposits held in escrow. The balance in the escrow account was $13.0 million as of December 31, 2008 and $23.5 million as of December 31, 2007.

        The effect of this indemnification on the Company's consolidated results of operations is that when a future increase to a loss contingency reserve that is related to litigation covered by the Indemnification Agreement is recorded, the litigation cost and the indemnification recovery will be reflected as an increase in legal expenses and the indemnification recovery will be recorded as a reduction to the Company's legal expenses. Legal expenses are included within other expenses in the Consolidated Statements of Operations.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Securities Owned and Securities Sold, Not Yet Purchased

        Securities owned and securities sold, not yet purchased, both at fair value, consist of the following at December 31, 2008 and 2007:

	2008		2007
	Owned	Sold, Not Yet Purchased	Owned	Sold, Not Yet Purchased
	(in thousands)
Equity securities	$6,556	$3,530	$16,715	$23,705
Options	353	611	3,247	1,363
Mutual funds	1,430	—	2,660	—
Warrants	293	—	2,420	—
Corporate debt securities	—	—	571	571

Total	$8,632	$4,141	$25,613	$25,639

        Securities sold, not yet purchased, represent obligations of the Company to deliver a specified security at a contracted price and, thereby, create a liability to purchase that security in the market at prevailing prices. The Company's liability for securities to be delivered is measured at their fair value as of the date of the financial statements. However, these transactions result in off-balance sheet risk, as the Company's ultimate cost to satisfy the delivery of securities sold, not yet purchased, may exceed the amount reflected in the Consolidated Statements of Financial Condition. Substantially all equity securities and options are pledged to the clearing broker under terms which permit the clearing broker to sell or re-pledge the securities to others subject to certain limitations.

7. Receivable from and Payable to Brokers, Dealers and Clearing Brokers

        Amounts receivable from and payable to brokers, dealers and clearing brokers at December 31, 2008 and 2007 consist of the following:

	2008		2007
	Receivable	Payable	Receivable	Payable
	(in thousands)
Clearing brokers	$12,814	$69	$42,941	$34
Fees and commissions	5,104	145	5,835	339

Total	$17,918	$214	$48,776	$373

8. Exchange Memberships

        Exchange memberships provide the Company with the right to do business on the exchanges of which it is a member. No impairment occurred in 2008, 2007 or 2006. The fair value of the exchange memberships was approximately $0.2 million and $1.0 million at December 31, 2008 and 2007, respectively.

        For the year ended December 31, 2008, The Company recorded a gain on exchange memberships of $0.8 million resulting primarily from the sale of the Boston Stock Exchange to NASDAQ OMX and MX US 2, a wholly owned subsidiary of the Montreal Exchange Inc.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Exchange Memberships (Continued)

        On March 16, 2007, the Company sold a Chicago Board of Options Exchange seat for $2.1 million and recorded a gain of $1.8 million in gain on exchange memberships in the Consolidated Statements of Income.

        On November 16, 2006, as a result of the demutualization of the New York Mercantile Exchange ("NYMEX"), the Company exchanged its seats at the Commodity Exchange ("COMEX") for 16,800 shares of restricted NYMEX common stock and two trading rights in the restructured COMEX. The NYMEX shares and the trading rights were recognized at fair value on the date of exchange, and the Company recognized a gain of approximately $1.0 million representing the difference between the previous carrying value of the seats and the fair value of the shares that were received from the exchange at the time of demutualization. The initial gain was recorded in gain on exchange memberships in the Consolidated Statements of Operations. The shares and the trading rights are included in securities owned and exchange memberships, respectively, in the Consolidated Statements of Financial Condition.

        As of January 1, 2006, the Company owned seven New York Stock Exchange ("NYSE") memberships with a carrying value on that date of $7.3 million. On March 7, 2006 the NYSE merger with Archipelago Holdings, Inc. (the "Merger") was consummated and each member received cash and shares of NYSE Group, Inc. common stock. The Company recorded a gain of $24.8 million as a result of the merger, which is included in gain on exchange memberships in the Consolidated Statements of Operations. In connection with these events, the Company directed its interests from the Merger to SGASH. After the Merger, the right to trade on the Exchange ceased to be tied to membership. Trading privileges are now exercised through trading licenses obtained by Dutch auction. The Company purchased seven licenses.

9. Investments

        The Company invests in the CHRP Fund through direct limited partnership investments from CGI, as well as through its ownership interest in CHRGP, the general partner of the CHRP Fund. The direct investment in the Fund through CGI is accounted for under the equity method. The Company consolidates CHRGP and records the noncontrolling equity interest in CHRGP as minority interest in the Consolidated Statements of Financial Condition. The carrying value of the investment at December 31, 2008 was $15.1 million, which included $1.5 million of minority interest in CHRGP.

10. Furniture, Fixtures, Equipment, and Leasehold Improvements

        Furniture, fixtures, equipment, and leasehold improvements consist of the following at December 31, 2008 and 2007:

	2008	2007
	(in thousands)
Leasehold improvements	$9,788	$9,996
Equipment	2,837	2,486
Furniture and fixtures	2,913	2,832
Computer software	6,797	5,403

Total	22,335	20,717
Less accumulated depreciation and amortization	11,863	9,303

Total	$10,472	$11,414

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Furniture, Fixtures, Equipment, and Leasehold Improvements (Continued)

        Depreciation and amortization expense related to furniture, equipment and leasehold improvements totaled approximately $2.2 million, $2.2 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Amortization expense related to computer software costs totaled approximately $0.4 million, $1.0 million and $1.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        Unamortized capitalized computer software costs were de minimis as of December 31, 2008 and 2007.

11. Goodwill and Intangible assets

  Goodwill

        All of the Company's December 31, 2007 goodwill balance resulted from the 1998 acquisition of the former Cowen private partnership by SG. This goodwill balance is recorded at the Cowen entity, the U.S. broker-dealer subsidiary of the Company. In accordance with the provisions of FAS 142, the Company tests goodwill for impairment on an annual basis, or at an interim period if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

        The Company last performed its annual test of goodwill for impairment for the period ended December 31, 2007. The financial market turmoil and the resulting negative impact on valuations for most financial institutions during the third quarter of 2008 caused the Company to perform an interim test of goodwill during that period. The test encompasses a two-step process. The first step requires the Company to identify potential impairment by comparing the fair value of its reporting unit (the Cowen entity) to its book value. The fair value of Cowen was based on (i) consideration of the trading price of the Company's common shares, (ii) trading multiples in comparable exchange listed corporations, and (iii) projected cash flows. The results of the Company's Step 1 test indicated that the second step was required. In the second step, the implied fair value of goodwill is calculated as the excess of the fair value of the reporting unit over the fair values assigned to its assets and liabilities. Based on this interim test, the Company concluded that goodwill was fully impaired. As such, the Company recorded a $50.0 million charge to fully impair the goodwill of the U.S. broker-dealer subsidiary of the Company during the year ended December 31, 2008.

        The following table presents the changes in the Company's goodwill balance for the years ended December 31, 2008 and 2007:

	2008	2007
	(in thousands)
Beginning balance	$50,000	$50,000
Goodwill acquired	2,551	—
Impairment losses	(50,000)	—

Ending balance	$2,551	$50,000

        The goodwill acquired relates to the Company's acquisition of Latitude Holdings Limited. See Note 4, "Acquisition," for further discussion.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Goodwill and Intangible assets (Continued)

  Intangible assets

        Information for the Company's intangible assets that are subject to amortization is presented below as of December 31, 2008. The intangible assets were acquired as part of the purchase of Latitude. See Note 4, "Acquisition," for further discussion. The Company did not have intangible assets at December 31, 2007.

		December 31, 2008
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)	(in thousands)
Customer contracts	0.5	$390	$(260)	$130
Trademarks	10.0	170	(6)	164
Database	5.0	80	(5)	75

		$640	$(271)	$369

        Amortization expense related to intangible assets was $0.3 million for the year ended December 31, 2008. There was no amortization expense related to intangible assets recorded in years ended December 31, 2007 and 2006. All of the Company's intangible assets have finite lives. There were no impairment charges related to intangible assets during 2008, 2007 and 2006.

        The estimated future amortization expense for the Company's intangible assets as of December 31, 2008 is as follows:

(in thousands)
2009	163
2010	33
2011	33
2012	33
2013	28
Thereafter	79

$369

12. Fair Value Measurements

        The Company adopted the provisions of SFAS 157 on January 1, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

  •
  Level 1—Valuation inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.

  •
  Level 2—Valuation inputs are quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets and other observable inputs directly or indirectly related to the asset or liability being measured.

  •
  Level 3—Valuation inputs are unobservable and significant to the fair value measurement.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Fair Value Measurements (Continued)

        The following describes the valuation methodologies the Company uses to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified.

        Equity securities.    Equity securities are valued based on quoted market prices. Equity securities that trade in active markets are classified within Level 1, and equity securities that trade in inactive markets are classified within Level 2. Equity securities in privately held companies are valued using inputs that are unobservable and significant to the fair value measurement, such as third party transactions in that security, and are classified within Level 3.

        Options.    Listed options are valued based on quoted market prices. All options trade in active markets and are classified within Level 1.

        Mutual funds.    Mutual funds are valued based on quoted net asset values. All mutual funds trade in active markets and are classified within Level 1.

        Warrants.    Warrants in public companies are valued using a Black-Scholes valuation model, based on observable inputs directly related to the warrants. These warrants are classified within Level 2. Warrants in private companies are valued using inputs that are unobservable and significant to the fair value measurement, such as third party transactions in that security, and are classified within Level 3.

        The Company maintains policies and procedures to value its financial instruments using the highest level and most relevant data available. In addition, management reviews valuations, including independent price validation, for certain instruments. In some instances, the Company retains an independent pricing vendor to assist in valuing certain instruments.

        The following table summarizes the Company's financial assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of December 31, 2008:

	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Equity securities	$6,162	$60	$334	$6,556
Options	353	—	—	353
Mutual funds	1,430	—	—	1,430
Warrants	—	293	—	293

	$7,945	$353	$334	$8,632

Liabilities:
Equity securities	$3,530	$—	$—	$3,530
Options	611	—	—	611

	$4,141	$—	$—	$4,141

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Fair Value Measurements (Continued)

        The following is a summary of the change in balance sheet carrying values associated with Level 3 financial instruments for the year ended December 31, 2008.

	Equity Securities	Warrants	Total
	(in thousands)
Balance at December 31, 2007	$—	$434	$434
Realized gains or losses, net	—	—	—
Unrealized gains, net	—	(100)	(100)
Purchases and sales, net	—	—	—
Net transfers in (out)	334	(334)	—

Balance at December 31, 2008	$334	$—	$334

        Realized and unrealized gains and losses on warrants are reported in brokerage revenues in the Consolidated Statement of Operations. There were no transfers out of Level 3 for the year ended December 31, 2008.

        The Company has elected to defer the provisions of SFAS 157 related to disclosures surrounding nonfinancial assets, including goodwill and intangible assets, and nonfinancial liabilities in accordance with FSP SFAS 157-2, which deferred the required implementation of these disclosures until 2009.

13. Commitments, Contingencies and Guarantees

  Litigation

        The Company is involved in a number of legal and regulatory matters that arise from time to time in connection with the conduct of its businesses. The Company estimates potential losses that may arise out of these matters and records a reserve and takes a charge to income when losses with respect to such matters are deemed probable and can be reasonably estimated, in accordance with SFAS 5. To the extent that the Company is indemnified by SG, indemnified legal expenses and liabilities will be paid out of escrow pursuant to the Escrow Agreement with SG. See Note 5, "Restricted Cash Pursuant to Escrow Agreement and Related Indemnification Agreement with Société Générale" and Note 15, "Separation from Société Générale and Other Related Matters," for further discussion of the Escrow Agreement and the Indemnification Agreement. Although there can be no assurances as to the ultimate outcome, Cowen has established reserves for litigation and regulatory matters that it believes are adequate as of December 31, 2008. Estimates, by their nature, are based on judgment and currently available information and involve a variety of factors, including, but not limited to, the type and nature of the litigation, claim or proceeding, the progress of the matter, the advice of legal counsel, the Company's defenses and its experience in similar cases or proceedings as well as its assessment of matters, including settlements, involving other defendants in similar or related cases or proceedings. The Company may increase or decrease its legal reserves in the future, on a matter-by-matter basis, to account for developments in such matters.

        Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses will not have a material adverse effect on the Company's consolidated financial condition or cash flows. However, losses may be material to the Company's operating results

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Commitments, Contingencies and Guarantees (Continued)

in a future period, depending in part, on the operating results for such period and the extent to which the Company is indemnified by SG.

  Lease commitments

        The Company's headquarters are located in New York City and other office locations include Boston, San Francisco, Cleveland, Dallas, Stamford, Atlanta, Chicago, London, Geneva, Hong Kong, Beijing, and Shanghai. Certain office space is leased under operating leases that extend up to 2015. In addition, certain lease agreements are subject to escalation clauses. Under the terms of the Boston office lease, which expires on November 30, 2014, there is a five-year extension option which would allow the Company to extend the lease through November 30, 2019.

        As of December 31, 2008, the Company had the following lease commitments related to these agreements:

Minimum Lease Payments
(in thousands)
2009	$9,796
2010	9,780
2011	9,730
2012	9,232
2013	7,473
Thereafter	4,004

$50,015

        Rent expense for the years ended December 31, 2008, 2007 and 2006 was approximately $11.5 million, $11.1 million and $10.7 million, respectively. Rent expenses above include building operating expenses which are charged to the Company.

  Guarantees

        The Company has outsourced certain information technology services under agreements which are in place until 2010. As of December 31, 2008, the Company's annual minimum guaranteed payments under these agreements are as follows:

Minimum Guaranteed Payments
(in thousands)
2009	11,306
2010	4,746

$16,052

        The Company applies the provisions of the FIN No. 45, Guarantor's Accounting and Disclosure Required for Guarantees, Including Indirect Indebtedness of Others, which provides accounting and disclosure requirements for certain guarantees. In this regard, the Company has agreed to indemnify its

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Commitments, Contingencies and Guarantees (Continued)

clearing broker for losses that it may sustain from the customer accounts introduced by the Company. Pursuant to the clearing agreement, the Company is required to reimburse the clearing broker, without limit, for any losses incurred due to the counterparty's failure to satisfy its contractual obligations.

        The Company is a member of various securities exchanges. Under the standard membership agreements, members are required to guarantee the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the exchange, all other members would be required to meet the shortfall. The Company's liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, management believes that the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the Consolidated Statements of Financial Condition for these arrangements.

  Capital Commitment

        The Company has committed to invest $27.0 million to the CHRP Fund as a limited partner of the CHRP Fund and also as a member of Cowen Healthcare Royalty GP, LLC, the general partner of the CHRP Fund. This commitment is expected to be called over a two to three year period. The Company will make its pro-rata investment in the CHRP Fund along with the other limited partners. Through December 31, 2008, the Company has funded $13.6 million towards these commitments.

14. Variable Interest Entities

        The Company currently holds an interest in CHRGP, which has been deemed to be a VIE. CHRGP is an entity set up for the purpose of collecting incentive fees related to the CHRP Fund, if certain performance thresholds are exceeded. As of December 31, 2008, the Company owns 40.24% of CHRGP, and the remainder is owned by related party entities, the owners of which are Cowen employees. CHRGP is deemed to be a VIE because the related party ownership interests are subject to a vesting period, contingent on the continued employment of the owners with the Company. The Company has been deemed to be the primary beneficiary as the other owners are subject to a vest condition in their interest. CHRGP is committed to provide 1% of the total investment in the CHRP Fund, and each owner is responsible for their pro-rata portion of the 1% commitment. As of December 31, 2008, CHRGP's investment in the CHRP Fund was $2.6 million, of which Cowen's pro-rata share was $1.1 million.

15. Separation from Société Générale and Other Related Matters

        In connection with the IPO, the Company entered into the Separation Agreement, the Indemnification Agreement and a number of other agreements for the purpose of accomplishing the separation from SG, the transfer of the Cowen and CIL businesses to the Company, the return of capital to SGASH, and various other matters regarding the separation and the IPO. These agreements provide, among other things, for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to, in connection with and after the IPO.

        Under the Separation Agreement, both the Company and SG have assumed and/or retained certain actual or contingent liabilities. Specifically, the Company retained or assumed, among others, certain liabilities reflected in the Company's Consolidated Statements of Financial Condition, all liabilities associated with the Company's stock ownership and incentive compensation plans, liabilities

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

15. Separation from Société Générale and Other Related Matters (Continued)

associated with certain contracts and accounts that the Company shares with SG, liabilities associated with the breach of or failure to perform any of the Company's obligations under certain agreements, certain specified liabilities and all other liabilities expressly allocated to the Company in connection with the separation, and all other known and unknown liabilities (to the extent not specifically assumed by SG) relating to, arising out of or resulting from the Company's business, assets, liabilities or any business or operations conducted by the Company at any time prior to, on or after the date of separation. Liabilities retained or assumed by SG include, among others, liabilities associated with the sale and transfer of its interests in the SG Merchant Banking Fund L.P. to a third party, its portion of liabilities associated with certain contracts and accounts that it shares with the Company, liabilities associated with the breach of or failure to perform any of its obligations under certain agreements, liabilities arising from the operation of its business, liabilities associated with certain businesses previously conducted by the Company, certain liabilities associated with any known or unknown employee-related claims made by any current or former employees of SG or any of its subsidiaries (other than the Company), certain specific contingent liabilities to the extent that such liabilities exceed the aggregate dollar amount held in escrow pursuant to the Escrow Agreement, certain specified liabilities and all other liabilities expressly allocated to it under the Separation Agreement and the other agreements entered into in connection with the separation, and all other known and unknown liabilities relating to, arising out of or resulting from its business, assets, liabilities or any business or operations conducted by SG.

        Under the Indemnification Agreement, the Company will indemnify, and will defend and hold harmless SG and its subsidiaries from and against all liabilities specifically retained or assumed by the Company following the IPO. SG will indemnify, and will defend and hold harmless the Company and each of the Company's subsidiaries from and against certain liabilities assumed or retained by them, and SG will indemnify the Company for known, pending and threatened litigation (including the costs of such litigation) and certain known regulatory matters, in each case, that existed prior to the date of the IPO to the extent the cost of such litigation results in payments in excess of the amount placed in escrow to fund such matters.

        During 2007, the Company concluded that a receivable recorded on its Consolidated Statement of Financial Condition in the amount of $1.9 million owed to it from SG is in dispute. The receivable had been previously established on the Consolidated Statement of Financial Condition of the Company prior to the time of the IPO as a "Receivable from brokers, dealers and clearing brokers" and reported as such, and has since been reclassified to "Other assets." The Company has been informed that SG disputes its obligation to pay the receivable. The Company believes, based on current facts and circumstances and in consultation with counsel, that it holds a valid legal claim to the receivable. Based upon the validity of its legal claim, the Company believes the receivable is realizable. Therefore, no reserve has been established. The Company has taken steps to pursue its legal claim.

16. Related Party Transactions

        Effective July 21, 2006 (the date on which SG's ownership level was reduced to below 10%), the Company is no longer an affiliate or related party of SG. As such, the Consolidated Statements of Operations only include related party items for SG through July 21, 2006. After July 21, 2006, all related party transactions are with Cowen Investments Holdings, an unconsolidated investment fund holding company and, beginning in the third quarter of 2007, the CHRP Fund.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

16. Related Party Transactions (Continued)

        Amounts receivable from related parties were $1.1 million and $2.7 million as of December 31, 2008 and 2007, respectively. There were no amounts payable to related parties as of December 31, 2008 and 2007. The receivable balances primarily relate to management fees earned by the Company, and amounts receivable from the CHRP Fund.

        Revenues earned from and expenses incurred with related parties for the years ended December 31, 2008, 2007 and 2006 (including transactions with SG through July 21, 2006, the date on which their ownership level was reduced to below 10%), are summarized as follows:

	2008	2007	2006
	(in thousands)
Revenues
Interest and dividend income	—	—	9,662
Other	11,668	3,441	1,141

Total revenues	11,668	3,441	10,803
Expenses
Floor brokerage and trade execution	—	—	5,006
Service fees, net	—	—	3,675
Occupancy and equipment	—	—	7,297
Interest expense	—	—	159
Other	—	—	(69)

Total expenses	—	—	16,068

Total, net	$11,668	$3,441	$(5,265)

        Until the date of the IPO, the Company's excess cash was invested in securities purchased under agreements to resell ("reverse repos") with the New York branch of SG ("SGNY"). These reverse repos were collateralized by U.S. government and agency obligations, were monitored daily for credit exposure and were payable on demand.

        Other than interest earned on reverse repos with SGNY, revenues earned from and expenses incurred with affiliated companies primarily resulted from securities transactions and administrative services.

        Pursuant to service agreements with certain affiliates, the Company received fees related to portfolio, investment and administration services that were provided in connection with the management of certain assets. These fees are included in other revenue in the Consolidated Statements of Operations.

        The Company previously cleared its securities and futures transactions on a fully disclosed basis through clearing brokers that are affiliates of SG. Clearing expenses are reported in floor brokerage and trade execution in the Consolidated Statements of Operations. The Company had entered into a commercial clearing agreement with SGAS as a result of the Company's separation from SG, which had replaced the Company's pre-existing clearing agreement with SGAS. The initial terms of that clearing agreement terminated on December 31, 2006 and were extended until January 25, 2007, at which time the Company entered into a long term relationship with an unaffiliated clearing firm.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

16. Related Party Transactions (Continued)

        Pursuant to a service agreement with SGAI and other affiliates through the date of the IPO, the Company incurred expenses for costs and services that included facilities administration and security, risk management, financial management and reporting, information systems management and support, insurance, legal and compliance. Total expenses pursuant to the service plan were approximately $3.2 million during the year ended December 31, 2006. In addition, the Company incurred expenses of approximately $0.7 million with an affiliated company for certain presentation center services during the year ended December 31, 2006. These expenses are included in service fees in the Consolidated Statements of Operations, net of approximately $0.2 million of fees earned related to presentation center and library services provided by the Company to SGAI during the year ended December 31, 2006. The Company entered into a Transition Services Agreement with SG in connection with the IPO pursuant to which the companies agreed to provide each other certain administrative and support services and other assistance consistent with a limited number of the services provided before the separation. Pursuant to the Transition Services Agreement, the Company has also agreed to provide SG various services that have previously been provided by the Company to SG, including merchant banking oversight services. SG will provide services to the Company, including, facilities management, business continuity management, certain legal services and litigation management services and access to SG data rooms and e-mail archives.

        Certain costs and services, which include real estate, project management and premises and securities maintenance through the date of the IPO were allocated to the Company by SG. The total amount allocated was approximately $7.3 million during the year ended December 31, 2006, and is reported in occupancy and equipment in the Consolidated Statements of Operations. In connection with the IPO, the Company entered into a sub-lease agreement with SG, related to the Company's New York office, which is in place until September 30, 2013.

        As a member of the NYSE, the Company incurs a monthly membership fee based on transaction volume. NYSE membership fees were $1.1 million during the year ended December 31, 2006. Pursuant to the Company's prior clearing agreement with SGAS, portions of these fees were recoverable. The recoverable portion of these fees totaled approximately $0.4 million during the year ended December 31, 2006. The Company reports these exchange membership fees in other expenses in the Consolidated Statements of Operations, net of recoveries.

        Prior to the IPO, SG provided letters of credit and performance guarantees on the Company's behalf and the Company provided performance guarantees to SG for certain clients of the Company's underwriting business which were also clients of SG's corporate banking business. Expenses under these performance guarantees amounted to approximately $0.3 million during the year ended December 31, 2006, and are included in other expense in the Consolidated Statements of Operations.

17. Employee Benefits

Defined Contribution Plans

        The Company sponsors a 401(k) Savings Plan (the "401(k) Plan"), which is a defined contribution plan. Employees are entitled to participate, based upon certain eligibility requirements as defined by the 401(k) Plan. The Company provides matching contributions for certain employees that are equal to a specified percentage of the eligible participant's contribution as defined by the 401(k) Plan. The expenses relating to this plan totaled approximately $0.1 million, $0.6 million, and $0.6 million for the

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

17. Employee Benefits (Continued)

years ended December 31, 2008, 2007, and 2006, respectively, and are included in employee compensation and benefits in the Consolidated Statements of Operations.

        The Company also sponsors a defined contribution plan for its Geneva and London employees. Contributions made for these plans were approximately $0.6 million, $0.6 million, and $0.4 million for the years ended December 31, 2008, 2007, and 2006, respectively, and are included in employee compensation and benefits in the Consolidated Statements of Operations.

Deferred and Other Compensation Plans

        A portion of compensation paid to certain employees is made in the form of forgivable loans. These forgivable loans provide for a cash payment up-front to employees, with the amount due back to the Company forgiven over a vesting period. An employee that voluntarily ceases employment, or is terminated with cause, is generally required to pay back to the Company any unvested forgivable loans granted to them. The forgivable loans are recorded as an asset to the Company on the date of grant and payment, and then amortized to compensation expense on a straight-line basis over the vesting period. The vesting period for forgivable loans is generally one to three years.

        During the years ended December 31, 2008, 2007 and 2006, the Company recorded compensation expense of $3.7 million, $1.5 million, and $3.4 million, respectively, related to the amortization of forgivable loans. As of December 31, 2008 and 2007, the unamortized balance of forgivable loans was $11.4 million and $0.5 million, respectively, and is included in other assets in the Consolidated Statements of Financial Condition.

        Prior to the IPO, the Company required selected employees to defer a portion of their performance related compensation in the form of a Fidelity Bonus (the "Fidelity Bonus"). The Fidelity Bonus was announced at the time all other bonuses were announced and vested ratably over a three-year period. Participants were entitled to a rate of return on their Fidelity Bonus amount based on a hypothetical investment in various alternative investment vehicles. As a result of the IPO, all of the Company's employees under the plan became fully vested and certain employees were paid out in full. Participants who deferred the distribution of their vested amounts will be paid out in accordance with the plan's original distribution schedule. Expenses related to this plan are comprised of both the vesting of the deferred amounts and any change in value based on the performance of the investment alternatives selected by the participants. The Company recognized a benefit of $0.8 million in the year ended December 31, 2008, and compensation expense of $0.3 million and $10.3 million for the years ended December 31, 2007 and 2006, respectively. All of these amounts are included in employee compensation and benefits in the Consolidated Statements of Operations. The Company has recorded liabilities of approximately $1.4 million and $2.7 million as of December 31, 2006 and 2007, respectively, which are included in employee compensation and benefits payable in the Consolidated Statements of Financial Condition.

        Prior to the IPO, SG had sponsored a voluntary deferred compensation plan for certain of the Company's key executives (the "Deferred Compensation Plan"). The Company's employees ceased contributing to the Deferred Compensation Plan in 2003, and no further contributions were made thereafter. Participants were allowed to make hypothetical investments in various alternative investment funds and the corresponding liability fluctuated based on the performance of those hypothetical investments. The Company recognized compensation expense of approximately $1.5 million for the year ended December 31, 2006. This expense is included in employee compensation and benefits in the

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

17. Employee Benefits (Continued)

Consolidated Statements of Operations. As a result of the IPO and pursuant to the Separation Agreement, SG assumed the remaining obligations under the plan and retains all liability for future payments thereunder. The Company invested in corporate owned life insurance to economically hedge certain aspects of the Deferred Compensation Plan. Changes in the cash surrender value of corporate owned life insurance are included in employee compensation and benefits in the Consolidated Statements of Operations. For the year ended December 31, 2006 the Company recognized increases in the cash surrender value of approximately $1.2 million. As a result of the IPO and pursuant to the Separation Agreement, the Company transferred the cash surrender value of corporate owned life insurance to SG.

        Also prior to the IPO, SG sponsored a plan enabling eligible employees of the Company to defer a portion of their annual performance related compensation to make a hypothetical investment in an alternative investment vehicle indexed to the performance of investments made in the SG Merchant Banking Fund L.P. The Company had not made an equity investment in the SG Merchant Banking Fund L.P., but its liability to its employees was based upon the performance of their hypothetical investments. The change in the Company's liability to employees was a decrease of approximately $0.9 million for the year ended December 31, 2006, and is included as a reduction in employee compensation and benefits in the Consolidated Statements of Operations. As a result of the IPO and pursuant to the Separation Agreement, SG assumed the remaining obligations under the plan and retains all liability for future payments thereunder.

        Prior to the IPO, certain of the Company's employees participated in and received awards from the SG Corporate and Investment Banking Partnership (the "Partnership"). The participants in the Partnership were selected every year and entitled to receive an amount determined based on the net income of SG's Corporate and Investment Banking division. Participants were eligible to receive the award only if certain return on equity goals were met in the Partnership year. To the extent awards were earned, they were subject to a four year cliff vest. The Company's allocation of these compensation charges totaled approximately $1.0 million for the year ended December 31, 2006. This charge is included in employee compensation and benefits in the Consolidated Statements of Operations. As a result of the IPO, the Company's employee participants under the Partnership became fully vested and were paid out in full.

18. Share-Based Compensation

  Share-based awards issued by Cowen Group, Inc.

        Upon becoming a public company, the Company established the 2006 Equity and Incentive Plan (the "2006 Plan"). The 2006 Plan permits the grant of options, restricted shares, restricted stock units and other equity based awards to its employees, consultants and directors for up to 4,725,000 shares of common stock. On June 7, 2007, the Company's shareholders approved the 2007 Equity and Incentive Plan (the "2007 Plan"), which permits the grant of options, restricted shares, restricted stock units and other equity and cash based awards to its employees, consultants and directors for up to an additional 1,500,000 shares of common stock. Stock options granted generally vest over two to five year periods and expire seven years from the date of grant. Restricted shares issued generally vest over three to five year periods. Restricted stock units may be immediately vested or may generally vest over a three to five year period. As of December 31, 2008, there were approximately 2.1 million shares available for future issuance under the 2006 and 2007 Plans.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

18. Share-Based Compensation (Continued)

        The Company measures compensation cost for these awards according to the fair value method proscribed by SFAS 123R. In accordance with the expense recognition provisions of SFAS 123R, unearned compensation associated with share-based awards with graded vesting periods is amortized using the accelerated method over the vesting period of the option or award.

        In relation to these awards, the Company recognized expense of $10.8 million, $16.8 million and $5.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The income tax effect recognized for these awards was a benefit of $4.6 million, $6.2 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        Effective March 4, 2008, Kim S. Fennebresque, formerly Chairman, President and Chief Executive Officer of the Company, resigned as President and Chief Executive Officer. Mr. Fennebresque resigned as Chairman effective July 15, 2008. In connection with Mr. Fennebresque's resignation, he forfeited, in its entirety, the equity award of 975,000 restricted shares he received in connection with the Company's IPO (the "IPO Award"). As a result, compensation expense for the year ended December 31, 2008 includes a reversal of $5.1 million of expense previously recognized for Mr. Fennebresque's IPO Award. This adjustment is partially offset by the reversal of associated income tax benefits of $2.2 million.

        In addition, as part of his resignation agreement with the Company, Mr. Fennebresque will continue to vest in the equity awards he received as part of his 2006 and 2007 annual compensation. The fair value of the related shares were remeasured as a result of this vesting modification, and any remaining expense associated with these awards was expensed in the first quarter of 2008, as there is no longer a service period requirement relating to these awards. The net result of the remeasurement and acceleration of these awards was an expense of $0.1 million in the year ended December 31, 2008.

        The compensation cost for the year ended December 31, 2007 includes a reversal of $2.6 million as well as the reversal of associated income tax benefit of $1.1 million, representing the cumulative catch-up adjustment for a change in estimated forfeitures. The earnings per share impact of the after-tax cumulative catch-up adjustment was to increase basic and diluted earnings per share by $0.12 for the year ended December 31, 2007.

  Stock Options

        The fair value of each option award is estimated on the date of grant utilizing a Black-Scholes option valuation model that uses the following assumptions:

        Expected term    Expected term represents the period of time that options granted are expected to be outstanding. The Company elected to use the "simplified" calculation method according to the provisions of SEC Staff Accounting Bulletin No. 107 ("SAB 107"): industry, market capitalization, stage of life cycle and capital structure, as applicable to companies that lack extensive historical data. The mid-point between the vesting date and the contractual expiration date is used as the expected term under this method.

        Expected volatility    Based on the lack of sufficient historical data for the Company's own shares, the Company based its expected volatility on a representative peer group that took into account the criteria outlined in SAB 107.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

18. Share-Based Compensation (Continued)

        Risk free rate    The risk-free rate for periods within the expected term of the option is based on the interest rate of a traded zero-coupon U.S. Treasury bond with a term equal to the options' expected term on the date of grant.

        Dividend yield    The Company has not paid and does not expect to pay dividends in the foreseeable future. Accordingly, the assumed dividend yield is zero.

        The weighted-average assumptions used in the valuation of stock option grants during the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006
Weighted average expected option term (in years)	5.00	5.00	5.25
Expected volatility	31.4%	30.9%	31.8%
Weighted average risk-free interest rate	3.27%	4.61%	4.97%
Expected dividend yield	0%	0%	0%
Weighted average fair value at grant date	$2.52	$5.67	$6.11

        The following table summarizes the Company's stock option activity for the year ended December 31, 2008:

	Shares Subject to Option	Weighted Average Exercise Price/Share(1)	Weighted Average Remaining Term	Aggregate Intrinsic Value(2)
			(in years)	(in thousands)
Balance outstanding at December 31, 2007	977,861	$16.01
Options granted	100,002	7.49
Options exercised	—	—
Options forfeited	(152,099)	16.00
Options expired	(14,309)	16.00

Balance outstanding at December 31, 2008	911,455	$15.08	4.81	$—

Options exercisable at December 31, 2008	192,760	$16.00	4.53	$—

(1)
No options were exercised through December 31, 2008.

(2)
Based on the Company's closing stock price of $6.36 on December 31, 2008.

        As of December 31, 2008, there was $1.0 million of unrecognized compensation expense related to the Company's grant of stock options. Unrecognized compensation expense related to stock options is expected to be recognized over a weighted-average period of 1.9 years. During the year ended December 31, 2008, 207,069 stock options with a total fair value at grant date of $1.3 million vested. No stock options vested during the years ended December 31, 2007 and 2006.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

18. Share-Based Compensation (Continued)

  Restricted Shares

        The following table summarizes the Company's nonvested restricted shares activity for the year ended December 31, 2008:

	Nonvested Restricted Shares	Weighted-Average Grant Date Fair Value
Balance outstanding at December 31, 2007	2,999,031	$17.39
Granted	1,591,314	9.56
Vested	(210,606)	19.18
Forfeited	(1,415,779)	15.67

Balance outstanding at December 31, 2008	2,963,960	$13.56

        The fair value of restricted stock is determined based on the number of shares granted and the quoted price of the Company's common stock on the date of grant.

        As of December 31, 2008, there was $12.1 million of unrecognized compensation expense related to the Company's grant of nonvested restricted shares. Unrecognized compensation expense related to nonvested restricted shares is expected to be recognized over a weighted-average period of 1.8 years. The total fair value of shares vested during the year ended December 31, 2008 was $1.9 million. No shares vested during the years ended December 31, 2007 and 2006.

  Restricted Stock Units

        As of December 31, 2008, there were 23,783 restricted stock units outstanding for awards to non-employee members of the Company's Board of Directors, which were immediately vested and expensed upon grant. During the year ended December 31, 2008, the Company awarded 17,077 restricted stock units to its non-employee Board members. As of December 31, 2008, there were 18,766 restricted stock units outstanding for awards to employees, which generally vest over a three to five year period. During the year ended December 31, 2008, the Company awarded 4,117 restricted stock units to employees.

  Share-based awards issued by SG

        Prior to the IPO, SG granted certain employees of the Company options to purchase shares of SG stock. Such options were granted to employees of the Company with exercise prices equal to the average of the opening trading price of SG shares on the Euronext Paris SA exchange during the 20 trading days prior to the date of grant. Generally, the options become exercisable upon the completion of a three-year vesting period and expire seven years from the date of grant.

        All of the options under this plan became fully vested prior to the IPO. The Company recognized compensation expense for these awards of $0.1 million in the year ended December 31, 2006, which is included in employee compensation and benefits in the Consolidated Statements of Operations.

19. Income Taxes

        The taxable results of the Company's U.S. operations are included in the consolidated income tax returns of the Company as well as stand alone state and local returns. The U.K. operations tax results are reported by CIL and CAM UK separately in their respective U.K. tax filings. If applicable, CIL and CAM UK share tax losses to the extent permitted by local law. CLAL files a stand alone Hong Kong tax return while CLICB tax results are reported in its People's Republic of China tax filings.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

19. Income Taxes (Continued)

        The components of the Company's income tax (benefit) expense for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Federal	State and local	Foreign	Total
	(in thousands)
Current	$1,550	$286	$367	$2,203
Deferred	3,976	2,157	(255)	5,878

Total at December 31, 2008	$5,526	$2,443	$112	$8,081

Current	$(380)	$(461)	$1,489	$648
Deferred	(5,650)	(1,385)	(122)	(7,157)

Total at December 31, 2007	$(6,030)	$(1,846)	$1,367	$(6,509)

Current	$3,469	$2,351	656	$6,476
Deferred	(1,374)	(671)	117	(1,928)

Total at December 31, 2006	$2,095	$1,680	$773	$4,548

        As of December 31, 2008, the Company has income taxes receivable of approximately $3.0 million which is included in other assets in the Consolidated Statement of Financial Condition.

        The reconciliation of the Company's federal statutory tax rate to the effective income tax rate for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State and local taxes	(7.5)	5.5	3.0
Change in valuation allowance	(33.1)	(3.4)	(30.2)
Excess book goodwill deduction	(2.0)	—	—
Other, net	(5.0)	(0.6)	2.9

Effective tax rate	(12.6)%	36.5%	10.7%

        Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

19. Income Taxes (Continued)

        The components of the Company's deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(in thousands)
Deferred Tax Assets:
Net operating loss carryforwards	$1,300	$1,489
Employee compensation and benefits	13,411	9,657
Goodwill	16,517	—
Legal reserves	452	427
Foreign tax credits	856	1,519
Other	3,086	694

Gross deferred tax assets	35,622	13,786
Valuation allowance	(31,465)	(928)

Deferred tax assets, net of valuation allowance	$4,157	$12,858

Deferred Tax Liabilities:
Employee compensation and benefits	$(24)	$(25)
Goodwill	—	(1,983)
Foreign income	(932)	(1,595)
Other	(54)	(170)

Deferred tax liabilities	(1,010)	(3,773)

Net deferred tax assets	$3,147	$9,085

        The preceding tables do not reflect the tax effect of certain items that are recorded each period directly in Stockholders equity as prescribed by SFAS 52, Foreign Currency Translation ("SFAS 52"). There is no net tax effect of SFAS 52, as the deferred tax benefit of $0.4 million is fully offset by the establishment of a valuation allowance.

        Federal deferred tax assets and deferred tax liabilities, state and local deferred tax assets, foreign deferred tax assets and foreign deferred tax liabilities are included in other assets. State and local deferred tax liabilities are reported in accounts payable, accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

        The 2008 effective tax rate differs from the statutory rate of 35% primarily due to a change in the valuation allowance and state and local taxes. The components included in other, net are non-deductible placement fees and share-based compensation. The non-deductible placement agent fees are associated with CHRP Management, one of the Company's alternative asset management businesses.

        For 2008, a valuation allowance was recorded against a significant component of the Company's deferred tax assets as the Company had a cumulative loss for the period 2006 through 2008. At December 31, 2008 the net deferred tax asset of $4.2 million consists of a deferred tax asset of $35.6 million offset by a valuation allowance of $31.4 million. A valuation allowance was not recorded against the remaining net deferred tax asset as the Company has the ability to realize such assets. Separately, the Company has deferred tax liabilities of $1.0 million at December 31, 2008.

        In 2007, a tax benefit of $6.5 million was recorded. The effective tax rate of 36.5% differs from the statutory rate of 35% primarily due to the establishment of a valuation allowance against certain stock

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

19. Income Taxes (Continued)

compensation that vested in January 2008 offset by a state and local tax benefit as well as the release of the 2006 valuation allowance associated with restricted stock units and organizational costs. The 2007 valuation allowance is required since the book expense and associated deferred tax asset are based on a grant price of $20.67, however, the 2008 tax deduction for such stock compensation is based on a stock price of $9.25. A valuation allowance is required to account for such decrease in stock price and tax deduction.

        In 2006, a tax provision of $4.5 million was recorded. The low effective tax rate in 2006 was due to a net reversal in the valuation allowance primarily due to payments of deferred compensation arrangements related to the IPO and pre-IPO amortization of goodwill.

        The Company is subject to examination by the United States Internal Revenue Service, the United Kingdom Inland Revenue Service and state and local and foreign tax authorities in jurisdictions where the Company has significant business operations, such as New York. The Company and its former parent SGAI are currently under examination by the Internal Revenue Service and New York state and city for the period 2004 through 2006. The Company and its former parent SGAI are awaiting final disposition by the Internal Revenue Service Appeals Officer for the period 2001 through 2003 with an anticipated result of no increase in tax expense. The Company and SGAI settled the New York state audit for the period 2001 through 2003 with no changes to the tax returns as filed during the second quarter of 2008.

        At December 31, 2008, the Company's U.S. operations had net operating losses of approximately $2.9 million which will expire starting in 2027. Additionally, the Company had foreign tax credits of approximately $0.9 million which will start expiring in 2017.

20. Financial Instruments with Off-Balance Sheet Risk, Credit Risk, or Market Risk

        The Company has an irrevocable Letter of Credit for $5.0 million, expiring on December 1, 2009, which supports obligations under Cowen's Boston office lease. The Company also has two additional irrevocable Letters of Credit, the first of which is for $100,000, expiring on July 26, 2009, supporting Cowen's workers' compensation insurance with Safety National Casualty Corporation, and the second of which is for $57,000, expiring on November 14, 2009, supporting CHRP Management's Stamford office lease. To the extent any Letter of Credit is drawn upon, interest will be assessed at the prime commercial lending rate. Each of these Letters of Credit provide for automatic annual renewals, at the Company's option, on their expiration dates. As of December 31, 2008, there were no amounts due related to these Letters of Credit.

        The Company is engaged in various securities underwriting, trading and brokerage activities servicing a diverse group of domestic and foreign corporations, and institutional investor clients. A substantial portion of the Company's transactions are collateralized and are executed with or on behalf of institutions including other brokers or dealers, commercial banks, and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of these counterparties in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the counterparty's ability to satisfy its obligations to the Company. The Company's principal activities are also subject to the risk of counterparty nonperformance.

        Securities sold, not yet purchased are recorded as liabilities in the Consolidated Statements of Financial Condition and have market risk to the extent that the Company, in satisfying its obligations, may have to purchase securities at a higher value than what is recorded in securities sold, not yet purchased as of December 31, 2008.

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

20. Financial Instruments with Off-Balance Sheet Risk, Credit Risk, or Market Risk (Continued)

        Derivatives are financial instruments such as futures contracts, credit default swaps, listed options and certain warrants, all of which derive their value from underlying assets, reference rates, or indices. The Company has used futures contracts for proprietary trading activities. Credit default swaps represent agreements in which one party pays a fixed fee in return for a payment by the other party which is contingent upon the occurrence of a specified default event relating to an underlying reference asset or pool of assets. The Company previously utilized a credit default swap to buy credit protection. The Company uses listed options for trading activities and to economically hedge trading positions. Warrants provide the holder the right to purchase securities from the issuer, and may be received in connection with certain private placement transactions.

        The fair value of listed options, warrants, and credit default swap is included in securities owned and securities sold, not yet purchased in the Consolidated Statements of Financial Condition. The fair value of futures contracts and required margin deposits are included in receivable from brokers, dealers and clearing brokers in the Consolidated Statements of Financial Condition, and were de minimis at December 31, 2008 and 2007.

        Realized and unrealized gains and losses from changes in the fair value of derivatives are included in brokerage revenue in the Consolidated Statements of Operations. The Company does not use hedge accounting as described in SFAS 133, Accounting for Derivatives and Hedging Activities.

        Futures contracts were executed on an exchange, and cash settlement was made on a daily basis for market movements. The fair values of the credit default swap and options are based on current market quotes. The fair value of warrants is based on a valuation model that considers contractual term, market price, and volatility. Initially, the fair value of warrants is included in investment banking revenues in the Consolidated Statement of Operations. Subsequent realized and unrealized gains and losses related to changes in the fair value of warrants are included in brokerage revenue in the Consolidated Statement of Operations.

        As of December 31, 2008 and 2007, the fair value of the Company's derivative financial instruments was as follows:

	2008		2007
	Assets	Liabilities	Assets	Liabilities
	(in thousands)
Options	$353	$611	$3,247	$1,363
Warrants	293	—	2,420	—

Total	$646	$611	$5,667	$1,363

21. Stockholders' Equity

        The certificate of incorporation of the Company provides for the issuance of up to 100,000,000 shares of common stock with a par value of $0.01 per share and up to 10,000,000 shares of preferred stock with a par value of $0.01 per share.

  Common stock

        The holders of the Company's common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock of the Company, the holders of its common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

21. Stockholders' Equity (Continued)

Company's board of directors out of funds legally available for that purpose. In the event that the Company is liquidated or dissolved, the holders of its common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior distribution rights of the Company's preferred stock, if any, then outstanding. The holders of the common stock have no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company's common stock.

        On November 7, 2007, the Company's Board of Directors authorized a share buyback program to repurchase up to 2.0 million shares that meet certain pricing criteria. The Board approved the Company's decision to permanently retire the repurchased shares effective November 8, 2007. For the period ended December 31, 2008 and 2007, the Company repurchased 467,271 and 1,416,800 of its own shares, respectively, in the open market, which have been permanently retired. The repurchase program is funded through returns of capital distributed by Cowen to the Company.

        As of December 31, 2007 the Company held 153,017 shares in treasury that were received as a result of forfeitures related to the Company's Equity and Incentive Plans. Beginning in 2008, the Company returns any forfeited shares back to the Equity and Incentive Plans. As such, there were no shares in treasury at December 31, 2008.

  Preferred stock

        The Company's Board of Directors has the authority, without action by its stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences, and privileges of each series, which may be greater than the rights associated with the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the Company's Board of Directors determines the specific rights of the holders of preferred stock. However, the effects may include the following: restricting dividends on its common stock, diluting the voting power of its common stock, impairing the liquidation rights of its common stock and delaying or preventing a change in control of the Company without further action by its stockholders.

22. Earnings Per Share

        The Company calculates its basic and diluted earnings per share in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding for the period. As of December 31, 2008, there were 14,201,448 shares outstanding, of which 2,963,960 are restricted. To the extent that outstanding restricted shares are unvested, they are excluded from the calculation of basic earnings per share. The Company has included 23,783 fully vested, unissued restricted stock units in its calculation of basic earnings per share.

        Diluted earnings per common share is calculated by adjusting the weighted average outstanding shares to assume conversion of all potentially dilutive nonvested restricted stock and stock options. The Company uses the treasury stock method to reflect the potential dilutive effect of the unvested restricted shares and unexercised stock options. In calculating the number of dilutive shares outstanding, the shares of common stock underlying unvested restricted shares are assumed to have been delivered, and options are assumed to have been exercised, on the grant date. The assumed proceeds from the assumed vesting, delivery and exercising were calculated as the sum of (a) the amount of compensation cost attributed to future services and not yet recognized and (b) the amount of tax benefit that was credited to additional paid-in capital assuming vesting and delivery of the

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

22. Earnings Per Share (Continued)

restricted shares. The tax benefit is the amount resulting from a tax deduction for compensation in excess of compensation expense recognized for financial statement reporting purposes. Stock options and restricted shares outstanding as of December 31, 2008 and 2007 were not included in the computation of diluted net loss per common share for the years ended December 31, 2008 and 2007 as their inclusion would have been anti-dilutive. Stock options outstanding as of December 31, 2006 were not included in the computation of diluted net loss per common share for the year ended December 31, 2006 as their inclusion would have been anti-dilutive.

        The computation of earnings per share is as follows:

	For the Year Ended December 31,
	2008	2007	2006
	(in thousands, except per share data)
Net (loss) income	$(72,154)	$(11,321)	$37,911

Shares for basic and diluted calculations:
Average shares used in basic computation	11,254	12,805	12,903
Stock options	—	—	—
Restricted shares	—	—	63

Average shares used in diluted computation	11,254	12,805	12,966

Earnings (loss) per share:
Basic	$(6.41)	$(0.88)	$2.94
Diluted	$(6.41)	$(0.88)	$2.92

23. Geographic Data

        The Company manages and operates its products and services in a single business segment. The following table presents revenues, and furniture, fixtures, equipment and leasehold improvements, net by geographic area for 2008, 2007 and 2006. Revenues are classified based upon the location in which the revenues are recorded. Furniture, fixtures, equipment and leasehold improvements information is based on the physical location of the assets.

	Revenues	Furniture, Fixtures, Equipment and Leasehold Improvements, net
	(in thousands)
2008:
United States	$206,191	$9,139
All other countries	11,133	1,333

Total	$217,324	$10,472

2007:
United States	$240,356	$9,836
All other countries	21,213	1,578

Total	$261,569	$11,414

2006:
United States	$329,177	$10,594
All other countries	15,790	2,035

Total	$344,967	$12,629

Cowen Group, Inc.

Notes to Consolidated Financial Statements (Continued)

23. Geographic Data (Continued)

        No single customer accounted for 10.0% or more of the Company's revenues in 2008, 2007 and 2006.

24. Regulatory Requirements

        As a registered broker-dealer, Cowen is subject to the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934. Under the alternative method permitted by this Rule, Cowen's minimum net capital requirement, as defined, is $1.0 million. Cowen is not permitted to withdraw equity if certain minimum net capital requirements are not met. As of December 31, 2008, Cowen had net capital of approximately $69.5 million, which was approximately $68.5 million in excess of its minimum net capital requirement of $1.0 million.

        Pursuant to an exemption under Rule 15c3-3(k)(2)(ii), Cowen is not required to calculate a reserve requirement and segregate funds for the benefit of customers since it clears its securities transactions on a fully disclosed basis and promptly transmits all customer funds and securities to the clearing broker-dealer which carries the accounts, maintains and preserves such books and records pertaining to them pursuant to Rules 17a-3 and 17a-4.

        Proprietary accounts of introducing brokers ("PAIB") held at the clearing broker are considered allowable assets for net capital purposes, pursuant to agreements between Cowen and the clearing broker, which require, among other things, that the clearing broker performs computations for PAIB and segregates certain balances on behalf of Cowen, if applicable.

        CIL is subject to the capital requirements of the Financial Services Authority ("FSA") of the U.K. Financial Resources, as defined, must exceed the total Financial Resources requirement of the FSA. At December 31, 2008, CIL's Financial Resources of $7.4 million exceeded the minimum requirement of $3.3 million by $4.1 million.

        CAM UK is subject to the capital requirements of the FSA of the U.K. and the IFR in Ireland. As per U.K. FSA regulation, Financial Resources, as defined, must exceed the Total Capital requirement, as defined. At December 31, 2008, CAM UK's Financial Resources of $1.4 million exceeded the FSA's minimum requirement of $0.7 million by $0.7 million and IFR's minimum requirement of $0.9 million net shareholder's funds was exceeded by $0.5 million.

        CLAL is subject to the financial resources requirements of the Securities and Futures Commission ("SFC") of Hong Kong. Financial Resources, as defined, must exceed the Total Financial Resources requirement of the SFC. At December 31, 2008, CLAL's Financial Resources of $0.2 million exceeded the minimum requirement of $0.1 million by $0.1 million.

Supplemental Financial Information

        The following table presents unaudited quarterly results of operations for 2008 and 2007. These quarterly results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results. Revenues and net income (loss) can vary significantly from quarter to quarter due to the nature of the Company's business activities.

Cowen Group, Inc.
Quarterly Financial Information (Unaudited)

	Three Months Ended
	March 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008
	(in thousands)
Total revenues	$54,990	$62,670	$58,037	$41,627
Expenses:
Compensation and benefits	28,809	38,905	39,121	27,056
Other expenses	23,916	26,132	74,744	23,465

Total expenses	52,725	65,037	113,865	50,521

Operating income (loss)	2,265	(2,367)	(55,828)	(8,894)
Gain on exchange memberships	—	—	609	142

Income (loss) before income taxes	2,265	(2,367)	(55,219)	(8,752)
Provision (benefit) for taxes	1,611	(1,656)	6,486	1,640

Net income (loss)	$654	$(711)	$(61,705)	$(10,392)

Earnings (loss) per share:
Basic	$0.06	$(0.06)	$(5.48)	$(0.92)
Diluted	$0.05	$(0.06)	$(5.48)	$(0.92)
Weighted average number of common shares:
Basic	11,253	11,238	11,261	11,261
Diluted	11,895	11,238	11,261	11,261

	Three Months Ended
	March 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007
	(in thousands)
Total revenues	$73,541	$71,223	$57,505	$59,300
Expenses:
Compensation and benefits	45,167	43,823	37,850	51,108
Other expenses	25,750	27,021	25,473	24,982

Total expenses	70,917	70,844	63,323	76,090

Operating income (loss)	2,624	379	(5,818)	(16,790)
Gain on exchange memberships	1,775	—	—	—

Income (loss) before income taxes	4,399	379	(5,818)	(16,790)
Provision (benefit) for taxes	1,928	155	(2,499)	(6,093)

Net income (loss)	$2,471	$224	$(3,319)	$(10,697)

Earnings (loss) per share:
Basic	$0.19	$0.02	$(0.26)	$(0.86)
Diluted	$0.18	$0.02	$(0.26)	$(0.86)
Weighted average number of common shares:
Basic	12,910	12,912	12,918	12,485
Diluted	13,417	13,530	12,918	12,485

Cowen Group, Inc.

Condensed Consolidated Statements of Financial Condition

(in thousands, except share and per share data)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$89,827	$108,595
Restricted cash pursuant to escrow agreement	501	13,034
Securities owned, at fair value	13,262	8,632
Receivable from brokers, dealers and clearing brokers	35,743	17,918
Corporate finance and syndicate receivables, net	7,626	3,391
Due from related parties	2,257	1,087
Exchange memberships, at cost (fair value of $274 and $221 at September 30, 2009 and December 31, 2008, respectively)	379	379
Investments	16,802	15,141
Furniture, fixtures, equipment and leasehold improvements (net of accumulated depreciation and amortization of $13,864 and $11,863 at September 30, 2009 and December 31, 2008, respectively)	8,600	10,472
Goodwill	2,551	2,551
Intangible assets, net	214	369
Other assets	14,427	25,929

Total assets	$192,189	$207,498

Liabilities and Equity
Liabilities
Bank overdrafts	$884	$242
Securities sold, not yet purchased, at fair value	25,151	4,141
Payable to brokers, dealers and clearing brokers	1,396	214
Employee compensation and benefits payable	22,396	34,453
Legal reserves and legal expenses payable (see Note 11, Commitments, Contingencies and Guarantees)	3,209	7,798
Accounts payable, accrued expenses and other liabilities	9,776	17,010

Total liabilities	62,812	63,858

Equity
Cowen Group, Inc. stockholders' equity:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 15,042,290 and 14,201,448 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively (including 2,971,894 and 2,963,960 restricted shares, respectively)	110	110
Additional paid-in capital	232,980	223,567
Accumulated deficit	(104,996)	(80,716)
Accumulated other comprehensive loss	(409)	(846)

Total Cowen Group, Inc. stockholders' equity	127,685	142,115

Noncontrolling interest	1,692	1,525

Total equity	129,377	143,640

Total liabilities and equity	$192,189	$207,498

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Cowen Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Investment banking	$11,842	$11,369	$28,917	$45,733
Brokerage	33,150	41,408	103,773	116,607
Interest and dividend income	76	672	367	2,814
Other	3,096	4,588	8,625	10,543

Total revenues	48,164	58,037	141,682	175,697

Expenses
Employee compensation and benefits	38,387	39,121	98,920	106,835
Floor brokerage and trade execution	4,038	2,720	10,268	8,233
Service fees	4,145	4,125	12,504	12,451
Communications	3,097	3,691	9,095	11,233
Occupancy and equipment	4,122	4,225	12,348	12,444
Marketing and business development	1,573	2,577	6,836	10,080
Depreciation and amortization	794	716	2,299	2,003
Goodwill impairment	—	50,000	—	50,000
Other	4,276	6,690	12,938	18,348

Total expenses	60,432	113,865	165,208	231,627

Operating loss	(12,268)	(55,828)	(23,526)	(55,930)
Gain on exchange memberships	—	609	—	609

Loss before income taxes	(12,268)	(55,219)	(23,526)	(55,321)
Provision for income taxes	975	6,486	565	6,441

Net loss	(13,243)	(61,705)	(24,091)	(61,762)
Less: net income attributable to noncontrolling interests	85	—	189	—

Net loss attributable to Cowen Group, Inc.	$(13,328)	$(61,705)	$(24,280)	$(61,762)

Weighted average common shares outstanding:
Basic	12,057	11,261	11,709	11,251
Diluted	12,057	11,261	11,709	11,251
Earnings (loss) per share:
Basic	$(1.11)	$(5.48)	$(2.07)	$(5.49)
Diluted	$(1.11)	$(5.48)	$(2.07)	$(5.49)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Cowen Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net loss	$(24,091)	$(61,762)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Share-based compensation	9,061	7,051
Depreciation and amortization	2,299	2,003
Deferred income taxes	914	5,697
Goodwill impairment	—	50,000
(Increase) decrease in operating assets:
Restricted cash pursuant to escrow agreement	12,533	7,503
Securities owned, at fair value	(4,630)	7,757
Receivable from brokers, dealers and clearing brokers	(17,825)	18,732
Corporate finance and syndicate receivables, net	(4,235)	5,806
Due from related parties	(1,170)	2,437
Other assets	11,386	7,951
Increase (decrease) in operating liabilities:
Bank overdrafts	642	(579)
Securities sold, not yet purchased, at fair value	21,010	(16,601)
Payable to brokers, dealers and clearing brokers	1,182	280
Employee compensation and benefits payable	(12,057)	(38,341)
Legal reserves and legal expenses payable	(4,589)	(7,789)
Accounts payable, accrued expenses and other liabilities	(7,238)	141

Net cash used in operating activities	(16,808)	(9,714)

Cash flows from investing activities
Acquisition, net of cash acquired	—	(3,107)
Purchases of investments	(1,749)	(13,651)
Distributions from investments	88	2,908
Purchases of fixed assets	(271)	(1,129)

Net cash used in investing activities	(1,932)	(14,979)

Cash flows from financing activities
Share repurchases	—	(4,351)
Contributions from noncontrolling interest	(28)	1,082

Net cash provided by (used in) financing activities	(28)	(3,269)

Net decrease in cash and cash equivalents	(18,768)	(27,962)
Cash and cash equivalents
Beginning of period	108,595	139,879

End of period	$89,827	$111,917

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$206	$154
Income taxes	$247	$2,061

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Cowen Group, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Net loss	$(24,091)	$(61,762)
Other comprehensive income:
Foreign currency translation adjustment (net of taxes)	437	(165)

Comprehensive loss	(23,654)	(61,927)

Less: comprehensive income attributable to noncontrolling interests	189	—

Comprehensive loss attributable to Cowen Group, Inc.	$(23,843)	$(61,927)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Basis of Presentation

        Cowen Group, Inc. (together with its subsidiaries, the "Company") was incorporated in Delaware on February 15, 2006 with the issuance of 100 shares of common stock with a par value of $0.01 per share. The Company completed an initial public offering ("IPO") of its common stock on July 12, 2006. Prior to July 12, 2006, the Company was a wholly-owned subsidiary of SG Americas Securities Holdings, Inc. ("SGASH"). SGASH was a wholly-owned subsidiary of SG Americas, Inc. ("SGAI"), which in turn was a wholly-owned subsidiary of Société Générale ("SG"). The Company is operated and managed on an integrated basis as a single operating segment and primarily provides investment banking, institutional brokerage and research products and services to its clients. Certain material subsidiaries of the Company and other entities in which the Company has a controlling financial interest are discussed below.

        Cowen and Company, LLC ("Cowen"), a Delaware single-member limited liability company, is the United States broker-dealer subsidiary of the Company. Cowen is a full-service investment banking and securities brokerage firm focused on the emerging growth sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy, operating primarily in the United States. Cowen clears its securities transactions on a fully disclosed basis through National Financial Services, LLC and does not carry customer funds or securities.

        Cowen International Limited ("CIL"), a corporation formed under the laws of England and Wales, is the United Kingdom broker-dealer subsidiary of the Company. CIL is an investment banking and brokerage firm also focused on the emerging growth sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy, primarily in Europe.

        Cowen Asset Management, LLC ("CAM US"), a Delaware single-member limited liability company, was a wholly-owned subsidiary of the Company through April 27, 2009, at which point the Company effected a recapitalization of CAM US and transitioned to a minority owner. CAM US focused on a growth-oriented investment style centered on small and mid-sized companies based in North America.

        Cowen Asset Management Limited ("CAM UK"), a corporation formed under the laws of England and Wales, is a wholly-owned subsidiary of the Company. CAM UK provides traditional asset management services for investors outside the United States, focusing on a global equity strategy. Cowen Funds p.l.c. (the "Cowen Funds"), an open-ended investment company ("OEIC") with variable capital, is incorporated with limited liability in Ireland, regulated by the Irish Financial Services Regulatory Authority ("IFSRA"), and established as an undertaking for collective investment in transferable securities ("UCITS"). A UCITS is a public limited company that manages investment funds in the European Union. As such, Cowen Funds is structured as an umbrella fund with segregated liability between sub-funds which are listed on the Irish Stock Exchange. The Company, through Cowen, has a controlling financial interest in Cowen Funds. In the second quarter of 2009, the Company commenced a wind down of its asset management business in the UK, which includes CAM UK and the Cowen Funds.

        Cowen Healthcare Royalty Management, LLC ("CHRP Management"), a Delaware single-member limited liability company, is an indirect wholly-owned subsidiary of the Company. CHRP Management manages Cowen Healthcare Royalty Partners, L.P. (the "CHRP Fund"), which invests principally in

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

1. Organization and Basis of Presentation (Continued)

commercial- stage biopharmaceutical products and companies through the purchase of royalty or synthetic royalty interests and structured debt and equity instruments.

        Cowen Capital Partners, LLC ("Cowen Capital"), a Delaware single-member limited liability company, is an indirect wholly-owned subsidiary of the Company. Cowen Capital focuses on providing investment management services to management teams who acquire significant equity positions in growing businesses engaged in business services, healthcare services and specialty manufacturing.

        On August 22, 2008, the Company acquired (through its purchase of Latitude Holdings Limited) Latitude Advisors Limited ("Latitude"), a Hong Kong corporation which was re-named Cowen Latitude Advisors Limited ("CLAL"), and Latitude Investment Consulting (Beijing) Co., Ltd., a Chinese wholly-owned foreign enterprise, which was re-named Cowen Latitude Investment Consulting (Beijing) Co., Ltd. ("CLICB"). CLAL and CLICB are each indirect wholly-owned subsidiaries of the Company. CLAL serves as an investment banking firm focused on the emerging growth sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy, primarily in Hong Kong. CLICB primarily provides consulting services to CLAL.

        SGASH received all of the proceeds from the sale of 11,517,392 shares as a result of the IPO. In addition, 2,100,000 restricted shares were granted to employees of the Company. SGASH retained 1,382,608 shares of the Company out of the total 12,900,000 shares it held immediately prior to the IPO. On December 5, 2007, the Company filed a Registration Statement on Form S-3 on behalf of SG, which remains effective. As a result, SG may sell its remaining shares at any time.

Basis of Presentation

        Management believes that these Condensed Consolidated Financial Statements include normally recurring adjustments and accruals necessary for a fair presentation of the Condensed Consolidated Statements of Financial Condition, Operations and Cash Flows for the periods presented. We have evaluated subsequent events through December 5, 2009, which is the date that these financial statements were issued. These Condensed Consolidated Financial Statements and related notes are unaudited and exclude some of the disclosures required in annual financial statements.

        The Condensed Consolidated Statements of Operations do not include litigation expenses incurred by the Company in connection with certain litigation and other legal matters that are indemnified by SG through an indemnification agreement (the "Indemnification Agreement"). The legal reserves related to these indemnified matters are included in legal reserves and legal expenses payable in the Condensed Consolidated Statements of Financial Condition. The effect of this indemnification on the Company's consolidated results of operations is that when a future increase to a loss contingency reserve that is related to litigation covered by the Indemnification Agreement is recorded, the litigation cost will be reflected as an increase in litigation and related expense and the indemnification recovery will be recorded as a reduction to the Company's litigation and related expense. See Note 11, "Commitments, Contingencies and Guarantees" and Note 13, "Separation from Société Générale and Other Related Matters" for further discussion.

        The Condensed Consolidated Financial Statements include the accounts of the Company, its subsidiaries and entities in which the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated upon consolidation.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The Condensed Consolidated Financial Statements include the accounts of Cowen Group, Inc., its subsidiaries, and all other entities in which the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated in consolidation. The Company determines whether it has a controlling financial interest by first evaluating whether the entity is a voting interest entity ("VOE"), or a variable interest entity ("VIE").

        VOEs are those in which the total equity investment at risk is sufficient to enable the entity to finance its activities independently. VOEs provide equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity's activities. VOEs are consolidated based on a controlling financial interest in an entity, generally through the ownership of a majority voting interest. Accordingly, the Company consolidates VOEs in which it owns a majority of the entity's voting shares or units.

        VIEs lack one or more of the characteristics of a voting interest entity as described above. A controlling financial interest in an entity is present when an entity has one or more variable interests that are expected to absorb a majority of the entity's expected losses, receive a majority of the entity's residual returns, or both. The entity that is determined to be the primary beneficiary holds the controlling financial interest and is required to consolidate the VIE. Accordingly, the Company consolidates VIEs in which the Company is deemed to be the primary beneficiary.

        When the Company does not have a controlling financial interest in an entity but exerts significant influence over that entity's operating and financial policies, the Company accounts for its investment in accordance with the equity method of accounting. This generally applies to cases in which the Company owns a voting or economic interest of between 20 and 50 percent. The equity method may also apply to noncontrolling ownership interests in general partnerships, or ownership interests in limited partnerships of more than 3 to 5 percent.

        In addition to the situations described above, the Company evaluates partnerships, limited liability companies and similar entities that are not VIEs and consolidates any such entities over which the Company, as general partner or managing member, has the presumption of control.

Noncontrolling Interest

        In December 2007, the FASB updated the accounting standards for noncontrolling interests in consolidated financial statements. The Company adopted the updated standards as of January 1, 2009. The updated standards require reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity), present income allocated to both noncontrolling interests and common stockholders, and provide guidance on the accounting for transactions between an entity and noncontrolling interests. The Company has revised its prior period presentation as required to conform to the new standards.

        The Company reports the proportionate share of equity interests held by minority interest holders in Cowen Healthcare Royalty GP, LLC ("CHRGP"), the general partner of the CHRP Fund, as noncontrolling interest in the Condensed Consolidated Financial Statements.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its Condensed Consolidated Financial Statements are reasonable and prudent; however, actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. At September 30, 2009 and December 31, 2008, cash and cash equivalents included $78.6 million and $98.4 million, respectively, of money market funds.

Valuation of Financial Instruments

        Substantially all of the Company's financial instruments are recorded at fair value or contract amounts that approximate fair value. Securities owned and securities sold, not yet purchased and derivative financial instruments, including options and warrant positions, are stated at fair value, with any related changes in unrealized appreciation or depreciation reflected in brokerage revenue in the Condensed Consolidated Statements of Operations. Financial instruments carried at contract amounts include amounts receivable from and payable to brokers, dealers and clearing brokers, and corporate finance and syndicate receivables, net.

        The Company determines fair value in accordance with FASB accounting standards that define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements. The standards establish a fair value hierarchy that distinguishes between valuations obtained from sources independent of the entity and those from the entity's own unobservable inputs that are not corroborated by observable market data.

        For many financial instruments, fair value is based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are not marketable, they may not have readily determinable fair values. In these instances, primarily for warrants, the Company estimates fair value using various pricing models and available information that management deems most relevant. Among the factors considered by the Company in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar quality and yield, and other factors generally pertinent to the valuation of financial instruments. See Note 10, "Fair Value Measurements" for further discussion.

Receivable from and Payable to Brokers, Dealers and Clearing Brokers

        Amounts receivable from and payable to brokers, dealers and clearing brokers primarily include proceeds from securities sold short including commissions and fees related to securities transactions,

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

net receivables and payables for unsettled transactions, and deposits with the clearing brokers. Proceeds related to securities sold, not yet purchased, may be restricted until the securities are purchased.

Corporate Finance and Syndicate Receivables, net

        Corporate finance and syndicate receivables, net, include receivables relating to the Company's investment banking and advisory engagements. The Company records an allowance for doubtful accounts on these receivables on a specific identification basis. The allowance for doubtful accounts was $0.4 million and $0.3 million as of September 30, 2009 and December 31, 2008, respectively.

Investments

        The Company's limited partnership investment in the CHRP Fund is accounted for under the equity method, with the Company's proportionate share of the income or loss of the CHRP Fund recorded in other revenue. See Note 8, "Investments" for further discussion.

Furniture, Fixtures, Equipment and Leasehold Improvements

        Furniture, fixtures, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of furniture, fixtures and equipment is provided on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease, which ranges from two to eight years.

Goodwill

        Goodwill represents the excess of the purchase price of a business acquisition over the fair value of the net assets acquired. In accordance with FASB accounting standards goodwill is not amortized. The Company monitors goodwill annually or more frequently if events or circumstances indicate a possible impairment.

        A two-step test is used to determine whether goodwill is impaired. The first step is to compare the carrying value of a reporting unit with the fair value of the reporting unit. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, the second step is applied. The second step is to compare the carrying amount of the reporting unit's goodwill with the implied fair value of the reporting unit's goodwill. Goodwill impairment is recognized if its carrying value exceeds its implied fair value. The determination of fair value includes consideration of projected cash flows, relevant trading multiples of comparable exchange-listed corporations, and the trading price of the Company's common shares.

        Goodwill impairment tests are subject to significant judgment in determining the estimation of future cash flows, discount rates and other assumptions. Changes in these estimates and assumptions could have a significant impact on the fair value and any resulting impairment of goodwill.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

Intangible Assets, net

        Intangible assets with finite lives are amortized over their estimated average useful lives. Finite lived intangible assets are tested for impairment whenever events or circumstances suggest that the carrying amount of an asset is not recoverable and the carrying amount exceeds the fair value of the intangible asset. The Company does not have any intangible assets deemed to have indefinite lives. See Note 9, "Goodwill and Intangible Assets" for further discussion.

Exchange Memberships

        Exchange memberships represent both an ownership interest and the right to conduct business on the exchange and are carried at cost. The Company evaluates exchange memberships for other-than-temporary impairment annually or more frequently if events or circumstances indicate a possible impairment.

Share-Based Compensation

        The fair value of share-based awards granted under the Company's equity and incentive compensation plans is estimated at grant date. Unearned compensation associated with share-based awards with graded vesting is amortized using the accelerated method over the vesting period. See Note 16, "Share-Based Compensation" for a description of awards with graded vested.

Legal Reserves

        The Company estimates potential losses that may arise out of legal and regulatory proceedings and records a reserve and takes a charge to income when losses with respect to such matters are deemed probable and can be reasonably estimated. These amounts are reported in other expenses, net of recoveries, in the Condensed Consolidated Statements of Operations. The Condensed Consolidated Statements of Operations do not include litigation expenses incurred by the Company in connection with indemnified litigation matters. See Note 11, "Commitments, Contingencies, and Guarantees" and Note 13, "Separation from Société Générale and Other Related Matters" for additional information. As the successor of the named party in these litigation matters, the Company recognizes the related legal reserve in the Condensed Consolidated Statements of Financial Condition.

Revenue Recognition

  Investment Banking

        The Company earns investment banking revenue primarily from fees associated with public and private capital raising transactions and providing strategic advisory services. Investment banking revenues are derived primarily from small and mid-capitalization companies within the Company's target sectors of healthcare, technology, media and telecommunications, consumer, aerospace & defense, and alternative energy.

  •
  Underwriting fees

        The Company earns underwriting revenues in securities offerings in which the Company can act as an underwriter, such as initial public offerings, follow-on equity offerings and convertible security

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

offerings. Underwriting revenues include management fees, selling concessions and underwriting fees. Fee revenue relating to underwriting commitments is recorded when all significant items relating to the underwriting cycle have been completed and the amount of the underwriting revenue has been determined. This generally is the point at which all of the following have occurred: (i) the issuer's registration statement has become effective with the SEC, or the other offering documents are finalized; (ii) the Company has made a firm commitment for the purchase of shares from the issuer; and (iii) the Company has been informed of the number of shares that it has been allotted.

        When the Company is not the lead manager for a registered equity underwriting transaction, management must estimate the Company's share of transaction-related expenses incurred by the lead manager in order to recognize revenue. Transaction- related expenses are deducted from the underwriting fee and therefore reduce the revenue the Company recognizes as co-manager. Such amounts are adjusted to reflect actual expenses in the period in which the Company receives the final settlement, typically within 90 days following the closing of the transaction.

  •
  Strategic/financial advisory fees

        The Company's strategic advisory revenues include success fees earned in connection with advising companies, both buyers and sellers, principally in mergers and acquisitions. The Company also earns fees for related advisory work such as providing fairness opinions. The Company records strategic advisory revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

  •
  Private placement fees

        The Company earns agency placement fees in non-underwritten transactions such as private placements, private investment in public equity transactions ("PIPEs") and registered direct transactions ("RDs"). The Company records private placement revenues when the services for the transactions are completed under the terms of each assignment or engagement and collection is reasonably assured. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded.

  Brokerage

        Brokerage revenue consists of commissions, principal transactions and equity research fees.

  •
  Commissions

        Commission revenue includes fees from executing client transactions in listed securities. These fees are recognized on a trade date basis. The Company permits institutional customers to allocate a portion of their commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. Commissions on soft dollar brokerage are recorded net of the related expenditures on an accrual basis.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

  •
  Principal Transactions

        Principal transaction revenue includes net trading gains and losses from the Company's market-making activities in over-the-counter equity securities, listed options trading, trading of convertible securities, and trading gains and losses on inventory and other firm positions, which include warrants previously received as part of investment banking transactions. In certain cases, the Company provides liquidity to clients buying or selling blocks of shares of listed stocks without previously identifying the other side of the trade at execution, which subjects the Company to market risk. These positions are typically held for a very short duration.

  •
  Equity Research Fees

        Equity research fees are paid to the Company for providing equity research. Revenue is recognized once an arrangement exists, access to research has been provided, the fee amount is fixed or determinable, and collection is reasonably assured.

  Other

        Other revenue includes fees for managing assets and investments in private equity, traditional asset management and alternative asset management funds, as well as fees for managing a portfolio of merchant banking investments on behalf of SG and other third party investors, and miscellaneous income such as fees for managing venture capital investments. Management fees are recognized in the periods during which the related services are performed and the amounts have been contractually earned.

Revenue Recognition on Incentive Income

        The Company recognizes incentive income when certain financial returns are achieved over the life of funds managed by the Company, and has elected to recognize incentive income at the end of the contract period when all of the contingencies have been resolved. The Company may be required to repay a portion of the incentive income to the limited partners of the fund in the event minimum performance levels are not achieved by the fund as a whole (these potential repayments are referred to as "clawbacks"). The Company would be required to establish a reserve for potential clawbacks if it determined that the likelihood of a clawback is probable and the amount of the clawback can be reasonably estimated. As of September 30, 2009, the Company has not recorded any incentive income related to this arrangement.

Derivative Financial Instruments

        The Company uses listed options for proprietary trading activities and to economically hedge trading positions. The Company also holds warrant positions. Warrants provide the holder the right to purchase securities from the issuer, and have been received in connection with certain private placement transactions.

        The fair value of options is based on current market quotes. The fair value of warrants is based on a valuation model that considers contractual term, market price and volatility. Initially, the fair value of warrants received in connection with private placement transactions is included in investment banking

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

revenues in the Condensed Consolidated Statement of Operations. Subsequent realized and unrealized gains and losses related to changes in the fair value of warrants are included in brokerage revenue in the Condensed Consolidated Statement of Operations. The fair value of listed options and warrants is included in securities owned and securities sold, not yet purchased in the Condensed Consolidated Statements of Financial Condition.

        Realized and unrealized gains and losses from changes in the fair value of derivatives are included in brokerage revenue in the Condensed Consolidated Statements of Operations. The Company does not use hedge accounting as described by FASB accounting standards.

Earnings Per Share

        Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is calculated by dividing net income by the weighted average outstanding shares assuming conversion of all potentially dilutive restricted stock and stock options, in accordance with the treasury stock method.

Leases

        Based on the criteria set forth in FASB accounting standards, all of the Company's leases are classified as operating leases.

Foreign Currency

        The Company consolidates certain foreign subsidiaries that have designated a foreign currency as their functional currency. For entities that have designated a foreign currency as their functional currency, assets and liabilities are translated into U.S. dollars based on current rates, which are the rates prevailing at each statement of financial condition date, and revenues and expenses are translated at historical rates, which are the average rates for the relevant periods. The resulting translation gains and losses, and the tax effects of such gains and losses, are recorded in other comprehensive income (loss), a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the Condensed Consolidated Statements of Operations.

Income Taxes

        The income tax provision reflected in the Condensed Consolidated Statements of Operations is consistent with the liability method described in FASB accounting standards. Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under applicable tax laws and rates. A valuation allowance is provided for deferred tax assets when it is considered more likely than not that any benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

        The Company follows the FASB accounting standards on accounting for income taxes. Those standards require recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

Subsequent Events

        In May 2009, the FASB updated the accounting standards on the recognition and disclosure of subsequent events. The updated standards set forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Company adopted the updated standards in the second quarter of 2009. The adoption did not have a material impact on the Company's consolidated financial statements.

3. Accounting Developments

        In June 2009, the FASB issued a new accounting standard which revises the accounting for variable interest entities ("VIEs") introducing a new consolidation model. This new standard changes the approach to determining the primary beneficiary of a VIE and requires companies to more frequently assess whether they must consolidate VIEs. The new model identifies two primary characteristics of a controlling financial interest: (1) the power to direct significant activities of the VIE, and (2) the obligation to absorb losses of and/or provide rights to receive benefits from the VIE. Management had recently begun to evaluate the application of it to the Company and concluded that under this new model the Company would not be required to consolidate any additional funds which are VIEs. In November 2009, the FASB proposed an indefinite deferral to the initial adoption of this standard by asset managers.

4. Restricted Cash Pursuant to Escrow Agreement and Related Indemnification Agreement with Société Générale

        In connection with the IPO, the Company entered into an Indemnification Agreement with SG under which (1) SG will indemnify, and will defend and hold harmless the Company and each of the Company's subsidiaries from and against certain liabilities assumed or retained by SG; and (2) SG will indemnify the Company for known, pending and threatened litigation (including the costs of such litigation) and certain known regulatory matters, in each case, that existed prior to the date of the IPO to the extent the cost of such litigation results in payments in excess of the amount placed in escrow to fund such matters. See Note 13, "Separation from Société Générale and Other Related Matters," for further discussion of the Indemnification Agreement.

        On July 12, 2006, the Company entered into an escrow agreement with SGASH and a third-party escrow agent (the "Escrow Agreement") and deposited with the escrow agent $72.3 million for the payment of liabilities arising out of the matters for which SG has agreed to indemnify the Company. Subsequent to making this deposit, certain matters covered by the Escrow Agreement have been settled and excess reserves related to these settled matters were returned to SGASH. The escrow agent will, when and as directed by SGASH, distribute funds from the escrow account to satisfy specified contingent liabilities for which SG has assumed responsibility should such liabilities become due. Any amounts remaining in the escrow account after final conclusion of the related litigation will be paid to SGASH. SGASH is also entitled to any interest earned on such deposits held in escrow. The balance in

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

4. Restricted Cash Pursuant to Escrow Agreement and Related Indemnification Agreement with Société Générale (Continued)

the escrow account was $0.5 million as of September 30, 2009 and $13.0 million as of December 31, 2008.

        The effect of this indemnification on the Company's consolidated results of operations is that when a future increase to a loss contingency reserve that is related to litigation covered by the Indemnification Agreement is recorded, the litigation cost will be reflected as an increase in legal expenses and the indemnification recovery will be recorded as a reduction to the Company's legal expenses. Legal expenses are included within other expenses in the Condensed Consolidated Statements of Operations.

5. Securities Owned and Securities Sold, Not Yet Purchased

        Securities owned and securities sold, not yet purchased, both at fair value, consist of the following:

	September 30, 2009		December 31, 2008
	Owned	Sold, Not Yet Purchased	Owned	Sold, Not Yet Purchased
	(in thousands)
Equity securities	$8,364	$24,772	$6,556	$3,530
Options	2,570	379	353	611
Mutual funds	1,724	—	1,430	—
Warrants	604	—	293	—

Total	$13,262	$25,151	$8,632	$4,141

        Securities sold, not yet purchased represent obligations of the Company to deliver a specified security at a contracted price and, thereby, create a liability to purchase that security in the market at prevailing prices. The Company's liability for securities to be delivered is measured at their fair value as of the date of the financial statements. However, these transactions result in off-balance sheet risk, as the Company's ultimate cost to satisfy the delivery of securities sold, not yet purchased, may exceed the amount reflected in the Condensed Consolidated Statements of Financial Condition. Substantially all equity securities and options are pledged to the clearing broker under terms which permit the clearing broker to sell or re-pledge the securities to others subject to certain limitations.

6. Receivable from and Payable to Brokers, Dealers and Clearing Brokers

        Amounts receivable from and payable to brokers, dealers and clearing brokers consist of the following:

	September 30, 2009		December 31, 2008
	Receivable	Payable	Receivable	Payable
	(in thousands)
Clearing brokers	$25,961	$23	$12,814	$69
Fees and commissions	9,782	1,373	5,104	145

Total	$35,743	$1,396	$17,918	$214

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

7. Exchange Memberships

        Exchange memberships provide the Company with the right to do business on the exchanges of which it is a member. No impairment occurred during the three and nine months ended September 30, 2009 or 2008. The fair value of the exchange memberships was approximately $0.3 million and $0.2 million at September 30, 2009 and December 31, 2008, respectively.

8. Investments

        The Company invests in the CHRP Fund through a direct limited partnership investment by Cowen Group, Inc., as well as through its ownership interest in CHRGP, the general partner of the CHRP Fund. The direct investment in the CHRP Fund through Cowen Group, Inc. is accounted for under the equity method. The Company consolidates CHRGP and records the noncontrolling equity interest in CHRGP as noncontrolling interest in the Condensed Consolidated Statements of Financial Condition. The carrying value of the investment at September 30, 2009 and December 31, 2008 was $16.8 million and $15.1 million, respectively, which included $1.7 million and $1.5 million, respectively, of noncontrolling interest in CHRGP.

9. Goodwill and Intangible Assets

  Goodwill

        All of the Company's goodwill at September 30, 2009 and December 31, 2008 resulted from the 2008 acquisition of Latitude. Goodwill is reviewed for possible impairment at least annually, consistent with valuation methodologies pursuant to FASB accounting standards. There were no additions to goodwill and no impairment losses recorded during the nine months ended September 30, 2009.

  Intangible assets

        Information regarding the Company's intangible assets that are subject to amortization is presented below as of September 30, 2009 and December 31, 2008. The intangible assets were acquired as part of the purchase of Latitude in 2008.

		September 30, 2009			December 31, 2008
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)	(in thousands)			(in thousands)
Customer contracts	0.5	$390	$(390)	$—	$390	$(260)	$130
Trademarks	10.0	170	(18)	152	170	(6)	164
Database	5.0	80	(18)	62	80	(5)	75

		$640	$(426)	$214	$640	$(271)	$369

        Amortization expense related to intangible assets was $0.01 million and $0.1 million for the three months ended September 30, 2009 and 2008, respectively, and was $0.2 million and $0.1 million for the nine months ended September 30, 2009 and 2008, respectively. All of the Company's intangible assets have finite lives.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

9. Goodwill and Intangible Assets (Continued)

        The estimated future amortization expense for the Company's intangible assets as of September 30, 2009 is as follows:

(in thousands)
Remainder of 2009	$8
2010	33
2011	33
2012	33
2013	28
Thereafter	79

$214

10. Fair Value Measurements

        FASB accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

  •
  Level 1—Valuation inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.

  •
  Level 2—Valuation inputs are quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets and other observable inputs directly or indirectly related to the asset or liability being measured.

  •
  Level 3—Valuation inputs are unobservable and significant to the fair value measurement.

        The following describes the valuation methodologies the Company uses to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified.

        Equity securities.    Equity securities are valued based on quoted market prices. Equity securities that trade in active markets are classified within Level 1, and equity securities that trade in inactive markets are classified within Level 2. Equity securities in privately held companies are valued using inputs that are unobservable and significant to the fair value measurement, such as third party transactions in that security, and are classified within Level 3.

        Options.    Listed options are valued based on quoted market prices. All options trade in active markets and are classified within Level 1.

        Mutual funds.    Mutual funds are valued based on quoted net asset values. All mutual funds trade in active markets and are classified within Level 1.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

10. Fair Value Measurements (Continued)

        Warrants.    Warrants in public companies are valued using a Black-Scholes valuation model, based on observable inputs directly related to the warrants. These warrants are classified within Level 2.

        The Company maintains policies and procedures to value its financial instruments using the highest level and most relevant data available. In addition, management reviews valuations, including independent price validation, for certain instruments. In some instances, the Company retains an independent pricing vendor to assist in valuing certain instruments.

        The following table summarizes the Company's financial assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of September 30, 2009:

	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Equity securities	$8,006	$24	$334	$8,364
Options	2,570	—	—	2,570
Mutual funds	1,724	—	—	1,724
Warrants	—	604	—	604

	$12,300	$628	$334	$13,262

Liabilities:
Equity securities	$24,772	$—	$—	$24,772
Options	379	—	—	379

	$25,151	$—	$—	$25,151

        For the three and nine months ended September 30, 2009, there were no changes in the value of assets classified within Level 3, and there were no asset transfers in or out of Level 3.

11. Commitments, Contingencies and Guarantees

  Litigation

        The Company is involved in a number of legal and regulatory matters that arise from time to time in connection with the conduct of its businesses. The Company estimates potential losses that may arise out of these matters and records a reserve and takes a charge to income when losses with respect to such matters are deemed probable and can be reasonably estimated. To the extent that the Company is indemnified by SG, indemnified legal expenses and liabilities will be paid out of escrow pursuant to the Escrow Agreement with SG. See Note 4, "Restricted Cash Pursuant to Escrow Agreement and Related Indemnification Agreement with Société Générale" and Note 13, "Separation from Société Générale and Other Related Matters," for further discussion of the Escrow Agreement and the Indemnification Agreement. Although there can be no assurances as to the ultimate outcome, Cowen has established reserves for litigation and regulatory matters that it believes are adequate as of September 30, 2009. Estimates, by their nature, are based on judgment and currently available information and involve a variety of factors, including, but not limited to, the type and nature of the litigation, claim or

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

11. Commitments, Contingencies and Guarantees (Continued)

proceeding, the progress of the matter, the advice of legal counsel, the Company's defenses and its experience in similar cases or proceedings as well as its assessment of matters, including settlements, involving other defendants in similar or related cases or proceedings. The Company may increase or decrease its legal reserves in the future, on a matter-by-matter basis, to account for developments in such matters.

        Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses will not have a material adverse effect on the Company's consolidated financial condition or cash flows. However, losses may be material to the Company's operating results in a future period, depending in part, on the operating results for such period and the extent to which the Company is indemnified by SG.

  Lease Commitments

        The Company's headquarters are located in New York City and other office locations include Boston, San Francisco, Cleveland, Dallas, Stamford, Atlanta, Chicago, London, Geneva, Hong Kong, Beijing, and Shanghai. Certain office space is leased under operating leases that extend up to 2015. In addition, certain lease agreements are subject to escalation clauses. Under the terms of the Boston office lease, which expires on November 30, 2014, there is a five-year extension option which would allow the Company to extend the lease through November 30, 2019.

        As of September 30, 2009, the Company had the following lease commitments related to these agreements:

Minimum Lease Payments
(in thousands)
Remainder of 2009	$2,537
2010	10,070
2011	10,006
2012	9,302
2013	7,473
Thereafter	4,004

$43,392

        Rent expense was $3.0 million and $2.9 million for the three months ended September 30, 2009 and 2008, respectively, and was $8.9 million and $8.6 million for the nine months ended September 30, 2009 and 2008, respectively. Rent expenses above include building operating expenses which are charged to the Company.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

11. Commitments, Contingencies and Guarantees (Continued)

  Guarantees

        The Company has outsourced certain information technology services under agreements which are in place until 2010. As of September 30, 2009, the Company's annual minimum guaranteed payments under these agreements are as follows:

Minimum Guaranteed Payments
(in thousands)
Remainder of 2009	$3,172
2010	5,622

$8,794

        The Company has agreed to indemnify its clearing broker for losses that it may sustain from the customer accounts introduced by the Company. Pursuant to the clearing agreement, the Company is required to reimburse the clearing broker, without limit, for any losses incurred due to the counterparty's failure to satisfy its contractual obligations.

        The Company is a member of various securities exchanges. Under the standard membership agreements, members are required to guarantee the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the exchange, all other members would be required to meet the shortfall. The Company's liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, management believes that the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the Condensed Consolidated Statements of Financial Condition for these arrangements.

  Capital Commitment

        The Company has committed to invest $27.0 million in the aggregate to the CHRP Fund as a limited partner and also as a member of Cowen Healthcare Royalty GP, LLC, the general partner of the CHRP Fund. This commitment is expected to be called over a two to three year period. The Company will make its pro-rata investment in the CHRP Fund along with the other limited partners. Through September 30, 2009, the Company has funded $15.2 million towards these commitments.

12. Variable Interest Entities

        The Company currently holds an interest in CHRGP, which has been deemed to be a VIE. CHRGP is an entity formed for the purpose of collecting incentive fees related to the CHRP Fund, if certain performance thresholds are exceeded. As of September 30, 2009, the Company owns 40.24% of CHRGP, and the remainder is owned by related party entities, the owners of which are Cowen employees. CHRGP is deemed to be a VIE because the related party ownership interests are subject to a vesting period, contingent on the continued employment of the owners with the Company. The Company has been deemed to be the primary beneficiary as the other owners' ownership interests are subject to a vesting condition. CHRGP is committed to provide 1% of the total investment in the

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

12. Variable Interest Entities (Continued)

CHRP Fund, and each owner is responsible for their pro-rata portion of the 1% commitment. As of September 30, 2009, CHRGP's investment in the CHRP Fund was $2.8 million, of which the Company's pro-rata share was $1.1 million.

13. Separation from Société Générale and Other Related Matters

        In connection with the IPO, the Company entered into the Separation Agreement, the Indemnification Agreement and a number of other agreements for the purpose of accomplishing the separation from SG, the transfer of the Cowen and CIL businesses to the Company, the return of capital to SGASH, and various other matters regarding the separation and the IPO. These agreements provide, among other things, for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to, in connection with and after the IPO.

        Under the Separation Agreement, both the Company and SG have assumed and/or retained certain actual or contingent liabilities. Specifically, the Company retained or assumed, among others, certain liabilities reflected in the Company's Condensed Consolidated Statements of Financial Condition, all liabilities associated with the Company's stock ownership and incentive compensation plans, liabilities associated with certain contracts and accounts that the Company shares with SG, liabilities associated with the breach of or failure to perform any of the Company's obligations under certain agreements, certain specified liabilities and all other liabilities expressly allocated to the Company in connection with the separation, and all other known and unknown liabilities (to the extent not specifically assumed by SG) relating to, arising out of or resulting from the Company's business, assets, liabilities or any business or operations conducted by the Company at any time prior to, on or after the date of separation. Liabilities retained or assumed by SG include, among others, liabilities associated with the sale and transfer of its interests in the SG Merchant Banking Fund L.P. to a third party, its portion of liabilities associated with certain contracts and accounts that it shares with the Company, liabilities associated with the breach of or failure to perform any of its obligations under certain agreements, liabilities arising from the operation of its business, liabilities associated with certain businesses previously conducted by the Company, certain liabilities associated with any known or unknown employee-related claims made by any current or former employees of SG or any of its subsidiaries (other than the Company), certain specific contingent liabilities to the extent that such liabilities exceed the aggregate dollar amount held in escrow pursuant to the Escrow Agreement, certain specified liabilities and all other liabilities expressly allocated to it under the Separation Agreement and the other agreements entered into in connection with the separation, and all other known and unknown liabilities relating to, arising out of or resulting from its business, assets, liabilities or any business or operations conducted by SG.

        Under the Indemnification Agreement, the Company will indemnify, and will defend and hold harmless SG and its subsidiaries from and against all liabilities specifically retained or assumed by the Company following the IPO. SG will indemnify, and will defend and hold harmless the Company and each of the Company's subsidiaries from and against certain liabilities assumed or retained by them, and SG will indemnify the Company for known, pending and threatened litigation (including the costs of such litigation) and certain known regulatory matters, in each case, that existed prior to the date of the IPO to the extent the cost of such litigation results in payments in excess of the amount placed in escrow to fund such matters.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

13. Separation from Société Générale and Other Related Matters (Continued)

        During 2007, the Company concluded that a receivable recorded on its Condensed Consolidated Statement of Financial Condition in the amount of $1.9 million owed to it from SG is in dispute. The receivable had been previously established on the Condensed Consolidated Statement of Financial Condition of the Company prior to the time of the IPO as a "Receivable from brokers, dealers and clearing brokers" and reported as such, and has since been reclassified to "Other assets." The Company has been informed that SG disputes its obligation to pay the receivable. The Company believes, based on current facts and circumstances and in consultation with counsel, that it holds a valid legal claim to the receivable. Based upon the validity of its legal claim, the Company believes the receivable is realizable. Therefore, no reserve has been established. The Company has taken steps to pursue its legal claim.

14. Related Party Transactions

        The Company has related party transactions with Cowen Investments Holdings, LLC, an unconsolidated investment fund holding company, the CHRP Fund, and Crosswind Investments, an equity method investee of the Company.

        Amounts receivable from related parties were $2.3 million and $1.1 million as of September 30, 2009 and December 31, 2008, respectively. There were no material amounts payable to related parties as of September 30, 2009 and December 31, 2008.

        Revenues from related parties were $2.2 million and $4.2 million for the three months ended September 30, 2009 and 2008, respectively, and $6.5 million and $9.6 million for the nine months ended September 30, 2009 and 2008, respectively, and are included in other revenues in the Condensed Consolidated Statements of Operations. The related party revenues and receivable balances primarily relate to management fees earned by the Company, and amounts receivable from the CHRP Fund.

15. Deferred Compensation

        A portion of the bonus compensation for certain employees was provided in the form of deferred cash awards granted on February 2, 2009. These deferred cash awards provide for future cash payment to the employee, subject to vesting provisions. The awards vest one-third on each of May 15, 2010, 2011 and 2012. An employee that voluntarily ceases employment, or is terminated with cause, will generally forfeit any unvested portion of the deferred cash awards granted to them. The amount of each deferred cash award is fixed at grant date, and may be settled in Company stock, at the Company's option, based on the share price on vest date.

        During the nine months ended September 30, 2009, the Company granted a total of $7.1 million of deferred cash awards. The Company did not grant any deferred cash awards during the three months ended September 30, 2009. The Company expenses these awards on a straight-line basis over the vesting period. For the three and nine months ended September 30, 2009, the Company recorded compensation expense of $0.7 million and $2.3 million, respectively, related to deferred cash awards. At September 30, 2009, the balance of the accrued payable related to the deferred cash awards was $2.2 million, and is included in employee compensation and benefits payable on the Condensed Consolidated Statements of Financial Condition. The total unrecognized compensation expense related to deferred cash awards was $5.1 million at September 30, 2009.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

15. Deferred Compensation (Continued)

        There were no grants of deferred cash awards, or expense related to deferred cash awards, for the three and nine months ended September 30, 2008.

16. Share-Based Compensation

        Upon becoming a public company, the Company established the 2006 Equity and Incentive Plan (the "2006 Plan"). The 2006 Plan permits the grant of options, restricted shares, restricted stock units and other equity based awards to its employees, consultants and directors for up to 4,725,000 shares of common stock. On June 7, 2007, the Company's shareholders approved the 2007 Equity and Incentive Plan (the "2007 Plan"), which permits the grant of options, restricted shares, restricted stock units and other equity and cash based awards to its employees, consultants and directors for up to an additional 1,500,000 shares of common stock. Stock options granted generally vest over two to five year periods and expire seven years from the date of grant. Restricted shares issued generally vest over three to five year periods. Restricted stock units may be immediately vested or may generally vest over a three to five year period. As of September 30, 2009, there were approximately 1.3 million shares available for future issuance under the 2006 and 2007 Plans.

        The Company measures compensation cost for these awards according to the fair value method prescribed by FASB accounting standards. In accordance with the expense recognition provisions of those standards, unearned compensation associated with share-based awards with graded vesting periods is amortized using the accelerated method over the vesting period of the option or award.

        In relation to these awards, the Company recognized expense of $2.2 million and $4.2 million for the three months ended September 30, 2009 and 2008, respectively, and expense of $9.1 million and $7.0 million for the nine months ended September 30, 2009 and 2008, respectively. The income tax effect recognized for these awards was a benefit of $0.9 million and $1.8 million for the three months ended September 30, 2009 and 2008, respectively, and a benefit of $3.8 million and $2.9 million for the nine months ended September 30, 2009 and 2008.

        Effective March 4, 2008, Kim S. Fennebresque, formerly Chairman, President and Chief Executive Officer of the Company, resigned as President and Chief Executive Officer. Mr. Fennebresque resigned as Chairman effective July 15, 2008. In connection with Mr. Fennebresque's resignation, he forfeited, in its entirety, the equity award of 975,000 restricted shares he received in connection with the Company's IPO (the "IPO Award"). As a result, compensation expense for the nine months ended September 30, 2008 includes a reversal of $5.1 million of expense previously recognized for Mr. Fennebresque's IPO Award. This adjustment is partially offset by the reversal of associated income tax benefits of $2.2 million.

        In addition, as part of his resignation agreement with the Company, Mr. Fennebresque will continue to vest in the equity awards he received as part of his 2006 and 2007 annual compensation. The fair value of the related shares were remeasured as a result of this vesting modification, and any remaining expense associated with these awards was expensed in the first quarter of 2008, as there is no longer a service period requirement relating to these awards. The net result of the remeasurement and acceleration of these awards was an expense of $0.1 million in the nine months ended September 30, 2008.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

16. Share-Based Compensation (Continued)

  Stock Options

        The fair value of each option award is estimated on the date of grant utilizing a Black-Scholes option valuation model that uses the following assumptions:

        Expected term.    Expected term represents the period of time that options granted are expected to be outstanding. The Company elected to use the "simplified" calculation method, as applicable to companies that lack extensive historical data. The mid-point between the vesting date and the contractual expiration date is used as the expected term under this method.

        Expected volatility.    Based on the lack of sufficient historical data for the Company's own shares, the Company based its expected volatility on a representative peer group that took into account the criteria outlined in SAB 107.

        Risk free rate.    The risk-free rate for periods within the expected term of the option is based on the interest rate of a traded zero-coupon U.S. Treasury bond with a term equal to the options' expected term on the date of grant.

        Dividend yield.    The Company has not paid and does not expect to pay dividends in the foreseeable future. Accordingly, the assumed dividend yield is zero.

        There were no stock option granted or exercised during the nine months ended September 30, 2009. The weighted Average assumptions used in the valuation of stock option grants during the nine months ended September 30, 2008 were as follows:

Nine Months Ended September 30, 2008
Weighted average expected option term (in years)	5.00
Expected volatility	31.4%
Weighted average risk-free interest rate	3.27%
Expected dividend yield	0%
Weighted average fair value at grant date	$2.52

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

16. Share-Based Compensation (Continued)

        The following table summarizes the Company's stock option activity for the nine months ended September 30, 2009:

	Shares Subject to Option	Weighted Average Exercise Price/Share	Weighted Average Remaining Term	Aggregate Intrinsic Value(1)
			(in years)	(in thousands)
Balance outstanding at December 31, 2008	911,455	$15.08
Options granted	—	—
Options exercised	—	—
Options forfeited	(11,592)	16.00
Options expired	(7,081)	16.00

Balance outstanding at Septemeber 30, 2009	892,782	$15.06	4.07	$—

Options exercisable at September 30, 2009	371,380	$16.00	3.78	$—

(1)
Based on the Company's closing stock price of $7.12 on September 30, 2009.

        As of September 30, 2009, there was $0.6 million of unrecognized compensation expense related to the Company's grant of stock options. Unrecognized compensation expense related to stock options is expected to be recognized over a weighted-average period of 1.4 years. During the nine months ended September 30, 2009 and 2008, stock options vested that had a total fair value at grant date of $1.1 million and $1.3 million, respectively.

  Restricted Shares

        The following table summarizes the Company's restricted share activity for the nine months ended September 30, 2009:

	Nonvested Restricted Shares	Weighted-Average Grant Date Fair Value
Balance outstanding at December 31, 2008	2,963,960	$13.56
Granted	1,006,195	5.90
Vested	(817,865)	13.32
Forfeited	(180,396)	10.09

Balance outstanding at September 30, 2009	2,971,894	$11.24

        The fair value of restricted stock is determined based on the number of shares granted and the quoted price of the Company's common stock on the date of grant.

        As of September 30, 2009, there was $9.1 million of unrecognized compensation expense related to the Company's grant of nonvested restricted shares. Unrecognized compensation expense related to nonvested restricted shares is expected to be recognized over a weighted-average period of 1.6 years.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

16. Share-Based Compensation (Continued)

The total fair value of shares vested during the nine months ended September 30, 2009 and 2008, based on their grant date fair value, was $10.9 million and $4.0 million, respectively.

  Restricted Stock Units

        As of September 30, 2009, there were 14,177 restricted stock units outstanding for awards to non-employee members of the Company's Board of Directors, which were immediately vested and expensed upon grant. As of September 30, 2009, there were 13,329 restricted stock units outstanding for awards to employees, which generally vest over a three to five year period. During the nine months ended September 30, 2009, the Company did not award any restricted stock units to its employees or non-employee Board members.

17. Income Taxes

        The taxable results of the Company's U.S. operations are included in the consolidated income tax returns of Cowen Group, Inc. as well as stand-alone state and local tax returns. The tax results of the Company's U.K. operations are reported by CIL and CAM UK separately in their respective U.K. tax filings. If applicable, CIL and CAM UK share tax losses to the extent permitted by local law. CLAL files a stand-alone Hong Kong tax return while the tax results of Cowen Latitude Investment Consulting (Beijing) Co., Ltd. ("CLICB") are reported in its People's Republic of China tax filings. The Company's effective income tax rate was negative 7.9% and negative 11.7% for the three months ended September 30, 2009 and 2008, respectively, and was negative 2.4% and negative 11.6% for the nine months ended September 30, 2009 and 2008, respectively.

        The projected 2009 effective tax rate is negative as the company reports expense for the periods rather than a benefit. The negative effective tax rate is attributable to an increase in the valuation allowance and a 2008 tax provision to return adjustment. The change in the effective rate from June 30, 2009 is attributable to revised book projections and the 2008 tax provision to return adjustment.

        The current period 2009 effective tax rate also reflects a permanent difference associated with share-based compensation due to the difference in the Company's stock price when shares vested during the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, compared to when the awards were initially granted. At December 31, 2008, the Company established a valuation allowance against a significant portion of its deferred tax assets. As such, the permanent difference associated with share-based compensation for the period is offset by the release of the federal and state and local valuation allowance resulting in no change to the effective tax rate.

        For the period September 30, 2008, the effective tax rate differed from the statutory rate of 35% primarily due to a change in the valuation allowance and state and local taxes.

        The Company is subject to examination by the United States Internal Revenue Service, the United Kingdom Inland Revenue Service and state and local and foreign tax authorities in jurisdictions where the Company has significant business operations, such as New York. The Company and SGAI settled the Internal Revenue Service audit for the period 2004 through 2006 with no changes to the tax returns as filed during the third quarter of 2009. The Company and SGAI are currently under examination in New York state and city for the period 2004 through 2006.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

18. Earnings Per Share

        Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding for the period. As of September 30, 2009, there were 15,042,290 shares outstanding, of which 2,971,894 are restricted. To the extent that outstanding restricted shares are unvested, they are excluded from the calculation of basic earnings per share. The Company has included 14,177 fully vested, unissued restricted stock units in its calculation of basic earnings per share.

        Diluted earnings per common share is calculated by adjusting the weighted average outstanding shares to assume conversion of all potentially dilutive nonvested restricted stock and stock options. The Company uses the treasury stock method to reflect the potential dilutive effect of the unvested restricted shares and unexercised stock options. In calculating the number of dilutive shares outstanding, the shares of common stock underlying unvested restricted shares are assumed to have been delivered, and options are assumed to have been exercised, on the grant date. The assumed proceeds from the assumed vesting, delivery and exercising were calculated as the sum of (a) the amount of compensation cost attributed to future services and not yet recognized as of the end of the period and (b) the amount of tax benefit that was credited to additional paid-in capital assuming vesting and delivery of the restricted shares. The tax benefit is the amount resulting from a tax deduction for compensation in excess of compensation expense recognized for financial statement reporting purposes. Stock options and restricted shares outstanding were not included in the computation of diluted earnings per common share for the three and nine months ended September 30, 2009 and 2008, as their inclusion would have been anti-dilutive. The computation of earnings per share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except per share data)
Net loss attributable to Cowen Group, Inc.	$(13,328)	$(61,705)	$(24,280)	$(61,762)

Shares for basic and diluted calculations:
Average shares used in basic computation	12,057	11,261	11,709	11,251
Stock options	—	—	—	—
Restricted shares	—	—	—	—

Average shares used in diluted computation	12,057	11,261	11,709	11,251

Earnings (loss) per share:
Basic	$(1.11)	$(5.48)	$(2.07)	$(5.49)
Diluted	$(1.11)	$(5.48)	$(2.07)	$(5.49)

19. Regulatory Requirements

        As a registered broker-dealer, Cowen is subject to the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934 (the "Exchange Act"). Under the alternative method permitted by this Rule, Cowen's minimum net capital requirement, as defined, is $1.0 million. Cowen is not permitted to withdraw equity if certain minimum net capital requirements are not met. As of September 30, 2009, Cowen had net capital of approximately $62.2 million, which was approximately $61.2 million in excess of its minimum net capital requirement of $1.0 million.

Cowen Group, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

19. Regulatory Requirements (Continued)

        Pursuant to an exemption under Rule 15c3-3(k)(2)(ii) under the Exchange Act, Cowen is not required to calculate a reserve requirement and segregate funds for the benefit of customers since it clears its securities transactions on a fully disclosed basis and promptly transmits all customer funds and securities to the clearing broker-dealer which carries the accounts and maintains and preserves such books and records pertaining to them pursuant to Rules 17a-3 and 17a-4 under the Exchange Act.

        Proprietary accounts of introducing brokers ("PAIB") held at the clearing broker are considered allowable assets for net capital purposes, pursuant to agreements between Cowen and the clearing broker, which require, among other things, that the clearing broker performs computations for PAIB and segregates certain balances on behalf of Cowen, if applicable.

        CIL is subject to the capital requirements of the Financial Services Authority ("FSA") of the U.K. Financial Resources, as defined, must exceed the total Financial Resources requirement of the FSA. At September 30, 2009, CIL's Financial Resources of $8.6 million exceeded the minimum requirement of $3.1 million by $5.5 million.

        CAM UK is subject to the capital requirements of the FSA of the U.K. As per U.K. FSA regulation, Financial Resources, as defined, must exceed the Total Capital requirement, as defined. At September 30, 2009, CAM UK's Financial Resources of $0.8 million exceeded the FSA's minimum requirement of $0.6 million by $0.2 million.

        CLAL is subject to the financial resources requirements of the Securities and Futures Commission ("SFC") of Hong Kong. Financial Resources, as defined, must exceed the total Financial Resources requirement of the SFC. At September 30, 2009, CLAL's Financial Resources of $0.3 million exceeded the minimum requirement of $0.03 million by $0.3 million.

20. Transaction Agreement

        On June 3, 2009, the Company entered into a Transaction Agreement and Agreement and Plan of Merger (the "Transaction Agreement"), by and among the Company, LexingtonPark Parent Corp (n/k/a Cowen Group, Inc.), Ramius LLC (f/k/a Park Exchange LLC, "Ramius"), RCG Holdings LLC (f/k/a Ramius LLC, "RCG"), and Lexington Merger Corp. The transactions contemplated by the Transaction Agreement closed on November 2, 2009.

        Upon the closing of the transactions Park Exchange LLC acquired substantially all of the assets and assumed substantially all of the liabilities of RCG. At the closing of the transactions, 37,536,826 shares of the LexingtonPark Parent Corp's Class A Common Stock were issued to RCG Holdings. Under the terms of the Transaction Agreement each outstanding share of common stock of the Company was converted into one share of Class A Common Stock of LexingtonPark Parent Corp. RCG received approximately 66.56% of LexingtonPark Parent Corp's Class A common stock in exchange for the Ramius business and former Company shareholders received approximately 28.63% of LexingtonPark Parent Corp's Class A common stock in exchange for the Company's business. LexingtonPark Parent Corp is the parent of both the Company and Park Exchange LLC following the consummation of the transactions.

        Concurrently with the completion of the transactions described above, HVB Alternative Advisors LLC ("HVB"), received approximately 2.7 million shares, or 4.81%, of the Class A Common Stock of LexingtonPark Parent Corp and approximately $10.4 million in exchange for transferring to the Company the 50% interest in Ramius's fund of funds business not already owned by Ramius.

        The business combination between Ramius and the Company was accounted for as an acquisition by Ramius of the Company. As a result, the historical financial statements of Ramius will become the historical financial statements of LexingtonPark Parent Corp. (n/k/a Cowen Group, inc.) when they issue financial statements for periods ending subsequent to the transaction date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
LexingtonPark Parent Corp.:

        In our opinion, the accompanying consolidated statement of financial condition presents fairly, in all material respects, the financial position of LexingtonPark Parent Corp. and subsidiaries (the "Company") at June 30, 2009 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York

August 14, 2009

LexingtonPark Parent Corp.

Consolidated Statement of Financial Condition

As of June 30, 2009
Assets
Cash	$.02

Total Assets	$.02

Liabilities and Stockholders' Equity
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	$.00
Class A common stock, $0.01 par value, 250,000,000 shares authorized, 2 shares issued and outstanding	.02
Class B common stock, $0.01 par value, 250,000,000 shares authorized, none issued and outstanding	.00

Total Stockholders' Equity	$.02

Total Liabilities and Stockholders' Equity	$.02

The accompanying note is an integral part of this financial statement.

LEXINGTONPARK PARENT CORP.

Note to the Consolidated Statement of Financial Condition

Note 1—Organization and Basis of Presentation

Organization

        LexingtonPark Parent Corp. ("LexingtonPark" or "the Company"), a Delaware corporation, was formed on June 1, 2009 in connection with the Transaction Agreement and Agreement and Plan of Merger ("Transaction Agreement"), dated as of June 3, 2009, by and among Cowen Group, Inc., a Delaware corporation ("Cowen"), LexingtonPark, Lexington Merger Corp., a Delaware corporation and direct wholly owned subsidiary of LexingtonPark ("Merger Sub"), Park Exchange LLC, a Delaware limited liability company and direct wholly owned subsidiary of LexingtonPark ("Exchange Sub"), and Ramius LLC, a Delaware limited liability company ("Ramius"). LexingtonPark has been jointly formed by Cowen and Ramius solely for the purpose of, and to effect the transactions contemplated by the Transaction Agreement.

        Upon completion of the transactions contemplated by the Transaction Agreement, (1) Cowen will merge with Merger Sub and become a direct wholly owned subsidiary of LexingtonPark, (2) Exchange Sub will become the owner of substantially all of the assets and substantially all of the liabilities of Ramius and will remain a wholly owned subsidiary of LexingtonPark, and (3) LexingtonPark will change its name to Cowen Group, Inc. To date, LexingtonPark has not conducted any material activities other than those incident to its formation and the matters contemplated by the Transaction Agreement, such as the formation of Merger Sub and Exchange Sub and the making of certain regulatory filings.

Basis of Presentation

        The accompanying financial statement is prepared in accordance with accounting principles generally accepted in the United States of America that require management to make certain estimates and assumptions. Management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Although these and other estimates and assumptions are based on the best available information, actual results could be materially different from these estimates.

        LexingtonPark has not conducted any material activities other than those incidental to its formation and those described above.

LexingtonPark Parent Corp.

Consolidated Statement of Financial Condition

(Unaudited)

September 30, 2009
Assets
Cash	$0.02

Total assets	$0.02

Liabilities and Stockholders' Equity
Commitments and Contingencies
Stockholders' Equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized, no shares issued and outstanding	$—
Class A common stock, par value $0.01 per share; 250,000,000 shares authorized, 2 shares issued and outstanding	0.02
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, no shares issued and outstanding	—

Total stockholders' equity	0.02

Total liabilities and equity	$0.02

The accompanying notes are an integral part of this unaudited financial statement.

LEXINGTONPARK PARENT CORP.

Note to the Consolidated Statement of Financial Condition

Note 1—Organization and Basis of Presentation

Organization

        Cowen Group, Inc. (formerly LexingtonPark Parent Corp.) (the "Company"), a Delaware corporation, was formed on June 1, 2009 in connection with the Transaction Agreement and Agreement and Plan of Merger ("Transaction Agreement"), dated as of June 3, 2009, by and among Cowen Group, Inc., a Delaware corporation ("Cowen Holdings"), Lexington Merger Corp., a Delaware corporation and direct wholly owned subsidiary of LexingtonPark Parent Corp., Park Exchange LLC, a Delaware limited liability company and direct wholly owned subsidiary of LexingtonPark Parent Corp., and Ramius LLC, a Delaware limited liability company ("Ramius").

        As of September 30, 2009, LexingtonPark Parent Corp. had not conducted any material activities other than those incident to its formation and the matters contemplated by the Transaction Agreement, such as the formation of Lexington Merger Corp and Park Exchange LLC and the making of certain regulatory filings.

Basis of Presentation

        The accompanying financial statement is prepared in accordance with accounting principles generally accepted in the United States of America that require management to make certain estimates and assumptions. Management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Although these and other estimates and assumptions are based on the best available information, actual results could be materially different from these estimates.

        As of September 30, 2009, LexingtonPark had not conducted any material activities other than those incidental to its formation and those described above.

2. Subsequent Events

        The transactions, as contemplated by the Transaction Agreement, were consummated on November 2, 2009. On that date, LexingtonPark Parent Corp. changed its name to Cowen Group, Inc. ("Cowen Group"), Ramius changed its name to RCG Holdings LLC ("RCG"), Park Exchange LLC changed its name to Ramius LLC and Cowen Group, Inc. changed its name to Cowen Holdings, Inc. ("Cowen Holdings"). Upon the closing of the transactions Park Exchange LLC acquired substantially all of the assets and assumed substantially all of the liabilities of RCG. At the closing of the transactions, 37,536,826 shares of Cowen Group's Class A Common Stock were issued to RCG. Under the terms of the Transaction Agreement each outstanding share of common stock of Cowen was converted into one share of Class A Common Stock of Cowen Group. Cowen Group is the parent of both Cowen Holdings and Park Exchange LLC following the consummation of the transactions.

        Concurrently with the completion of the transactions described above, HVB Alternative Advisors LLC ("HVB"), received approximately 2.7 million shares of Class A Common Stock of Cowen Group and approximately $10.4 million in exchange for transferring to Cowen Holdings the 50% interest in Ramius's fund of funds business not already owned by Ramius.

        On November 2, 2009, the Company entered into an amended collateralized revolving credit agreement with HVB AG, as lender, administrative agent and issuing bank, providing for a revolving credit facility with a $50.0 million aggregate loan commitment amount available, with a $7.0 million letter of credit sub-limit. At the Company election and discretion, borrowings under the collateralized

LEXINGTONPARK PARENT CORP.

Note to the Consolidated Statement of Financial Condition (Continued)

2. Subsequent Events (Continued)

revolving credit agreement bear interest per annum (based on a 360 day year) equal to either: (a) 1.5% plus the greater of (1) the lender's prime rate, (2) the overnight federal funds rate plus 0.5% and (3) the LIBOR rate plus 1.0% or (b) the LIBOR rate plus 3.5%. The Company is required to pay a quarterly commitment fee on the undrawn portion of the revolving credit facility equal to 1.0% per annum of the undrawn amount. For letters of credit, the Company will pay a fee on the stated amount of the letter of credit at a rate equal to 3.5%. $25.0 million of the collateralized revolving credit agreement will mature on January 4, 2010; the remainder on September 29, 2011.

        New guaranty agreements were executed on November 2, 2009 by the Company and Park Exchange LLC to obtain the consent of the lessor of Ramius's leased aircraft to assign the lease to the Company and Park Exchange LLC. The guaranty contains a covenant that the Company must maintain a minimum assets under management of $6.5 billion, based on the combined assets under management of Ramius and Cowen Holdings. If the assets under management falls below $6.5 billion, the lessor would require a cash deposit or letter of credit equal to 12 months of lease payments ($1,759,800).

        On November 2, 2009, Ramius's office leases at 599 Lexington Avenue, New York, NY, 666 Third Avenue, New York, NY, and Purchase, NY were assigned to and assumed by Park Exchange LLC. Concurrently, landlord consents for the lease assignments were obtained and guaranty agreements were executed by the Company. The guaranties provide for, among other things, the full and timely payment of rent and the full and prompt observance of other obligations set forth in the leases.

        Immediately following the consummation of the transactions, Ramius transferred interests in Ramius Enterprise LP, having a value of approximately $190 million, to the Company.

        The business combination between Ramius and Cowen Holdings will be accounted for as an acquisition by Ramius of Cowen Holdings. As a result, the historical financial statements of Ramius will become the historical financial statements of Cowen Group.

        The assets and liabilities of Cowen Holdings were, as of November 2, 2009, recorded at their respective fair values and added to those of Ramius. The financial statements of Cowen Group that include periods after November 2, 2009 will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Cowen Holdings. For periods after November 2, 2009, the results of operations of Cowen Holdings will be included in the results of operations of Cowen Group.

        Initial accounting for the transaction is incomplete as of the date through which subsequent events have been evaluated and therefore additional information on the fair value of consideration transferred and assets and liabilities acquired is not yet available.

        The Company has evaluated events that have occurred since September 30, 2009 and through December 5, 2009, and it has determined that except for what is disclosed in this note, there are no other events that have occurred that would require recognition or additional disclosures to prevent them from being misleading.

15,200,000 Shares

Cowen Group, Inc.

Class A common stock

PROSPECTUS

Cowen and Company
BofA Merrill Lynch
Credit Suisse
Sandler O'Neill + Partners, L.P.
Keefe, Bruyette & Woods

December     , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of Class A common stock being registered. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the NASDAQ National Market application fee.

Item	Amount to Be Paid
SEC Registration Fee	$6,368
FINRA Filing Fee	12,000
NASDAQ Global Market Fee	*
Federal Taxes	*
State Taxes	*
Blue Sky Fees and Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing Expenses	*
Transfer Agent and Registrar Fees	*
Miscellaneous	*
Total	$ *

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        Pursuant to the Delaware General Corporation Law, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The Delaware General Corporation Law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the Delaware General Corporation Law to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

        The Delaware General Corporation Law provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

        The Delaware General Corporation Law also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

        The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        The Company's amended and restated certificate of incorporation and amended and restated by-laws permit the Company to indemnify any director or officer of the Company to the fullest extent permitted by Delaware law. The Company's amended and restated certificate of incorporation provides that no director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except that liability of a director shall not be eliminated for any breach of the director's duty of loyalty to the Company or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.

        The foregoing is only a general summary of certain aspects of Delaware law and the Company's amended and restated certificate of incorporation and amended and restated by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law and the amended and restated certificate of incorporation and amended and restated by-laws of the Company.

Item 15.    Recent Sales of Unregistered Securities

        Since our incorporation in June 2009, we have issued securities to a limited number of individuals as described below.

        1)    On November 2, 2009, we issued 2,713,882 shares of our Class A common stock to HVB Alternative Advisors LLC in connection with the fund of funds asset exchange. This transaction was exempt from registration under the Securities Act as a private placement pursuant to Section 4(2) of the Securities Act. Such shares currently equal 2,713,882 shares of our Class A common stock.

        2)    On November 2, 2009, we issued 37,536,826 shares of our Class A common stock to RCG Holdings LLC in connection with the consummation of the Transactions, pursuant to the Transaction Agreement. This transaction was exempt from registration under the Securities Act as a private placement pursuant to Section 4(2) of the Securities Act. Such shares currently equal 37,536,826 shares of our Class A common stock.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions. In addition, each transaction was exempt from the registration requirements of the Securities Act as stated above. The recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients of the securities either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation of Cowen Group, Inc. (previously filed as Exhibit 3.1 to the Form 10-Q filed November 25, 2009 by Cowen Group, Inc.). ‡
3.2	Amended and Restated By-Laws of Cowen Group, Inc. (previously filed as Exhibit 3.1 to the Form 10-Q filed November 25, 2009 by Cowen Group, Inc.). ‡
3.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cowen Group, Inc. (previously filed as Exhibit 3.1 to the Form 10-Q filed November 25, 2009 by Cowen Group, Inc.). ‡
4.1	Form of Class A Common Stock Certificate.*
5.1	Opinion of Willkie Farr & Gallagher LLP.*
10.1
Registration Rights Agreement, dated as of November 2, 2009, by and among the Company, RCG Holdings LLC, BA Alpine Holdings, Inc., Bayerische Hypo-und Vereinsbank AG, and HVB Alternative Advisors Inc. (previously filed as Exhibit 10.1 to the Form 8-K filed November 5, 2009 by Cowen Group, Inc.). ‡
10.2
Secured Revolving Credit Agreement, dated as of November 2, 2009, by and among the Company, as Borrower, the various Lenders party thereto from time to time and Bayerische Hypo- und Vereinsbank AG, New York Branch, as Administrative Agent, Issuer of the Letter of Credit, Fronting Bank and a Lender (previously filed as Exhibit 10.2 to the Form 8-K filed November 5, 2009 by Cowen Group, Inc.). ‡
10.3
Asset Exchange Agreement, dated as of June 3, 2009, by and among RCG Holdings LLC, HVB Alternative Advisors LLC, Bayerische Hypo- und Vereinsbank AG, Cowen Group, Inc., Cowen Group, Inc. and Lexington Merger Corp., as amended by the First Amendment to Asset Exchange Agreement, dated as of July 9, 2009 (included as Appendix B to the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 filed July 10, 2009 by Cowen Group, Inc.) ‡
10.4
Employment Agreement of Peter A. Cohen, dated as of June 3, 2009, by and among Peter A. Cohen, Ramius LLC, Cowen Group, Inc. and RCG Holdings LLC (previously filed as Exhibit 10.3 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡
10.5
Employment Agreement of Morgan Stark, dated as of June 3, 2009, by and among Morgan Stark, Ramius LLC, Cowen Group, Inc. and RCG Holdings LLC (previously filed as Exhibit 10.4 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡
10.6
Appendix A to Employment Agreement of Morgan Stark, dated as of June 3, 2009, by and between Morgan Stark, Ramius LLC and RCG Holdings LLC (previously filed as Exhibit 10.5 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡

Exhibit No.	Description
10.7	Employment Agreement of Thomas Strauss, dated as of June 3, 2009, by and among Thomas Strauss, Ramius LLC, Cowen Group, Inc. and RCG Holdings LLC (previously filed as Exhibit 10.6 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡
10.8
Employment Agreement of David M. Malcolm, dated as of June 3, 2009, by and among David M. Malcolm, Cowen Group, Inc., RCG Holdings LLC and Cowen Holdings, Inc. (previously filed as Exhibit 10.2 to the Cowen Holdings, Inc. Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2009) ‡
10.9
Appendix A to Employment Agreement of David M. Malcolm, dated as of June 3, 2009, by and between David M. Malcolm and Cowen Group, Inc. (previously filed as Exhibit 10.3 to the Cowen Holdings, Inc. Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2009) ‡
10.10
Employment Agreement of Christopher A. White, dated as of July 10, 2009, by and among Christopher A. White, Cowen Group, Inc., and Cowen Holdings, Inc. (previously filed as Exhibit 10.4 to the Cowen Holdings, Inc. Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2009) ‡
10.11
Employment Agreement of Jeffrey Solomon, dated as of June 3, 2009, by and among Jeffrey Solomon, Ramius LLC (f/k/a Park Exchange LLC), Cowen Group, Inc. (f/k/a LexingtonPark Parent Corp.) and RCG Holdings LLC (f/k/a Ramius LLC) (previously filed as Exhibit 10.5 to the Form 8-K filed November 5, 2009 by Cowen Group, Inc.). ‡
10.12
Amendment to the Investment Management Agreement, dated as of June 3, 2009, by and between Ramius LLC (f/k/a Ramius Capital Group, L.L.C. and successor by assignment from Ramius Securities, L.L.C.) and Alpine Cayman Islands Limited (f/k/a Bank Austria Cayman Islands Limited) (previously filed as Exhibit 99.14 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡^
10.13
Second Amendment to the Investment Reporting Agreement, dated as of June 3, 2009, by and between Ramius Fund of Funds Group LLC (f/k/a Ramius HVB Partners LLC, New York) and Bayerische Hypo- und Vereinsbank AG, Munich) (previously filed as Exhibit 99.15 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.)‡^
21.1	Subsidiaries of Cowen Group, Inc.*
23.1	Consent of PricewaterhouseCoopers LLP.†
23.2	Consent of Ernst & Young LLP.†
23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in Exhibit 5.1 above).*

*
To be filed by amendment.

†
Filed herewith.

‡
Previously filed.

^
Confidential treatment has been granted for certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.

Item 17.    Undertakings

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of December, 2009.

Cowen Group, Inc.
By:	/s/ PETER A. COHEN Name: Peter A. Cohen Title: Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ PETER A. COHEN Peter A. Cohen	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	December 7, 2009
/s/ DAVID M. MALCOLM David M. Malcolm	Director	December 7, 2009
Jules B. Kroll	Director	December 7, 2009
/s/ JEROME S. MARKOWITZ Jerome S. Markowitz	Director	December 7, 2009
/s/ JACK H. NUSBAUM Jack H. Nusbaum	Director	December 7, 2009
/s/ L. THOMAS RICHARDS, M.D. L. Thomas Richards, M.D.	Director	December 7, 2009
/s/ EDOARDO SPEZZOTTI Edoardo Spezzotti	Director	December 7, 2009
/s/ JOHN E. TOFFOLON, JR. John E. Toffolon, Jr.	Director	December 7, 2009
/s/ CHARLES W.B. WARDELL, III Charles W.B. Wardell, III	Director	December 7, 2009
/s/ JOSEPH R. WRIGHT Joseph R. Wright	Director	December 7, 2009
/s/ STEPHEN A. LASOTA Stephen A. Lasota	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 7, 2009

 Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation of Cowen Group, Inc. (previously filed as Exhibit 3.1 to the Form 10-Q filed November 25, 2009 by Cowen Group, Inc.). ‡
3.2	Amended and Restated By-Laws of Cowen Group, Inc. (previously filed as Exhibit 3.1 to the Form 10-Q filed November 25, 2009 by Cowen Group, Inc.). ‡
3.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cowen Group, Inc. (previously filed as Exhibit 3.1 to the Form 10-Q filed November 25, 2009 by Cowen Group, Inc.). ‡
4.1	Form of Class A Common Stock Certificate.*
5.1	Opinion of Willkie Farr & Gallagher LLP.*
10.1
Registration Rights Agreement, dated as of November 2, 2009, by and among the Company, RCG Holdings LLC, BA Alpine Holdings, Inc., Bayerische Hypo-und Vereinsbank AG, and HVB Alternative Advisors Inc. (previously filed as Exhibit 10.1 to the Form 8-K filed November 5, 2009 by Cowen Group, Inc.). ‡
10.2
Secured Revolving Credit Agreement, dated as of November 2, 2009, by and among the Company, as Borrower, the various Lenders party thereto from time to time and Bayerische Hypo- und Vereinsbank AG, New York Branch, as Administrative Agent, Issuer of the Letter of Credit, Fronting Bank and a Lender (previously filed as Exhibit 10.2 to the Form 8-K filed November 5, 2009 by Cowen Group, Inc.). ‡
10.3
Asset Exchange Agreement, dated as of June 3, 2009, by and among RCG Holdings LLC, HVB Alternative Advisors LLC, Bayerische Hypo- und Vereinsbank AG, Cowen Group, Inc., Cowen Group, Inc. and Lexington Merger Corp., as amended by the First Amendment to Asset Exchange Agreement, dated as of July 9, 2009 (included as Appendix B to the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 filed July 10, 2009 by Cowen Group, Inc.) ‡
10.4
Employment Agreement of Peter A. Cohen, dated as of June 3, 2009, by and among Peter A. Cohen, Ramius LLC, Cowen Group, Inc. and RCG Holdings LLC (previously filed as Exhibit 10.3 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡
10.5
Employment Agreement of Morgan Stark, dated as of June 3, 2009, by and among Morgan Stark, Ramius LLC, Cowen Group, Inc. and RCG Holdings LLC (previously filed as Exhibit 10.4 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡
10.6
Appendix A to Employment Agreement of Morgan Stark, dated as of June 3, 2009, by and between Morgan Stark, Ramius LLC and RCG Holdings LLC (previously filed as Exhibit 10.5 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡
10.7
Employment Agreement of Thomas Strauss, dated as of June 3, 2009, by and among Thomas Strauss, Ramius LLC, Cowen Group, Inc. and RCG Holdings LLC (previously filed as Exhibit 10.6 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡

Exhibit No.	Description
10.8	Employment Agreement of David M. Malcolm, dated as of June 3, 2009, by and among David M. Malcolm, Cowen Group, Inc., RCG Holdings LLC and Cowen Holdings, Inc. (previously filed as Exhibit 10.2 to the Cowen Holdings, Inc. Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2009) ‡
10.9
Appendix A to Employment Agreement of David M. Malcolm, dated as of June 3, 2009, by and between David M. Malcolm and Cowen Group, Inc. (previously filed as Exhibit 10.3 to the Cowen Holdings, Inc. Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2009) ‡
10.10
Employment Agreement of Christopher A. White, dated as of July 10, 2009, by and among Christopher A. White, Cowen Group, Inc., and Cowen Holdings, Inc. (previously filed as Exhibit 10.4 to the Cowen Holdings, Inc. Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2009) ‡
10.11
Employment Agreement of Jeffrey Solomon, dated as of June 3, 2009, by and among Jeffrey Solomon, Ramius LLC (f/k/a Park Exchange LLC), Cowen Group, Inc. (f/k/a LexingtonPark Parent Corp.) and RCG Holdings LLC (f/k/a Ramius LLC) (previously filed as Exhibit 10.5 to the Form 8-K filed November 5, 2009 by Cowen Group, Inc.). ‡
10.12
Amendment to the Investment Management Agreement, dated as of June 3, 2009, by and between Ramius LLC (f/k/a Ramius Capital Group, L.L.C. and successor by assignment from Ramius Securities, L.L.C.) and Alpine Cayman Islands Limited (f/k/a Bank Austria Cayman Islands Limited) (previously filed as Exhibit 99.14 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.) ‡^
10.13
Second Amendment to the Investment Reporting Agreement, dated as of June 3, 2009, by and between Ramius Fund of Funds Group LLC (f/k/a Ramius HVB Partners LLC, New York) and Bayerische Hypo- und Vereinsbank AG, Munich) (previously filed as Exhibit 99.15 to the First Amendment to the Registration Statement on Form S-4 filed August 17, 2009 by Cowen Group, Inc.)‡^
21.1	Subsidiaries of Cowen Group, Inc.*
23.1	Consent of PricewaterhouseCoopers LLP.†
23.2	Consent of Ernst & Young LLP.†
23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in Exhibit 5.1 above).*

*
To be filed by amendment.

†
Filed herewith.

‡
Previously filed.

^
Confidential treatment has been granted for certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.